As filed with the U.S. Securities and Exchange Commission on June 8, 2023.
Registration No. 333-269138

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDTECH ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3009869 (I.R.S. Employer Identification Number)
48 Maple Avenue
Greenwich, CT 06830
Telephone: (908) 391-1288
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Christopher C. Dewey
Chief Executive Officer
48 Maple Avenue
Greenwich, CT 06830
(908) 391-1288
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin M. Shuler, Esq. Paul D. Broude, Esq. Carolyn T. Long, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 (813) 229-2300	Matthew Browne, Esq. Rupa Briggs, Esq. Alexander Gefter, Esq. Cooley LLP 10265 Science Center Dr. San Diego, California 92121 (858) 550-6000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 8, 2023
PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
Dear Stockholders:
You are cordially invited to attend the special meeting in lieu of the 2023 annual meeting of the stockholders (the “Meeting”) of MedTech Acquisition Corporation (“MTAC”) to be held at [•]:00 [•].m. Eastern Time, on [•], 2023. The Meeting will be conducted exclusively over the Internet by means of a live video webcast, which can be accessed by visiting https:// [•]. MTAC is a Delaware blank check company established for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Holders of MTAC’s common stock will be asked to approve, among other things, the Agreement and Plan of Merger, dated as of November 11, 2022 and amended as of April 4, 2023 and May 13, 2023 (as amended, the “Merger Agreement”), by and among MTAC, MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC (“Merger Sub”) and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”), and the other related proposals as described in this proxy statement/prospectus.
Upon the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into TriSalus (the “Business Combination”) with TriSalus surviving the merger as a wholly-owned subsidiary of MTAC and which will be renamed “TriSalus Operating Life Sciences, Inc.” In addition, in connection with the consummation of the Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.” The combined company after the Business Combination is referred to in the proxy statement/prospectus as the “Combined Company.” MTAC intends to apply to continue listing its common stock and warrants on the Nasdaq Capital Market under the symbols “TLSI” and “TLSIW,” respectively, upon the closing of the Business Combination.
At the effective time of the Business Combination (the “Effective Time”), each share of common stock, par value $0.001 per share, of TriSalus (“TriSalus Common Stock”) issued and outstanding immediately prior to the Effective Time (but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive a number of shares of Combined Company common stock based on an exchange ratio equal to an equity value of $220 million divided by the number of shares of TriSalus Common Stock outstanding immediately prior to the Effective Time (but excluding shares the holders of which perfect rights of appraisal under Delaware law) divided by $10.00 (the “Exchange Ratio”).
No fractional shares of Combined Company common stock will be issued in connection with the Business Combination and instead, any such fractional share that would otherwise result will be rounded down to the nearest whole share.
Pursuant to the terms of the Merger Agreement, the following actions will be taken in connection with the Business Combination:
Preferred Stock.   Immediately prior to the Effective Time, each issued and outstanding share of TriSalus’ series A-1, series A-2, series A-3, series A-4, series A-5, series A-6, series B, series B-1, series B-2, and series B-3 preferred stock, par value $0.001 (collectively, the “TriSalus Preferred Stock”) shall be converted into shares of TriSalus Common Stock at the then-applicable conversion rates (the “Preferred Stock Conversion”).
Convertible Notes.   Immediately prior to the Effective Time, each outstanding convertible note of TriSalus, if any, shall be converted into shares of TriSalus Common Stock in accordance with the terms of such convertible notes (the “Convertible Note Conversion”).
Warrants.   Immediately prior to the Effective Time, each outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock (each, a “TriSalus Warrant”) that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, will automatically be exercised for shares of TriSalus Common Stock. TriSalus Warrants that are out-of-the-money and would automatically expire worthless in accordance with their terms, will be canceled for no consideration immediately prior to the Effective Time.
Stock Options.   At the Effective Time, each outstanding option to purchase shares of TriSalus Common Stock (each a “TriSalus Option”) under the 2009 Amended and Restated Equity Incentive Plan

(the “2009 Plan”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase a number of shares of Combined Company common stock based on the Exchange Ratio, but going forward will remain subject to the terms of the 2009 Plan and the applicable award agreement, other than that TriSalus Options will be exercisable for shares of Combined Company Common Stock. Immediately prior to the Business Combination, the 2009 Plan will be amended such that no further grants will be made under the 2009 Plan.
Restricted Stock Units.   At the Effective Time, each outstanding restricted stock unit award covering shares of TriSalus Common Stock (each a “TriSalus RSU”) under the 2009 Plan, will be assumed and converted into a restricted stock unit award covering shares of Combined Company common stock based on the Exchange Ratio, but going forward will remain subject to the terms of the 2009 Plan and the applicable award agreement.
In connection with the transactions contemplated by the Merger Agreement, MTAC has entered into subscription agreements, each dated June 7, 2023 (collectively, the “Subscription Agreements”) with certain investors (the “Preferred Stock PIPE Investors”) pursuant to which MTAC agreed to issue and sell to the Preferred Stock PIPE Investors in private placements to close concurrently with the Effective Time, an aggregate of 1,785,502 shares of a to-be-authorized class of preferred stock, par value $0.0001 per share that will be designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020 (the “Preferred Stock PIPE Investment”). The Series A Convertible Preferred Stock will participate equally in any dividends declared to holders of the Combined Company common stock, carry an additional annual 8.0% cumulative dividend, be convertible by holders into shares of Combined Company common stock (at an initial conversion price of $10.00 per share, which is subject to adjustment upon the occurrence of certain events), and vote together with Combined Company common stock on all stockholder matters. At the Effective Time, the Preferred Stock PIPE Investors and MTAC shall consummate the Preferred Stock PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements.
Under the “no additional redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 6.5% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.6% of the Combined Company, MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), as the sole holder of founder shares, will retain an ownership interest of approximately 13.5% of the Combined Company, and the TriSalus stockholders will own approximately 73.4% of the Combined Company. Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 3.4% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.8% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.0% in the Combined Company, and the TriSalus stockholders will own approximately 75.8% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of 0.0% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 7.1% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.5% in the Combined Company, and the TriSalus stockholders will own approximately 78.4% of the Combined Company.
For the ownership percentages presented above, the ownership percentages with respect to the Combined Company do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan or ESPP, (ii) any exercise of MTAC public warrants or private placement warrants to purchase Combined Company common stock that will be outstanding immediately following the Effective Time, (iii) any shares of Combined Company common stock underlying vested and unvested TriSalus Options that will be held by current equityholders of TriSalus immediately following the Effective Time or (iv) any shares of Combined Company common stock covered by TriSalus RSUs that will be held by current equityholders of TriSalus immediately following the Effective Time. For the “no additional redemptions” scenario, the ownership percentages presented above assume that none of MTAC’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% of maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 976,711 shares of MTAC class A common stock will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 1,953,422 shares of MTAC class A common stock will exercise their redemption rights upon the consummation of the Business Combination. Assuming the issuance of all of the shares described in clauses (i), (ii), (iii) , and (iv) above (including the shares underlying Sponsor’s private placement warrants), Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively. If the actual facts are different from these assumptions, the percentage ownership retained by the MTAC stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
MTAC’s shares of class A common stock are listed on the Nasdaq Capital Market under the symbol “MTAC.” On [•], 2023, the record date for the Meeting, the last sale price of the MTAC class A common stock was $[•].
Each stockholder’s vote is very important. Whether or not you plan to participate in the Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting at the Meeting if such stockholder subsequently chooses to participate in the Meeting.
We encourage you to read the proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 49 of the proxy statement/prospectus.
MTAC’s board of directors unanimously recommends that MTAC stockholders vote “FOR” approval of each of the proposals included in the proxy statement/prospectus.

Karim Karti
Chairman of the Board of Directors
MedTech Acquisition Corporation
[•], 2023

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.
HOW TO OBTAIN ADDITIONAL INFORMATION
The proxy statement/prospectus incorporates important business and financial information about MTAC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by MTAC with the SEC, such information is available without charge upon written or oral request. Please contact our proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: MTAC.info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than [•], 2023. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about MTAC and TriSalus. You should rely only on the information contained in the proxy statement/prospectus in deciding how to vote on the Business Combination. Neither MTAC nor TriSalus has authorized anyone to give any information or to make any representations other than those contained in the proxy statement/prospectus. Do not rely upon any information or representations made outside of the proxy statement/prospectus. The information contained in the proxy statement/prospectus may change after the date of the proxy statement/prospectus. Do not assume after the date of the proxy statement/prospectus that the information contained in the proxy statement/prospectus is still correct.

MEDTECH ACQUISITION CORPORATION
48 Maple Avenue
Greenwich, CT 06830
Telephone: (908) 391-1288
NOTICE OF SPECIAL MEETING IN LIEU OF THE 2023 ANNUAL MEETING OF
MEDTECH ACQUISITION CORPORATION STOCKHOLDERS
To Be Held on [•], 2023
To MedTech Acquisition Corporation Stockholders:
NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a special meeting in lieu of the 2023 annual meeting of the stockholders of Medtech Acquisition Corporation (“MTAC,” “we”, “our”, or “us”) to be held at [•]:00 [•].m. Eastern Time, on [•], 2023 (the “Meeting”). The Meeting will be conducted exclusively over the Internet by means of a live video webcast, which can be accessed by visiting https:// [•].
During the Meeting, MTAC’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:
1.
To consider and vote upon a Proposal to approve the transactions contemplated under the Agreement and Plan of Merger, dated as of November 11, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated April 4, 2023 and the Second Amendment to Agreement and Plan of Merger, dated May 13, 2023 (as amended, the “Merger Agreement”), by and among MTAC, MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC (“Merger Sub”) and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”), (the “Business Combination”), copies of which are attached to the proxy statement/prospectus as Annex A-1, Annex A-2, and Annex A-3. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

2.
To consider and vote upon a Proposal to approve the second amended and restated certificate of incorporation of MTAC, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Charter”) to, among other things, change MTAC’s name to “TriSalus Life Sciences, Inc.,” and amend certain provisions related to authorized capital stock, reclassification of class A common stock and class B common stock, the classification of the Board, and director removal, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Charter Approval Proposal” or “Proposal 2.”

3.
To consider and vote upon, on a non-binding advisory basis, six separate governance proposals relating to the following material differences between MTAC’s amended and restated certificate of incorporation, as amended (the “Existing Charter”) and the Proposed Charter:

(a)
increase the number of shares of (i) common stock MTAC is authorized to issue from 110,000,000 shares to 400,000,000 shares and (ii) preferred stock MTAC is authorized to issue from 1,000,000 shares to 15,000,000 shares (Proposal 3A);

(b)
eliminate the classification of MTAC’s class B common stock, par value $0.0001 per share (Proposal 3B);

(c)
change the classification of the board of directors of MTAC from two classes of directors with staggered two-year terms to three classes of directors with staggered three-year terms (Proposal 3C);

(d)
require the vote of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally at an election of directors, rather than a simple majority, to remove a director for cause from office (Proposal 3D);

(e)
remove certain provisions related to MTAC’s status as a special purpose acquisition company that will no longer be applicable following the Business Combination (Proposal 3E); and

(f)
allow the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Combined Company’s capital stock entitled to vote thereon to approve an increase or decrease to the number of authorized shares of any class of common stock or preferred stock irrespective of the provisions of Section 242(b)(2) of the DGCL (Proposal 3F).

This Proposal is referred to as the “Governance Proposals” or “Proposals 3A-3F.”
4.
To consider and vote upon a Proposal to approve the TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan (the “2023 Plan”, a copy of which is to be attached to the proxy statement/prospectus as Annex D), to be effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. This Proposal is referred to as the “Stock Plan Proposal” or “Proposal 4.”

5.
To consider and vote upon a Proposal to approve the TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”, a copy of which is to be attached to the proxy statement/prospectus as Annex E), to be effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. This Proposal is referred to as the “ESPP Proposal” or “Proposal 5.”

6.
To consider and vote upon a Proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of (a) shares of MTAC common stock and securities exercisable for MTAC common stock in the Business Combination, and (b) the issuance and sale of the Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 6.”

7.
To consider and vote upon the following two separate proposals (collectively, the “Director Nomination Proposals” or “Proposals 7A-7B”) to approve, by ordinary resolution, two different slates of directors:

(a)
to consider and vote upon a Proposal to elect nine (9) directors to serve staggered terms on the Combined Company board of directors effective immediately after the consummation of the Business Combination until the 2024, 2025 and 2026 annual meetings of our stockholders, as applicable, or until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal. This Proposal is referred to as the “Director Nomination Proposal A” or “Proposal 7A.”

(b)
to consider and vote upon a Proposal to elect each of MTAC’s three current Class II directors (David J. Matlin, David L. Treadwell, and Christopher C. Dewey) to serve as the Class II directors of MTAC until the earlier of the 2025 annual meeting of stockholders, the consummation of the Business Combination, or until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal. This Proposal is referred to as “Director Nomination Proposal B” or “Proposal 7B.”

8.
To consider and vote upon a Proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event MTAC does not receive the requisite stockholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 8.”

The Business Combination Proposal is conditioned upon the approval of the Charter Approval Proposal and the Nasdaq Proposal. Each of the Charter Approval Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and Director Nomination Proposal A are dependent upon approval of the Business Combination Proposal. Additionally, the Charter Approval Proposal is dependent upon approval of the Nasdaq Proposal; the Nasdaq Proposal is also dependent upon approval of the Charter Approval Proposal; Director Nomination Proposal A is also dependent upon approval of the Charter Approval Proposal and the Nasdaq Proposal; and the Governance Proposals are dependent upon approval of the Business Combination Proposal and the Charter Approval Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, MTAC will not consummate the Business Combination. If MTAC does not consummate the Business Combination and fails to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter), MTAC will be required to dissolve and liquidate.
Approval of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. Approval of the Director Nomination Proposals requires a plurality of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the shares of MTAC common stock outstanding, voting together as a single class, the affirmative vote of a majority of the shares of MTAC class B common stock outstanding, voting separately as a single class, and the affirmative vote of the holders of a majority of the shares of MTAC class A common stock outstanding, voting separately as a single class. Abstentions and broker non-votes have the same effect as a vote “against” the Charter Approval Proposal. MTAC intends to treat each of the Governance Proposals as being approved if it receives the affirmative vote of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon.
As of June 5, 2023, there was approximately $20.5 million in MTAC’s trust account, which MTAC intends to use for the purpose of consummating a business combination within the time period described in this proxy statement/prospectus. Each redemption of MTAC class A common stock by public stockholders will decrease the amount of cash held in MTAC’s trust account that would be available to the Combined Company after the closing of the Business Combination.
As of [•], 2023, there were [•] shares of MTAC class A common stock, par value $0.0001 per share, issued and outstanding and entitled to vote and [•] shares of MTAC class B common stock, par value $0.0001 per share, issued and outstanding and entitled to vote. Only holders of MTAC common stock of record as of the close of business on [•], 2023 are entitled to vote at the Meeting or any adjournment of the Meeting. The proxy statement/prospectus is first being mailed to MTAC stockholders on or about [•], 2023.
Investing in MTAC’s securities involves a high degree of risk. See “Risk Factors” beginning on page 49 of the proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in MTAC’s securities.
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Whether or not you plan to participate in the Meeting, please complete, date, sign and return the enclosed proxy card without delay in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of MTAC common stock in person if you subsequently choose to participate in the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.
You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Meeting and casting your vote by ballot or by submitting a written revocation to Morrow Sodali LLC, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
MTAC’s board of directors unanimously recommends that MTAC stockholders vote “FOR” approval of each of the Proposals. When you consider MTAC’s board of directors’ recommendation of these Proposals,

you should keep in mind that MTAC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
On behalf of MTAC’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.
By Order of the Board of Directors,

Karim Karti
Chairman of the Board of Directors
MedTech Acquisition Corporation
[•], 2023

ANNEX A-1 Agreement and Plan of Merger
ANNEX A-2 First Amendment to Agreement and Plan of Merger
ANNEX A-3 Second Amendment to Agreement and Plan of Merger
ANNEX B Second Amended and Restated Certificate of Incorporation
ANNEX C Amended and Restated Bylaws
ANNEX D TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan
ANNEX E TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan
ANNEX F Form of Subscription Agreement
ANNEX G Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “MTAC” refer to MedTech Acquisition Corporation, a Delaware corporation. Further, in this document:
•
“2023 Plan” means the Combined Company 2023 Equity Incentive Plan.

•
“Aggregate Company Common Stock” means without duplication, and in each case after giving effect to the Preferred Stock Conversion, the exercise of all of the outstanding TriSalus series B-3 warrants prior to the Effective Time in accordance with the terms of the Merger Agreement, and the exercise of any other TriSalus Warrants in accordance with the terms of the Merger Agreement, the aggregate number of shares of TriSalus Common Stock that are issued and outstanding immediately prior to the Effective Time.

•
“Available Closing MTAC Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the MTAC redemptions), plus (ii) the amount funded at or prior to the Effective Time in any Future PIPE Investment (after reduction for the aggregate amount of payments required to be made in connection with the payment of expenses reimbursable to the investors, if any), plus (iii) the aggregate amounts contractually committed to be funded following the Effective Time pursuant to the terms and conditions of any Future PIPE Investment (subject to, and assuming for these purposes, the satisfaction or waiver of the conditions to the investor obligation to fund such amounts as set forth in the definitive agreements entered into in connection with the applicable Future PIPE Investment); provided that for purposes of this clause (iii), “Available Closing MTAC Cash” shall not include amounts that may be receivable following the Effective Time pursuant to the exercise of any post-closing greenshoe or other investor-held option to purchase securities of MTAC to the extent that the exercise of such greenshoe or option is in the investor’s sole discretion and such waiver was granted to such investor in the definitive agreements entered into in connection with such Future PIPE Investment, minus (iv) MTAC’s transaction expenses, promissory notes in favor of the Sponsor, and its accrued expenses incurred in connection with seeking an initial business combination (which such amount shall not exceed the MTAC Transaction Expenses Cap).

•
“Backstop Letter Agreement” means the Backstop Letter Agreement, dated June 7, 2023, by and between MTAC and Sponsor.

•
“Board” means the board of directors of MTAC.

•
“Business Combination” means the merger contemplated by the Merger Agreement.

•
“Ceros” means Ceros Financial Services, Inc.

•
“Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock specifying the rights, powers, preferences, and privileges of the Series A Convertible Preferred Stock to be issued and sold in the Preferred Stock PIPE Investment.

•
“Class A Common Stock” means class A common stock, par value $0.0001 per share, of MTAC.

•
“Class B Common Stock” means class B common stock, par value $0.0001 per share, of MTAC.

•
“Closing Date” means the date of the consummation of the Business Combination.

•
“CMS” means the Centers for Medicare & Medicaid Services.

•
“Code” means the Internal Revenue Code of 1986, as amended.

•
“Combined Company” means MTAC after the consummation of the Business Combination, renamed TriSalus Life Sciences, Inc.

•
“Combined Company Board” means the Combined Company’s board of directors.

•
“Combined Company Bylaws” means MTAC’s amended and restated bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C.

•
“Combined Company Common Stock” means, at and after the filing of the Proposed Charter, MTAC’s common stock, par value $0.0001 per share. For the avoidance of doubt, each share of Class A Common Stock (including each share issued or issuable upon conversion of Class B Common Stock) and each share of Class B Common Stock shall be reclassified into such single class of common stock of MTAC in connection with the filing of the Proposed Charter with the Secretary of State of the State of Delaware.

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“Common Stock” means prior to the filing of the Proposed Charter, collectively, Class A Common Stock and Class B Common Stock.

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“Contemplated Interim Financing” means any issuances by TriSalus of promissory notes convertible into TriSalus Common Stock in an aggregate amount of up to $15,000,000 prior to the Closing Date.

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“Continental” means Continental Stock Transfer & Trust Company, MTAC’s transfer agent and trustee.

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“Convertible Note Conversion” means the conversion of each outstanding convertible note, if any, of TriSalus, in accordance with the terms of such convertible notes, immediately prior to the Effective Time.

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“Convertible Sponsor Note” means that certain promissory note, dated as of May 24, 2022, issued by MTAC in favor of Sponsor, in the principal amount of up to $1,500,000, the principal balance of which may be converted into MTAC Warrants at the election of Sponsor.

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“Effective Time” means the time at which the Business Combination becomes effective.

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“ESPP” means the Combined Company 2023 Employee Stock Purchase Plan.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Ratio” means the quotient of (1) (A) $220,000,000 divided by (B) the Aggregate Company Common Stock, divided by (2) $10.00, which on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, is estimated to be 0.02530717.

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“Existing Bylaws” means MTAC’s bylaws.

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“Existing Charter” means MTAC’s amended and restated certificate of incorporation, as amended.

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“Extension” means the extensions to MTAC’s last date to consummate an initial business combination under its Existing Charter.

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“Extension Amendment” means the amendment to the Existing Charter, approved at the Extension Meeting, to extend the date by which MTAC must consummate an initial business combination from December 22, 2022 to June 22, 2023.

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“Extension Contributions” means the agreement by the Sponsor, in connection with the Extension Amendment, to deposit, or cause the deposit, into the Trust Account (i) $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions (which amount was deposited on December 16, 2022) plus (ii) an additional $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions for each additional calendar month thereafter (commencing on January 22, 2023 and ending on the 22nd day of each subsequent month thereafter, through and including May 22, 2023), or portion thereof, that is needed by MTAC to complete an initial business combination until June 22, 2023 (the date by which MTAC must consummate an initial business combination pursuant to the Extension Amendment). For the avoidance of doubt, the maximum aggregate amount of the Extension Contributions shall not exceed $0.24 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions.

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“Extension Loan” means the loan from the Sponsor (or one or more of its affiliates, members or third-party designees) to MTAC, in connection with the Extension Amendment, equal to the Extension Contributions minus the TriSalus Contributions.

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“Extension Meeting” means the special meeting of MTAC stockholders held on December 12, 2022.

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“Extension Redemptions” means the redemption of shares of Class A Common Stock in connection with the Extension Meeting.

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“First Amendment” means that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023 by and among MTAC, Merger Sub and TriSalus.

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“First Extension Amendment Proposal” means the proposal presented at the Extension Meeting to amend the Existing Charter to extend the date by which MTAC must consummate its initial business combination from December 22, 2022 to June 22, 2023.

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“FDA” means the United States Food and Drug Administration.

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“founder shares” means the outstanding shares of Class B Common Stock issued to the Sponsor.

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“Future PIPE Investment” means the sale of securities of MTAC for the purpose of raising additional funds for the transactions contemplated by the Merger Agreement, including the Preferred Stock PIPE Investment.

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“GAAP” means generally accepted accounting principles in the United States of America.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Interim Period” means from the date of the Merger Agreement until the earlier of the Closing Date or the termination of the Merger Agreement.

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“Initial Stockholders” means the Sponsor and other initial holders of Class B Common Stock.

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“IPO” refers to the initial public offering of 25,000,000 units consummated on December 22, 2020.

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“IRS” means the United States Internal Revenue Service.

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“Letter Agreement” means the Letter Agreement, dated December 17, 2020, by and among MTAC, its officers and directors, and Sponsor.

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“Magnetar” means Magnetar Capital LLC.

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“Magnetar Convertible Notes” means the 8.0% senior secured convertible notes of MTAC contemplated by the Magnetar Term Sheet to be issued, if at all, concurrent with the closing of the Business Combination.

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“Magnetar Term Sheet” means that certain non-binding term sheet dated November 11, 2022 by and among MTAC, TriSalus, and Magnetar.

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“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended by the First Amendment and Second Amendment, by and among MTAC, Merger Sub and TriSalus.

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“Merger Sub” means MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MTAC.

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“minimum available cash condition” means the condition to TriSalus’ obligations under the Merger Agreement that MTAC will have no less than $35,000,000 of Available Closing MTAC Cash.

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“Monthly Contribution” means the payment to MTAC of $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions for each month, or portion thereof, after December 22, 2022 that is needed by MTAC to complete an initial business combination until June 22, 2023. For the avoidance of doubt, the maximum aggregate amount of the Monthly Contributions shall not exceed $0.20 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions, with the foregoing Monthly Contributions to be deposited in addition to the initial Extension Contribution that was previously deposited on December 16, 2022 in accordance with the Extension Amendment.

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“MTAC Transaction Expenses Cap” means $6,000,000; provided, however, that (i) the MTAC Transaction Expenses Cap will be increased to $7,000,000 if the Available Closing MTAC Cash as of the Effective Time equals or exceeds $70,000,000, and (ii) the MTAC Transaction Expenses Cap will be increased by an additional $1,000,000 for each $5,000,000 of Available Closing MTAC Cash as of the Effective Time in excess of $70,000,000.

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“MTAC Units” means equity securities of MTAC each consisting of one share of Class A Common Stock and one-third of one MTAC Warrant.

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“MTAC Warrants” means a warrant entitling the holder to purchase one share of Class A Common Stock per warrant.

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“Preferred Stock Conversion” means the conversion of the outstanding shares of TriSalus Preferred Stock, at the then-applicable conversion rates, immediately prior to the Effective Time.

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“Preferred Stock PIPE Investment” means the private placement equity offering to be consummated by MTAC concurrent with the Effective Time pursuant to the Subscription Agreements entered into on June 7, 2023.

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“Preferred Stock PIPE Investors” means the investors with whom MTAC has entered into the Subscriptions Agreements, pursuant to which those investors have committed to make a private investment in public equity in the form of Series A Convertible Preferred Stock for an aggregate purchase price of $17,855,020.

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“Private Placement Warrants” mean the MTAC Warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO.

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“Proposed Charter” means MTAC’s second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B.

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“public shares” means shares of Class A Common Stock sold in the IPO, whether they were purchased in the IPO or thereafter in the open market.

•
“public stockholders” means holders of public shares of Class A Common Stock.

•
“public warrants” means the MTAC Warrants included in the MTAC Units sold in the IPO, each of which is exercisable for one shares of Class A Common Stock, in accordance with its terms.

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“Registrable Securities” means (i) any outstanding shares of Common Stock or any warrants to purchase shares of Common Stock and (ii) shares of Common Stock issued or issuable upon the exercise or conversion of any warrants or equity awards of the Combined Company, in each case held by the Sponsor and certain stockholders of TriSalus immediately following the Effective Time (including any warrants or equity awards distributable pursuant to the Merger Agreement, any founder shares, any public warrants, any Private Placement Warrants and any working capital warrants) and (iii) any other equity security of the Combined Company issued or issuable with respect to any such securities; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities shall have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Combined Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act without limitation as to volume and manner of sale or public information requirements; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“SEC” means the U.S. Securities and Exchange Commission.

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“Second Amendment” means that certain Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023 by and among MTAC, Merger Sub and TriSalus.

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“Second Extension Amendment Proposal” means the proposal to amend the Existing Charter to extend the date by which MTAC must consummate its initial business combination from June 22, 2023 to September 22, 2023 for which MTAC is currently soliciting proxies to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023.

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“Securities Act” means the Securities Act of 1933, as amended.

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“Series A Convertible Preferred Stock” means, at and after the filing of the Proposed Charter and Certificate of Designations, the Combined Company’s Series A Convertible Preferred Stock, par value $0.0001 per share.

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“Sponsor” means MedTech Acquisition Sponsor LLC, a Delaware limited liability company.

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“Sponsor Note” means the non-interest bearing, unsecured promissory note in the principal amount of up to $468,821.28, issued by MTAC to the Sponsor on December 16, 2022 in connection with the Extension Loan.

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“Subscription Agreements” means the subscription agreements that MTAC entered into with the Preferred Stock PIPE Investors, pursuant to which the Preferred Stock PIPE Investors have committed to make a private investment in public equity in the form of Series A Convertible Preferred Stock for an aggregate purchase price of $17,855,020.

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“TriSalus” means TriSalus Life Sciences, Inc., a Delaware corporation, prior to the consummation of the Business Combination.

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“TriSalus Common Stock” means shares of common stock, par value $0.001 per share, of TriSalus.

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“TriSalus Contributions” means the 50% of the Extension Contributions that TriSalus has agreed to pay for, as a transaction expense and not a loan, provided that TriSalus’ obligation to pay its portion of the Extension Contributions will terminate immediately at the earliest to occur of (i) the Effective Time, and (ii) the valid termination of the Merger Agreement.

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“TriSalus Options” means each outstanding option to purchase shares of TriSalus Common Stock under TriSalus’ equity incentive plans, or, if the context otherwise requires, any specific TriSalus equity incentive plan.

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“TriSalus Preferred Stock” means shares of preferred stock of TriSalus, par value $0.001, consisting of series A-1, series A-2, series A-3, series A-4, series A-5, series A-6, series B, series B-1, series B-2, and series B-3, collectively.

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“TriSalus RSUs” means each outstanding restricted stock unit (“RSU”) award covering shares of TriSalus Common Stock under TriSalus’ equity incentive plans, or, if the context otherwise requires, any specific TriSalus equity incentive plan.

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“TriSalus Warrant” means each outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock.

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“Trust Account” means the trust account maintained by Continental, acting as trustee under the Trust Agreement, that currently holds or has previously held the proceeds of the IPO and the Extension Contributions.

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“Trust Agreement” means the Investment Trust Agreement, dated December 17, 2020, by and between MTAC and Continental.

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“VWAP” means the daily volume weighted average price of the security.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains certain statements that are “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, assumptions, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to TriSalus has been provided by TriSalus and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, assumptions, intentions or strategies regarding the future, including those relating to the Business Combination, future financial performance, and business strategies and expectations for the Combined Company. In addition, any statements that refer to projections of market opportunity, financial projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, for example, statements about:
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the ability to complete the Business Combination with TriSalus or, if MTAC does not consummate such Business Combination, any other initial business combination;

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the ability to recognize the anticipated benefits of the proposed Business Combination;

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satisfaction or waiver of the conditions to the Business Combination including, among others: (i) approval by MTAC’s and TriSalus’ respective stockholders, (ii) receipt of approval for listing on the Nasdaq of the shares of the Common Stock to be issued in connection with the Business Combination, (iii) MTAC having at least $5,000,001 of net tangible assets as of the Effective Time, (iv) the effectiveness of this registration statement on Form S-4, (v) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (vi) no material adverse effect on TriSalus or MTAC having occurred since signing that is continuing at the Effective Time and (vii) solely as it relates to TriSalus’ obligation to consummate the Business Combination, the Available Closing MTAC Cash shall not be less than $35,000,000;

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the projected financial information, business and operating metrics, anticipated growth rate and market opportunity of the Combined Company;

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the ability to obtain and/or maintain the listing of the Combined Company Common Stock and the MTAC Warrants on Nasdaq following the Business Combination;

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the potential liquidity and trading of our public securities;

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the risk that the proposed Business Combination disrupts current plans and operations of TriSalus as a result of the announcement and consummation of the proposed Business Combination;

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costs related to the proposed Business Combination;

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the use of proceeds held outside of the Trust Account or available to us from interest income on the Trust Account balance;

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changes in applicable laws or regulations;

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the Combined Company’s ability to raise financing in the future;

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success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

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TriSalus’ ability to successfully commercialize any product candidates that it successfully develops and that are approved by applicable regulatory authorities;

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TriSalus’ expectations for the timing and results of data from clinical trials and regulatory approval applications;

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TriSalus’ estimates regarding expenses, future revenue, the reimbursement environment, capital requirements and needs for additional financing;

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TriSalus’ business, operations and financial performance, including:

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TriSalus’ history of operating losses and expectations of significant expenses and continuing losses for the foreseeable future;

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TriSalus’ ability to execute its business strategy, including the growth potential of the markets for TriSalus’ products and TriSalus’ ability to serve those markets;

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TriSalus’ ability to grow market share in its existing markets or any new markets it may enter;

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TriSalus’ ability to develop and maintain its brand and reputation;

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the Combined Company’s ability to partner with other companies;

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the size of the addressable markets for the Combined Company’s product candidates;

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the Combined Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

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the ability of the Combined Company to manage its growth effectively;

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the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

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other factors detailed under the section titled “Risk Factors”.

The forward-looking statements contained in this proxy statement/prospectus are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations and beliefs of the respective management of TriSalus and MTAC concerning future developments and their potential effects on us and/or TriSalus. There can be no assurance that future developments affecting us and/or TriSalus will be those that we and/or the TriSalus have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of TriSalus) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 49 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown, that could also cause actual results to differ from those contained in the forward-looking statements. It is not possible to predict or identify all such risks. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Except as may be required under applicable securities laws, neither MTAC nor TriSalus undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and specifically disclaim any obligation to do so.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to MTAC, TriSalus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Before any stockholder grants its proxy or instructs how its vote should be cast or votes on the Proposals presented at the Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following are answers to some questions that you, as a stockholder of MTAC, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q:
What is the purpose of this document?

A:
MTAC, Merger Sub and TriSalus have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned Common Stock at the close of business on [•], 2023, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:
What is being voted on?

A:
Below are the Proposals that the MTAC stockholders are being asked to vote on:

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Proposal 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

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Proposal 2 — The Charter Approval Proposal to approve the Proposed Charter attached to this proxy statement/prospectus as Annex B.

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Proposals 3A – 3F — The Governance Proposals to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between the Existing Charter and the Proposed Charter attached to this proxy statement/prospectus as Annex B.

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Proposal 4 — The Stock Plan Proposal to approve the 2023 Plan.

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Proposal 5 — The ESPP Proposal to approve the ESPP.

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Proposal 6 — The Nasdaq Proposal to approve, for purposes of complying with Nasdaq Rule 5635, the issuance of shares of Common Stock and securities exercisable for Common Stock in the Business Combination, and the Preferred Stock PIPE Investment.

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Proposals 7A – 7B — The Director Nomination Proposals to elect nine (9) directors.

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Proposal 8 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:
What vote is required to approve the Proposals?

A:
Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Approval Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock, voting together as a single class, the affirmative vote by the holders of a majority of the shares of Class B Common Stock outstanding, voting separately as a single class, and the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.
Proposals 3A – 3F — MTAC intends to treat each of the Governance Proposals as being approved if it receives the affirmative vote of the majority of the votes cast at the Meeting. The approval of the Governance Proposals are non-binding and advisory in nature and the Business Combination does NOT depend on their approval. Notwithstanding the approval of the Governance Proposals, if the

Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected. Abstentions and broker non-votes will have no effect on the vote for Proposals 3A-3F.
Proposal 4 — The Stock Plan Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 4.
Proposal 5 — The ESPP Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 5.
Proposal 6 — The Nasdaq Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 6.
Proposals 7A – 7B — The Director Nomination Proposals require a plurality of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. This means that the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. A “withhold” vote will have no effect on the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected.
Proposal 8 — The Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the vote for Proposal 8.
Q:
Are any of the Proposals conditioned on one another?

A:
The Business Combination Proposal is conditioned upon the approval of Proposal 2 and Proposal 6. Proposals 2, 3A – 3F, 4, 5, 6 and 7A are dependent upon approval of the Business Combination Proposal. Additionally, Proposal 2 is also dependent upon approval of the Nasdaq Proposal; Proposal 6 is also dependent upon approval of the Charter Approval Proposal; Proposal 7A is also dependent upon approval of the Charter Approval Proposal and the Nasdaq Proposal; and the Governance Proposals are dependent upon approval of Proposal 1 and Proposal 2 . It is important for you to note that in the event that the Business Combination Proposal is not approved, MTAC will not consummate the Business Combination. If MTAC does not consummate the Business Combination and fails to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC will be required to dissolve and liquidate. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Business Combination Proposal and Business Combination to be effective. Notwithstanding the approval of the Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.

Q:
What will happen in the Business Combination?

A:
At the closing of the Business Combination, Merger Sub will merge with and into TriSalus, with TriSalus surviving such merger as the surviving entity. Upon consummation of the Business Combination, TriSalus will become a wholly-owned subsidiary of MTAC. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by MTAC’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement, the First Amendment, and the Second Amendment are attached to this proxy statement/prospectus as Annex A-1, Annex A-2, and Annex A-3.

Immediately prior to the Effective Time, each convertible note of TriSalus that is issued and outstanding, if any, shall be converted into shares of TriSalus Common Stock in accordance with the terms of such convertible notes (the “Convertible Note Conversion”). Immediately prior to the Effective Time, each issued and outstanding share of TriSalus Preferred Stock shall be converted into shares of the TriSalus Common Stock at the then-applicable conversion rates (the “Preferred Stock Conversion”).

Q:
What is the consideration being paid to TriSalus security holders?

A:
Preferred Stock.   Immediately prior to the Effective Time, each issued and outstanding share of TriSalus Preferred Stock shall be converted into shares of the TriSalus Common Stock at the then-applicable conversion rates.

Convertible Notes.   Immediately prior to the Effective Time, each convertible note of TriSalus that is issued and outstanding, if any, shall be converted into shares of TriSalus Common Stock in accordance with the terms of such convertible notes.
Warrants.   Each TriSalus Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by TriSalus or the holder of the TriSalus Warrant shall automatically expire worthless or be exercised or exchanged in full for the applicable shares of TriSalus Common Stock, as applicable, each in accordance with its terms. Each warrant for shares of TriSalus’ series B-3 preferred stock that is outstanding and unexercised immediately prior to the Effective Time, without any election or action by TriSalus or the holder of such warrant for shares of TriSalus’ series B-3 preferred stock shall automatically be exercised in full for the applicable shares of TriSalus Common Stock immediately prior to the Effective Time, and any such share of TriSalus Common Stock issued upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time, and shall be cancelled and converted into the right to receive the applicable portion of the Closing Merger Consideration (as defined in the Merger Agreement) in respect of such TriSalus Common Stock held by such TriSalus stockholder. Each other TriSalus Warrant that is outstanding and unexercised immediately prior to the Effective Time (the “Assumed Warrants”) and that is not expired worthless or automatically exercised in full shall be converted into a warrant to purchase shares of Combined Company Common Stock. Such shares of Combined Company Common Stock will have the same terms and conditions as are in effect with respect to such TriSalus Warrant immediately prior to the Effective Time, except that: (i) an Assumed Warrant may be exercised solely for shares of Combined Company Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Combined Company Common Stock subject to each Assumed Warrant will be determined by multiplying (A) the number of shares of TriSalus Common Stock (as calculated on as converted to TriSalus Common Stock basis) subject to such TriSalus Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such TriSalus Warrant immediately prior to the Effective Time divided by the Exchange Ratio.
Common Stock.   At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of TriSalus Common Stock (including shares of TriSalus Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Combined Company Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).
Stock Options.   At the Effective Time, each outstanding TriSalus Option, whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Combined Company Common Stock with the same terms and conditions as were applicable to such TriSalus Option immediately prior to the Effective Time, except that each TriSalus Option will relate to such number of shares of Combined Company Common Stock as is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Restricted Stock Units.   At the Effective Time, each outstanding TriSalus RSU will be assumed and converted into a restricted stock unit award covering shares of Combined Company Common Stock, with the same terms and conditions as were applicable to such TriSalus RSU immediately prior to the

Effective Time, that is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such TriSalus RSUs prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement).
Q:
What equity stake will current stockholders of MTAC and TriSalus stockholders hold in the Combined Company after the closing?

A:
Under the “no additional redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 6.5% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.6% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 13.5% of the Combined Company, and the TriSalus stockholders will own approximately 73.4% of the Combined Company. Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 3.4% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.8% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.0% in the Combined Company, and the TriSalus stockholders will own approximately 75.8% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of 0.0% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 7.1% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.5% in the Combined Company, and the TriSalus stockholders will own approximately 78.4% of the Combined Company.

For the ownership percentages presented above, the ownership percentages with respect to the Combined Company do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan or ESPP, (ii) any exercise of public warrants or Private Placement Warrants to purchase Combined Company Common Stock that will be outstanding immediately following the Effective Time, (iii) any shares of Combined Company Common Stock underlying vested and unvested TriSalus Options that will be held by current equityholders of TriSalus immediately following the Effective Time or (iv) any shares of Combined Company common stock covered by TriSalus RSUs that will be held by current equityholders of TriSalus immediately following the Effective Time. For the “no additional redemptions” scenario, the ownership percentages presented above assume that none of MTAC’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% of maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 976,711 shares of Class A Common Stock (or 50.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 1,953,422 shares of Class A Common Stock (or 100.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon the consummation of the Business Combination. Assuming the issuance of all of the shares described in clauses (i), (ii), (iii), and (iv) above (including the shares underlying the Private Placement Warrants), Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively. If the actual facts are different from these assumptions, the percentage ownership retained by the MTAC stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
Are there any arrangements to enable MTAC to obtain sufficient funds, together with the proceeds in its Trust Account, to satisfy the minimum available cash condition?

A:
In order to satisfy the minimum available cash condition for the benefit of TriSalus, the Available Closing MTAC Cash is required to be at least $35 million or TriSalus would need to agree to revise or waive the condition in order to consummate the Business Combination. The funds remaining in the Trust Account (approximately $20.5 million as of June 5, 2023) on the Closing Date that are not redeemed in connection with the Business Combination will count toward the $35 million, as will the Preferred

Stock PIPE Investment pursuant to the Subscription Agreements, which MTAC and the Preferred Stock PIPE Investors entered into on June 7, 2023, any future subscription by the Sponsor pursuant to the Backstop Letter Agreement, and any amounts raised based on the non-binding Magnetar Term Sheet (regardless of whether such amounts are funded prior to, at, or after the Effective Time, but excluding any funds raised pursuant to an exercise of any greenshoe or other investor-held options to the extent that the exercise of such options is in the investor’s sole discretion), which MTAC, TriSalus and Magnetar entered into on November 11, 2022 in connection with the entry into the Merger Agreement.
The Subscription Agreements provide for the sale and issuance, in the Preferred Stock PIPE Investment, of an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020. Upon issuance, each share of Series A Convertible Preferred Stock will be initially convertible into one share of Combined Company Common Stock. The closing of the purchase and sale of the Series A Convertible Preferred Stock will occur concurrently with the Effective Time and is subject to the conditions in the Subscription Agreements, including the filing of the Certificate of Designations, specifying the terms of the Series A Convertible Preferred Stock, with the Secretary of State of the State of Delaware. The Subscription Agreements contain customary representations, warranties, and covenants of MTAC and the Preferred Stock PIPE Investors.
Pursuant to the Certificate of Designations, the Series A Convertible Preferred Stock will rank senior to the Combined Company Common Stock with respect to dividends and distributions on liquidation, dissolution, or winding up the affairs of the Combined Company. The Series A Convertible Preferred Stock will participate equally in any dividends declared to holders of Combined Company Common Stock and also carry an additional dividend at a rate per annum of 8.0% of $10.00 per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of certain events), which shall accumulate on a daily basis (the “Annual Dividends”). The Annual Dividends are payable, at the option of the Combined Company, in cash, by issuing shares of Combined Company Common Stock, or any combination of cash and shares of Combined Company Common Stock. The holder of Series A Convertible Preferred Stock will be entitled to vote with the holders of Combined Company Common Stock on all stockholder matters, with each share of Series A Convertible Preferred Stock entitling the holder to a number of votes equal to the quotient of (A) $10.00, divided by (B) the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the Effective Time. Holders of Series A Convertible Preferred Stock will also be entitled to a separate class vote on any modification to the Combined Company’s certificate of incorporation (such as the Proposed Charter) or the Certificate of Designations that adversely affects the powers, preferences, or rights of the Series A Convertible Preferred Stock.
Pursuant to the Certificate of Designations, the holders of Series A Convertible Preferred Stock have the right to convert all or any portion of their Series A Convertible Preferred Stock into Combined Company Common Stock at any time. All then outstanding Series A Convertible Preferred Stock is also automatically converted in Combined Company Common Stock on the four year anniversary of the Closing Date. The number of shares of Combined Company Common Stock received per share of Series A Convertible Preferred Stock upon conversion equals the sum of (A) $10.00 (as adjusted upon the occurrence of certain events) and (B) any accrued, unpaid Annual Dividends, divided by the Conversion Price, with cash in-lieu of fractional shares. The “Conversion Price” is initially equal to $10.00, but is subject to customary adjustments upon the occurrence of certain events. In addition, the Conversion Price will reset upon the eighteen (18) and forty-seven (47) month anniversaries of the Closing Date to be equal to the lower of (A) the then-current Conversion Price, and (B) the VWAP of the Combined Company Common Stock for the ten trading days preceding the applicable reset date (subject to a floor price equal to the greater of (i) $2.00 or (ii) 20% of the lower of: (x) the closing price (as reflected on Nasdaq.com) of the Class A Common Stock immediately preceding the signing of the Subscription Agreements; or (y) the average closing price of the Class A Common Stock for the prior five (5) trading days immediately preceding the signing of the Subscription Agreements). The Combined Company will at all times reserve and set aside for issuance 100% of the number of Combined Company Common Stock issuable upon conversion of all outstanding shares of Series A Convertible Preferred Stock.
On June 7, 2023, Sponsor and MTAC entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates,

related parties or designees, have not collectively subscribed to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to those Subscription Agreements executed on June 7, 2023 and described above) (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver to MTAC a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount to purchase shares of Series A Convertible Preferred Stock on the same terms and conditions as the other Preferred Stock PIPE Investors who have executed Subscription Agreements as of such date.
The Magnetar Term Sheet provides for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes by MTAC concurrent with the closing of the Business Combination. The non-binding Magnetar Term Sheet grants Magnetar the exclusive right to negotiate the foregoing proposed debt financing and contemplates MTAC issuing $25,000,000 or $50,000,000 of such Magnetar Convertible Notes on the Closing Date, and grants Magnetar the option to purchase the same principal amount of purchased Magnetar Convertible Notes during the two-year period following the Closing Date (resulting in the potential issuance of up to $100,000,000 of such Magnetar Convertible Notes). The non-binding Magnetar Term Sheet contemplates that the Magnetar Convertible Notes would have a three-year maturity and be convertible into shares of Combined Company Common Stock at an initial conversion price of $10.00 per share, with a conversion price reset feature and certain anti-dilution rights, and with the conversion feature subject to certain ownership limitations. Other than exclusivity and certain expense reimbursement and indemnity obligations of MTAC and TriSalus, the Magnetar Term Sheet is non-binding on each of the parties thereto, and the parties’ obligations to consummate the transactions contemplated therein are subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions. The amount potentially subject to funding with the Magnetar Convertible Notes pursuant to the transactions contemplated by the Magnetar Term Sheet depends on, among other conditions, the extent to which TriSalus is able to obtain or secure reimbursement codes for its TriNav device by January 31, 2023. Currently, the amount potentially subject to funding, subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions, is $25,000,000. The terms of the Magnetar Convertible Notes are subject to finalization and execution of definitive documentation and therefore could change. As the Magnetar Term Sheet contains terms and conditions that are non-binding, there is the potential that MTAC, TriSalus and Magnetar will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all. Even if MTAC and Magnetar enter into definitive documentation, there can be no assurance that the amount of funding provided by Magnetar in such definitive documentation would be sufficient to satisfy the minimum available cash condition.
The amount potentially subject to funding with Magnetar Convertible Notes pursuant to the transactions contemplated by the Magnetar Term Sheet depends on, among other conditions, the extent to which TriSalus is able to obtain or secure certain reimbursement codes for its TriNav Infusion System (“TriNav”) by January 31, 2023. As of June 5, 2023, the maximum amount of potential investment under the non-binding Magnetar Term Sheet, subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions, is $25 million. Depending on the level of redemptions preceding the Meeting, MTAC may not currently have in place sufficient financing arrangements, on a committed basis, to satisfy the minimum available cash condition. Therefore, in order for the Business Combination to close, MTAC may need to obtain additional financing or TriSalus will need to waive or reduce the minimum available cash condition.
As of June 5, 2023, Magnetar beneficially owns 58.7% of the Class A Common Stock. See “Risk Factors — Risks Related to MTAC’s Business and the Business Combination — As a result of the Extension Redemptions, Magnetar Financial LLC collectively possesses controlling voting power with respect to the Class A Common Stock, which will limit other stockholders’ influence on corporate matters.”

Q:
Do any of MTAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:
In considering the recommendation of the Board in favor of the approval of the Business Combination Proposal and each of the other Proposals, MTAC stockholders should keep in mind that MTAC’s directors and officers, certain advisors, and the Sponsor have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests, which may create actual or potential conflicts of interest, include (i) the limited amount of time in which MTAC has to complete an initial business combination, (ii) Sponsor’s Private Placement Warrants and founder shares, which become worthless if MTAC does not consummate a business combination, (iii) our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment, (iv) Sponsor’s obligation, if it does not complete an business combination, to indemnify MTAC under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses, vendors, or other entities, (v) Sponsor and MTAC’s officers and directors and their affiliates not being entitled to reimbursement for out-of-pocket expenses from the Trust Account if MTAC does not consummate a business combination, (vi) Sponsor has made certain loans to MTAC, including the Extension Loan, that may not be repaid and would be forgiven (except to the extent there are funds available to MTAC outside of the Trust Account) if a business combination is not consummated, (vii) the Merger Agreement provides for the continued indemnification of MTAC’s current directors and officers and the continuation of directors and officers liability insurance post-Business Combination, (viii) the ability of MTAC’s directors and officers to change or waive terms of the Business Combination, (ix) David Matlin, who is a current director of MTAC, and Arjun “JJ” Desai, who is one of the Sponsor’s investors, are expected to be directors of the Combined Company after the consummation of the Business Combination, (x) Christopher Dewey, our Chief Executive Officer and a director, as well as a Managing Member of our Sponsor, is a Managing Director of Ceros, which is serving as placement agent for the Preferred Stock PIPE Investment and will receive a placement agent fee, as well as reimbursement of expenses, from our Sponsor in connection with such Preferred Stock PIPE Investors, (xi) David Matlin and certain affiliates of Christopher Dewey, each of whom is a current director and officer of MTAC, have subscribed to purchase Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment and are Preferred Stock PIPE Investors, and (xii) MTAC’s waiver of corporate opportunity for its directors and officers in the Existing Charter. These actual or potential conflicts of interests are, to the extent material, described in the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” The Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Merger Agreement and in recommending to public stockholders that they approve the Business Combination. The Board determined that the overall benefits expected to be received by MTAC and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Board determined that these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Q:
When and where is the Meeting?

A:
The Meeting will take place on [•], 2023, at [•]:00 [•].m. Eastern Time and conducted exclusively over the Internet by means of a live video webcast, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the Meeting in person. You may attend the live video webcast of the Meeting by accessing the web portal located at [•] and following the instructions set forth on your proxy card.

Stockholders participating in the Meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the Meeting, virtual attendees will be able to:
•
vote via the web portal during the Meeting webcast; and

•
submit questions or comments to MTAC’s directors and officers during the Meeting via the Meeting webcast.

Stockholders may submit questions or comments during the Meeting through the webcast by typing in the “Submit a question” box.
Q:
Who may vote at the Meeting?

A:
Only holders of record of Common Stock as of the close of business on [•], 2023 may vote at the Meeting. As of [•], 2023 there were [•] shares of Common Stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Meeting?

A:
A quorum of MTAC’s stockholders is necessary to hold a valid meeting. Stockholders representing a majority of the voting power of all outstanding shares of capital stock of MTAC as of the Record Date and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the Meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. Abstentions will count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Meeting may adjourn the meeting until a quorum is present.

Q:
How will the Initial Stockholders vote?

A:
Pursuant to the Letter Agreement, the Initial Stockholders, who as of June 5, 2023 owned 6,250,000 shares of Class B Common Stock, or approximately 76% of the outstanding shares of Common Stock, agreed to vote their respective shares of Common Stock in favor of the Business Combination Proposal and the other Proposals. In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with MTAC and TriSalus pursuant to which it agreed, among other things, to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal and the other Proposals. As a result, no shares of Common Stock held by the public stockholders are needed to satisfy the quorum requirement for the Meeting. In addition, these shares are sufficient to approve the Business Combination Proposal and all other Proposals being presented at the Meeting, except for the Charter Approval Proposal, which is also subject to the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class. While no public shares are required to be voted in favor of the Business Combination Proposal for it to be approved, approval of the Business Combination Proposal is conditioned upon the approval of the Charter Approval Proposal and, accordingly, 976,712 shares of Class A Common Stock held by public stockholders will be required to vote in favor of the Charter Approval Proposal in order for approval of the Business Combination Proposal to be effective.

Q:
How many votes do I and others have?

A:
You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of Common Stock.

Q:
Am I required to vote against the Business Combination Proposal in order to have my public shares redeemed?

A:
No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that MTAC redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account. These rights to demand redemption of public shares for cash are sometimes referred to herein as “redemption rights.” As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, as of June 5, 2023, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights. If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.
Q:
How do I exercise my redemption rights?

A:
If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on [•], 2023 (at least two business days before the Meeting), that MTAC redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using the Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Pursuant to the terms of the Letter Agreement, our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the Business Combination. Our Sponsor, officers and directors received no consideration for such waiver.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with MTAC’s consent, until the consummation of the Business Combination, or such other date as determined by the Board. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the email or physical address listed in the section titled “The Meeting —  Redemption Rights” below. Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.
MTAC stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date. Any public stockholder who holds shares of Common Stock on or before [•], 2023 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the outstanding number of public shares. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular holder at the time such holder exercises his, her, or its redemption rights. See “Material U.S. Federal Income Tax Consequences —  Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its Common Stock for cash.

Q:
How do the public warrants differ from the Private Placement Warrants and what are the related risks for any public warrant holders post-Business Combination?

A:
The public warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants cannot be transferred, assigned or sold until 30 days after the

Business Combination (except in limited circumstances) and will not be redeemable by MTAC so long as they are held by the Sponsor, any of MTAC’s officers or directors, or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor, MTAC’s officers or directors, or any of their permitted transferees, they will be redeemable by MTAC and exercisable by the holders on the same basis as the public warrants. Pursuant to the Letter Agreement, the Sponsor and MTAC’s officers and directors agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Common Stock issuable upon exercise of the warrants, until 30 days after the Business Combination.
Following the Business Combination, we may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the last reported sales price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. At our election, any such exercise may be required to be on a cashless basis, which would lessen the dilutive effect of a warrant redemption. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor, any of MTAC’s officers or directors, or their permitted transferees.
Historical trading prices for shares of Class A Common Stock have varied between a low of approximately $8.99 per share on March 7, 2022 to a high of approximately $11.18 per share on February 16, 2021, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that MTAC elects to redeem all of the redeemable warrants as described above, MTAC will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How can I vote?

A:
If you were a holder of record of Common Stock on [•], 2023, the record date for the special meeting of MTAC stockholders, you may vote with respect to the Proposals in person at the Meeting, or by submitting a proxy by mail so that it is received prior to [9:00 a.m., Eastern Time, on [•], 2023], in accordance with the instructions provided to you under “The Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Signed and dated proxies received without an indication of how the stockholder intends to vote on a Proposal will be voted in favor of each Proposal presented to the stockholders.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary Proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote “AGAINST” the Charter Approval Proposal.
Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
MTAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on the Charter Approval Proposal will have the same effect as a vote “AGAINST” such Proposal. For all other Proposals (other than the Charter Approval Proposal), an abstention will have no effect on the vote for such Proposal.

Q:
If I am not going to attend the Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Meeting in person or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting and casting your vote in person, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Morrow Sodali LLC
Individuals Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: MTAC.info@investor.morrowsodali.com

Unless revoked, a proxy will be voted at the Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of Common Stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:
Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:
MTAC stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:
MTAC will pay the cost of soliciting proxies for the Meeting. MTAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Meeting. MTAC has agreed to pay Morrow Sodali LLC a fee of $25,000, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. MTAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What happens if I sell my shares before the Meeting?

A:
The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in MTAC after the Business Combination is consummated.

Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite regulatory and stockholder approvals are received, MTAC expects that the Business Combination will occur as soon as possible following the Meeting.

Q:
Are TriSalus’ stockholders required to approve the Business Combination?

A:
Yes. The Business Combination requires the affirmative approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by each of (i) a majority of issued and outstanding shares of TriSalus Common Stock and TriSalus Preferred Stock, with TriSalus Preferred Stock voting based on the number of whole shares of TriSalus Common Stock into which the shares of TriSalus Preferred Stock are convertible into, voting together as a single class and (ii) a majority of issued and outstanding shares of TriSalus Preferred Stock, based on the number of whole shares of TriSalus Common Stock into which the shares of TriSalus Preferred Stock are convertible into, voting as a single class. In connection with the execution of the Merger Agreement, certain stockholders of TriSalus owning a majority of the issued and outstanding shares of TriSalus Common Stock and TriSalus Preferred Stock, voting together as a single class, and a majority of the issued and outstanding shares of TriSalus Preferred Stock, voting together as a single class on an as-converted basis, entered into the Stockholder Support Agreements pursuant to which the TriSalus stockholders agreed to vote all shares of the TriSalus Common Stock and TriSalus Preferred Stock beneficially owned by them in favor of the Business Combination and related matters.

Q:
Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

Q:
May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
No. Appraisal rights are not available to holders of shares of Common Stock and of MTAC warrants in connection with the proposed Business Combination under Delaware law. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:
Are there risks of going public through the Business Combination rather than a traditional underwritten initial public offering?

A:
Yes. The Combined Company applied to list the Combined Company Common Stock and warrants on Nasdaq, but the Business Combination is different from a traditional underwritten initial public offering. Among other things, there is no independent third-party underwriter selling the shares of Combined Company Common Stock, and, accordingly, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event TriSalus pursued an underwritten initial public offering. Before entering into the Business Combination Agreement, MTAC and TriSalus performed a due diligence review of each other’s business, operations and disclosure. However, in a typical initial public offering, the underwriters of the offering conduct independent due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability under Section 11 of the Securities Act to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents, assessment of significant risks of the business operations, and independent analysis of the plan of business and any underlying financial assumptions. The lack of an independent due diligence review and investigation means that you must rely on the information included in this proxy statement/prospectus. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no third-party underwriters of the Combined Company Common Stock that will be issued pursuant to the Business Combination, and therefore no corresponding right of action is available to investors in the Business Combination against any such third parties, including any financial advisors of TriSalus and MTAC, for any material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Combined Company Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Combined Company Common Stock or helping to stabilize, maintain or affect the public price of the Combined Company Common Stock following the Closing Date. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Combined Company Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of TriSalus’ securities could result in a more volatile price for the Combined Company Common Stock following the Closing Date.
Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Combined Company Common Stock on Nasdaq. There can be no

guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Combined Company Common Stock or sufficient demand among potential investors immediately after the Closing Date, which could result in a more volatile price for the Combined Company Common Stock.
In addition, our Initial Stockholders, including our Sponsor, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of TriSalus’ securities. Such interests may have influenced our Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These actual or potential conflicts of interest are, to the extent material, described in the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 176 of this proxy statement/prospectus.
Accordingly, as an investor in the Business Combination, you may be exposed to increased risk when compared to investing in a traditional underwritten initial public offering.
Q:
What happens if the Business Combination is not consummated?

A:
If MTAC does not complete a business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal).

On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of four proposals to amend the Existing Charter, including (i) extending the date by which MTAC must consummate its initial business combination to September 22, 2023 per the Second Extension Amendment Proposal, (ii) permitting the number of authorized shares of any class of Common Stock or preferred stock to be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of MTAC’s capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporate Law of the State of Delaware, (iii) allowing holders of Class B Common Stock to convert into Class A Common Stock, on a one-to-one basis, at any time prior to the Effective Time, and (iv) eliminating the limitation that MTAC may not redeem public shares to the extent that such redemptions would result in MTAC having net tangible assets of less than $5,000,0001. MTAC is currently soliciting proxies for stockholder approval of these proposals to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023. MTAC is providing public stockholders with the ability to redeem their shares of Class A Common Stock in connection with this special meeting of MTAC stockholders.
Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the closing of the Business Combination, holders of public shares of MTAC exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be used to pay certain fees and expenses in connection with the Business

Combination (subject to the MTAC Transaction Expenses Cap), and for the working capital and general corporate purposes of the Combined Company. As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights.
Q:
Who will manage the Combined Company after the Business Combination?

A:
As a condition to the closing of the Business Combination, all of the officers and directors of MTAC will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers After the Business Combination” in this proxy statement/prospectus.

Q:
Who can help answer my questions?

A:
If you have questions about the Meeting, the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact MTAC’s proxy solicitor at:

Morrow Sodali LLC
Individuals Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: MTAC.info@investor.morrowsodali.com
You may also obtain additional information about MTAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, MTAC encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement, the First Amendment, and the Second Amendment attached as Annex A-1, Annex A-2, and Annex A-3 respectively. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations assume no additional exercise of the redemption rights by MTAC’s stockholders.
The Parties to the Business Combination
MedTech Acquisition Corporation
MTAC is an early stage blank check company formed on September 11, 2020 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. MTAC has until June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) to consummate an initial business combination. MTAC has focused its search for an initial business combination on businesses that may provide significant opportunities for attractive investor returns. MTAC’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although MTAC intends to focus on businesses primarily operating in the healthcare sector in the United States.
The registration statement for the IPO was declared effective on December 17, 2020. On December 22, 2020, MTAC consummated the IPO consisting of 25,000,000 MTAC Units. Each unit consists of one share of Class A Common Stock and one-third of one MTAC Warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The MTAC Units were sold at a price of $10.00 per unit, generating gross proceeds to MTAC of $250 million.
Simultaneously with the closing of the IPO, MTAC completed the private sale of an aggregate of 4,933,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating gross proceeds of $7.4 million.
A total of $250 million of the proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account maintained by Continental, acting as trustee. On December 12, 2022, MTAC held the Extension Meeting, at which MTAC’s stockholders voted to approve the Extension Amendment and elected to redeem approximately 23.0 million shares of Class A Common Stock. As a result of such Extension Redemptions, approximately $20.5 million currently remains in the Trust Account. MTAC’s shares of Class A Common Stock, the MTAC Warrants and MTAC Units are listed on the Nasdaq Stock Market under the symbols “MTAC”, “MTACW” and “MTACU”, respectively.
MTAC’s principal executive offices are located at 48 Maple Avenue, Greenwich, CT 06830 and its telephone number is (908) 391-1288.
TriSalus Life Sciences, Inc.
TriSalus is an oncology company integrating standard-of-care treatments and its investigational immunotherapeutic, SD-101, with disruptive Pressure Enabled Drug Delivery infusion systems to transform the treatment paradigm for patients battling liver and pancreatic tumors. TriSalus has developed an innovative organ-specific platform that is designed to overcome two of the most significant challenges that prevent optimal delivery and performance of immunotherapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused when tumor growth restricts the delivery of oncology therapeutics and (ii) the immunosuppressive properties of liver and pancreatic tumor immune cells. By systematically addressing these barriers, TriSalus aims to enhance responses to checkpoint inhibitor therapy and enable improved patient outcomes.

TriSalus is a commercial stage medical device and Phase I clinical stage pharmaceutical company with a limited operating history. TriSalus has incurred significant losses since its inception, including net losses of $47.2 million and $28.8 million for the years ended December 31, 2022 and 2021, respectively, and has yet to generate revenues from sales of its TriNav Infusion System sufficient to drive positive cash flows from operations.
For more information on TriSalus, please see the sections titled “TriSalus’ Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus.”
Merger Sub
Merger Sub is a wholly-owned subsidiary of MTAC formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into TriSalus, with TriSalus surviving the merger as a wholly-owned subsidiary of MTAC.
The Merger Agreement
On November 11, 2022, MTAC, Merger Sub, and TriSalus entered into the Merger Agreement. If the Merger Agreement and the Business Combination are adopted and approved by MTAC’s stockholders and the Business Combination is subsequently completed, Merger Sub will merger with and into TriSalus, with TriSalus surviving the merger as a wholly-owned subsidiary of MTAC. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of MTAC.
The Merger Agreement was amended on April 4, 2023 by the First Amendment and on May 13, 2023 by the Second Amendment, which were entered into by MTAC, Merger Sub, and TriSalus, to make certain amendments to the Merger Agreement. The amendments under the First Amendment included (i) the assumption and conversion of TriSalus RSUs that are outstanding at the Effective Time into restricted stock unit awards covering shares of Combined Company Common Stock, as further described below, (ii) removing the right for either party to terminate the Merger Agreement if MTAC has not, on and after March 31, 2023, received commitments for a Future PIPE Investment of at least $40,000,000 in the aggregate, and (iii) clarifying which placement agent fees and other fees related to a Future PIPE Investment will be covered by the MTAC Transaction Expenses Cap. The amendments under the Second Amendment included (i) extending the Final Outside Date to September 22, 2023 (based on a potential Extension under the Existing Charter), (ii) clarifying that no greenshoe or other investor-held options to purchase MTAC’s securities will count towards the Available Closing MTAC Cash, and (iii) reducing the minimum available cash condition from $60 million to $35 million.
Treatment of TriSalus’ Securities
Preferred Stock.   Immediately prior to the Effective Time, each issued and outstanding share of TriSalus Preferred Stock shall be converted into shares of the TriSalus Common Stock at the then-applicable conversion rates.
Convertible Notes.   Immediately prior to the Effective Time, each outstanding convertible note of TriSalus, if any, shall be converted into shares of TriSalus Common Stock in accordance with the terms of such convertible notes.
Warrants.   Each TriSalus Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by TriSalus or the holder of the TriSalus Warrant shall automatically expire worthless or be exercised or exchanged in full for the applicable shares of TriSalus Common Stock, as applicable, each in accordance with its terms. Each warrant for shares of TriSalus’ series B-3 preferred stock that is outstanding and unexercised immediately prior to the Effective Time, without any election or action by TriSalus or the holder of such warrant for shares of TriSalus’ series B-3 preferred stock shall automatically be exercised in full for the applicable shares of TriSalus Common Stock immediately prior to the Effective Time, and any such share of TriSalus Common Stock issued upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time, and shall be cancelled and converted into the right to receive the applicable portion of the Closing Merger Consideration (as defined in the Merger Agreement) in respect of such TriSalus Common Stock held by such TriSalus stockholder. Each other TriSalus Warrant that is outstanding and unexercised immediately prior to the Effective Time (the “Assumed Warrants”) and that is not expired worthless or automatically exercised in full shall be converted into a warrant to purchase shares of Combined Company Common Stock. Such shares of Combined Company Common Stock will have the same terms and conditions as are in effect with respect to such TriSalus Warrant immediately prior to the Effective Time, except that: (i) Assumed Warrant may be exercised solely for shares of Combined Company Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Combined Company Common Stock subject to each Assumed Warrant will be determined by multiplying (A) the number of shares of TriSalus Common Stock (as calculated on as converted to TriSalus Common Stock basis) subject to such TriSalus Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such TriSalus Warrant immediately prior to the Effective Time divided by the Exchange Ratio.
Common Stock.   At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of TriSalus Common Stock (including shares of TriSalus Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Combined Company Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).
Stock Options.   At the Effective Time, each outstanding TriSalus Option, whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Combined Company Common Stock with the same terms and conditions as were applicable to such TriSalus Option immediately prior to the Effective Time, except that each TriSalus Option will relate to such number of shares of Combined Company Common Stock as is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Restricted Stock Units.   At the Effective Time, each outstanding TriSalus RSU will be assumed and converted into a restricted stock unit award covering shares of Combined Company Common Stock, with the same terms and conditions as were applicable to such TriSalus RSU immediately prior to the Effective Time, that is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such TriSalus RSUs prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement).
Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties thereto. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of MTAC, Merger Sub, and TriSalus to complete the Business Combination.
TriSalus has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of TriSalus, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, taxes, insurance, permits, tangible property, real property, intellectual property and IT security, absence of changes, brokers’ fees, related party transactions, a registration statement containing a proxy/prospectus, government contracts, and FDA matters.
MTAC and Merger Sub have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and the Trust Account, brokers’ fees, SEC reports, business activities, tax matters, capitalization, stock exchange listing, related party transactions, applicability of the Investment

Company Act of 1940, as amended (the “Investment Company Act”), contracts, no alternative transactions, absence of changes, and Section 280G of the Code.
Covenants and Agreements
TriSalus has made covenants relating to, among other things, TriSalus’ conduct of business during the Interim Period, rights to inspection, waiver of claims against the Trust Account, proxy solicitation and other actions, Code Section 280G, FIRPTA certificates, financial information prior to the Closing Date, assignment of inventions agreements, amendments to certain warrant agreements, executive employment agreements, the Contemplated Interim Financing, and TriSalus stockholder approval.
MTAC has made covenants relating to, among other things, indemnification and insurance, MTAC’s conduct during the Interim Period, its efforts to obtain additional financing for the Combined Company concurrent with the Business Combination, certain transactional agreements, rights to inspection, Section 16 matters, MTAC’s stock exchange listing, MTAC’s public filings and Nasdaq listing, the 2023 Plan and ESPP.
TriSalus and MTAC made joint covenants relating to the registration statement (of which this proxy statement/prospectus is a part), MTAC’s special meeting of the stockholders, exclusivity among the parties, certain tax matters, rights to indemnification and insurance, confidentiality and publicity, cooperation during the Interim Period, the post-combination board of directors, and the Extension.
Conditions to Closing
The consummation of the Business Combination is conditioned upon, among other things, (i) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; (ii) no governmental authority will have issued any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, or other action restraining, enjoining or otherwise prohibiting the consummation of the Business Combination and no law or regulation has been adopted that makes consummation of the Business Combination illegal or otherwise prohibited; (iii) the completion of the MTAC stockholder redemption in connection with the consummation of the Business Combination; (iv) approval of the stockholders of MTAC will have been obtained; (v) approval of the stockholders of TriSalus will have been obtained; (vi) MTAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Business Combination (after giving effect to the MTAC redemptions); (vii) the registration statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act; and (viii) the Combined Company Common Stock to be issued in connection with the Business Combination will have been approved for listing on Nasdaq.
The obligations of MTAC and Merger Sub to consummate the Business Combination are further conditioned upon, among other things, (i) the representations and warranties of TriSalus being true and correct to applicable standards; (ii) each of the covenants of TriSalus having been performed or complied with in all material respects; (iii) no Material Adverse Effect (as defined in the Merger Agreement) occurring and continuing immediately prior to the Effective Time; (iv) TriSalus will have delivered to MTAC evidence as to the termination of each agreement set forth on TriSalus’ disclosure schedule; and (v) for the calendar year ending December 31, 2023, either (i) in the OPPS/ASC Final Rule, or following legislative action, CMS will have (A) used its equitable adjustment authority to extend the Transitional Pass Through (“TPT”) payment provision applicable for TriNav through December 31, 2023, or (B) assigned the clinical Ambulatory Payment Classification C-APC 5194 (Level 4 Cardiovascular Procedures) to TriNav, or (ii) use of the existing clinical Ambulatory Payment Classification C-APC 5193 (Level 3 Cardiovascular Procedures) with respect to TriNav will provide adequate profitability for TriSalus. On December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and includes an extension to the TPT payment status for certain devices, including TriNav, through December 31, 2023, which satisfied condition (v) above.
The obligations of TriSalus to consummate the Business Combination are further conditioned upon, among other things, (i) the representations and warranties of MTAC and Merger Sub being true and correct to applicable standards; (ii) each of the covenants of MTAC and Merger Sub having been performed or complied with in all material respects; (iii) those directors and officers of MTAC set forth on MTAC’s disclosure schedule will have resigned, effective as of the Closing Date; (iv) the Available Closing MTAC Cash not being less than $35,000,000; (v) no Acquiror Material Adverse Effect (as defined in the Merger Agreement); (vi) the total amount of the MTAC transaction expenses to be paid out of the Trust Account as of immediately after the Effective Time will be no greater than the MTAC Transaction Expenses Cap; (vii) the Proposed Charter will be approved; and (viii) MTAC will have delivered to TriSalus a fully-executed copy of the amendment to the underwriting agreement with Raymond James.
Any party to the Merger Agreement may, at any time prior to the Closing Date, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, including the conditions to closing set forth above, to the extent permitted by applicable laws and, in the case of MTAC, the Existing Charter. Pursuant to the Existing Charter, MTAC cannot consummate the proposed Business Combination if it has less than $5,000,001 of net tangible assets remaining after the Effective Time, nor can the parties waive the completion of the MTAC stockholder redemption in connection with the consummation of the Business Combination or the condition that MTAC stockholders approve the Business Combination Proposal. On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of, among other proposals, a proposal to eliminate the foregoing limitation on MTAC’s ability to redeem public shares and consummate the Business Combination, which such proposal is to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023.
Termination
The Merger Agreement may be terminated and the Business Combination abandoned:
•
by written consent of TriSalus and MTAC;

•
by TriSalus or MTAC if the Business Combination has not occurred on or before December 22, 2022, as such date may be extended to match any Extension to no later than September 22, 2023 obtained by MTAC stockholder approval; provided, however, the right to terminate the Merger Agreement will not be available to a party if the breach or violation by such party or its affiliates of its obligations under the Merger Agreement was the cause of, or resulted in, the failure of the Closing Date to occur on or before the Final Outside Date;

•
by TriSalus or MTAC if the Business Combination is permanently enjoined or prevented by the terms of a final, non-appealable order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or a statute, rule, or regulation;

•
by TriSalus or MTAC if the approval of the stockholders of MTAC is not obtained at the Meeting and vote of MTAC stockholders, subject to any adjournment, postponement, or recess of the meeting;

•
by TriSalus or MTAC if the other party has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions to the Business Combination would not to be satisfied at the Closing Date (a “Terminating Breach”), except that, if such Terminating Breach is curable through the exercise of the other party’s commercially reasonable efforts, then, for a period of 30 days after the other party receives written notice from such party of such breach (the “Cure Period”), such termination will not be effective, and such termination will only become effective if the Terminating Breach is not cured within the Cure Period, provided that this termination right will not be available if such party’s failure to fulfill any obligations under the Merger Agreement has been the proximate cause of the failure of the Business Combination to occur;

•
by MTAC if TriSalus does not deliver the approval from TriSalus stockholder approval to MTAC within 25 days after the information statement is delivered to the TriSalus stockholders; or

•
by TriSalus in the event that the Board changes its recommendation that MTAC stockholders vote in favor of the Business Combination.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about MTAC, TriSalus or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about MTAC, TriSalus or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that MTAC makes publicly available in reports, statements and other documents filed with the SEC. MTAC and TriSalus investors and securityholders are not third-party beneficiaries under the Merger Agreement.
Certain Related Agreements
Sponsor Support Agreement.   In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with MTAC and TriSalus pursuant to which the Sponsor has agreed, among other things, to vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of Common Stock that are entitled to vote to approve and adopt the Merger Agreement and the Business Combination. The Sponsor also agreed (i) not to sell or transfer any of its founder shares or Private Placement Warrants prior to the Effective Time, except to affiliates of the Sponsor who execute a joinder to the Sponsor Support Agreement or by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination, (ii) to assume certain transaction expenses of MTAC which exceed the MTAC Transaction Expenses Cap, and (iii) to forfeit 2,187,500 of its shares of Common Stock (which represented 35% of the shares of Common Stock held by Sponsor as of November 11, 2022) (it being understood that the undertakings in the foregoing clause (iii) shall be null and void in the event that the Sponsor Support Agreement or Merger Agreement is terminated).
In addition, the Sponsor Support Agreement provides that 3,125,000 of the shares of Common Stock held by Sponsor immediately after the Effective Time (such shares, the “Sponsor Earnout Shares”) shall be subject to vesting and potential forfeiture if certain triggering events are not achieved prior to the fifth anniversary of the Closing Date (the “Earnout Period”). Pursuant to the Sponsor Support Agreement, (i) 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of the First Level Earnout Target (as defined in the Sponsor Support Agreement), (ii) 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of the Second Level Earnout Target (as defined in the Sponsor Support Agreement), (iii) 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of the Third Level Earnout Target (as defined in the Sponsor Support Agreement), and (iv) the remaining 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of the Fourth Level Earnout Target (as defined in the Sponsor Support Agreement ), in each case during the Earnout Period. Any such Sponsor Earnout Shares that remain unvested on the first business day after the expiration of the Earnout Period shall be forfeited.
In the event that, during the Earnout Period, there is an Acquiror Change of Control (as defined in the Sponsor Support Agreement) which results in the holders of shares of Combined Company Common Stock receiving per share consideration equal to, or in excess of, the per-share price for any Earnout Target (as defined in the Sponsor Support Agreement), then the applicable Earnout Target will be deemed to have been achieved and the related vesting conditions shall also be deemed to have occurred such that the holders of the Sponsor Earnout Shares that would be released upon the achievement of such Earnout Target shall be eligible to participate in such Acquiror Change of Control.
The Sponsor Support Agreement (other than the provisions of the Sponsor Support Agreement relating to the forfeiture or vesting of founder shares as described above) will terminate upon the earliest to occur of (i) the termination of the Merger Agreement and (ii) the effective date of a mutual written agreement duly executed and delivered by MTAC, TriSalus and the Sponsor terminating the Sponsor Support Agreement. In case of any termination pursuant to clause (ii) of the preceding sentence, certain provisions, including among other provisions, related to the waiver of appraisal rights, representations regarding litigation, and taking any further action necessary to effect the Business Combination, will survive such termination.

Stockholder Support Agreements.   In connection with the execution of the Merger Agreement, certain TriSalus stockholders entered into Support Agreements with MTAC and TriSalus pursuant to which such stockholders agreed to, among other things, (i) consent to, and vote to approve and adopt, the Merger Agreement and the Business Combination, (ii) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination, and (iii) not transfer, subject to certain permitted exceptions, any of such stockholders’ shares of TriSalus capital stock prior to the Effective Time.
Lockup Agreement.   In connection with the execution of the Merger Agreement, certain TriSalus stockholders entered into lockup agreements with MTAC, pursuant to which such stockholders agreed, subject to certain customary exceptions, to not transfer any shares of Combined Company Common Stock held by them prior to the earliest of (x) the date that is 365 days after the Closing Date, (y) the date following the Closing Date on which the last sales price of Combined Company Common Stock equals or exceeds $12.00 per share, subject to adjustment as provided therein, for any 20 trading days within any 30-consecutive-day trading period commencing at least 150 days after the Closing Date, and (z) the date following the Closing Date on which the Combined Company consummates a liquidation, merger, tender offer, or similar transaction resulting in all of its stockholders having the right to exchange their shares of Combined Company Common Stock for cash, securities, or other property. The Sponsor is subject to a lockup on substantially similar terms pursuant to the terms of the Letter Agreement with MTAC.
Amended and Restated Registration Rights Agreement.   At the Effective Time, MTAC, Sponsor and certain stockholders of TriSalus who will receive shares of Combined Company Common Stock pursuant to the Merger Agreement will enter into the Amended and Restated Registration Rights Agreement (which amends and restates the current Registration Rights Agreement between Sponsor and MTAC, dated as of December 17, 2020). Pursuant to the Amended and Restated Registration Rights Agreement, among other things, MTAC will be obligated to file, not later than 45 days after the Closing Date, a registration statement covering the re-sale of the Registrable Securities. Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, MTAC will also grant piggyback registration rights and demand registration rights to the Sponsor and the TriSalus stockholders that are parties thereto, will pay certain expenses related to such registration and will indemnify the Sponsor and the TriSalus stockholders that are parties thereto against certain liabilities related to such registration. The Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.
Non-Binding Magnetar Term Sheet.   In connection with the entry into the Merger Agreement, on November 11, 2022, MTAC, TriSalus and Magnetar entered into the non-binding term sheet with Magnetar, which provides for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes by MTAC concurrent with the closing of the Business Combination. The non-binding Magnetar Term Sheet grants Magnetar the exclusive right to negotiate the foregoing proposed debt financing and contemplates MTAC issuing $25,000,000 or $50,000,000 of such Magnetar Convertible Notes on the Closing Date, and grants Magnetar the option to purchase the same principal amount of purchased Magnetar Convertible Notes during the two-year period following the Closing Date (resulting in the potential issuance of up to $100,000,000 of such Magnetar Convertible Notes). The non-binding Magnetar Term Sheet contemplates that the Magnetar Convertible Notes would have a three-year maturity and be convertible into shares of Combined Company Common Stock at an initial conversion price of $10.00 per share, with a conversion price reset feature and certain anti-dilution rights, and with the conversion feature subject to certain ownership limitations. Other than exclusivity and certain expense reimbursement and indemnity obligations of MTAC and TriSalus, the Magnetar Term Sheet is non-binding on each of the parties thereto, and the parties’ obligations to consummate the transactions contemplated therein are subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions. The amount potentially subject to funding with the Magnetar Convertible Notes pursuant to the transactions contemplated by the Magnetar Term Sheet depends on, among other conditions, the extent to which TriSalus is able to obtain or secure reimbursement codes for its TriNav device by January 31, 2023. Currently, the amount potentially subject to funding, subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions, is $25,000,000. The terms of the Magnetar Convertible Notes are subject to finalization and execution of definitive documentation and therefore could change. As the Magnetar Term

Sheet contains terms and conditions that are non-binding, there is the potential that MTAC, TriSalus and Magnetar will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all. Even if MTAC, TriSalus and Magnetar enter into definitive documentation, there can be no assurance that the amount of funding provided by Magnetar in such definitive documentation would be sufficient to satisfy the minimum available cash condition.
The Sponsor Note.   On December 12, 2022, MTAC held the Extension Meeting, at which MTAC’s stockholders voted to approve the Extension Amendment. In connection with the approval of the Extension Amendment, MTAC issued the Sponsor Note to the Sponsor, and the Sponsor (or one or more of its affiliates, members or third-party designees) provided the Extension Loan to MTAC. The Sponsor Note does not bear interest and matures upon closing of MTAC’s initial business combination. In the event that MTAC does not consummate a business combination, the Sponsor Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds from the initial payment under the Extension Contributions have been deposited in the Trust Account in connection with the Extension Amendment.
Subscription Agreements.   On June 7, 2023, MTAC and the Preferred Stock PIPE Investors entered into Subscription Agreements pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and agreed to purchase in private placements an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020. Upon issuance, each share of Series A Convertible Preferred Stock will be initially convertible into one share of Combined Company Common Stock. The closing of the purchase and sale of the Series A Convertible Preferred Stock will occur concurrently with the Effective Time and is subject to the conditions in the Subscription Agreements, including the filing of the Certificate of Designations, specifying the terms of the Series A Convertible Preferred Stock, with the Secretary of State of the State of Delaware. The Subscription Agreements contain customary representations, warranties, and covenants of MTAC and the Preferred Stock PIPE Investors.
Pursuant to the Certificate of Designations, the Series A Convertible Preferred Stock will rank senior to the Combined Company Common Stock with respect to dividends and distributions on liquidation, dissolution, or winding up the affairs of the Combined Company. The Series A Convertible Preferred Stock will participate equally in any dividends declared to holders of Combined Company Common Stock and also carry an additional dividend at a rate per annum of 8.0% of $10.00 per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of certain events), which shall accumulate on a daily basis (the “Annual Dividends”). The Annual Dividends are payable, at the option of the Combined Company, in cash, by issuing shares of Combined Company Common Stock, or any combination of cash and shares of Combined Company Common Stock. The holder of Series A Convertible Preferred Stock will be entitled to vote with the holders of Combined Company Common Stock on all stockholder matters, with each share of Series A Convertible Preferred Stock entitling the holder to a number of votes equal to the quotient of (A) $10.00, divided by (B) the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the Effective Time. Holders of Series A Convertible Preferred Stock will also be entitled to a separate class vote on any modification to the Combined Company’s certificate of incorporation (such as the Proposed Charter) or the Certificate of Designations that adversely affects the powers, preferences, or rights of the Series A Convertible Preferred Stock.
Pursuant to the Certificate of Designations, the holders of Series A Convertible Preferred Stock have the right to convert all or any portion of their Series A Convertible Preferred Stock into Combined Company Common Stock at any time. All then outstanding Series A Convertible Preferred Stock is also automatically converted in Combined Company Common Stock on the four year anniversary of the Closing Date. The number of shares of Combined Company Common Stock received per share of Series A Convertible Preferred Stock upon conversion equals the sum of (A) $10.00 (as adjusted upon the occurrence of certain events) and (B) any accrued, unpaid Annual Dividends, divided by the Conversion Price, with cash in-lieu of fractional shares. The “Conversion Price” is initially equal to $10.00, but is subject to customary adjustments upon the occurrence of certain events. In addition, the Conversion Price will reset upon the eighteen (18) and forty-seven (47) month anniversaries of the Closing Date to be equal to the lower of (A) the then-current Conversion Price, and (B) the VWAP of the Combined Company Common Stock for the ten trading days preceding the applicable reset date (subject to a floor price equal to the greater of (i) $2.00 or (ii) 20% of the lower of: (x) the closing price (as reflected on Nasdaq.com) of the Class A Common Stock immediately preceding the signing of the Subscription Agreements; or (y) the average closing price of the Class A Common Stock for the prior five (5) trading days immediately preceding the signing of the Subscription Agreements). The Combined Company will at all times reserve and set aside for issuance 100% of the number of Combined Company Common Stock issuable upon conversion of all outstanding shares of Series A Convertible Preferred Stock.
Backstop Letter Agreement.   On June 7, 2023, Sponsor and MTAC entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, have not collectively subscribed to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to those Subscription Agreements executed on June 7, 2023 and described above) (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver to MTAC a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount to purchase shares of Series A Convertible Preferred Stock on the same terms and conditions as the other Preferred Stock PIPE Investors who have executed Subscription Agreements as of such date.
The Backstop Letter Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the date that Sponsor’s members, or their respective affiliates, related parties or designees, have collectively subscribed to purchase an aggregate of at least $2 million of Series A Convertible Preferred Stock and (iii) the effective date of a mutual written agreement duly executed and delivered by MTAC and the Sponsor terminating the Backstop Letter Agreement.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions, including the Business Combination, may not be consummated unless notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain statutory waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On November 28, 2022, MTAC and TriSalus filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. Consequently, the required waiting period expired at 11:59 p.m. Eastern Time on December 28, 2022.
None of MTAC and TriSalus are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act.
Management
Effective as of the Effective Time, the Combined Company Board will have nine directors, two of which will be appointed by MTAC, and the remainder of which will be appointed by TriSalus. Effective as of the Effective Time, all of the executive officers of MTAC immediately prior to the Effective Time shall resign and the individuals serving as executive officers of the Combined Company immediately after the Effective Time will be the same individuals (in the same offices) as those of TriSalus immediately prior to the Effective Time.
See “Directors and Executive Officers After the Business Combination” for additional information.
Voting Securities
As of the Record Date, there were [•] shares of Common Stock issued and outstanding. Only MTAC stockholders who hold shares of Common Stock of record as of the close of business on [•], 2023 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. Approval of the Director Nomination Proposals requires a plurality of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock, voting together as a single class, the affirmative vote of a majority of the shares of Class B Common Stock outstanding, voting separately as a single class, and the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class. MTAC intends to treat each of the Governance Proposals as being approved if it receives the affirmative vote of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon.
Attending the Meeting either in person or by submitting your proxy and abstaining from voting will have no effect on the Proposals, other than the Charter Approval Proposal, where an abstention will have the same effect as a vote “AGAINST” the Charter Approval Proposal and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Approval Proposal, for which it will have the same effect as voting against the Proposal.
As of June 5, 2023, a total of 6,250,000 shares of Class B Common Stock, or approximately 76% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, no shares of Common Stock held by the public stockholders are needed to satisfy the quorum requirement for the Meeting. In addition these shares are sufficient to approve the Business Combination Proposal and all other Proposals being presented at the Meeting, except for the Charter Approval Proposal, which is also subject to the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class. While no public shares are required to be voted in favor of the Business Combination Proposal for it to be approved, approval of the Business Combination Proposal is conditioned upon the approval of the Charter Approval Proposal, and accordingly, 976,712 shares of Class A Common Stock held by public stockholders will be required to vote in favor of the Charter Approval Proposal in order for approval of the Business Combination Proposal to be effective.
Appraisal Rights
Appraisal rights are not available to holders of shares of Common Stock and of MTAC Warrants in connection with the proposed Business Combination under Delaware law.
Redemption Rights
Pursuant to the Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, as of June 5, 2023, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [•], 2023, (a) submit a written request to Continental that MTAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder of Common Stock exercises his or her redemption rights, then such holder will be exchanging his or her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein.

Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Ownership of the Combined Company After the Closing
As of June 5, 2023, there are 1,953,422 shares of Class A Common Stock issued and outstanding, and 6,250,000 shares of Class B Common Stock issued and outstanding. There were also outstanding an aggregate of 13,266,666 warrants, which includes 4,933,333 Private Placement Warrants and 8,333,333 public warrants. Each warrant entitles the holder thereof to purchase one share of Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of Combined Company Common Stock.
Under the “no additional redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 6.5% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.6% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 13.5% of the Combined Company, and the TriSalus stockholders will own approximately 73.4% of the Combined Company.
Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 3.4% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.8% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 14.0% of the Combined Company, and the TriSalus stockholders will own approximately 75.8% of the Combined Company. The “50% of maximum redemptions” scenario represents redemption of 50.0% of the total outstanding Class A Common Stock held by MTAC public stockholders.
Under the “maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of 0.0% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 7.1% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.5% in the Combined Company, and the TriSalus stockholders will own approximately 78.4% of the Combined Company. The “maximum redemptions” scenario represents redemption of 100.0% of the total outstanding Class A Common Stock held by MTAC public stockholders.
The following summarizes the pro forma ownership of Combined Company Common Stock following the Business Combination assuming the no additional redemptions, 50% of maximum redemptions and maximum redemptions scenarios.
The ownership percentages reflected in the table are based upon the number of shares of TriSalus Common Stock and MTAC Common Stock issued and outstanding as of June 5, 2023 and are subject to the following additional assumptions:
•
the total shares of Combined Company Common Stock to be issued to holders of TriSalus Common Stock will be 22,000,000;

•
the Preferred Stock Conversion and exercise of TriSalus Warrants pursuant to the Merger Agreement occur on June 5, 2023 and that the Exchange Ratio as of June 5, 2023 is 0.02530717;

•
no vested and unvested options to purchase shares of Combined Company Common Stock that will be held by equityholders of TriSalus immediately following the Effective Time have been exercised;

•
no restricted stock units covering shares of Combined Company Common Stock that will be held by equityholders of TriSalus immediately following the Effective Time have been converted;

•
the shares to be issued to TriSalus stockholders do not account for (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan and ESPP and (ii) the withholding of shares of Combined Company Common Stock to pay for future exercises under the TriSalus Options assumed by the Combined Company;

•
no exercise of MTAC Warrants; and

•
no issuance of additional securities by MTAC prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.
For purposes of the table:
No Additional Redemptions:   This scenario assumes that no MTAC public stockholders exercise their redemption rights with respect to their Class A Common Stock upon consummation of the Business Combination and TriSalus waives or reduces the minimum available cash condition.
50% of Maximum Redemptions:   This scenario assumes that public stockholders holding 976,711 shares of Class A Common Stock (or 50.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon consummation of the Business Combination and TriSalus waives or reduces the minimum available cash condition.
Maximum Redemptions:   This scenario assumes that public stockholders holding 1,953,422 shares of Class A Common Stock (or 100.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon consummation of the Business Combination and TriSalus waives or reduces the minimum available cash condition.
	Assuming No Additional Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former TriSalus equityholders	22,000,000	73.4%	22,000,000	75.8%	22,000,000	78.4%
Former MTAC Class A stockholders	1,953,422	6.5%	976,711	3.4%	–	0.0%
PIPE(4)	1,985,502	6.6%	1,985,502	6.8%	1,985,502	7.1%
Sponsor(5)	4,062,500	13.5%	4,062,500	14.0%	4,062,500	14.5%
Total shares of Combined Company Common Stock outstanding at closing	30,001,424	100.0%	29,024,713	100.0%	28,048,002	100.0%

(1)
At the Extension Meeting held on December 12, 2022, MTAC stockholders elected to redeem 23,046,578 shares of Class A Common Stock, and MTAC paid such redeeming stockholders an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share for an aggregate redemption price of $232.4 million. This assumes no additional shares of Class A Common Stock will be redeemed.

(2)
This scenario assumes that an additional 976,711 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $10.2 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(3)
This scenario assumes that an additional 1,953,422 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $20.5 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(4)
Assumes the 1,985,502 shares of Series A Convertible Preferred Stock issued at $10.00 per share through the private investment in public equity (“PIPE”) (inclusive of the up to 200,000 shares of Series A Convertible Preferred Stock that may be issuable as a result of any future subscription by the Sponsor pursuant to the Backstop Letter Agreement), converted into shares of Combined Company Common Stock at the initial conversion price of $10.00 per share.

(5)
Includes 3,125,000 Sponsor Earnout Shares that are subject to vesting and forfeiture if the Combined Company Common Stock does not meet certain price thresholds following the Closing Date. While unvested, Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares. For additional information, see “Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”
Stockholders will experience additional dilution to the extent the Combined Company issues additional shares of Combined Company Common Stock after the closing of the Business Combination. The table above excludes (a) 13,266,666 shares of Combined Company Common Stock that will be issuable upon the exercise of the 4,933,333 Private Placement Warrants and 8,333,333 public warrants; (b) 1,000,000 shares of Combined Company Common Stock that will be issuable upon the exercise of the potential MTAC Warrants issuable upon the conversion of MTAC working capital loans at the Effective Time; (c) 1,818,520 shares of Combined Company Common Stock that will be issuable upon the exercise of TriSalus Options; (d) 226,907 shares of Combined Company Common Stock that will be issuable upon the exercise of TriSalus restricted stock units; (e) 5,557,622 shares of Combined Company Common Stock that will initially be available for issuance under the 2023 Plan in the “no additional redemptions” scenario, 5,440,416 shares of Combined Company Common Stock that will initially be available for issuance under the 2023 Plan in the “50% of maximum redemptions” scenario and 5,323,211 shares of Combined Company Common Stock that will initially be available for issuance under the 2023 Plan in the “maximum redemptions” scenario; and (f) 1,389,405 shares of Combined Company Common Stock that will be available for issuance under the ESPP in the “no additional redemptions” scenario, 1,360,104 shares of Combined Company Common Stock that will be available for issuance under the ESPP in the “50% of maximum redemptions” scenario and 1,330,802 shares of Combined Company Common Stock that will initially be available for issuance under the ESPP in the “maximum redemptions” scenario. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:
	Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total shares of Combined Company Common Stock outstanding at closing	30,001,424	56.5%	29,024,713	55.7%	28,048,002	55.1%
Shares underlying public warrants	8,333,333	15.6%	8,333,333	16.0%	8,333,333	16.3%
Shares underlying Private Placement Warrants(a)	5,933,333	11.1%	5,933,333	11.4%	5,933,333	11.6%
Shares underlying TriSalus Assumed Options(b)	1,818,520	3.4%	1,818,520	3.5%	1,818,520	3.6%
Shares underlying TriSalus Assumed RSUs(b)	226,907	0.4%	226,907	0.4%	226,907	0.4%
Shares initially reserved for issuance under the 2023 Plan(c)	5,557,622	10.4%	5,440,416	10.4%	5,323,211	10.4%
Shares initially reserved for issuance under the ESPP(d)	1,389,405	2.6%	1,360,104	2.6%	1,330,802	2.6%
Total shares	53,260,544	100.0%	52,137,326	100.0%	51,014,108	100.0%

(a)
Includes: (i) 5,933,333 shares of Combined Company Common Stock that will be issuable upon the exercise of the Private Placement Warrants and (ii) 1,000,000 shares of Combined Company Common Stock that will be issuable upon the exercise of the potential MTAC Warrants (having the same terms as the Private Placement Warrants) issuable upon the conversion of MTAC working capital loans at the Effective Time. Assuming the issuance of all shares included in the table, the Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively.

(b)
Includes 188,405 and 285,990 of Combined Company Common Stock resulting from the May 2023 grant of 7,445,083 TriSalus restricted stock units and 11,301,300 TriSalus options, respectively.

(c)
Subject to the discretion of the Combined Company Board, on the first trading day in January each calendar year, beginning with 2024, the number of shares of Combined Company Common Stock available for issuance under the 2023 Plan will automatically increase by five percent (5%) of the total number of shares of Combined Company Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

(d)
Subject to the discretion of the Combined Company Board, on the first trading day in January each calendar year, beginning with 2024, the number of shares of Combined Company Common Stock available for issuance under the ESPP will automatically increase by two percent (2%) of the total number of shares of Combined Company Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders.
	Assuming No Additional Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	Equity Value per Share	Shares	Equity Value per Share	Shares	Equity Value per Share
Total shares of Combined Company Common Stock outstanding at closing(4)	30,001,424	10.00	29,024,713	10.00	28,084,020	10.00
Total shares deducting founder shares(5)	25,938,924	11.57	24,962,213	11.63	23,985,502	11.69
Total shares (including founder shares) adding the full exercise of public warrants(6)	38,334,757	10.33	37,358,046	10.33	36,381,335	10.34
Total shares (including founder shares) adding the full exercise of Private Placement Warrants (but not including any exercise of the public warrants)(7)	35,934,757	10.25	34,958,046	10.25	33,981,334	10.26
Total shares (including founder shares) adding the full exercise of public warrants and Private Placement Warrants(8)	44,268,090	10.48	43,291,379	10.49	42,314,668	10.51

(1)
At the Extension Meeting held on December 12, 2022, MTAC stockholders elected to redeem 23,046,578 shares of Class A Common Stock, and MTAC paid such redeeming stockholders an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share for an aggregate redemption price of $232.4 million. This scenario assumes no additional shares of Class A Common Stock will be redeemed in connection with the Business Combination.

(2)
This scenario assumes that an additional 976,711 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $10.2 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects redemption of 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(3)
This scenario assumes that an additional 1,953,422 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $20.5 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects the redemption of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(4)
Represents the total number of shares of Combined Company Common Stock outstanding at closing of the Business Combination, comprised of (a) 22,000,000 shares issued to former TriSalus equityholders in the Business Combination, (b) 4,062,500 founder shares, and (c) shares held by former MTAC Class A stockholders under each redemption scenario (Assuming No Additional Redemptions —  1,953,422 shares, Assuming 50% of Maximum Redemptions — 976,711 shares, and Assuming Maximum Redemptions — 0 shares).

(5)
Represents the shares described in footnote (4), adding 8,333,333 shares to reflect the full exercise of the public warrants.

(6)
Represents the shares described in footnote (4), adding (a) 5,933,333 shares of Combined Company Common Stock that will be issuable upon the exercise of the Private Placement Warrants and (b) 1,000,000 shares of Combined Company Common Stock that will be issuable upon the exercise of the potential MTAC Warrants (having the same terms as the Private Placement Warrants) issuable upon the conversion of MTAC working capital loans at the Effective Time.

(7)
Represents the shares described in footnote (4), adding the full exercise of the public warrants and full exercise of the Private Placement Warrants.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of the Combined Company After the Closing.”
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of the approval of the Business Combination Proposal and each of the other Proposals, you should keep in mind that MTAC’s directors, officers, and certain advisors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including that:

•
If the Business Combination with TriSalus, or another business combination, is not consummated by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of MTAC’s outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the founder shares held by the Sponsor and MTAC’s directors and officers (each of whom is a member of the Sponsor), which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such shares. If such founder shares were unrestricted and freely tradeable, they would be valued at approximately $65.1 million, based on the $10.41 per share closing price of the Class A Common Stock on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. As such, the Sponsor and its affiliates can earn a positive rate of return on their investment even if MTAC’s public stockholders experience a negative return following the consummation of the Business Combination.

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The Sponsor purchased 4,933,333 Private Placement Warrants from MTAC at $1.50 per warrant for an aggregate purchase price of $7,400,000. This purchase took place on a private placement basis simultaneously with the consummation of the IPO and the subsequent partial exercise of the underwriter’s overallotment option. All of the proceeds that MTAC received from these purchases were placed in the Trust Account. Such Private Placement Warrants have an aggregate market value of $338,427 based upon the closing price of $0.0686 per warrant on Nasdaq on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if MTAC does not consummate a business combination by June 22, 2023 (or such later date as may be approved by MTAC stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal).

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As of the date of this proxy statement/prospectus, the Sponsor has invested an aggregate of $7,425,000 (consisting of $25,000 for its 6,250,000 founder shares, or approximately $0.004 per share, and $7,400,000 for the Private Placement Warrants). The Sponsor has also (i) loaned $1,500,000 to MTAC under the Convertible Sponsor Note, which may be converted into additional MTAC Warrants as further described below, (ii) loaned an aggregate of $1,573,222 to MTAC pursuant to promissory notes to fund certain operating and transaction expenses, and (iii) loaned an aggregate of $234,410.64 to MTAC (under the Sponsor Note). After taking into account (i) the forfeiture of 2,187,500 of its founder shares (representing 35% of the founder shares held by Sponsor pursuant to the Sponsor Support Agreement) and (ii) subjecting 3,125,000 of its founder shares to vesting and forfeiture (representing 50% of the founder shares held by Sponsor), our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in MTAC (which for the purposes of this calculation does not include the outstanding promissory notes issued by MTAC in favor of the Sponsor) even if the trading price of the Combined Company Common Stock were as low as $7.92 per share based on the 937,500 founder shares that will remain outstanding and are not subject to vesting and forfeiture post-Business Combination (assuming no redemptions of any shares of Common Stock held by Sponsor, and even if the Private Placement Warrants are worthless). As such, our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment.

•
Following the Closing Date, the Sponsor will own 4,062,500 shares of Combined Company Common Stock, of which 3,125,000 shares will be subject to vesting and forfeiture pursuant to the Sponsor Support Agreement. Based upon the $10.41 per share closing price of Class A Common Stock on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the approximate value of such ownership position is $42,290,625. The Merger Agreement values each share of Combined Company Common Stock at $10.00 per share. Based on this valuation, the approximate value of the Sponsor’s ownership position is $40,625,000. The Sponsor will also own 5,933,333 Combined Company warrants, assuming the entire principal balance of the Convertible Sponsor Note is converted into MTAC Warrants. Based upon the closing price of $0.0686 per warrant on Nasdaq on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the approximate value of such Combined Company warrants is $407,027. Following the Closing Date, the 4,062,500 shares of Combined Company Common Stock owned by the Sponsor will amount to approximately 13.5% of the Combined Company in the “no additional redemptions” scenario, 14.0% of the Combined Company in the “50% of maximum redemptions” scenario and 14.5% of the Combined Company in the “maximum redemptions” scenario. Taking into account all additional dilutive events specified in “Proposal 1 — The Business Combination Proposal —  Ownership of the Combined Company After the Closing,” including the conversion of the 5,933,333 Combined Company warrants into Combined Company Common Stock, the Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively.

•
The Sponsor and MTAC’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to MTAC’s stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether TriSalus is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

•
Although MTAC has obtained waiver agreements from most vendors and service providers it has engaged and owes money to, and the prospective target businesses MTAC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although MTAC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. If MTAC is unable to complete a business combination within the required time period, the Sponsor (which for purposes of clarification shall not extend to any other stockholders, members or managers of the Sponsor) has agreed that it will indemnify MTAC under certain circumstances to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of target businesses or claims of vendors or other entities that are owed money by MTAC for services rendered or contracted for or products sold to MTAC, except as to any claims made by a third party (including any target business) who executed a waiver with respect to the Trust Account. If MTAC consummates a business combination, on the other hand, MTAC will be liable for all such claims (subject to the Sponsor’s covenants to assume and pay certain transaction expenses of MTAC as described in the Merger Agreement and the Sponsor Support Agreement).
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On May 24, 2022, MTAC issued the Convertible Sponsor Note in the principal amount of up to $1,500,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned MTAC the full $1,500,000 under the Convertible Sponsor Note. At any time prior to the Business Combination, the Sponsor may elect to convert all or any portion of the unpaid balance under the Convertible Sponsor Note into MTAC Warrants at a price of $1.50 per warrant. Assuming that Sponsor elects to convert the entire $1,500,000 balance under the Convertible Sponsor Note into MTAC Warrants, the Sponsor would receive 1,000,000 MTAC Warrants, which are exercisable into 1,000,000 shares of Combined Company Common Stock post-Business Combination. For more information regarding the Convertible Sponsor Note, please see “Certain Relationships and Related Party Transactions — MTAC Related Party Transactions — Promissory Note — Related Party.”

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The Sponsor and MTAC’s officers and directors (or their affiliates) may make loans from time to time to MTAC to fund certain operating and transaction expenses. The Sponsor previously loaned MTAC an aggregate of up to $178,080 to cover expenses related to the IPO pursuant to a promissory note that was repaid in full on December 22, 2020. As of the date of this proxy statement/prospectus, the Sponsor has loaned an additional $1,573,222 to MTAC (with a commitment to loan up to an additional $370,778 at the request of MTAC) to fund operating and transaction expenses in connection with the Business Combination, and may make additional loans after the date of this proxy statement/prospectus for such purposes. Such loans are separate and apart from the obligations of MTAC in favor of Sponsor pursuant to the Convertible Sponsor Note described above and the Sponsor Note described below.

•
In connection with the Extension Amendment, the Sponsor agreed to deposit, or cause the deposit of, the Extension Contributions into the Trust Account. Under the Extension Contributions, MTAC will receive (i) $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions plus (ii) the Monthly Contribution. As part of the Extension Meeting and the approval of the Extension Amendment, 23,046,578 public shares were redeemed in the Extension Redemptions, and 1,953,422 public shares were not redeemed, and as a result, the aggregate Monthly Contribution payable to MTAC is $78,136.88. Pursuant to the Merger Agreement, TriSalus has agreed to pay for, as a transaction expense and not as a loan, 50% of the Extension Contributions, subject to certain conditions. The remaining 50% of the Extension Contributions is a loan from Sponsor as evidenced by the Sponsor Note (such that the Monthly Contribution from the Sponsor is $0.02 per public share that was not redeemed in the Extension Redemptions so long as TriSalus is paying its portion of the Monthly Contribution, or $39,068.44). Based on the 1,953,442 public shares that were not redeemed in the Extension Redemptions, the maximum amount of Extension Contributions is $468,821.28, which assumes that MTAC does not consummate an initial business combination until after May 22, 2023. As of June 5, 2023, the current balance of the Sponsor Note was $234,410.64. The Sponsor Note is unsecured, does not bear interest, and is separate from, and in addition to, the Convertible Sponsor Note and the above-referenced loans made to MTAC to fund operating and transaction expenses. For more information regarding the Sponsor Note, please see “Certain Relationships and Related Party Transactions — MTAC Related Party Transactions — Promissory Note — Related Party Extension Loan.” All of the above-referenced loans are payable upon the consummation of the Business Combination or another business combination. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to MTAC outside of the Trust Account, if any.

•
The Sponsor and MTAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MTAC’s behalf, such as identifying and investigating possible business targets and business combinations, which is limited by the MTAC Transaction Expenses Cap. The MTAC Transaction Expenses Cap also applies to the repayment of the aforementioned loans by Sponsor, as well as MTAC’s transaction expenses incurred in connection with the proposed Business Combination as well as its accrued expenses incurred in seeking an initial business combination. However, if MTAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, MTAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal). As of the record date, the Sponsor and MTAC’s officers and directors and their affiliates had incurred $[•] of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of MTAC’s current directors and officers and the continuation of directors and officers liability insurance covering MTAC’s current directors and officers, with the expense of such policy to be treated as an expense of TriSalus, and not MTAC (and thus not subject to the transaction expense cap otherwise applicable to MTAC transaction expenses).

•
The exercise of MTAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interests.

•
David Matlin, who is a current director of MTAC, and Arjun “JJ” Desai, who is one of the Sponsor’s investors, are expected to be directors of the Combined Company after the consummation of the Business Combination. As such, in the future, Mr. Matlin and Dr. Desai may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that the Combined Company Board determines to pay to its non-employee directors. See “Directors and Executive Officers After the Business Combination — Non-Employee Director Compensation.”

•
In connection with identifying potential business combination targets and evaluating the respective merits of such targets (including TriSalus), MTAC engaged Raymond James to act as its investment banking advisor, for which Raymond James will receive a fee if the Business Combination is consummated. Raymond James will receive an additional fee for its placement agent services if the proposed financing transaction with Magnetar is consummated, which would occur concurrently with the consummation of the Business Combination. Finally, Raymond James agreed to waive the deferred underwriting fee payable to it, if the proposed Business Combination is consummated. For more information regarding the fees payable to Raymond James and its potential conflicts of interest please see “Proposal 1 — The Business Combination Proposal — Certain Engagements in Connection with the Business Combination and Related Transactions.”

•
Concurrent with the execution of the Merger Agreement, MTAC and TriSalus entered into the Magnetar Term Sheet providing for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes concurrent with the closing of the Business Combination. Based upon information set forth in a Schedule 13D/A filed on February 9, 2023, Magnetar Financial LLC, an affiliate of Magnetar, collectively owned with its affiliates an aggregate of 1,145,833 shares of Class A Common Stock, which represented 58.7% of the total number of shares of Class A Common Stock and 14.0% of the total number of shares of Common Stock as of June 5, 2023 after giving effect to the Extension Redemptions. The Business Combination Proposal is conditioned upon approval of the Charter Approval Proposal, which requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class, among others. If Magnetar Financial LLC and its affiliates continue to hold a controlling stake of the issued and outstanding Class A Common Stock, they will be able to determine whether the Business Combination is consummated or not and Magnetar’s ability to do so, if applicable, could have an adverse effect on MTAC’s ability to negotiate favorable terms with Magnetar for the Magnetar Convertible Notes contemplated by the Magnetar Term Sheet or otherwise cause MTAC to enter into unfavorable arrangements with Magnetar. For more information regarding the relevant provisions set forth in the non-binding term sheet, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”

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MTAC engaged Ceros, an SEC registered broker/dealer and FINRA member firm, to act as its placement agent for the Preferred Stock PIPE Investment in connection with the Business Combination. Christopher C. Dewey, a director and the Chief Executive Officer of MTAC, as well as a Managing Member of the Sponsor, is a Managing Director of Ceros. Ceros will receive a fee for its placement agent services if the Preferred Stock PIPE Investment is consummated, which would occur concurrently with the consummation of the Business Combination. The Sponsor has agreed to pay such fee and reimburse Ceros’ expenses in connection with such engagement on behalf of MTAC, and Ceros has agreed that MTAC shall not be liable for any such fees or expenses payable in connection with the Business Combination or the Preferred Stock PIPE Investment. For more information regarding the fees payable to Ceros by the Sponsor and its potential conflicts of interest please see “Proposal 1 — The Business Combination Proposal — Certain Engagements in Connection with the Business Combination and Related Transactions.”

•
David Matlin, our Chief Financial Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Certain affiliates of Christopher Dewey, our Chief Executive Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase an aggregate of 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Michael Stansky, who is a member of our Sponsor and has served as a special advisor to MTAC, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Sponsor and MTAC also entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed to subscribe and purchase shares of Series A Convertible Preferred Stock to the extent the Sponsor’s members or their respective affiliates, related parties or designees did not subscribe to purchase additional shares beyond those subscribed for by Messrs. Matlin and Stansky and Mr. Dewey’s affiliates. The issuance and sale of an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock to the Preferred Stock PIPE Investors at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020, is contingent upon the consummation of the Business Combination in accordance with the terms of the Subscription Agreements. For more information regarding the terms of the Subscription Agreements and the Backstop Letter Agreement, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”

•
The Sponsor and its affiliates are active investors across a number of different investment platforms and companies, which we and our Sponsor believe improved the volume and quality of opportunities that were available to MTAC. Furthermore, as a result of these multiple business affiliations, MTAC’s officers and directors may have legal obligations relating to their present business opportunities to multiple entities. These obligations can create potential conflicts as well as the need to allocate investment opportunities across multiple entities. In order to provide our officers and directors with the flexibility to evaluate opportunities across these platforms and to comply with their other obligations, the Existing Charter provides that the doctrine of corporate opportunity does not apply with respect to any of MTAC’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations that they may have. MTAC does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or the waiver of corporate opportunity materially affected its search for a business combination. MTAC’s management is not aware of any such corporate opportunities not being offered to MTAC and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

Neither the Sponsor nor MTAC’s officers or directors have any interest in, or affiliation with TriSalus, or any fiduciary or contractual interest with other entities that would be material to the Business Combination.

These interests as described above may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize MTAC’s officers and directors to complete an initial business combination, even if on terms less favorable to MTAC’s stockholders compared to liquidating MTAC, because, among other things, if MTAC is liquidated without completing an initial business combination, the founder shares and Private Placement Warrants would be worthless, and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to MTAC would not be repaid to the extent such amounts exceed cash held by MTAC outside of the Trust Account (which such expenses and loans, including the Extension Loan, as of June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, amounted to approximately $3,307,632.37). The Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Merger Agreement and in recommending to public stockholders that they approve the Business Combination. The Board was fully informed that Mr. Dewey is a Managing Director of Ceros, and thereby could materially benefit from the engagement of Ceros by MTAC and the payment of placement agent fees to Ceros by the Sponsor. The Board determined that the overall benefits expected to be received by MTAC and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Board determined that these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.
See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting MTAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the TriSalus stockholders are expected to have a majority of the voting power of the Combined Company, TriSalus will comprise all of the ongoing operations of the Combined Company, directors designated by TriSalus will comprise a majority of the governing body of the Combined Company, and TriSalus’ senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TriSalus issuing shares for the net assets of MTAC, accompanied by a recapitalization. The net assets of MTAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of TriSalus.
Material U.S. Federal Income Tax Consequences of the Business Combination
In the event that a holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the holder. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular holder at the time such holder exercises his, her, or its redemption rights. See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its Common Stock for cash.
Recommendations of the Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, MTAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by TriSalus. The Board supported the decision to enter into the Business Combination because (i) TriSalus has a fast-growing, cash-flow positive medical device business and (ii) TriSalus’ SD-101 therapeutic program, which recently commenced Phase 1 clinical trials, provides an opportunity for significant future revenue due to its treatment potential to reverse immunosuppression to enhance tumor responsiveness in the liver and pancreas.
The Board did not obtain a fairness opinion on which to base its assessment. The directors and officers of MTAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries generally, with particular experience evaluating companies operating in the healthcare and medical device sectors, and concluded that their experience and backgrounds, together with the experience and sector expertise of MTAC’s financial and legal advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, MTAC’s directors and officers, together with its financial and legal advisors and consultants, have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Board in valuing TriSalus’ business.
The Board recommends that MTAC stockholders vote:
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FOR the Business Combination Proposal;

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FOR the Charter Approval Proposal;

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FOR the Governance Proposals;

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FOR the Stock Plan Proposal;

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FOR the ESPP Proposal;

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FOR the Nasdaq Proposal;

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FOR the Director Nomination Proposals; and

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FOR the Adjournment Proposal.

Emerging Growth Company
MTAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in MTAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. MTAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, MTAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of MTAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
MTAC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which it has total annual gross revenue of at least $1.235 billion or (c) in which MTAC is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of MTAC’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which MTAC will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 49 of this proxy statement/prospectus. Some of these risks are summarized below.
This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing MTAC’s, TriSalus’ and/or the Combined Company’s business. References in the summary below to “TriSalus” generally refer to TriSalus in the present tense or to the Combined Company from and after the Business Combination.
Risks Related to TriSalus’ Business
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TriSalus has a limited operating history, has incurred significant losses since its inception and anticipates incurring increasing expenses and continuing losses for the foreseeable future. TriSalus’ independent registered public accountants and management have expressed substantial doubt as to TriSalus’ ability to continue as a going concern.

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The Asset Purchase Agreement, dated July 31, 2020, entered into by TriSalus and Dynavax Technologies Corporation (“Dynavax”) in connection with TriSalus’ purchase of SD-101 requires TriSalus to make potentially significant payments to Dynavax before TriSalus will have regulatory approval of SD-101 and be able to generate revenue from sales of SD-101.

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Until TriSalus is able to generate significant revenues or achieve profitability through product sales, TriSalus will require substantial additional capital to finance TriSalus’ operations and continue development of its product candidates. TriSalus cannot be certain that such additional financing will be available on terms favorable to it, or at all, which could limit TriSalus’ ability to grow and jeopardize its ability to continue its business operations.

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TriSalus’ revenue is primarily generated from sales of its TriNav device and it is therefore highly dependent on it for its success. Failure to achieve continued market acceptance of TriNav for any reason will harm TriSalus’ business and future prospects.

•
TriNav is currently subject to an uncertain reimbursement environment, and any change to TriNav’s reimbursement status that reduces its level of reimbursement could cause TriNav sales to materially decline.

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TriSalus currently has a limited marketing, sales and distribution organization. If TriSalus is unable to successfully grow its marketing, sales and distribution capabilities, its product revenues related to TriNav, results of operations and financial condition will suffer.

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TriSalus is early in its pharmaceutical development efforts and has only one pharmaceutical product candidate, SD-101, in early clinical development. All of its other pharmaceutical product candidates are in the preclinical stage. If TriSalus is unable to advance its product candidates, including SD-101, in clinical development for any reason (including due to lack of funding), obtain regulatory approval and ultimately commercialize its product candidates, or experiences significant delays in doing so, TriSalus’ business, results of operations, financial condition and prospects may be materially adversely affected.

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Clinical development is a lengthy and expensive process with an uncertain outcome. In addition, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Failure can occur at any stage of clinical development.

•
Changes in existing third-party coverage or TriSalus’ inability to secure advantageous reimbursement codes may impact TriSalus’ ability to sell its products, which would materially and adversely impact TriSalus’ business, results of operations, financial condition and prospects.

•
The business and industry in which TriSalus participates are highly competitive. If TriSalus is unable to compete effectively, it will not be able to establish its products in the marketplace or grow its products’ market share in the marketplace, and as a result, TriSalus’ business and results of operations will be adversely impacted.

•
TriSalus is subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm its business.

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The complexity of a combination product that includes a drug and a medical device, presents additional, unique development and regulatory challenges, which may adversely impact TriSalus’ development plans and its ability to obtain regulatory approval or clearance of its product candidates.

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Failure to obtain, adequately protect, maintain or enforce TriSalus’ intellectual property rights could substantially harm TriSalus’ business and results of operations.

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The expiration or loss of patent protection may adversely affect TriSalus’ future revenues.

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The Combined Company does not have experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

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We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

•
There may not be an active trading market for Combined Company Common Stock or Combined Company warrants, which may make it difficult to sell such securities.

•
The price of Combined Company Common Stock and Combined Company warrants may be volatile.

Risks Related to MTAC’s Business and the Business Combination

•
If MTAC is unable to complete the Business Combination or another business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, MTAC public stockholders may only receive $10.00 per share (or less than such amount in certain circumstances) and MTAC Warrants will expire worthless.

•
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

•
If third parties bring claims against MTAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by MTAC’s stockholders may be less than $10.00 per share.

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MTAC’s stockholders may be held liable for claims by third parties against MTAC to the extent of distributions received by them upon redemption of their shares.

•
As a result of the Extension Redemptions, the Sponsor currently owns a majority of, and possesses controlling voting power with respect to, the outstanding Common Stock, which will limit other stockholders’ influence on corporate matters. Additionally, Sponsor has agreed to vote in favor of the Business Combination, regardless of how MTAC’s public stockholders vote.

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As a result of the Extension Redemptions, Magnetar Financial LLC and its affiliates collectively possess controlling voting power with respect to the Class A Common Stock, which will limit other stockholders’ influence on corporate matters.

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MTAC is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

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MTAC’s Sponsor, directors and officers may have certain conflicts in determining to recommend the acquisition of TriSalus, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

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MTAC may be unable to consummate the Business Combination because it is unable to meet the minimum closing cash condition and, to date, has not yet secured additional capital financing.

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The ability of MTAC public stockholders to exercise redemption rights with respect to a large number of shares of Common Stock could increase the probability that the Business Combination will be unsuccessful and that MTAC’s stockholders will have to wait for liquidation in order to redeem their public shares.

SUMMARY HISTORICAL FINANCIAL DATA OF MTAC
MTAC’s statement of operations data for the years ended December 31, 2022 and 2021 and balance sheet data as of December 31, 2022 and December 31, 2021 are derived from MTAC’s audited financial statements included elsewhere in this proxy statement/prospectus. MTAC’s statement of operations data for the three months ended March 31, 2023 and 2022 and balance sheet data as of March 31, 2023 are derived from MTAC’s unaudited financial statements included elsewhere in this proxy statement/prospectus.
The historical results of MTAC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of MTAC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTAC” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Statement of Operations Data (in actual dollars and shares):	Year Ended December 31, 2022	Year Ended December 31, 2021	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Revenues	$—	$—	$—	$—
Loss from operations	(2,746,125)	(3,040,714)	(843,346)	(669,807)
Change in fair value of warrant liabilities	5,837,332	7,744,000	265,334	3,449,332
Interest earned on marketable securities held in Trust Account	3,018,726	63,997	157,033	57,200
(Provision) for income taxes	(570,854)	—	(27,118)	—
Net income (loss)	5,539,079	4,767,283	(448,097)	2,836,725
Weighted average shares outstanding – basic and diluted
Class A Common Stock	23,358,326	25,000,000	1,953,422	25,000,000
Class B Common Stock	6,250,000	6,250,000	6,250,000	6,250,000
Basic and diluted net income (loss) per share
Class A Common Stock	0.19	0.15	(0.05)	0.09
Class B Common Stock	0.19	0.15	(0.05)	0.09
Balance Sheet Data:	As of December 31, 2022	As of December 31, 2021	As of March 31, 2023
Cash	$153,563	$200,884	136,798
Trust Account	19,827,884	250,007,295	20,219,328
Total assets	20,187,776	250,533,179	20,520,212
Total liabilities	13,654,332	17,250,282	14,210,232
Value of Class A Common Stock subject to redemption	19,800,030	250,000,000	20,164,356
Stockholders’ equity/(deficit)	(13,266,586)	(16,717,103)	(13,854,376)

SUMMARY HISTORICAL FINANCIAL DATA OF TRISALUS
TriSalus’ statement of operations data for the years ended December 31, 2022 and 2021 and balance sheet data as of December 31, 2022 and December 31, 2021 are derived from TriSalus’ audited financial statements included elsewhere in this proxy statement/prospectus. TriSalus’ statement of operations data for the three months ended March 31, 2023 and 2022 and balance sheet data as of March 31, 2023 are derived from TriSalus’ unaudited financial statements included elsewhere in this proxy statement/prospectus.
The historical results of TriSalus included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of TriSalus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Statement of Operations Data ($ in thousands, except share data):	Year Ended December 31, 2022	Year Ended December 31, 2021	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Revenues	$12,398	$8,401	2,984	2,370
Cost of goods sold	2,258	1,193	662	376
Gross profit	10,140	7,208	2,322	1,994
Operating Expenses	46,579	31,240	12,443	9,885
Loss from operations	(36,439)	(24,032)	(10,121)	(7,891)
Interest income	180	—	35	1
Interest expense	(1)	(1,761)	(5)	—
Loss on conversion of convertible notes	—	(3,416)	—	—
Loss on equity issuance	(8,312)	—	(584)	—
Change in fair value of tranche and warrant liabilities	(2,186)	(379)	2,421	19
Other income and expense, net	(420)	746	(19)	(2)
Loss before income taxes	(47,178)	(28,842)	(8,273)	(7,873)
Income tax benefit (expense)	(9)	(3)	5	—
Net Loss	(47,187)	$(28,845)	(8,268)	(7,873)
Weighted average common shares outstanding – basic and diluted	12,526,248	8,864,082	16,166,581	11,507,292
Balance Sheet Data ($ in thousands):	As of December 31, 2022	As of December 31, 2021	As of March 31, 2023
Cash	$9,414	$30,301	6,760
Other current assets	7,800	4,830	8,434
Long-term assets	4,781	2,706	4,648
Total assets	21,995	37,837	19,842
Total liabilities	34,318	6,934	23,957
Convertible preferred stock	164,006	160,507	180,358
Stockholders’ deficit	(176,329)	(129,604)	(184,473)

RISK FACTORS
The following risk factors that apply to the business and operations of TriSalus will also apply to the business and operations of the Combined Company following the closing of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of TriSalus and the Combined Company’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”, before deciding how to vote your shares of Common Stock. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition and results of operations of the Combined Company. TriSalus may face additional risks and uncertainties that are not presently known to us, or that TriSalus currently deems immaterial, which may also impair the Combined Company’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of TriSalus and financial statements of MTAC and notes thereto included elsewhere in this proxy statement/prospectus.
RISKS RELATED TO TRISALUS’ BUSINESS
Risks Related to TriSalus’ Financial Condition
TriSalus has a limited operating history, has incurred significant losses since its inception and anticipates incurring increasing expenses and continuing losses for the foreseeable future. TriSalus’ independent registered public accountants and management have expressed substantial doubt as to TriSalus’ ability to continue as a going concern.
TriSalus is a commercial stage medical device and Phase I clinical stage pharmaceutical company with a limited operating history upon which you can evaluate its business and prospects. TriSalus has incurred significant losses since its inception, including net losses of $8.3 million and $47.2 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. As of March 31, 2023, TriSalus had an accumulated deficit of $195.6 million. TriSalus anticipates incurring increasing research and development and general and administrative expenses related to its operations and becoming a public company for the foreseeable future. Losses will likely continue and may increase in the future as TriSalus continues to incur significant expenses related to drug development. TriSalus may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase TriSalus’ losses. In addition, TriSalus has limited experience and has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by clinical stage pharmaceutical companies. If TriSalus is unable to achieve and/or sustain profitability, or if TriSalus is unable to achieve the growth that it expects from these efforts, it could have a material adverse effect on TriSalus’ business, financial condition or results of operations. Even if TriSalus achieves profitability in the future, it may not be able to sustain profitability in subsequent periods.
In addition, the Report of Independent Registered Public Accounting Firm to TriSalus’ December 31, 2022 financial statements includes an explanatory paragraph that expressed substantial doubt about TriSalus’ ability to continue as a going concern. Additionally, TriSalus’ management has independently determined that there is substantial doubt about TriSalus’ ability to continue as a going concern because TriSalus has incurred significant operating losses and expects to continue incurring losses for the foreseeable future. TriSalus’ financial statements were prepared assuming that TriSalus will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. Without additional financing, such as in connection with the Business Combination, TriSalus’ management estimates that its existing cash and cash equivalents and additional cash or committed funding are insufficient to fund its projected liquidity requirements for the next 12 months, creating substantial doubt about TriSalus’ ability to continue as a going concern and it may be unable to realize assets and discharge liabilities in the ordinary course of operations. If TriSalus is unable to obtain sufficient funding, it may be forced to delay, scale back, or eliminate some or all of its research and development activities, its financial condition and results of operations will be materially and adversely affected and it may be unable to continue as a going concern. Even if TriSalus is successful in raising additional funding in connection with the completion of the Business Combination, future financial statements may include similar qualifications about the Combined Company’s ability to continue as a going concern. If TriSalus seeks additional financing to fund its business activities in the future and there remains substantial doubt about its ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to TriSalus on commercially reasonable terms or at all.
The Dynavax Agreement entered into by TriSalus in connection with its purchase of SD-101 requires TriSalus to make potentially significant payments to Dynavax before TriSalus will have regulatory approval of SD-101 and be able to generate revenue from sales of SD-101.
Pursuant to the Dynavax Agreement, TriSalus has paid Dynavax $11 million to-date and may be required to pay Dynavax up to an additional $159 million upon the achievement of certain development and regulatory milestones with respect to SD-101. Many of these payments would be owed before TriSalus would be potentially selling and generating revenue from sales of SD-101 as a commercialized product. TriSalus will also be required to pay up to $80 million upon achieving certain commercial milestones once sales of SD-101 have begun. The Dynavax Agreement also obligates TriSalus to pay royalties based on potential future net sales of products containing SD-101 compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances. TriSalus’ failure to satisfy these payment obligations or other obligations under the Dynavax Agreement could result in penalties or litigation, which could have a material adverse effect on TriSalus’ business, financial condition, and results of operations.
Until TriSalus is able to generate significant revenues or achieve profitability through product sales, TriSalus will require substantial additional capital to finance TriSalus’ operations and continue development of its product candidates. TriSalus cannot be certain that such additional financing will be available on terms favorable to it, or at all, which could limit TriSalus’ ability to grow and jeopardize its ability to continue its business operations.
Based on its sales, operations, and research and development plans, TriSalus expects that following the consummation of the Business Combination, and assuming satisfaction of the minimum available cash condition in the Merger Agreement and no amendment or waiver of such condition, its existing cash and cash equivalents will be sufficient to fund its operations into 2024. However, TriSalus expects to incur significant expenses and operating losses for the foreseeable future as it continues to invest in the commercialization of SD-101, clinical trials and other development, manufacturing and regulatory activities for TriNav, SD-101 and TriSalus’ other product candidates, and discovery research and development. One such significant expense, pursuant to the Dynavax Agreement, is TriSalus’ obligation to pay up to $250 million upon the achievement of certain development, regulatory, and commercial milestones and low double-digit royalties based on potential future net sales of products containing the SD-101 compound. Based on TriSalus’ history of losses, TriSalus does not expect that it will be able to fund TriSalus’ longer-term capital and liquidity needs through TriSalus’ cash balances and operating cash flow alone.
Until TriSalus can generate a sufficient amount of revenue, it will need to finance its operations through strategic alliance and licensing arrangements and/or public or private debt and equity financings. TriSalus expects to use the proceeds of the Business Combination and will need to obtain substantial additional funding in connection with its continuing operations and planned activities, including to continue the clinical development of, and seek regulatory approval for, SD-101 in any indication, to expand its business, to respond to competitive pressure and to make acquisitions. The amount of capital TriSalus will need may change depending on, among other things, the success of its efforts to grow revenue, its efforts to continue to effectively manage expenses, the results of TriSalus’ research and development and clinical trials for product candidates, and costs arising from seeking regulatory approvals. TriSalus may not succeed in raising additional funds in a timely manner. The timing of TriSalus’ need for additional funds will depend on many factors, which are difficult to predict or may be outside of TriSalus’ control, including:
•
the revenue received from sales of TriNav;

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the costs and timing of research and development programs, including for additional Pressure-Enabled Drug Delivery (“PEDD”) devices;

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the scope, progress, results, resources, time and costs of preclinical development, laboratory testing and clinical trials for TriSalus’ current and future product candidates;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property rights and defending any intellectual property-related claims;

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TriSalus’ ability to establish collaborations on favorable terms, if at all;

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the costs, timing and outcome of the regulatory review and approval of SD-101 and any future product candidate;

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the timing of any milestone payments or royalties due to Dynavax; and

•
the costs of operating as a public company.

If TriSalus’ estimates and predictions relating to any of these factors are incorrect, TriSalus may need to modify its business plans. Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and TriSalus may never generate the necessary data or results required to obtain regulatory approval and achieve product sales for SD-101 or any of its product candidates. In addition, SD-101 and any future product candidates, if approved, may not achieve commercial success. TriSalus’ commercial revenues from TriNav will not be sufficient to fund TriSalus’ planned research activities in the near term, if ever. Accordingly, TriSalus may try to raise additional funds through public or private financings, strategic relationships, or other arrangements. In addition, TriSalus may seek additional capital due to favorable market conditions or strategic considerations even if TriSalus believes it has sufficient funds for its current or future operating plans.
TriSalus’ ability to raise additional capital in the equity and debt markets, should it choose to do so, will depend upon many factors, including but not limited to, the market demand for Combined Company Common Stock, which itself is subject to a number of development and business risks and uncertainties, as well as investor perception of TriSalus’ creditworthiness and prospects. It will also depend on a number of factors, including market conditions, interest rates, TriSalus’ operating performance, and its credit rating. If TriSalus is unable to raise funds on acceptable terms, it may not be able to execute its business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm TriSalus’ business, financial condition and results of operations. If TriSalus is not able to continue operations, investors may suffer a complete loss of their investments in the Combined Company’s securities.
When, following the Business Combination, the Combined Company raises additional funds through future issuances of equity or convertible debt securities, TriSalus’ existing stockholders could suffer significant dilution, and any new equity securities the Combined Company issues could have rights, preferences and privileges superior to those of holders of TriSalus Common Stock. Any debt financing that the Combined Company may secure in the future could involve significant fixed payment obligations and restrictive covenants relating to the Combined Company’s capital raising activities and other financial and operational matters, which may make it more difficult for the Combined Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. The Combined Company may not be able to obtain additional financing on terms favorable to it, if at all. If the Combined Company is unable to obtain adequate financing or financing on terms satisfactory to it when the Combined Company requires it, the Combined Company may need to delay, reduce the scope of or put on hold one or more research and development programs or commercialization efforts while TriSalus seeks strategic alternatives and its ability to continue to support TriSalus’ business growth and to respond to business challenges and opportunities could be significantly impaired.
TriSalus may also need to seek collaborators for SD-101 and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms its rights to SD-101 and any future product candidates in markets where TriSalus otherwise would seek to pursue development or commercialization itself. Any of the above events could significantly harm TriSalus’ business, prospects, financial condition, and results of operations and cause the price of the Combined Company Common Stock to decline. Further, the Combined Company’s ability to raise additional capital may be adversely impacted by potential worsening global economic conditions, and the continued disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from geopolitical events, including Russia’s invasion of Ukraine and disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank, Signature Bank, and First Republic Bank. Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. If the Combined Company is unable to raise sufficient additional capital, TriSalus could be forced to curtail TriSalus’ planned operations and the pursuit of TriSalus’ growth strategy and business development efforts, which could jeopardize its ability to continue its business operations.
TriSalus’ future capital needs may require the Combined Company to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.
The Combined Company may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that the Combined Company raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed or variable payment obligations and could involve certain restrictive covenants, such as limitations on the Combined Company’s ability to incur additional debt, limitations on its ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact TriSalus’ ability to conduct its business, including grants of security interests in TriSalus’ intellectual property (which is one of the proposed terms in the Magnetar Term Sheet). If the Combined Company raises additional capital through future collaborations, strategic alliances or third-party licensing arrangements, TriSalus may have to relinquish valuable rights to its intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to TriSalus.
If the Combined Company is unable to raise additional capital when needed, TriSalus may be required to delay, limit, reduce or terminate its product development or commercialization efforts, or grant rights to develop and market products or product candidates that it would otherwise develop and market ourselves.
If the Combined Company engages in future acquisitions or strategic partnerships, this may increase its capital requirements, dilute its stockholders if the Combined Company issues equity securities, cause the Combined Company to incur debt or assume contingent liabilities, and subject it to other risks.
The Combined Company may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:
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increased operating expenses and cash requirements;

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the assumption of additional indebtedness or contingent liabilities;

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the issuance of Combined Company equity securities;

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assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integration;

•
the diversion of its management’s attention from its existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

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retention of key employees, the loss of key personnel, and uncertainties in its ability to maintain key business relationships;

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risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and related regulatory approvals; and

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the Combined Company’s inability to generate revenue from acquired technology and/or products sufficient to meet its objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if the Combined Company undertakes acquisitions, it may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, the Combined Company may not be able to locate suitable acquisition opportunities, which could impair its ability to grow or obtain access to technology or products that may be important to the development of the Combined Company’s business.
Risks Related to TriNav
TriSalus’ revenue is primarily generated from sales of its TriNav device and it is therefore highly dependent on it for its success. Failure to achieve continued market acceptance of TriNav for any reason will harm TriSalus’ business and future prospects.
TriSalus began selling TriNav in 2020 in the United States and sales of TriNav accounted for substantially all of its revenue for the three months ended March 31, 2023 and the year ended December 31, 2022. Sales of TriNav are expected to continue to account for primarily all of TriSalus revenue going forward. TriSalus’ ability to execute its growth strategy and become profitable will therefore depend upon the adoption of TriNav by physicians and hospitals, among others.
TriNav is a relatively new drug delivery platform designed to overcome the barriers of the high pressure tumor microenvironment (“TME”). As a result, physician awareness of TriNav, and experience with TriNav, is limited. A number of factors that are outside of TriSalus’ control may contribute to fluctuations in TriSalus’ and the Combined Company’s financial results, including:
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Physician experience and hospital demand for TriSalus’ products and the extent of adoption of TriNav, including the rate at which physicians recommend TriNav for use on their patients;

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Delays in, or failure to supply product, component and material deliveries by TriSalus’ third-party suppliers;

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Positive or negative media coverage, or public, patient and/or physician perception, of TriNav or competing products and procedures;

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Any safety or effectiveness concerns that arise regarding TriNav;

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The extent of reimbursement by CMS for purchases of TriNav, and specifically whether TriNav will be assigned a permanent reimbursement rate and at a comparable reimbursement price by CMS; and

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Introduction of new products or procedures for delivering drugs into the tumor microenvironment that compete with TriNav.

There is no assurance that TriNav will achieve broad market acceptance among physicians and hospitals. Any failure of TriNav to satisfy physician or hospital demand or to achieve meaningful market acceptance will harm TriSalus’ business and future prospects.
TriSalus’ business is dependent upon the continued adoption of TriNav by hospitals and physicians.
TriSalus’ future growth and profitability largely depend on its ability to increase physician awareness and adoption of TriNav and on the willingness of physicians to recommend the device to more of their patients. Physicians may not use TriSalus’ products unless they are able to determine, based on experience, clinical data, medical society recommendations and other analyses, that TriSalus’ product provides a safe and effective treatment alternative for drug delivery. Even if TriSalus is able to raise awareness and increase adoption of TriNav among physicians, physicians tend to be slow in changing their medical treatment practices and may be hesitant to select TriNav for recommendation to patients for a variety of reasons, including:
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Long-standing relationships with competing companies and distributors that sell competitive products;

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Competitive response and negative selling efforts from providers of alternative catheter products;

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Perceived liability risk generally associated with the use of new products and procedures;

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Lack of sufficient clinical evidence, including long-term data, supporting the clinical benefits of TriNav;

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Reluctance to change to or use new products and procedures; and

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Time commitment and skill development that may be required to gain familiarity and proficiency with TriNav.

Physicians play a significant role in determining the course of a patient’s treatment and, as a result, the type of treatment that will be recommended or provided to a patient. TriSalus focuses its sales, marketing, and education efforts primarily on interventional radiologists with the goal of educating these physicians regarding the patient population that TriSalus believes would benefit from TriNav. However, TriSalus cannot assure you that it will achieve broad education or market acceptance among these practitioners. For example, if treating physicians are not made aware of TriNav, they may not treat patients using TriSalus’ product, and those patients may instead not seek treatment at all or may be treated with alternative products or procedures. In addition, some physicians may choose to utilize TriNav on only a subset of their total patient population or may not adopt TriNav at all. If a physician experiences an adverse event in one or more of their TriNav patients or if any issues with the safety or efficacy of TriNav develop, physicians may not continue offering TriNav as a drug delivery method at the same rate or at all. If TriSalus is not able to effectively demonstrate that TriNav is beneficial in a broad range of patients, adoption of TriNav will be limited and may not occur as rapidly as TriSalus anticipates, which would have a material adverse effect on TriSalus’ business, financial condition, and results of operations. TriSalus cannot assure you that TriNav will achieve broad market acceptance among hospitals and physicians. Any failure of TriNav to satisfy demand or to achieve meaningful market acceptance and penetration will harm TriSalus’ future prospects and have a material adverse effect on its business, financial condition, and results of operations.
In addition, the medical device industry’s interactions and relationships with physicians are under increasing scrutiny by the Health and Human Services Office of the Inspector General (“OIG”), the Department of Justice (“DOJ”), state attorneys general, and other foreign and domestic government agencies. TriSalus’ failure to comply with laws, rules and regulations governing its relationships with physicians, or an investigation into its compliance by the OIG, DOJ, state attorneys general or other government agencies, could significantly harm TriSalus’ business.
In most cases, before physicians can use TriSalus products for the first time, TriSalus products must be approved for use by a hospital’s new product or value analysis committee, or the staff of a hospital or health system. Following such approval, TriSalus may be required to enter into purchase contracts with such hospital or health system. Such approvals or requirements to enter into a purchase contract could deter or delay the use of TriSalus products by physicians. TriSalus cannot provide assurance that its efforts to obtain such approvals, enter into purchase contracts, or generate adoption will be successful or increase the use of its products, and if TriSalus is not successful, it could have a material adverse effect on TriSalus’ business, financial condition and results of operations.
TriNav is currently subject to an uncertain reimbursement environment, and any change to TriNav’s reimbursement status that reduces its level of reimbursement could cause TriNav sales to materially decline and impede market adoption.
TriSalus presently benefits from various reimbursement codes in the United States, including the following:
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Healthcare Common Procedure Coding System Code (“HCPCS”): C1982; and

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Current Procedural Terminology (“CPT”) for physicians to support reimbursement for physician rendered healthcare services Codes: 37242 Mapping and 37243 Treatment.

TriSalus’ approved TPT payment for TriNav was extended on December 29, 2022 through the Consolidated Appropriations Act of 2023 and allows for reimbursement payments in the amount of $7,750 for each catheter through December 31, 2023. The TPT allows for temporary payments above the standard prospective payment rate paid for the procedure (rather than as a cost included in the standard payment). TriSalus intends to apply for a Category III code with the American Medical Association (the “AMA”). The AMA routinely creates these codes for emerging technology, services and procedures. The Category III code will allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024 but there can be no assurance that such permanent code will be granted or that continuing reimbursement will be available at similar reimbursement rates.
Any reduction in the amount of the reimbursement for TriNav will negatively impact the revenue TriSalus is able to generate from the sale of TriNav and may hinder TriSalus’ ability to recoup its total investment in TriNav notwithstanding regulatory approval of the product. If TriSalus is unable to promptly obtain coverage and profitable payment rates from hospital budgets or government-funded and private purchasers for TriNav or any future products, TriSalus may sell less units or need to sell them at a lower price. Such changes in revenues would have a material adverse effect on TriSalus’ operating results and its overall financial condition.
TriSalus currently has a limited marketing, sales and distribution organization. If TriSalus is unable to successfully grow its marketing, sales and distribution capabilities, its product revenues related to TriNav, results of operations and financial condition will suffer.
Historically, TriSalus contracted with a limited number of third party distributors for a significant portion of its commercial sales of TriNav; however it is currently in the process of transitioning to a direct-sales model. TriSalus currently has limited in-house sales and marketing capabilities and, as a result, its revenues and results of operations were adversely impacted after it discontinued its distributor agreement with Advanced Critical Devices (“ACD”) in December 2022. Although TriSalus continues to further develop an in-house marketing organization and sales force with technical expertise and supporting distribution capabilities to commercialize TriNav, which will require significant capital expenditures, management resources and time, TriSalus may be unable to accurately predict the future level of demand for TriNav that will be generated by TriNav’s existing or potential customers, or the future demand for TriSalus’ medical device products by these customers or new customers. TriSalus will also have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. TriSalus may not be able to build an effective sales and marketing organization with supporting distribution capabilities in the United States, the European Union (“EU”) or other key global markets in compliance with applicable legal requirements. Any failure or delay in the development of TriSalus’ internal sales, marketing and distribution capabilities would adversely impact TriSalus’ revenues, results of operations and financial condition and TriSalus would have difficulties meeting its revenue projections related to the sales of TriNav.
Further, if TriSalus decides to re-enter into arrangements with third parties to perform sales, marketing, and distribution services, its product revenues related to TriNav may be lower than if TriSalus was to market, sell and distribute TriNav itself. TriSalus also would face competition in its search for third parties to assist with the sales, marketing and distribution efforts of TriNav.
Increases in costs, disruption of supply or shortage of materials could harm TriSalus’ business.
TriSalus manufactures TriNav internally, and certain materials necessary to produce TriSalus’ products are sourced from a limited number of suppliers. Any disruption in the supply of materials from such suppliers could disrupt production of TriSalus’ products until such time as a different supplier is fully qualified. As a result, TriSalus may experience an increase in costs or inability to meet customer demand. Furthermore, shortages or increased demand of such materials and other economic conditions, like inflation, may cause TriSalus to experience significant increases in the cost of materials. In the case of TriNav, substantial increases in the prices for materials used in its production would increase TriSalus’ operating costs and could reduce TriSalus’ margins if it cannot recoup any such increased costs through increased product pricing. Any attempts to increase product prices in response to increased material costs could result in cancellations of product orders and therefore materially and adversely affect TriSalus’ brand, business, prospects and results of operations.

Risks Related to SD-101 and Product Development
TriSalus is early in its pharmaceutical development efforts and has only one pharmaceutical product candidate, SD-101, in early clinical development. All of its other pharmaceutical product candidates are in the preclinical stage. If TriSalus is unable to advance its product candidates, including SD-101, in clinical development for any reason (including due to lack of funding), obtain regulatory approval and ultimately commercialize its product candidates, or experiences significant delays in doing so, TriSalus’ business, results of operations, financial condition and prospects may be materially adversely affected.
TriSalus is in the early stages of its development efforts and has only one product candidate, SD-101, in early clinical development. TriSalus has initiated Phase 1 and Phase 1b clinical trials for this product candidate, each of which are focused on a different target indication, specifically: uveal melanoma, intrahepatic cholangiocarcinoma and hepatocellular carcinoma. TriSalus’ other product candidates currently in development are in the preclinical stage. TriSalus will need to progress any early product candidates through IND-enabling studies and submit Investigational New Drug applications (“INDs”) to the FDA prior to initiating their clinical development. TriSalus’ ability to generate product revenues from its pharmaceutical candidates, which TriSalus does not expect will occur for several years, if ever, will depend heavily on the successful development and eventual commercialization of TriSalus’ product candidates. The success of these product candidates will depend on several factors, including the following:
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successful enrollment in clinical trials and completion of clinical trials and preclinical studies with favorable results;

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clearance of INDs by the FDA or similar regulatory filings by comparable foreign regulatory authorities for the conduct of clinical trials of TriSalus’ product candidates and its proposed design of future clinical trials;

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demonstrating the safety and efficacy in the proposed indications for use of its product candidates to the satisfaction of applicable regulatory authorities;

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receipt of marketing approvals from applicable regulatory authorities, including New Drug Applications (“NDAs”) from the FDA and maintaining such approvals;

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making arrangements with third-party manufacturers for, or establishing, clinical and commercial manufacturing capabilities;

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establishing sales, marketing and distribution capabilities and launching commercial sales of TriSalus product candidates, if and when approved, whether alone or in collaboration with others;

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establishing and maintaining patent and trade secret protection or regulatory exclusivity for its product candidates;

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maintaining an acceptable safety profile of its products following approval; and

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building and maintaining an organization of people who can successfully develop TriSalus product candidates.

The success of TriSalus’ business depends in part on the successful development, regulatory approval, and commercialization of its product candidate, SD-101, as well as any other future product candidates, which may never occur. TriSalus has not yet succeeded and may not succeed in obtaining marketing approval for SD-101. If TriSalus is unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize TriSalus’ product candidates, TriSalus may not be able to generate any revenue from its pharmaceutical development efforts and this may have a material adverse effect on its business, results of operations, financial condition and prospects.
Clinical trials of TriSalus product candidates or potential product candidates may fail to produce results necessary to support regulatory clearance or authorization.
TriSalus incurs substantial expense for, and devotes significant time to, clinical trials but cannot be certain that the trials will ever result in commercial gains. TriSalus may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. TriSalus’ products may produce undesirable adverse effects that could cause TriSalus, institutional review boards (“IRBs”) or regulatory authorities to interrupt, delay or halt clinical trials. TriSalus, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks. TriSalus clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of TriSalus’ product candidates. Additionally, the FDA may disagree with TriSalus’ interpretation of the data from its pilot studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or effectiveness, and may require TriSalus to pursue additional clinical trials, which could further delay the clearance or authorization of its product candidates. If TriSalus is unable to demonstrate the safety and effectiveness of product candidates in its clinical trials, TriSalus will be unable to obtain the regulatory clearances or authorizations it needs to commercialize new products.
Interim, “topline” and preliminary data from clinical trials of TriSalus product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.
From time to time, TriSalus may publish interim topline or preliminary data from its clinical trials. Interim data from clinical trials that TriSalus may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data TriSalus previously published. As a result, interim and preliminary data should be viewed with caution until the final data is available. Adverse differences between preliminary or interim data and final data could significantly harm TriSalus’ reputation and business prospects.
Clinical development is a lengthy and expensive process with an uncertain outcome. In addition, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials. Failure can occur at any stage of clinical development.
Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process and may result from a multitude of factors both within and outside TriSalus’ control, including flaws in formulation, adverse safety or efficacy profiles and flaws in trial design, among others. To obtain the requisite regulatory approvals or clearances to market and sell any of its product candidates, TriSalus must demonstrate through extensive preclinical studies and clinical trials that its product candidates are safe and effective in humans for use in each target indication. The results of preclinical studies and early clinical trials of SD-101 and any future drug candidates may not be predictive of the results of later-stage clinical trials, making it impossible to predict when or if any of TriSalus’ product candidates will prove safe or effective in humans or receive regulatory approval or clearance. The results generated to date in preclinical studies for TriSalus’ product candidates do not ensure that later preclinical studies or clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical and earlier stage clinical trials. In later-stage clinical trials, TriSalus will likely be subject to more rigorous statistical analyses than in completed earlier stage clinical trials. Several companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to a lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials, and TriSalus cannot be certain that it will not face similar setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval or clearance of these product candidates.
In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the dosing regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. If the trials result in negative or inconclusive results, TriSalus or its collaborators or partners may decide, or regulators may require them, to discontinue trials of TriSalus’ drug candidates or conduct additional clinical trials or preclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret TriSalus’ data as favorably as TriSalus does, which may delay, limit or prevent regulatory approval. For these reasons, TriSalus’ future clinical trials may not be successful. If TriSalus fails to produce positive results in TriSalus’ planned preclinical studies or clinical trials of any of TriSalus’ product candidates, the development timeline and regulatory approval or clearance and commercialization prospects for TriSalus’ product candidates, and, correspondingly, TriSalus’ business and financial prospects, would be materially and adversely affected.
Also, TriSalus cannot guarantee that any preclinical studies or clinical trials will be conducted as planned or completed on schedule, if at all. TriSalus may experience difficulties in patient enrollment in its clinical trials for a variety of reasons, including challenges resulting from the COVID-19 pandemic, labor shortages, and global supply chain interruptions. Any inability to timely and successfully complete preclinical and clinical development could result in additional costs to TriSalus or impair its ability to achieve regulatory and commercialization milestones. In addition, if TriSalus makes manufacturing or formulation changes to its product candidates, TriSalus may need to conduct additional testing to bridge TriSalus’ modified product candidate to earlier versions. TriSalus’ product development costs will also increase if TriSalus experience delays in testing or obtaining marketing approvals or clearances.
Delays in clinical trials are common and have many causes, and any delay could result in increased costs to TriSalus and could jeopardize or delay TriSalus’ ability to obtain regulatory approval and commence future product sales. TriSalus may also find it difficult to enroll patients in its clinical trials, which could delay or prevent development of its product candidates.
TriSalus may experience delays in clinical trials of its drug candidates. Planned clinical trials may not begin on time, have an effective design, enroll a sufficient number of patients or be completed on schedule, if at all. TriSalus’ clinical trials can be delayed for a variety of reasons, including:
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inability to raise or delays in raising funding necessary to initiate or continue a trial;

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delays in obtaining regulatory approval to commence a trial;

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delays in reaching agreement with the FDA on final trial design;

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imposition of a clinical hold for safety reasons or following an inspection of its clinical trial operations or trial sites by the FDA or other regulatory authorities;

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delays in reaching agreement on acceptable terms with prospective contract manufacturing organizations (“CMOs”), or contract research organizations (“CROs”), and clinical trial sites, or failure by such CMOs to complete the manufacturing of clinical trial materials or CROs to follow and carry out the clinical study protocol at each site in accordance with the terms of TriSalus’ agreements with them;

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delays in obtaining required IRB, approval at each site;

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difficulties or delays in having patients’ complete participation in a trial or return for post-treatment follow-up;

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clinical sites electing to terminate their participation in one of TriSalus’ clinical trials, which would likely have a detrimental effect on subject enrollment;

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time required to add new clinical sites; or

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delays by prospective CMOs to produce and deliver sufficient supply of clinical trial materials.

If initiation or completion of TriSalus’ planned clinical trials is delayed for any of the above reasons or other reasons, its development costs may increase, its regulatory approval process could be delayed and its ability to commercialize and commence sales of its drug candidates could be materially harmed, which could have a material adverse effect on TriSalus’ business.
In addition, identifying and qualifying patients to participate in clinical trials of TriSalus’ drug candidates is critical to its success. The timing of its clinical trials depends on the speed at which TriSalus can recruit patients to participate in testing its drug candidates as well as completion of required follow-up periods. TriSalus may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics or to complete its clinical trials in a timely manner. Patient enrollment is and completion of the trials are affected by a variety of factors, including:
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severity and prevalence of the disease under investigation;

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design of the trial protocol;

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size of the patient population;

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eligibility criteria for the trial in question;

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perceived risks and benefits of the drug candidate under trial;

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proximity and availability of clinical trial sites for prospective patients;

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availability of competing therapies and clinical trials;

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efforts to facilitate timely enrollment in clinical trials;

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patient referral practices of physicians; and

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ability to monitor patients adequately during and after treatment.

SD-101 relies on oligonucleotide TLR agonists. Serious adverse event data relating to TLR agonists may require TriSalus to reduce the scope of or discontinue certain of TriSalus’ pre-clinical or clinical activities.
SD-101 is composed, in part, of TLR9 agonist CpG oligonucleotides. If SD-101 or any of TriSalus’ future product candidates in clinical trials or similar products from competitors produce serious adverse event data, TriSalus may be required to delay, discontinue, or modify many of its clinical trials or its clinical trial strategy. If a safety risk based on mechanism of action or the molecular structure were identified, it may hinder TriSalus’ ability to develop its product candidates or enter into potential collaboration or commercial arrangements. Rare diseases and a numerical imbalance in cardiac adverse events have been observed in patients in its clinical trials. If adverse event data are found to apply to its TLR agonist and/or inhibitor technology as a whole, TriSalus may be required to significantly reduce the scope of or discontinue certain of TriSalus’ pre-clinical or clinical activities.
The long-term prospects of TriSalus are dependent on the success of its development stage products including SD-101, which depend on regulatory approval. Failure to maintain or obtain regulatory approvals would materially and adversely impact TriSalus and its business prospects.
The long-term prospects of TriSalus are dependent on SD-101, currently its sole development stage immune-oncology product candidate, and early stage development is inherently risky. Even if TriSalus has early indications of success in clinical development, in order to be able to market SD-101 in the U.S., TriSalus must obtain approval from the FDA, and corresponding applications to foreign regulatory agencies must be approved by those agencies, before TriSalus may sell the product in their respective geographic area. Obtaining FDA marketing approval and corresponding foreign applications is highly uncertain and TriSalus may fail to obtain approval, or might obtain approval in a more limited indication than sought. The FDA review process is extensive, lengthy, expensive and uncertain, and the FDA or foreign regulatory agencies may delay, limit or deny approval of TriSalus’ application for many reasons, including: whether the data from TriSalus’ clinical trials or the development program are satisfactory to the FDA or foreign regulatory agency; disagreement with the number, design, size, conduct or implementation of TriSalus’ clinical trials or proposed post-marketing study, or a conclusion that the data fails to meet statistical or clinical significance or safety requirements; acceptability of data generated at TriSalus’ clinical trial sites that are monitored by third-party CROs; and deficiencies in TriSalus’ manufacturing processes or facilities or those of TriSalus’ third-party contract manufacturers and suppliers, if any.
In the event that TriSalus determines to commercialize SD-101 outside the United States, such as in Europe, whether TriSalus can do so successfully will depend upon it receiving regulatory approval, which can be costly and time-consuming, and there is a risk that one or more regulatory bodies may require that TriSalus conduct additional clinical trials and/or take other measures which will take time and require that TriSalus incur significant additional expense. In addition, there is the risk that TriSalus may not receive approval in one or more jurisdictions.

In addition, TriSalus obtains guidance from regulatory authorities on certain aspects of its clinical development activities and seeks to comply with written guidelines provided by such authorities. These discussions and written guidelines are not binding obligations on the part of the regulatory authorities and the regulatory authorities may require additional patient data or studies to be conducted. Regulatory authorities may revise or retract previous guidance during the course of a clinical trial or after the completion of the trial. The authorities may also disqualify a clinical trial from consideration in support of approval of a potential product if they deem the guidelines have not been met. The FDA or foreign regulatory agencies may determine TriSalus’ clinical trials or other data regarding safety, efficacy or consistency of manufacture or compliance with GMP regulations are insufficient for regulatory approval. Failure to maintain or obtain regulatory approvals would materially and adversely impact TriSalus and its business prospects.
Even if TriSalus obtains regulatory approval of its product candidates, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, which could materially adversely impact TriSalus’ business, results of operations and financial condition.
TriSalus’ sole pharmaceutical product candidate, SD-101, may never be approved for marketing as a potential cancer treatment. To the extent SD-101 is approved for marketing as a potential cancer treatment, it may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Various factors will influence whether SD-101 is accepted in the market, including:
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the clinical indications for which SD-101 is approved;

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physicians, hospitals, cancer treatment centers and patients considering SD-101 as a safe and effective treatment;

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the potential and perceived advantages of SD-101 over alternative treatments;

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TriSalus’ ability to demonstrate the advantages of SD-101 over other cancer medicines;

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the prevalence and severity of any side effects;

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the prevalence and severity of any side effects for other precision medicines and public perception of other precision medicines;

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product labeling or product insert requirements of the FDA or other regulatory authorities;

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limitations or warnings contained in the labeling approved by the FDA;

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the timing of market introduction of SD-101 as well as competitive products;

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the cost of treatment in relation to alternative treatments;

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the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

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the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

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relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

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the effectiveness of TriSalus’ sales and marketing efforts.

If SD-101 is approved by the FDA but fails to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, TriSalus’ business and prospects will be adversely affected. Even if SD-101 achieves market acceptance, it may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than SD-101, are more cost effective or render SD-101 obsolete.
In addition, although SD-101 differs in certain ways from other approaches, serious adverse events or deaths in other clinical trials involving precision medicines, even if not ultimately attributable to TriSalus’ product candidates, could result in increased government regulation, unfavorable public perception and publicity, potential regulatory delays in the testing or licensing of TriSalus’ product candidates, stricter labeling requirements for those product candidates that are licensed, and a decrease in demand for any such product candidates.

If TriSalus’ products do not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community, this could materially adversely impact TriSalus’ business, results of operations and financial condition.
Risks Related to TriSalus’ Business and Industry
Changes in existing third-party coverage or TriSalus’ inability to secure advantageous reimbursement codes may impact TriSalus’ ability to sell its products, which would materially and adversely impact TriSalus’ business, results of operations, financial condition and prospects.
Maintaining and growing sales of TriNav, and any future product candidates, depends, in part, on the availability of coverage and adequate reimbursement from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. The process for determining whether a third-party payor will provide coverage for a product or procedure may be separate from the process for establishing the reimbursement rate that such a payor will pay for the product or procedure. A payor’s decision to provide coverage for a product or procedure does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product or procedure does not assure that other payors will also provide such coverage. Adequate third-party reimbursement may not be available to enable TriSalus to achieve profitability. TriSalus may be unable to sell its products on a profitable basis if third-party payors deny coverage or reduce any existing levels of payment, or if its costs of production increase faster than increases in reimbursement levels.
For example, TriSalus’ TPT payment for TriNav was extended on December 29, 2022 through the Consolidated Appropriations Act of 2023 and allows for reimbursement payments in the amount of $7,750 for each catheter through December 31, 2023. TriSalus has applied for a Category III code from the AMA with the goal to continue reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024, but there can be no assurance that such code will be granted or that continuing reimbursement will be available at similar reimbursement rates. If TriNav does not receive adequate reimbursement, this would materially and adversely impact TriSalus’ business, results of operations, financial conditions and prospects.
Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost-prohibitive to appeal, and such changes could materially reduce the actual amount TriSalus receives. Delays and uncertainties in the reimbursement process may be out of TriSalus’ control and could have a material adverse effect on TriSalus’ business, prospects, results of operations and financial condition.
Moreover, the reimbursement by third-party payors for TriSalus’ product and the amount that it may receive in payment for its products may be materially and adversely affected by factors TriSalus does not control, including federal or state regulatory or legislative changes, and cost-containment decisions and changes in reimbursement schedules of third-party payors or product purchasers (such as hospitals). Lack of reimbursement or any reduction or elimination of these payments could have a material adverse effect on TriSalus’ business, prospects, results of operations and financial condition. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, TriSalus cannot be certain that the procedures using its products will be reimbursed at a cost-effective level. Nor can TriSalus be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of TriSalus products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow TriSalus to establish or maintain pricing sufficient to achieve profitability. Moreover, TriSalus is unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future.

The business and industry in which TriSalus participates are highly competitive. If TriSalus is unable to compete effectively, it will not be able to establish its products in the marketplace or maintain or grow its products’ market share in the marketplace, and as a result, TriSalus’ business and results of operations will be adversely impacted.
The biopharmaceutical and medical device industries are characterized by intense competition and rapid innovation. TriSalus’ competitors may be able to develop other devices or drugs that are able to achieve similar or better results. Potential competitors for TriNav and SD-101 include major multinational medical device, pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Many of these competitors have substantially greater financial, technical, and other resources than TriSalus does, such as larger research and development staff, experienced marketing and manufacturing organizations, well-established sales forces, and name recognition. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in TriSalus’ competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. TriSalus’ competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized or less costly than SD-101 or may develop proprietary technologies or secure patent protection that TriSalus may need for the development of its drug delivery technologies and products or product candidates.
The availability and price, and in the case of SD-101, if approved, its FDA-approved labeling versus that of competitors of TriSalus competitors’ products could limit the demand and the price TriSalus is able to charge for TriNav and SD-101, if approved. TriSalus may not be able to implement its business plan if the acceptance of TriNav or SD-101 are inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment, or if physicians switch to other new drug or biologic products or drug delivery systems or choose to reserve TriNav and/or SD-101 for use in limited circumstances. For additional information regarding TriSalus competition, see the section entitled “Information About TriSalus — Competition”.
TriSalus may in the future, enter into material collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues. Alternatively, part of TriSalus’ strategy is to enter into such kinds of relationships with third parties involving its products and product candidates, and TriSalus may not be able to do so on acceptable terms or at all.
In the ordinary course of TriSalus’ business, TriSalus may enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop and/or commercialize its products or product candidates and/or to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, and strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with TriSalus for these opportunities or arrangements. TriSalus may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. TriSalus has limited institutional knowledge and experience with respect to these business development activities, and TriSalus may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues or otherwise achieve their goals and could be terminated prior to developing any products.
Additionally, TriSalus may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and TriSalus’ collaborators may have economic or business interests or goals that are, or that may become, inconsistent with its business interests or goals. It is possible that conflicts may arise with TriSalus’ collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with TriSalus’

current or future collaborators, they may act in their self-interest, which may be adverse to TriSalus’ best interest, and they may breach their obligations to TriSalus. In addition, TriSalus has limited control over the amount and timing of resources that its current collaborators or any future collaborators devote to its collaborators’ or its future products. Disputes between TriSalus and its collaborators may result in litigation or arbitration which would increase its expenses and divert the attention of TriSalus’ management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, TriSalus may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.
TriSalus’ business and growth strategy depend on the continued ability of TriNav to remain a preferred product among a community of established, board-certified physicians and other provider specialists and to expand such community. If it is unable to do so, TriSalus’ future growth would be limited and its business would be harmed.
TriSalus’ success is dependent upon the continued ability of TriNav to remain a preferred product among a community of independent, established, board-certified physicians and other provider specialists who choose to use TriNav in their medical practice. Fulfilling TriSalus’ clinical and customer service obligations requires a robust supply of physicians. If TriSalus is unable to attract and engage with board-certified physicians and other healthcare professionals to expand its community, it would harm TriSalus’ business and ability to grow and would adversely affect its results of operations. In any particular market, the hospitals who purchase TriNav for use by these providers could demand higher payments or take other actions that could result in higher costs or difficulty meeting regulatory or accreditation requirements. TriSalus’ ability to develop and maintain satisfactory relationships with these providers, and to attract and engage with new providers, also may be negatively impacted by other factors not associated with TriSalus, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new cost-effective contracts with the hospitals may result in a loss of or inability to grow TriSalus’ customer base, higher costs and/or healthcare provider community disruptions any of which could harm TriSalus’ business.
TriSalus generally does not have long-term contractual commitments from its customers, and its customers may choose not to enter into new agreements with TriSalus.
TriSalus generally does not have long-term contractual commitments with its customers. Its TriNav customers can terminate many of TriSalus’ consignment agreements with or without cause, in some cases subject only to 30 days’ prior notice in the case of termination without cause. Although a substantial majority of its revenue is typically generated from existing customers, TriSalus’ engagements with its customers are typically for orders that are singular in nature. Large consignment orders may involve multiple deliveries or stages, and a customer may choose not to replace inventory with TriNav devices or may cancel or delay additional planned orders.
Even if TriSalus successfully delivers on contracted orders and maintains close relationships with its customers, a number of factors outside of its control could cause the loss of or reduction in business or revenue from its existing customers. The loss or diminution in business from any of its major customers could have a material adverse effect on TriSalus’ business, financial condition, results of operations and prospects. The ability of TriSalus’ customers to terminate agreements exacerbates the uncertainty of TriSalus’ future revenue. TriSalus may not be able to replace any customer that elects to terminate or not renew its contract with TriSalus.
TriSalus may be unable to effectively manage TriSalus’ growth or achieve anticipated growth.
The success of TriSalus’ future operating activities will depend upon its ability to expand its support system to meet the demands of its growing business. TriSalus expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of sales and marketing, research, drug development and regulatory affairs. Due to its limited financial resources and its limited experience in managing such anticipated growth, TriSalus may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. TriSalus will be required to manage multiple relationships with various customers, clinical investigators, manufacturers and suppliers, consultants and other third parties. This expansion and these expanded relationships will require TriSalus to significantly improve or replace its existing managerial, operational and financial systems, procedures and controls; to improve the coordination between its various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may significantly strain TriSalus’ management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that may be available at the time. TriSalus may not be able to institute, in a timely manner or at all, the improvements to TriSalus’ managerial, operational and financial systems, procedures and controls necessary to support its anticipated increased levels of operations and to coordinate its various corporate functions, or that TriSalus will be able to properly manage, train, motivate and retain its anticipated increased employee base. Any failure by TriSalus’ management to effectively anticipate, implement, and manage changes required to sustain its growth would have a material adverse effect on its business, financial condition, and results of operations. TriSalus cannot assure you that it will be able to successfully operate acquired businesses, if any, become profitable in the future, or effectively manage any other change.
TriSalus’ projected financial information is subject to significant risks, assumptions, estimates and uncertainties. Its operating and financial result forecasts rely in large part upon assumptions, including assumptions regarding the reimbursement environment for TriNav and regulatory approval for TriSalus’ product candidates, and analyses developed by it. If these assumptions and analyses prove to be incorrect, TriSalus’ actual and expected operating results may differ materially from TriSalus’ expectations.
The projected financial information presented elsewhere in this proxy statement/prospectus are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding the future of the reimbursement environment for TriNav and regulatory approval for TriSalus’ product candidates. As a result, the Combined Company projected revenues, gross margin and market share may differ materially from TriSalus’ and MTAC’s current expectations.
TriSalus operates in a rapidly evolving and highly competitive industry and its projected financial information is subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on TriSalus’ assessment of factors that are inherently beyond its control and impossible to predict with certainty, such as TriNav’s assumed market share.
Additionally, its business is dependent on, among other things, expanding its relationships with healthcare provider systems, brand protection and employee retention, many of which may be difficult to predict. This may result in decreased projected revenue levels, and TriSalus may be unable to adopt timely measures to compensate for any shortcomings in revenue and/or operating profitability. Should that occur, TriSalus’ operating results in a given period could be materially worse than forecasted.
TriSalus depends on its senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect its business.
TriSalus’ future performance depends to a large extent on the continued services of members of its current management including, in particular, its Chief Executive Officer, Chief Medical Officer and Chief Financial Officer. If any of these key executive officers were to leave TriSalus, TriSalus would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of its business plan and the diversion of limited working capital. The unique knowledge and expertise of these individuals would be difficult to replace. In the event that TriSalus loses the continued services of such key personnel for any reason, this could have a material adverse effect on its business, operations and prospects. In addition, TriSalus will be required over the longer-term to hire highly skilled managerial, scientific and administrative personnel to fully implement its business plan and growth strategies. Due to the specialized scientific nature of its business, TriSalus is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. If it cannot attract and retain such personnel, TriSalus will be unable to develop its product candidates and achieve regulatory clearance for them, which would have a material adverse effect on TriSalus’ business, financial condition, and results of operations.

As of June 7, 2023, TriSalus had 88 full-time employees. TriSalus expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of sales and marketing, research, drug development and regulatory affairs. Competition for skilled personnel in its industry is intense and may limit its ability to hire and retain highly qualified personnel on acceptable terms, in a timely manner or at all. In particular, TriSalus has experienced a very competitive hiring environment. Many of the other biotechnology and medical device companies that TriSalus competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than TriSalus does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what TriSalus has to offer. To induce valuable employees to remain at its company, in addition to salary and cash incentives, TriSalus has provided equity incentive awards that vest over time. The value to employees of stock options or other equity awards that vest over time may be significantly affected by movements in TriSalus’ stock price that are beyond TriSalus’ control and may at any time be insufficient to counteract more lucrative offers from other companies. Despite TriSalus’ efforts to retain valuable employees, members of its management, scientific and development teams are at-will employees and may terminate their employment with TriSalus on short notice. TriSalus does not maintain “key man” insurance policies on the lives of these individuals or the lives of any of its other employees. Given the stage of its programs and its plans to expand operations, TriSalus’ success also depends on its ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior personnel across TriSalus’ organization.
Workforce shortages may continue to negatively impact TriSalus’ operations.
Workforce shortages have resulted in staffing challenges experienced by TriSalus and by third parties that TriSalus utilizes, including but not limited to manufacturing and testing organizations, CROs and clinical trial sites. If these challenges continue for any period of time, TriSalus’ anticipated timing of clinical trials and product development may be delayed and its product inventory may not meet its demand.
If TriSalus fails to promote, protect, and maintain its brand in a cost-effective manner, it may lose market share and its ability to commercialize its products and revenues will suffer.
TriSalus’ ability to further develop its business depends on its ability to build a strong and trusted brand. TriSalus is in the process of building its brand, and once achieved, TriSalus believes that developing, protecting, and maintaining awareness of its brand in a cost-effective manner will be critical to continuing to develop its business. Successful promotion of TriSalus’ brand will entail broadening its brand among physicians and hospitals and will depend largely on the effectiveness of its marketing efforts and the experience of physicians who use its products and product candidates in treating their patients. TriSalus’ efforts to build its brand have involved significant expense, and TriSalus expects to increase its marketing spend in the near term. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. Additionally, the successful protection and maintenance of its brand will depend on its ability to obtain, maintain, protect and enforce trademark and other intellectual property protection for TriSalus’ brand. If TriSalus fails to successfully promote, protect and maintain its brand, or if it incurs substantial expenses in an unsuccessful attempt to promote, protect and maintain its brand, TriSalus may be unable to broaden use of its products and product candidates among physicians and hospitals, which would have an adverse effect on its business, financial condition and results of operations.
The medical device and drug development industries are characterized by rapid, continuous innovation, and if TriSalus cannot keep pace with rapid innovation in those industries, its products and product candidates will become less competitive and its ability to commercialize its products and revenues will suffer.
The medical device and drug development industries are highly competitive and characterized by rapid and significant change. Because TriSalus’ research approach integrates many technologies, it may be difficult for it to stay abreast of the rapid changes in each technology. If TriSalus fails to stay at the forefront of technological change, it may be unable to compete effectively. Technological advances or products developed by its competitors may render its technologies or product candidates obsolete or less competitive. Many of its current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than TriSalus does. Larger competitors may have substantially larger sales and marketing operations than TriSalus has or plans to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team TriSalus would use in making sales.
Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than TriSalus has in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and foreign regulatory approvals or certifications and marketing approved or certified products. TriSalus’ competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than its products or the products it may develop. There can be no assurance that other companies will not succeed in developing or marketing products that are more effective than TriSalus’ products or product candidates or that would render its products or product candidates obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with TriSalus’ competitors. TriSalus’ competitors may be better equipped than it is to respond to competitive pressures. Competition will likely intensify.
Additionally, many healthcare provider systems are consolidating to create new companies with greater market power, and TriSalus expects that to continue. As the healthcare provider systems consolidate, competition among suppliers to healthcare provider systems will become more intense. Healthcare provider systems may try to use their market power to negotiate price concessions or reductions for its products. If TriSalus reduces its prices because of consolidation in the healthcare industry, its revenue would decrease and its results of operations and financial condition would suffer.
The manufacturing of its product candidates may require outsourced, custom manufacturing and it may encounter difficulties in production, particularly with respect to formulation, process development or scaling up of TriSalus’ manufacturing capabilities. If TriSalus’ third-party manufacturers or suppliers encounter such difficulties, its ability to provide supply of its product candidates for preclinical studies, clinical trials or its products for patients, if approved, could be delayed or stopped, or TriSalus may be unable to maintain a commercially viable cost structure.
In the course of developing its product candidates, TriSalus expects that various aspects of the development program, such as manufacturing methods, may be altered along the way to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause TriSalus’ product candidates to perform differently and affect the results of planned preclinical studies or future clinical trials.
If either TriSalus or any third-party it relies on for materials used in the production of its product candidates is adversely effected by ongoing supply chain constraints, TriSalus and its third-party manufacturers may be unable to timely manufacture product candidates for its clinical trials. Although it is working to develop commercially viable manufacturing processes, doing so is a difficult and uncertain task, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among others, cost overruns, potential problems with process scale up or formulation, process reproducibility, stability issues, lot consistency and timely availability of reagents or raw materials.
Any of these challenges could delay completion of preclinical studies or clinical trials, require bridging studies or trials, or the repetition of one or more studies or trials, increase development costs, delay approval of TriSalus’ product candidates, impair commercialization efforts, increase its cost of goods and have an adverse effect on its business, financial condition, results of operations and growth prospects.
TriSalus currently relies on, and may in the future rely on, third-party contractors, including certain sole-source suppliers and manufacturers, to supply and manufacture preclinical, clinical and commercial drug supplies for SD-101 and any future product candidates.
TriSalus does not currently have the internal infrastructure to supply or manufacture preclinical, clinical or commercial quantities of its drug candidate, SD-101. While TriSalus has a supply of SD-101 sufficient for its ongoing clinical trials, TriSalus does not currently have a supplier for SD-101. If TriSalus is not able to establish a reliable supplier for SD-101 before its supply is exhausted, TriSalus’ clinical trials may be delayed.
TriSalus may be unable to establish agreements and validate third-party manufacturers and suppliers or to do so on acceptable terms. Even if TriSalus is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers and suppliers entails additional risks, including, but not limited to:
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reliance on the third party for sufficient quantity and quality;

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the possible breach of the manufacturing or supply agreement by the third party;

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failure to manufacture or supply SD-101 according to TriSalus’ specifications, schedule or at all;

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the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or comparator not being properly identified;

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misappropriation of TriSalus’ proprietary information, including TriSalus’ trade secrets and know-how;

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the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for TriSalus;

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the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions; and

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the reliance on the third party for regulatory compliance, quality assurance and safety reporting.

Thus, TriSalus’ current and anticipated future dependence upon others for the manufacture or supply of SD-101 or other product candidates and materials may adversely affect its development timeline, its future profit margins or its ability to commercialize SD-101 or any future product candidates that receive marketing approval on a timely and competitive basis.
TriSalus may rely on certain third parties as the sole source of the materials they supply or the finished products they manufacture. TriSalus may also have sole-source suppliers for one or more of its other product candidates. Some of the active pharmaceutical ingredients (“APIs”) and other substances and materials used in its product candidates are currently available only from one or a limited number of domestic or foreign suppliers and foreign manufacturers and certain of its finished product candidates are manufactured by one or a limited number of contract manufacturers.
In the event an existing supplier or manufacturer fails to supply or manufacture, as applicable, product or product candidate on a timely basis or in the requested amount, fails to meet regulatory requirements or its specifications, becomes unavailable through business interruption or financial insolvency or loses its regulatory status as an approved source, or if TriSalus or its manufacturers are unable to renew current supply agreements when such agreements expire and TriSalus does not have a second supplier, it likely would incur added costs and delays in identifying or qualifying replacement suppliers, manufacturers and materials and there can be no assurance that replacements would be available to TriSalus on a timely basis, on acceptable terms or at all. In certain cases, TriSalus may be required to get regulatory approval to use alternative suppliers and manufacturers, and this process of approval could delay production of its products or development of product candidates indefinitely. TriSalus and its manufacturers do not currently maintain inventory of these APIs and other substances and materials. Any interruption in the supply of an API or other substance or material or in the manufacture of a finished product could have a material adverse effect on TriSalus’ business, financial condition, operating results and prospects.
Although TriSalus is ultimately responsible for ensuring compliance with regulatory requirements such as current Good Manufacturing Practices (“cGMPs”), TriSalus is dependent on its contract suppliers and manufacturers for day-to-day compliance with cGMPs for production. Facilities used by TriSalus’ contract suppliers and manufacturers to produce the APIs and other substances and materials or finished products for commercial sale must pass inspection and be approved by the FDA and other relevant regulatory authorities. TriSalus’ contract suppliers and manufacturers must comply with cGMP requirements enforced by the FDA through its facilities inspection program and review of submitted technical information. If TriSalus’

contract suppliers or manufacturers fail to achieve and maintain compliance with applicable laws and regulatory requirements, its business could be adversely affected in a number of ways, and cause, among other things:
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an inability to initiate or continue clinical trials of TriSalus’ product candidates under development;

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delay in submitting regulatory applications, or receiving regulatory approvals, for TriSalus’ product candidates;

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subjecting third-party manufacturing facilities or TriSalus’ own facilities to additional inspections by regulatory authorities;

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requirements to cease distribution or to recall batches of its product candidates;

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suspension of manufacturing of its products or product candidates;

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revocation of obtained approvals; and

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inability to meet commercial demands for TriSalus’ products or product candidates in the event of approval.

Further, if the safety of any product or product candidate or component is compromised due to a failure to adhere to applicable laws and regulatory requirements, or for other reasons, TriSalus may not be able to successfully commercialize or obtain regulatory approval for the affected product or product candidate, and TriSalus may be held liable for injuries sustained as a result. Any of these factors could cause a delay or termination of preclinical studies, clinical trials or regulatory submissions or approvals of TriSalus’ product candidates and could entail higher costs or result in TriSalus being unable to effectively commercialize its approved products on a timely basis, or at all.
TriSalus expects to continue to depend on third-party contract suppliers and manufacturers for the foreseeable future, but supply and manufacturing arrangements do not guarantee that a contract supplier or manufacturer will provide services adequate for its needs. TriSalus and its contract suppliers and manufacturers may attempt to improve production processes, certain aspects of which are complex and unique, and TriSalus may encounter difficulties with new or existing processes. While TriSalus attempts to build in certain contractual obligations on such third-party suppliers and manufacturers, TriSalus may not be able to ensure that such third parties comply with these obligations. Depending on the extent of any difficulties encountered, TriSalus could experience an interruption in clinical or commercial supply, with the result that the development, regulatory approval or commercialization of TriSalus’ products or product candidates may be delayed or interrupted.
TriSalus’ risk management processes and procedures may not be effective.
While TriSalus has dedicated resources to develop risk management processes and procedures intended to identify, measure, monitor and control the types of risk to which it is subject, including liquidity risk, strategic risk, operational risk, cybersecurity risk, healthcare regulatory compliance risk, product liability risk, and reputational risk, those procedures may not be effective.
Risk is inherent in TriSalus’ business, and therefore, despite its efforts to manage risk, there can be no assurance that it will not sustain unexpected losses. TriSalus could incur substantial losses and its business operations could be disrupted to the extent its business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with its business operations and strategic initiatives. There also may be risks that exist, or that develop in the future, that TriSalus has not appropriately anticipated, identified or mitigated, including when processes are changed or new products are introduced. If TriSalus’ risk management framework does not effectively identify and control TriSalus’ risks, TriSalus could suffer unexpected losses or be adversely affected, which could have a material adverse effect on its business, financial condition, and results of operations.
If TriSalus’ information technology systems or data, or those of third parties upon which it relies, are or were compromised, TriSalus could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of TriSalus’ business operations; reputational harm; loss of revenue or profits; and other adverse consequences.
In the ordinary course of its business, TriSalus and the third parties upon which it relies may process sensitive data, and, as a result, TriSalus and the third parties upon which it relies face a variety of evolving threats, including but not limited to ransomware attacks, which could cause security incidents. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of TriSalus’ sensitive data and information technology systems, and those of the third parties upon which TriSalus relies. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.
Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, TriSalus and the third parties upon which it relies may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt TriSalus’ systems and operations, supply chain, and ability to produce, sell and distribute TriSalus’ services.
TriSalus and the third parties upon which it relies may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications and electrical failures, earthquakes, fires, floods, and other similar threats.
In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in TriSalus’ operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but TriSalus may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
Remote work has become more common and has increased risks to TriSalus’ information technology systems and data, as more of TriSalus’ employees utilize network connections, computers, and devices outside TriSalus’ premises or network, including working at home, while in transit and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose TriSalus to additional cybersecurity risks and vulnerabilities, as its systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.
In addition, TriSalus’ reliance on third-party service providers could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks, and other threats to its business operations. TriSalus may rely on third-party service providers and technologies to operate critical business systems to process sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, and other functions. TriSalus may also rely on third-party service providers to provide other products, services, parts, or otherwise to operate TriSalus’ business, including clinical trial sites and investigators, contractors, manufacturers, suppliers, and consultants. TriSalus’ ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If its third-party service providers experience a security incident or other interruption, TriSalus could experience adverse consequences. While TriSalus may be entitled to damages if its third-party service providers fail to satisfy their privacy or security-related obligations to TriSalus, any award may be insufficient to cover TriSalus’ damages, or TriSalus may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and TriSalus cannot guarantee that third parties’ infrastructure in its supply chain or its third-party partners’ supply chains have not been compromised.
Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to TriSalus’ sensitive data or its information technology systems, or those of the third parties upon whom TriSalus relies. A security incident or other interruption could disrupt TriSalus’ ability (and that of third parties upon whom TriSalus relies) to provide its services.

TriSalus may expend significant resources or modify its business activities (including its clinical trial activities) to try to protect against security incidents. Additionally, certain data privacy and security obligations may require TriSalus to implement and maintain specific security measures or industry-standard or reasonable security measures to protect TriSalus’ information technology systems and sensitive data.
There can be no assurance that the information security measures TriSalus has adopted will be effective. TriSalus may be unable in the future to detect vulnerabilities in its information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Further, TriSalus may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.
Applicable data privacy and security obligations may require TriSalus to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.
If TriSalus (or a third party upon whom it relies) experience a security incident or are perceived to have experienced a security incident, TriSalus may experience adverse consequences, including government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm (including but not limited to damage to TriSalus’ patient, partner, or employee relationships); monetary fund diversions; interruptions in TriSalus’ operations (including availability of data and to its clinical trial operations); financial loss; delay in the development and commercialization of TriSalus’ products and product candidates; and other similar harms. Security incidents and attendant consequences may cause customers to stop using TriSalus’ services, deter new customers from using its services, and negatively impact its ability to grow and operate its business.
TriSalus’ contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in TriSalus’ contracts are sufficient to protect it from liabilities, damages, or claims related to its data privacy and security obligations. TriSalus cannot be sure that its insurance coverage will be adequate or sufficient to protect TriSalus from or to mitigate liabilities arising out of TriSalus’ privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
Natural or man-made disasters and other similar events may significantly disrupt TriSalus’ business, and negatively impact its business, financial condition and results of operations.
TriSalus’ ability to make, move and sell products in coordination with its suppliers, manufacturer and business partners is critical to TriSalus’ success. Damage or disruption to its collective supply, manufacturing or distribution capabilities resulting from weather, any potential effects of climate change, natural disaster, pandemics or other outbreaks of contagious diseases, fire, explosion, cyber-attacks, terrorism, strikes, repairs or enhancements at facilities manufacturing or delivering TriNav or other reasons could impair TriSalus’ ability to manufacture, sell or timely deliver TriNav to customers and patients. Further, such damage or disruption to the supply, manufacturing, or trial sites of SD-101 could impair TriSalus’ ability to complete its clinical trials on a timely basis, if at all.
TriSalus’ relies on a limited number of third party suppliers and manufacturers. Adverse events affecting such suppliers or manufacturers may limit its ability to obtain the materials they supply or manufacture for TriSalus, or alternatives at competitive prices, or at all. Competitors can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when materials are sourced from a single location or supplier or produced by a single manufacturer, could adversely affect its business, financial condition, results of operations and/or require additional resources to restore TriSalus’ supply chain or manufacturing capabilities, as applicable.
The COVID-19 pandemic made TriSalus’ marketing efforts more difficult by limiting access to prescribers’ offices and other healthcare settings. If access in the future is limited for any reason, TriSalus’ business, financial condition and results of operation to be materially and adversely affected.
TriSalus’ business could be materially adversely affected by the effects of health pandemics or epidemics. TriSalus’ ability to market TriNav to interventional radiologists and hospitals was severely limited due to the

COVID-19 outbreak as access to prescriber’s offices and other healthcare settings was limited. Further, enrollment in TriSalus’ planned and ongoing clinical trials was delayed due to the COVID-19 pandemic and may in the future be delayed due to another health pandemic or epidemics. Any outbreak of COVID-19 or any other health pandemic or epidemic may negatively impact productivity, disrupt its business and further delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on TriSalus’ ability to conduct its business in the ordinary course, which could negatively impact its business, results of operations and financial condition.
Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt TriSalus’ ongoing operations, result in operating difficulties, liabilities and expenses, harm its business, or negatively impact TriSalus’ results of operations.
TriSalus may evaluate and consider strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions. These transactions could be material to its financial condition and results of operations if consummated. If TriSalus is able to identify an appropriate business opportunity, it may not be successful in negotiating favorable terms and/or consummating the transaction and, even if it does consummate such a transaction, TriSalus may be unable to obtain the benefits or avoid the difficulties and risks of such transaction. Any strategic transaction, combination, acquisition, disposition, joint venture or similar transaction will involve risks encountered in business relationships, including:
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difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

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inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

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difficulties in retaining, training, motivating and integrating key personnel;

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diversion of management’s time and resources from TriSalus’ normal daily operations;

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difficulties in successfully incorporating licensed or acquired technology and rights into TriSalus’ operations;

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difficulties in maintaining uniform standards, controls, procedures, and policies within the combined organizations;

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difficulties in retaining relationships with customers, employees, and suppliers of the acquired business;

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risks of entering markets in which TriSalus has no or limited prior experience;

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regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

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assumption of contractual obligations that contain terms that are not beneficial to TriSalus, require it to license or waive intellectual property rights, or increase its risk for liability;

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failure to successfully further develop any acquired product candidates or technology;

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liability for activities of the acquired or disposed of business before the acquisition or disposition, including patent and trademark infringement claims, violations of laws, regulatory actions, commercial disputes, tax liabilities, assumed debt and other known and unknown liabilities;

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difficulty in separating assets and replacing shared services;

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potential disruptions to TriSalus’ ongoing businesses; and

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unexpected costs and unknown risks and liabilities associated with the specific transaction.

TriSalus may not make any strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions, or any future transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions may not be successful, may not benefit TriSalus’ business strategy, may not generate sufficient revenue to offset the associated costs, or may not otherwise result in the intended benefits.

It may take TriSalus longer than expected to fully realize the anticipated benefits and synergies of these transactions, and those benefits and synergies may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect its business and operating results.
Any strategic transactions, combinations, acquisitions, dispositions, joint ventures or similar transactions may also require TriSalus to issue additional equity securities, spend its cash, or incur debt (and increase its interest expense), liabilities, and amortization expenses related to intangible assets or write-offs of goodwill, which could adversely affect its results of operations and the interests of holders of its indebtedness and dilute the economic and voting rights of its stockholders.
In addition, TriSalus cannot assure you that any future acquisition of new businesses, products, product candidates or technologies will lead to the successful integration of any products, product candidates or technologies acquired with TriSalus’ existing operations or the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable. Further, TriSalus may also choose to divest certain businesses or product lines that no longer fit with its strategic objectives. If it decides to sell assets or a business, TriSalus may have difficulty obtaining terms acceptable to it in a timely manner, or at all. Additionally, the terms of such potential transactions may expose TriSalus to ongoing obligations and liabilities.
Risks Related to TriSalus’ Legal and Regulatory Environment
TriSalus is subject to numerous complex regulatory requirements and failure to comply with these regulations, or the cost of compliance with these regulations, may harm its business.
The research, pre-clinical testing, clinical trials, manufacturing, marketing and distribution of medical devices, human drugs and biologics and combination products are subject to regulation by numerous governmental authorities in the U.S. and other jurisdictions, if TriSalus desires to export the resulting products to such other jurisdictions. These regulations govern or affect the testing, manufacture, safety, effectiveness, labeling, storage, record-keeping, approval or clearance, distribution, advertising and promotion of product candidates, as well as safe working conditions. In some cases, the FDA requirements have increased the amount of time and resources necessary to develop new products and bring them to market in the United States. The FDA and foreign regulatory authorities have substantial discretion to require additional testing, to delay or withhold registration and marketing approval or clearance and to otherwise preclude distribution and sale of a product. In addition, regulatory approval or clearance could impose limitations on the indicated or intended uses for which product candidates may be marketed, and impose post-approval requirements. TriSalus’ failure to obtain approval or clearance, significant delays in the approval or clearance process, or its failure to maintain approval or clearance in any jurisdiction will prevent TriSalus from selling any applicable products in that jurisdiction. TriSalus would not be able to realize revenues for those new products in any jurisdiction where it does not have approval or clearance.
Even after a product candidate has been approved, the FDA and comparable governmental authorities subject such product to continuing review and regulatory requirements including, for example, the reporting of safety issues or adverse events associated with use of an approved drug or cleared or approved device. These authorities may, in certain circumstances, require TriSalus to conduct and report the results of certain clinical studies or trials and to commit to voluntarily conduct additional clinical trials. Developments following regulatory approval or clearance may adversely affect sales of its products.
Failure to comply with, or changes to applicable regulatory requirements may result in a variety of consequences, including the following:
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restrictions on TriSalus’ products or the manufacturing processes of such products;

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warning letters, untitled letters and cyber letters;

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withdrawal of a product from the market;

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voluntary or mandatory recall of a product;

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fines;

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suspension or withdrawal of regulatory approvals or clearances for a product;

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suspension of any ongoing clinical trials;

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refusal to permit the import or export of TriSalus’ products;

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refusal to approve pending applications or supplements to approved applications that TriSalus submits;

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requiring TriSalus to conduct additional clinical trials, change its product labeling or submit additional applications for marketing authorization;

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denial of permission to file an application or supplement in a jurisdiction;

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debarment, exclusion from participation in federal healthcare programs, exclusion or debarment from government contracting, consent decrees, or corporate integrity agreements;

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seizure or detention of products; and

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injunctions or the imposition of civil or criminal penalties against TriSalus.

More stringent oversight by the FDA and other agencies in recent years has resulted in increased enforcement activity, which increases TriSalus’ compliance risk.
To the extent that TriSalus or its partners do not perform particular regulated functions themselves but contract out to third parties, including contract manufacturers, contract research organizations, clinical trial sites, and laboratories, TriSalus or its partners may be held responsible for such third parties’ failure to follow the applicable regulatory requirements.
The complexity of a combination product that includes a drug and a medical device, presents additional, unique development and regulatory challenges, which may adversely impact TriSalus’ development plans and its ability to obtain regulatory approval or clearance of its product candidates.
TriSalus may decide to pursue marketing authorization of a combination product comprised of drug candidates and medical devices. A combination product includes, among other possibilities, a combination of a drug and device intended to be used together, according to their proposed labeling where both are required to achieve the intended use, indication or effect.
Developing and obtaining regulatory approval or clearance for combination products pose unique challenges because they involve components that are regulated by the FDA pursuant to different regulatory frameworks and by different FDA centers. As a result, such products raise regulatory, policy and review management challenges. For example, because divisions from both FDA’s Center for Drug Evaluation and Research and FDA’s Center for Devices and Radiological Health must review submissions concerning product candidates that are combination products comprised of drug and devices, the regulatory review and approval or clearance process for these products may be lengthened. In addition, differences in regulatory pathways for each component of a combination product can impact the regulatory processes for all aspects of product development and management, including clinical investigation, marketing applications, manufacturing and quality control, adverse event reporting, promotion and advertising, user fees and post-approval modifications. Similarly, the device components of TriSalus’ product candidates will require any necessary approvals or clearances or other marketing authorizations or certifications in other jurisdictions, which may prove challenging to obtain.
TriSalus intends to use the FDA’s expedited drug development programs for SD-101, but may not be able to achieve expedited development or approval for this product candidate.
The FDA has established various expedited drug development programs to facilitate more rapid and efficient development, review and approval of certain types of drugs. Such programs include fast track designation, breakthrough therapy designation, accelerated approval, and priority review. TriSalus intends to use one or more expedited drug development programs for SD-101. The FDA has broad discretion whether or not to admit a drug candidate for these programs, so even if TriSalus believes a particular product candidate is eligible for an expedited drug development program, TriSalus cannot assure you that the FDA would agree. Even if any of its product candidates is admitted to any of the expedited drug development programs, TriSalus may not experience a faster development process, review or approval compared to conventional FDA approval timelines, and the FDA may still decline to approve such product candidates.

Fast track designation is designed to facilitate the development and expedite the review of therapies for serious conditions that fill an unmet medical need. Programs with fast track designation may benefit from early and frequent communications with the FDA, potential priority review and the ability to submit a rolling application for regulatory review. If any of TriSalus’ product candidates receive fast track designation but do not continue to meet the criteria for fast track designation, or if its clinical trials are delayed, suspended or terminated, or put on clinical hold due to unexpected adverse events or issues with clinical supply or due to other issues, TriSalus will not receive the benefits associated with the fast track program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.
FDA may award breakthrough therapy designation to a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Designation as a breakthrough therapy is within the discretion of the FDA. Even if one or more of TriSalus’ product candidates qualify as breakthrough therapies pursuant to FDA standards, the FDA may later decide that the product no longer meets the conditions for qualification. Thus, even though it may seek breakthrough therapy designation for one or more of its current or future product candidates, there can be no assurance that TriSalus will receive breakthrough therapy designation.
If any of TriSalus’ programs or product candidates receive fast track or breakthrough therapy designation by the FDA or similar designations by other regulatory authorities, there is no assurance that TriSalus’ will receive any benefits from such programs or that TriSalus will continue to meet the criteria to maintain such designation. Even if TriSalus obtains such designations, it may not experience a faster development process, review or approval compared to conventional FDA procedures. A fast track or breakthrough therapy designation does not ensure that a product candidate will receive marketing approval or that approval will be granted within any particular timeframe. In addition, the FDA may withdraw any such designation if it believes that the designation is no longer supported by data from TriSalus’ clinical development program upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that TriSalus’ data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of SD-101 or any future product candidates. Any marketing approval TriSalus or its collaborators ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.
Even if TriSalus receives orphan drug designation for any of its product candidates, TriSalus may be unable to maintain the benefits associated with such designation, including the potential for market exclusivity.
Regulatory authorities in some jurisdictions, including the United States. and the EU, may also designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug intended to treat a rare condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the U.S., or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the EU, the EMA’s Committee for Orphan Medicinal Products evaluates orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the EU. In the U.S., orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers, and it may entitle the therapeutic to exclusivity. Regulatory authorities may not grant TriSalus’ requests for orphan designation, or may require submission of additional data before making such determination.

Even if TriSalus receives orphan drug designation for any of its product candidates, there is no guarantee that it will obtain approval or orphan drug exclusivity for such product candidates. Even if TriSalus obtains orphan drug exclusivity for any of its product candidates, that exclusivity may not effectively protect the product candidates from competition because different therapies can be approved for the same condition and the same therapy could be approved for different conditions. Even after an orphan drug is approved, the FDA can subsequently approve a different drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
Disruptions at the FDA, SEC and other government agencies (e.g., CMS) caused by funding shortages or global health concerns could hinder TriSalus’ ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of its business may rely, which could negatively impact its business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which TriSalus’ operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices, drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect TriSalus’ business. For example, over the last several years, the United States government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process TriSalus’ regulatory submissions, which could have a material adverse effect on its business.
Separately, in response to the COVID-19 pandemic, the FDA has periodically had to postpone inspections of foreign and domestic manufacturing facilities and products. While such inspections have resumed, the FDA may use remote interactive evaluations where in-person inspections are not feasible or may defer action due to factors including travel restrictions. Regulatory authorities outside the United States have adopted similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting business as usual or conducting inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process TriSalus’ regulatory submissions, which could have a material adverse effect on TriSalus’ business.
Accordingly, if TriSalus or any future collaborators experience delays in obtaining approval or clearance or if TriSalus or they fail to obtain approval or clearance of SD-101 or any future product candidates, the commercial prospects for these product candidates may be harmed, and TriSalus’ ability to generate revenues will be materially impaired.
Even if TriSalus completes the necessary preclinical studies and clinical trials, the regulatory approval or clearance process is expensive, time-consuming and uncertain and may prevent TriSalus from obtaining approvals or clearances for the commercialization of SD-101 or any future product candidates. If TriSalus or any future collaborators are not able to obtain, or if there are delays in obtaining, required regulatory approvals or clearances, TriSalus or they will not be able to commercialize SD-101, and its ability to generate revenue will be materially impaired.
The activities associated with SD-101 or other product candidates’ development and commercialization, including testing, manufacturing, safety, efficacy, record keeping, labeling, storage, approval or clearance, advertising, promotion, sale and distribution, export and import, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States. Additionally, in order to commercialize, develop, market and sell TriSalus’ products in the European Union, Canada, the UK, China or other countries and many other jurisdictions, TriSalus or its third-party collaborators must obtain separate marketing approvals or clearances and comply with numerous and varying regulatory requirements for comparable regulatory authorities in these other countries.
Failure to obtain marketing approval or clearance for SD-101 or any future product candidates will prevent TriSalus from commercializing them. TriSalus has not received approval to market SD-101 from regulatory authorities in any jurisdiction. It has only limited experience in the designing of clinical trials, in obtaining authorization and in conducting of clinical trials in various countries and expect to rely on third-party CROs to assist TriSalus in this process. Securing marketing approval or clearance requires the submission of extensive preclinical and clinical data and supporting information, including manufacturing information, to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy.
SD-101 or any future product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude TriSalus from obtaining marketing approval or clearance or prevent or limit commercial use. The success of TriSalus’ product candidates will depend on several additional factors, including:
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successful completion of preclinical studies;

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successful initiation of, patient enrollment in, and completion of clinical trials that demonstrate their safety and efficacy;

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receiving marketing approvals or clearances from applicable regulatory authorities;

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obtaining, maintaining, protecting and enforcing patent, trade secret and other intellectual property rights and regulatory exclusivity for TriSalus’ product candidates;

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completing any post-marketing studies required by applicable regulatory authorities;

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making and maintaining arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of TriSalus’ product candidates;

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establishing sales, marketing and distribution capabilities and successfully launching commercial sales of TriSalus products, if and when approved, whether alone or in collaboration with others;

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the prevalence and severity of adverse events experienced with TriSalus’ product candidates;

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acceptance of TriSalus’ product candidates by patients, the medical community and third-party payors;

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a continued acceptable safety profile following approval or clearance;

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obtaining and maintaining healthcare coverage and adequate reimbursement for TriSalus’ product candidates;

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competing effectively with other cancer therapies, including with respect to the sales and marketing of TriSalus’ product candidates, if approved; and

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obtaining licenses to any third-party intellectual property TriSalus deems necessary or desirable.

Many of these factors are beyond TriSalus’ control, including the time needed to adequately complete preclinical studies, clinical testing and the regulatory submission process, TriSalus’ ability to obtain and protect intellectual property rights and changes in the competitive landscape. It is possible that none of TriSalus’ product candidates will ever obtain regulatory approval or clearance, even if it expends substantial time and resources seeking such approval or clearance. In addition, in many countries outside the United States, a product must be approved for reimbursement before the product can be approved for sale in that country. TriSalus or any future third-party collaborators may not obtain approvals or clearances from regulatory authorities outside the United States on a timely basis, if at all. Approvals or clearances by the FDA does not ensure approval or clearance by regulatory authorities in other countries or jurisdictions, and approval or clearance by one regulatory authority outside the United States does not ensure approval or clearance by regulatory authorities in other countries or jurisdictions or by the FDA. If TriSalus does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or an inability to successfully complete clinical trials, obtain regulatory approval or clearance or, if approved, commercialize TriSalus’ product candidates, which would materially harm its business, financial condition, results of operations and prospects.
TriSalus may in the future develop product candidates in combination with other therapies and that may expose it to additional risks.
TriSalus may develop future product candidates for use in combination with one or more currently approved therapies. Even if any product candidate TriSalus develops was to receive marketing approval or be commercialized for use in combination with other existing therapies, TriSalus would continue to be subject to the risks that the FDA or similar foreign regulatory authorities could revoke approval of the therapy used in combination with its product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. Combination therapies are commonly used for the treatment of cancer, and TriSalus would be subject to similar risks if it develops any of its product candidates for use in combination with other drugs or for indications other than cancer. This could result in TriSalus’ products being removed from the market or being less successful commercially.
TriSalus may also evaluate its product candidates in combination with one or more other therapies that have not yet been approved for marketing by the FDA or similar foreign regulatory authorities. TriSalus will not be able to market and sell its product candidates it develops in combination with any such unapproved therapies that do not ultimately obtain marketing approval.
If the FDA or similar foreign regulatory authorities do not approve or revoke the approval of these other drugs, or if safety, efficacy, manufacturing or supply issues arise with the drugs that TriSalus chooses to evaluate in combination with its product candidates, TriSalus may be unable to obtain approval of or market its product candidates.
Even if TriSalus obtains regulatory approval or clearance for SD-101 or any future product candidates, such product candidates will remain subject to ongoing regulatory oversight.
Even if TriSalus obtains regulatory approval or clearance for any of TriSalus’ product candidates, they will be subject to extensive and ongoing regulatory requirements for manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, sampling and record-keeping. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP regulations and GCPs, for any clinical trials that TriSalus conducts post-approval, all of which may result in significant expense and limit TriSalus’ ability to commercialize such products. In addition, any regulatory approvals or clearances that TriSalus receives for its product candidates may also be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval or clearance, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, that may require surveillance requirements regarding monitoring the safety and efficacy of the product candidate. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If TriSalus receives marketing approval or clearance for any future product candidates TriSalus may develop, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. However, if TriSalus is found to have promoted such off-label uses, TriSalus may become subject to significant liability. The FDA may also require a Risk Evaluation and Mitigation Strategies (“REMS”) as a condition of approval of TriSalus’ product candidates, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval or clearance of TriSalus’ product candidates. TriSalus cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If TriSalus is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if TriSalus is not able to maintain regulatory compliance, TriSalus may lose any marketing approval or clearance that TriSalus may have obtained and TriSalus may not achieve or sustain profitability. Moreover, if there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or TriSalus’ manufacture of a product, or if TriSalus or one of its distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulators could take various actions. These include:
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issuing warning or untitled letters;

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seeking an injunction or imposing civil or criminal penalties or monetary fines;

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suspension or imposition of restrictions on operations, including product manufacturing;

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seizure or detention of products, refusal to permit the import or export of products or request that TriSalus initiates a product recall;

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suspension or withdrawal of TriSalus’ marketing authorizations;

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suspension of any ongoing clinical trials;

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refusal to approve pending applications or supplements to applications submitted by TriSalus; or

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requiring TriSalus to conduct additional clinical trials, change its product labeling or submit additional applications for marketing authorization.

If any of these events occurs, TriSalus’ ability to sell such product may be impaired, and it may incur substantial additional expense to comply with regulatory requirements, which could harm its business, financial condition, results of operations and prospects.
In particular for TriNav and the pancreatic retrograde venous infusion (“PRVI”) device and any future medical device product candidate, TriSalus and its third-party suppliers are required to comply with the FDA’s Quality System Regulation (“QSR”). These FDA regulations cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of TriSalus’ products. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If TriSalus or its manufacturers fail to adhere to QSR requirements in the U.S., this could delay production of TriSalus’ products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on its financial condition or results of operations.
In addition, the FDA assesses compliance with the QSR through periodic announced and unannounced inspections of manufacturing and other facilities. The failure by TriSalus or one of its suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in any of the enforcement actions listed above. Any of these sanctions could have a material adverse effect on TriSalus’ reputation, business, results of operations and financial condition. Furthermore, TriSalus’ key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements, which could result in TriSalus’ failure to produce its products on a timely basis and in the required quantities, if at all.
If any of TriSalus’ product candidates receives marketing approval or clearance and TriSalus or others later discover that the product is less effective than previously believed or causes undesirable side effects that were not previously identified, TriSalus’ ability to market the product could be compromised.
Clinical trials of TriSalus’ product candidates are conducted in carefully defined subsets of patients who have agreed to enter into clinical trials. Consequently, it is possible that TriSalus’ clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects. If one or more of TriSalus’ product candidates receives regulatory approval or clearance, and TriSalus or others later discover that such product candidates are less effective than previously believed, or cause undesirable side effects, a number of potentially significant negative consequences could result, including:

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withdrawal or limitation by regulatory authorities of approvals or clearances of such product;

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seizure of the product by regulatory authorities;

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recall of the product;

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restrictions on the marketing of the product or the manufacturing process for any component thereof;

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requirement by regulatory authorities of additional warnings on the label, such as a “black box” warning or contraindication;

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requirements that TriSalus implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

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commitment to expensive additional safety studies prior to approval or clearance or post-marketing studies required by regulatory authorities of such product;

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adverse impact on the product’s competitiveness;

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initiation of regulatory investigations and government enforcement actions;

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initiation of legal action against TriSalus to hold it liable for harm caused to patients; and

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harm to TriSalus’ reputation and resulting harm to physician or patient acceptance of its products.

Any of these events could prevent TriSalus from achieving or maintaining market acceptance of the particular product candidate, if approved, and could harm TriSalus’ business, financial condition, results of operations and prospects.
Healthcare reform and other governmental and private payor initiatives may have an adverse effect upon, and could prevent, the commercial success of TriSalus products or product candidates.
In the U.S. and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact TriSalus’ ability to sell its products profitably, such as the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or collectively the Affordable Care Act (“ACA”).
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and TriSalus expects that there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the U.S. Supreme Court. Additionally, the former Trump administration issued various Executive Orders which eliminated cost-sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax, was signed into law. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. TriSalus cannot predict what affect further changes to the ACA would have on its business, especially under the Biden administration.
Other legislative changes have been proposed and adopted in the U.S. since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional congressional action is taken. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as well as subsequent legislation, these reductions were suspended from May 1, 2020 through March 31, 2021. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.

There has been increasing legislative and enforcement interest in the U.S. with respect to prescription-pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.
TriSalus expects that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on reimbursement price that TriSalus receives for any cleared, authorized, or approved device, which could have an adverse effect on patients for TriSalus’ products or product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent TriSalus from being able to generate revenue, attain profitability or commercialize TriSalus’ products. Such reforms could have an adverse effect on anticipated revenue from product candidates that TriSalus may successfully develop and for which TriSalus may obtain regulatory clearance, authorization, or approval and that may affect TriSalus’ overall financial condition and ability to develop product candidates. If TriSalus or any third parties it may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if TriSalus or such third parties are not able to maintain regulatory compliance, TriSalus’ current or any future product candidates that TriSalus may develop may lose any regulatory clearance, authorization, or approval that may have been obtained and TriSalus may not achieve or sustain profitability.
TriNav and the PRVI device must be manufactured in accordance with federal and foreign regulations, and TriSalus or any of its suppliers or third-party manufacturers could be forced to recall the products or terminate production if TriSalus fails to comply with these regulations.
The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, component failures, unapproved or improper use of TriSalus’ products, or inadequate disclosure of risks or other information relating to the use of TriSalus’ products can lead to injury or other serious adverse events. The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. For the FDA, the authority to require a recall must be based on a finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of TriSalus’ products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by TriSalus or one of its international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of TriSalus’ products would divert managerial and financial resources and have an adverse effect on TriSalus’ reputation, results of operations and financial condition, which could impair its ability to produce its products in a cost-effective and timely manner in order to meet its customers’ demands. TriSalus may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on TriSalus’ future sales and its ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. TriSalus may initiate voluntary recalls involving its products in the future that TriSalus determines do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with TriSalus’ determinations, the FDA could require TriSalus to report those actions as recalls. A future recall announcement could harm TriSalus’ reputation with customers and negatively affect its sales. In addition, the FDA could take enforcement action for failing to report recalls. TriSalus is also required to follow detailed recordkeeping requirements for all firm-initiated medical device corrections and removals.
If treatment guidelines for the cancer indications that TriSalus is targeting change or the standard of care evolves, TriSalus may need to redesign its preclinical or clinical trials of, or seek new marketing authorization from, the FDA for any approved products.
If treatment guidelines for the cancer indications that TriSalus is targeting change or the standard of care evolves, TriSalus may need to redesign TriNav, the PRVI device or any product candidates and seek new clearances or approvals from the FDA for any approved products. TriSalus’ 510(k) clearances from the FDA for TriNav, TriNav Large and the PRVI device are based on current treatment guidelines. If treatment guidelines change so that different treatments become desirable, the clinical utility of TriNav and the PRVI device could be diminished and its business could suffer. Competition by other forms of cancer treatment, for example, the development of new and more efficacious systemic therapies, could reduce the use of regional therapy as a standard of care in certain indications. Changes in treatment guidelines or standard of care may also impact product coverage and/or reimbursement by payers.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.
As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval or clearance and commercialization, it is common that various aspects of the development activities, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results.
Any of these changes could cause SD-101 or any future product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, including comparability testing to bridge earlier clinical data obtained from SD-101 produced under earlier manufacturing methods or formulations, and regulatory authorities may disagree on the interpretation of results from this testing. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of SD-101 or any future product candidates and jeopardize TriSalus’ ability to commence sales and generate revenue.
TriSalus’ relationships with customers, physicians, and third-party payors are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If TriSalus is unable to comply, or have not fully complied, with such laws, TriSalus could face substantial penalties.
Healthcare providers, including physicians and third-party payors in the United States and elsewhere, will play a primary role in the recommendation of TriNav and the PRVI device and prescription of any product candidates for which TriSalus obtains marketing approval or clearance. TriSalus’ current and future arrangements with healthcare professionals, principal investigators, consultants, customers and third-party payors subject it to various federal and state fraud and abuse laws, data privacy and security laws, transparency laws and other healthcare laws that may constrain the business or financial arrangements and relationships through which TriSalus research, sell, market, and distribute TriNav and the PRVI device, and any other any future products candidates once they have obtained marketing authorization. TriSalus is also subject to healthcare regulation and enforcement by the U.S. federal government and the states and any other countries in which TriSalus conducts its business, including its research, and the sales, marketing and distribution of TriNav, the PRVI device or any future products candidates once they have obtained marketing authorization.
Ensuring that TriSalus’ business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly. It is possible that governmental authorities will conclude that TriSalus’ business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If TriSalus’ operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, TriSalus may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if TriSalus becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of TriSalus’ operations.
If the physicians or other providers or entities with whom TriSalus does, or expect to do, business are found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Even if resolved in TriSalus’ favor, litigation or other legal proceedings relating to healthcare laws and regulations may cause TriSalus to incur significant expenses and could distract TriSalus’ technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of TriSalus’ common stock. Such litigation or proceedings could substantially increase TriSalus’ operating losses and reduce the resources available for development, manufacturing, sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of litigation or other proceedings relating to applicable healthcare laws and regulations could have a material adverse effect on TriSalus’ ability to compete in the marketplace.
TriSalus could be subject to litigation that could have an adverse effect on TriSalus’ business and operating results.
TriSalus is, from time to time, involved in litigation. The numerous operating hazards inherent in TriSalus’ business increase its exposure to litigation, which may involve, among other things, contract disputes, personal injury, environmental, employment, warranty and product liability claims, tax and securities litigation, patent infringement and other intellectual property claims and litigation that arises in the ordinary course of business. TriSalus’ management cannot predict with certainty the outcome or effect of any claim or other litigation matter. Litigation may have an adverse effect on TriSalus because of potential negative outcomes such as monetary damages or restrictions on future operations, the costs associated with defending the lawsuits, the diversion of management’s resources and other factors.
Potential product liability lawsuits against TriSalus could cause it to incur substantial liabilities and limit commercialization of any products that TriSalus may develop.
TriSalus is developing additional sizes of, and uses for, the TriNav device. TriSalus’ product candidates may be used in connection with medical procedures in which it is important that those products function with precision and accuracy. If TriSalus’ existing TriNav device or its product candidates, if approved, do not function as designed, or are designed improperly, TriSalus may be forced by regulatory agencies to withdraw such products from the market. In addition, the use of TriSalus’ product candidates in clinical trials, the sale of any products for which TriSalus obtains marketing approval, and other liability risks that are inherent in the testing, manufacturing, marketing and sale of medical devices exposes TriSalus to the risk of product liability claims. Product liability claims might be brought against TriSalus by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with TriSalus’ products. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If TriSalus cannot successfully defend against product liability claims, TriSalus could incur substantial liability and costs, which may not be covered by insurance. Claims or losses in excess of any product liability insurance coverage that TriSalus may obtain could have a material adverse effect on its business, financial condition and results of operations. In addition, regardless of merit or eventual outcome, product liability claims may result in:
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impairment of TriSalus’ business reputation and significant negative media attention;

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withdrawal of participants from TriSalus’ clinical trials;

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injury to TriSalus’ reputation;

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initiation of investigations by regulators;

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significant costs to defend the related litigation and related litigation;

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distraction of management’s attention from TriSalus’ primary business;

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substantial monetary awards to patients or other claimants;

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inability to commercialize a product candidate;

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product recalls, withdrawals or labeling, marketing or promotional restrictions;

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exhaustion of any available insurance and TriSalus’ capital resources, and the inability to commercialize any product candidate;

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decreased demand for a product candidate, if approved for commercial sale; and

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loss of revenue.

Although TriSalus currently carries clinical trial insurance and product liability insurance which it believes to be reasonable, such insurance may not be adequate to cover all liability that TriSalus may incur. An inability to renew its policies or to obtain sufficient insurance at an acceptable cost could prevent or inhibit the commercialization of pharmaceutical products that TriSalus develops, alone or with collaborators.
TriSalus may be subject to stringent and evolving U.S. and foreign laws, regulations, rules, contractual obligations, policies and other obligations related to data privacy and security. TriSalus’ actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of TriSalus’ business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.
In the ordinary course of business, TriSalus collects, receives, stores, processes, generates, uses, transfers, discloses, makes accessible, protects, secures, disposes of, transmits, and shares (collectively, “processing”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, business plans, transactions, financial information and patient data (collectively, “sensitive data”).
TriSalus’ data processing activities may subject it to data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information.
Other states, such as Virginia and Colorado, have also passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. While these states also exempt some data processed in the context of clinical trials through laws like the California Consumer Privacy Act, these developments may further complicate compliance efforts, and may increase legal risk and compliance costs for TriSalus and the third parties upon whom it relies. Outside the United States, an increasing number of laws, regulations, and industry standards may govern data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) imposes strict requirements for processing personal data, and, under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.
In addition, TriSalus may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“UK”) have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that TriSalus can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for TriSalus to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, TriSalus could face significant adverse consequences.
In addition to data privacy and security laws, TriSalus may be contractually subject to industry standards adopted by industry groups and may become subject to such obligations in the future. TriSalus may also be bound by other contractual obligations related to data privacy and security, and TriSalus’ efforts to comply with such obligations may not be successful.
TriSalus may publish privacy policies, marketing materials, and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of TriSalus’ practices, TriSalus may be subject to investigation, enforcement actions by regulators, or other adverse consequences.
Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires TriSalus to devote significant resources and may necessitate changes to TriSalus’ services, information technologies, systems, and practices and to those of any third parties that process personal data on TriSalus’ behalf.
TriSalus may at times fail (or be perceived to have failed) in its efforts to comply with its data privacy and security obligations. Moreover, despite its efforts, TriSalus’ personnel or third parties on whom it relies on may fail to comply with such obligations, which could negatively impact TriSalus’ business operations. If TriSalus or the third parties on which it relies fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, TriSalus could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials. Any of these events could have a material adverse effect on TriSalus’ reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in TriSalus’ business operations (including, as relevant, clinical trials); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize TriSalus’ products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to TriSalus’ business model or operations.
Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact TriSalus’ financial statements.
TriSalus operates in multiple jurisdictions and is subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than TriSalus does and challenge tax positions that TriSalus has taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on TriSalus’ financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase TriSalus’ tax obligations in jurisdictions where it does business or require TriSalus to change the manner in which it conducts some aspects of TriSalus’ business.
In addition, on August 16, 2022, President Biden signed the Inflation Reduction Act (the “IRA”). The IRA contains a number of tax related provisions including a 15% minimum corporate income tax on certain large corporations as well as an exercise tax on stock repurchases, both provisions are effective for tax years beginning after December 31, 2022. TriSalus is in the process of evaluating the IRA, but does not expect it to have a material impact on its business, financial statements or results of operations.
Risks Related to TriSalus’ Intellectual Property
Failure to obtain, adequately protect, maintain or enforce TriSalus’ intellectual property rights could substantially harm TriSalus’ business and results of operations.
TriSalus’ success depends in part on its ability to obtain and maintain protection for its owned and in-licensed intellectual property rights and proprietary technology. TriSalus relies on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses of intellectual property rights of others, to protect its current or future platform technologies, products, product candidates, methods used to manufacture its current or future product candidates and methods for treating patients using its current or future product candidates.
TriSalus owns or in-license patents and patent applications relating to its platform technologies, products and product candidates. There is no guarantee that any patents covering TriSalus’ platform technologies or product candidates will issue from the patent applications TriSalus owns, in-licenses or may file in the future, or, if they do, that the issued claims will provide adequate protection for TriSalus’ platform technologies or product candidates, or any meaningful competitive advantage. Further, there cannot be any assurance that such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.
The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. TriSalus may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that TriSalus will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. The patent applications that TriSalus’ owns or in-licenses may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover TriSalus’ current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. TriSalus’ does not have exclusive control over the preparation, filing and prosecution of patent applications under certain of its in-license agreements, and TriSalus may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents, that TriSalus out-licenses to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of its business. Even if TriSalus’ owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide TriSalus with any meaningful protection, prevent competitors from competing with TriSalus or otherwise provide TriSalus with any competitive advantage. TriSalus’ competitors may be able to circumvent TriSalus’ patents by developing similar or alternative product candidates in a non-infringing manner.
Further, although TriSalus makes reasonable efforts to ensure patentability of its inventions, TriSalus cannot guarantee that all of the potentially relevant prior art relating to its owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover TriSalus’ platform technologies, TriSalus’ product candidates, or the use of its technologies. TriSalus’ thus cannot know with certainty whether it or its licensors were the first to file for patent protection of such inventions. In addition, the United States Patent and Trademark Office (“USPTO”) might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. There is no assurance that all potentially relevant prior art relating to TriSalus’ owned or in-licensed patent applications has been found. For this reason, and because there is no guarantee that any prior art search is correct and comprehensive,

TriSalus may be unaware of prior art that could be used to invalidate an issued patent or to prevent its owned or in-licensed patent applications from issuing as patents. Invalidation of any of TriSalus’ patent rights, including in-licensed patent rights, could materially harm its business.
Moreover, the patent positions of biotechnology and medical device companies like TriSalus’ are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, is also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish TriSalus’ ability to protect TriSalus’ platform technology or product candidates and could affect the value of such intellectual property. TriSalus’ ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate TriSalus’ intellectual property will depend in part on its success in obtaining and enforcing patent claims that cover its platform technology, product candidates, inventions and improvements. TriSalus cannot guarantee that patents will be granted with respect to any of its owned or licensed pending patent applications or with respect to any patent applications TriSalus’ may file or license in the future, nor can TriSalus be sure that any patents that may be granted to TriSalus or its licensors in the future will be commercially useful in protecting TriSalus’ products, the methods of use or manufacture of those products. Additionally, third parties, including TriSalus’ former employees and collaborators, may challenge the ownership or inventorship of TriSalus’ patent rights to claim that they are entitled to ownership and inventorship interest, and TriSalus’ may not be successful in defending against such claims. However, TriSalus is not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice TriSalus’ technology in relation to the commercialization of its products. Issued patents only allow TriSalus to block — in some cases — potential competitors from practicing the claimed inventions of the issued patents.
The issuance, scope, validity, enforceability and commercial value of TriSalus’ pending patent rights are uncertain. The standards applied by the USPTO and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. TriSalus’ pending and future patent applications may not result in patents being issued in the United States or in other jurisdictions which protect TriSalus’ technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of TriSalus’ owned or in-licensed patent applications or narrow the scope of any patent protection TriSalus may obtain from its owned or in-licensed patent applications. In addition, the laws of foreign countries may not protect its rights to the same extent as the laws of the United States.
Further, patents and other intellectual property rights in the pharmaceutical, biotechnology and medical device space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent TriSalus from commercializing its product candidates and any future product candidates and practicing TriSalus’ proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit TriSalus’ ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for its products, product candidates and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide TriSalus with protection or competitive advantages against competitors or other parties with similar technology. Additionally, TriSalus’ competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes review at the USPTO in an attempt to invalidate or narrow the scope of TriSalus’ patents. However, TriSalus is not currently facing any such proceedings. Furthermore, TriSalus’ competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, TriSalus may face competition with respect to its products, product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Even if patents do successfully issue from TriSalus’ owned or in-licensed patent application, and even if such patents cover TriSalus’ current or any future products or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to TriSalus could deprive it of rights necessary for the successful commercialization of any current or future products or product candidates that TriSalus may develop. Likewise, if patent applications TriSalus owns or has in-licensed with respect to TriSalus’ development programs and current or future products or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with TriSalus to develop current or future products or product candidates. Lack of valid and enforceable patent protection could threaten TriSalus’ ability to commercialize current or future products and could prevent TriSalus from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on TriSalus’ business and ability to achieve profitability may be unable to prevent competitors from entering the market with a product that is similar or identical to any of TriSalus’ products or current or potential future product candidates or from utilizing technologies similar to those in TriSalus’ products or current product candidates.
The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, TriSalus’ patent applications or patent applications filed by its licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from TriSalus’ owned or in-licensed patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable TriSalus’ owned or in-licensed patent rights, result in the loss of exclusivity, limit TriSalus’ ability to stop others from using or commercializing similar or identical products and product candidates, or allow third parties to compete directly with TriSalus without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from TriSalus’ owned or in-licensed patent applications is threatened, it could dissuade companies from collaborating with TriSalus to license, develop or commercialize current or future products or product candidates. Any of the foregoing could have a material adverse effect on TriSalus’ business, financial condition, results of operations and prospects.
Moreover, TriSalus currently co-owns certain patents and patent applications with third parties and may in the future co-own additional patents and patent applications with third parties. If TriSalus is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including TriSalus’ competitors, and TriSalus’ competitors could market competing products and technology. TriSalus may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on TriSalus’ competitive position, business prospects and financial conditions.
TriSalus’ in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, its rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm TriSalus’ competitive position, business, financial condition, results of operations and prospects.
The expiration or loss of patent protection may adversely affect TriSalus’ future revenues.
TriSalus relies on patent, trademark, trade secret and other intellectual property protection in the discovery, development, manufacturing and sale of its products and product candidates. In particular, patent protection is important in the development and eventual commercialization of TriSalus’ product candidates. Patents covering its product candidates normally provide market exclusivity, which is important in order to improve the probability that TriSalus’ product candidates are able to become profitable. TriSalus’

commercial success will depend in large part on TriSalus’ ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to TriSalus’ products and product candidates.
The patent positions of biotechnology and medical device companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patents that issue, are highly uncertain. The steps TriSalus has taken to protect TriSalus’ proprietary rights may not be adequate to preclude misappropriation of TriSalus’ proprietary information or infringement of TriSalus’ intellectual property rights, both inside and outside the U.S. Further, the examination process may require TriSalus to narrow the claims of pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights that may be granted under future issued patents may not provide TriSalus with the proprietary protection or competitive advantages TriSalus is seeking. If TriSalus is unable to obtain and maintain patent protection for TriSalus’ products and product candidates, or if the scope of the patent protection obtained is not sufficient, TriSalus’ competitors could develop and commercialize technology and products similar or superior to TriSalus’, and its ability to successfully commercialize TriSalus’ products and product candidates may be impaired.
As of June 7, 2023, TriSalus owned at least 122 registered patents. TriSalus’ issued U.S. patents expire between 2023 and 2040. All of TriSalus’ solely-owned granted US and foreign patents that relate to composition of matter for SD-101 will expire in December 2023. Upon expiration of the patents covering SD-101, third parties, including other biopharmaceutical companies, will be able to obtain or use SD-101 other than to the extent TriSalus has other patent protection, including through its method of use patents for pressure controlled therapeutic delivery. In addition, certain of TriSalus’ patents relating to the use of TriNav will expire beginning in 2031, with additional patents relating to TriNav expiring in 2036 and 2038. While TriSalus is seeking additional patent coverage, there can be no assurances that such additional patent protection will be granted, or if granted, that these patents will not be infringed upon or otherwise held enforceable. Even if TriSalus is successful in obtaining a patent, patents have a limited lifespan. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. TriSalus also intends to apply for orphan drug designation and orphan designation in the U.S. and EU, respectively, which, if granted, would extend the exclusivity period beyond the initial five (5) years of regulatory exclusivity from the date of approval in the U.S. and beyond the eight (8) years of data exclusivity from the date of approval in Europe; however, there can be no assurance that TriSalus will ever obtain approval or orphan drug exclusivity for such product candidates. Without patent protection of its product candidates, TriSalus may be open to competition from generic versions of such methods and compositions. As of June 7, 2023, TriSalus has at least 61 pending patent applications and four U.S. provisional patent applications. TriSalus does not know whether any of its patent applications will result in issued patents or, if any of its patent applications do issue, whether such patents will protect its technology and drugs, in whole or in part, or whether such patents will effectively prevent others from commercializing competitive technologies and products. Even if TriSalus is successful in obtaining a patent, patents have a limited lifespan. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection of its product candidates, TriSalus may be open to competition from generic versions of such methods and compositions.
There is no guarantee that any of TriSalus’ issued or granted patents will not later be found invalid or unenforceable. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, TriSalus’ patent portfolio may not provide TriSalus with sufficient rights to exclude others from commercializing drugs similar or identical to TriSalus’ product candidates. Furthermore, as TriSalus’ issued patents expire, the risk that competitors may be able to circumvent TriSalus’ remaining patents by developing similar or alternate technologies or products in a non-infringing manner is increased.
If TriSalus does not obtain protection under the Hatch-Waxman Amendments by extending the patent term, TriSalus’ business may be harmed.
TriSalus’ commercial success will largely depend on its ability to obtain and maintain patent and other intellectual property in the United States and other countries with respect to TriSalus’ products and product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting TriSalus’ product candidates might expire before or shortly after such candidates begin to be commercialized. TriSalus expects to seek extensions of patent terms in the United States and, if available, in other countries where TriSalus is prosecuting patents.
Depending upon the timing, duration and specifics of FDA marketing approval of TriSalus’ product candidates, one or more of TriSalus’ United States patents may be eligible for limited patent term extension, or PTE, under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (and potentially additional indications approved during the period of extension) covered by the patent. This extension is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with TriSalus’ assessment of whether such extensions are available, and may refuse to grant extensions to TriSalus’ patents, or may grant more limited extensions than TriSalus requests. TriSalus may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time-period or the scope of patent protection afforded could be less than TriSalus requests. Even if TriSalus is able to obtain an extension, the patent term may still expire before or shortly after TriSalus receives FDA marketing approval. If TriSalus is unable to extend the expiration date of TriSalus’ existing patents or obtain new patents with longer expiry dates, TriSalus’ competitors may be able to take advantage of TriSalus’ investment in development and clinical trials by referencing TriSalus’ clinical and preclinical data to obtain approval of competing products following expiration of TriSalus’ regulatory exclusivity and TriSalus’ patent expiration, and launch their product earlier than might otherwise be the case.
TriSalus may not be able to protect its intellectual property rights throughout the world, which could negatively impact its business.
Filing, prosecuting and defending patents covering TriSalus’ products and product candidates in all countries throughout the world would be prohibitively expensive, and TriSalus’ intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws and practices of some foreign countries do not protect intellectual property rights, especially those relating to life sciences, to the same extent as federal and state laws in the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does and novel formulations of existing drugs and manufacturing processes may not be patentable in certain jurisdictions. Further, future licensing partners may not prosecute patents in certain jurisdictions in which TriSalus may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, TriSalus may not be able to prevent third parties from practicing TriSalus’ inventions in all countries outside the United States, or from selling or importing products made using TriSalus’ inventions in and into the United States or other jurisdictions. Competitors may use TriSalus’ technologies in jurisdictions where TriSalus has not obtained patent protection to develop TriSalus’ own products or product candidates and may also export infringing products to territories where TriSalus has patent protection, but enforcement is not as strong as that in the United States. These products may compete with TriSalus’ products and product candidates, and TriSalus’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing with TriSalus in these jurisdictions.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and medical device products, which could make it difficult for TriSalus to stop the infringement of TriSalus’ patents or marketing of competing products in violation of TriSalus’ proprietary rights generally. Proceedings to enforce TriSalus’ patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert TriSalus’ efforts and attention from other aspects of TriSalus’ business, could put TriSalus’ patents at risk of being invalidated or interpreted narrowly and TriSalus’ patent applications at risk of not issuing, and could provoke third parties to assert claims against

us. TriSalus may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, TriSalus’ efforts to enforce TriSalus’ intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that TriSalus develops or licenses. Furthermore, while it intends to protect TriSalus’ intellectual property rights in TriSalus’ expected significant markets, TriSalus cannot ensure that it will be able to initiate or maintain similar efforts in all jurisdictions in which it may wish to market TriSalus’ products and product candidates. Accordingly, TriSalus’ efforts to protect its intellectual property rights in such countries may be inadequate, which may have an adverse effect on TriSalus’ ability to successfully commercialize its products and product candidates in all of its expected significant foreign markets.
Additionally, the requirements for patentability may differ in certain countries. Generic or biosimilar drug manufacturers or other competitors may challenge the scope, validity or enforceability of TriSalus or its licensors’ patents, requiring TriSalus or its licensees or any future licensors to engage in complex, lengthy and costly litigation or other proceedings. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, TriSalus and its licensees or any future licensors may have limited remedies if patents are infringed or if TriSalus or its licensees or any future licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit TriSalus’ potential revenue opportunities. Accordingly, TriSalus’ efforts to enforce intellectual property rights in some regions of the world may be inadequate to obtain a significant commercial advantage from TriSalus’ intellectual property.
TriSalus may be subject to claims that TriSalus or its employees, consultants, contractors or advisors have infringed, misappropriated or otherwise violated the intellectual property of a third party, or claiming ownership of what TriSalus regards as its own intellectual property.
Many of the contributors to TriSalus’ intellectual property, including patents and applications, were previously employed at universities or other biotechnology, pharmaceutical or medical device companies, including TriSalus’ competitors or potential competitors. Although TriSalus tries to ensure that its employees do not use the intellectual property and other proprietary information, know-how or trade secrets of others in their work for TriSalus, TriSalus may be subject to claims that TriSalus or these employees have used or disclosed such intellectual property or other proprietary information. Litigation may be necessary to defend against these claims. If TriSalus fails in defending any such claims, in addition to paying monetary damages, TriSalus may lose valuable intellectual property rights or personnel. Even if TriSalus is successful in defending against such claims, litigation could result in substantial costs and be a distraction to TriSalus’ business.
In addition, while TriSalus typically requires its employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to TriSalus, TriSalus may be unsuccessful in executing such an agreement with each party who in fact conceives or develops intellectual property that TriSalus regards as its own. To the extent that TriSalus fails to obtain such assignments, such assignments do not contain a self-executing assignment of intellectual property rights, or if such assignments are breached, TriSalus may be forced to bring claims against third parties, or defend claims they may bring against TriSalus, to determine the ownership of what TriSalus regards as its intellectual property. If TriSalus fails in prosecuting or defending any such claims, in addition to paying monetary damages, TriSalus may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and TriSalus could be required to obtain a license from such third party to commercialize TriSalus’ products or product candidates. Such a license may not be available on commercially reasonable terms or at all. Even if TriSalus is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to TriSalus management and scientific personnel.
TriSalus’ business model may require reliance on third parties and the need to share TriSalus’ trade secrets, which increases the possibility that a competitor will discover them or that TriSalus’ trade secrets will be misappropriated or disclosed and if TriSalus is unable to protect the confidentiality of TriSalus’ trade secrets, the value of TriSalus’ intellectual property could be materially adversely affected and TriSalus’ business would be harmed.
In addition to seeking patents for some of TriSalus’ products and product candidates, TriSalus also relies on trade secrets, including unpatented know-how, technology and other proprietary information, in seeking to develop and maintain a competitive position. Because TriSalus relies on third parties to manufacture its product candidates and TriSalus may collaborate with third parties on the development of its product candidates, TriSalus must, at times, share trade secrets with them. TriSalus seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as TriSalus’ employees, consultants, independent contractors, advisors, corporate collaborators, outside scientific collaborators, contract manufacturers, suppliers and other third parties. TriSalus also enters into confidentiality and invention or patent assignment agreements with employees and certain consultants. TriSalus also seeks to preserve the integrity and confidentiality of its data, trade secrets and know-how by maintaining physical security of TriSalus’ premises and physical and electronic security of its information technology systems. Monitoring unauthorized uses and disclosures is difficult, and TriSalus does not know whether the steps TriSalus has taken to protect its proprietary technologies will be effective.
Since TriSalus’ inception, TriSalus has sought to contract with manufacturers to supply commercial quantities of pharmaceutical formulations. As a result, TriSalus has disclosed, under confidentiality agreements, various aspects of its technology with potential manufacturers and suppliers. TriSalus believes that these disclosures, while necessary for its business, may result in the attempt by potential manufacturers and suppliers to improperly assert ownership claims to TriSalus technology in an attempt to gain an advantage in negotiating manufacturing and supplier rights.
TriSalus cannot guarantee that its trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to TriSalus’ trade secrets. Any party with whom TriSalus has executed such an agreement may breach that agreement and disclose TriSalus’ proprietary information, including TriSalus’ trade secrets, and TriSalus may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Further, if any of TriSalus’ trade secrets were to be lawfully obtained or independently developed by a competitor, TriSalus would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with TriSalus. If any of TriSalus’ trade secrets were to be disclosed to or independently developed by a competitor, TriSalus’ business and competitive position could be harmed.
Trade secrets and know-how can be difficult to protect as trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. If TriSalus fails to prevent material disclosure of the know-how, trade secrets and other intellectual property related to TriSalus’ technologies to third parties, TriSalus will not be able to establish or maintain a competitive advantage in TriSalus’ market, which could materially adversely affect TriSalus’ business, results of operations and financial condition. Even if TriSalus is able to adequately protect TriSalus’ trade secrets and proprietary information, TriSalus’ trade secrets could otherwise become known or could be independently discovered by its competitors. If any of TriSalus’ trade secrets were to be lawfully obtained or independently developed by a competitor, in the absence of patent protection, TriSalus would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.
TriSalus may not be able to prevent misappropriation of its trade secrets or other proprietary and confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.
TriSalus’ competitors may be able to circumvent TriSalus’ patents by developing similar or alternative technologies or products in a non-infringing manner.
TriSalus’ competitors may seek to market generic versions of SD-101 or any other product candidate for which TriSalus may in the future obtain approval by submitting ANDAs or biosimilar applications to the FDA or new products that use TriSalus’ approved products as the reference listed drug (“RLD”), in each case where TriSalus’ competitors claim that TriSalus’ patents are invalid, unenforceable or not infringed. Alternatively, TriSalus’ competitors may seek approval to market their own products that are the same as, similar to or otherwise competitive with SD-101 and any future product candidates TriSalus may develop. In these circumstances, TriSalus may need to defend or assert TriSalus’ patents, by means including filing lawsuits alleging patent infringement requiring TriSalus to engage in complex, lengthy and costly litigation or other proceedings. In any of these types of proceedings, a court or government agency with jurisdiction may find TriSalus’ patents invalid, unenforceable or not infringed. TriSalus may also fail to identify patentable aspects of TriSalus’ research and development before it is too late to obtain patent protection. Even if TriSalus is valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve TriSalus’ business objectives. Furthermore, as TriSalus’ issued patents expire, the risk that competitors may be able to circumvent TriSalus’ remaining patents by developing similar or alternate technologies or products in a non-infringing manner is increased.
Additionally, competitors could purchase TriNav or other TriSalus products and attempt to replicate some or all of the competitive advantages TriSalus derives from TriSalus’ development efforts, design around its protected technology or develop their own competitive technologies that fall outside of TriSalus’ intellectual property rights.
TriSalus has in the past been, and may in the future be, subject to claims challenging the inventorship or ownership of its patents and other intellectual property.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and TriSalus’ owned and licensed patents have in the past been, and in the future may be, challenged in the courts or patent offices in the U.S. and abroad. For example, in October 2017, an individual filed a suit against TriSalus in the United States District Court, District of Colorado asserting joint inventorship of six patents assigned to TriSalus. The individual sought to be added as a co-inventor and co-owner of the patents in question. A stipulated dismissal order was entered in June 2021 with the court dismissing the plaintiff’s case with prejudice. In the future, TriSalus may face similar or other challenges by third parties, former employees or collaborators with respect to ownership interest in the patents and intellectual property that TriSalus owns or licenses at the time. TriSalus could be subject to ownership disputes arising, for example, from conflicting obligations of consultants or others who are involved in developing TriSalus’ products or product candidates. While it is TriSalus’ policy to require its employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to TriSalus, TriSalus may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that TriSalus regards as its own. To the extent that TriSalus licenses intellectual property from a third party, such licensors may face similar obstacles. In addition, TriSalus has not updated the records in certain foreign patent offices to reflect its ownership of certain foreign patents relating to SD-101. Failure to update such ownership may result in a purchaser potentially acquiring rights in such patents that are adverse to TriSalus’ interests. Litigation may be necessary to defend against any claims challenging inventorship or ownership and such litigation may be costly. If TriSalus fails in defending any such claims, TriSalus may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact TriSalus’ business, results of operations and financial condition.
TriSalus may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect TriSalus’ ability to develop and market TriSalus’ products and product candidates.
To the extent undertaken, TriSalus cannot guarantee that any of its patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can TriSalus   be certain that it has identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of TriSalus’ products and product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, certain United States patent applications can remain confidential until patents issue. Therefore, patent applications covering TriSalus’ products and product candidates could have been filed by others without TriSalus’ knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover TriSalus’ product candidates or the use of TriSalus’ products and product candidates.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. TriSalus’ interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact TriSalus’ ability to market its products and product candidates. TriSalus may incorrectly determine that its products or product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. TriSalus’ determination of the expiration date of any patent in the United States or abroad that TriSalus considers relevant may be incorrect, and its failure to identify and correctly interpret relevant patents may negatively impact TriSalus’ ability to develop and market its products and product candidates.
If TriSalus fails to identify and correctly interpret relevant patents, TriSalus may be subject to infringement claims. TriSalus cannot guarantee that it will be able to successfully settle or otherwise resolve such infringement claims. If it fails in any such dispute, in addition to being forced to pay damages, TriSalus may be temporarily or permanently prohibited from commercializing any of TriSalus’ products or product candidates that are held to be infringing. TriSalus might, if possible, also be forced to redesign products or product candidates so that TriSalus no longer infringe the third-party intellectual property rights. Any of these events, even if TriSalus were ultimately to prevail, could require TriSalus to divert substantial financial and management resources that it would otherwise be able to devote to its business.
TriSalus’ intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of TriSalus’ rights to the relevant intellectual property or technology or increase TriSalus’ financial or other obligations to its licensors.
Certain provisions in TriSalus’ intellectual property agreements may be susceptible to multiple interpretations. Disputes may arise between TriSalus and any of these counterparties regarding intellectual property rights that are subject to such agreements, including, but not limited to:
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the scope of rights granted under the agreement and other interpretation-related issues;

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whether and the extent to which TriSalus’ technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

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TriSalus’ right to sublicense patent and other rights to third parties;

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TriSalus’ diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of its product candidates, and what activities satisfy those diligence obligations;

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the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by TriSalus’ licensors and TriSalus and its partners;

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TriSalus’ right to transfer or assign its license; and

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the effects of termination.

The resolution of any contract interpretation disagreement that may arise could affect the scope of TriSalus’ rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on TriSalus’ business, financial condition, results of operations and prospects.
If TriSalus fails to comply with its obligations under any agreements, TriSalus may be required to pay damages and could lose intellectual property rights that are necessary or useful for developing and protecting TriSalus product candidates.
Dynavax has represented to TriSalus that TriSalus was given all intellectual property rights related to SD-101 pursuant to the Dynavax Agreement. Pursuant to the Dynavax Agreement, TriSalus is obligated to pay up to $250 million upon the achievement of certain development, regulatory, and commercial milestones and low double-digit royalties based on potential future net sales of products containing the SD-101 compound. Additionally, TriSalus is responsible for prosecution and maintenance of the acquired patents with obligations to keep Dynavax reasonably informed of the status thereof. Any future collaboration agreements or license agreements TriSalus enters into are likely to impose various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on TriSalus. If TriSalus breaches any such material obligations, or uses the intellectual property licensed to TriSalus in an unauthorized manner, TriSalus may be required to pay damages and any licensor may have the right to terminate the license, which could result in TriSalus being unable to develop, manufacture and sell products that are covered by the licensed technology, or having to negotiate new or reinstated licenses on less favorable terms, or enable a competitor to gain access to the licensed technology.
Intellectual property rights do not necessarily address all potential threats to TriSalus’ business.
Once granted, patents may remain open to opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether. In addition, the degree of future protection afforded by TriSalus’ intellectual property rights is uncertain because even granted intellectual property rights have limitations, and may not adequately protect TriSalus’ business. The following examples are illustrative:
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others may be able to make formulations that are similar to TriSalus’ product candidates or other formulations but that are not covered by the claims of TriSalus’ patents that TriSalus owns or has exclusively licensed;

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the patents of third parties may have an adverse effect on TriSalus’ business;

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TriSalus or any current or future strategic partners and/or collaborators might not have been the first to conceive or reduce to practice the inventions covered by the issued patent or pending patent application that TriSalus owns;

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TriSalus or any current or future strategic partners and/or collaborators might not have been the first to file patent applications covering certain of TriSalus’ inventions;

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others may independently develop similar or alternative technologies or duplicate any of TriSalus’ technologies without infringing TriSalus’ intellectual property rights;

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it is possible that TriSalus’ pending patent applications will not lead to issued patents;

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issued patents that TriSalus may own or that TriSalus exclusively licenses in the future may not provide TriSalus with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by TriSalus’ competitors;

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patent protection on TriSalus’ product candidates may expire before TriSalus is able to develop and commercialize the product, or before TriSalus is able to recover its investment in the product;

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TriSalus’ competitors might conduct research and development activities in the U.S. and in other countries that provide a safe harbor from patent infringement claims for such activities, as well in countries where TriSalus does not have patent rights and then use the information learned from such activities to develop competitive products for sale in TriSalus’ existing or intended commercial markets;

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third parties performing manufacturing or testing for TriSalus using its product candidates could use the intellectual property of others without obtaining a proper license;

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TriSalus may not develop additional proprietary technologies that are patentable;

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the patents of others may have an adverse effect on TriSalus’ business; and

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TriSalus may choose not to file a patent application for certain technologies, trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on TriSalus’ business, financial condition, results of operations and prospects.

The validity, scope and enforceability of any of TriSalus’ patents can be challenged by third parties and any lawsuits to protect or enforce TriSalus’ patents could be expensive, time consuming and unsuccessful.
Competitors or other third parties may infringe TriSalus’ patents or the patents of any party from whom TriSalus may license patents from in the future. To counter infringement or unauthorized use, TriSalus may be required to file infringement claims, which can be expensive and time-consuming. In a patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. A court may decide that a patent of TriSalus or of any of its future licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that TriSalus’ patents do not cover the technology in question. In addition, to the extent that TriSalus has to file patent litigation in a federal court against a U.S. patent holder, TriSalus would be required to initiate the proceeding in the state of incorporation or residency of such entity. With respect to the validity question, for example, TriSalus cannot be certain that no invalidating prior art exists. An adverse result in any litigation or defense proceedings could put one or more of TriSalus patents at risk of being invalidated, found unenforceable, or interpreted narrowly, and it could put TriSalus’ patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from TriSalus’ business. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, TriSalus would lose at least part, and perhaps all, of the patent protection on one or more of its products or certain product candidates or aspects of the TriNav or other technology. Such a loss of patent protection could compromise TriSalus’ ability to pursue TriSalus’ business strategy.
Interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to TriSalus’ patents and patent applications or those of TriSalus’ collaborators or licensors. An unfavorable outcome could require TriSalus to cease using the technology or to attempt to license rights to it from the prevailing party. TriSalus’ business could be harmed if a prevailing party does not offer TriSalus a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of TriSalus’ management and other employees. TriSalus may not be able to prevent, alone, with its licensees, or with any of its future licensors, misappropriation of its proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the U.S. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of TriSalus’ confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of TriSalus’ common stock.
Moreover, TriSalus may be subject to a third-party pre-issuance submission of prior art to the USPTO or other foreign patent offices, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging TriSalus’ patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, TriSalus’ patent rights, allow third parties to commercialize TriSalus’ technology, products or product candidates and compete directly with TriSalus, without payment to TriSalus, or result in TriSalus’ inability to manufacture or commercialize its products or product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by TriSalus’ patents and patent applications is threatened, it could dissuade companies from collaborating with TriSalus to license, develop, or commercialize current or future products or product candidates.
If one of TriSalus’ product candidates is approved by the FDA, one or more third parties may challenge the current patents, or patents that may issue in the future, within TriSalus’ portfolio which could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or a finding of non-infringement. For example, if a third party submits an application under Section 505(b)(2) or an abbreviated new drug application (“ANDA”), for a generic drug containing any of TriSalus’ product candidates, and relies in whole or in part on studies conducted by or for us, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations, which TriSalus refers to as the Orange Book, with respect to TriSalus’ NDA for the applicable approved product candidate; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid, unenforceable or will not be infringed by the manufacture, use or sale of the third party’s generic drug. A certification that the new drug will not infringe the Orange Book-listed patents for the applicable approved product candidate, or that such patents are invalid or unenforceable, is called a “paragraph IV certification”. If the third party submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to TriSalus within 20 days once the third party’s ANDA is accepted for filing by the FDA. TriSalus may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the third party’s ANDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of the third party. If TriSalus does not file a patent infringement lawsuit within the required 45-day period, the third party’s ANDA will not be subject to the 30-month stay of FDA approval.
Moreover, a third party may challenge the current patents, or patents that may be issued in the future, within TriSalus’ portfolio which could result in the invalidation of some or all of the patents that might otherwise be eligible for listing in the Orange Book for one of TriSalus’ product candidates. If a third party successfully challenges all of the patents that might otherwise be eligible for listing in the Orange Book for one of TriSalus’ product candidates, TriSalus will not be entitled to the 30-month stay of FDA approval upon the filing of an ANDA for a generic drug containing the applicable product candidate. Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert TriSalus’ management’s attention from TriSalus’ core business, and may result in unfavorable results that could limit TriSalus’ ability to prevent third parties from competing with TriSalus’ product candidates. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of TriSalus’ confidential information could be compromised by disclosure during this type of litigation.
If TriSalus does not obtain protection under the Hatch-Waxman Amendments by obtaining data exclusivity, TriSalus’ business may be harmed.
TriSalus’ commercial success will largely depend on TriSalus’ ability to retain with respect to TriNav and other device technologies, and obtain with respect to SD-101 and other product candidates, market exclusivity in the United States and other countries. Depending upon the timing, duration and specifics of FDA marketing approval of TriSalus’ product candidates, certain of TriSalus’ product candidates may be eligible for marketing exclusivity.
The Federal Food, Drug and Cosmetic Act (“FDA Act”) provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA or Section 505(b)(2) NDA for a new chemical entity, or NCE. An NCE is a drug that contains no active moiety (the molecule or ion responsible for the action of the drug substance) that has been approved by FDA in any other NDA submitted under section 505(b) of the FDC Act. During the five-year NCE exclusivity period, the FDA may not accept for review or approve an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a paragraph IV certification of patent invalidity, unenforceability, or non-infringement to one of the patents listed in the Orange Book, with the FDA by the innovator NDA holder.
The FDC Act also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations for a previously-approved active moiety, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages, dosage forms or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and prohibits the FDA from approving an ANDA, or a Section 505(b)(2) NDA submitted by another company with overlapping conditions associated with the new clinical investigations for the three-year period. Three-year exclusivity does not prohibit the FDA from approving ANDAs for drugs containing the original conditions of use, i.e., original indications.
If TriSalus is unable to obtain such marketing exclusivity for its product candidates, TriSalus’ competitors may be able to take advantage of its investment in development and clinical trials by referencing its approval to obtain approval of competing products and launch their product earlier than might otherwise be the case.
Obtaining and maintaining TriSalus’ patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and TriSalus’ patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.
If TriSalus’ trademarks are not adequately protected, then TriSalus may not be able to build name recognition in its markets of interest and its business may be adversely affected.
TriSalus relies on trademarks as one means to distinguish any of its products or product candidates that are approved for marketing from the products of its competitors. TriNav® and Pressure-Enabled Drug Delivery™ (PEDD™) are trademarks of TriSalus’ in the U.S. TriSalus’ trademarks may be challenged, infringed, circumvented or declared descriptive or generic or determined to be infringing on other marks. TriSalus may not be able to protect its rights to these trademarks or may be forced to stop using these names, which it need for name recognition by potential partners or customers in TriSalus’ markets of interest. If TriSalus is unable to establish name recognition based on its trademarks, it may not be able to compete effectively.
Risks Related to Being a Public Company
The Combined Company does not have experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.
The Combined Company does not have experience operating as a United States public company. Certain of the Combined Company’s proposed executive officers lack experience in managing a United States public company, which makes their ability to comply with applicable laws, rules and regulations uncertain. The Combined Company’s failure to comply with all laws, rules and regulations applicable to United States public companies could subject the Combined Company and its management to regulatory scrutiny or sanction, which could harm its reputation and share price.
TriSalus has not previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of United States federal securities laws applicable to public companies. TriSalus has not previously been required to establish and maintain the disclosure controls and procedures, and internal controls over financial reporting applicable to a public company in the United States, including the Sarbanes-Oxley Act. Although TriSalus is in the process of developing and implementing its governance, compliance, risk management and control framework and culture required for a public company, the Combined Company may not be able to meet the requisite standards expected by the SEC and/or its investors. The Combined Company may also encounter errors, mistakes and lapses in processes and controls resulting in failures to meet the requisite standards expected of a public company.

As a United States public reporting company, the Combined Company will incur significant legal, accounting, insurance, compliance, and other expenses. The Combined Company cannot predict or estimate the amount of additional costs it may incur or the timing of such costs. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.
If it fails to adequately implement the required governance and control framework, the Combined Company could be at greater risk of failing to comply with the rules or requirements associated with being a public company. Such failure could result in the loss of investor confidence, could harm the Combined Company’s reputation, and cause the market price of the Combined Company’s securities to decline. Other challenges in complying with these regulatory requirements may arise because the Combined Company may not be able to complete its evaluation of compliance and any required remediation in a timely fashion. Furthermore, any current or future controls may be considered as inadequate due to changes or increased complexity in regulations, the Combined Company’s operating environment or other reasons.
Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner and make filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to the Combined Company’s reputation, business, financial condition, operating results and share price.
TriSalus will incur increased costs as a result of preparing to operate as a public company, and its management will be required to devote substantial time to new compliance initiatives and corporate governance practices. The Combined Company may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact its business.
As a public company, and particularly after the Combined Company is no longer an “emerging growth company,” the Combined Company will incur significant legal, accounting, and other expenses that it did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act and the Exchange Act, and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the Nasdaq Stock Market, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. TriSalus has begun to hire additional accounting, finance, and other personnel in connection with it becoming, and its efforts to comply with the requirements of being, a public company, and TriSalus’ management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase TriSalus’ legal and financial compliance costs and will make some activities more time-consuming and costly. TriSalus is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs it may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. TriSalus cannot predict or estimate the amount of additional costs it will incur as a result of becoming a public company or the timing of such costs. Any changes TriSalus makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for TriSalus to attract and retain qualified persons to serve on the Combined Company Board or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
Pursuant to Sarbanes-Oxley Act Section 404, the Combined Company will be required to furnish a report by its management on its internal control over financial reporting beginning with the filing of its Annual Report on Form 10-K with the SEC for the year ending December 31, 2023. In order to continue to maintain effective internal controls to support growth and public company requirements, the Combined Company will need additional financial personnel, systems and resources. However, while the Combined Company remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, the Combined Company will be engaged in a process to enhance its documentation and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the Combined Company will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite its efforts, there is a risk that the Combined Company will not be able to conclude, within the prescribed timeframe or at all, that its internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. TriSalus’ management has identified material weaknesses and in the future, TriSalus’ management or Combined Company management may identify one or more material weaknesses, which could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Combined Company’s financial statements.
TriSalus’ management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future. If TriSalus fails to remediate the material weaknesses or if it otherwise fails to establish and maintain effective control over financial reporting, TriSalus may adversely affect its ability to accurately and timely report its financial results, and may adversely affect investor confidence and business operations.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis.
In connection with its audited consolidated financial statements for the year ended December 31, 2022, TriSalus’ management identified, in addition to the matter noted below, a material weakness in its internal control over financial reporting with respect to inadequate internal controls over the valuation of the warrant and tranche rights and obligations liabilities resulting from the series B-2 preferred stock financing. Specifically, TriSalus did not design and implement controls over the completeness and accuracy of the data and assumptions used by TriSalus’ external valuation specialist. In addition, TriSalus’ communication and review process did not detect inconsistent information used in the valuation.
In connection with its audited consolidated financial statements for the year ended December 31, 2021, TriSalus’ management identified a material weakness in its internal control over financial reporting due to a lack of sufficient number of trained resources with the appropriate skills and knowledge and with assigned responsibilities and accountability for the design and operation of internal controls over financial reporting. TriSalus had five trained resources, which TriSalus’ management determined to be insufficient to provide adequate internal controls over financial reporting.
TriSalus’ management has developed a remediation plan and is taking steps to remediate each of the material weaknesses described above, which includes hiring four additional trained resources with requisite experience with complicated accounting issues, designing and enforcing processes that ensure adequate segregation of duties within the finance function and adequately reviewing the assumptions and inputs to accounting estimates and engaging outside expert consultants as needed. The material weaknesses will be considered remediated when TriSalus’ management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. TriSalus’ management will continue to monitor the effectiveness of its remediation plan and will make the changes it determines to be appropriate. Although TriSalus’ management intends to complete this remediation process as quickly as practicable, it cannot at this time estimate how long it will take, and its initiatives may not prove to be successful in remediating the material weaknesses.
Furthermore, TriSalus cannot assure that the remediation measures it has taken to date, and the actions it may take in the future, will be sufficient to remediate the control deficiencies that led to the material weaknesses in its internal controls over financial reporting described above or that they will prevent or avoid potential future material weaknesses. Further, additional weaknesses in TriSalus’ disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit TriSalus’ ability to prevent or detect a misstatement of its accounts or disclosures that could result in material errors in its annual or interim financial statements. In such case, the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of Nasdaq, investors may lose confidence in its financial reporting and the Combined Company stock price may decline as a result. In addition, we could be subject to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities as well as shareholder litigation which would require additional financial and management resources, and investors may lose confidence in our financial reporting and our stock price may decline as a result. As a result, our ability to obtain financing, or financing on favorable terms, could be materially and adversely affected, which in turn, could materially and adversely affect our business, financial condition and the market value of our common stock and require us to incur additional costs to improve our internal control systems and procedures. In addition, perceptions of TriSalus among customers, partners, investors, securities analysts and others could also be adversely affected.
If TriSalus’ fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, TriSalus will be required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that TriSalus maintain effective disclosure controls and procedures and internal control over financial reporting. TriSalus continues to develop and refine its disclosure controls and other procedures that are designed to ensure that information it is required to disclose in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to its management, including its principal executive and financial officers.
TriSalus must continue to improve its internal control over financial reporting. TriSalus management will be required to make a formal assessment of the effectiveness of its internal control over financial reporting pursuant to Sarbanes-Oxley Act Section 404(a), and TriSalus may in the future be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, TriSalus will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, TriSalus will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of its internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that TriSalus will not be able to conclude, within the prescribed time period or at all, that its internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.
Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of TriSalus’ financial statements and reports, which would likely adversely affect the market price of the Combined Company Common Stock. In addition, TriSalus could be subject to sanctions or investigations by the stock exchange on which the Combined Company Common Stock is listed, the SEC and other regulatory authorities.
Risks Related to an Investment in Combined Company Securities and Other General Matters
There may not be an active trading market for Combined Company Common Stock or Combined Company warrants, which may make it difficult to sell such securities.
It is possible that an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of Combined Company Common Stock or Combined Company warrants at an attractive price or at all.

The price of Combined Company Common Stock and Combined Company warrants may be volatile.
Upon consummation of the Business Combination, the price of Combined Company Common Stock and Combined Company warrants may fluctuate due to a variety of factors, including, without limitation:
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the volume and timing of sales of TriNav or other products;

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the introduction of new products or product enhancements by the Combined Company or others in its industry;

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the timing and results of clinical trials of any of the Combined Company’s product candidates;

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regulatory actions with respect to our product candidates or our competitors’ products and product candidates;

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the success of existing or new competitive products or technologies;

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announcements by the Combined Company or its competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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establishment or termination of collaborations for its product candidates or development programs;

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failure or discontinuation of any of its development programs;

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results of clinical trials of product candidates of its competitors;

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regulatory or legal developments in the United States and other countries;

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developments or disputes concerning patent applications, issued patents or other proprietary rights;

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the level of expenses related to any of its product candidates or development programs;

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the results of its efforts to discover, develop, acquire or in-license additional product candidates or products;

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actual or anticipated changes in estimates as to financial results or development timelines;

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actual or anticipated fluctuations in the Combined Company’s quarterly or annual operating results;

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publication of research reports by securities analysts about the Combined Company or its competitors or its industry;

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the public’s reaction to the Combined Company’s press releases, its other public announcements and its filings with the SEC;

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the Combined Company’s failure or the failure of its competitors to meet analysts’ projections or guidance that it or its competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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commencement of, or involvement in, litigation involving the Combined Company;

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changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Combined Company Common Stock available for public sale; and

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general economic and political conditions, such as recessions, interest rates, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Combined Company Common Stock and Combined Company warrants regardless of the operating performance of the Combined Company.
The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.
We cannot guarantee that the Combined Company’s securities will continue to be listed on Nasdaq following the Business Combination. If it fails to meet the requirements of the applicable listing rules, such failure may result in the Combined Company not being listed by Nasdaq, a suspension of the trading of its shares or delisting in the future. This may further result in legal or regulatory proceedings, fines and other penalties, legal liability for the Combined Company, the inability for the Combined Company’s stockholders to trade their shares and negatively impact the Combined Company’s share price, reputation, operations and financial position, as well as its ability to conduct future fundraising activities. If Nasdaq delists the Combined Company’s securities from trading on its exchange and it is not able to list its securities on another national securities exchange, we expect that the Combined Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Combined Company could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a limited amount of news and analyst coverage for the company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Unstable market and economic conditions may have serious adverse consequences on the Combined Company’s business, financial condition and share price.
The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, Russia’s ongoing incursion of Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. There have also recently been disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank, Signature Bank, and First Republic Bank. Any such volatility and disruptions may have adverse consequences on the Combined Company or the third parties on whom it relies. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates can adversely affect the Combined Company by increasing its costs, including labor and employee benefit costs. In addition, higher inflation could also increase customers’ operating costs, which could result in reduced budgets for customers and potentially less demand for the Combined Company’s products and services. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on the Combined Company’s business, results of operations and financial condition.
If the Combined Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of Combined Company Common Stock may decline.
The Combined Company may, but are not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this filing and in the Combined Company’s public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast its results of operations, will be impacted by a number of factors, many of which are out of Combined Company’s control. Actual results may not always be in line with or exceed any guidance the Combined Company has provided, especially in times of economic or regulatory uncertainty. If, in the future, the Combined Company’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if the Combined Company reduces its guidance for future periods, the market price of the Combined Company Common Stock may decline as well. Even if the Combined Company issues public guidance, there can be no assurance that it will continue to do so in the future.

The Combined Company could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for the Combined Company because life sciences companies have experienced significant stock price volatility in recent years. If the Combined Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and its resources, which could harm its business.
Reports published by analysts, including projections in those reports that differ from its actual results, could adversely affect the price and trading volume of the Combined Company’s securities.
Securities research analysts may establish and publish their own periodic projections for the Combined Company following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results that the Combined Company actually achieves. The Combined Company’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on the Combined Company downgrades its stock or publishes inaccurate or unfavorable research about its business, the Combined Company’s share price could decline. If one or more of these analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, the Combined Company’s share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of the Combined Company, the market price and volume for its securities could be adversely affected.
The future exercise of registration rights may adversely affect the market price of the Combined Company Common Stock.
Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in the IPO, MTAC’s Initial Stockholders and their permitted transferees can demand that MTAC register the Private Placement Warrants and the shares of Class A Common Stock issuable upon conversion of the founder shares and exercise of the Private Placement Warrants held by them. MTAC will bear the cost of registering these securities. In addition, the Combined Company will be obligated to register shares of Combined Company Common Stock received by certain TriSalus stockholders as part of the Business Combination. The Combined Company will be obligated to file a resale “shelf” registration statement to register such securities (and any shares of Combined Company Common Stock into which they may be exercised following the consummation of the Business Combination) within 45 business days after of the Closing Date. Sales of Combined Company Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities.
The Subscription Agreements also provide certain registration rights with respect to the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock as well as any shares of Common Stock issued as payment for any annual dividends at a rate per annum of 8.0% of $10.00 per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of certain events), which shall accumulate on a daily basis (the “Annual Dividends”). In particular, the Combined Company is required to file a registration statement within 30 calendar days of the Closing Date registering the resale of the number of shares of Combined Company Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock or issuable as payment of any Annual Dividends. The Combined Company must use commercially reasonable efforts to keep the registration statement effective with respect to each Preferred Stock PIPE Investor until the earliest to occur of (i) two years from the effective date of the registration statement, (ii) the date on which such Preferred Stock PIPE Investor ceases to hold any Series A Convertible Preferred Stock or Combined Company Common Stock issued pursuant to the Subscription Agreements and covered by the Registration Statement and (iii) the first date on which such Preferred Stock PIPE Investor can sell all of its Combined Company Common Stock issued pursuant to the Subscription Agreements and covered by the Registration Statement under Rule 144 of the Securities Act without limitation.
The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Combined Company Common Stock.

The Combined Company may issue additional Combined Company Common Stock or other equity securities without seeking approval of the Combined Company stockholders, which would dilute your ownership interests and may depress the market price of the Combined Company Common Stock.
The Combined Company may choose to seek third party financing to provide additional working capital for its business, in which event the Combined Company may issue additional equity securities. Following the consummation of the Business Combination, the Combined Company may also issue additional Combined Company Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.
The issuance of additional Combined Company Common Stock or other equity securities of equal or senior rank may have the following effects:
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the preexisting stockholders’ proportionate ownership interest in the Combined Company may decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding share of Combined Company Common Stock may be diminished; and

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the market price of the Combined Company Common Stock may decline.

The Combined Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Following the Business Combination, the Combined Company may redeem the public warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. The Combined Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. The Combined Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Combined Company Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Combined Company Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. The value received upon exercise of the public warrants (1) may be less than the value you would have received if you had exercised your warrants at a later time where the underlying share price is higher and (2) may not compensate you for the value of your warrants. At the Combined Company’s election, any such exercise may be required to be on a cashless basis, which would lessen the dilutive effect of a warrant redemption. None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor, any of MTAC’s officers or directors, or their permitted transferees.
Historical trading prices for shares of Class A Common Stock have varied between a low of approximately $8.99 per share on March 7, 2022 to a high of approximately $11.18 per share on February 16, 2021, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that the

Combined Company elects to redeem all of the redeemable warrants as described above, the Combined Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.
The Combined Company qualifies as an emerging growth company under SEC rules. As an emerging growth company, the Combined Company is permitted and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements; (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley; (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements; and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information the Combined Company provides will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the Combined Company Common Stock less attractive as a result, there may be a less active trading market for the Combined Company Common Stock, and its market price may be more volatile. The Combined Company will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which it has total annual gross revenue of at least $1.235 billion or (c) in which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of the Combined Company’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which the Combined Company will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, the Combined Company qualifies as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Combined Company Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) the Combined Company’s annual revenues exceeded $100 million during such completed fiscal year and the market value of the Combined Company Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent that the Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
Anti-takeover provisions contained in the Proposed Charter and Combined Company Bylaws as well as provisions of Delaware law, could limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Charter and Combined Company Bylaws that will be in effect upon consummation of the Business Combination will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Combined Company Board or taking other corporate actions, including effecting changes in our management. The Combined Company is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may discourage transactions that otherwise could involve the payment of a premium over prevailing market prices for the Combined Company’s securities. These provisions will include:
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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Combined Company Board;

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the right of the Combined Company Board to elect a director to fill a vacancy created by the expansion of the Combined Company Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Combined Company Board;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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the requirement that a special meeting of stockholders may only be called by a majority of the Combined Company Board, the chairperson of the Combined Company Board, or the Combined Company’s chief executive officer which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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the ability of the Combined Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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limitation of the liability of, and the indemnification of, the Combined Company’s directors and officers;

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the ability of the Combined Company Board to amend the Combined Company Bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Combined Company Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Combined Company Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control of the Combined Company or changes in the Combined Company Board and the Combined Company’s management.
As a Delaware corporation, the Combined Company will also be subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prevents some stockholders who hold more than 15% of the outstanding Combined Company Common Stock from engaging in certain business combinations without approval of the holders of substantially all of the Combined Company Common Stock. Any provision of the Proposed Charter and Combined Company Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Combined Company Common Stock and could also affect the price that some investors are willing to pay for Combined Company Common Stock.

The Proposed Charter will designate the Delaware Court of Chancery or Delaware state or United States federal district courts as the sole and exclusive forum for substantially all disputes between the Combined Company and its stockholders, which could limit such stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers, other employees or other stockholders.
The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for state law claims for (i) any derivative claim or cause of action brought on behalf of the Combined Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Combined Company to the Combined Company or the Combined Company’s stockholders; (iii) any action against the Combined Company or any current or former director, officer or other employee of the Combined Company asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Combined Company Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Combined Company Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Delaware Court of Chancery; and (vi) any action asserting a claim against the Combined Company or any current or former director, officer or other employee of the Combined Company governed by the internal affairs doctrine or otherwise related to the Combined Company’s internal affairs. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations promulgated thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring, holding or owning (or continuing to hold or own) any interest in any of the Combined Company’s securities shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter. Although we believe these exclusive forum provisions will benefit the Combined Company by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Company or any of the Combined Company’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Combined Company’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations promulgated thereunder.
The Proposed Charter will, to the extent permitted by applicable law, contain provisions renouncing the Combined Company’s interest and expectation to participate in certain corporate opportunities identified or presented to its non-employee directors or stockholders.
The Combined Company’s officers and directors and their respective affiliates may hold, and may, from time to time in the future, acquire interests in or provide advice to businesses that directly or indirectly compete with certain areas of the Combined Company’s business. The Proposed Charter will provide that the Combined Company renounces, to the fullest extent permitted by Delaware or other applicable law, any expectancy that any of the non-employee directors, stockholders or the affiliates of such stockholders of the Combined Company will offer any corporate opportunity of which such director or stockholder may become aware to the Combined Company, except with respect to a corporate opportunity that was offered to a director solely in his or her capacity as a director of the Combined Company and (i) such opportunity is one the Combined Company is legally and contractually permitted to undertake and (ii) the director is permitted to refer that opportunity to the Combined Company without violating any legal obligation. As a result, these arrangements could adversely affect the Combined Company’s business, results of operations, financial condition or prospects if attractive business opportunities are allocated to any of the Combined Company’s non-employee directors, stockholders or the affiliates of such stockholders instead of to the Combined Company.
RISKS RELATED TO MTAC’S BUSINESS AND THE BUSINESS COMBINATION
If MTAC is unable to complete the Business Combination or another business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, MTAC public stockholders may only receive $10.24 per share (or less than such amount in certain circumstances) and MTAC Warrants will expire worthless.
If MTAC is unable to complete the Business Combination or another business combination within the required time period, MTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MTAC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding MTAC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MTAC’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to MTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, MTAC public stockholders may receive no more than $10.24 per share (assuming the maximum Extension Contributions are deposited into the Trust Account), and MTAC Warrants will expire worthless. In certain circumstances, MTAC public stockholders may receive less than $10.24 per share on the redemption of their shares (including if MTAC has excise tax obligations in connection with the redemptions under the Inflation Reduction Act of 2022 (H.R. 5376)). Please see the risk factor entitled “A recently-enacted 1% excise tax on certain stock buybacks may be imposed in connection with the redemptions of MTAC shares” for further information.
You must tender your shares of Common Stock in order to validly seek redemption at the Meeting.
In connection with tendering your public shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination. See the section of this proxy statement/prospectus titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by TriSalus’ stockholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business

Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “Proposal 1 — The Business Combination Proposal — Conditions to the Closing of the Business Combination.” MTAC and TriSalus may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause MTAC and TriSalus to each lose some or all of the intended benefits of the Business Combination.
For example, in order to satisfy the minimum available cash condition for the benefit of TriSalus, the Available Closing MTAC Cash is required to be at least $35 million or TriSalus would need to agree to revise or waive the condition in order to consummate the Business Combination. The funds remaining in the Trust Account (approximately $20.5 million, as of June 5, 2023) that are not redeemed in connection with the Business Combination on the Closing Date will count toward the $35 million, as will the Preferred Stock PIPE Investment pursuant to Subscription Agreements, which MTAC and the Preferred Stock Investors entered into on June 7, 2023, any future subscription by the Sponsor pursuant to the Backstop Letter Agreement, and any amounts raised based on the non-binding Magnetar Term Sheet (regardless of whether such amounts are funded prior to, at, or after the Effective Time, but excluding any funds raised pursuant to an exercise of any greenshoe or other investor-held options to the extent that the exercise of such options is in the investor’s sole discretion). The Subscription Agreements provide for the sale and issuance, in the Preferred Stock PIPE Investment, of an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020. On June 7, 2023, Sponsor and MTAC also entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, have not collectively subscribed to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to those Subscription Agreements executed on June 7, 2023) (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver to MTAC a Subscription Agreement to subscribe to and purchase shares of Series A Convertible Preferred Stock in an amount equal to the Sponsor Commitment Amount. The amount potentially subject to funding with Magnetar Convertible Notes pursuant to the transactions contemplated by the Magnetar Term Sheet depends on, among other conditions, the extent to which TriSalus is able to obtain or secure reimbursement codes for TriNav by January 31, 2023. As of June 5, 2023, the maximum amount of potential investment under the non-binding Magnetar Term Sheet, subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions, is $25 million. Depending on the level of redemptions preceding the Meeting, MTAC may not currently have in place sufficient financing arrangements, on a committed basis, to satisfy the minimum available cash condition. Therefore, in order for the Business Combination to close, MTAC may need to obtain additional financing or TriSalus will need to reduce or waive the minimum available cash condition.
Either MTAC or TriSalus may agree to waive, in whole or in part, the conditions to the obligations to consummate the Business Combination or certain of the other transactions contemplated by the Merger Agreement, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to MTAC’s obligations to consummate the Business Combination that certain of TriSalus’ representations and warranties are true and correct in all respects as of the Closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not result in a material adverse effect. However, if the Board determines that it is in the best interest of the MTAC stockholders to waive any such breach, then the Board may elect to waive that condition and consummate the Business Combination. Notwithstanding the foregoing, pursuant to the Existing Charter, MTAC cannot consummate the proposed Business Combination if it has less than $5,000,001 of net tangible assets remaining after the Effective Time, nor can the parties waive the completion of the MTAC stockholder redemption in connection with the consummation of the Business Combination or the condition that MTAC stockholders approve the Business Combination Proposal. On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of, among other proposals, a proposal to eliminate the foregoing limitation on MTAC’s ability to redeem public shares and consummate the Business Combination, which such proposal is to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023.

If third parties bring claims against MTAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by MTAC’s stockholders may be less than $10.00 per share.
MTAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against MTAC. Although MTAC has received from many of the vendors, service providers (other than certain of its service providers, including, for example, its independent registered public accounting firm), prospective target businesses, and other entities with which it does business executed agreements waiving right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MTAC’s public stockholders, such parties may still bring claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against MTAC’s assets, including the funds held in the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of MTAC’s public stockholders. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MTAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative.
Examples of possible instances where MTAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with MTAC and will not seek recourse against the Trust Account for any reason. Upon redemption of MTAC’s public shares, if it is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with MTAC’s initial business combination, MTAC will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten (10) years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Additionally, if MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if MTAC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, MTAC may not be able to return $10.00 to our public stockholders.
The Sponsor, an affiliate of current officers and directors of MTAC, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the Board’s decision to pursue the Business Combination and the Board’s decision to approve it.
If the Business Combination or another business combination is not consummated by MTAC prior to June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), the Sponsor, an affiliate of current officers and directors of MTAC, pursuant to the Letter Agreement, will be liable to MTAC if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which MTAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of: (i) $10.00 per public share; and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under MTAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to MTAC. If MTAC consummates a business combination, on the other hand, MTAC will be liable for all such claims (subject to the Sponsor’s covenants to assume and pay certain transaction expenses above the MTAC Transaction Expenses Cap). However, MTAC has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of MTAC. Therefore, MTAC cannot assure you that the Sponsor would be able to satisfy those obligations. None of MTAC’s officers or directors will indemnify MTAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
These obligations of the Sponsor may have influenced the Board’s decision to pursue the Business Combination or the Board’s decision to approve the Business Combination. In considering the recommendations of the Board to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
MTAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to MTAC’s public stockholders in the event a business combination is not consummated.
If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, MTAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While MTAC currently expects that its independent directors would take legal action on MTAC’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that MTAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If MTAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to MTAC’s public stockholders may be reduced below $10.00 per share.
MTAC’s stockholders may be held liable for claims by third parties against MTAC to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to MTAC’s public stockholders upon the redemption of MTAC’s public shares in the event that it does not complete its initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is MTAC’s intention to redeem its public shares as soon as reasonably possible in the event it does not complete its initial business combination and, therefore, MTAC does not intend to comply with the foregoing procedures.
Because MTAC will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for MTAC’s payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because MTAC is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from MTAC’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. MTAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $239,269.48 of proceeds held outside of the Trust Account, although MTAC cannot assure MTAC’s stockholders that there will be sufficient funds for such purpose. MTAC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations that it may owe or for working capital purposes.
If MTAC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. MTAC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, MTAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of MTAC’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to MTAC’s public stockholders upon the redemption of its public shares in the event MTAC does not complete its initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. Accordingly, third parties may seek to recover from MTAC stockholders amounts owed to them by MTAC.
Additionally, if MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MTAC’s stockholders. Because MTAC intends to distribute the proceeds held in the Trust Account to its public stockholders as soon as reasonably possible following June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) in the event it does not complete its initial business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and MTAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. MTAC cannot assure you that claims will not be brought against it for these reasons.
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either MTAC or TriSalus may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the Closing Date. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on TriSalus or MTAC (unless such change would be reasonably expected to have a material adverse effect on either party’s ability to consummate the Business Combination), including the following events (except, in certain cases where the change has a disproportionate effect on a party):
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changes generally affecting the economy and the financial or securities markets;

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the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

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changes (including changes in law) or general conditions in the industry in which TriSalus operates;

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changes in GAAP or the authoritative interpretation of GAAP; or

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changes attributable to the public announcement or pendency of the transactions or the execution or performance of the Merger Agreement.

Further, MTAC or TriSalus may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Combined Company Common Stock and public warrants may suffer.
The announcement of the Business Combination could disrupt the Combined Company’s relationships with its customers, providers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on the Combined Company’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;

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customers, business partners and other parties with which the Combined Company maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with the Combined Company or fail to extend an existing relationship or subscription with the Combined Company; and

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the Combined Company has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the Combined Company’s results of operations and cash available to fund its business.
During the pendency of the Business Combination, MTAC will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
Covenants in the Merger Agreement impede the ability of MTAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, MTAC may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither MTAC nor TriSalus may, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate (including by means of furnishing or disclosing information), discuss or negotiate any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to MTAC’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm MTAC’s business, financial condition and operating results, could divert management attention, and may delay or prevent the Business Combination from being completed.
In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against MTAC, whether or not resolved in MTAC’s favor, could result in substantial costs and divert MTAC’s management’s attention from other business concerns, which could adversely affect MTAC’s business and cash resources and the ultimate value MTAC’s stockholders receive as a result of the Business Combination. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, MTAC is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

Since the Sponsor and MTAC’s officers and directors will lose their entire investment in MTAC if its initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for MTAC’s initial business combination.
MTAC’s directors and officers have pecuniary interests in the Common Stock held by the Sponsor through their ownership interest in the Sponsor. On September 11, 2020, the Sponsor purchased an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In December 2020, MTAC effected a stock dividend, resulting in the Sponsor holding an aggregate of 6,325,000 founder shares (up to 825,000 of which are subject to forfeiture by the Sponsor). As a result of the underwriters partially exercising their over-allotment option, the Sponsor forfeited 75,000 founder shares, resulting in ownership of 6,250,000 founder shares. If unrestricted and freely tradeable, the 6,250,000 founder shares would be valued at approximately $65.1 million, based on the $10.41 per share closing price of Class A Common Stock on June 5, 2023. The founder shares will be worthless if MTAC does not complete an initial business combination prior to June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment). In addition, the Sponsor has purchased an aggregate of 4,933,333 Private Placement Warrants, each exercisable for one share of Class A Common Stock at $11.50 per share, at a price of $1.50 per warrant, for an aggregate purchase price of $7,400,000 that will also be worthless if MTAC does not complete an initial business combination. Such Private Placement Warrants had an aggregate market value of $338,427, based on the closing price of $0.0686 per warrant on June 5, 2023. Given the differential in the purchase price that the Sponsor paid for its founder shares as compared to the price of the units sold in the IPO and the substantial number of shares of Combined Company Common Stock that the Sponsor will hold following the consummation of the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Combined Company Common Stock trades below the price initially paid for the units in the IPO and the public stockholders experience a negative rate of return following the completion of the Business Combination. Even though Sponsor has agreed to forfeit 2,187,500 of its founder shares and subject 3,125,000 of its founder shares to vesting and forfeiture pursuant to the Sponsor Support Agreement, the Sponsor and its affiliates could potentially recoup their entire investment in MTAC (which for the purposes of this calculation does not include the outstanding promissory notes issued by MTAC in favor of the Sponsor) even if the trading price of the Combined Company Common Stock were as low as $7.92 per share based on the 937,500 founder shares that will remain outstanding and are not subject to vesting and forfeiture post-Business Combination (assuming no redemptions of any shares of Common Stock held by Sponsor, and even if the Private Placement Warrants are worthless).
As of the date of this proxy statement/prospectus, the Sponsor has invested an aggregate of $7,425,000 (consisting of $25,000 for its 6,250,000 founder shares, or approximately $0.004 per share, and $7,400,000 for the Private Placement Warrants). The Sponsor has also (i) loaned $1,500,000 to MTAC under the Convertible Sponsor Note, which may be converted into additional MTAC Warrants as further described below, (ii) loaned an aggregate of $1,573,222 to MTAC pursuant to promissory notes to fund certain operating and transaction expenses, and (iii) loaned an aggregate of $234,410.64 to MTAC (under the Sponsor Note).
Following the Closing Date, the Sponsor will own 4,062,500 shares of Combined Company Common Stock, of which 3,125,000 shares will be subject to vesting and forfeiture pursuant to the Sponsor Support Agreement. Based upon the $10.41 per share closing price of Class A Common Stock on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the approximate value of such ownership position is $42,290,625. The Merger Agreement values each share of Combined Company Common Stock at $10.00 per share. Based on this valuation, the approximate value of the Sponsor’s ownership position is $40,625,000. The Sponsor will also own 5,933,333 Combined Company warrants, assuming the entire principal balance of the Convertible Sponsor Note is converted into MTAC Warrants. Based upon the closing price of $0.0686 per warrant on Nasdaq on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the approximate value of such Combined Company warrants is $407,027. Following the Closing Date, the 4,062,500 shares of Combined Company Common Stock owned by the Sponsor will amount to approximately 13.5% of the Combined Company in the “no additional redemptions” scenario, 14.0% of the Combined Company in the “50% of maximum redemptions” scenario and 14.5% of the Combined Company in the “maximum redemptions” scenario. Taking into account all additional dilutive events specified in “Proposal 1 — The Business Combination Proposal — Ownership of the Combined Company After the Closing,” including the conversion of the 5,933,333

Combined Company warrants into Combined Company Common Stock, the Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively.
On May 24, 2022, MTAC issued the Convertible Sponsor Note in the principal amount of up to $1,500,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned MTAC the full $1,500,000 under the Convertible Sponsor Note. At any time prior to the Business Combination, the Sponsor may elect to convert all or any portion of the unpaid balance under the Convertible Sponsor Note into MTAC Warrants at a price of $1.50 per warrant. Assuming that Sponsor elects to convert the entire $1,500,000 balance under the Convertible Sponsor Note into MTAC Warrants, the Sponsor would receive 1,000,000 MTAC Warrants, which are exercisable into 1,000,000 shares of Combined Company Common Stock post-Business Combination. For more information regarding the Convertible Sponsor Note, please see “Certain Relationships and Related Party Transactions — MTAC Related Party Transactions — Promissory Note — Related Party.”
The Sponsor and MTAC’s officers and directors (or their affiliates) may make loans from time to time to MTAC to fund certain operating and transaction expenses. The Sponsor previously loaned MTAC an aggregate of up to $178,080 to cover expenses related to the IPO pursuant to a promissory note that was repaid in full on December 22, 2020. As of the date of this proxy statement/prospectus, the Sponsor has loaned an additional $1,573,222 to MTAC (with a commitment to loan up to an additional $370,778 at the request of MTAC) to fund operating and transaction expenses in connection with the Business Combination, and may make additional loans after the date of this proxy statement/prospectus for such purposes. Such loans are separate and apart from the obligations of MTAC in favor of Sponsor pursuant to the Convertible Sponsor Note described above and the Sponsor Note described below.
On December 12, 2022, MTAC held the Extension Meeting, at which MTAC’s stockholders voted to approve the Extension Amendment. In connection with the Extension Amendment, MTAC issued the Sponsor Note to the Sponsor and the Sponsor (or one or more of its affiliates, members or third-party designees) provided the Extension Loan to MTAC. The Sponsor Note is unsecured, does not bear interest, and is separate from, and in addition to, the Convertible Sponsor Note and the above-referenced loans made to MTAC to fund operating and transaction expenses. All of the above-referenced loans are payable upon the consummation of the Business Combination or another business combination. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to MTAC outside of the Trust Account, if any. Accordingly, MTAC may not be able to repay such loans if the Business Combination or another business combination is not completed by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal).
On the Closing Date, the Sponsor, its directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on MTAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable targets for business combinations, which is limited by the MTAC Transaction Expenses Cap. The MTAC Transaction Expenses Cap also applies to the repayment of the aforementioned loans by Sponsor, as well as MTAC’s transaction expenses incurred in connection with the proposed Business Combination as well as its accrued expenses incurred in seeking an initial business combination. If a business combination is not completed prior to June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), the Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.
David Matlin, our Chief Financial Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Certain affiliates of Christopher Dewey, our Chief Executive Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase an aggregate of 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Mr. Dewey is also a Managing Director of Ceros, which was engaged to act as the placement agent for the Preferred Stock PIPE Investment. Michael Stansky, who is a member of our Sponsor and has served as a special advisor to MTAC, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Sponsor and MTAC also entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed to subscribe and purchase shares of Series A Convertible Preferred Stock to the extent the Sponsor’s members or their respective affiliates, related parties or designees did not subscribe to purchase additional shares beyond those subscribed for by Messrs. Matlin and Stansky and Mr. Dewey’s affiliates. The issuance and sale of an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock to the Preferred Stock PIPE Investors at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020, is contingent upon the consummation of the Business Combination in accordance with the terms of the Subscription Agreements.
Certain officers and members of the Board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Combined Company following the consummation of the Business Combination. In particular, David Matlin and Arjun “JJ” Desai, one of the Sponsor’s investors, will serve on the Combined Company’s board of directors following the consummation of the Business Combination. In their capacity as directors of the Combined Company following the Business Combination, each of Mr. Matlin and Dr. Desai would be eligible to receive compensation for such services, including equity awards under its equity incentive plans.
Further, holders of founder shares have agreed (A) to vote any shares owned by them in favor of any proposed initial business combination and (B) not to redeem any founder shares in connection with a stockholder vote to approve a proposed initial business combination or in connection with a tender offer.
These interests, among others, may influence or have influenced the Sponsor and the officers and members of the Board to support or approve the Business Combination. For more information concerning the interests of MTAC’s officers and directors, see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination” beginning on page 176 of this proxy statement/prospectus.
As a result of the Extension Redemptions, the Sponsor currently owns a majority of, and possesses controlling voting power with respect to, the outstanding Common Stock, which will limit other stockholders’ influence on corporate matters. Additionally, Sponsor has agreed to vote in favor of the Business Combination, regardless of how MTAC’s public stockholders vote.
As a result of the Extension Redemption, the Sponsor owns and is entitled to vote an aggregate of approximately 76% of the outstanding Common Stock, which represents a majority of outstanding Common Stock. As such, Sponsor has the ability to outright control MTAC’s affairs through the election and removal of the entire Board and all other matters requiring stockholder approval, including a future business combination, merger or consolidation of the company, or a sale of all or substantially all of MTAC’s assets. This concentrated control limits MTAC’s public float and could discourage others from initiating any such potential merger, consolidation or sale or other change-of-control transaction that may otherwise be beneficial to MTAC’s stockholders. Furthermore, this concentrated control will limit the practical effect of your participation in MTAC matters, through stockholder votes and otherwise.
In addition, holders of founder shares, such as the Sponsor, have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. These shares are sufficient to approve the Business Combination Proposal and all other proposals being presented at the Meeting, except for the Charter Approval Proposal, which is also subject to the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their founder shares in accordance with the majority of the votes cast by MTAC’s public stockholders.
As a result of the Extension Redemptions, Magnetar Financial LLC and its affiliates collectively possess controlling voting power with respect to the Class A Common Stock, which will limit other stockholders’ influence on corporate matters.
Based upon information set forth in a Schedule 13D/A filed on February 9, 2023, Magnetar Financial LLC, an affiliate of Magnetar, collectively owned with its affiliates an aggregate of 1,145,833 shares of

Class A Common Stock, which represents 58.7% of MTAC’s issued and outstanding Class A Common Stock following the Extension Redemptions. As a result, Magnetar Financial and its affiliates have the unilateral ability to approve or reject any stockholder consent matters for which the consent of the Class A Common Stock is required, including the proposed vote with respect to the adoption of the Proposed Charter, and all other matters requiring approval of the holders of Class A Common Stock. This concentrated control will limit the practical effect of your participation in MTAC matters, through stockholder votes and otherwise. In addition, because approval of the Business Combination Proposal is conditioned upon approval of the Charter Approval Proposal, if Magnetar Financial LLC and its affiliates continue to hold a controlling stake of the issued and outstanding Class A Common Stock and do not vote to approve the Charter Approval Proposal, the Business Combination will not be consummated. Any ability of Magnetar Financial LLC and its affiliates to exercise control over whether the Business Combination is consummated by continuing to hold a majority of the issued and outstanding shares of Class A Common Stock could have an adverse effect on MTAC’s ability to negotiate favorable terms with Magnetar for the Magnetar Convertible Notes contemplated by the Magnetar Term Sheet or otherwise cause MTAC to enter into unfavorable arrangements with Magnetar.
MTAC is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
MTAC is requiring stockholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) system in each case at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is MTAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because MTAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While MTAC has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than MTAC anticipates for stockholders to deliver their Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.
MTAC will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their public shares when they wish to in the event that the Business Combination is not consummated.
If MTAC requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, MTAC will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until MTAC has returned their securities to them. The market price for shares of Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.
There is no guarantee that an MTAC stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
There is no assurance as to the price at which an MTAC stockholder may be able to sell its shares of Combined Company Common Stock in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of MTAC might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the shares of Combined Company Common Stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
MTAC has not obtained an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.
MTAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view and it has not obtained such an opinion. MTAC’s public stockholders therefore, must rely solely on the judgment of the Board in determining the value of the Business Combination and the Board may not have property valued the business. The lack of a third-party fairness opinion may also lead to an increased number of MTAC stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
MTAC’s Sponsor, directors, and officers may have certain conflicts in determining to recommend the acquisition of TriSalus, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.
MTAC’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that founder shares and Private Placement Warrants owned by the Sponsor would become worthless if the Business Combination Proposal is not approved and MTAC otherwise fails to consummate a business combination prior to June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal).
The Sponsor and its affiliates are active investors across a number of different investment platforms and companies, which we and our Sponsor believe improved the volume and quality of opportunities that are available to MTAC. However, it also creates potential conflicts and the need to allocate investment opportunities across multiple entities. In order to provide our Sponsor with the flexibility to evaluate opportunities across these platforms, our Existing Charter provides that MTAC renounce its interest in any business combination opportunity offered to any of our directors or officers unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MTAC, is an opportunity that we are legally permitted to undertake, would be reasonable for MTAC to pursue, and the director or officer is permitted to refer the opportunity to us without violating any legal obligation. This waiver allows our Sponsor and its affiliates to allocate opportunities based on a combination of the objectives and fundraising needs of the target, as well as the investment objectives of the entity. We do not believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on our search for an acquisition target.
Stockholders should not rely on the investment decision made by parties related to MTAC or TriSalus with respect to their decision to subscribe to purchase shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment, as such parties may have conflicts of interest.
MTAC’s stockholders should be aware that certain officers and directors of MTAC, as well certain investors in the Preferred Stock PIPE Investment, have financial or other interest in such financing and should understand and recognize that not all investors in the Preferred Stock PIPE Investment made an independent investment decision with respect to the Preferred Stock PIPE Investment. Furthermore, the terms of the Series A Convertible Preferred Stock to be issued and sold in the Preferred Stock PIPE Investment were negotiated between Ceros, on the one hand, and TriSalus and MTAC, collectively, on the other hand. Christopher Dewey, the Chief Executive Officer of MTAC and a Managing Member of the Sponsor, is a Managing Director of Ceros, which itself will receive a placement agent fee from Sponsor in connection with its services in the Preferred Stock PIPE Investment.
In addition, David Matlin, our Chief Financial Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Certain affiliates of Christopher Dewey, our Chief Executive Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase an aggregate of 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Michael Stansky, who is a member of our Sponsor and has served as a special advisor to MTAC, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Sponsor and MTAC also entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed to subscribe and purchase shares of Series A Convertible Preferred Stock to the extent the Sponsor’s members or their respective affiliates, related parties or designees did not subscribe to purchase additional shares beyond those subscribed for by Messrs. Matlin and Stansky and Mr. Dewey’s affiliates. Such directors may be incentivized to purchase Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment in order to complete the Business Combination. A conflict of interest may arise for MTAC’s officers and directors, even if they did not subscribe to purchase shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment, as any failure by MTAC to obtain the financing in the amount contemplated by the Preferred Stock PIPE Investment could jeopardize MTAC’s ability to complete the Business Combination and result in the potential liquidation of MTAC, in which case Sponsor (of which all of MTAC’s officers and directors are members) would lose its entire investment.
Activities taken by existing MTAC or TriSalus stockholders and affiliated persons to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Common Stock.
At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding MTAC or its securities, MTAC, the Sponsor, MTAC’s officers and directors, TriSalus, the TriSalus officers and directors and/or their respective affiliates may purchase Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Common Stock or vote their shares of Common Stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal and other Proposals by the requisite holders of Common Stock and ensure that MTAC has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Common Stock at a price lower than market and may therefore be more likely to sell the Common Stock he, she or it owns, either prior to or immediately after the Meeting.
In furtherance of Sponsor’s obligation to assume, and pay on MTAC’s behalf, any MTAC transaction expenses in excess of the MTAC Transaction Expenses Cap, Sponsor may, in lieu of cash payments, transfer some of its vested shares to the payee in satisfaction of the applicable transaction expense (or MTAC may issue such shares directly to the applicable payee, with Sponsor forfeiting a commensurate number of shares). While no such arrangements have been made as of the date of this proxy statement/prospectus, such transfers or arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, a payee may require that Sponsor or MTAC deliver shares of Common Stock at an effective price lower than market, and such payee may therefore be more likely to sell the Common Stock he, she or it owns.
In addition, if such purchases are made, the public “float” of the Combined Company Common Stock following the Business Combination and the number of beneficial holders of the Combined Company’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Combined Company’s securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Common Stock.

MTAC may be unable to consummate the Business Combination because it is unable to meet the minimum available cash condition and, to date, has not yet secured additional capital financing.
The obligations of TriSalus to consummate the Business Combination is conditioned upon, among other things, MTAC having, in the aggregate, (i) at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Business Combination (which amount shall be calculated after the payment by MTAC to its stockholders who have validly elected to redeem their shares of Common Stock) and (ii) at least $35,000,000 of Available Closing MTAC Cash to satisfy the minimum available cash condition. However, as a result of the Extension Redemptions, MTAC only has approximately $20.5 million in the Trust Account as of June 5, 2023, and as such, MTAC currently may not have sufficient available cash to satisfy the minimum available cash condition. Additionally, if a sufficient number of the remaining MTAC stockholders elect to redeem their Class A Common Stock at the Meeting, MTAC may be unable to satisfy the net tangible assets condition. Further, given that the Magnetar Term Sheet is non-binding on each of the parties thereto, other than exclusivity and certain expense reimbursement and indemnity obligations of MTAC and TriSalus, MTAC does not currently have a binding contractual commitment providing for the purchase and sale of the Magnetar Convertible Notes to provide additional capital that, along with the Preferred Stock PIPE Investment, would ensure that the parties would meet the minimum available cash condition.
In addition, the maximum amount of potential investment under the non-binding Magnetar Term Sheet, subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions, is $25 million. Therefore, depending on the level of redemptions preceding the Meeting, MTAC may not currently have in place sufficient financing arrangements, on a committed basis, to satisfy the minimum available cash condition of $35 million.
As a result, MTAC may be required to seek additional capital prior to the closing of the Business Combination to satisfy the minimum available cash condition, and, depending on the level of redemptions in connection with the Business Combination, the net tangible assets condition. There can be no guarantee that MTAC will be able to secure sufficient additional capital prior to the closing, or that MTAC will be able secure such additional capital on terms that are favorable to MTAC’s stockholders.
In the event that MTAC cannot satisfy the minimum available cash condition and/or the net tangible assets condition and the Business Combination is not consummated, the public stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, MTAC’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until MTAC is liquidated or MTAC’s stockholders are able to sell their public shares in the open market.
If the Business Combination is not completed, potential target businesses may have leverage over MTAC in negotiating a business combination, MTAC’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for MTAC stockholders.
Any potential target business with which MTAC enters into negotiations concerning an initial business combination will be aware that MTAC must complete its initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal). Consequently, if MTAC is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if MTAC does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as MTAC gets closer to the timeframe described above. In addition, MTAC may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, MTAC may have insufficient working capital to continue efforts to pursue a business combination.

MTAC may not have sufficient funds to consummate the Business Combination.
As of June 5, 2023, MTAC had approximately $239,269 of cash and cash equivalents available to it outside the Trust Account to fund its working capital requirements, prior to payment of any then-outstanding current liabilities. If MTAC is required to seek additional capital, it would need to borrow additional funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to agree to lend any funds to MTAC beyond the unfunded portion of the currently outstanding promissory notes issued by MTAC. Any such advances would be repaid only from funds held outside the Trust Account or from funds that count toward the MTAC Transaction Expenses Cap and are released to MTAC upon completion of the Business Combination. If MTAC is unable to consummate the Business Combination because it does not have sufficient funds available, MTAC will be forced to cease operations and liquidate the Trust Account. Consequently, MTAC’s public stockholders may receive less than $10.00 per share and their warrants may expire worthless.
MTAC and TriSalus have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by MTAC if the Business Combination is not completed.
MTAC and TriSalus have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating a public company following the consummation of the Business Combination. TriSalus may also incur additional costs to attract and retain key employees. MTAC and TriSalus will split evenly the cost of (i) any filing fees that may be required by governmental entities, (ii) the preparation and filing of the applicable proxy materials and holding of the Extension Meeting, (iii) any taxes required to be paid by MTAC for stockholder redemptions in connection with the Business Combination pursuant to Section 4501 of the Code and (iv) the Monthly Contribution to be placed each month into the Trust Account. If the Business Combination occurs, TriSalus will also be responsible for all fees, costs and expensed related to the six-year “tail” policy for MTAC’s current directors’ and officers’ liability insurance. All other expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs as well as outstanding promissory notes in favor of the Sponsor and accrued but unpaid expenses in connection with pursuing an initial business combination (up to the MTAC Transaction Expenses Cap), will be for the account of the party incurring such fees, expenses and costs or paid by the Combined Company following the Effective Time. MTAC expects to incur no less than $6 million in transaction expenses as a result of the MTAC Transaction Expenses Cap under the Merger Agreement. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by MTAC if the Business Combination is not completed. If the Business Combination is not consummated, MTAC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.
The ability of MTAC public stockholders to exercise redemption rights with respect to a large number of shares of Common Stock could increase the probability that the Business Combination will be unsuccessful and that MTAC’s stockholders will have to wait for liquidation in order to redeem their public shares.
The obligations of TriSalus to consummate the Business Combination is conditioned upon, among other things, MTAC having, in the aggregate, at least $35,000,000 of Available Closing MTAC Cash to satisfy the minimum available cash condition. On December 12, 2022, MTAC held the Extension Meeting, at which MTAC’s Class A stockholders elected to redeem approximately 23.0 million shares of Class A Common Stock, representing approximately 92% of the then-outstanding shares of Class A Common Stock. In addition, MTAC’s remaining Class A stockholders will have the option to elect to redeem their shares at the Meeting. As a result, in order to satisfy the minimum available cash closing condition, MTAC will need to raise additional capital financing, increasing the probability that the Business Combination will be unsuccessful. If the Business Combination is not consummated, the public stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, MTAC’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until MTAC is liquidated or MTAC’s stockholders are able to sell their public shares in the open market.
In the event that a significant number of public shares are redeemed, our Common Stock may become less liquid following the Business Combination.
On December 12, 2022, MTAC held the Extension Meeting, at which MTAC’s Class A stockholders elected to redeem approximately 23.0 million shares of Class A Common Stock, representing approximately 92% of the then-outstanding shares of Class A Common Stock. As a result, MTAC was left with a significantly smaller number of stockholders and shares of Class A Common Stock outstanding. In addition, MTAC’s remaining Class A stockholders will have the option to elect to redeem their shares at the Meeting. As a result of the redemption of Class A Common Stock at the Extension Meeting and the possibility that additional shares of Class A Common Stock may be redeemed at the Meeting, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company applied to list its shares on Nasdaq, and will be required to meet the initial listing requirements to be listed on Nasdaq. If the Combined Company is not able to meet Nasdaq’s requirements to maintain Nasdaq’s listing of the Combined Company Common Stock, investors’ ability to make transactions in MTAC’s securities could be limited and MTAC could be subjected to additional trading restrictions.
MTAC’s stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Combined Company Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that MTAC’s current stockholders have on the management of the Combined Company.
After the completion of the Business Combination, MTAC’s stockholders will own a smaller percentage of the Combined Company than they currently own of MTAC. Under the “no additional redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 6.5% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.6% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 13.5% of the Combined Company, and the TriSalus stockholders will own approximately 73.4% of the Combined Company. Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 3.4% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.8% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 14.0% of the Combined Company, and the TriSalus stockholders will own approximately 75.8% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of 0.0% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 7.1% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.5% in the Combined Company, and the TriSalus stockholders will own approximately 78.4% of the Combined Company. Consequently, MTAC’s stockholders, as a group, will have reduced ownership and voting power in the Combined Company compared to their ownership and voting power in MTAC.
For the ownership percentages presented above, the ownership percentages with respect to the Combined Company do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan or ESPP, (ii) any exercise of public warrants or Private Placement Warrants to purchase Combined Company Common Stock that will be outstanding immediately following the Effective Time, (iii) any shares of Combined Company Common Stock underlying vested and unvested TriSalus Options that will be held by current equityholders of TriSalus immediately following the Effective Time or (iv) any shares of Combined Company common stock covered by TriSalus RSUs that will be held by current equityholders of TriSalus immediately following the Effective Time. For the “no additional redemptions” scenario, the ownership percentages presented above assume that none of MTAC’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% of maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 976,711 shares of MTAC Class A Common Stock (or 50.0% of the

Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 1,953,422 shares of Class A Common Stock (or 100.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon the consummation of the Business Combination. Assuming the issuance of all of the shares described in clauses (i), (ii), (iii), and (iv) above (including the shares underlying the Private Placement Warrants), Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively. If the actual facts are different from these assumptions, the percentage ownership retained by the MTAC stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.” Such dilution could, among other things, limit the ability of MTAC’s current stockholders to influence management of the Combined Company through the election of directors following the Business Combination.
Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares (in the absence of MTAC’s prior consent).
A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares in the absence of MTAC’s prior consent. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. MTAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination (if consummated) or that the market price of Common Stock will exceed the per-share redemption price.
A recently-enacted 1% excise tax on certain stock buybacks may be imposed in connection with redemptions of MTAC shares.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376) (the “IRA”), which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a publicly traded domestic corporation after December 31, 2022, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself and not on the stockholders from which the stock is repurchased. Because MTAC is a Delaware corporation with securities that trade on Nasdaq, MTAC is a “covered corporation” within the meaning of the IRA. The U.S. Department of Treasury has been given the authority to provide regulations and other guidance with respect to the Excise Tax, but no guidance has been issued to date. While not free from doubt and absent any further guidance, there is significant risk that the Excise Tax will apply to any redemptions of the public shares after December 31, 2022, including redemptions made if MTAC is unable to consummate the Business Combination. The Excise Tax could be substantial and thus potentially reduce the amount of cash available for redemptions, resulting in our public stockholders receiving a per-share redemption amount that is lower than what they would otherwise be entitled to receive and reducing the value of their investment in MTAC securities. In addition, the application of the Excise Tax in the event of a liquidation is uncertain, and in that event the Trust Account could be subject to the Excise Tax, in which case the per-share amount that would otherwise be received by the public stockholders in connection with a liquidation may be reduced.
If the SEC adopts the proposed rules and regulations relating to, among other things, enhancing disclosures in business combination transactions involving SPACs, MTAC’s ability to complete the Business Combination could be adversely and materially affected.
On March 30, 2022, the SEC issued certain proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; increasing the liability for projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and

modifying the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in revised form, may increase the costs and time needed to negotiate and complete an initial business combination or impair MTAC’s ability to complete the Business Combination.
The exercise of MTAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in MTAC’s stockholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require MTAC to agree to amend the Merger Agreement, to consent to certain actions taken by TriSalus or to waive rights that MTAC is entitled to under the Merger Agreement. Waivers may arise because of changes in the course of TriSalus’ business, a request by TriSalus to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on TriSalus’ business and would entitle MTAC to terminate the Merger Agreement. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, MTAC has discretion, acting through its Board, to complete the Business Combination without seeking further stockholder approval. The existence of the financial and personal interests of the directors and officers described in these risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for MTAC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, MTAC does not believe there will be any changes or waivers that MTAC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, MTAC will circulate a new or amended proxy statement/prospectus and resolicit MTAC’s stockholders if changes to the terms of the Business Combination would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.
MTAC stockholders who redeem their Common Stock may continue to hold any MTAC public warrants that they own, which will result in additional dilution to non-redeeming MTAC stockholders upon exercise of such MTAC public warrants or Private Placement Warrants, as applicable.
MTAC stockholders who redeem their Common Stock may continue to hold any public warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming MTAC stockholders acquired MTAC Units in the IPO and continue to hold the public warrants that were included in the units, and (ii) the “maximum redemption” scenario and redemptions of 1,953,422 shares of Common Stock held by the redeeming MTAC stockholders, an aggregate of approximately 8,333,333 public warrants would be retained by those redeeming MTAC stockholders and those MTAC stockholders whose shares were redeemed in connection with the Extension Meeting, with a value of approximately $571,667 based on the market price of $0.0686 per warrant based on the closing price of the public warrants on Nasdaq on June 5, 2023. As a result of the redemption, the redeeming MTAC stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of approximately $571,667, while non-redeeming MTAC stockholders would suffer additional dilution in their percentage ownership and voting interest of the Combined Company upon exercise of the MTAC public warrants held by redeeming MTAC stockholders or upon exercise of the Private Placement Warrants.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be completed.
The Board is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, there is insufficient votes to approve any of the different Proposals. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Meeting to a later date and, therefore, the Business Combination would not be completed.
There are risks to MTAC stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of TriSalus directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of the Combined Company Common Stock, investors will not receive the benefit of any outside independent review of MTAC’s and TriSalus’ respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, MTAC stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although MTAC performed a due diligence review and investigation of TriSalus in connection with the Business Combination, MTAC and its Initial Stockholders, including the Sponsor, have different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.
If TriSalus became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will conduct a significant amount of due diligence on its own. The amount of due diligence conducted by MTAC and its advisors in connection with the Business Combination may not be as comprehensive and robust as would have been undertaken by an underwriter in connection with an initial public offering of TriSalus. Accordingly, it is possible that defects in TriSalus’ business or problems with TriSalus’ management that would have been discovered if TriSalus conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Combined Company Common Stock following the Closing Date.
Further, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Combined Company Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Combined Company Common Stock or helping to stabilize, maintain or affect the public price of the Combined Company Common Stock following the Closing Date. Moreover, the Combined Company will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Combined Company Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of TriSalus’ securities could result in a more volatile price for the Combined Company Common Stock.

In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. For example, MTAC and TriSalus will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Combined Company Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. The failure to receive research coverage or support in the market for the Combined Company Common Stock could have an adverse effect on the Combined Company’s ability to develop an efficient, liquid market for the Combined Company Common Stock and could result in more price volatility.
MTAC may have to constrain its business activities to avoid being deemed an investment company under the Investment Company Act.
In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. MTAC believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in MTAC being characterized as an investment company. To avoid being deemed an investment company, MTAC may forgo attractive opportunities. If MTAC is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect MTAC’s business, financial condition, and results of operations. In addition, MTAC may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.
The unaudited pro forma condensed combined financial information and other projections presented in this proxy statement/prospectus may not be an indication of the Combined Company’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate the Combined Company and your investment decision.
The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of MTAC and TriSalus, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of the Combined Company following the Business Combination. Certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Business Combination. TriSalus and MTAC believe these assumptions are reasonable; however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect MTAC’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect the Combined Company’s results of operations and financial condition and the actual financial condition and results of operations of the Combined Company following the Business Combination may not be consistent with, or evident from, this pro forma financial information.
This proxy statement/prospectus contains projections prepared by TriSalus. None of the projections included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of TriSalus and MTAC. Important factors that may affect actual results and results of the Combined Company’s operations following the Business Combination, or could lead to such projections not being achieved include, but are not limited to: demand for the Combined Company’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these figures and projections may be inaccurate and should not be relied upon as an indicator of future results.
Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the Combined Company’s share price, which could cause you to lose some or all of your investment.
Although MTAC has conducted due diligence on TriSalus, MTAC cannot assure you that this diligence will surface all material issues that may be present in TriSalus’ business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of TriSalus’ business and outside of its control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in its reporting losses. Even if MTAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with MTAC’s risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions of the Combined Company or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

THE MEETING
General
MTAC is furnishing this proxy statement/prospectus to the MTAC stockholders as part of the solicitation of proxies by the Board for use at the Meeting of MTAC stockholders to be held on [•], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2023 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.
Date, Time and Place
The Meeting will be held at [•]:00 [•].m., Eastern Time, on [•], 2023 and conducted exclusively over the Internet by means of a live video webcast, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the Meeting in person. You may attend the live video webcast of the Meeting by accessing the web portal located at [•] and following the instructions set forth on your proxy card.
We are pleased to utilize the live video webcast stockholder meeting platform to provide ready access and cost savings for our stockholders and MTAC. The Meeting format allows attendance from any location in the world.
Record Date; Who is Entitled to Vote
MTAC has fixed the close of business on [•], 2023, as the Record Date for determining those MTAC stockholders entitled to notice of and to vote at the Meeting. As of the close of business on [•], 2023, there were [•] shares of Common Stock issued and outstanding and entitled to vote, of which [•] are shares of Class A Common Stock (public shares) and [•] are shares of Class B Common Stock (founder shares) held by the Initial Stockholders. Each holder of shares of Common Stock owned at the close of business on the Record Date is entitled to one vote per share on each Proposal. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.
In connection with our IPO, we entered into the Letter Agreement pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Sponsor also entered into the Sponsor Support Agreement, pursuant to which it agreed to, among other things, vote in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Initial Stockholders hold approximately 76% of the outstanding Common Stock.
Quorum and Required Vote for Proposals
A quorum of MTAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Meeting are represented at the Meeting or by proxy. Shares of our Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian.
Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. Approval of the Director Nomination Proposals requires a plurality of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock, voting together as a single class, the affirmative vote of a majority of the shares of Class B Common Stock outstanding, voting separately as a single class, and the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class. MTAC intends to treat each of the Governance Proposals as being approved if it receives the affirmative vote of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon.
The Business Combination Proposal is conditioned upon the approval of the Charter Approval Proposal and the Nasdaq Proposal. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur. The Charter Approval Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and Director Nomination Proposal A are dependent upon approval of the Business Combination Proposal. Additionally, the Charter Approval Proposal is also dependent upon approval of the Nasdaq Proposal; the Nasdaq Proposal is also dependent upon approval of the Charter Approval Proposal; Director Nomination Proposal A is also dependent upon approval of the Charter Approval Proposal and the Nasdaq Proposal; and the Governance Proposals are dependent upon approval of the Business Combination Proposal and the Charter Approval Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, MTAC will not consummate the Business Combination. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Business Combination Proposal and Business Combination to be effective.
Because the Initial Stockholders hold approximately 76% of the outstanding Common Stock and have agreed pursuant to the Letter Agreement and the Sponsor Support Agreement to vote all shares of Common Stock owned by them in favor of different Proposals, these shares are sufficient to satisfy the quorum requirement for the Meeting and to approve all of the Proposals, except for the Charter Approval Proposal, which is also subject to the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class.
Voting Your Shares
Each share of Common Stock that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of Common Stock that you own.
There are two ways to ensure that your shares of Common Stock are voted at the Meeting:
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You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our Board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting. Proxy cards received after a matter has been voted upon at the Meeting will not be counted.

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You can participate in the Meeting and vote electronically during the Meeting using the ballot provided to you during the webcast, even if you have previously voted by submitting a proxy as described above. You may attend live video webcast of the Meeting by accessing the web portal located at [•] and following the instructions set forth on your proxy card. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way MTAC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date so that it is received prior to the vote at the Meeting;

•
if you are a record holder, you may notify our proxy solicitor, Morrow Sodali LLC, in writing before the Meeting that you have revoked your proxy; or

•
you may participate in the Meeting, revoke your proxy, and vote electronically during the Meeting, as indicated above, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Morrow Sodali LLC, our proxy solicitor as follows:
Morrow Sodali LLC
Individuals Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: MTAC.info@investor.morrowsodali.com
No Additional Matters May Be Presented at the Meeting
This Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals (on an advisory basis), the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Director Nomination Proposals and the Adjournment Proposal. Under the Existing Bylaws, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.
Redemption Rights
Pursuant to the Existing Charter, a holder of public shares may demand that MTAC redeem such shares for cash in connection with a business combination, regardless of whether they vote for or against or abstain from voting on the Business Combination Proposal. Any stockholder holding MTAC public shares may demand that MTAC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes was $[•] per share as of the Record Date), calculated as of two business days prior to the consummation of the Business Combination. You may not elect to redeem your shares prior to the completion of a business combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, MTAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than 5.00 p.m., Eastern Time on [•], 2023 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind, Senior Vice President & Director of Shareholder Services
Email: mzimkind@continentalstock.com
You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:
•
Delivering certificates representing shares of Common Stock to Continental, or

•
Delivering the shares of Common Stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.
Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of Common Stock as of the Record Date. Any public stockholder who holds shares of MTAC on or before [•], 2023 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.
If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is MTAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. MTAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares of Common Stock before exercising their redemption rights and thus will be unable to redeem their shares of Common Stock. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the Depository Trust Company’s DWAC system. The transfer agent will typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not consummated, this may result in additional cost to stockholders for the return of their shares.
In the event that a stockholder tenders its shares of Common Stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares of Common Stock, the stockholder may withdraw the tender any time up to the vote on the Business Combination Proposal. In the event that a stockholder tenders shares of Common Stock and the Business Combination is not approved or completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. MTAC anticipates that a stockholder who tenders shares of Common Stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of Common Stock soon after the completion of the Business Combination.
If properly demanded by MTAC’s public stockholders, MTAC will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, as of June 5, 2023, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights. If you exercise your redemption rights, you will be exchanging your shares of Common Stock for cash and will no longer own the shares of Common Stock. Prior to exercising redemption rights, stockholders should verify the market price of Class A Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. MTAC cannot assure its stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
Notwithstanding the foregoing, a holder of MTAC public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the MTAC public shares. Accordingly, all MTAC public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash in the absence of MTAC’s prior consent.
MTAC public shares that are owned by holders who do not elect to have their shares redeemed for cash are subject to dilution by other securities being issued in the Business Combination.
The amount of dilution incurred by MTAC public shares that are owned by holders who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed. See “Proposal 1 — The Business Combination Proposal — Ownership of the Combined Company After the Closing” for a summary of the effect of three redemption scenarios — a scenario assuming no additional redemptions, a scenario assuming that 50% of the maximum number of MTAC public shares that could be redeemed for their pro rata share of cash in the Trust Account, while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter, are redeemed and a scenario assuming that the maximum number of MTAC public shares that could be redeemed for their pro rata share of the cash in the Trust Account, while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter, are redeemed.
If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.
Appraisal Rights
Appraisal rights are not available to holders of shares of Common Stock and of MTAC warrants in connection with the proposed Business Combination under the DGCL.
Proxies and Proxy Solicitation Costs
MTAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. MTAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. MTAC will bear the cost of solicitation. MTAC will file all scripts and other electronic communications as proxy soliciting materials with the SEC. Morrow Sodali LLC, a proxy solicitation firm that MTAC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $25,000 and be reimbursed out-of-pocket expenses.
MTAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MTAC will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement, the First Amendment, and the Second Amendment are attached as Annex A-1, Annex A-2, and Annex A-3 to this proxy statement/prospectus.
General
On November 11, 2022, MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among MTAC, MTAC Merger Sub, Inc. a Delaware corporation and a direct, wholly-owned subsidiary of MTAC (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”). Pursuant to the terms of the Merger Agreement, a business combination between MTAC and TriSalus will be effected through the merger of Merger Sub with and into TriSalus, with TriSalus surviving the merger as a wholly-owned subsidiary of MTAC (the “Business Combination”). The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of MTAC.
The Merger Agreement was amended on April 4, 2023 by the First Amendment and on May 13, 2023 by the Second Amendment, which were entered into by MTAC, Merger Sub, and TriSalus, to make certain amendments to the Merger Agreement. The amendments under the First Amendment included (i) the assumption and conversion of TriSalus RSUs that are outstanding at the Effective Time into restricted stock unit awards covering shares of Combined Company Common Stock, as further described below, (ii) removing the right for either party to terminate the Merger Agreement if MTAC has not, on and after March 31, 2023, received commitments for a Future PIPE Investment of at least $40,000,000 in the aggregate, and (iii) clarifying which placement agent fees and other fees related to a Future PIPE Investment will be covered by the MTAC Transaction Expenses Cap. The amendments under the Second Amendment included (i) extending the Final Outside Date to September 22, 2023 (based on a potential Extension under the Existing Charter), (ii) clarifying that no greenshoe or other investor-held options to purchase MTAC’s securities will count towards the Available Closing MTAC Cash, and (iii) reducing the minimum available cash condition from $60 million to $35 million.
The Merger Agreement
The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the First Amendment, and the Second Amendment, copies of which are attached as Annex A-1, Annex A-2, and Annex A-3 to this proxy statement/prospectus.
The Merger Agreement contains representations and warranties that MTAC and Merger Sub, on the one hand, and TriSalus, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties to the Merger Agreement. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about MTAC or TriSalus, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between MTAC and Merger Sub, on the one hand, and TriSalus, on the other, and are modified by the disclosure schedules.
Consideration to TriSalus Stockholders in the Business Combination
At the Effective Time, following the Preferred Stock Conversion, each share of TriSalus Common Stock (including shares of TriSalus Common Stock outstanding as a result of the Preferred Stock

Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Combined Company Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).
At the Effective Time, each outstanding TriSalus Option, whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Combined Company Common Stock with the same terms and conditions as were applicable to such TriSalus Option immediately prior to the Effective Time, except that each TriSalus Option will relate to such number of shares of Combined Company Common Stock as is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
At the Effective Time, each outstanding TriSalus RSU will be assumed and converted into a restricted stock unit award covering shares of Combined Company Common Stock, with the same terms and conditions as were applicable to such TriSalus RSU immediately prior to the Effective Time, that is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such TriSalus RSUs prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement).
Representations and Warranties
The Merger Agreement contains representations and warranties of the parties thereto. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of MTAC, Merger Sub, and TriSalus to complete the Business Combination.
Representations and Warranties of TriSalus
TriSalus has made representations and warranties relating to, among other things:
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the due organization, qualification and good standing of TriSalus;

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TriSalus having no subsidiaries other than as set forth in a schedule (all of which are dormant and/or in the process of being dissolved);

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the due authorization of TriSalus to execute the Merger Agreement and other transaction documents, to perform its obligations thereunder, and to consummate the Business Combination;

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the absence of conflicts by the execution, delivery and performance of the Merger Agreement and other transaction documents with (a) laws applicable to, (b) organizational documents, material contracts, or licenses of, TriSalus;

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the absence of any filings, permits, approvals, or consents from governmental authorities required in connection with TriSalus’ execution, delivery and performance of the Merger Agreement, the other transaction documents, and the consummation of the Business Combination, except for certain antitrust regulatory approvals, including the expiration or termination of the waiting period under the HSR Act, and the filing of the certificate of merger;

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the capitalization of TriSalus, including its common stock, preferred stock, options and warrants;

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the audited consolidated balance sheet of TriSalus as of, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows, for the years ended December 31, 2021, and December 31, 2020 present fairly the financial position of TriSalus and are in conformity with GAAP, consistently applied an in all material respects;

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TriSalus having no liabilities, debts, or obligations in accordance with GAAP other than those shown on its audited balance sheets, except for those that have arisen in the ordinary course of business since June 30, 2022 or under the Merger Agreement and other transaction documents;

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litigation and proceedings pending or threatened against, or government orders imposed upon, TriSalus or any settlements related thereto;

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TriSalus’ compliance with applicable laws (including, without limitation, anticorruption laws, labor and employment laws, other laws relating to TriSalus’ benefit plans, environmental laws, healthcare laws, FDA rules and regulations, and insurance laws);

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the material contracts of TriSalus and that such contracts are in full force and effect;

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material tax returns required to be filed by TriSalus, and audits, examinations or other proceedings with respect to TriSalus’ taxes;

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TriSalus’ insurance policies;

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the material permits necessary for TriSalus to conduct its business;

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the tangible property of TriSalus, and that such property is free of liens and is in reasonably good condition;

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the real property leased by TriSalus, and that such lease is in full force and effect;

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TriSalus’ owned and licensed intellectual property, and the violation, infringement or misappropriation of intellectual property against or by TriSalus;

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TriSalus’ compliance with its data privacy and data security policies and applicable laws relating to the use, collection, retention, or other processing of any personal data;

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the maintenance and implementation of reasonable and appropriate disaster recovery and security plans and other steps to safeguard TriSalus’ trade secrets, confidential information, and IT systems from unauthorized or illegal access and use;

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the absence of a Material Adverse Effect (as defined in the Merger Agreement) since June 30, 2022;

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brokerage, finder’s or other fee or commission based upon arrangements made by TriSalus in connection with the transactions contemplated by the Merger Agreement;

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related party transactions between TriSalus and its affiliates or directors and officers;

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the information supplied by TriSalus in writing specifically for inclusion in the proxy statement/prospectus; and

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TriSalus having not breached any government contracts.

Representations and Warranties of MTAC and Merger Sub
MTAC and Merger Sub have made representations and warranties relating to, among other things:
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the due organization, qualification and good standing of MTAC and Merger Sub;

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the due authorization of MTAC and Merger Sub to execute the Merger Agreement and other transaction documents, to perform their obligations thereunder, and to consummate the Business Combination (once approval of MTAC’s stockholders is obtained);

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the absence of conflicts by the execution, delivery and performance of the Merger Agreement and other transaction documents with (a) laws applicable to, (b) organizational documents or contracts of, MTAC or Merger Sub (once approval of MTAC’s stockholders is obtained);

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litigation, proceedings, and investigations pending or threatened against MTAC or Merger Sub;

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the absence of any filings, approvals, or consents from governmental authorities required in connection with MTAC or Merger Sub’s execution or delivery of the Merger Agreement, the other transaction documents, and the consummation of the Business Combination, except for the applicable requirements of securities laws and Nasdaq;

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the Trust Account and MTAC’s compliance with the Trust Agreement;

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brokerage, finder’s or other fee or commission based upon arrangements made by MTAC or any of its affiliates in connection with the transactions contemplated by the Merger Agreement;

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MTAC’s compliance with its SEC filing requirements since the IPO, its financial statements contained therein, and maintenance of disclosure controls and procedures required under the Exchange Act;

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the absence of any business activities of MTAC other than activities directed toward the accomplishment of a business combination;

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material tax returns required to be filed by MTAC, and audits, examinations or other proceedings with respect to MTAC’s taxes;

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the capitalization of MTAC, including its Class A Common Stock, Class B Common Stock, preferred stock, and warrants;

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the Nasdaq listing status of MTAC Units, its Class A Common Stock, and MTAC Warrants;

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related party transactions between MTAC and Merger Sub and their affiliates or directors and officers;

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Neither MTAC nor Merger Sub being an “investment company” within the meaning of the Investment Company Act;

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the absence of any substantial governmental interest in the Combined Company, requiring declaration to the Committee on Foreign Investment in the United States, as a result of the Business Combination;

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the absence of any contracts of MTAC or the Merger Sub that would be required to be filed as an exhibit to MTAC’s annual report on Form 10-K, but have not yet been filed;

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the absence of any current negotiations or discussion regarding an alternative business combination;

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the absence of an Acquiror Material Adverse Effect (as defined in the Merger Agreement) since June 30, 2022;

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MTAC’s compliance with applicable rules and regulations with respect to the proxy statement/prospectus;

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the applicability of Section 280G of the Code; and

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MTAC’s material contracts, and such contracts being in full force and effect as of the date of the Merger Agreement.

Material Adverse Effect
Many of the representations and warranties, covenants, and closing conditions set forth in the Merger Agreement are qualified by a “material” or “material adverse effect” standard, both as it applies to TriSalus and MTAC.
A “material adverse effect” with respect to TriSalus means any state of facts, change, event, effect or occurrence that, individually or in the aggregate with any other state of facts, change, event, effect or occurrence, has had or would reasonably be expected to have (a) a material adverse effect on the operations or financial condition of TriSalus or (b) a material adverse effect on the ability of its stockholders to consummate the Business Combination; provided, that with respect to clause (a) of this definition, in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect on the business, result of operations or financial condition of TriSalus:
(i)
any change in applicable laws or GAAP or any interpretation thereof;

(ii)
any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii)
the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement (provided that this exception does not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the announcement, execution, performance or existence of the Merger Agreement);

(iv)
any change generally affecting any of the industries or markets in which TriSalus operates (including increases in the costs of products, supplies, materials or other goods purchased from third party suppliers) or the economy as a whole;

(v)
the taking of any action by TriSalus expressly required by the Merger Agreement, with the prior written consent of MTAC or at the direction of MTAC;

(vi)
any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of god or other force majeure event;

(vii)
any national or international political or social conditions in countries in which, or in the proximate geographic region of which, TriSalus operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(viii)
any failure of TriSalus to meet any projections, forecasts or budgets (provided, that this clause does not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or would reasonably be expected to result in a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of material adverse effect)); or

(ix)
COVID-19 or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Merger Agreement or TriSalus’ compliance therewith;

provided, that in the case of clauses (i), (ii), (iv), (vi), (vii) and (ix) such changes may be taken into account to the extent that such changes have had or would reasonably be expected to have a disproportionate impact on TriSalus as compared to other industry participants.
A “material adverse effect” with respect to MTAC means any change, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of MTAC or (b) the ability of MTAC or Merger Sub to perform their respective obligations under the Merger Agreement or consummate the transactions contemplated thereunder; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” with respect to MTAC:
(i)
the redemptions made in accordance with the Existing Charter;

(ii)
any change in applicable laws or GAAP or any interpretation thereof; or

(iii)
the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement (provided that this exception not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the announcement, execution, performance or existence of the Merger Agreement);

provided, further that in the case of clauses (ii) and (iii) such changes may be taken into account to the extent that such changes have had or would reasonably be expected to have a disproportionate impact MTAC as compared to other special purpose acquisition companies.
Covenants and Agreements
TriSalus has made covenants relating to, among other things, TriSalus’ conduct of business during the Interim Period, rights to inspection, waiver of claims against the Trust Account, proxy solicitation and other actions, Code Section 280G, FIRPTA certificates, financial information prior to the Closing Date, assignment of inventions agreements, amendments to certain warrant agreements, executive employment agreements, the Contemplated Interim Financing, and TriSalus stockholder approval.
MTAC has made covenants relating to, among other things, indemnification and insurance, MTAC’s conduct during the Interim Period, its efforts to obtain additional financing for the Combined Company concurrent with the Business Combination, certain transactional agreements, rights to inspection, Section 16 matters, MTAC’s stock exchange listing, MTAC’s public filings and Nasdaq listing, the 2023 Plan and ESPP.
TriSalus and MTAC made joint covenants relating to the registration statement (of which this proxy statement/prospectus is a part), the Meeting, exclusivity among the parties, certain tax matters, rights to indemnification and insurance, confidentiality and publicity, cooperation during the Interim Period, the post-combination board of directors, and extensions to MTAC’s last date to consummate a business combination (the “Extension”).
Conduct of Business by TriSalus
TriSalus has agreed that from the date of the Merger Agreement until the earlier of the Closing Date or the termination of the Merger Agreement (the “Interim Period”), it will, except as contemplated by the Merger Agreement, as set forth on TriSalus’ disclosure schedule, or as consented to in writing by MTAC (which consent will not be unreasonably conditioned, withheld, delayed or denied) (a) use its commercially reasonable efforts to operate its business only in the ordinary course of business consistent with past practices and (b) use its commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.
During the Interim Period, TriSalus has also agreed not to, except as contemplated by the Merger Agreement, as required by applicable law, as set forth on TriSalus’ disclosure schedule, or as consented to in writing by MTAC (which consent will not be unreasonably conditioned, withheld, delayed or denied):
•
change or amend TriSalus’ certificate of incorporation, bylaws or other organizational documents of TriSalus, except in connection with a Contemplated Interim Financing;

•
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of TriSalus to TriSalus or any other wholly owned subsidiary of TriSalus;

•
except in connection with a Contemplated Interim Financing (subject to all applicable restrictions), enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate any major contract, other than entry into such agreements in the ordinary course of business;

•
(i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares of capital stock or any other equity or voting securities of TriSalus or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of TriSalus other than (A) in the ordinary course of business pursuant to TriSalus’ equity incentive plan, (B) in connection with the Contemplated Interim Financing, (C) upon the exercise or settlement of TriSalus Options under TriSalus’ equity incentive plan and applicable award agreement, or (D) upon the exercise of any of TriSalus’ warrants pursuant to their terms;

•
sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties of TriSalus (other than owned intellectual property), other than (i) the sale or other disposition of assets or equipment deemed by TriSalus in its reasonable business judgment to be obsolete or no longer be material to the business of TriSalus or (ii) in the ordinary course of business;

•
(i) cancel or compromise any claim or indebtedness for borrowed money owed to TriSalus, (ii) settle any pending or threatened action, (A) if such settlement would require payment by TriSalus in an amount greater than $150,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to TriSalus any confidentiality contract to which TriSalus is a party;
•
transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any lien, fail to diligently maintain, or otherwise dispose of any right, title or interest in any owned intellectual property, other than non-exclusive licenses granted in the ordinary course of business;

•
disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any person;

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except as required by the existing terms of any TriSalus benefit plans, (i) increase the compensation or benefits of any TriSalus employee except for increases in salary, hourly wage rates, declaration of bonuses or benefits (other than severance or retention) made in the ordinary course of business, (ii) make any grant of any severance, retention or termination payment to any person, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business or as required by contracts in effect as of the date hereof, (iii) make any change in the key management structure of TriSalus, including the hiring of additional officers or the termination of existing officers with “Chief” in his, her or their title, (iv) except to replace an employee or other service provider who voluntarily terminates his or her service after the date hereof, hire any employee of TriSalus or any other individual who is providing or will provide services to TriSalus, other than any person with an annual cash compensation of less than $250,000, (v) accelerate or commit to accelerate the funding, payment or vesting of any benefit or compensation to any current or former employee, director, officer or other service provider, or (vi) establish, adopt, enter into, amend or terminate any TriSalus benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a TriSalus benefit plan if it were in existence as of the date of the Merger Agreement;

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directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

•
make any loans or advance any money or other property to any person, except for (A) prepayments and deposits paid to suppliers of TriSalus in the ordinary course of business and (B) trade credit extended to customers of TriSalus in the ordinary course of business;

•
except in connection with a Contemplated Interim Financing (subject to applicable restrictions), enter into, assume, assign, partially or completely amend any material term of, modify, any material term of or terminate any material contract, any lease, sublease or license related to TriSalus’ leased real property, other than entry into such agreements in the ordinary course of business;

•
redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of TriSalus or any securities or obligations convertible into or exchangeable for any shares of capital stock (or other equity interests) of TriSalus, except for customary carve-outs;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of TriSalus;

•
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of TriSalus, other than as may be recommended by TriSalus’ auditors or as may be required by GAAP or regulatory guidelines;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TriSalus (other than the transactions contemplated by the Merger Agreement);

•
make, revoke or change any material tax election, adopt or change any accounting method with respect to taxes, file any amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment (other than routinely granted extensions or waivers resulting from extensions of time to file tax returns), incur any material taxes outside of the ordinary course of business, or take any actions with respect to taxes (including deductions or credits) pursuant to any COVID-19 measure;
•
directly or indirectly, incur, or modify in any material respect the terms of, any indebtedness for borrowed money other than the Contemplated Interim Financing (subject to applicable restrictions) or in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness for borrowed money other than in the ordinary course of business or pursuant to the Contemplated Interim Financing (subject to applicable restrictions);

•
make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business;

•
fail to maintain in full force and effect material insurance policies covering TriSalus and its properties, assets and businesses in a form and amount consistent with past practices;

•
enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement;

•
enter into any material transaction or materially amend in any material respect any existing agreement with any person that, to the knowledge of TriSalus, is an affiliate of TriSalus (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of TriSalus and other than in connection with a Contemplated Interim Financing (subject to applicable restrictions);

•
enter into any agreement that materially restricts the ability of TriSalus to (i) engage or compete in any line of business, or (ii) enter into any new line of business;

•
terminate, amend, fail to review or preserve or otherwise fail to maintain in full force and effect any material permit, except for amendments contemplated in the ordinary course of business;

•
make individual commitments for capital expenditures or construction of fixed assets in excess of $150,000; or

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enter into any agreement, or otherwise become obligated, to do or take any of the above-listed prohibited actions.

Notwithstanding the foregoing covenants, MTAC will not, directly or indirectly, have the right to control or direct the operations of TriSalus during the Interim Period, including in a manner which may violate the HSR Act or other antitrust law.
Conduct of MTAC During the Interim Period
During the Interim Period, MTAC has agreed to use its commercially reasonable efforts to operate its business only in the ordinary course of business in all material respects and to use its commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of MTAC.
During the Interim Period, MTAC has also agreed not to, except as contemplated by the Merger Agreement, as required by applicable law, as set forth on MTAC’s disclosure schedule, or as consented to in writing by TriSalus (which consent will not be unreasonably conditioned, withheld, delayed or denied):
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change, modify or amend the Trust Agreement, MTAC’s organizational documents or the organizational documents of Merger Sub except as approved by MTAC’s stockholders in accordance with the MTAC organizational documents (except as necessary to effect, or to give effect to, the Extension);

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(A) make, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, MTAC or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, MTAC or Merger Sub; or (C) other than in connection with the MTAC stockholder redemption or as otherwise required by MTAC organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, MTAC or Merger Sub;
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make, revoke or change any material tax election, adopt or change any accounting method with respect to taxes (other than in the ordinary course for a newly formed entity), file any amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any tax, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than routinely granted extensions or waivers resulting from extensions of time to file tax returns);

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except for the transactions contemplated by any future PIPE financings or in connection with the incurrence of indebtedness in favor of Sponsor, enter into, renew or amend in any material respect, any transaction or material contract with an affiliate of MTAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

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waive, release, compromise, settle or satisfy any pending or threatened action, (A) if such settlement would require payment by MTAC in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing;

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enter into, or amend or modify any material term of, terminate or waive or release any material rights, claims or benefits under, any material contract to which MTAC or its subsidiaries is a party or by which it is bound;

•
except for any transactions contemplated by future PIPE financings, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than (A) any instrument entered into by MTAC pursuant to a future PIPE financing (if any) or (B) any indebtedness incurred by MTAC from the Sponsor in order to (1) fund the payment of MTAC’s transaction expenses, (2) satisfy the MTAC parties’ obligations under the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement, or (3) fund MTAC’s operating expenses incurred during the Interim Period in the ordinary course of business consistent with past practice;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
fail to maintain its existence, adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MTAC or its subsidiaries (other than the Business Combination);

•
amend, waive or otherwise change the Trust Agreement in any manner adverse to MTAC;

•
terminate, waive or assign any material right under any of its material contracts;

•
hire any employees;

•
establish any subsidiary or enter into any new line of business;

•
make any capital expenditures;

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make any loans, advances or capital contributions to, or investments in, any other person (including to Sponsor, or any of MTAC’s officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•
make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other applicable laws;

•
terminate without replacement or amend in a manner detrimental to MTAC and Merger Sub, taken as a whole, any material insurance policy insuring the business of MTAC and Merger Sub;

•
knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations thereunder;

•
(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, MTAC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) the issuance of MTAC Warrants to Sponsor in connection with a conversion of the Convertible Sponsor Note; (y) the issuance of (or agreement to issue) shares of Class A Common Stock pursuant to any Future PIPE Investment (if any); or (z) the issuance of Class A Common Stock in connection with the exercise of any MTAC Warrants, or (B) amend, modify or waive any of the terms or rights set forth in, any MTAC Warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein except as may be required pursuant to the terms and conditions of such MTAC Warrants; or

•
enter into any agreement to do any prohibited action listed above.

During the Interim Period, MTAC has also agreed to, and will cause its subsidiaries to, comply with, and continue performing under, as applicable, MTAC’s organizational documents, the Trust Agreement, and all other agreements or contracts to which MTAC or its subsidiaries may be a party.
Covenants of MTAC
Pursuant to the Merger Agreement, MTAC has agreed, among other things, to:
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during the Interim Period, MTAC and TriSalus shall use their commercially reasonable efforts to enter into and consummate the Future PIPE Investment on terms mutually agreeable to MTAC and TriSalus, and, if MTAC and TriSalus mutually agree to seek a Future PIPE Investment, MTAC and TriSalus will, and will cause their respective representatives to, cooperate with each other and their respective representatives in connection with such Future PIPE Investment. Once MTAC has entered into such Future PIPE Investment, MTAC will use commercially reasonable efforts to comply with the terms of its obligations and satisfy, in all material respects, all conditions and covenants applicable to MTAC, and MTAC shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify or terminate any provision or remedy under, or any replacements of, any of the instruments without TriSalus’ consent (which consent shall not be unreasonably withheld, delayed or conditioned). MTAC shall give TriSalus prompt written notice during the Interim Period of any breach or default claimed in writing by any party to any instrument or agreement related to a Future PIPE Investment;

•
during the Interim Period, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to MTAC or its subsidiaries by third parties that may be in MTAC’s or its subsidiaries’ possession from time to time, and except for any information which in the opinion of MTAC’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, (i) afford TriSalus and its representatives reasonable access to its and its subsidiaries’ properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and (ii) furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession, in each case as TriSalus and its representatives may reasonably request solely for purposes of consummating the Business Combination;

•
maintain, and cause one or more of its subsidiaries to maintain, for a period of six years from the Effective Time, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by MTAC’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will it be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by MTAC for such insurance policy for the year ended December 31, 2022; provided that MTAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “MTAC Tail Policy”);
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prior to the Effective Time, take all reasonable steps as may be required or permitted to cause any acquisition or disposition of Combined Company Common Stock that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MTAC to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
use commercially reasonable efforts to prepare (i) a long-term incentive plan which shall initially reserve shares of Combined Company Common Stock equal to 12% of the Acquiror Fully Diluted Shares (as defined in the Merger Agreement) which includes an increase for a period of ten (10) years, commencing on January 1, 2024 by an amount equal to up to five percent (5%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year and (ii) an employee stock purchase program which shall initially reserve shares of Combined Company Common Stock equal to three percent (3%) of the Acquiror Fully Diluted Shares which includes an increase for a period of ten (10) years, commencing on January 1, 2024 by an amount equal to up to 2% of the Acquiror Fully Diluted Shares as of December 31 of the preceding year and MTAC shall prior to the Closing Date, obtain the approval of the 2023 Plan and ESPP from MTAC stockholders;

•
during the Interim Period, use commercially reasonable efforts to ensure it remains listed as a public company on Nasdaq, and to the extent MTAC receives a notice of non-compliance from Nasdaq with respect to Nasdaq’s listing rules, MTAC shall use reasonable best efforts to cure such default;

•
during the Interim Period, MTAC will instruct its transfer agent to separate, if not already separated, each share of Class A Common Stock and one-third of one MTAC Warrant comprising each issued and outstanding MTAC Unit, and the holder thereof will be deemed to hold one share of Class A Common Stock and one-third of one MTAC Warrant;

•
during the Interim Period, use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable securities laws; and

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in the event any legal action, to the extent such action is related to the Merger Agreement, the Business Combination, or any transaction contemplated thereby, is brought to or threatened in writing against the Board, MTAC agrees to promptly notify TriSalus of such action, to provide TriSalus the opportunity to participate in the defense of such action, to give consideration to TriSalus’ advice with respect to such action, and not to settle such action without TriSalus’ written consent.

Covenants of TriSalus
Pursuant to the Merger Agreement, TriSalus has agreed, among other things, to:
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during the Interim Period, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to TriSalus by third parties that may be in TriSalus’ possession from time to time, and except for any information which (i) relates to the negotiation of the Merger Agreement or the Business Combination, (ii) is prohibited from being disclosed by applicable law or (iii) in the opinion of TriSalus’ legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, TriSalus will (A) afford MTAC and its representatives reasonable access during normal business hours with reasonable advance notice to its properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and (B) use its commercially reasonable efforts to furnish MTAC and such representatives with all financial and operating data and other information concerning the affairs of TriSalus that are in its possession, in each case as MTAC or its representatives may reasonably request to facilitate the Business Combination;

•
on behalf of itself and its affiliates, waive any past, present or future claim of any kind against, and any right to access, the Trust Account, trustee, and MTAC or to collect from the Trust Account any monies that may be owed to them by MTAC or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that TriSalus will not be limited or prohibited from pursuing a claim against MTAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by the Merger Agreement (including a claim for MTAC to specifically perform its obligations under the Merger Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the MTAC redemptions) to MTAC in accordance with the terms of the Merger Agreement and the Trust Agreement) so long as such claim would not affect MTAC’s ability to fulfill its obligation to effectuate the MTAC redemptions;
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use commercially reasonable efforts to provide MTAC, as promptly as reasonably practicable but no later than November 30, 2022, reviewed financial statements, including condensed balance sheets and condensed statements of income and comprehensive income, stockholder’s equity and cash flows, of TriSalus as at and for the nine (9) months ended September 30, 2022, prepared in accordance with GAAP and Regulation S-X, and any other audited or unaudited balance sheets and the related audited or unaudited statements of comprehensive (loss) income, stockholder’s equity and cash flows of TriSalus as of and for a year-to-date period ended as of the end of any other different fiscal quarter or fiscal year that is required to be included in the registration statement;

•
from and after the date on which this proxy statement/prospectus is mailed to MTAC’s stockholders, TriSalus will give MTAC prompt written notice of any action taken or not taken by TriSalus or of any development regarding TriSalus, in any such case which becomes known by TriSalus that would cause the registration statement (of which this proxy statement/prospectus is a part) to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, MTAC and TriSalus will cooperate fully to cause an amendment or supplement to be made promptly to the registration statement, such that the registration statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, not misleading; and

•
prior to the Closing Date, if required to avoid the imposition of taxes under Section 4999 of the Code or the loss of deduction under Section 280G with respect to any payment or benefit in connection with any of the transactions contemplated by the Merger Agreement, TriSalus will (i) solicit and use reasonable best efforts to obtain from each person who TriSalus reasonably believes is a TriSalus “disqualified individual” who would otherwise receive or retain any payment or benefits that could constitute a “parachute payment” as a result of or in connection with the consummation of the Business Combination, a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments”; (ii) submit to a TriSalus stockholder vote the right of any such “disqualified individual” to receive the Waived 280G Benefits and (iii) deliver to MTAC evidence that a vote of TriSalus’ stockholders was solicited regarding the right of a “disqualified individual” to receive the Waived 280G Benefits and that either (a) the requisite number of votes of TriSalus stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (b) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided;

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on the Closing Date, deliver to MTAC a FIRPTA certification and notice as well as an IRS Form W-9 executed by TriSalus;

•
as promptly as reasonably practicable (and in any event, within five business days) after the registration statement (of which this proxy statement/prospectus is a part) is declared effective, TriSalus will prepare and mail to each TriSalus stockholder an information statement regarding the transactions contemplated by the Merger Agreement, which shall solicit the consent of TriSalus stockholders with respect to the adoption and approval of the Merger Agreement and shall include (i) a statement to the effect that the TriSalus’ board of directors had unanimously recommended that TriSalus’ stockholders vote in favor of the adoption and approval of the Merger Agreement; and (ii) such other information as MTAC and TriSalus reasonably agree is required or advisable under applicable law to be included therein;

•
as promptly as reasonably practicable (and in any event, within 20 days after the information statement is delivered to the TriSalus stockholders), TriSalus will obtain and deliver to MTAC evidence of TriSalus stockholder approval in the form of a written consent executed by the Company Requisite Stockholders (as defined in the Merger Agreement), and TriSalus will take all other action necessary or advisable to secure approval of the transaction from its stockholders, and if applicable, any additional consents or approvals of its stockholders related thereto;

•
no later than (i) 30 days following the last day of each fiscal month of TriSalus that occurs between the date of the Merger Agreement and the Closing Date, TriSalus will deliver to MTAC unaudited combined financial statements (including a balance sheet, income statement and statement of cash flows) for such fiscal month then ended and (ii) 30 days following the last day of each fiscal quarter of TriSalus that occurs between the date of the Merger Agreement and the Closing Date, TriSalus will deliver to MTAC unaudited consolidated financial statements (including a balance sheet, income statement and statement of cash flows) for such fiscal quarter then ended;

•
during the Interim Period, TriSalus may enter into employment agreements with such officers of TriSalus employed by TriSalus as of the date of the Merger Agreement, which agreements will be in a form reasonably acceptable to MTAC; provided that TriSalus will solicit feedback and give good faith consideration to comments from MTAC prior to executing such documents;

•
during the Interim Period, TriSalus will use commercially reasonable efforts to obtain confidentiality and assignment of inventions agreements, in a form reasonably acceptable to MTAC from any current or former employee, consultant or member of the board of directors of TriSalus who has contributed to the creation or development of TriSalus intellectual property and has not signed such an agreement as of the date of the Merger Agreement;

•
during the Interim Period, TriSalus may conduct one or several Contemplated Interim Financings, provided, however, that the material terms of any Contemplated Interim Financing will be submitted to, and approved in writing by, MTAC at least ten days prior to the consummation of such Contemplated Interim Financing (with such approval not to be unreasonably conditioned, withheld or delayed to the extent such financing would not otherwise impair the parties’ ability to obtain a Future PIPE Investment); and

•
if and to the extent any of its warrants to purchase shares of its series B-3 preferred stock are then outstanding, TriSalus will have obtained, prior to the initial filing of the registration statement (of which this proxy statement/prospectus is a part), the consent of the holders of at least a majority of the warrants to amend such warrants in a manner reasonably satisfactory to MTAC to cause the warrants’ automatic exercise as set forth in the Merger Agreement immediately prior to the effective time of the Merger.

Joint Covenants of MTAC and TriSalus
In addition, each of MTAC and TriSalus has agreed, among other things, to take certain actions set forth below:
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jointly prepare, and MTAC will file with the SEC, a preliminary registration statement containing a prospectus/proxy statement on Form S-4 concerning the Business Combination to be sent to MTAC stockholders in advance of the Special Meeting (as defined in the Merger Agreement) for the purposes of the matters specified herein;

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use their reasonable efforts to (i) cause the registration statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC, (iii) cause the registration statement to be declared effective under the Securities Act as promptly as practicable, (iv) keep the registration statement effective as long as is necessary to consummate the Business Combination, and (v) otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•
MTAC will, as promptly as practicable following the date that the registration statement is declared effective, establish a record date (which date shall be mutually agreed with TriSalus) for, duly call and give notice of, the Special Meeting (as defined in the Merger Agreement) in accordance with the DGCL. MTAC will convene and hold the Special Meeting for the purpose of obtaining the approval of MTAC’s stockholder matters, which Special Meeting will be held not more than 30 days after the date on which MTAC commences the mailing of the proxy statement contained in the registration statement to its stockholders.
•
MTAC will use its commercially reasonable efforts to obtain the approval of the Acquiror Stockholder Matters (as defined in the Merger Agreement) at the Special Meeting, including any adjourned or postponed special meeting in accordance with the Merger Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable law for the purpose of seeking the approval of the Acquiror Stockholder Matters;

•
during the Interim Period, TriSalus and MTAC will not take, and not permit any of their affiliates or representatives to take, whether directly or indirectly, written or oral, any action to (i) solicit, initiate, continue or engage in any discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than TriSalus and/or any of its affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination involving MTAC (a “business combination proposal”) other than with TriSalus and its affiliates and representatives and (iii) immediately cease and cause to be terminated, and cause its affiliates and representatives to do the same, any and all existing discussions, conversations, negotiations, or other communications with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal;

•
TriSalus and MTAC will (and will cause their respective affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing of relevant tax returns, and any tax audit or other similar proceeding, relating to the tax matters contemplated by the Merger Agreement;

•
the Combined Company will cause TriSalus and its subsidiaries to maintain, for a period of six years from the Effective Time, provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration of officers and directors/managers that are no less favorable to those persons than the provisions of such certificate of incorporation, bylaws and other organizational documents as of the date of the Merger Agreement;

•
not make any public announcement or issue any public communication regarding the Merger Agreement or the Business Combination without first obtaining the prior consent of TriSalus or MTAC, as applicable, except if such announcement or other communication is required by applicable law or legal process;

•
each of TriSalus and MTAC agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement;

•
each of MTAC and TriSalus agrees to (A) make all required filings pursuant to the HSR Act with respect to the Business Combination promptly (and in any event within 10 business days) following the date of the Merger Agreement and (B) respond as promptly as reasonably practicable to any requests by any governmental authority for additional information and documentary material that may be requested pursuant to the HSR Act.

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MTAC will use commercially reasonable efforts to take all actions reasonably necessary to, and TriSalus will reasonably cooperate with MTAC to, cause the Combined Company Board, immediately after the Effective Time, to consist of nine (9) directors, which shall include seven (7) directors designated by TriSalus and two (2) directors designated solely by MTAC;

•
MTAC may seek an Extension to consummate a Business Combination by seeking the necessary stockholder approval to file an amendment to its Existing Charter in accordance with its terms by providing written notice thereof to TriSalus, for an additional period to consummate its Business Combination ending no later than September 22, 2023 (the “Final Outside Date”).

Conditions to Closing of the Transactions
Conditions to the Obligations of All Parties
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all such parties:
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all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

•
no governmental authority will have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, enjoining or otherwise prohibiting the consummation of the Business Combination and no law or regulation has been adopted that makes consummation of the Business Combination illegal or otherwise prohibited;

•
the completion of MTAC offering its stockholders the opportunity to redeem shares of Class A Common Stock in accordance with MTAC’s organizational documents, which such stockholders may elect by delivering such shares for redemption no later than two (2) business days prior to the date of the Special Meeting;

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approval of the stockholders of MTAC will have been obtained;

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approval of the stockholders of TriSalus will have been obtained;

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MTAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Business Combination (after giving effect to the MTAC redemptions);

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the registration statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act, no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for purposes of suspending the effectiveness of the registration statement shall have been initiated or be threatened by the SEC; and

•
the Combined Company Common Stock to be issued in connection with the Business Combination will have been approved for listing on Nasdaq.

Conditions to the Obligations of MTAC and Merger Sub
The obligations of MTAC and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by MTAC:
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each of the representations and warranties of TriSalus will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect (as defined in the Merger Agreement);

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each of the covenants, agreements, and obligations of TriSalus to be performed or complied with as of or prior to the Effective Time will have been performed in all material respects;

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since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Effective Time;

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TriSalus will have delivered to MTAC a certificate signed by an officer of TriSalus, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions set forth in the first two bullet points above have been fulfilled;

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TriSalus will have delivered to MTAC executed counterparts of each transaction agreement to which TriSalus is a party;

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TriSalus will have delivered to MTAC evidence as to the termination of each agreement set forth on TriSalus’ disclosure schedule; and

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for the calendar year ending December 31, 2023, either (i) in the OPPS/ASC Final Rule, or following legislative action, the CMS will have (A) used its equitable adjustment authority to extend the TPT payment provision applicable for TriNav through December 31, 2023, or (B) assigned the clinical Ambulatory Payment Classification C-APC 5194 (Level 4 Cardiovascular Procedures) to TriNav, or (ii) use of the existing clinical Ambulatory Payment Classification C-APC 5193 (Level 3 Cardiovascular Procedures) with respect to TriNav will provide adequate profitability for TriSalus. On December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and includes an extension to the TPT payment status for certain devices, including TriNav, through December 31, 2023, which satisfied this closing condition. TriSalus intends to consult with CMS to obtain permanent reimbursement for the TriNav device at similar rates for the period beginning January 1, 2024, which may include requesting an HCPCS J-code; however, there can be no assurance that CMS will grant such permanent reimbursement at similar rates, or at all.

Conditions to the Obligations of TriSalus
The obligations of TriSalus to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TriSalus:
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each of the representations and warranties of MTAC and Merger Sub will be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date will be true and correct in all respects as of such date), in all respects, except, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect with respect to MTAC;

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each of the covenants, agreements, and obligations of MTAC and Merger Sub to be performed or complied with as of or prior to the Effective Time will have been performed in all material respects;

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MTAC will have delivered to TriSalus a certificate signed by an officer of MTAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the foregoing conditions have been fulfilled;

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those directors and officers of MTAC listed on the disclosure schedule will have resigned, effective as of the Closing Date;

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the Available Closing MTAC Cash will not be less than $35,000,000;

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MTAC will have delivered to TriSalus executed counterparts of each transaction agreement to which MTAC or Merger Sub is a party;

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since the date of the Merger Agreement, no material adverse effect with respect to MTAC shall have occurred and be continuing;

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the total amount of the MTAC transaction expenses to be paid out of the Trust Account as of immediately after the Effective Time will be no greater than the MTAC Transaction Expenses Cap, and other than as paid in accordance with the MTAC Transaction Expenses Cap, there will be no other transaction expenses of MTAC for which MTAC, Merger Sub or TriSalus shall have continuing obligations to pay in cash;

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MTAC’s Existing Charter will be amended and restated in the form attached as Annex B to the Merger Agreement; and

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MTAC will have delivered to TriSalus a fully-executed copy of the amendment to the underwriting agreement with Raymond James, which shall be in full force and effect.

None of MTAC, Merger Sub or TriSalus may rely on the failure of any closing condition to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party to be satisfied.
Waiver
Any party to the Merger Agreement may, at any time prior to the Closing Date, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, including the conditions to closing set forth above, to the extent permitted by applicable laws and, in the case of MTAC, the Existing Charter. Pursuant to the Existing Charter, MTAC cannot consummate the proposed Business Combination if it has less than $5,000,001 of net tangible assets remaining after the Effective Time, nor can the parties waive the completion of the MTAC stockholder redemption in connection with the consummation of the Business Combination or the condition that MTAC stockholders approve the Business Combination Proposal. On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of, among other proposals, a proposal to eliminate the foregoing limitation on MTAC’s ability to redeem public shares and consummate the Business Combination, which such proposal is to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023.
Termination
The Merger Agreement may be terminated and the Business Combination abandoned:
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by written consent of TriSalus and MTAC;

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by TriSalus or MTAC if the Business Combination has not occurred on or before December 22, 2022, as such date may be extended to match any Extension to no later than September 22, 2023 obtained by MTAC stockholder approval; provided, however, the right to terminate the Merger Agreement will not be available to a party if the breach or violation by such party or its affiliates of its obligations under the Merger Agreement was the cause of, or resulted in, the failure of the Closing Date to occur on or before the Final Outside Date;

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by TriSalus or MTAC if the Business Combination is permanently enjoined or prevented by the terms of a final, non-appealable order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or a statute, rule, or regulation;

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by TriSalus or MTAC if the approval of the stockholders of MTAC is not obtained at the Meeting and vote of MTAC stockholders, subject to any adjournment, postponement, or recess of the Meeting;

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by TriSalus or MTAC if the other party has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions to the Business Combination would not to be satisfied at the Closing Date (a “Terminating Breach”), except that, if such Terminating Breach is curable through the exercise of the other party’s commercially reasonable efforts, then, for a period of 30 days after the other party receives written notice from such party of such breach (the “Cure Period”), such termination will not be effective, and such termination will only become effective if the Terminating Breach is not cured within the Cure Period, provided that this termination right will not be available if such party’s failure to fulfill any obligations under the Merger Agreement has been the proximate cause of the failure of the Business Combination to occur;

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by MTAC if TriSalus does not deliver the approval from TriSalus stockholder approval to MTAC within 25 days after the information statement is delivered to the TriSalus stockholders; or

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by TriSalus in the event that the Board changes its recommendation that MTAC stockholders vote in favor of the Business Combination.

Effect of Termination
In the event of termination, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of TriSalus, MTAC, or Merger Sub, as the case may be, for a willful and material breach of any covenant or agreement set forth in the Merger Agreement or fraud, and with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the confidentiality agreement by and between TriSalus and MTAC) that will survive any termination of the Merger Agreement.
Fees and Expenses
If the Business Combination does not occur, each party to the Merger Agreement will bear its own transaction expenses and any other fees and expenses it or its affiliates incurred in connection with the Merger Agreement and the Business Combination. If the Business Combination occurs, and subject to the MTAC Transaction Expenses Cap, the Combined Company will pay the transaction expenses of MTAC and TriSalus on the Closing Date and TriSalus will be responsible for all fees, costs and expenses related to the MTAC Tail Policy. Notwithstanding the foregoing, MTAC and TriSalus each agree that (i) MTAC and TriSalus will split evenly, and each shall be responsible for 50% of, all filing fees and expenses under any applicable antitrust laws, including the fees and expenses relating to any pre-merger notification required under the HSR Act, (ii) MTAC and TriSalus will split evenly, and each shall be responsible for, 50% of the preparation and filing of the applicable proxy materials and the holding of the Extension Meeting, (iii) MTAC and TriSalus will split evenly, and each shall be responsible for, 50% of any taxes required to be paid by MTAC for stockholder redemptions in connection with the Business Combination pursuant to Section 4501 of the Code and (iv) MTAC and TriSalus will split evenly, and each shall be responsible for, 50% of the Monthly Contribution to be placed each month into the Trust Account, with such amounts to be for the benefit of the holders of unredeemed shares of Class A Common Stock upon redemption or liquidation of MTAC in accordance with the Existing Charter. TriSalus’ obligation to fund its portion of the foregoing monthly extension payments expenses will terminate immediately at the earliest to occur of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, and TriSalus agreed that MTAC will have no obligation to repay any portion of such extension payments made by TriSalus under the Merger Agreement, and TriSalus waived any rights to such repayment or recoupment.
Amendments
The Merger Agreement may be further amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties thereto will not restrict the ability of the Board or the board of directors of TriSalus (or other body performing similar functions) to terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement, in each case, in accordance with its terms and conditions.
Governing Law; Consent to Jurisdiction
The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the Business Combination, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of the federal and state courts located in the State of Delaware.
Certain Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of such additional agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such additional agreements in their entirety prior to voting on the Proposals presented at the Meeting.
Sponsor Support Agreement.   In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with MTAC and TriSalus pursuant to which the Sponsor has agreed, among other things, to vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of Common Stock that are entitled to vote to approve and adopt the Merger Agreement and the Business Combination. The Sponsor also agreed (i) not to sell or transfer any of its founder shares or Private Placement Warrants prior to the Effective Time, except to affiliates of the Sponsor who execute a joinder to the Sponsor Support Agreement or by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination, (ii) to assume certain transaction expenses of MTAC which exceed the MTAC Transaction Expenses Cap, and (iii) to forfeit 2,187,500 of its shares of Common Stock (which represented 35% of the shares of Common Stock held by Sponsor as of November 11, 2022) (it being understood that the undertakings in the foregoing clause (iii) shall be null and void in the event that the Sponsor Support Agreement or the Merger Agreement is terminated).
In addition, the Sponsor Support Agreement provides that 3,125,000 of the shares of Common Stock held by Sponsor immediately after the Effective Time (such shares, the “Sponsor Earnout Shares”) shall be subject to vesting and potential forfeiture if certain triggering events are not achieved prior to the fifth anniversary of the Closing Date (the “Earnout Period”). Pursuant to the Sponsor Support Agreement, (i) 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of Triggering Event I, (ii) 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of Triggering Event II, (iii) 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of Triggering Event III, and (iv) the remaining 25% of the Sponsor Earnout Shares will vest and be released from the foregoing risk of forfeiture upon the occurrence of Triggering Event IV, in each case during the Earnout Period. Any such Sponsor Earnout Shares that remain unvested on the first business day after the expiration of the Earnout Period shall be forfeited.
“Triggering Event I” will be considered achieved when the volume weighted average price of the shares of Combined Company Common Stock equals or exceeds $15 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days. “Triggering Event II” will be considered achieved when the volume weighted average price of the shares of Combined Company Common Stock equals or exceeds $20 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days. “Triggering Event III” will be considered achieved when the volume weighted average price of the shares of Combined Company Common Stock equals or exceeds $25 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days. “Triggering Event IV” will be considered achieved when the volume weighted average price of the shares of Combined Company Common Stock equals or exceeds $30 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days. Triggering Event I, Triggering Event II, Triggering Event III, and Triggering Event IV are each considered a “Triggering Event.”
In the event that, during the Earnout Period, there is a Combined Company Change of Control (as defined below) which results in the holders of shares of Combined Company Common Stock receiving per share consideration equal to, or in excess of, the per-share price for any Triggering Event, then the applicable Triggering Event will be deemed to have been achieved and the related vesting conditions shall also be deemed to have occurred such that the holders of the Sponsor Earnout Shares that would be released upon the achievement of such Triggering Event shall be eligible to participate in such Combined Company Change of Control. A “Combined Company Change of Control” shall mean (i) a merger, consolidation or other business combination of the Combined Company in which any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquires more than 50% of the voting power of the then outstanding capital stock of the Combined Company entitled to vote for the election of directors of the Combined Company or the surviving person outstanding immediately after such merger, consolidation or other business combination; (ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Combined Company representing more than 50% of the voting power of the capital stock of the Combined Company entitled to vote for the election of directors of the Combined Company; or (iii) any sale, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Combined Company and its subsidiaries, taken as a whole.
The Sponsor Support Agreement (other than the provisions of the Sponsor Support Agreement relating to the forfeiture or vesting of founder shares as described above) will terminate upon the earliest to occur of (i) the termination of the Merger Agreement and (ii) the effective date of a mutual written agreement duly executed and delivered by MTAC, TriSalus and the Sponsor terminating the Sponsor Support Agreement. In case of any termination pursuant to clause (ii) of the preceding sentence, certain provisions, including among other provisions, related to the waiver of appraisal rights, representations regarding litigation, and taking any further action necessary to effect the Business Combination, will survive such termination.
Stockholder Support Agreements.   In connection with the execution of the Merger Agreement, certain TriSalus stockholders entered into Support Agreements with MTAC and TriSalus pursuant to which such stockholders agreed to, among other things, (i) consent to, and vote to approve and adopt, the Merger Agreement and the Business Combination, subject to certain customary exceptions, (ii) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination, and (iii) not transfer, subject to certain permitted exceptions, any of such stockholders’ shares of TriSalus capital stock prior to the Closing Date.
Lockup Agreement.   In connection with the execution of the Merger Agreement, certain TriSalus stockholders entered into lockup agreements with MTAC, pursuant to which such stockholders agreed, subject to certain customary exceptions, to not transfer any shares of Combined Company Common Stock held by them prior to the earliest of (x) the date that is 365 days after the Closing Date, (y) the date following the Closing Date on which the last sales price of Combined Company Common Stock equals or exceeds $12.00 per share, subject to adjustment as provided therein, for any 20 trading days within any 30-consecutive-day trading period commencing at least 150 days after the Closing Date, and (z) the date following the Closing Date on which the Combined Company consummates a liquidation, merger, tender offer, or similar transaction resulting in all of its stockholders having the right to exchange their shares of Combined Company Common Stock for cash, securities, or other property. The Sponsor is subject to a lockup on substantially similar terms pursuant to the terms of the Letter Agreement with MTAC.
Amended and Restated Registration Rights Agreement.   At the Effective Time, MTAC, Sponsor and certain stockholders of TriSalus who will receive shares of Combined Company Common Stock pursuant to the Merger Agreement will enter into the Amended and Restated Registration Rights Agreement (which amends and restates the current Registration Rights Agreement between Sponsor and MTAC, dated as of December 17, 2020). Pursuant to the Amended and Restated Registration Rights Agreement, among other things, MTAC will be obligated to file, not later than 45 days after the Closing Date, a registration statement covering the re-sale of the Registrable Securities. Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, MTAC will also grant piggyback registration rights and demand registration rights to the Sponsor and the TriSalus stockholders that are parties thereto, will pay certain expenses related to such registration and will indemnify the Sponsor and the TriSalus stockholders that are parties thereto against certain liabilities related to such registration. The Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.
Non-Binding Magnetar Term Sheet.   In connection with the entry into the Merger Agreement, on November 11, 2022, MTAC, TriSalus and Magnetar entered into the non-binding term sheet with Magnetar, which provides for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes by MTAC concurrent with the closing of the Business Combination. The non-binding Magnetar Term Sheet grants Magnetar the exclusive right to negotiate the foregoing proposed debt financing and contemplates MTAC issuing $25,000,000 or $50,000,000 of such Magnetar Convertible Notes on the Closing Date, and grants Magnetar the option to purchase the same principal amount of purchased Magnetar Convertible Notes during the two-year period following the Closing Date (resulting in the potential issuance of up to $100,000,000 of such Magnetar Convertible Notes). The non-binding Magnetar Term Sheet contemplates that the Magnetar Convertible Notes would have a three-year maturity and be convertible into shares of Combined Company Common Stock at an initial conversion price of $10.00 per share, with a conversion price reset feature and certain anti-dilution rights, and with the conversion feature subject to certain ownership limitations. Other than exclusivity and certain expense reimbursement and indemnity obligations of MTAC and TriSalus, the Magnetar Term Sheet is non-binding on each of the parties thereto, and the parties’ obligations to consummate the transactions contemplated therein are subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions. The amount potentially subject to funding with the Magnetar Convertible Notes pursuant to the transactions contemplated by the Magnetar Term Sheet depends on, among other conditions, the extent to which TriSalus is able to obtain or secure reimbursement codes for its TriNav device by January 31, 2023. Currently, the amount potentially subject to funding, subject in all respects to the completion of Magnetar’s due diligence process, the negotiation and execution of definitive transaction documents to Magnetar’s satisfaction, and the satisfaction of certain other conditions, is $25 million. The terms of the Magnetar Convertible Notes are subject to finalization and execution of definitive documentation and therefore could change. As the Magnetar Term Sheet contains terms and conditions that are non-binding, there is the potential that MTAC and Magnetar will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all. Even if MTAC and Magnetar enter into definitive documentation, there can be no assurance that the amount of funding provided by Magnetar in such definitive documentation would be sufficient to satisfy the minimum available cash condition.
The Sponsor Note.   On December 12, 2022, MTAC held the Extension Meeting, at which MTAC’s stockholders voted to approve the Extension Amendment. In connection with the approval of the Extension Amendment, MTAC issued the Sponsor Note to the Sponsor, and the Sponsor (or one or more of its affiliates, members or third-party designees) provided the Extension Loan to MTAC. The Sponsor Note does not bear interest and matures upon closing of MTAC’s initial business combination. In the event that MTAC does not consummate a business combination, the Sponsor Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds from the initial payment under the Extension Contributions have been deposited in the Trust Account in connection with the Extension Amendment.
Subscription Agreements.   On June 7, 2023, MTAC and the Preferred Stock PIPE Investors entered into Subscription Agreements pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and agreed to purchase in private placements an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020. Upon issuance, each share of Series A Convertible Preferred Stock will be initially convertible into one share of Combined Company Common Stock. The closing of the purchase and sale of the Series A Convertible Preferred Stock will occur concurrently with the Effective Time and is subject to the conditions in the Subscription Agreements, including the filing of the Certificate of Designations, specifying the terms of the Series A Convertible Preferred Stock, with the Secretary of State of the State of Delaware. The Subscription Agreements contain customary representations, warranties, and covenants of MTAC and the Preferred Stock PIPE Investors.
Pursuant to the Certificate of Designations, the Series A Convertible Preferred Stock will rank senior to the Combined Company Common Stock with respect to dividends and distributions on liquidation, dissolution, or winding up the affairs of the Combined Company. The Series A Convertible Preferred Stock will participate equally in any dividends declared to holders of Combined Company Common Stock and also carry an additional dividend at a rate per annum of 8.0% of $10.00 per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of certain events), which shall accumulate on a daily basis (the “Annual Dividends”). The Annual Dividends are payable, at the option of the Combined Company, in cash, by issuing shares of Combined Company Common Stock, or any combination of cash and shares of Combined Company Common Stock. The holder of Series A Convertible Preferred Stock will be entitled to vote with the holders of Combined Company Common Stock on all stockholder matters, with each share of Series A Convertible Preferred Stock entitling the holder to a number of votes equal to the quotient of (A) $10.00, divided by (B) the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the Effective Time. Holders of Series A Convertible Preferred Stock will also be entitled to a separate class vote on any modification to the Combined Company’s certificate of incorporation (such as the Proposed Charter) or the Certificate of Designations that adversely affects the powers, preferences, or rights of the Series A Convertible Preferred Stock.
Pursuant to the Certificate of Designations, the holders of Series A Convertible Preferred Stock have the right to convert all or any portion of their Series A Convertible Preferred Stock into Combined Company

Common Stock at any time. All then outstanding Series A Convertible Preferred Stock is also automatically converted in Combined Company Common Stock on the four year anniversary of the Closing Date. The number of shares of Combined Company Common Stock received per share of Series A Convertible Preferred Stock upon conversion equals the sum of (A) $10.00 (as adjusted upon the occurrence of certain events) and (B) any accrued, unpaid Annual Dividends, divided by the Conversion Price, with cash in-lieu of fractional shares. The “Conversion Price” is initially equal to $10.00, but is subject to customary adjustments upon the occurrence of certain events. In addition, the Conversion Price will reset upon the eighteen (18) and forty-seven (47) month anniversaries of the Closing Date to be equal to the lower of (A) the then-current Conversion Price, and (B) the VWAP of the Combined Company Common Stock for the ten trading days preceding the applicable reset date (subject to a floor price equal to the greater of (i) $2.00 or (ii) 20% of the lower of: (x) the closing price (as reflected on Nasdaq.com) of the Class A Common Stock immediately preceding the signing of the Subscription Agreements; or (y) the average closing price of the Class A Common Stock for the prior five (5) trading days immediately preceding the signing of the Subscription Agreements). The Combined Company will at all times reserve and set aside for issuance 100% of the number of Combined Company Common Stock issuable upon conversion of all outstanding shares of Series A Convertible Preferred Stock.
Backstop Letter Agreement.   On June 7, 2023, Sponsor and MTAC entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, have not collectively subscribed to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to those Subscription Agreements executed on June 7, 2023 and described above) (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver to MTAC a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount to purchase shares of Series A Convertible Preferred Stock on the same terms and conditions as the other Preferred Stock PIPE Investors who have executed Subscription Agreements as of such date.
The Backstop Letter Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the date that Sponsor’s members, or their respective affiliates, related parties or designees, have collectively subscribed to purchase an aggregate of at least $2 million of Series A Convertible Preferred Stock and (iii) the effective date of a mutual written agreement duly executed and delivered by MTAC and the Sponsor terminating the Backstop Letter Agreement.
Background of the Business Combination
The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. MTAC stockholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.
MTAC is a Delaware corporation formed on September 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. MTAC is the Sponsor’s first and only special purpose acquisition company. As of the date of this proxy statement/prospectus, the Sponsor has not previously formed and does not currently hold any equity in other special purpose acquisition companies. Additionally, the Sponsor does not have other special purpose acquisition companies in the process of searching for a target company, nor has the Sponsor considered more than one active special purpose acquisition company to be the potential acquirer of TriSalus. Among MTAC’s officers and directors, David Matlin, Robert Weiss and David Treadwell have previous experience with special purpose acquisition companies as they each served as officers and directors of Matlin & Partners Acquisition Corporation, a special purpose acquisition company that consummated a business combination transaction with USWS Holdings LLC, a Delaware limited liability company, and its subsidiary US Well Services, LLC, in November 2018, which was renamed as U.S. Well Services, Inc. in connection with such business combination. Mr. Matlin served as Chief Executive Officer and Chairman of the board of directors of Matlin & Partners Acquisition Corporation, Mr. Weiss served as the Secretary and General Counsel to Matlin & Partners Acquisition Corporation, and Mr. Treadwell

served as a member of the board of directors of Matlin & Partners Acquisition Corporation through the consummation of the business combination. Following the consummation of the business combination, Messrs. Matlin and Treadwell continued to serve on U.S. Well Services, Inc.’s board of directors until the company’s sale in November 2022.
The proposed Business Combination with TriSalus is the result of an extensive search for a potential transaction utilizing the network and investment experience of MTAC’s management team, the Sponsor and Board. The terms of the Merger Agreement and the other ancillary agreements are the result of arm’s-length negotiations between MTAC and TriSalus and their respective representatives and advisors. The following chronology summarizes the material conversations, key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation and correspondence by and among MTAC, TriSalus and their respective representatives and advisors.
On December 22, 2020, MTAC consummated its initial public offering of 25,000,000 units, which included the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 units. Each MTAC Unit consists of one share of Class A Common Stock and one-third of one redeemable warrant to purchase one share of Class A Common Stock. The MTAC Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $250 million. Simultaneously with the closing of the IPO, MTAC consummated the sale of 4,933,333 warrants at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $7.4 million. Following the closing of the IPO on December 22, 2020, an amount of $250 million ($10.00 per unit) from the net proceeds of the sale of the MTAC Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account.
Prior to the pricing of the IPO, neither MTAC, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving MTAC, on the one hand, and any prospective target, on the other hand.
After the closing of the IPO, representatives of MTAC commenced an active search for prospective acquisition targets, with an emphasis on companies in innovative subsectors within the medical technology industry. During this period, representatives of MTAC reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. MTAC identified the following general criteria in evaluating candidates for an initial business combination:
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Companies developing disruptive technologies or breakthrough treatments that aid in the diagnosis, cure, monitoring, mitigation, treatment, or prevention of medical conditions or affect the structure or function of the body;

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Companies at a relatively early stage of commercialization where the MTAC management team’s expertise could be leveraged to expand services and offerings, develop efficiencies and processes, foster growth, and improve financial performance;

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Companies either with a clear path to commercialization or that were recently commercialized, that have (i) the potential for strong adoption, (ii) an attractive growth profile, (iii) an attractive financial profile including the potential for high margins and (iv) a large total addressable market;

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Companies with exceptional management teams and a clear strategy to implement their growth plans;

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Companies with highly differentiated technology protected by robust intellectual property;

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Companies that would benefit from the leadership and strategic vision of the Board and management team;

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Companies that would benefit from access to additional capital as well as the Board’s and the MTAC management team’s industry relationships and expertise to rapidly scale; and

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Companies that would benefit from being publicly traded and having access to incremental growth capital.

Based on these criteria, between MTAC’s consummation of the IPO on December 22, 2020 through July 12, 2022, MTAC’s officers, directors and other representatives identified and evaluated more than 140 potential target businesses, including TriSalus (the “Targets”), from a wide range of subsectors in the medical technology industry. During this period, MTAC’s officers and directors held weekly calls with members of Raymond James, MTAC’s investment banking advisor, to discuss the status of the ongoing discussions with these Targets, which ranged from pre-revenue companies to those with significant existing revenue streams. In connection with such evaluation, representatives of MTAC had discussions regarding potential transactions with members of management, the boards of directors and other representatives of certain potential acquisition targets. Representatives of MTAC engaged in substantive discussions with 27 potential acquisition targets with respect to a potential business combination and discussed potential valuations and structures, and signed nondisclosure agreements with 12 of the potential Targets (including TriSalus). No such agreements imposed any “standstill” or similar restrictions that would restrict either the business combination target or MTAC from proposing or pursuing an alternative transaction.
Some of the potential targets were removed from consideration because MTAC concluded that the target business would not be a suitable acquisition candidate given the specific criteria listed above, and some potential targets were eliminated because the target was not ready to pursue a business combination at the time of discussion. In addition to TriSalus and Memic Innovative Surgery Ltd. (“Memic”), 10 of the Target businesses that MTAC considered in greater detail consisted of (i) a company in the healthcare technology sector (“Company A”), (ii) a company in the surgical technology sector (“Company B”), (iii) a company in the surgical technology sector (“Company C”), (iv) a company in the surgical technology sector (“Company D”), (v) a company in the oncology diagnostics sector (“Company E”), (vi) a company in the medical device sector (“Company F”), (vii) a company in the medical imaging sector (“Company G”), (viii) a company in the medical device sector (“Company H”), (ix) a company in the medical device, consumer health and hospital service sectors (“Company I”) and (x) a company in the medical device sector (“Company J”).
MTAC ultimately submitted preliminary, non-binding letters of interest or intent to four potential target companies, including Company D, Company H, Memic and TriSalus. MTAC submitted letters of intent to Company D and Company H on February 10, 2021 and April 6, 2022, respectively; however, neither company responded to such letters of interest or intent, and MTAC thereafter proceeded with outreach to, and discussions with, other potential targets. MTAC entered into letters of intent with Memic and TriSalus on April 21, 2021 and August 11, 2022, respectively, as further detailed below.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company A on January 29, 2021. MTAC conducted business, commercial, technology and financial due diligence via audioconference and videoconference meetings with Company A’s management, board members and other representatives. On the basis that the company was too early stage without a clear path forward, and therefore, a higher risk investment, MTAC decided not to pursue further discussions with Company A.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company B on February 27, 2021. MTAC conducted initial business, clinical and commercial due diligence via audioconference and videoconference meetings with Company B’s management, board members and other representatives. MTAC decided not to pursue further discussions with Company B due to concerns as to the strength of Company B’s technology portfolio.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company C on January 19, 2021. MTAC conducted initial business due diligence via audioconference and videoconference meetings with Company C’s management, board members and other representatives. MTAC did not find Company C’s technology to be differentiated enough and applicable to MTAC’s expertise, and therefore decided not to pursue further discussions with Company C.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company D on January 19, 2021. MTAC conducted substantial business, financial, legal, technology, and accounting due diligence, including reviewing historical and budgeted financial statements, and information regarding current partners and customers. Representatives of MTAC also met with Company D’s management team and other representatives via videoconference on numerous occasions to discuss diligence and potential deal terms. On February 10, 2021, MTAC delivered a non-binding letter of intent to Company D. Company D did not execute the letter of intent and instead expressed its intention to pursue an alternative transaction route, and therefore, MTAC ceased further discussions with Company D.

Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company E on January 7, 2021. MTAC conducted initial business and clinical due diligence via audioconference and videoconference meetings with Company E’s management, board members and other representatives. On the basis that the company was too early stage and outside MTAC’s core expertise, and therefore, a higher risk investment, MTAC decided not to pursue further discussions with Company E.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company F on February 3, 2021. MTAC conducted business, clinical, financial, commercial, regulatory and legal due diligence via audioconference and videoconference meetings with Company F’s management, board members and other representatives. On the basis that the company was too early stage, and therefore, a higher risk investment, MTAC decided not to pursue further discussions with Company F.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company G on January 29, 2021. MTAC conducted initial business due diligence via audioconference and videoconference meetings with Company G’s management, board members and other representatives. Company G was not interested in a potential business combination with a SPAC at that time, and therefore MTAC decided not to continue further discussions with Company G.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Memic, a medical device company developing and commercializing a surgical robotic platform, on March 11, 2021. MTAC and Memic signed a term sheet in April 2021 before executing a business combination agreement on August 12, 2021. However, due to the challenging market conditions in the first quarter of 2022, along with the associated volatility related to world events, MTAC and Memic mutually agreed to terminate the business combination agreement on March 10, 2022. Following the termination of the business combination agreement, MTAC’s management team focused on alternative transaction opportunities with potential targets at relatively more attractive valuations, while Memic opted to remain a private company as it pivoted towards a private round of financing, and as a result the parties did not hold any further, substantive discussions as to potentially re-engaging on a business combination transaction.
Following the termination of the business combination agreement with Memic, MTAC continued to engage with potential target businesses. On March 15, 2022, MTAC entered into a non-disclosure agreement with Company H. MTAC conducted preliminary business due diligence via audioconference and videoconference meetings with Company H’s management, board members and other representatives. Representatives of MTAC also met with Company H’s management team and other representatives via videoconference on numerous occasions to discuss diligence and potential deal terms. On April 6, 2022, MTAC delivered a non-binding letter of intent to Company H, which contemplated that the parties would execute a separate mutual exclusivity agreement once MTAC had completed its initial due diligence process. After Company H failed to respond to the proposed letter of intent by April 15, 2022, MTAC ceased further discussions with Company H.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company I on April 13, 2022. MTAC conducted initial business due diligence via audioconference and videoconference meetings with Company I’s management, board members and other representatives. On the basis that the company did not fit MTAC’s acquisition criteria, MTAC decided not to pursue further discussions with Company I.
Following preliminary conversations, MTAC entered into a non-disclosure agreement with Company J on May 23, 2022. MTAC conducted initial business due diligence via audioconference and videoconference meetings with Company J’s management, board members and other representatives. On the basis that the company was too early stage, and therefore, a higher risk investment, MTAC decided not to pursue further discussions with Company J.
MTAC was introduced to TriSalus by Arjun “JJ” Desai, one of the Sponsor’s investors, who had been following TriSalus’ development for some time. On June 16, 2022, Chairman Karim Karti and Chief Financial Officer David Matlin conducted an introductory meeting with the Chief Executive Officer of TriSalus, Mary Szela, the former Chief Financial Officer of TriSalus, Rajesh Mistry, and Sean Murphy, a board member of TriSalus and the current Chief Financial Officer of TriSalus. During the meeting, the TriSalus team provided information about TriNav, the addressable market for the product and TriSalus’ financial performance to-date. The TriSalus team also outlined its development plan and proposed pathway to regulatory approval with respect to its pre-clinical SD-101 treatment. On June 18, 2022, MTAC entered into a non-disclosure agreement with TriSalus.
On June 21, 2022, the MTAC and Raymond James teams held an introductory call with the TriSalus management team and board representatives. TriSalus management presented the background on the company as well as information on its device business and SD-101. TriSalus also shared the trial history of SD-101. MTAC discussed the potential benefits of a proposed business combination with a special purpose acquisition company, as well as its criteria for a potential target. On June 22, 2022, the MTAC and Raymond James teams were granted access to a confidential data room managed by TriSalus. On June 27, 2022, the Sponsor, on behalf of MTAC, engaged a clinical oncologist to assist the MTAC management team with its review of any preliminary oncological data and enrollment figures for the SD-101 trials.
On June 29, 2022, the MTAC, TriSalus, and Raymond James teams held a due diligence kick off discussion. During this call, the TriSalus team gave an overview of the company’s strategy, lead product, and clinical development timeline. On June 30, 2022, MTAC held a call with the Raymond James team to review its initial due diligence findings on TriSalus, and to discuss next steps in the due diligence process.
On July 7, 2022, MTAC, TriSalus, and Raymond James held a call to discuss further TriSalus’ clinical and regulatory strategy. On July 8, 11 and 12, 2022, MTAC and Raymond James held calls with different members of TriSalus’ Scientific Advisory Board to discuss their experiences with SD-101 and the TriNav device.
In addition to the foregoing meetings, during this period MTAC conducted certain preliminary business and operational due diligence on TriSalus, particularly around physician and hospital feedback as to their adoption and use of the TriNav device, as well as the particular reimbursement mechanics and CMS coding for the TriNav device.
Following its preliminary due diligence review process, MTAC, in consultation with its legal counsel, Foley & Lardner LLP (“Foley”), and Raymond James, discussed potential terms for a transaction with TriSalus. On July 11, 2022, Messrs. Chris Dewey, David Matlin and Robert Weiss, MTAC’s Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer, respectively, met with members of the Raymond James team and the Foley team to discuss potential terms and valuations for a transaction with TriSalus, and later that day the Board held its weekly board meeting, during which it reviewed and discussed a proposed transaction with TriSalus with MTAC’s advisors.
On July 12, 2022, MTAC submitted a non-binding term sheet to TriSalus, indicating preliminary terms for negotiation as to a potential business combination. The initial term sheet ascribed a debt-free valuation of $200 million to TriSalus in connection with the acquisition of all of the outstanding equity and equity equivalents of TriSalus (including TriSalus Options, TriSalus Warrants and convertible notes), and proposed that the Sponsor would forfeit up to 40% of its founder shares while subjecting up to 50% of its founder shares to vesting and forfeiture based on the share price of the Combined Company post-closing. The term sheet deferred all other material business terms for further discussion among the parties, including closing conditions, registration rights and lock-up provisions. The Board, in the course of approving the delivery of the term sheet, noted that the foregoing valuation ascribed to TriSalus was greater than 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account), as required by the Existing Charter.
On July 18, 2022, the MTAC, TriSalus and the Raymond James teams held a call during which TriSalus provided clinical data updates with respect to the TriNav device.
On July 22, 2022, David Matlin and Mary Szela held a call to discuss the preliminary diligence process to-date and the scope of additional areas to be reviewed. The parties discussed and agreed upon key team members from MTAC, Raymond James and TriSalus and their related areas of responsibility.
On July 25, 2022, the Board held its weekly update teleconference to discuss the preliminary business and operational diligence findings that MTAC’s management team and advisors had completed to date. During the call, the Board noted TriSalus’ most recently completed equity raise, on a post-money basis, further supported the initial valuation of $200 million ascribed to TriSalus in the July 12 term sheet. MTAC’s advisors outlined the key milestones and timelines applicable to TriSalus’ pending request to CMS to obtain for the TriNav device either a new, permanent code or an extension to its current use of a temporary code for an additional year. Raymond James provided the Board with recent market data of a select group of high-growth public companies in the healthcare and medical device sector, which the Board reviewed in connection with the foregoing valuation discussions. The Board also reviewed and discussed the timeline to complete a potential transaction in light of the provision under the Existing Charter that would require MTAC to liquidate and redeem all outstanding shares of its Class A Common Stock if MTAC were unable to complete an initial business combination by December 22, 2022 (i.e., 24 months after MTAC closed its IPO) unless MTAC stockholders approved an amendment to the Existing Charter extending such date.
On July 26, 2022, MTAC officers and members of the Raymond James team held a call with a member of TriSalus’ Scientific Advisory Board to discuss the TriNav device in further detail, and on July 27, 2022, MTAC and Raymond James held calls with three different key opinion leaders to further discuss and detail their experiences with the TriNav device. These key opinion leaders are medical oncologists or interventional radiologists at sites participating in TriSalus’ SD-101 clinical trials.
On July 29, 2022, members of the MTAC, TriSalus, and Raymond James teams held an organizational call to discuss a potential business combination transaction between MTAC and TriSalus, as well as the PIPE process. Later that day, Sean Murphy, from TriSalus, delivered a separate and more detailed draft term sheet to Mr. Matlin outlining its proposed terms for the business combination. The term sheet contemplated an initial fully-diluted pre-money enterprise valuation for TriSalus of $200 million, subject to a dollar-for-dollar increase based on any capital separately raised by TriSalus prior to the Closing Date up to an additional $25 million (with any outstanding and unexercised options or warrants to be assumed by MTAC, in addition to the merger consideration of up to $225 million payable to TriSalus stockholders), provided for a $5 million expense cap with respect to MTAC’s overall transaction expenses, and contemplated that the Sponsor would forfeit 40% of its founder shares while subjecting 50% of its promote to vesting and forfeiture based on share price of the Combined Company post-closing. The July 29, 2022 term sheet also provided for (i) the parties to obtain a PIPE financing commitment of at least $60 million at the time of the signing of a definitive agreement, (ii) a six-month lock-up with respect to the shares issued to TriSalus officers and directors and 5% TriSalus stockholders, and (iii) MTAC having, between funds in the Trust Account and PIPE financing, at least $70 million at closing after payment of MTAC transaction expenses. Such term sheet did not specify a proposed post-closing composition of the Combined Company Board beyond noting that MTAC would have the right to designate at least one director.
Following receipt of the proposed July 29, 2022 term sheet from TriSalus, the MTAC management team reviewed and discussed the material terms before delivering a responsive draft to TriSalus on August 3, 2022. Such draft included the initial $200 million enterprise value of TriSalus, with the corresponding increases for a post-term sheet capital raise, but proposed that all TriSalus securities convert into the right to receive the aggregate merger consideration (rather than TriSalus Options and TriSalus Warrants being assumed separate from the merger consideration). The August 3 term sheet proposed (i) a 12-month lock-up with respect to the securities held by certain TriSalus stockholders and the TriSalus officers and directors, (ii) that the founder shares would be released from vesting if there was a change of control of the Combined Company post-closing in which the resulting value of such shares exceeded the respective share price thresholds, (iii) that MTAC’s obligation to consummate the business combination would be subject to TriSalus obtaining either permanent or temporary reimbursement coding from CMS with respect to the TriNav device, (iv) an expense cap of $6 million with respect to MTAC’s overall transaction expenses, (v) MTAC having, between funds in the Trust Account and PIPE financing, at least $60 million at closing after payment of MTAC transaction expenses, (vi) the parties obtaining a PIPE financing commitment of at least $40 million at the time of the signing of a definitive agreement, and (vii) the Combined Company Board utilizing a staggered, three-class structure, with the further composition of the Combined Company Board subject to further negotiation and discussion. During this period, the parties continued to separately discussed open issues in the respective term sheets, and held negotiations around (i) whether convertible securities would be included in the overall merger consideration payable to TriSalus stockholders, or if they would be assumed separately by MTAC and remain outstanding post-closing, (ii) the proposed transaction expense cap for MTAC’s transaction expenses (with any transaction expenses in excess of such cap be assumed and paid by the Sponsor), (iii) the minimum size of a PIPE commitment to be entered into at the time of signing, (iv) the minimum closing cash conditions for the transaction as a whole, (v) the closing conditions related to the determination of CMS codes with respect to the TriNav device, (vi) the allocation of the parties’ responsibilities with respect to HSR Act filing fees, and (vii) the allocation of the parties’ respective costs (TriSalus and Sponsor) related to seeking MTAC stockholder approval of an extension, as well as the actual amounts placed into trust in connection with such extension. The TriSalus team provided a follow-up revised draft to MTAC on August 5, 2022, which reiterated TriSalus’ position that MTAC would assume the outstanding TriSalus Options and TriSalus Warrants separately from the merger consideration payable to TriSalus stockholders, and that the lock-up applicable to TriSalus stockholders have a six-month term. The term sheet also increased the minimum PIPE commitment that would be in place at the time of signing of the definitive agreement to $46 million. Finally, the revised term sheet contemplated that the parties would continue to assess and negotiate any closing conditions related to coding status of the TriNav device as part of the negotiations in the definitive documentation for the proposed business combination, On August 8, 2022, the Board met to discuss the overall procedural requirements and timeline for the proposed business combination in light of the overall timing considerations for MTAC as a whole. MTAC provided a responsive draft of the term sheet to TriSalus on August 10, 2022 which proposed, among other matters, that the parties split the respective costs incurred in connection with the amendment to MTAC’s Existing Charter to extend the deadline by which MTAC would have to consummate an initial business combination, and Foley, as counsel to MTAC, and Cooley LLP, as counsel to TriSalus (“Cooley”), met further on August 11, 2022 to finalize the term sheet before each of the Board and TriSalus’ board approved it, with the parties executing the term sheet on August 12, 2022. The final, non-binding term sheet included that MTAC would assume the outstanding TriSalus Options and TriSalus Warrants separately from the merger consideration payable to TriSalus stockholders, a mutual 60 day exclusivity period, a 12-month lock-up applicable to the TriSalus officers and directors and significant TriSalus stockholders representing holdings of 3% or greater in TriSalus, a $6 million transaction expense cap with respect to MTAC’s overall transaction expenses (with the parties agreeing to discuss increases to that cap if certain funding thresholds were achieved), a minimum cash closing condition of $60 million (net of the payment of transaction expenses and liabilities incurred by MTAC as part of the transaction), and stated the parties’ intention that a $46 million PIPE would be in place at the time of signing of the definite agreement. Matters pertaining to the composition of the Combined Company Board, the closing conditions related to CMS regulations and rulemaking related to the TriNav device and the size of the post-closing equity pool and employee stock purchase plan were deferred to the negotiation of the definitive documents.
Commencing on August 17, 2022, the date on which MTAC and its advisors were granted initial access to select diligence materials in accordance with the non-disclosure agreement and continuing through the signing of the Merger Agreement, representatives of MTAC, its legal counsel, Foley, and its tax advisors Ernst & Young, conducted due diligence of TriSalus through document review and numerous telephone conference calls with TriSalus and its representatives. The MTAC management team held meetings with its clinical oncology advisor to aid in its review of the clinical data and enrollment figures to date, as well as the possible FDA regulatory pathway and timeframes based on diligence provided by TriSalus to MTAC. The MTAC management team and advisors separately reviewed TriSalus’ current reimbursement model and its proposed strategy for obtaining permanent reimbursement coding for the TriNav device, as well as the proposed regulatory and legislative pathways for TriSalus to obtain such permanent or temporary extensions, as applicable, and provided feedback and analysis to the Board at the weekly update calls and formal Board meetings held prior to both the signing of the term sheet and prior to the Board’s approval of the Merger Agreement. The MTAC management team also reviewed the overall customer concentration for TriSalus, focusing particularly on its overall adoption to-date by hospital and medical providers in light of its historic sales and distribution strategies, although no specific weighting was given as to the then-current sales distribution in light of the planned effort to initiate a direct distribution of the TriNav device as communicated by TriSalus’ management team. From August 17, 2022, until the signing of the Merger Agreement, representatives of MTAC and its advisors conducted further analysis and held conference calls with representatives of TriSalus regarding its business plan (including its plans for a direct distribution of the TriNav device and the risks associated with transitioning from a third party distributor model to a direct distribution model), financial projections, regulatory compliance and plans, intellectual property and technology, and continued their business, financial, accounting, tax and legal due diligence investigations of TriSalus. On or around August 23, 2022, TriSalus made available its financial projections to MTAC, which such forecast was developed on or around July 26, 2022. These financial projections, which were subsequently updated prior to the Board’s meeting to review and consider the Merger Agreement and Business

Combination that was held on November 10, 2022, included the same assumptions as subsequent financial projections, particularly that the TriNav device would capture a minimum market share of eligible patients and that TriSalus would receive a temporary or permanent code for the TriNav device during the relevant periods. During this period, in addition to MTAC’s regular weekly update status calls, MTAC’s executive officers and MTAC’s advisors continued to meet frequently to discuss the respective diligence findings and reviewed them in light of the overall business model that the parties separately discussed for the post-closing Combined Company. MTAC’s diligence covered various areas, including, among others, commercial operations and contracts, the number of end-user customers (i.e., separate from any distributors) and their geographic concentration, TriSalus’ anticipated sales expansion efforts, financial results, litigation, legal compliance, intellectual property, tax and general corporate matters. In addition, MTAC conducted further diligence, including calls with key opinion leaders, physicians, hospitals, and investors, which diligence focused on, among other things, the TriNav device, market opportunities, and future prospects for the device, as well as potential market size for SD-101 treatment.
MTAC, TriSalus, and Raymond James, who serves as both MTAC’s financial advisor and as the exclusive placement agent with respect to the institutional-led private placement process, met on August 4, 2022 to commence Raymond James’ due diligence process and begin preparation of an investor presentation prior to the initiation of the institutional investment roadshow process. Beginning on August 5, 2022, MTAC, TriSalus, Raymond James, and their respective counsel began discussing the wall cross procedures and the preparation of confidential investor marketing materials and a proposed timeline to allow potential interested investors to consider participation in the proposed institutional-led private placement in connection with the pending business combination.
In late August 2022, with authorization from MTAC and TriSalus, representatives of Raymond James began to contact potential investors to discuss their interest in making an investment in MTAC pursuant to a private placement in connection with the potential business combination. From September through November 2022, MTAC, TriSalus and Raymond James met with potential investors that were confidentially wall-crossed regarding the possibility of making such an investment in MTAC in connection with the potential business combination. The meetings were facilitated and coordinated by representatives of Raymond James, and during that period, Raymond James received several proposed term sheets outlining potential structured debt, convertible debt and equity line of credit instruments that were reviewed and discussed by MTAC and TriSalus, although no definitive agreements were prepared or otherwise negotiated.
As part of such outreach, the wall-crossed investors received information about TriSalus, its business and its business plan, as well as the financial projections of TriSalus that had been previously made available to MTAC in August 2022 (the “Original Projections”). In November 2022, prior to signing the Merger Agreement, TriSalus updated its revenue projections for the full year 2022 in the Original Projections (such updated projections, the “Updated Projections”) to reflect a change in TriSalus’ sales growth through the third quarter of 2022, which was higher than what was underlying the Original Projections for forecasted revenue for the full year ended December 31, 2022. The Original Projections included forecasted revenue for the year ended December 31, 2022 of $11.8 million, and the Updated Projections included forecasted revenue for the year ended December 31, 2022 of $12.6 million. The Board reviewed both the Original Projections in August 2022 and the Updated Projections in November 2022 prior to the signing of the Merger Agreement and relied on the Updated Projections in approving the Business Combination and in making the determination that the Business Combination is fair to MTAC’s public stockholders. The Updated Projections revised only the forecasted revenue for the full year 2022 and did not impact any other projections included in the Original Projections.
From September 19, 2022 through November 11, 2022, the parties and their advisors negotiated the Merger Agreement and related transaction documents, including the lock-up agreement, amended and restated registration rights agreement, the organizational documents of the Combined Company, the Sponsor Support Agreement and the Stockholder Support Agreements.
On September 19, 2022, Foley sent the initial draft of the Merger Agreement to Cooley, which incorporated the material terms set forth in the letter of intent and the transaction structure of the Business Combination as described herein. The initial draft included fulsome representations and warranties from the respective parties, and provided that (i) upon the consummation of the Business Combination, MTAC would issue shares of Class A Common Stock to the holders of TriSalus capital stock having an equity value of $200 million, subject to increase by an amount equal to (a) the aggregate gross proceeds received by TriSalus, up to $10 million, pursuant to a pre-closing capital raise, plus (b) the aggregate gross proceeds received by TriSalus as a result of the exercise of any TriSalus Warrants convertible into TriSalus series B-3 preferred stock, plus, (c) if the closing did not occur before December 19, 2022, the aggregate gross proceeds received by TriSalus, up to an additional $15 million, pursuant to a separate pre-closing capital raise, (ii) for purposes of satisfying the closing condition that there be at least $60 million of Available Closing MTAC Cash, that amounts that were contractually committed, but slated to be funded post-closing subject to the satisfaction of conditions by the Combined Company, would be included in the calculation of Available Closing MTAC Cash, (iii) as a closing condition, TriSalus shall have received either a permanent or temporary reimbursement coding from CMS with respect to the TriNav device, (iv) each of the parties’ obligations to consummate the transaction were subject to there being at least $60 million of Available Closing MTAC Cash, (v) that the parties would maintain MTAC’s current directors’ and officers’ insurance policy, or procure a six-year tail policy, with the cost to be borne by TriSalus, (vi) MTAC would seek stockholder approval to extend the date by which it must consummate an initial business combination for six (6) additional months, and (vii) during the Interim Period, certain material actions by either party would require the prior written approval of the other party. The initial draft also included proposed representations and covenants around a potential PIPE financing, albeit with the note that such provisions were conditioned on the ultimate timing, terms and structure of any such financing. Finally, the initial draft granted the Board with the contractual ability to, notwithstanding its initial approval and recommendation to the stockholders that they approve the Business Combination, change such recommendation under certain circumstances if a failure to withdraw such recommendation would violate the Board’s fiduciary duties.
On October 3, 2022, Cooley provided a responsive draft of the Merger Agreement to Foley, which reflected TriSalus’ proposed revisions and outlined further issues for negotiation. In particular, the draft, among other terms, (i) modified certain of the TriSalus representations and warranties, (ii) provided for additional representations and warranties to be made by MTAC, (iii) provided that, as part of the Business Combination, MTAC would reclassify its Class A Common Stock and Class B Common Stock into one single class of common stock, (iv) proposed that the calculation of Available Closing MTAC Cash include only cash on hand at closing (i.e., exclude from such calculation any amounts committed to be funded post-closing), (v) modified the CMS reimbursement closing condition to allow for satisfaction of the foregoing condition if an existing classification resulted in adequate profitability to TriSalus, (vi) provided that, if the agreement were terminated, TriSalus would be reimbursed for its share of the Extension Contributions, (vii) provided that the Combined Company Board would consist of seven (7) members, of whom five (5) would be designated by TriSalus and two (2) designated by MTAC, (viii) provided that any directors’ or officers’ insurance tail policy would be a transaction expense of MTAC, (ix) granted TriSalus the ability to negotiate and execute new employment agreements with its executive officers (as an exception to the general covenant prohibiting each party from entering into material contracts without the other party’s consent), (ix) limited the duration of the proposed extension and resulting outside date for completion of the Business Combination to four (4) months from the original deadline in MTAC’s Existing Charter to consummate an initial business combination, and (x) would not allow the Board to change or withdraw its recommendation of the Merger Agreement and Business Combination.
On October 10, 2022, the parties amended the term sheet to extend the exclusivity period through November 11, 2022 as the parties continued to negotiate key terms in the respective agreements, and on October 21, 2022, Foley delivered a revised draft of the Merger Agreement to Cooley, which, among other changes, (i) provided that the calculation of Available Closing Acquiror Cash include any amounts committed to be funded post-closing, (ii) proposed that TriSalus’ portion of the Extension Contributions would not be refunded upon a termination of the Merger Agreement, (iii) required TriSalus to pay for the parties’ respective directors’ and officers’ tail insurance policies, (iv) expressly allowed for MTAC to obtain additional loans from the Sponsor to fund it working capital needs and pay pre-closing transaction expenses (subject to the transaction expense cap), (v) provided the Board with the ability to change or withdraw its recommendation of the Merger Agreement and Business Combination under certain circumstances, and (vi) provided that the outside date for completion of the Business Combination would be extended to additional periods equal to the shorter of (a) six additional months in the aggregate and (b) the period ending on the last date for MTAC to consummate its business combination pursuant to the latest of any Extension. In addition to the foregoing items, the parties continued to negotiate and discuss (a) the overall suite of representations, warranties and covenants to be provided by each party under the Merger Agreement; (b) the scope, and designation of TriSalus stockholders to be subject to the lock-up and support agreements; and (c) the closing conditions around the receipt of permanent or temporary reimbursement coding from CMS.
On October 5, 2022 and October 13, 2022, TriSalus sold an aggregate of 28,571,428 shares of its series B-2 preferred stock in a private financing primarily to existing TriSalus stockholders at a price of $0.35 per share (raising an aggregate of $9.8 million in gross proceeds, net of issuance costs). For each such share sold in the October financing, TriSalus also issued an additional four warrants to the investors in the series B-2 preferred stock financing, each to purchase one share of its series B-3 preferred stock for no additional consideration (for an aggregate of 114,285,712 warrants issued in the financing). The strike price of the warrants issued in the interim financing was $0.05 per share. TriSalus offered the series B-2 preferred stock to all of its existing preferred stockholders (representing approximately 99.2% of its then outstanding shares on an as converted to common stock basis) to continue to fund TriSalus’ operations through the expected period for completing the Business Combination, including TriSalus’ expenses in connection with the Business Combination and readying itself to become a public company.
On October 29, 2022, Cooley delivered a revised draft of the Merger Agreement, which, among other revisions, (i) updated the initial equity value and merger consideration payable to TriSalus stockholders from $200 million to $210 million as a result of the completion of TriSalus’ series B-2 preferred financing earlier in October and its receipt of approximately $10 million in such financing, (ii) required, as a condition to closing, that Raymond James waive its deferred underwriting fee, (iii) provided that the Combined Company Board would consist of nine (9) members, of whom seven (7) would be designated by TriSalus and two (2) designated by MTAC (with specific nominees to be proposed during the Interim Period), and (iv) provided that, unless the Merger Agreement were terminated by MTAC under certain, limited circumstances, TriSalus would be reimbursed for its share of the Extension Contributions.
In light of the deadline in MTAC’s Existing Charter to complete a business combination before the 24-month anniversary of the IPO and the progress to-date in negotiations and diligence with TriSalus, MTAC filed its definitive proxy statement with the SEC on November 7, 2022 and mailed such proxy statement on November 8, 2022 to its stockholders of record as of October 24, 2022. The proxy statement requested, among other items, that MTAC’s stockholders vote in favor of an amendment to MTAC’s Existing Charter to extend the date by which MTAC must consummate a business combination before it would be required to cease all operations, wind up and redeem the Class A Common Stock that was issued in the IPO.
During the remainder of October and continuing through early November, representatives of MTAC and TriSalus also continued to meet with potential institutional investors to obtain debt financing in connection with the overall Business Combination. On October 15, 2022, Magnetar, who is a current stockholder of MTAC (but does not have a pre-existing relationship with the Sponsor itself) as of the date of this proxy statement/prospectus and has been a stockholder of MTAC since the IPO, delivered a non-binding term sheet to Raymond James, setting forth proposed terms by which it would purchase up to $50 million in convertible notes from MTAC, along with an option to purchase up to an additional $50 million of convertible notes from the Combined Company post-closing. Representatives of MTAC and TriSalus compared the Magnetar term sheet to three other term sheets received by Raymond James, and determined that the Magnetar term sheet was superior to the other term sheets received based on its terms and the amount of financing provided. From October 15 through November 11, 2022, MTAC, TriSalus and Raymond James, on the one hand, and Magnetar and its counsel, on the other hand, met and exchanged drafts of the non-binding term sheet concurrently with the continued negotiation of the Merger Agreement.
On November 7, 2022, Mr. Matlin met telephonically with Mr. Murphy to discuss the capital raise that had been completed in mid-October by TriSalus and its resulting impact on the Combined Company capital structure. Noting the difficult market environment to raise private capital during the second quarter of 2022 and continuing into October (and the noted risks related to the regulatory pathway for continued favorable reimbursement treatment for the TriNav device, along with other risks applicable to TriSalus’ business), the parties reviewed the treatment of the warrants issued in the October financing as they would, by their terms, be assumed by MTAC in the Business Combination and remain outstanding post-closing (separate from the merger consideration to be payable to TriSalus’ stockholders for their shares of TriSalus capital stock). Noting that TriSalus could still require additional capital between the signing of the Merger Agreement and the consummation of the Business Combination, and in light of the fact that the $0.05 warrant strike price was one-seventh of the share price of the shares of series B-1 preferred stock sold by

TriSalus in 2021 and earlier in 2022, the parties agreed to modify the overall merger consideration payable by MTAC in the Business Combination. The parties then weighed the dilutive impact of the October 2022 financing and its potential impact to the valuation that MTAC had ascribed to TriSalus against TriSalus’ positive sales growth for 2022 to-date as reflected in the Updated Projections (which included a stronger projected sales growth for the forecasted revenue for the full year ended December 31, 2022 as compared to the forecasted figures provided to MTAC in August 2022 in the Original Projections), as well as the continued enrollment and progress of its drug candidate in pre-clinical studies.
As a result of these further negotiations, the revised Merger Agreement that was circulated on November 8, 2022 provided that MTAC would pay a fixed amount of merger consideration equal to $220 million to the holders of TriSalus capital stock (i.e., increasing it from the $210 million that had been negotiated to-date (i.e., after adding the $10 million of gross proceeds received by TriSalus in October to the $200 million base amount of merger consideration, per the term sheet)), but also provided that all issued and outstanding TriSalus Warrants, including the recently issued warrants to purchase shares of TriSalus series B-3 preferred stock, would be required to be exercised into shares of TriSalus Common Stock (or expire pursuant to their terms) prior to the Business Combination such that no warrants would remain outstanding post-Business Combination and the holders thereof would only receive their allocation of the overall merger consideration (with no additional increase to the overall merger consideration payable by MTAC following the exercise of such warrants, as had been previously contemplated by earlier drafts of the Merger Agreement). In addition, the revised draft provided that while TriSalus could, with MTAC’s prior consent, obtain additional financing prior to the closing of the Business Combination, there would be no additional increase to the overall aggregate merger consideration payable to the holders of TriSalus capital stock for such additional financing (whereas the executed term sheet and negotiations to-date had previously contemplated a dollar-for-dollar increase equal to the gross proceeds received by TriSalus during such period, up to $225 million if TriSalus received $25 million in such financings). Finally, in recognition of the continued efforts to secure private financing in the transaction and the resulting additional expenditures likely to be incurred by the Sponsor in connection therewith, the parties agreed to modify the proposed forfeiture amounts with respect to the Sponsor’s shares in MTAC. As a result, the revised Sponsor Support Agreement provided that the Sponsor would now retain, free from vesting or forfeiture, 937,500 of its founder shares (representing 15% of the founder shares held by Sponsor), and would now agree to forfeit 2,187,500 of its founder shares (representing 35% of the founder shares held by Sponsor).
On November 7, 2022, the Board met with its executive officers and advisors, during which Mr. Matlin provided an update as to the overall status of negotiations and the Board reviewed the key, open issues in the proposed Business Combination, as well as updates related to the proposed non-binding term sheet with Magnetar. On each of November 7, 8 and 9, 2022, representatives from the MTAC and TriSalus management teams met several times throughout the day, as did Foley and Cooley, to address and resolve the remaining material issues in the Merger Agreement, which primarily focused on the revised valuation structure, allocation of transaction expenses, covenants and deliverables related to the tax considerations of TriSalus’ stockholders in the Business Combination, and mechanics and structure for funding the extension costs that would be payable in connection with MTAC’s stockholder vote to amend the Existing Charter to extend the period of time available to consummate an initial business combination (with the parties agreeing that TriSalus’ portion of the Extension Contributions would be non-refundable). During this time, Messrs. Dewey and Matlin briefed individual members of the Board to apprise them of ongoing negotiations and open issues to resolve in connection with the Merger Agreement.
On November 10, 2022, the Board held a special meeting and invited Mary Szela, Sean Murphy and Dr. Steven Katz, the Chief Executive Officer, Chief Financial Officer and Chief Medical Officer, respectively, of TriSalus to present an update to the Board as to TriSalus’ recent sales and operations (including the Updated Projections), its current SD-101 data and its action plan with respect to CMS coding for its TriNav device. The Board then met with representatives from Raymond James and representatives from Foley to discuss TriSalus, its business and business prospects as well as the proposed Business Combination, Merger Agreement and the related ancillary agreements. During the meeting, Raymond James presented the Board with updated market data of a select group of high growth publicly traded companies in the healthcare and medical device sector. The Board reviewed the terms and conditions of the Merger Agreement and the related ancillary agreements with counsel before reviewing their respective fiduciary duties under Delaware law and discussing the interests of MTAC directors in the proposed Business Combination given the economic interests of the Sponsor in the transaction as a whole. The Board reviewed the overall prospects of the post-closing Combined Company, including the projections provided during the diligence period (with specific review of the Updated Projections that reflected and incorporated the forecasted year-to-date sales growth for 2022 for TriSalus that was higher than in the Original Projections), the potential regulatory pathway with respect to CMS reimbursement models for the TriNav device, as well as the clinical and regulatory steps related to the potential commercialization of future SD-101 pharmaceutical products. The Board also discussed the October financing conducted by TriSalus and the resulting valuation that could be ascribed to TriSalus as a result of the financing. Following the Board’s meeting, Mr. Matlin and Mr. Weiss of MTAC, Mr. Murphy of TriSalus, and the legal counsels for each of MTAC and TriSalus held a conference call during which the parties discussed the market challenges for raising private capital experienced by TriSalus during the second quarter of 2022 and continuing into October in connection with the October capital raise, as well as proposed covenants and arrangements around any additional, pre-closing capital raises that TriSalus might require. Following that discussion, the Board re-convened and discussed the proposed Business Combination as a whole and the revised deal terms that had been negotiated over the course of the prior week, as well as the proposed terms of the non-binding term sheet with Magnetar. Following the meeting, the Board thereafter unanimously adopted resolutions (i) determining that it is in the best interests of MTAC and its stockholders for MTAC to enter into the Merger Agreement, (ii) adopting the Merger Agreement and approving MTAC’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Merger Agreement including the entry into the ancillary agreements, (iii) approving the execution and delivery of the non-binding term sheet with Magnetar, and (iv) approving the filing of the registration statement/proxy statement with the SEC, subject, in each case, to changes to the Merger Agreement and documentation acceptable to MTAC’s executive officers.
On November 11, 2022 the parties executed the Merger Agreement and the related ancillary agreements. In addition, on November 11, 2022, MTAC and TriSalus executed the Magnetar Term Sheet, which provides for the sale and issuance of up to $50 million of Magnetar Convertible Notes concurrent with the closing of the Business Combination, and granted Magnetar exclusive rights to negotiate the terms of any such debt financing with MTAC and TriSalus. MTAC then filed a Current Report on Form 8-K on November 14, 2022, that included a press release and investor presentations as exhibits.
On December 12, 2022, MTAC reconvened the Extension Meeting (which had been adjourned from its original date of December 7, 2022 in order for MTAC to solicit more votes in favor of the Extension Amendment), at which MTAC’s stockholders voted to approve the Extension Amendment, which extended the date by which MTAC must complete a business combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). Following the Extension Meeting, as a result of the Extension Redemptions, approximately $19.7 million (excluding the Extension Contributions) remained in the Trust Account. In connection with the Extension Meeting, MTAC and the Sponsor entered into the Sponsor Note and the Sponsor (or one or more of its affiliates or third-party designees) deposited the proceeds from the initial payment under the Extension Contributions into the Trust Account. Since the Extension Meeting, each of Sponsor and TriSalus have made contributions to the Trust Account in the amount of $39,068.44 (or $78,136.99 total per month) in each of December 2022 and January 2023, for an aggregate contribution by the parties of $195,342.20 to date.
On January 26, 2023, TriSalus provided updated revenue projections for the years ended December 31, 2023 and December 31, 2024 to MTAC management (such updated projections, the “Second Updated Projections”), which reflected lower projected revenue for the years ended December 31, 2023 and December 31, 2024. The lower projected revenue was primarily due to a surplus of inventory of the TriNav device held by a third party distributor, which exceeded TriSalus’ previous assumed levels held by such distributor. Although TriSalus discontinued the distribution agreement with this distributor in December 2022, the distributor is entitled to resell the remaining units, and therefore TriSalus lowered its assumption regarding the number of units it will be able to sell in 2023 and 2024. The Updated Projections included forecasted revenue for the years ended December 31, 2023 and December 31, 2024, of $23.6 million and $45.2 million, respectively, and the Second Updated Projections included forecasted revenue for the years ended December 31, 2023 and December 31, 2024, of $19.2 million and $42.5 million, respectively. The Second Updated Projections revised only the forecasted revenue for the years ended December 31, 2023 and December 31, 2024 and did not impact the forecasted gross margin percentage for those periods. The Board met on February 11, 2023, to discuss the transaction and the impact of the Second Updated Projections on the updated commercial and business prospects for the Combined Company. During that meeting, the Board reviewed the Second Updated Projections, as set forth in “— Projected Financial Information” below, as well as the status of TriSalus’ ongoing clinical trials. The Board further noted that subsequent to the signing of the Merger Agreement, on December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and included an extension to the TPT payment status for certain devices, including TriNav, through December 31, 2023. The Board also reviewed the updated 2024 valuation multiples for those companies previously identified by Raymond James (excluding Abiomed, Inc., which had been acquired subsequent to the signing of the Merger Agreement) based on the publicly available data as of February 3, 2023, and noted that the average of their respective multiples was 7.8x forecasted 2024 revenues, which was higher than the implied multiple for TriSalus based on the 2024 forecasted revenues in the Second Updated Projections and the $220 million enterprise value ascribed to TriSalus pursuant to the Merger Agreement. Based on the foregoing factors (as well as the factors considered by the Board when it originally recommended that the stockholders approve the Business Combination, as set forth in “— MTAC’s Board’s Reasons for the Approval of the Business Combination” below), the Board re-affirmed its support for proceeding with the Business Combination on the same economic terms as set forth in the Merger Agreement and re-affirmed the determination that the Business Combination is advisable, fair to and in the best interests of MTAC and its public stockholders.
On March 7, 2023, MTAC and Sponsor engaged Ceros to provide placement agent services to assist MTAC in obtaining a Future PIPE Investment. In light of Mr. Dewey’s status as a Managing Director of Ceros, the parties agreed that Sponsor (and not MTAC) would be solely responsible for the payment of any and all fees payable to Ceros in connection with such placement agent services on or prior to the closing of the Business Combination, and that MTAC would have no liability or responsibility as to the payment of any such fees. Mr. Dewey further recused himself from all negotiations related to the terms and conditions of the Future PIPE Investment, as well as the terms and conditions related to MTAC’s engagement of Ceros.
On April 4, 2023, MTAC, Merger Sub, and TriSalus entered into the First Amendment to make certain amendments to the Merger Agreement. These amendments included (i) the assumption and conversion of TriSalus RSUs that are outstanding at the Effective Time into restricted stock unit awards covering shares of Combined Company Common Stock with the same terms and conditions as were applicable to such TriSalus RSUs immediately prior to the Effective Time, (ii) removing the right for either party to terminate the Merger Agreement if MTAC has not, on and after March 31, 2023, received commitments for a Future PIPE Investment of at least $40,000,000 in the aggregate, and (iii) clarifying which placement agent fees and other fees related to a Future PIPE Investment will be covered by the MTAC Transaction Expenses Cap. See “— The Merger Agreement” above for a summary of the First Amendment and Annex A-2 to this proxy statement/prospectus for a complete copy of the First Amendment.
From March 7, 2023 through May 19, 2023, MTAC, TriSalus and their respective counsel, on the one hand, and Ceros and its counsel, on the other hand, met and discussed terms for the proposed Future PIPE Investment. From late March through early June 2023, MTAC, TriSalus and Ceros met with potential investors that were confidentially wall-crossed regarding the possibility of making such an investment in MTAC in connection with the potential Business Combination. During that period, Ceros proposed terms for the potential Future PIPE Investment based on investor feedback, with such terms subsequently reviewed and discussed by MTAC and TriSalus. Based on investor feedback, on April 12, 2023, the parties agreed upon a preliminary term sheet contemplating the issuance of Series A Convertible Preferred Stock (rather than shares of the Combined Company Common Stock) in the Future PIPE Investment at a purchase price of $10.00 per share, with such shares to have 8% accruing dividends, a 1x liquidation preference, and the right to convert such shares into Combined Company Common Stock at an initial conversion price of $10.00 per share (subject to certain adjustments, and a reset at the 18-month and 47-month anniversaries of the original issue date of such Series A Convertible Preferred Stock). From April 12, 2023 through June 6, 2023, MTAC, TriSalus and Ceros met with investors to gauge overall interest and feedback on the proposed terms, while MTAC’s and TriSalus’ counsel negotiated specific transaction terms with Ceros counsel based on the foregoing term sheet. As part of such investor outreach, the wall-crossed investors were provided information about TriSalus, its business and its business plan that was previously disclosed publicly by the parties.
As part of the Future PIPE Investment negotiations, the parties agreed that (i) the number of votes cast per share of Series A Convertible Preferred Stock would be equal to the quotient obtained by dividing

(a) $10.00 (i.e., the per-share price of the Series A Convertible Preferred Stock) by (b) the trading price of the Class A Common Stock prior to the consummation of the Business Combination, rather than allowing the Series A Convertible Preferred Stock to vote on as-converted to Combined Company Common Stock basis, (ii) that the holders of Series A Convertible Preferred Stock would not receive any director designation rights or any class-based voting rights other than with respect to issuances of senior equity securities or amendments to the Proposed Charter that would adversely affect the powers, preferences, rights or privileges of such Series A Convertible Preferred Stock, (iii) the conversion price reset feature would be subject to a price floor (i.e., such that even if the trading price of the Combined Company Common Stock were to be less than such price at the time of the conversion price resets, the conversion price for the Series A Convertible Preferred Stock would instead be fixed at such price floor), (iv) the liquidation preference would only be payable to holders of the Series A Convertible Preferred Stock upon a liquidation, dissolution, or winding up of the Combined Company (and would not simply be payable as a result of a change of control transaction as had been originally proposed), (v) that the annual dividends would accrue but would be non-compounding, and (vi) the annual dividends could be paid by the Combined Company, at its election, either in cash or through the issuance of shares of the Combined Company Common Stock. Separately, in addition to the execution and delivery of Subscription Agreements by Mr. Matlin, Michael Stansky, a member of the Sponsor, and certain entities controlled by Christopher Dewey for an aggregate investment of $3 million, MTAC and Sponsor negotiated the terms of the Backstop Letter Agreement evidencing the Sponsor’s continued support for the proposed Business Combination by committing the Sponsor to purchase up to an additional $2 million of Series A Convertible Preferred Stock from MTAC to the extent the Sponsor’s members or their respective affiliates, related parties or designees do not subscribe to purchase at least $2 million of Series A Convertible Preferred Stock from MTAC.
On May 13, 2023, MTAC, Merger Sub, and TriSalus entered into the Second Amendment to make certain amendments to the Merger Agreement. These amendments included (i) extending the Final Outside Date to September 22, 2023 (based on a potential Extension of MTAC’s last date to consummate an initial business combination under its Existing Charter), (ii) clarifying that no greenshoe or other investor-held options to purchase MTAC’s securities that are exercisable at the investor’s sole discretion will count towards the Available Closing MTAC Cash, and (iii) reducing the minimum available cash condition from $60 million to $35 million. See “— The Merger Agreement” above for a summary of the Second Amendment and Annex A-3 to this proxy statement/prospectus for a complete copy of the Second Amendment.
On June 7, 2023, MTAC entered into the Subscription Agreements with the Preferred Stock PIPE Investors as well as the Backstop Letter Agreement with the Sponsor.
MTAC’s Board’s Reasons for the Approval of the Business Combination
In reaching its decision that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, MTAC and its stockholders, the Board considered the views of MTAC management regarding the opportunity represented by the proposed transaction, and evaluated a diligence report on TriSalus conducted by MTAC management and its financial and legal advisors, which included materials provided by TriSalus. MTAC’s diligence process included a review of the following:
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Public research on the medical device industry and its prospects in review of TriSalus’ historical financial performance and the prospective financial information of TriSalus;

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Numerous meetings with TriSalus’ management, members of its scientific advisory board, and TriSalus representatives regarding operations and forecasts;

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Review of TriSalus’ customer base and sales pipeline, including existing material contracts, near-term prospects and potential for further expansion;

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Technical, financial, legal, insurance, regulatory and accounting due diligence;

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Meetings with TriSalus management and advisors as to technology, intellectual property, clinical and regulatory pathway, major suppliers, partners and customers, and growth strategy and prospects, among other customary due diligence matters;

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Review of competitive landscape, the total addressable market for TriSalus’ products and services, and TriSalus’ potential for achieving further market penetration; and

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Review of other materials provided by TriSalus and certain other legal, regulatory, intellectual property and financial due diligence.

The Board considered and evaluated a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of MTAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
The material factors supporting the Board’s decision included the following:
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Fast-Growing, Cash Flow Positive Medical Device Business.   TriSalus’ TriNav device is a commercial stage, high margin and FDA-cleared drug delivery system, with over 17,000 cases performed since its commercial launch in 2020, and year-over-year revenue growth of approximately 50% from 2021 to 2022.

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Therapeutic Business Opportunity.   TriSalus’ SD-101 therapeutic program, which recently commenced Phase 1 clinical trials, provides an opportunity for significant future revenue due to its treatment potential to reverse immunosuppression to enhance tumor responsiveness in the liver and pancreas.

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Total Addressable Market.   There are significant limitations in existing immunotherapy treatment success for liver and pancreatic cancers. The Board considered the growing total addressable market for potential treatments, and noted the opportunities to capture significant market share due to TriSalus’ innovative technology and the potential commercialization of its therapeutic program.

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Intellectual Property Portfolio.   TriSalus’ complex technology is protected by a robust portfolio of owned and exclusively licensed patents, which, together with the track record of TriSalus’ team and their technical acumen, the Board believes present significant barriers to entry by potential competitors seeking to utilize TriSalus’ technology.

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Integrated Core Business with Drug Candidate Profile.   TriSalus’ SD-101 therapeutic program builds onto the existing TriNav infusion system to provide certain synergies around future business opportunities. The Board believes that such synergies would enable the Combined Company to more efficiently manage the continued growth of its existing medical device business while also pursuing clinical trials and regulatory approval for the SD-101 therapeutic program.

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Experienced Management Team.   TriSalus’ senior management team and board of directors have an average of more than 30 years of experience in the healthcare industry, including expertise in medical affairs, commercialization and distribution of medical devices. TriSalus is also supported by a group of well-respected scientific advisors who are experts in the development of its technologies and product candidates.

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Platform for Future Development and Expansion.   Public company status, combined with the capital to be provided from the Trust Account and any Future PIPE Investment, could provide the Combined Company with a more optimal platform for continuing to build out its marketing, sales and distributions teams to further enable growth in sales of the TriNav device while also enabling the Combined Company to continue research and development efforts with respect to the TriSalus SD-101 therapeutic program.

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Satisfactory Due Diligence.   The Board was reasonably satisfied with the results of the due diligence examinations of TriSalus by MTAC management, as well as MTAC’s legal, financial and other advisors, and discussions with its management.

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Attractive Valuation.   After consulting with its investment banking advisor and reviewing the prospective financial information of TriSalus and other analyses provided by TriSalus, the Board believes that TriSalus’ implied valuation of $220 million with respect to its medical device business (and thereby excluding for such purposes the potential upside that might accrete to the Combined Company if the SD-101 therapeutic program is ultimately approved and commercialized) relative to the current valuations of comparable publicly traded companies in the medical device and medical technology sectors is favorable for MTAC.
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Lock-Up.   Certain equityholders of TriSalus have agreed to be subject to a lock-up in respect of their shares in the Combined Company until the one year anniversary of the Closing Date, subject to early release beginning on the 150-day anniversary of the Effective Time if the Combined Company’s shares meet certain minimum trading price thresholds.

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Other Alternatives.   The Board believes, after a thorough review of other business combination opportunities reasonably available to MTAC, that the Business Combination represents the best potential business combination for MTAC and the most attractive opportunity for MTAC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and the Board’s belief that such process has not presented a better alternative.

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Terms and Conditions of the Merger Agreement.   The terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were in the opinion of the Board consistent with similar transactions and the product of arm’s-length negotiations between MTAC and TriSalus.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe. In this regard, the Board considered that there are risks associated with successful implementation of TriSalus’ long term business plan and strategy and TriSalus realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as macroeconomic uncertainty or the likelihood of getting FDA approval for, and being able to commercialize, SD-101. The Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that MTAC stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

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Retention.   The challenge of attracting and retaining senior management personnel.

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Liquidation of MTAC.   The risks and costs to MTAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in MTAC being unable to complete a business combination by December 20, 2022 (which has subsequently been extended until June 22, 2023 by the Extension Amendment) and force MTAC to liquidate, which would cause MTAC’s founder shares and warrants to expire worthless.

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Liquidity and Dilution Risk.   After the parties executed the letter of intent in August 2022, TriSalus continued to seek additional capital in order to fund its ongoing operations and to conduct clinical trials. In October 2022, TriSalus raised gross proceeds of $10 million through the issuance and sale of shares of its series B-2 preferred stock, as well as warrants to purchase shares of its series B-3 preferred stock. In March 2023, TriSalus raised gross proceeds of approximately $3 million through the issuance and sale of additional shares of its series B-2 preferred stock, as well as warrants to purchase shares of its Series B-3 preferred stock. Due to the volatile market conditions during that period in combination with certain risks related to TriSalus, its business and the medical technology sector as a whole, the securities issued in such financing represented an aggregate of approximately 18.3% of the TriSalus’ fully diluted capital stock, which suggests a lower enterprise valuation than ascribed to TriSalus under the Merger Agreement as approved by the Board. TriSalus may require additional capital before the consummation of the Business Combination, and there is no guarantee that such financing will be available to TriSalus, or on terms commensurate with the enterprise value ascribed to TriSalus under the Merger Agreement.

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Stockholder Vote.   The risk that MTAC’s stockholders may fail to provide the votes necessary to effect the Business Combination.

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Lack of Third Party Fairness Opinion.   We are not required to obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or from an independent accounting firm that the price we are paying is fair to MTAC from a financial point of view. The Board did not obtain a fairness opinion in connection with their determination to approve the Business Combination. The directors and officers of MTAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries generally, with particular experience evaluating companies operating in the healthcare and medical device sectors, and concluded that their experience and backgrounds, together with the experience and sector expertise of MTAC’s financial and legal advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, MTAC’s directors and officers, together with its financial and legal advisors and consultants, have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Board in valuing TriSalus’ business and assuming the risk that the Board may not have properly valued such business. In analyzing the Business Combination, the Board and our management conducted due diligence on TriSalus and researched the industry in which TriSalus operates and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, our stockholders will be relying solely on the judgment of the Board in determining the value of the Business Combination, and the Board may not have properly valued the business. The lack of a third-party fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within MTAC’s control.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Competition.   TriSalus’ current and prospective competitors could successfully compete against TriSalus, including those competitors who have greater access to financial resources than TriSalus.

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Customer Demand.   Demand for TriNav could not develop as expected, or could develop more slowing than expected.

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Regulatory Risk with Respect to SD-101.   TriSalus is in the early stages of its pharmaceutical development efforts and has only one product candidate, SD-101, in early clinical development. The success of TriSalus’ business depends in part on the successful development, regulatory approval, and commercialization of its most advanced product candidate, SD-101, as well as any other future product candidates, which may never occur.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

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Reimbursement Risk.   The risk that TriSalus is unable to obtain, either through enactment of an OPPS/ASC Final Rule, or via legislative action directing CMS to authorize, (i) an extension to the TPT payment provision applicable to TriNav through December 31, 2023, or (ii) an assignment of the clinical Ambulatory Payment Classification C-APC 5194 (Level 4 Cardiovascular Procedures) to TriNav on a permanent basis.

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Additional Financing.   The risk that, while MTAC and TriSalus have negotiated the Magnetar Term Sheet providing for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes concurrent with the closing of the Business Combination, MTAC and TriSalus may be unable to consummate the transaction contemplated therein, or obtain additional financing to support the Business Combination and Combined Company on similar or acceptable terms.

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Redemption Risk.   The potential that a significant number of MTAC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Charter (such as the subsequent Extension Redemptions), which would potentially make the

Business Combination more difficult or impossible to complete without obtaining private financing or, if completed, would result in MTAC stockholders holding a potentially significant minority of the Combined Company Common Stock.
•
Uncertain Economy.   The risks associated with macroeconomic uncertainty and the effects it could have on TriSalus’ revenues.

•
Other Risks.   Various other risks associated with the Business Combination, the business of MTAC and the business of TriSalus described under the section entitled “Risk Factors.”

Based on the financial analysis of TriSalus considered in approving the Business Combination, including a comparison of comparable companies, the Board determined that TriSalus had a pre-money valuation of no less than $220 million. As of November 11, 2022, the date the Merger Agreement was executed, the balance of funds in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account) was approximately $250 million and the threshold amount for satisfaction of the 80% test was therefore approximately $200 million. Accordingly, the Board determined that at the time the Merger Agreement was entered into, TriSalus had a fair market value of at least 80% of the value of the Trust Account.
In addition to considering the factors described above, the Board also considered that the officers and directors of MTAC, as well as the Sponsor and its affiliates, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of MTAC’s stockholders, including the fact that our Sponsor and its affiliates may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment, due to having purchased the founder shares for approximately $0.004 per share (see section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). The Board determined that the overall benefits expected to be received by MTAC and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Board determined that these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.
Overall, the Board concluded that the potential benefits that it expected MTAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interests of, MTAC and its stockholders.
In addition to all of the factors described above, to assess the value that the public market would likely assign to TriSalus following a business combination with MTAC, the Board primarily relied upon market data provided by Raymond James, MTAC’s investment banking advisor, of a select group of high growth publicly traded companies in the healthcare and medical device sector that were identified by Raymond James. Such market data excluded other public companies in such sector primarily on the basis of such companies having estimated gross margins of less than 60% for fiscal year 2023 and/or product or end-market characteristics (such as companies selling orthopedic implants, glucose monitors or aesthetics devices) that were not similar to TriSalus. Further, although all of the select group of public companies had longer operating histories and commercial operations as compared to TriSalus, the market data did not take into account these factors or any other qualitative factors. Other than the following market data presented with respect to the selected companies, neither the Board, MTAC’s management nor Raymond James performed any additional, formal valuation analysis with respect to TriSalus (including, but not limited to, any discounted cash flow analysis with respect to TriSalus and its projected financial information, or any comparable transaction analysis).

The revenue and enterprise value for the selected companies at the time the Board approved the Merger Agreement in November 2022 are summarized in the table below:
US$ in millions
Company	Revenue 2021A	Revenue(1) 2022E	Revenue(1) 2023E	Revenue(1) 2024E	Enterprise Value(2)	2021-2024 Rev. CAGR
Abiomed, Inc.	$1,003.1	$1,103.5	$1,255.2	$1,456.5	$16,115.8	13.2%
ShockWave Medical, Inc.	237.1	478.9	616.3	775.3	10,139.2	48.4%
Penumbra, Inc.	747.6	845.2	1,003.7	1,154.6	7,075.9	15.6%
Inspire Medical Systems, Inc.	233.4	387.2	512.6	643.3	5,851.6	40.2%
Inari Medical, Inc.	277.0	374.7	450.0	533.7	3,564.0	24.4%
TransMedics Group, Inc.	30.3	86.5	131.6	178.8	1,818.3	80.8%
PROCEPT BioRobotics Corpor	34.5	72.7	125.2	206.2	1,760.2	81.5%
Silk Road Medical, Inc	101.5	130.7	164.8	205.5	1,633.8	26.5%
Butterfly Network, Inc.	62.6	74.3	92.0	115.0	518.3	22.5%
Pulmonx Corporation	48.4	52.2	62.7	78.3	54.2	17.4%
Median					$2,691.1	25.5%
Mean					4,853.1	37.1%

(1)
Capital IQ consensus estimates for 2022E, 2023E and 2024E

(2)
Enterprise value equals all fully diluted shares at the stock price less any option proceeds plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash.

The revenue multiples for the selected companies at the time the Board approved the Merger Agreement in November 2022 are summarized in the table below:
Company	EV / 2022E Revenue(1)(2)	EV / 2023E Revenue(1)(2)	EV / 2024E Revenue(1)(2)
Abiomed, Inc.	14.6x	12.8x	11.1x
ShockWave Medical, Inc.	21.2x	16.5x	13.1x
Penumbra, Inc.	8.4x	7.1x	6.1x
Inspire Medical Systems, Inc.	15.1x	11.4x	9.1x
Inari Medical, Inc.	9.5x	7.9x	6.7x
TransMedics Group, Inc.	21.0x	13.8x	10.2x
PROCEPT BioRobotics Corpor	24.2x	14.1x	8.5x
Silk Road Medical, Inc	12.5x	9.9x	7.9x
Butterfly Network, Inc.	7.0x	5.6x	4.5x
Pulmonx Corporation	1.0x	0.9x	0.7x
Median	13.6x	10.7x	8.2x
Mean	13.5x	10.0x	7.8x

(1)
Capital IQ consensus estimates for 2022E, 2023E and 2024E revenue.

(2)
Enterprise value equals all fully diluted shares at the stock price less any option proceeds plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash.

The set of companies traded at valuations equivalent to 0.9x up to 16.5x forecasted 2023 revenues, with a median and mean of 10.7x and 10.0x, respectively. The set of companies traded at valuations equivalent to 0.7x up to 13.1x forecasted 2024 revenues, with a median and mean of 8.2x and 7.8x, respectively. As described above, the enterprise valuation ascribed to TriSalus under the Merger Agreement is approximately $220 million, which based on the Updated Projections would have been equivalent to an estimated 9.3x forecasted 2023 revenues for TriSalus and to an estimated 4.9x forecasted 2024 revenues for TriSalus, and based on the Second Updated Projections, is equivalent to an estimated 11.4x forecasted 2023 revenues for TriSalus and to an estimated 5.2x forecasted 2024 revenues for TriSalus. For more information regarding the Updated Projections and Second Updated Projections, please see “— Projected Financial Information” below.
The gross margin percentages for the selected companies are summarized in the table below:
Company	2022E Gross Margin %(1)	2023E Gross Margin %(1)	2024E Gross Margin %(1)
Abiomed, Inc.	N/A	N/A	N/A
ShockWave Medical, Inc.	86.1%	86.1%	86.2%
Penumbra, Inc.	63.4%	64.4%	66.4%
Inspire Medical Systems, Inc.	83.7%	84.4%	85.1%
Inari Medical, Inc.	88.5%	87.4%	86.6%
TransMedics Group, Inc.	71.6%	72.7%	75.0%
PROCEPT BioRobotics Corpor	50.8%	54.0%	63.8%
Silk Road Medical, Inc	72.4%	73.7%	74.9%
Butterfly Network, Inc.	57.6%	60.1%	64.9%
Pulmonx Corporation	74.9%	75.4%	76.5%
Median	72.4%	73.7%	75.0%
Mean	72.1%	73.1%	75.5%

(1)
Capital IQ consensus estimates for 2022E, 2023E and 2024E gross margin percentages.

In view of the foregoing, the Board relied on both qualitative and quantitative factors in determining that the pre-money valuation of TriSalus, at the time of the Merger Agreement’s execution, was no less than $220 million. As described above, the Board also reviewed the terms and conditions of the $10 million financing in October conducted by TriSalus and its suggested valuation of the TriSalus business. In reviewing the October financing, the Board took into account the totality of the circumstances related to such raise, including the significant volatility in the capital markets and the immediate need for short-term capital by TriSalus at such time. There were several additional factors that led the Board to conclude that TriSalus’ valuation was appropriately placed within the range of valuation multiples of the comparable companies, notwithstanding the financing in October, including: the ongoing success in enrolling patients in TriSalus’ Phase 1 clinical trials for the SD-101 therapeutic program, the preliminary clinical findings from the ongoing Phase 1 trials and TriSalus’ stronger-than-projected year-to-date sales growth for 2022. Based on this analysis and these factors, the Board determined that the consideration being paid in the Business Combination is fair to and in the best interests of MTAC and its stockholders.
Projected Financial Information
Certain Forecasted Financial Information for TriSalus
MTAC and TriSalus do not as a matter of practice publicly disclose long-term internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the Board’s evaluation of the Business Combination, TriSalus’ management prepared and provided to the Board and to MTAC’s financial advisors certain non-public internal, unaudited prospective financial information of TriSalus for fiscal 2022 through fiscal 2024 (the “prospective financial information”). MTAC has included the prospective financial information in the tables below to give its stockholders access to certain previously non-public information regarding TriSalus, because such information was considered by the Board for purposes of evaluating and approving the Business Combination in November 2022 and evaluating and reaffirming its support for the Business Combination on the same economic terms as set forth in the Merger Agreement in February 2023. TriSalus prepared the prospective financial information based on management’s judgment and assumptions regarding the company’s revenue and related cost of goods sold related to TriNav only, including its ability to extend TPT payment for TriNav, and its future financial performance with respect to TriNav. The prospective financial information does not relate to the development and potential future commercialization of SD-101. The inclusion of the prospective financial information should not be regarded as an indication that MTAC or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Inclusion of the prospective financial information in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.
The prospective financial information of TriSalus is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TriSalus’ management, including, among other reasons, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus.”
The prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of MTAC, WithumSmith+Brown, PC, MTAC’s independent registered public accounting firm, and KPMG LLP, TriSalus’ independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER TRISALUS NOR MTAC INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH PROSPECTIVE FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF TRISALUS, MTAC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY TRISALUS STOCKHOLDER, MTAC STOCKHOLDER OR ANY OTHER PERSON THAT THE RESULTS CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION WILL BE ACHIEVED. MTAC DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.
The prospective financial information provided to MTAC management and reviewed by the Board comprised the Updated Projections in November 2022 and the Second Updated Projections in February 2023. The prospective financial information set forth below was prepared using a number of assumptions with respect to TriSalus’ future growth, including the following material estimates and key assumptions, which apply to both the Updated Projections and Second Updated Projections, unless stated otherwise:

•
TriNav total market opportunity of an estimated 12,000, 13,766 and 15,747 patients in FY2022, FY2023 and FY2024, respectively, with market opportunity based on an estimated transarterial chemoembolization (“TACE”) / transarterial radioembolization (“TARE”) total market size of 30,000 patients with a compounded annual growth rate of 3% in FY2023 and FY2024 and further assumes that 40% of such patients would be TriNav candidates in FY 2022. Based on industry knowledge, TriSalus management estimates that it will be unable to capture 60% of the current market share because (i) 25% of the market is currently unachievable due to individual variations in arterial anatomy that make the current TriNav design not appropriate for these patients, (ii) office-based laboratories (“OBLs”) account for 20% of the market and because OBLs are not eligible for TPT payment, and due to challenges in receiving reimbursement from commercial payers, TriSalus does not currently intend to target this market, and (iii) 15% of current procedures are done with a technique generally referred to as a “super selective approach to radio segmentectomy,” which reduces the need for PEDD and therefore TriSalus does not currently intend to target this market.

•
TriNav Large, a larger version of TriNav capable of being used in larger vessel sizes (3.0 – 5.0 mm), which received 510(k) clearance by the FDA in May 2023, will be launched commercially in 2024. Further assumes that the commercialization of TriNav Large will allow TriSalus to expand by approximately 15% the number of TACE/TARE-eligible patients that would be TriNav candidates.

•
With respect to the Updated Projections, TriNav market share of eligible patients of 14%, 22% and 37% in FY2022, FY2023 and FY2024, respectively, based on projected unit sales for each year in the forecast period. Key forecast assumptions include (i) increasing the number of TriSalus sales representatives from 12 in FY2022 to 26 in FY2023 and 35 in FY2024 to provide full nationwide coverage allowing TriSalus to grow TriNav sales in FY2023 and FY2024 by 55% and 121% year-over-year, respectively, compared to sales growth in FY2021 and FY2022 of 56% and 48%, year-over-year, respectively, and (ii) that the commercial launch of TriNav Large is successful in FY2024, and accounts for approximately 15% of combined sales in FY2024, helping to grow TriSalus’ market share from 22% to 37% of eligible patients. This forecast assumes that no new direct competitors enter the market and does not take into account various macroeconomic conditions that may impact actual results.

•
With respect to the Second Updated Projections, TriNav market share of eligible patients of 20% and 35% in FY2023 and FY2024, respectively, based on projected unit sales for each year in the forecast period which was lower than for the Updated Projections due to a surplus of inventory of the TriNav device held by a third party distributor, which exceeded TriSalus’ previous assumed level held by such distributor. Although TriSalus discontinued the distribution agreement with this distributor in December 2022, the distributor is entitled to resell the remaining units, and therefore TriSalus lowered its assumption regarding the number of units it will be able to sell in FY2023 and FY2024.

•
TriSalus successfully extends the TPT payment for each TriNav device of $7,750 through December 31, 2023 and is granted a permanent code for subsequent periods that maintains the same reimbursement rate. There can be no assurance that the same reimbursement rate will be granted.

•
Gross margins will increase slightly during the forecast period, driven by minor reductions in per-unit production costs due to improved economies of scale associated with increased projected unit sales for each year in the forecast period. Assumptions regarding gross margins are highly dependent on the reimbursement rate for TriNav and the volume of units produced during the forecast period.

•
These assumptions are not predicated on any cash being available from the Trust Account.

The following table sets forth the Updated Projections for TriSalus:
Updated Projections
($ in millions)	2022E	2023E	2024E
Revenue	$12.6	$23.6	$45.2
Gross margin %	82%	84%	86%

The following table sets forth the Second Updated Projections for TriSalus:
Second Updated Projections
($in millions)	2023E	2024E
Revenue	$19.2	$42.5
Gross margin %	84%	86%
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of the approval of the Business Combination Proposal and each of the other Proposals, you should keep in mind that MTAC’s directors, officers, and certain advisors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including that:

•
If the Business Combination with TriSalus, or another business combination, is not consummated by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC will cease all operations except for the purpose of winding up, redeeming 100% of MTAC’s outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the founder shares held by the Sponsor and MTAC’s directors (each of whom is a member of the Sponsor) and officers (each of whom is a member of the Sponsor), which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution from the Trust Account with respect to such shares. If such founder shares were unrestricted and freely tradeable, they would be valued at approximately $65.1 million, based on the $10.41 per share closing price of the Class A Common Stock on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. As such, the Sponsor and its affiliates can earn a positive rate of return on their investment even if MTAC’s public stockholders experience a negative return following the consummation of the Business Combination.

•
The Sponsor purchased 4,933,333 Private Placement Warrants from MTAC at $1.50 per warrant for an aggregate purchase price of $7,400,000. This purchase took place on a private placement basis simultaneously with the consummation of the IPO and the subsequent partial exercise of the underwriter’s overallotment option. All of the proceeds that MTAC received from these purchases were placed in the Trust Account. Such Private Placement Warrants have an aggregate market value of $338,427 based upon the closing price of $0.0686 per warrant on Nasdaq on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if MTAC does not consummate a business combination by June 22, 2023 (or such later date as may be approved by MTAC stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal).

•
As of the date of this proxy statement/prospectus, the Sponsor has invested an aggregate of $7,425,000 (consisting of $25,000 for its 6,250,000 founder shares, or approximately $0.004 per share, and $7,400,000 for the Private Placement Warrants). The Sponsor has also (i) loaned $1,500,000 to MTAC under the Convertible Sponsor Note, which may be converted into additional MTAC Warrants as further described below, (ii) loaned an aggregate of $1,573,222 to MTAC pursuant to promissory notes to fund certain operating and transaction expenses, and (iii) loaned an aggregate of $234,410.64 to MTAC (under the Sponsor Note). After taking into account (i) the forfeiture of 2,187,500 of its founder shares (representing 35% of the founder shares held by Sponsor) pursuant to the Sponsor Support Agreement) and (ii) subjecting 3,125,000 of its founder shares to vesting and forfeiture (representing 50% of the founder shares held by Sponsor), our Sponsor, officers and directors stand to make significant profit on their investment and could potentially recoup their entire investment in MTAC (which for the purposes of this calculation does not include the outstanding promissory notes issued by MTAC in favor of the Sponsor) even if the trading price of the Combined Company Common Stock were as low as $7.92 per share based on the 937,500 founder shares that will remain outstanding and are not subject to vesting and forfeiture post-Business Combination

(assuming no redemptions of any shares of Common Stock held by Sponsor, and even if the Private Placement Warrants are worthless). As such, our Sponsor, officers and directors may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment.

•
Following the Closing Date, the Sponsor will own 4,062,500 shares of Combined Company Common Stock, of which 3,125,000 shares will be subject to vesting and forfeiture pursuant to the Sponsor Support Agreement. Based upon the $10.41 per share closing price of Class A Common Stock on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the approximate value of such ownership position is $42,290,625. The Merger Agreement values each share of Combined Company Common Stock at $10.00 per share. Based on this valuation, the approximate value of the Sponsor’s ownership position is $40,625,000. The Sponsor will also own 5,933,333 Combined Company warrants, assuming the entire principal balance of the Convertible Sponsor Note is converted into MTAC Warrants. Based upon the closing price of $0.0686 per warrant on Nasdaq on June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the approximate value of such Combined Company warrants is $407,027. Following the Closing Date, the 4,062,500 shares of Combined Company Common Stock owned by the Sponsor will amount to approximately 13.5% of the Combined Company in the “no additional redemptions” scenario, 14.0% of the Combined Company in the “50% of maximum redemptions” scenario and 14.5% of the Combined Company in the “maximum redemptions” scenario. Taking into account all additional dilutive events specified in “Proposal 1 — The Business Combination Proposal — Ownership of the Combined Company After the Closing,” including the conversion of the 5,933,333 Combined Company warrants into Combined Company Common Stock, the Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively.

•
The Sponsor and MTAC’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to MTAC’s stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether TriSalus is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

•
Although MTAC has obtained waiver agreements from most vendors and service providers it has engaged and owes money to, and the prospective target businesses MTAC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although MTAC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. If MTAC is unable to complete a business combination within the required time period, the Sponsor (which for purposes of clarification shall not extend to any other stockholders, members or managers of the Sponsor) has agreed that it will indemnify MTAC under certain circumstances to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of target businesses or claims of vendors or other entities that are owed money by MTAC for services rendered or contracted for or products sold to MTAC, except as to any claims made by a third party (including any target business) who executed a waiver with respect to the Trust Account. If MTAC consummates a business combination, on the other hand, MTAC will be liable for all such claims (subject to the Sponsor’s covenants to assume and pay certain transaction expenses of MTAC as described in the Merger Agreement and the Sponsor Support Agreement).

•
On May 24, 2022, MTAC issued the Convertible Sponsor Note in the principal amount of up to $1,500,000 to the Sponsor. As of the date of this proxy statement/prospectus, the Sponsor has loaned MTAC the full $1,500,000 under the Convertible Sponsor Note. At any time prior to the Business Combination, the Sponsor may elect to convert all or any portion of the unpaid balance under the Convertible Sponsor Note into MTAC Warrants at a price of $1.50 per warrant. Assuming that Sponsor elects to convert the entire $1,500,000 balance under the Convertible Sponsor Note into

MTAC Warrants, the Sponsor would receive 1,000,000 MTAC Warrants, which are exercisable into 1,000,000 shares of Combined Company Common Stock post-Business Combination. For more information regarding the Convertible Sponsor Note, please see “Certain Relationships and Related Party Transactions — MTAC Related Party Transactions — Promissory Note — Related Party.”
•
The Sponsor and MTAC’s officers and directors (or their affiliates) may make loans from time to time to MTAC to fund certain operating and transaction expenses. The Sponsor previously loaned MTAC an aggregate of up to $178,080 to cover expenses related to the IPO pursuant to a promissory note that was repaid in full on December 22, 2020. As of the date of this proxy statement/prospectus, the Sponsor has loaned an additional $1,573,222 to MTAC (with a commitment to loan up to an additional $370,778 at the request of MTAC) to fund operating and transaction expenses in connection with the Business Combination, and may make additional loans after the date of this proxy statement/prospectus for such purposes. Such loans are separate and apart from the obligations of MTAC in favor of Sponsor pursuant to the Convertible Sponsor Note described above and the Sponsor Note described below.

•
In connection with the Extension Amendment, the Sponsor agreed to deposit, or cause the deposit of, the Extension Contributions into the Trust Account. Under the Extension Contributions, MTAC will receive (i) $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions plus (ii) the Monthly Contribution. As part of the Extension Meeting and the approval of the Extension Amendment, 23,046,578 public shares were redeemed in the Extension Redemptions, and 1,953,422 public shares were not redeemed, and as a result, the aggregate Monthly Contribution payable to MTAC is $78,136.88. Pursuant to the Merger Agreement, TriSalus has agreed to pay for, as a transaction expense and not as a loan, 50% of the Extension Contributions, subject to certain conditions. The remaining 50% of the Extension Contributions is a loan from Sponsor as evidenced by the Sponsor Note (such that the Monthly Contribution from the Sponsor is $0.02 per public share that was not redeemed in the Extension Redemptions so long as TriSalus is paying its portion of the Monthly Contribution, or $39,068.44). Based on the 1,953,442 public shares that were not redeemed in the Extension Redemptions, the maximum amount of Extension Contributions is $468,821.28, which assumes that MTAC does not consummate an initial business combination until after May 22, 2023. As of June 5, 2023, the current balance of the Sponsor Note was $234,410.64. The Sponsor Note is unsecured, does not bear interest, and is separate from, and in addition to, the Convertible Sponsor Note and the above-referenced loans made to MTAC to fund operating and transaction expenses. For more information regarding the Sponsor Note, please see “Certain Relationships and Related Party Transactions — MTAC Related Party Transactions — Promissory Note — Related Party Extension Loan.” All of the above-referenced loans are payable upon the consummation of the Business Combination or another business combination. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to MTAC outside of the Trust Account, if any.

•
The Sponsor and MTAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on MTAC’s behalf, such as identifying and investigating possible business targets and business combinations, which is limited by the MTAC Transaction Expenses Cap. The MTAC Transaction Expenses Cap also applies to the repayment of the aforementioned loans by Sponsor, as well as MTAC’s transaction expenses incurred in connection with the proposed Business Combination as well as its accrued expenses incurred in seeking an initial business combination. However, if MTAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, MTAC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal). As of the record date, the Sponsor and MTAC’s officers and directors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of MTAC’s current directors and officers and the continuation of directors and officers liability insurance covering MTAC’s current directors and officers, with the expense of such policy to be treated as an expense of TriSalus, and not MTAC (and thus not subject to the transaction expense cap otherwise applicable to MTAC transaction expenses).
•
The exercise of MTAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interests.

•
David Matlin, who is a current director of MTAC, and Arjun “JJ” Desai, who is one of the Sponsor’s investors, are expected to be directors of the Combined Company after the consummation of the Business Combination. As such, in the future, Mr. Matlin and Dr. Desai may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that the Combined Company Board determines to pay to its non-employee directors. See “Directors and Executive Officers After the Business Combination — Non-Employee Director Compensation.”

•
In connection with identifying potential business combination targets and evaluating the respective merits of such targets (including TriSalus), MTAC engaged Raymond James to act as its investment banking advisor, for which Raymond James will receive a fee if the Business Combination is consummated. Raymond James will receive an additional fee for its placement agent services if the proposed financing transaction with Magnetar is consummated, which would occur concurrently with the consummation of the Business Combination. Finally, Raymond James agreed to waive the deferred underwriting fee payable to it, if the proposed Business Combination is consummated. For more information regarding the fees payable to Raymond James and its potential conflicts of interest please see “Proposal 1 — The Business Combination Proposal — Certain Engagements in Connection with the Business Combination and Related Transactions.”

•
Concurrent with the execution of the Merger Agreement, MTAC and TriSalus entered into the Magnetar Term Sheet providing for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes concurrent with the closing of the Business Combination. Based upon information set forth in a Schedule 13D/A filed on February 9, 2023, Magnetar Financial LLC, an affiliate of Magnetar, collectively owned with its affiliates an aggregate of 1,145,833 shares of Class A Common Stock, which represented 58.7% of the total number of shares of Class A Common Stock and 14.0% of the total number of shares of Common Stock as of June 5, 2023 after giving effect to the Extension Redemptions. The Business Combination Proposal is conditioned upon approval of the Charter Approval Proposal, which requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class, among others. If Magnetar Financial LLC and its affiliates continue to hold a controlling stake of the issued and outstanding Class A Common Stock, they will be able to determine whether the Business Combination is consummated or not and Magnetar’s ability to do so, if applicable, could have an adverse effect on MTAC’s ability to negotiate favorable terms with Magnetar for the Magnetar Convertible Notes contemplated by the Magnetar Term Sheet or otherwise cause MTAC to enter into unfavorable arrangements with Magnetar. For more information regarding the relevant provisions set forth in the non-binding term sheet, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”

•
MTAC engaged Ceros, an SEC registered broker/dealer and FINRA member firm, to act as its placement agent for the Preferred Stock PIPE Investment in connection with the Business Combination. Christopher C. Dewey, a director and the Chief Executive Officer of MTAC, as well as the Managing Member of the Sponsor, is a Managing Director of Ceros. Ceros will receive a fee for its placement agent services if the Preferred Stock PIPE Investment is consummated, which would occur concurrently with the consummation of the Business Combination. The Sponsor has agreed to pay such fee and reimburse Ceros’ expenses in connection with such engagement on behalf of MTAC, and Ceros has agreed that MTAC shall not be liable for any such fees or expenses payable in connection with the Business Combination or the Preferred Stock PIPE Investment. For more information regarding the fees payable to Ceros by the Sponsor and its potential conflicts of interest please see “Proposal 1 —  The Business Combination Proposal — Certain Engagements in Connection with the Business Combination and Related Transactions.”

•
David Matlin, our Chief Financial Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Certain affiliates of Christopher Dewey, our Chief Executive Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase an aggregate of 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Michael Stansky, who is a member of our Sponsor and has served as a special advisor to MTAC, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Sponsor and MTAC also entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed to subscribe and purchase shares of Series A Convertible Preferred Stock to the extent the Sponsor’s members or their respective affiliates, related parties or designees did not subscribe to purchase additional shares beyond those subscribed for by Messrs. Matlin and Stansky and Mr. Dewey’s affiliates. The issuance and sale of an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock to the Preferred Stock PIPE Investors at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020, is contingent upon the consummation of the Business Combination in accordance with the terms of the Subscription Agreements. For more information regarding the terms of the Subscription Agreements and the Backstop Letter Agreement, please see “Proposal 1 —  The Business Combination Proposal — Certain Related Agreements.”

•
The Sponsor and its affiliates are active investors across a number of different investment platforms and companies, which we and our Sponsor believe improved the volume and quality of opportunities that were available to MTAC. Furthermore, as a result of these multiple business affiliations, MTAC’s officers and directors may have legal obligations relating to their present business opportunities to multiple entities. These obligations can create potential conflicts as well as the need to allocate investment opportunities across multiple entities. In order to provide our officers and directors with the flexibility to evaluate opportunities across these platforms and to comply with their other obligations, the Existing Charter provides that the doctrine of corporate opportunity does not apply with respect to any of MTAC’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations that they may have. MTAC does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or the waiver of corporate opportunity materially affected its search for a business combination. MTAC’s management is not aware of any such corporate opportunities not being offered to MTAC and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

Neither the Sponsor nor MTAC’s officers or directors have any interest in, or affiliation with TriSalus, or any fiduciary or contractual interest with other entities that would be material to the Business Combination.
These interests as described above may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize MTAC’s officers and directors to complete an initial business combination, even if on terms less favorable to MTAC’s stockholders compared to liquidating MTAC, because, among other things, if MTAC is liquidated without completing an initial business combination, the founder shares and Private Placement Warrants would be worthless, and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to MTAC would not be repaid to the extent such amounts exceed cash held by MTAC outside of the Trust Account (which such expenses and loans, including the Extension Loan, as of June 5, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, amounted to approximately $3,307,221.73). The Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Merger Agreement and in recommending to public stockholders that they approve the Business Combination. The Board was fully informed that Mr. Dewey is a Managing Director of Ceros, and thereby could materially benefit from the engagement of Ceros by MTAC and the payment of placement agent fees to Ceros by Sponsor. The Board determined that the overall benefits expected to be received by MTAC and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Board determined that these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein.

Certain Engagements in Connection with the Business Combination and Related Transactions
Raymond James was originally engaged by MTAC to act as sole manager for the IPO and would be entitled to a deferred underwriting fee of $8,750,000 upon the consummation of a business combination. On November 11, 2022, MTAC and Raymond James amended the underwriting agreement to provide for a waiver by Raymond James of the foregoing deferred underwriting fee in its entirety if the proposed Business Combination between MTAC and TriSalus is consummated. Raymond James was separately engaged by MTAC to act as its investment banking advisor in connection with a business combination, and will receive customary fees for its services in that role if the Business Combination with TriSalus is consummated. MTAC also engaged Raymond James to act as sole placement agent for an institutional debt financing that resulted in MTAC’s entry into the non-binding term sheet with Magnetar. In consideration for its services as MTAC’s investment banking advisor and its services as placement agent, Raymond James will be entitled to receive an aggregate of up to $4.5 million of fees from MTAC on the Closing Date plus expense reimbursements, assuming that MTAC closes on an aggregate of $50 million of institutional debt financing with Magnetar and/or other institutional investors on the Closing Date. Raymond James’s transaction and placement agent fees are contingent upon the closing of the Business Combination and the completion of an institutional debt financing, respectively. If MTAC is unable to consummate the Business Combination or is unable to obtain private financing in connection with the Business Combination, then Raymond James will not receive any compensation for its investment banking advisory or placement agent services, respectively. For more information regarding the role of Raymond James in the transaction negotiations, please see “Proposal 1 — The Business Combination Proposal — Background of the Business Combination.”
Raymond James (together with its affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, investment banking, advisory, investment research, market making, brokerage and other activities and services. Raymond James and its affiliates may provide investment banking services to MTAC, the Combined Company, and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, Raymond James and its affiliates, officers, directors and employees may hold a broad array of investments and actively trade securities (or related derivative securities) that may involve securities and/or instruments of MTAC or TriSalus, or their respective affiliates.
MTAC separately engaged Ceros to act as placement agent for the equity financing component of the Future PIPE Investment that resulted in MTAC’s entry into the Subscription Agreements as part of the Preferred Stock PIPE Investment. Christopher Dewey, MTAC’s Chief Executive Officer and a director, as well as the Managing Member of the Sponsor, is a Managing Director of Ceros. In consideration for its services as placement agent, Ceros will be entitled to receive a fee from the Sponsor equal to 10% of the gross proceeds received by MTAC in the Preferred Stock PIPE Investment (excluding amounts raised from stockholders or members of MTAC, the Sponsor, TriSalus, or their affiliates) plus expense reimbursement. As part of the engagement, the Sponsor has agreed to pay the entirety of such placement agent fees and Ceros has agreed that MTAC shall not be responsible or liable for any portion of such payment. Ceros’ placement agent fees are contingent upon the completion of the Preferred Stock PIPE Investment (which itself is contingent upon the closing of the Business Combination). If MTAC is unable to consummate the Preferred Stock PIPE Investment or the Business Combination upon which the Preferred Stock PIPE Investment is conditioned, then Ceros will not receive any compensation for its placement agent services. For more information regarding the role of Ceros in the negotiations of the Preferred Stock PIPE Investment, please see “Proposal 1 — The Business Combination Proposal — Background of the Business Combination.”
Ceros (together with its affiliates) is a financial institution engaged in various activities, which may include sales and trading, investment banking, financial advisory services, brokerage and other activities and services. Ceros and its affiliates may provide investment banking services to MTAC, the Combined Company, and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, Ceros and its affiliates, officers, directors and employees may hold a broad array of investments and actively trade securities (or related derivative securities) that may involve securities and/or instruments of MTAC or TriSalus, or their respective affiliates.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions, including the Business Combination, may not be consummated unless notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain statutory waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On November 28, 2022, MTAC and TriSalus filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. Consequently, the required waiting period expired at 11:59 p.m. Eastern Time on December 28, 2022.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, that it would not be successful.
None of MTAC and TriSalus are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Appraisal Rights
There are no appraisal rights available to our stockholders and warrant holders in connection with the Business Combination.
Ownership of the Combined Company After the Closing
As of June 5, 2023, there are 1,953,422 shares of Class A Common Stock issued and outstanding, and 6,250,000 shares of Class B Common Stock issued and outstanding. There were also outstanding an aggregate of 13,266,666 warrants, which includes 4,933,333 Private Placement Warrants and 8,333,333 public warrants. Each warrant entitles the holder thereof to purchase one share of Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of Combined Company Common Stock.
Under the “no additional redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 6.5% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.6% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 13.5% of the Combined Company, and the TriSalus stockholders will own approximately 73.4% of the Combined Company.
Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 3.4% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.8% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 14.0% of the Combined Company, and the TriSalus stockholders will own approximately 75.8% of the Combined Company. The “50% of maximum redemptions” scenario represents redemption of 50.0% of the total outstanding Class A Common Stock held by MTAC public stockholders.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of 0.0% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 7.1% of the Combined Company, the Sponsorwill retain an ownership interest of approximately 14.5% in the Combined Company, and the TriSalus stockholders will own approximately 78.4% of the Combined Company. The “maximum redemptions” scenario represents redemption of 100.0% of the total outstanding Class A Common Stock held by MTAC public stockholders.
The following summarizes the pro forma ownership of Combined Company Common Stock following the Business Combination assuming the no additional redemptions, 50% of maximum redemptions and maximum redemptions scenarios.
The ownership percentages reflected in the table are based upon the number of shares of TriSalus Common Stock and MTAC Common Stock issued and outstanding as of June 5, 2023 and are subject to the following additional assumptions:
•
the total shares of Combined Company Common Stock to be issued to holders of TriSalus Common Stock will be 22,000,000;

•
the Preferred Stock Conversion and exercise of TriSalus Warrants pursuant to the Merger Agreement occur on June 5, 2023 and that the Exchange Ratio as of June 5, 2023 is 0.02530717;

•
no vested and unvested options to purchase shares of Combined Company Common Stock that will be held by equityholders of TriSalus immediately following the Effective Time have been exercised;

•
no restricted stock units covering shares of Combined Company Common Stock that will be held by equityholders of TriSalus immediately following the Effective Time have been converted;

•
the shares to be issued to TriSalus stockholders do not account for (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan and ESPP and (ii) the withholding of shares of Combined Company Common Stock to pay for future exercises under the TriSalus Options assumed by the Combined Company;

•
no exercise of MTAC Warrants; and

•
no issuance of additional securities by MTAC prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.
For purposes of the table:
No Additional Redemptions:   This scenario assumes that no MTAC public stockholders exercise their redemption rights with respect to their Class A Common Stock upon consummation of the Business Combination and TriSalus waives or reduces the minimum available cash condition.
50% of Maximum Redemptions:   This scenario assumes that public stockholders holding 976,711 shares of Class A Common Stock (or 50.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon consummation of the Business Combination and TriSalus waives or reduces the minimum available cash condition.
Maximum Redemptions:   This scenario assumes that public stockholders holding 1,953,422 shares of Class A Common Stock (or 100.0% of the Class A Common Stock outstanding as of the date of this proxy statement/prospectus) will exercise their redemption rights upon consummation of the Business Combination and TriSalus waives or reduces the minimum available cash condition.
	Assuming No Additional Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Former TriSalus equityholders	22,000,000	73.4%	22,000,000	75.8%	22,000,000	78.4%
Former MTAC Class A stockholders	1,953,422	6.5%	976,711	3.4%	—	0.0%

	Assuming No Additional Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	Percentage	Shares	Percentage	Shares	Percentage
PIPE(4)	1,985,502	6.6%	1,985,502	6.8%	1,985,502	7.1%
Sponsor(5)	4,062,500	13.5%	4,062,500	14.0%	4,062,500	14.5%
Total shares of Combined Company Common Stock outstanding at closing	30,001,424	100.0%	29,024,713	100.0%	28,048,002	100.0%

(1)
At the Extension Meeting held on December 12, 2022, MTAC stockholders elected to redeem 23,046,578 shares of Class A Common Stock, and MTAC paid such redeeming stockholders an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share for an aggregate redemption price of $232.4 million. This assumes no additional shares of Class A Common Stock will be redeemed.

(2)
This scenario assumes that an additional 976,711 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $10.2 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(3)
This scenario assumes that an additional 1,953,422 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $20.5 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(4)
Assumes the 1,985,502 shares of Series A Convertible Preferred Stock issued at $10.00 per share through the private investment in public equity (“PIPE”) (inclusive of the up to 200,000 shares of Series A Convertible Preferred Stock that may be issuable as a result of any future subscription by the Sponsor pursuant to the Backstop Letter Agreement), converted into shares of Combined Company Common Stock at the initial conversion price of $10.00 per share.

(5)
Includes 3,125,000 Sponsor Earnout Shares that are subject to vesting and forfeiture if the Combined Company Common Stock does not meet certain price thresholds following the Closing Date. While unvested, Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares. For additional information, see “Proposal 1 — The Business Combination Proposal  — Related Agreements — Sponsor Support Agreement.”

Stockholders will experience additional dilution to the extent the Combined Company issues additional shares of Combined Company Common Stock after the closing of the Business Combination. The table above excludes (a) 13,266,666 shares of Combined Company Common Stock that will be issuable upon the exercise of the 4,933,333 Private Placement Warrants and 8,333,333 public warrants; (b) 1,000,000 shares of Combined Company Common Stock that will be issuable upon the exercise of the potential MTAC Warrants issuable upon the conversion of MTAC working capital loans at the Effective Time; (c) 1,818,520 shares of Combined Company Common Stock that will be issuable upon the exercise of TriSalus Options; (d) 226,907 shares of Combined Company Common Stock that will be issuable upon the conversion of TriSalus RSUs; (e) 5,557,622 shares of Combined Company Common Stock that will initially be available for issuance under the 2023 Plan in the “no additional redemptions” scenario, 5,440,416 shares of Combined Company Common Stock that will initially be available for issuance under the 2023 Plan in the “50% of maximum redemptions” scenario and 5,323,211 shares of Combined Company Common Stock that will initially be available for issuance under the 2023 Plan in the “maximum redemptions” scenario; and (f) 1,389,405 shares of Combined Company Common Stock that will be available for issuance under the ESPP in the “no additional redemptions” scenario, 1,360,104 shares of Combined Company Common Stock that will be available for issuance under the ESPP in the “50% of maximum redemptions” scenario and 1,330,802 shares of Combined Company Common Stock that will initially be available for issuance under the ESPP in the “maximum redemptions” scenario. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:
	Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total shares of Combined Company Common Stock outstanding at closing	30,001,424	56.5%	29,024,713	55.7%	28,048,002	55.1%
Shares underlying public warrants	8,333,333	15.6%	8,333,333	16.0%	8,333,333	16.3%
Shares underlying Private Placement Warrants(a)	5,933,333	11.1%	5,933,333	11.4%	5,933,333	11.6%
Shares underlying TriSalus Assumed Options	1,818,520	3.4%	1,818,520	3.5%	1,818,520	3.6%
Shares underlying TriSalus Assumed RSUs	226,907	0.4%	226,907	0.4%	226,907	0.4%
Shares initially reserved for issuance under the 2023 Plan(b)	5,557,622	10.4%	5,440,416	10.4%	5,323,211	10.4%
Shares initially reserved for issuance under the ESPP(c)	1,389,405	2.6%	1,360,104	2.6%	1,330,802	2.6%
Total shares	53,260,544	100.0%	52,137,326	100.0%	51,014,108	100.0%

(a)
Includes: (i) 4,933,333 shares of Combined Company Common Stock that will be issuable upon the exercise of the Private Placement Warrants and (ii) 1,000,000 shares of Combined Company Common Stock that will be issuable upon the exercise of the potential MTAC Warrants (having the same terms as the Private Placement Warrants) issuable upon the conversion of MTAC working capital loans at the Effective Time. Assuming the issuance of all shares included in the table, Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively.

(b)
Subject to the discretion of the Combined Company Board, on the first trading day in January each calendar year, beginning with 2024, the number of shares of Combined Company Common Stock available for issuance under the 2023 Plan will automatically increase by five percent (5%) of the total number of shares of Combined Company Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

(c)
Subject to the discretion of the Combined Company Board, on the first trading day in January each calendar year, beginning with 2024, the number of shares of Combined Company Common Stock available for issuance under the ESPP will automatically increase by two percent (2%) of the total number of shares of Combined Company Common Stock outstanding on the last trading day of December of the immediately preceding calendar year.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders.

	Assuming No Additional Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming Maximum Redemptions(3)
	Shares	Equity Value per Share	Shares	Equity Value per Share	Shares	Equity Value per Share
Total shares of Combined Company Stock outstanding at closing(4)	30,001,424	10.00	29,024,713	10.00	28,048,002	10.00
Total shares deducting founder shares(5)	25,938,924	11.57	24,962,213	11.63	23,985,502	11.69
Total shares (including founder shares) adding the full exercise of public warrants(6)	38,334,757	10.33	37,358,046	10.33	36,381,335	10.34
Total shares (including founder shares) adding the full exercise of Private Placement Warrants (but not including any exercise of the public warrants)(7)	35,934,757	10.25	34,958,046	10.25	33,981,335	10.26
Total shares (including founder shares) adding the full exercise of public warrants and Private Placement Warrants(8)	44,268,090	10.48	43,291,379	10.49	42,314,668	10.51

(1)
At the Extension Meeting held on December 12, 2022, MTAC stockholders elected to redeem 23,046,578 shares of Class A Common Stock, and MTAC paid such redeeming stockholders an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share for an aggregate redemption price of $232.4 million. This scenario assumes no additional shares of Class A Common Stock will be redeemed in connection with the Business Combination.

(2)
This scenario assumes that an additional 976,711 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $10.2 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects redemption of 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(3)
This scenario assumes that an additional 1,953,422 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of $20.5 million from the Trust Account based on an approximate redemption price of $10.49 per share (based on the aggregate amount on deposit in the Trust Account as of June 5, 2023). This scenario reflects the redemption of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(4)
Represents the total number of shares of Combined Company Common Stock outstanding at closing of the Business Combination, comprised of (a) 22,000,000 shares issued to former TriSalus equityholders in the Business Combination, (b) 4,062,500 founder shares, and (c) shares held by former MTAC Class A stockholders under each redemption scenario (Assuming No Additional Redemptions — 1,953,422 shares, Assuming 50% of Maximum Redemptions — 976,711 shares, and Assuming Maximum Redemptions — 0 shares).

(5)
Represents the shares described in footnote (4), deducting the 4,062,500 founder shares.

(6)
Represents the shares described in footnote (4), adding 8,333,333 shares to reflect the full exercise of the public warrants.

(7)
Represents the shares described in footnote (4), adding (a) 4,933,333 shares of Combined Company Common Stock that will be issuable upon the exercise of the Private Placement Warrants and (b) 1,000,000 shares of Combined Company Common Stock that will be issuable upon the exercise of the potential MTAC Warrants (having the same terms as the Private Placement Warrants) issuable upon the conversion of MTAC working capital loans at the Effective Time.
(8)
Represents the shares described in footnote (4), adding the full exercise of the public warrants and full exercise of the Private Placement Warrants.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting MTAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the TriSalus stockholders are expected to have a majority of the voting power of the Combined Company, TriSalus will comprise all of the ongoing operations of the Combined Company, directors designated by TriSalus will comprise a majority of the governing body of the Combined Company, and TriSalus’ senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TriSalus issuing shares for the net assets of MTAC, accompanied by a recapitalization. The net assets of MTAC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of TriSalus.
Redemption Rights
Pursuant to our Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, as of June 5, 2023, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares and

(ii)
prior to 5.00 p.m., Eastern Time, on [•], 2023, (a) submit a written request to Continental that MTAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Vote Required for Approval
Along with the approval of the Charter Approval Proposal and the Nasdaq Proposal, approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. The Charter Approval Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and Director Nomination Proposal A are dependent upon approval of the Business Combination Proposal. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Business Combination Proposal and Business Combination to be effective.

Approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon.
As of the date of this proxy statement/prospectus, a total of 6,250,000 shares of Common Stock, or approximately 76% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, no shares of Common Stock held by the public stockholders are needed to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, the shares subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to approve the Business Combination Proposal and no shares of Common Stock held by the public stockholders are required to vote in favor of the Business Combination Proposal for it to be approved.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION UNDER PROPOSAL 1.

PROPOSAL 2 — THE CHARTER APPROVAL PROPOSAL
Overview
MTAC’s stockholders are being asked to adopt the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of Combined Company. The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B:
•
Changes to Authorized Capital Stock — the Existing Charter authorized the issuance of 111,000,000 total shares, consisting of (a) 100,000,000 shares of Class A Common Stock, (b) 10,000,000 shares of Class B Common Stock and (c) 1,000,000 shares of preferred stock. The Proposed Charter reclassifies each issued and outstanding share of Class A Common Stock and Class B Common Stock as “Common Stock” and authorizes the issuance of 410,000,000 total shares, consisting of (a) 400,000,000 shares of Combined Company Common Stock, and (b) 15,000,000 shares of preferred stock;

•
Eliminate Class B Common Stock — the Existing Charter authorized 10,000,000 shares of Class B Common Stock. The Proposed Charter eliminates Class B Common Stock and any rights of holders thereof;

•
Classified Board — the Existing Charter divides the Board into two classes with staggered two-year terms. The Proposed Charter divides the Board into three classes with staggered three-year terms;

•
Director Removal — provide for the removal of directors only for cause by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of capital stock of the Combined Company entitled to vote generally at an election of directors;

•
Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements, that will no longer be applicable following the Business Combination; and

•
No Class Vote on Changes in Authorized Number of Shares of Stock — provide that, subject to the rights of the holders of any outstanding class of preferred stock, the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of the Combined Company’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Reasons for the Amendments
Each of these amendments was negotiated as part of the Business Combination. The Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.
Changes to Authorized Capital Stock
The Existing Charter authorizes 111,000,000 shares, consisting of (a) 100,000,000 shares of Class A Common Stock, (b) 10,000,000 shares of Class B Common Stock, and (c) 1,000,000 shares of preferred stock. The Proposed Charter reclassifies each issued and outstanding share of Class A Common Stock and Class B Common Stock as “Common Stock” and provides that MTAC will be authorized to issue 410,000,000 total shares, consisting of (a) 400,000,000 shares of Combined Company Common Stock and (b) 15,000,000 shares of preferred stock.
This amendment increases the authorized number of shares because the Board believes that it is important for the Combined Company to have available for issuance a number of authorized shares of Combined Company Common Stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The authorized shares of the Combined Company would be issuable as consideration for the Business

Combination and the other transactions contemplated by this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
The Board believes that these additional shares will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Dual Class Capital Structure
The Existing Charter contains provisions regarding the conversion of Class B Common Stock and anti-dilution protections in respect of Class B Common Stock. The Existing Charter also requires the affirmative vote of the holders of a majority of the shares of Class B Common Stock in order to make any amendment that would alter or change the powers, preferences or other rights of the holders of Class B Common Stock. The Proposed Charter will eliminate Class B Common Stock and any rights of holders thereof. Following the Business Combination, the protections afforded the Class B Common Stock while MTAC was a special purpose acquisition company will no longer be necessary. Accordingly, the Board believes that the provisions relating to the Class B Common Stock will no longer be relevant to the Combined Company and should be eliminated.
Classified Board
Under the Existing Charter, the Board is divided into two classes, as nearly equal in number as possible and designated as Class I and Class II. The term of the initial Class I directors expires at the first annual meeting of MTAC stockholders, whereas the term of the initial Class II directors expires at the second annual meeting of MTAC stockholders. At each succeeding annual meeting of MTAC stockholders, the successors elected to replace the class of directors whose term expires at that annual meeting are elected to a two-year term. This amendment divides the board of directors of the Combined Company into three classes, with each such class (as nearly as possible) equaling one-third of the total number of directors, having staggered three-year terms. The initial term of office of Class I directors will expire at the first annual meeting of Combined Company stockholders, the initial term of office of Class II directors will expire at the second annual meeting of Combined Company stockholders, and the initial term of office of Class III directors will expire at the third annual meeting of Combined Company stockholders, each following the Business Combination.
The Board believes that this amendment is appropriate because it (1) accounts for the increase in the size of the authorized board of directors of the Combined Company to nine members and (2) provides for continuity on the board of directors. A classified board makes it more difficult for Combined Company stockholders to replace the board of directors as well as for another party to obtain control of the Combined Company by replacing its board of directors. Because the board of directors of the Combined Company has the power to retain and discharge the Combined Company’s officers, these provisions could also make it more difficult for Combined Company stockholders or another party to effect a change in management.
Director Removal
At present, the Existing Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors only for cause by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of capital stock of the Combined Company entitled to vote generally at an election of directors. The Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Combined Company Common Stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Removal of Blank Check Company Provisions
The Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to MTAC’s status as a blank check company, which is desirable because these provisions will no longer be applicable following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following the consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe that it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from the IPO be held in the Trust Account until an initial business combination or the redemption of all public shares if an initial business combination is not consummated before June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal). These provisions cease to apply once the Business Combination is consummated.
No Class Vote on Changes in Authorized Number of Shares of Stock
The Proposed Charter provides that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Combined Company’s capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. The Board believes it is appropriate at this time to waive any requirement for a separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.
Vote Required for Approval
Assuming that a quorum is present at the Meeting, the affirmative vote of a majority of the issued and outstanding shares of Common Stock, voting together as a single class, the affirmative vote by the holders of a majority of the shares of Class B Common Stock outstanding, voting separately as a single class, and the affirmative vote of the holders of a majority of the shares of Class A Common Stock outstanding, voting separately as a single class is required to approve the Charter Approval Proposal. The shares held by the Initial Stockholders and subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to provide the requisite affirmative votes for the Common Stock and Class B Common Stock votes described in the preceding sentence. 976,712 shares of Class A Common Stock held by public stockholders will be required to vote in favor of the Charter Approval Proposal for its approval. Accordingly, a stockholder’s failure to vote during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.
This Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. If either of the Business Combination Proposal or the Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by MTAC’s stockholders.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL UNDER PROPOSAL 2.

PROPOSALS 3A – 3F — THE GOVERNANCE PROPOSALS
Overview
MTAC’s stockholders are also being asked to vote on six separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in order to give MTAC stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, MTAC and TriSalus intend that the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B will take effect at the Effective Time, assuming approval of the Charter Approval Proposal (Proposal 2). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company.
Proposal 3A: Authorized Capital Stock
See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendments — Changes to Authorized Capital Stock” for a description and reasons for the amendment to the authorized capital stock to (i) reclassify MTAC’s existing 100,000,000 authorized shares of Class A Common Stock and 10,000,000 authorized shares of Class B Common Stock (after giving effect to the conversion of each outstanding share of Class B Common Stock to Class A Common Stock under the terms of the Existing Charter) as “Common Stock” and (ii) authorize the issuance of 400,000,000 shares of Combined Company Common Stock and 15,000,000 shares of preferred stock.
Proposal 3B: Eliminate Class B Common Stock
See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendments — Eliminate Class B Common Stock” for a description and reasons for the amendment to eliminate MTAC’s Class B Common Stock.
Proposal 3C: Classified Board
See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendments — Classified Board” for a description and reasons for the amendment to change the classification of the Board from two classes of directors with staggered two-year terms to three classes of directors with staggered three-year terms.
Proposal 3D: Removal of Directors
See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendments — Director Removal” for a description and reasons for the amendment to require the vote of at least two-thirds (66 and 2/3%) of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally at an election of directors, rather than a simple majority, to remove a director from office without cause.
Proposal 3E: Removal of Special Purpose Acquisition Company Provisions
See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendments — Removal of Blank Check Company Provisions” for a description and reasons for the amendment to remove certain provisions related to MTAC’s status as a special purpose acquisition company that will no longer be applicable following the Effective Time.
Proposal 3F: No Class Vote on Changes in Authorized Number of Shares of Stock
See “Proposal 2 — The Charter Approval Proposal — Reasons for the Amendments — No Class Vote on Changes in Authorized Number of Shares of Stock” for a description and reasons for the amendment to allow the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Combined Company’s capital stock entitled to vote thereon to approve an increase or decrease to the number of authorized shares of any class of common stock or preferred stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

Vote Required for Approval
MTAC intends to treat each of the Governance Proposals as being approved if it receives the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Governance Proposals.
The Business Combination is not conditioned upon the approval of the Governance Proposals. Notwithstanding the approval of the Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.
As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on MTAC, TriSalus or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, MTAC and TriSalus intend that the Proposed Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Effective Time, assuming approval of the Charter Approval Proposal (Proposal 2). The shares held by the Initial Stockholders and subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to approve the Governance Proposals.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE PROPOSALS UNDER PROPOSALS 3A – 3F.

PROPOSAL 4 — THE STOCK PLAN PROPOSAL
Overview
MTAC stockholders are also being asked to consider and vote upon the Stock Plan Proposal to approve the Combined Company 2023 Equity Incentive Plan, which we refer to herein as the “2023 Plan.” The Board approved the 2023 Plan on [•], 2023, subject to stockholder approval at the Meeting. If stockholders approve the Stock Plan Proposal, the 2023 Plan will become effective on the consummation of the Business Combination. If the 2023 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The 2023 Plan is described in more detail below.
General Information
The purpose of the 2023 Plan is to provide a means whereby the Combined Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Combined Company Common Stock through the granting of awards under the 2023 Plan.
Approval of the 2023 Plan by MTAC’s stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options, RSU awards and other awards under the 2023 Plan. If the Stock Plan Proposal is approved by our stockholders, the 2023 Plan will become effective as of the date of the consummation of the Business Combination. In the event that our stockholders do not approve the Stock Plan Proposal, the 2023 Plan will not become effective.
The Combined Company’s equity compensation program, as implemented under the 2023 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2023 Plan will allow the Combined Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success and ultimately increase stockholder value. The 2023 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.
If the request to approve the 2023 Plan is approved by our stockholders, a number of shares of the Combined Company Common Stock equal to the product of (i) 12%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock (as defined in the 2023 Plan) determined as of immediately following the closing of the Business Combination will be available for grant under the 2023 Plan, subject to adjustment for specified changes in the Combined Company’s capitalization. The TriSalus Options and TriSalus RSUs that are assumed as part of the Business Combination and converted into an option or right to purchase or convert into shares of Combined Company Common Stock are not counted against the foregoing equity pool established by the 2023 Plan. In addition, as further described below under the section titled “Description of the 2023 Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to five percent (5%) of the total number of shares of the Fully Diluted Common Stock (as defined in the 2023 Plan) outstanding on a fully diluted basis as of December 31 of the preceding year (or a lesser number determined by the Combined Company Board). The Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2023 Plan
A summary description of the material features of the 2023 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified by reference to the 2023 Plan, a copy of which is attached to this proxy statement/prospectus as Annex D and incorporated by reference in its entirety. MTAC stockholders should refer to the 2023 Plan for more complete and detailed information about the terms and conditions of the 2023 Plan.
Eligibility.   Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including members of the Combined Company Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator. If this Proposal is approved by the stockholders, all [•] of the Combined Company’s employees, [•] non-employee directors and [•] consultants (as of June 5, 2023) will be eligible to receive awards following the consummation of the Business Combination.
Awards.   The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Company’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of the Combined Company Common Stock that may be issued under the 2023 Plan after it becomes effective will not exceed a number of shares of the Combined Company Common Stock equal to the product of (i) 12%, multiplied by (ii) the total number of shares of the Fully Diluted Common Stock determined as of immediately following the closing of the Business Combination (the “Share Reserve”). The TriSalus Options that are assumed as part of the Business Combination and converted into options to purchase shares of Combined Company Common Stock are not counted in the Share Reserve. In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to (1) five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of the Combined Company Common Stock determined by the Combined Company Board prior to January 1 of a given year. The maximum number of shares of the Combined Company Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is equal to 300% of the initial Share Reserve. As of [•], 2023, the Record Date, the closing price of Common Stock as reported on Nasdaq was $[•] per share.
Shares subject to stock awards granted under the 2023 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of the Combined Company Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Combined Company (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the 2023 Plan.
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of the Combined Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Combined Company’s Annual Meeting of Stockholders for the next subsequent year, including awards granted under the 2023 Plan and cash fees paid to such non-employee director, will not exceed (1) $[•] in total value or (2) if such non-employee director is first appointed or elected to the Combined Company Board during such annual period, $[•] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
Plan Administration.   The Combined Company Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. The Combined Company Board may also delegate to one or more of the Combined Company’s officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the Combined Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, subject to the limitations of the 2023 Plan.
Under the 2023 Plan, the Combined Company Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   ISOs and NSOs are granted under stock option agreements approved by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of a share of the Combined Company Common Stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary of the participant may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to disability, the participant may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
The plan administrator will determine the manner of payment of the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of the Combined Company Common Stock previously owned by the participant, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of the Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements approved by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock units awards, including vesting and forfeiture terms, as well as the manner of settlement, which may be by cash, delivery of shares of the Combined Company Common Stock, a combination of cash and shares of the Combined Company Common Stock, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements approved by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Combined Company ends for any reason, the Combined Company may reacquire any or all of the shares of the Combined Company Common Stock held by the participant that have not vested as of the date the participant terminates service with the Combined Company through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements approved by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of the Combined Company Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of the Combined Company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2023 Plan permits the plan administrator to grant performance awards, which may be settled in stock, cash or other property. Performance awards may be structured so that the stock, cash or a combination of stock and cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period as determined by the plan administrator. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Combined Company Common Stock.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to the Combined Company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, and (5) the performance goals of any award if the change in the capital structure affects such goals.

Corporate Transactions.   The following applies to stock awards under the 2023 Plan in the event of a Corporate Transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Company or one of its affiliates.
In the event of a Corporate Transaction, stock awards outstanding under the 2023 Plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level unless otherwise provided in the award agreement) to a date prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the Corporate Transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable, provided that the plan administrator may also determine that the payment to be made to the holder with respect to such award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to the Combined Company’s stockholders in connection with the Corporate Transaction to the extent permitted by Section 409A of the Code. If the amount so determined for any award is $0, then such award shall be automatically cancelled at the effective time for no consideration.
Change in Control.   Awards granted under the 2023 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2023 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.
Transferability.   A participant may not transfer stock awards under the 2023 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2023 Plan.
Recoupment.   Awards granted under the 2023 Plan are subject to recoupment in accordance with any clawback policy adopted by the Combined Company Board.
Plan Amendment or Termination.   The Combined Company Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair (within the meaning of the 2023 Plan) the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the stockholders of the Combined Company. No ISOs may be granted after the tenth anniversary of the date that the Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2023 Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2023 Plan prior to the date of the consummation of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise, vesting or settlement of an award or the disposition of stock acquired under the 2023 Plan. The 2023 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Tax Consequences to the Participants
Nonstatutory Stock Options.   Generally, there is no taxation to the participant upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Incentive Stock Options.   The 2023 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. A participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the exercise price paid by the participant for that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
Restricted Stock Awards.   Generally, a participant who is granted a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the participant generally will not recognize income until the restrictions constituting the substantial risk of forfeiture lapse, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of such lapse over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant for the stock. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse.
Restricted Stock Unit Awards.   Generally, a participant who is granted a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to (i) the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock or (ii) the amount of cash paid to the participant. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Stock Appreciation Rights.   Generally, a participant who is granted a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.
Performance Awards and Other Stock Awards.   Generally, a participant who is granted a performance award or other stock award will recognize ordinary income equal to the fair market value of the stock received over any amount paid by the participant in exchange for such stock, or the amount of cash paid to the participant.
Tax Consequences to the Combined Company
General.   In each case described above, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant with respect to the stock award at the same time the participant recognizes such ordinary income. The Combined Company’s ability to realize the benefit of any tax deductions depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.
Compensation of Covered Employees.   The ability of the Combined Company to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2023 Plan are subject to the discretion of the compensation committee of the Combined Company Board. Therefore, the Combined Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.
Equity Compensation Plan Information
As of June 5, 2023, MTAC had no compensation plans (including individual compensation arrangements) under which equity securities of MTAC were authorized for issuance.
Registration with the SEC
If the 2023 Plan is approved by our stockholders and becomes effective, the Combined Company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2023 Plan as soon as reasonably practicable after the Combined Company becomes eligible to use such form.

Vote Required for Approval
The approval of the Stock Plan Proposal requires the affirmative vote of at least a majority of the votes cast by the MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting and otherwise will have no effect on the Stock Plan Proposal.
The Stock Plan Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if approval of the Business Combination is not obtained, the Stock Plan Proposal will have no effect, even if approved by holders of Common Stock.
The closing of the Business Combination is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and Director Nomination Proposal A at the Meeting; provided that, if the Stock Plan Proposal and/or the ESPP Proposal are not approved, then MTAC and TriSalus may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Stock Plan Proposal and/or ESPP Proposal and MTAC may still consummate the Business Combination. The shares held by the Initial Stockholders and subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to approve the Stock Plan Proposal.
Board Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE MTAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK PLAN PROPOSAL.
When you consider the recommendation of the Board in favor of approval of the 2023 Plan, you should keep in mind that certain of MTAC’s directors and officers have interests in the 2023 Plan that are different from in addition to, or in conflict with your interests as a stockholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MTAC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, MTAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 5 — THE ESPP PROPOSAL
Overview
MTAC’s stockholders are also being asked to consider and vote upon the ESPP Proposal to approve the Combined Company 2023 Employee Stock Purchase Plan. The Board approved the ESPP on [•] 2023, subject to stockholder approval at the Meeting. If MTAC stockholders approve the ESPP Proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
General Information
The purpose of the ESPP is to provide a means whereby the Combined Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the Board believes that the ability to allow employees to purchase shares of the Combined Company Common Stock following the consummation of the Business Combination will help the Combined Company to attract, retain, and motivate employees and encourage employees to devote their best efforts to the Combined Company’s business and financial success.
Approval of the ESPP by MTAC stockholders will allow the Combined Company to provide its employees with the opportunity to acquire an ownership interest in the Combined Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the Combined Company’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E and incorporated into this proxy statement/prospectus by reference. MTAC stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
As stated above, the purpose of the ESPP is to provide a means by which eligible employees of the Combined Company and certain designated companies may be given an opportunity to purchase shares of the Combined Company Common Stock following the consummation of the Business Combination, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success. The ESPP includes two components: a 423 Component and a Non-423 Component. The Combined Company intends that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non-423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   Following the consummation of the Business Combination, the maximum number of shares of the Combined Company Common Stock that may be issued under the ESPP will not exceed the number of shares of the Combined Company Common Stock equal to three percent (3%) of the Fully Diluted Common Stock (as defined in the ESPP) determined as of immediately following the closing of the Business Combination. This number is referred to herein as the “Initial Share Reserve”, subject to adjustment for specified changes in the Combined Company’s capitalization. Additionally, the number of shares of the Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024 and continuing through and including January 1, 2033, by an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, and (y) [•] shares of Common Stock (equal to 200% of the Initial Share Reserve). Notwithstanding the foregoing, the Combined Company Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired Combined Company Common Stock, including shares purchased by the Combined Company on the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of [•], 2023, the Record Date, the closing price of Common Stock as reported on Nasdaq was $[•] per share.
Administration.   The Combined Company Board, or a duly authorized committee thereof, will administer the ESPP.
Eligibility.   The Combined Company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Company or one of its affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with the Combined Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this Proposal is approved by the MTAC stockholders, all the [•] employees of the Combined Company and its related corporations (as of June 5, 2023) will be eligible to participate in the ESPP following the consummation of the Business Combination. An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing 5% or more of the total combined voting power or value of all classes of the Combined Company Common Stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of the Combined Company Common Stock for each calendar year that the rights remain outstanding. The Combined Company Board may approve different eligibility rules for the Non-423 Component.
Offerings.   The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non-423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of the Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of the Combined Company Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of the Combined Company Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of the Combined Company Common Stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.
Purchase Price.   Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lesser of the fair market value of the Combined Company Common Stock on the first day of an offering or on the applicable date of purchase.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to the Combined Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, the Combined Company will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Company will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The Combined Company Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the stockholders of the Combined Company. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of the Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income, the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations.
423 Component.   Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the 423 Component. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above.
Non-423 Component.   A participant will be taxed on amounts withheld for the purchase of shares of the Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, at the time of exercise of the purchase rights, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. Such income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the Combined Company by reason of the grant of rights under the Non-423 Component. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant at the time of exercise of the purchase rights.
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make such employee’s own decision regarding whether and to what extent to participate in the ESPP. Therefore, MTAC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Vote Required for Approval
The approval of the ESPP Proposal requires the affirmative vote of at least a majority of the votes cast by the MTAC stockholders s present in person or represented by proxy at the Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting, and otherwise will have no effect on the ESPP Proposal.
The ESPP Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if approval of the Business Combination Proposal is not obtained, the ESPP Proposal will have no effect, even if approved by holders of Common Stock.
The closing of the Business Combination is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and Director Nomination Proposal A at the Meeting; provided that, if the Stock Plan Proposal and/or the ESPP Proposal are not approved, then MTAC and TriSalus may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Stock Plan Proposal and/or ESPP Proposal and MTAC may still consummate the Business Combination. The shares held by the Initial Stockholders and subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to approve the ESPP Proposal.

Board Recommendation
THE MTAC BOARD UNANIMOUSLY RECOMMENDS THAT THE MTAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
When you consider the recommendation of the Board in favor of approval of the ESPP, you should keep in mind that certain of MTAC’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with, your interests as a stockholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MTAC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, MTAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 6 — THE NASDAQ PROPOSAL
Overview
Assuming the Business Combination Proposal and the Charter Proposal are approved, MTAC’s stockholders are also being asked to approve the Nasdaq Issuance Proposal. Prior to and in connection with the Business Combination, we intend to effect (a) the issuance of up to 22,000,000 shares of Combined Company Common Stock in connection with the Merger, and (b) the issuance and sale in the Preferred Stock PIPE Investment (which will occur substantially concurrently with the consummation of the Merger) of the Series A Convertible Preferred Stock to the Preferred Stock PIPE Investors convertible into and exercisable for up to 11,784,313 shares of Combined Company Common Stock.
Why MTAC Needs Stockholder Approval
We are seeking stockholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d), as applicable. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities. Collectively, MTAC may issue securities representing 20% or more of the number of shares of Common Stock or 20% or more of the voting power, in each case outstanding before the issuance of Combined Company Common Stock in connection with the Business Combination.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. This rule does not specifically define when a change in control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of shares of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the number of shares of common stock, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the “minimum price,” defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the shares of common stock for the five trading days immediately preceding the signing of the binding agreement.
Issuance Pursuant to the Merger Agreement
Upon the consummation of the Business Combination, we will issue to the TriSalus stockholders as consideration in the Business Combination up to 22,000,000 shares of Combined Company Common Stock pursuant to the Merger Agreement. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTAC — Business Combination Agreement — Treatment of TriSalus’ Securities.” Because the number of shares of Combined Company Common Stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding Common Stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of MTAC, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
Issuance Pursuant to Preferred Stock PIPE Investment
In connection with the Preferred Stock PIPE Investment, we will sell and issue to the Preferred Stock PIPE Investors an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock pursuant to the Subscription Agreements. The terms of the Series A Convertible Preferred Stock are set forth in the form of

Certification of Designations, which is attached as Annex G to this proxy statement/prospectus. The Series A Convertible Preferred Stock will participate equally in any dividends declared to holders of Combined Company Common Stock and also carry an additional dividend at a rate per annum of 8.0% of the Liquidation Preference (as defined below) per share of Series A Convertible Preferred Stock (as adjusted upon the occurrence of certain events), which shall accrue and accumulate on a daily basis (the “Annual Dividends”). The Annual Dividends are payable, at the option of the Combined Company, in cash, by issuing shares of Combined Company Common Stock, or any combination of cash and shares of Combined Company Common Stock.
Pursuant to the Certificate of Designations, the holders of Series A Convertible Preferred Stock will have the right to convert all or any portion of their Series A Convertible Preferred Stock into shares of Combined Company Common Stock at any time. All then outstanding Series A Convertible Preferred Stock will also automatically convert into shares of Combined Company Common Stock on the four year anniversary of the Closing Date (the “Mandatory Conversion Date”). The number of shares of Combined Company Common Stock that would be received per share of Series A Convertible Preferred Stock upon conversion will equal the sum of (a) $10.00 (as adjusted upon the occurrence of certain events) (the “Liquidation Preference”) and (b) any accrued, unpaid Annual Dividends, divided by the Conversion Price, with cash in-lieu of fractional shares. The “Conversion Price” will be initially equal to $10.00, but is subject to customary adjustments upon the occurrence of certain events. In addition, the Conversion Price will be subject to reset upon the eighteen (18) and forty-seven (47) month anniversaries of the Closing Date and upon such reset, would be equal to the lower of (a) the then-current Conversion Price and (b) the VWAP of the Combined Company Common Stock for the ten (10) trading days preceding the applicable reset date (subject to a floor price equal to the greater of (i) $2.00 or (ii) twenty percent (20%) of the lower of: (x) the closing price (as reflected on Nasdaq.com) of the Class A Common Stock on the trading day immediately preceding the signing of the Subscription Agreements; or (y) the average closing price of the Class A Common Stock for the prior five (5) trading days immediately preceding the signing of the Subscription Agreements). The maximum number of shares of Combined Company Common Stock that could potentially be issued upon conversion of the Series A Convertible Preferred Stock is 11,784,313 and assumes that (i) no shares of Series A Convertible Preferred Stock have been converted prior to the Mandatory Conversion Date and therefore the aggregate Liquidation Preference for such shares is $17,855,020, (ii) no Annual Dividends have been paid prior to the Mandatory Conversion Date and therefore the aggregate accrued and unpaid Annual Dividends is $5,713,606 and (iii) the Conversion Price has been reset to the floor price of $2.00. This calculation excludes the up to 1,320,000 shares of Combined Company Common Stock that could potentially be issued upon conversion of the Series A Convertible Preferred Stock as a result of any future subscription by the Sponsor pursuant to the Backstop Letter Agreement. As of June 5, 2023, MTAC had a total of 1,953,422 shares of Class A Common Stock and 4,062,500 shares of Class B Common Stock outstanding. Accordingly, such maximum potential issuance of shares of Combined Company Common Stock upon conversion of the Series A Convertible Preferred Shares may result in (i) twenty percent (20%) or more of the shares of MTAC Common Stock, or 20% or more of the voting power of shares of MTAC Common Stock, outstanding before the issuance, being issued at a price that is less than the “minimum price” under Nasdaq Listing Rule 5635(d) and (ii) a change of control under Nasdaq Listing Rule 5635(b), each of which requires shareholder approval under the applicable Nasdaq rules.
The Series A Convertible Preferred Stock may not be converted into shares of Combined Company Common Stock to the extent such conversion would result in any holder of the Series A Convertible Preferred Stock and its affiliates having beneficial ownership of more than 19.99% of the then outstanding shares of Combined Company Common Stock. For example, Frankenius Equity AB (“Frankenius”), an equityholder in TriSalus and a subscriber in the Preferred Stock PIPE Investment is expected to beneficially own approximately 6.6% of the Combined Company Common Stock under the no redemption scenario, approximately 6.8% of the Combined Company Common Stock under the 50% of maximum redemption scenario and approximately 7.1% of the Combined Company Common Stock under the maximum redemption scenario in connection with the Business Combination. Unless the Nasdaq Proposal is approved by our stockholders, Frankenius may not convert its shares of Series A Convertible Preferred Stock into Combined Company Common Stock, which would result in it beneficially owning 20% of more of the then outstanding shares of Combined Company Common Stock.

We are seeking stockholder approval pursuant to Nasdaq Listing Rules 5635(b) and 5635(d) in connection with the potential conversion of the Series A Convertible Preferred Stock to be sold and issued in the Preferred Stock PIPE Investment into Combined Company Common Stock. Stockholder approval of the Nasdaq Proposal will constitute stockholder approval for purposes of Nasdaq Listing Rules 5635(b) and 5635(d).
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, (1) MTAC will issue 22,000,000 shares of Combined Company Common Stock (which would represent 20% or more of the shares of Combined Company Common Stock outstanding immediately following the Effective Time) to the stockholders of TriSalus as consideration in the Business Combination and (2) the Combined Company will be permitted to issue up to 11,784,313 shares of Combined Company Common Stock (which would represent 20% or more of the shares of Combined Company Common Stock outstanding immediately following the Effective Time and may result in a “change of control” under Nasdaq Listing Rule 5635(b)) upon conversion of the shares of the Series A Convertible Preferred Stock to be issued in the Preferred Stock PIPE Investment from time to time following the Effective Time at a price that is less than the “minimum price” under Nasdaq Listing Rule 5635(d).
The issuance of such shares would result in significant dilution to the MTAC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of MTAC. MTAC stockholders do not have preemptive rights to subscribe to additional shares that may be issued by us upon conversion of the Series A Convertible Preferred Stock into shares of Combined Company Common Stock in order to maintain their proportionate ownership of Combined Company Common Stock. If the Nasdaq Proposal is adopted, assuming that 22,000,000 shares of Combined Company Common Stock are issued to the stockholders of TriSalus as consideration in the Business Combination, and taking into account the Preferred Stock PIPE Investment, under the “no additional redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 6.5% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.6% of the Combined Company, the Sponsor, as the sole holder of founder shares, will retain an ownership interest of approximately 13.5% of the Combined Company, and the TriSalus stockholders will own approximately 73.4% of the Combined Company. Under the “50% of maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of approximately 3.4% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 6.8% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.0% in the Combined Company, and the TriSalus stockholders will own approximately 75.8% of the Combined Company. Under the “maximum redemptions” scenario, upon completion of the Business Combination, MTAC’s public stockholders would retain an ownership interest of 0.0% in the Combined Company, the Preferred Stock PIPE Investors will own approximately 7.1% of the Combined Company, the Sponsor will retain an ownership interest of approximately 14.5% in the Combined Company, and the TriSalus stockholders will own approximately 78.4% of the Combined Company.
For the ownership percentages presented above, the ownership percentages with respect to the Combined Company do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan or ESPP, (ii) any exercise of public warrants or Private Placement Warrants to purchase Combined Company Common Stock that will be outstanding immediately following the Effective Time, (iii) any shares of Combined Company Common Stock underlying vested and unvested TriSalus Options that will be held by current equityholders of TriSalus immediately following the Effective Time or (iv) any shares of Combined Company common stock covered by TriSalus RSUs that will be held by current equityholders of TriSalus immediately following the Effective Time. For the “no additional redemptions” scenario, the ownership percentages presented above assume that none of MTAC’s public stockholders will exercise their redemption rights upon the consummation of the Business Combination. For the “50% of maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 976,711 shares of MTAC Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that MTAC public stockholders holding 1,953,422 shares of Class A Common Stock will exercise their redemption rights upon the consummation of the Business Combination. Assuming the issuance of all of the shares described in clauses (i), (ii), (iii), and (iv) above (including the shares underlying the Private Placement Warrants), Sponsor would retain an ownership interest of approximately 16.9%, 17.3% and 17.6% of the Combined Company under the “no additional redemptions,” “50% of maximum redemptions” and “maximum redemptions” scenarios, respectively. If the actual facts are different from these assumptions, the percentage ownership retained by the MTAC stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, MTAC would be in violation of Nasdaq Listing Rule 5635, which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity with respect to our securities;

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a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage for the post-transaction company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of MTAC and TriSalus to close the Business Combination that the Combined Company Common Stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.
Vote Required for Approval
Assuming that a quorum is present at the Meeting, the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon is required to approve the Nasdaq Proposal.
This Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Approval Proposal. If either of the Business Combination Proposal or Charter Approval Proposal is not approved, this Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Business Combination will not occur unless we and TriSalus waive the applicable closing condition. The shares held by the Initial Stockholders and subject to the Letter Agreement and the Sponsor Support Agreement are sufficient to approve the Nasdaq Proposal.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 6.

PROPOSALS 7A – 7B  — THE DIRECTOR NOMINATION PROPOSAL
Overview
Our Board is currently divided into two classes, with only one class of directors being elected in each year and each class serving a two-year term. The term of office of our Class II directors, David J. Matlin, David L. Treadwell, and Christopher C. Dewey, will expire at the Meeting.
If the Business Combination Proposal, the Charter Approval Proposal, and the Nasdaq Proposal are approved, the Proposed Charter, which would be effective at the Effective Time, will provide for the reclassification of our Board from two classes to three classes. Our Board has determined to increase the size of our Board from seven (7) to nine (9) directors if the Business Combination is completed.
If any of the condition precedent proposals are not approved or the Business Combination is not completed, our Board will remain at seven directors and classified in two classes, and the term of office of each of the company’s three Class II directors (David J. Matlin, David L. Treadwell, and Christopher C. Dewey), if elected, would begin upon the conclusion of the Meeting.
Director Nominees
Proposal 7A — Approval of Directors After Business Combination
Our Board has determined to increase the size of the Board from seven (7) to nine (9) directors if the Business Combination is completed.
MTAC’s stockholders are being asked to consider and vote upon the Director Nomination Proposal to elect nine (9) directors to our Board, effective immediately after the Effective Time, with each Class I director having a term that expires at our first annual meeting of stockholders after the completion of the Business Combination, each Class II director having a term that expires at our second annual meeting of stockholders after the completion of the Business Combination and each Class III director having a term that expires at our third annual meeting of stockholders after the completion of the Business Combination, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.
Our Board has nominated Anil Singhal, Kerry Hicks, and Sean Murphy to serve as the Class I directors, David Matlin, Mats Wahlström, and Andrew von Eschenbach to serve as Class II directors and Mary Szela, Arjun “JJ” Desai, and George Kelly Martin to serve as Class III directors, effective immediately after the Effective Time.
For more information on the experience of the proposed directors please see the section entitled “Directors and Executive Officers After the Business Combination.”
Proposal 7B — Annual Approval of Directors
If any of the condition precedent proposals are not approved or the Business Combination is not completed, the size of our Board will remain at seven directors and classified in two classes. In the event this occurs, our Board has nominated each of the Company’s current three Class II directors, David J. Matlin, David L. Treadwell and Christopher C. Dewey, for election to our Board until the 2025 annual meeting of stockholders or when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.
Vote Required for Approval
Approval of the Director Nomination Proposals requires a plurality of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. This Director Nomination Proposal is conditioned upon the approval and completion of the Business

Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal or the Nasdaq Proposal are not approved, this Proposal will have no effect even if approved by our stockholders. The shares held by the Initial Stockholders and subject to the Letter Agreement and Sponsor Support Agreement are sufficient to approve the Director Nomination Proposals.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE DIRECTOR NOMINATION PROPOSALS UNDER PROPOSAL 7A AND PROPOSAL 7B.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals. In no event will MTAC solicit proxies to adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented at the Meeting and is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal or the Director Nomination Proposal.
Required Vote
Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the votes cast by MTAC stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The shares held by the Initial Stockholders and subject to the Letter Agreement and the Sponsor Support Agreement are sufficient to approve the Adjournment Proposal.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 8.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of Common Stock.
This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address the alternative minimum tax, the U.S. federal 3.8% Medicare tax imposed on certain net investment income, or federal estate, gift, or other non-income tax consequences, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This summary is limited to considerations relevant to holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their individual facts and circumstances, and, accordingly, is not intended to be and should not be construed as, tax advice. In particular, this summary does not address the federal income tax consequences to holders subject to special treatment under the U.S. tax laws, such as:
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banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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expatriates or former long-term residents of the United States;

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subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received shares of Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of Common Stock (excluding treasury shares);

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holders holding Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

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controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS TO A HOLDER IN LIGHT OF THE HOLDER’S CIRCUMSTANCES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION OR AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights
U.S. Federal Income Tax Consequences to U.S. Holders
In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder.
Redemption Treated as Sale or Exchange
If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Common Stock is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain recognized on the redemption of the Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.
Redemption Treated as Corporate Distribution
If the redemption does not qualify as a sale or exchange of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from MTAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Characterization of Redemption
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. Holder relative to all of the shares of Common Stock outstanding, determined as of before and after the redemption. The redemption of Common Stock generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in MTAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Common Stock actually owned by the U.S. Holder, but also shares of Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption; (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of MTAC’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of MTAC’s stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Common Stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MTAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MTAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Common Stock or possibly in other Common Stock constructively owned by it.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above, and the corresponding consequences will be as described below.
Redemption Treated as Sale or Exchange
Any gain realized by a Non-U.S. Holder on the redemption of Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
MTAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock redeemed, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, MTAC may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. MTAC would generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. MTAC believes that it is not and has not been at any time since formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.
Redemption Treated as Corporate Distribution
With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, MTAC will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.
This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Information Reporting and Backup Withholding
Payments of cash to a holder pursuant to a redemption of Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions under the Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” impose withholding of 30% on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on Common Stock. 30% withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.
In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides certifications required on a valid IRS Form W-9 or a valid IRS Form W-8, respectively. Holders potentially subject to withholding under FATCA include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on a redemption of Common Stock.
THE FOREGOING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS

NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

MTAC’S BUSINESS
You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of MTAC’s business.
Overview
MTAC is an early stage blank check company formed on September 11, 2020 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Since the IPO (as described below), MTAC has focused its search for an initial business combination on businesses that may provide significant opportunities for attractive investor returns. MTAC’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although MTAC intends to focus on businesses primarily operating in the healthcare sector in the United States.
MTAC has until June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) to consummate an initial business combination. If MTAC has not consummated its initial business combination by June 22, 2023, MTAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MTAC’s remaining stockholders and the Board, liquidate and dissolve, subject, in each case, to MTAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the MTAC warrants, which will expire worthless if MTAC fails to complete the Business Combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal). In the event of a liquidation, the Sponsor and MTAC’s officers and directors will not receive any monies held in the Trust Account as a result of their ownership of the founder shares.
Initial Public Offering
The registration statement for the IPO was declared effective on December 17, 2020. On December 22, 2020, MTAC consummated the IPO consisting of 25,000,000 MTAC units. Each unit consists of one share of Class A Common Stock and one-third of one MTAC public warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock for $11.50 per share. The MTAC Units were sold at a price of $10.00 per unit, generating gross proceeds to MTAC of $250 million.
Simultaneously with the closing of the IPO, MTAC completed the private sale of an aggregate of 4,933,333 Private Placement Warrants to the Sponsor at a purchase price of $1.50 per warrant, generating gross proceeds of $7.4 million.
A total of $250 million of the proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account maintained by Continental, acting as trustee.
MTAC may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for the IPO and described in the subsection below titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTAC,” these proceeds will not be released until the earlier of the completion of an initial business combination and MTAC’s redemption of 100% of the outstanding MTAC public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital and to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
As of June 5, 2023, assets held in the Trust Account were comprised of cash of $20.5 million.
Extension of Time to Complete a Business Combination
Prior to the adoption of the Extension Amendment, the Existing Charter required that MTAC consummate its initial business combination by December 22, 2022. On December 12, 2022, MTAC reconvened the Extension Meeting (which had been adjourned from its original date of December 7, 2022 in order for MTAC to solicit more votes in favor of the Extension Amendment), at which MTAC’s stockholders voted to approve the Extension Amendment, which extended the date by which MTAC must complete a business combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). On December 12, 2022, MTAC filed the Extension Amendment with the Delaware Secretary of State. In connection with the vote to approve the First Extension Amendment Proposal, the holders of 23,046,578 shares of Class A Common Stock properly exercised their right to redeem their shares for cash in an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share of Class A Common Stock for an aggregate redemption amount of $232.4 million. After giving effect to the Extension Redemptions, as of June 5, 2023, there were 1,953,422 shares of Class A Common Stock issued and outstanding and approximately $20.5 million remaining in the Trust Account.
On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of four proposals to amend the Existing Charter, including (i) extending the date by which MTAC must consummate its initial business combination to September 22, 2023 per the Second Extension Amendment Proposal, (ii) permitting the number of authorized shares of any class of Common Stock or preferred stock to be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of MTAC’s capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporate Law of the State of Delaware, (iii) allowing holders of Class B Common Stock to convert into Class A Common Stock, on a one-to-one basis, at any time prior to the Effective Time, and (iv) eliminating the limitation that MTAC may not redeem public shares to the extent that such redemptions would result in MTAC having net tangible assets of less than $5,000,0001. MTAC is currently soliciting proxies for stockholder approval of these proposals to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023. MTAC is providing public stockholders with the ability to redeem their shares of Class A Common Stock in connection with this special meeting of MTAC stockholders.
Business Combination Activities
On November 11, 2022, we entered into the Merger Agreement. As a result of the transaction, TriSalus will become our wholly-owned subsidiary, and we will change our name to “TriSalus Life Sciences, Inc.” In the event that the Business Combination is not consummated by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC will be required to dissolve and liquidate and our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.
On August 12, 2021, MTAC entered into a Business Combination Agreement (the “Memic Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Memic Merger Sub”). On March 10, 2022, MTAC, Memic and Memic Merger Sub entered into a Termination of Business Combination Agreement, pursuant to which the parties agreed to mutually terminate the Memic Business Combination Agreement. The termination of the Memic Business Combination Agreement was effective as of March 9, 2022.
Redemption Rights
Pursuant to the Existing Charter, our stockholders (except the Initial Stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account. As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, as of June 5, 2023, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights. The Initial Stockholders do not have redemption rights with respect to any shares of Common Stock owned by them, directly or indirectly.
Fair Market Value of Target Business
The target business or businesses that MTAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although MTAC may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The Board determined that this test was met in connection with the proposed Business Combination with TriSalus as described in the section of this proxy statement/prospectus titled “Proposal 1 — The Business Combination Proposal — MTAC’s Board’s Reasons for the Approval of the Business Combination.”
Stockholder Approval of Business Combination
Under the Existing Charter, MTAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which MTAC public stockholders may seek to have their MTAC public shares converted into cash, regardless of whether they vote for or against a proposed business combination or do not vote at all, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the MTAC public stockholders may seek to have their MTAC public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “The Meeting — Redemption Rights.”
Voting in Connection with the Stockholder Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, MTAC’s stockholders prior to the IPO and its officers and directors have each agreed to vote their MTAC shares in favor of such proposed Business Combination.
At any time prior to the special meeting of MTAC stockholders, during a period when they are not then aware of any material nonpublic information regarding MTAC or its securities, the Initial Stockholders, its officers and directors, TriSalus stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the closing of the Business Combination will be met, where it appears that such conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares for nominal value.
Entering into any such arrangements may have a depressive effect on the shares of MTAC’s Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other Proposals to be presented at the Meeting and would likely increase the chances that such Proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. MTAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or any other Proposals or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination
Under the Existing Charter, as amended by that Extension Amendment approved by stockholders of MTAC on December 12, 2022, if MTAC does not complete the Business Combination with TriSalus or another initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), MTAC shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the MTAC public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to MTAC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding MTAC public shares, which redemption will completely extinguish rights of the MTAC public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to MTAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
Each of the initial stockholders of MTAC and its officers and directors has agreed to waive its rights to participate in any distribution from the Trust Account or other assets with respect to the shares held by them prior to the IPO. There will be no distribution from the Trust Account with respect to the MTAC warrants, which will expire worthless if MTAC is liquidated.
The proceeds deposited in the Trust Account could, however, become subject to the claims of MTAC’s creditors that are in preference to the claims of the MTAC public stockholders. Although MTAC has obtained waiver agreements from most vendors and service providers it has engaged and owes money to, and the prospective target businesses MTAC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although MTAC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Such claims could include, but are not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, MTAC will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by MTAC for services rendered or contracted for or products sold to it, but MTAC cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, there are two exceptions to the Sponsor’s indemnity: the Sponsor will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with MTAC waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims under the indemnity with the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the MTAC public stockholders and instead will only have liability to MTAC. Furthermore, MTAC has not asked the Sponsor to reserve for such indemnification obligations, nor has MTAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations; therefore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of MTAC and MTAC has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than $10.00, plus interest, due to claims of creditors. Additionally, if MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MTAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MTAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, MTAC cannot assure you it will be able to return to the MTAC public stockholders at least $10.00 per share. MTAC’s public stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period or if the stockholders properly seek to have MTAC redeem their respective shares for cash upon a business combination which is actually completed by MTAC. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account. None of the MTAC officers or directors will indemnify MTAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share of Class A Common Stock and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While MTAC currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to MTAC, it is possible that MTAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, MTAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share of Class A Common Stock.
If MTAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by MTAC’s stockholders. Because MTAC intends to distribute the proceeds held in the Trust Account to it’s the MTAC public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to the MTAC public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, by paying MTAC public stockholders from the Trust Account prior to addressing the claims of creditors, MTAC’s board of directors may be viewed as having breached its fiduciary duty to MTAC’s creditors and/or may be viewed as having acted in bad faith, which may subject MTAC and TriSalus to claims of punitive damages. MTAC cannot assure you that such claims will not be brought against it.
MTAC will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account plus the up to $100,000 of interest earned on the funds in the Trust Account that MTAC may use for liquidation and dissolution expenses.
Facilities
We maintain our principal executive offices at 48 Maple Avenue, Greenwich, CT 06830. We consider our current office space adequate for our current operations. Upon the closing of the Business Combination, the principal executive offices of MTAC will become those of TriSalus.

Directors and Executive Officers
MTAC has three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote only as much time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against MTAC, and MTAC has not been subject to any such proceeding in the ten years preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
MTAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. MTAC has filed with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, September 30, 2022, June 30, 2022, March 31, 2022, September 30, 2021, June 30, 2021, March 31, 2021, and amendment one to its Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2021, its Annual Report on Form 10-K for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, amendment one to its Annual Report on Form 10-K/A for the year ended December 31, 2020, and amendment two to its Annual Report on Form 10-K/A for the year ended December 31, 2020. You can read MTAC’s SEC filings, including this proxy statement/prospectus and the aforementioned reports, over the Internet at the SEC’s website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MTAC
The following discussion and analysis of MTAC’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a blank check company formed under the laws of the State of Delaware on September 11, 2020 for the purpose of effecting an initial business combination. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our capital stock, debt, convertible debt or a combination of cash, stock, debt and convertible debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
Recent Developments
On August 12, 2021, MTAC entered into a Business Combination Agreement (the “Memic Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Memic Merger Sub”). On March 9, 2022, MTAC convened and then adjourned, without conducting any other business, its special meeting of stockholders relating to the proposed business combination with Memic and the other transactions contemplated by the Memic Business Combination Agreement. On March 10, 2022, MTAC, Memic and Memic Merger Sub entered into a Termination of Business Combination Agreement (the “Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Memic Business Combination Agreement. The termination of the Memic Business Combination Agreement was effective as of March 9, 2022.
As a result of the termination of the Memic Business Combination Agreement, the Memic Business Combination Agreement, along with any Transaction Agreement (as defined in the Memic Business Combination Agreement) entered into in connection therewith, became void and there was no liability under either of the Memic Business Combination Agreement or any Transaction Agreement on the part of any party thereto (including, without limitation, under the SPAC Sponsor Letter Agreement by and among Memic, the Sponsor, and the other parties signatory thereto dated August 12, 2021). Pursuant to the Termination Agreement, subject to certain exceptions, MTAC, Memic and Memic Merger Sub also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the Memic business combination.
On November 11, 2022, MTAC entered into the Merger Agreement with Merger Sub and TriSalus, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into TriSalus, with TriSalus surviving the Business Combination as MTAC’s direct, wholly-owned subsidiary. The Board unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of MTAC.
Treatment of TriSalus’ Securities
Preferred Stock.   Immediately prior to the Effective Time, each issued and outstanding share of TriSalus Preferred Stock shall be converted into shares of the TriSalus Common Stock at the then-applicable conversion rates (the “Preferred Stock Conversion”).
Convertible Notes.   Immediately prior to the Effective Time, each outstanding convertible note of TriSalus, if any, shall be converted into shares of TriSalus Common Stock in accordance with the terms of such convertible notes (the “Convertible Note Conversion”).

Warrants.   Each TriSalus Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the Business Combination, without any election or action by TriSalus or the holder of the TriSalus Warrant shall automatically expire worthless or be exercised or exchanged in full for the applicable shares of TriSalus Common Stock, as applicable, each in accordance with its terms. Each warrant for shares of TriSalus’ series B-3 preferred stock that is outstanding and unexercised immediately prior to the Effective Time, without any election or action by TriSalus or the holder of such warrant for shares of TriSalus’ series B-3 preferred stock shall automatically be exercised in full for the applicable shares of TriSalus Common Stock immediately prior to the Effective Time, and any such share of TriSalus Common Stock issued upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time, and shall be cancelled and converted into the right to receive the applicable portion of the Closing Merger Consideration (as defined in the Merger Agreement) in respect of such TriSalus Common Stock held by such TriSalus stockholder. Each other TriSalus Warrant that is outstanding and unexercised immediately prior to the Effective Time (the “Assumed Warrants”) and that is not expired worthless or automatically exercised in full shall be converted into a warrant to purchase shares of Combined Company Common Stock. Such shares of Combined Company Common Stock will have the same terms and conditions as are in effect with respect to such TriSalus Warrant immediately prior to the Effective Time, except that: (i) Assumed Warrant may be exercised solely for shares of Combined Company Common Stock (rounded down to the nearest whole share); (ii) the number of shares of Combined Company Common Stock subject to each Assumed Warrant will be determined by multiplying (A) the number of shares of TriSalus Common Stock (as calculated on as converted to TriSalus Common Stock basis) subject to such TriSalus Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio and (iii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the exercise price per share of such TriSalus Warrant immediately prior to the Effective Time divided by the Exchange Ratio.
Common Stock.   At the Effective Time, following the Convertible Note Conversion and Preferred Stock Conversion, each share of TriSalus Common Stock (including shares of TriSalus Common Stock outstanding as a result of the Convertible Note Conversion and Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of Combined Company Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement).
Stock Options.   At the Effective Time, each outstanding TriSalus Option, whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of Combined Company Common Stock with the same terms and conditions as were applicable to such TriSalus Option immediately prior to the Effective Time, except that each TriSalus Option will relate to such number of shares of Combined Company Common Stock as is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement), with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Restricted Stock Units.   At the Effective Time, each outstanding TriSalus RSU will be assumed and converted into a restricted stock unit award covering shares of Combined Company Common Stock, with the same terms and conditions as were applicable to such TriSalus RSU immediately prior to the Effective Time, that is equal to the product of (i) the number of shares of TriSalus Common Stock subject to such TriSalus RSUs prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement).
The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Business Combination is subject to certain conditions as further described in the Merger Agreement.
Prior to the adoption of the Extension Amendment, the Existing Charter required that MTAC consummate its initial business combination by December 22, 2022. On December 12, 2022, MTAC reconvened the Extension Meeting (which had been adjourned from its original date of December 7, 2022 in order for MTAC to solicit more votes in favor of the Extension Amendment), at which MTAC’s stockholders voted to approve the Extension Amendment, which extended the date by which MTAC must complete a business combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). On December 12, 2022, MTAC filed the Extension Amendment with the Delaware Secretary of State. In connection with the vote to approve the First Extension Amendment Proposal, the holders of 23,046,578 shares of Class A Common Stock properly exercised their right to redeem their shares for cash in an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share of Class A Common Stock for an aggregate redemption amount of approximately $232.4 million. After giving effect to the Extension Redemption, as of June 5, 2023, there were 1,953,422 shares of Class A Common Stock issued and outstanding and approximately $20.5 million remaining in the Trust Account.
In connection with the Extension Amendment, the Sponsor agreed to deposit, or cause the deposit of, the Extension Contributions into the Trust Account. Under the Extension Contributions, MTAC will receive (i) $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions plus (ii) the Monthly Contribution. Based on the Extension Redemptions, the aggregate Monthly Contribution payable to MTAC is $78,136.88.
Pursuant to the Merger Agreement, TriSalus has agreed to pay for, as a transaction expense and not as a loan, 50% of the Extension Contributions, provided that TriSalus’ obligation to pay its portion of the Monthly Contribution will terminate immediately at the earliest to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement. Upon such termination, MTAC will have no obligation to repay such amounts to TriSalus. The remaining 50% of the Extension Contributions is a loan from Sponsor as evidenced by the Sponsor Note (such that the Monthly Contribution from the Sponsor is $0.02 per public share that was not redeemed in the Extension Redemptions so long as TriSalus is paying its portion of the Monthly Contribution, or $39,068.44).
Based on the 1,953,442 public shares that were not redeemed in the Extension Redemptions, the maximum amount of Extension Contributions is $468,821.28, which assumes that MTAC does not consummate an initial business combination until after May 22, 2023. As of June 5, 2023, the current balance of the Sponsor Note was $234,410.64 and TriSalus has contributed $234,410.64 towards the Extension Contributions. The Sponsor Note is unsecured, does not bear interest, and is repayable by MTAC to the Sponsor and/or its designees upon consummation of the Business Combination. If MTAC completes an initial business combination, MTAC would repay the Sponsor Note out of the proceeds of the Trust Account released to MTAC (subject to the application of the MTAC Transaction Expenses Cap). Under the Sponsor Note, the Sponsor has agreed to waive its right to be repaid for the Extension Loan out of the funds held in the Trust Account in the event that MTAC does not complete an initial business combination. Therefore, if MTAC does not complete an initial business combination, MTAC will not repay the Sponsor Note, except to the extent there are funds available to MTAC outside of the Trust Account.
On November 11, 2022, in connection with the entry into the Merger Agreement, MTAC amended the underwriting agreement with Raymond James & Associates, Inc. (“Raymond James”), pursuant to which, in the event that the Business Combination with TriSalus is consummated, Raymond James agreed to waive its right to the deferred underwriting fees and commissions that would have otherwise been payable upon the consummation of the Business Combination.
On December 2, 2022, the 2021 Promissory Note (defined below) and the January 2022 Promissory Note (defined below) were amended to clarify that no amount shall be due under the notes if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter.
On December 16, 2022, MTAC issued an unsecured promissory note to the Sponsor (the “December 2022 Promissory Note”) in principal amount of up to $1,000,000. The December 2022 Promissory Note is non-interest bearing and no amount shall be due under the note if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter. As of June 5, 2023, MTAC had $629,222 of borrowings under the December 2022 Promissory Note.
On April 4, 2023, MTAC, Merger Sub, and TriSalus entered into the First Amendment to make certain amendments to the Merger Agreement. These amendments included (i) the assumption and conversion of TriSalus RSUs that are outstanding at the Effective Time into restricted stock unit awards covering shares of

Combined Company Common Stock with the same terms and conditions as were applicable to such TriSalus RSUs immediately prior to the Effective Time, (ii) removing the right for either party to terminate the Merger Agreement if MTAC has not, on and after March 31, 2023, received commitments for a Future PIPE Investment of at least $40,000,000 in the aggregate, and (iii) clarifying which placement agent fees and other fees related to a Future PIPE Investment will be covered by the MTAC Transaction Expenses Cap. See “Proposal 1 — The Business Combination Proposal — The Merger Agreement” for a summary of the First Amendment and Annex A-2 to this proxy statement/prospectus for a complete copy of the First Amendment.
On May 13, 2023, MTAC, Merger Sub, and TriSalus entered into the Second Amendment to make certain amendments to the Merger Agreement. These amendments included (i) extending the Final Outside Date to September 22, 2023 (based on a potential Extension of MTAC’s last date to consummate an initial business combination under its Existing Charter), (ii) clarifying that no greenshoe or other investor-held options to purchase MTAC’s securities that are exercisable at the investor’s sole discretion will count towards the Available Closing MTAC Cash, and (iii) reducing the minimum available cash condition from $60 million to $35 million. See “Proposal 1 — The Business Combination Proposal —  The Merger Agreement” for a summary of the Second Amendment and Annex A-3 to this proxy statement/prospectus for a complete copy of the Second Amendment.
On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of four proposals to amend the Existing Charter, including (i) extending the date by which MTAC must consummate its initial business combination to September 22, 2023 per the Second Extension Amendment Proposal, (ii) permitting the number of authorized shares of any class of Common Stock or preferred stock to be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of MTAC’s capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporate Law of the State of Delaware, (iii) allowing holders of Class B Common Stock to convert into Class A Common Stock, on a one-to-one basis, at any time prior to the Effective Time, and (iv) eliminating the limitation that MTAC may not redeem public shares to the extent that such redemptions would result in MTAC having net tangible assets of less than $5,000,0001. MTAC is currently soliciting proxies for stockholder approval of these proposals to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023. MTAC is providing public stockholders with the ability to redeem their shares of Class A Common Stock in connection with this special meeting of MTAC stockholders.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. MTAC’s only activities from September 11, 2020 (inception) through March 31, 2023 were organizational activities, those necessary to prepare for the IPO, and identifying a target company for an initial business combination, including TriSalus. MTAC does not expect to generate any operating revenues until after the completion of our initial business combination. Until the Extension Meeting, MTAC generated non-operating income in the form of interest income on marketable securities held in the Trust Account. After the Extension Meeting, the Trust Account is now held in a deposit account at Citibank, N.A. with Continental as trustee and no longer contains marketable securities. MTAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance) as well as identifying and evaluating targets for an initial business combination.
For the three months ended March 31, 2023, we had a net loss of $448,097, which consists of general and administrative expenses of $843,346 and provision for income taxes of $27,118, offset by a change in fair value of warrant liabilities of $265,334 and interest earned on marketable securities held in the Trust Account of $157,033.
For the three months ended March 31, 2022, we had a net income of $2,836,725, which consists of a change in fair value of warrant liabilities of $3,449,332 and interest earned on marketable securities held in the Trust Account of $57,200, offset by general and administrative expenses of $669,807.
For the year ended December 31, 2022, we had a net income of $5,539,079, which consists of a change in fair value of warrant liabilities of $5,837,332 and interest income on marketable securities held in the Trust

Account of $3,018,726, offset by general and administrative expenses of $2,746,125 and provision for income taxes of $570,854.
For the year ended December 31, 2021, we had a net income of $4,767,283, which consists of a change in fair value of warrant liabilities of $7,744,000 and interest income on marketable securities held in the Trust Account of $63,997, offset by general and administrative expenses of $3,040,714.
Liquidity and Going Concern
On December 22, 2020, we consummated the IPO of 25,000,000 MTAC Units at $10.00 per MTAC Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,400,000.
Following the IPO, the partial exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $250,000,000 was placed in the Trust Account. MTAC incurred $14,161,525 in IPO related costs, including $5,000,000 of underwriting fees and $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.
For the three months ended March 31, 2023, cash used in operating activities was $698,415. Net loss of $448,097 was affected by a change in fair value of warrant liabilities of $265,334 and interest earned on marketable securities held in the Trust Account of $157,033. Changes in operating assets and liabilities provided $172,049 of cash for operating activities.
For the three months ended March 31, 2022, cash used in operating activities was $425,954. Net income of $2,836,725 was affected by a change in fair value of warrant liabilities of $3,449,332 and interest earned on marketable securities held in the Trust Account of $57,200. Changes in operating assets and liabilities provided $243,853 of cash for operating activities.
As of March 31, 2023, MTAC had investments held in the Trust Account of $20,219,328. Interest income on the balance in the Trust Account may be used by us to pay taxes. During the period ended March 31, 2023, MTAC did not withdraw any of interest income from the Trust Account.
MTAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our initial business combination. To the extent that our capital stock, debt or convertible debt is used, in whole or in part, as consideration to complete MTAC’s initial business combination, the remaining proceeds held in the Trust Account will be used to fund transaction-related expenses and as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March 31, 2023, MTAC had cash of $136,798. We intend to use the funds held outside the Trust Account primarily to perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination, including the Business Combination.
On December 30, 2021, MTAC issued an unsecured promissory note to the Sponsor in the principal amount of $544,000 (the “2021 Promissory Note”), pursuant to which MTAC borrowed an aggregate principal amount of $544,000. The 2021 Promissory Note does not bear interest and matures upon closing of MTAC’s initial business combination.
On January 28, 2022, MTAC issued an unsecured promissory note in principal amount of up to $400,000 to the Sponsor (the “2022 Promissory Note”), of which $400,000 was funded by the Sponsor during the quarter ended September 30, 2022. The 2022 Promissory Note does not bear interest and matures upon closing of MTAC’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants. On May 24, 2022, MTAC issued the Convertible Sponsor Note to the Sponsor for working capital requirements and payment of certain expenses in connection the MTAC’s initial business combination. As of June 5, 2023, there was $1,500,000 outstanding under the Convertible Sponsor Note.
In connection with MTAC’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” MTAC has until June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), to consummate an initial business combination. It is uncertain that MTAC will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of MTAC. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about MTAC’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should MTAC be required to liquidate after June 22, 2023.
Off-Balance Sheet Financing Arrangements
MTAC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. MTAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
MTAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of an initial business combination or MTAC’s liquidation, MTAC will cease paying these monthly fees. For the three months ended March 31, 2023, MTAC incurred $30,000 in fees for these services. For the three months ended March 31, 2022, MTAC incurred $30,000 in fees for these services. As of March 31, 2023 and December 31, 2022, there were $270,000 and $240,000 included in accounts payable and accrued expenses in the accompanying balance sheets, respectively.
The underwriters are entitled to a deferred fee of $0.35 per MTAC Unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that MTAC completes an initial business combination, subject to the terms of the underwriting agreement.
MTAC incurred legal fees of $508,525 and investment advisory fees of $400,000, which were contingent upon the consummation of the business combination with Memic. On March 12, 2022, the Memic Business Combination Agreement was terminated and, as such, the incurred legal and investment advisory fees are no longer due. These fees were never accrued on MTAC’s balance sheet, therefore no reversal was required.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities
MTAC does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. MTAC evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Accounting Standard Codification Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). MTAC accounts for the public warrants and Private Placement Warrants (together with the public warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, MTAC classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheets date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model. MTAC’s public warrants for periods where no observable traded price was available were also valued using a Monte Carlo simulation Model. For periods subsequent to the detachment of the MTAC public warrants from the MTAC Units, the public warrant quoted market price was used as the fair value as of each relevant date.
Class A Common Stock Subject to Possible Redemption
MTAC accounts for our Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets.
Net Income per share of Common Stock
Net income per common stock is computed by dividing net income by the weighted average number of common stock outstanding for the period. MTAC has two classes of common stock, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of Common Stock. Accretion associated with the redeemable shares of Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. MTAC is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. MTAC has not adopted this guidance as of March 31, 2023.
MTAC’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Factors That May Adversely Affect our Results of Operation
Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

TRISALUS’ BUSINESS
For purposes of this subsection only, “TriSalus,” “we,” “us” or “our” refer to TriSalus Life Sciences, Inc. and its subsidiaries, unless the context otherwise requires.
Overview
We are an oncology company integrating standard-of-care treatments and our investigational immunotherapeutic with disruptive delivery technology with the goal of transforming the treatment paradigm for patients battling liver and pancreatic tumors. We have developed an innovative organ-specific platform that is designed to overcome two of the most significant challenges that prevent optimal delivery and performance of immunotherapeutics in these difficult-to-treat diseases: (i) high intratumoral pressure caused by tumor growth and collapsed vasculature restricting the delivery of oncology therapeutics and (ii) the immunosuppressive properties of liver and pancreatic tumor immune cells. By systematically addressing these barriers, we aim to improve checkpoint inhibitor (“CPI”) response and enable improved patient outcomes.
Background
Liver and pancreatic cancers are among the world’s most lethal diseases. Depending on the disease stage, many patients have no curative treatment options and have poor outcomes, with 5-year survival rates ranging from 8-20% for patients with advanced disease. While immunotherapy represents one of the greatest advancements in cancer treatment over the past 50 years, patients with primary or secondary tumors in the liver or pancreas are less likely to respond to treatment relative to most other cancer types that do not involve these sites of disease. These patients need new treatment options designed to address the unique challenges specific to liver and pancreatic tumors that limit the success of immunotherapy.
The Opportunity: Changing the Treatment Paradigm with an Innovative Platform
We have developed a platform approach to address the unique challenges of treating tumors in the liver and pancreas by integrating our investigational immunotherapeutic, SD-101, with our innovative drug delivery technology with the goal of overcoming the two primary barriers that inhibit treatment success: intratumoral pressure and immunosuppression, both of which limit therapeutic delivery and efficacy.
Our delivery method — Pressure-Enabled Drug Delivery (PEDDTM) (“PEDD”) — modulates pressure and flow within blood vessels to improve the intravascular therapeutic delivery and is designed to increase the likelihood of tumor response in ways traditional approaches currently do not. In addition, we are studying the ability of SD-101, an investigational class C toll-like receptor 9 (“TLR9”) agonist, to reactivate the immune system within the liver and pancreas by broadly reprograming immune cells and reducing myeloid derived suppressor cells (“MDSCs”) which we believe will enable more durable responses to CPIs, thereby improving patient outcomes. SD-101 has previously been shown in both clinical and non-clinical studies to broadly induce interferon production, dendritic cell activation, and B cell activation. Through pre-clinical experiments and early clinical experience in patients with liver tumors, we have recently demonstrated that SD-101 may reduce MDSCs, which are important mediators of immunosuppression in liver and pancreas tumors. SD-101 delivered via the PEDD method is designed to promote responsiveness to systemic checkpoint inhibition by:
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Reducing or eliminating liver MDSCs by inducing apoptosis and favorably reprogramming them to M1 macrophages; and

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Enhancing innate immunity (e.g., DC and NK cells), directly stimulating B cells, and promoting T-cell infiltration and cytotoxic T-cell programming to create an immuno-responsive environment stimulating greater responses to checkpoint inhibition.

We believe that the combination of PEDD with SD-101 creates a platform approach with the potential to address common therapeutic barriers across numerous cancer indications affecting the liver and pancreas and that this approach could provide a meaningful benefit to patients. There is also the potential that this platform may not only enable CPIs, but other classes of immunotherapy as well, such as cell therapeutics.

The PEDD component of our platform currently comprises two FDA-cleared devices that use our proprietary method to enhance delivery of therapeutics: (i) TriNav for liver tumors used during hepatic artery infusion procedures and (ii) the pancreatic retrograde venous infusion (“PRVI”) device for pancreatic tumors using a novel delivery approach designed to address anatomic limitations of arterial infusion for the pancreas. The TriNav device is currently in use with standard-of-care therapeutics for patients with primary and metastatic liver tumors. PEDD has been used in over 17,000 procedures, primarily for transarterial chemoembolization (“TACE”) and transarterial radioembolization (“TARE”) delivery during routine outpatient interventional radiology procedures. Also FDA-cleared, the PRVI device, is currently being studied in a clinical trial for SD-101 delivery into pancreatic tumors. Although FDA-cleared, the PRVI device has not yet been commercialized and commercial sale is not anticipated before 2025.
Currently we are studying our platform approach in three clinical trials, which include four indications, in leading academic oncology centers across the United States (“U.S.”). In these trials, PEDD devices are used to administer our investigational immunotherapy candidate, SD-101, through a regional intravascular approach for patients with liver and pancreatic tumors. We believe this approach will maximize TLR9 stimulation within the liver and pancreas and eliminate immunosuppressive cells to broadly reprogram the tumor microenvironment (“TME”) with the goal of enabling improved efficacy of systemic immunotherapies like CPIs or cell therapy.
Strategic Acquisition of SD-101
In July 2020, we acquired SD-101, a class C TLR9 agonist, from Dynavax Technologies Corporation (“Dynavax”). Prior to acquiring SD-101, we embarked on a comprehensive landscape assessment evaluating assets currently or formerly in clinical development that would fit the criteria for optimal immunomodulation of the TME in the liver and pancreas. Our selection criteria included the identification of an immunotherapeutic with a potential mechanism of action to specifically address immunosuppressive mechanisms in the liver and/or pancreas; the potential to enable systemic checkpoint inhibition in patients with liver or pancreatic tumors to the extent observed in other indications, and the ability to broadly reprogram the TME while addressing MDSCs.
We concluded that the greatest value creation and cancer patient impact opportunity for the PEDD devices, including TriNav, would be to demonstrate clinical efficacy in difficult to treat “cold tumors” such as those affecting the liver and pancreas.
In particular, we chose to focus on TLR agonists since they are well known to have broad TME modulating effects with induction of immunity at distal sites. Many have been in clinical development with varying results, most often using needle injection strategies which limit the ability to treat multiple or large tumors. TLR agonists are generally not safe to be administered intravenously due to concerns related to excessive immune cell activation. Within the TLR agonist space, TLR9 targeting assets were particularly attractive given our hypothesis that MDSC may be eliminated in the liver via TLR9 engagement.
We acquired SD-101 from Dynavax based on Phase 2 study data that demonstrated improved responsiveness to pembrolizumab with acceptable tolerability in stage IV cutaneous melanoma. In particular, Dynavax conducted the Synergy-001/KEYNOTE 184 Phase 1b/2 study (the “Synergy study”) to assess the safety and preliminary efficacy of the combination of intratumoral SD-101 and intravenous (“IV”) pembrolizumab for cutaneous melanoma and head and neck cancer. In the Synergy study, SD-101 + pembrolizumab was associated with a serious adverse event rate on par with that of pembrolizumab alone, and a response rate of 78% was achieved in treatment naïve patients. It was also studied in the I-SPY2 Trial for patients with high-risk, Stage II/III breast cancer. In the melanoma and head and neck carcinoma studies, SD-101 in combination with anti-programmed cell death protein 1 (“PD-1”) therapy produced response rates that are higher than those reported for anti-PD 1 therapy alone. See Note 8 — “Dynavax Purchase” to our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information. We believed that we could substantially enhance SD-101’s profile to create new liver and pancreas opportunities via PEDD administration to optimize its delivery while minimizing systemic exposure, thereby enhancing the therapeutic index and bringing SD-101 and PEDD into clinical testing as a platform approach. Our goal is to achieve a similar response rate for SD-101 with checkpoint inhibition as reported in stage IV melanoma across a wide array of liver and pancreatic indications.

Since acquiring the worldwide rights to SD-101, we have initiated three Phase 1/1b Pressure Enabled Regional Immuno-oncology (PERIOTM) (“PERIO”) studies which are focused on four indications within the primary liver cancer, metastatic liver cancer, and locally advanced pancreatic cancer categories. We are testing the ability of the SD-101/PEDD therapeutic platform to enable systemic CPIs in:
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Uveal melanoma with liver metastases (PERIO-01, NCT04935229);

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Intrahepatic cholangiocarcinoma (“ICC”) and hepatocellular carcinoma (“HCC”) (PERIO-02, NCT05220722); and

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Locally advanced pancreatic carcinoma (PERIO-03, NCT05607953).

We are also planning on testing the SD-101/PEDD therapeutic platform in patients with liver metastases from colorectal carcinoma. We are collaborating with leading cancer centers across the country to help leverage our deep immuno-oncology expertise and our unique, proprietary platform to improve patient responses to CPI therapy and potentially allow a greater number of cancer patients to benefit from immunotherapy advances.
We believe our approach in combination with CPI therapy has the potential to extend and improve the lives of patients battling liver and pancreatic tumors.
Current Treatment and Limitations
In the 1990s, researchers discovered that cancer cells are able to block the immune system from attacking the tumor through immune checkpoints such as cytotoxic T-lymphocyte-associated protein 4 (“CTLA-4”) and PD-1. These drugs, known as “checkpoints,” normally control immune responses to infections or other stimuli, to mitigate collateral tissue damage. Cancer cells can exploit these checkpoint molecules to escape detection and elimination by immune cells. CPIs work by blocking the interaction of checkpoint proteins found on T cells and the associated receptor proteins found on other cells, including tumor cells. When these proteins bind together, an “off” signal in T cells is blocked, enabling a potential anti-tumor immune response. These seminal discoveries enabled researchers to focus on developing CPI therapies, which spurred the approval in the last decade of several CPIs including PD-1 and programmed death-ligand 1 (“PD-L1”) blocking antibodies (often referred together as “PD-(L)1”). Importantly, for CPIs to work, tumors require the presence of a sufficient number of CPI targets within them — activated or exhausted T cells.
Two critical barriers have historically hindered immunotherapy success in patients with intrahepatic and pancreatic malignancies: (1) delivery of immunotherapy agents into high-pressure liver tumors is inefficient with conventional approaches and (2) specific immunosuppression pathways hinder immunotherapy responsiveness. In the majority of liver and pancreatic cancers, the tumors are not infiltrated by T cells and the TME overall is suppressed. An accumulation of suppressive immune cells, such as MDSCs, further limit the ability of T cells to enter into tumors and remain in an activated state. For immunostimulatory drugs like SD-101 to enable CPIs and other forms of immunotherapy, successful delivery into tumors is necessary. Intratumoral pressure in the TME may result in subtherapeutic drug concentrations at the site of disease. With systemic intravenous (IV) infusion, it is difficult to achieve therapeutic levels within the tumor due to distribution of cardiac output and high intratumoral pressures, and off-target toxicity is common. Local needle injection, the traditional approach for TLR agonists since they typically cannot be administered systemically, is highly localized at the point of insertion, not uniformly distributed throughout the tissue (particularly in patients with large or multiple tumors), and physically impractical for most tumors, including liver and pancreas. Importantly, regional intravascular delivery with standard microcatheters does not address the intra-tumoral pressure barrier, while balloon catheters cause a cessation of forward blood flow, which may eliminate the ability to augment baseline intravascular pressure.
Despite progress in other cancer treatments with CPIs, tumors in the liver and pancreas remain challenging to treat and patients have extremely poor outcomes. Few patients with liver or pancreatic cancers demonstrate benefit from CPIs and other immunotherapy approaches. Enabling immunotherapy in liver and pancreas cancer patients requires not only optimization of therapeutic delivery, but also a therapeutic with a mechanism of action appropriate for the specific biologic barriers in the liver and pancreatic tumors. This may be particularly important for CPIs as an emerging body of literature indicates that the presence of tumors in the liver may be among the most significant determinants of poor outcomes in patients receiving anti-PD-1 and/or anti-CTLA-4 agents.
Overcoming Barriers to Effective Drug Delivery with PEDD
Systemic delivery of cancer therapeutics presents two critical challenges for patients with liver tumors. First, based on the normal distribution of cardiac output, the liver will receive a small fraction of the dose. Second, intratumoral solid stresses compress the interior of the tumor and deform blood vessels, reducing the delivery of drugs. Hypoperfusion and interstitial hypertension pose major barriers to the systemic administration of chemotherapeutic agents and nanomedicines to tumors, reducing treatment efficacies. In particular, vessel leakiness together with vascular compression cause elevated interstitial fluid pressure that hinders delivery of therapeutic agents and limits efficacy.
As such, a technological solution to the intratumoral pressure barrier may enable more effective delivery of therapeutic agents to liver and pancreas tumors. PEDD devices are engineered to overcome high intratumoral pressure through creation of a favorable pressure gradient, while at the same time minimizing systemic exposure and decreasing toxicity. In small trials and retrospective studies, the capability of PEDD to modulate pressure during infusion has been shown to overcome the infusion barriers of the TME and improve therapeutic delivery.
Treating Immunosuppression in the Liver and Pancreas
The immunosuppressive properties of liver immune cells protect humans from excessive responses to foreign antigens but limit the ability of human immune systems to fight intrahepatic neoplasia. The propensity of primary and metastatic tumors to thrive in the liver is in part reflective of the tolerogenic nature of the intrahepatic milieu. T-cell suppression caused by MDSCs is mediated in part by L-arginine depletion by arginase 1 or by reactive oxygen species. Liver MDSCs expand in response to granulocyte-macrophage colony-stimulating factor (“GM-CSF”) secreted by tumor cells and GM-CSF enhances their capacity to suppress immunotherapeutic cells through exploitation of signal transducer and activator of transcription 3 (“STAT3”) signaling, indoleamine 2,3-dioxygenase (“IDO”) and PD-L1 to suppress anti-tumor immunity. At the same time, PEDD has been shown to significantly improve therapeutic delivery to liver tumors using a regional intravascular approach and SD-101 has demonstrated enhanced response rates to CPI therapy in cutaneous melanoma.
SD-101 mechanism of action.   As a class C TLR9 agonist, SD-101 has the capacity to stimulate a broad array of immune cells and induce numerous cytokines. In addition, SD-101 may be able to reduce myeloid suppressor cells in the liver and pancreas.

SD-101
Liver and pancreatic tumors are unresponsive to immunotherapies due to immunosuppression and high volume of MDSCs
pDC
NK
Endothelial cell
MDSC
1. SD-101 Binds to TLR9
2. MDSC death
3. MDSC conversion to M1 macrophages
Activation of adaptive and innate immune systems
M1 macrophage
MDSC=Myeloid-delivered Suppressor Cell;
NK=Natural Killer Cell;
pDC=Plasmacytoid Dendritic Cells;
TLR9=Toll-like Receptor 9.

Uveal Melanoma Liver Metastases
With fewer than 3,000 new diagnoses per year in the U.S., uveal melanoma is a rare solid organ malignancy in which metastatic spread to the liver results in rapidly progressive and often fatal disease. Uveal melanoma, however, is the most common primary intraocular malignancy accounting for 3% to 5% of all melanoma cases. Uveal melanoma arises from melanocytes within the uveal tract, but it is a unique disease with distinct genetic, chromosomal, and biologic features not observed in cutaneous melanoma. Although primary uveal melanoma tumors can be managed effectively with surgical or radiation therapy, metastatic disease occurs in more than 50% of patients and involves the liver in up to 90% of patients. The disease course of uveal melanoma that has metastasized to the liver is well understood, with a 1-year overall survival (“OS”) rate of 43% and approximately 90% of patients not surviving beyond 24 months.
CPIs that target CTLA-4, such as ipilimumab, and those that target PD-1, such as nivolumab and pembrolizumab, while highly effective in cutaneous melanoma, have only had limited efficacy in metastatic uveal melanoma. An important contributor to the failure of current therapies to effectively treat uveal melanoma is the profoundly immunosuppressive intrahepatic environment. The liver contains an abundance of immunosuppressive cell types, including liver sinusoidal endothelial cells, regulatory T cells, and MDSCs. In the setting of liver metastases, MDSC are critical drivers of intrahepatic immunosuppression, enabling growth and progression of malignant tumors and limiting the efficacy of immune-oncology therapies.
The recent regulatory approval of tebentafusp, a bispecific T-cell receptor engager, which had a 1-year OS rate of 73% offers promise for patients with stage IV uveal melanoma and demonstrates that immunotherapy has potential application in addressing this disease. However, approximately 50% of patients are ineligible due to human leukocyte antigen (“HLA”) type. While the OS data was positive, the response rate was only 9% and progression-free survival at one year only approximately 19%. Despite representing a crucial clinical advance, the unmet need in the stage IV uveal melanoma space persists.
Primary Liver Cancer
HCC and ICC are the most common primary liver tumors, with HCC representing approximately 90% of cases. While the underlying reasons for the biologic aggressiveness of HCC and ICC are not fully understood, the profoundly immunosuppressive intrahepatic environment is likely an important contributor to both disease progression and failure of current therapies. Given limited success of single agent CPI therapy for HCC and ICC, these drugs have been used in this patient population, but with less success than other diseases.
Encouraging results have been reported in carefully selected HCC patients with CPI combination therapies, although these are tempered by limited response rates and clinical outcomes, a result that we believe to be associated with the immunosuppression in the liver and the delivery barrier imposed by high intra-tumoral pressure. In the Checkmate-040 study, HCC patients treated with nivolumab + ipilimumab had an overall response rate (“ORR”) of 32% (5% CR) with a median OS time of 22.8 months. The IMbrave 150 trial tested the combination of atezolizumab + bevacizumab in HCC patients, with the reported ORR being 27.3% (CR 5.5%), median progression-free survival (“PFS”) of 6.8 months, and median OS of 13.2 months. Data on the use of CPI in ICC is more limited, but suggests significant challenges related to the TME. A study of biliary tract cancers, including ICC, demonstrated an ORR of 22% and median PFS of 3.7 months following treatment with nivolumab + ipilimumab. In a transcriptome study which categorized 566 cases of ICC, only 11% displayed “hot” phenotype required for CPI responsiveness, whereas 45% showed a “cold” phenotype, which has been associated with CPI failure. For both HCC and ICC, improvements in CPI responsiveness are needed. A recent first-line approval based on the TOPAZ-1 trial, which evaluated durvalumab plus chemotherapy for patients with advanced biliary tract cancer, brings checkpoint therapy into standard-of-care for ICC, but the ORR was 26.7% and incidence of grade 3 or 4 adverse events was 75.7%. Several checkpoint inhibitor regimens are approved for first- and second-line HCC treatment, but recent data published in the Journal of Clinical Oncology indicates the real-world response rates may be lower than observed in the pivotal trials. As with the uveal melanoma immunotherapy landscape, further advances are required to address the remaining significant unmet clinical need.
Locally Advanced Pancreatic Adenocarcinoma (“LA-PDAC”)
LA-PDAC is associated with rapid progression, resistance to conventional therapies, deterioration in quality of life, significant morbidity, and a high mortality rate. PDAC tumors are characterized by dense desmoplastic stroma with a paucity of effector immune cells, rendering both drug delivery and stimulation of immune responses very challenging. Immuno-oncology approaches in general and CPI therapy have been highly successful in other malignancies, but PDAC is a particularly aggressive disease which has proven resistant to immuno-oncology regimens. Poor responses to CPI therapy in PDAC patients may be due to the presence of suppressive immune mediators such as MSDCs, scarcity of effector T cells, and drug delivery challenges due to a highly desmoplastic stroma creating high tumor pressures. Response rates to CPI in patients with PDAC are routinely below 10% and new therapeutic options capable of addressing the delivery and immunologic barriers are urgently needed. Like uveal melanoma liver metastases, HCC, and ICC, LA-PDAC immunotherapy success may be limited due to challenges with drug delivery and a deeply immunosuppressive TME driven by MDSC. The PERIO programs are designed to test a delivery technology and class C TLR9 agonist with the potential to enhance immunotherapy performance in intrapancreatic indications.
Treatment of Liver Tumors with Transarterial Radioembolization
Radioembolization is a treatment option for HCC patients that are not candidates for resection with intermediate to advanced stage hepatocellular carcinoma as characterized by the Barcelona Clinic Liver Cancer (“BCLC”) staging system. Radioembolization is used in BCLC stage A disease as an alternate to ablation. TACE is an alternative to radioembolization in patients with intermediate-stage disease. However, radioembolization is preferred by many because, relative to TACE, radioembolization is better tolerated and is associated with a longer time to progression, though no survival benefit has been demonstrated.
The PEDD approach may provide a reliable method to maximize the tumor to normal liver ratio (“T/N ratio”). PEDD devices are designed to not only increase therapeutic delivery to target tumors but also to provide anti-reflux protection to minimize off-target delivery of radioactive microspheres and potential complications associated with undesired normal tissue exposure. A pilot study of the anti-reflux catheter not only demonstrated reduced hepatic nontarget embolization but also found a significant increase in tumor deposition of 99mTc-MAA by a factor of 1.68 (range 1.33 to 1.90, p < 0.05). At least one study at the Saint

Luc University Hospital and King Albert II Cancer Institute in Brussels, Belgium has also confirmed the superiority of PEDD devices in improving tumor deposition in liver radioembolization with resin microspheres.
In addition to the above benefits of the PEDD approach, the valve on the PEDD device works to provide a fixed centro-luminal catheter position compared to a standard microcatheter where the position of the catheter is in a random off-centered position. This more reproducible catheter positioning has been associated with a more homogeneous particle distribution in an in vivo hepatic arterial model. Augmenting the T/N ratio for the delivery of therapeutic microspheres has the potential to increase therapeutic response as a direct positive relationship between adsorbed dose and tumor response has been shown in patients undergoing radioembolization. In addition to the potential for improved response, an increased T/N ratio reduces radiation exposure to normal liver parenchyma and reduces the risk of associated liver toxicity. The objective of a current study underway at Massachusetts General Hospital is to determine if delivery via a PEDD device increases the T/N ratio of radiotracer in the mapping procedure relative to the standard microcatheter. The reproducibility of catheter positioning between the mapping and treatment procedures, as well as the ability of each catheter type to be centered in the vessel during delivery, are also being looked at in this study. A second study recently opened at the MD Anderson Cancer Center is investigating how a PEDD device may improve the concordance between mapping and treatment procedures.
Treatment of Liver Tumors with Transarterial Chemoembolization
TACE is an image-guided locoregional therapy that involves hepatic artery embolization with intra-arterial infusion of a chemotherapeutic agent and is a commonly used treatment for HCC in the U.S. TACE exploits the vascular biology of HCC, which derives its blood supply from the hepatic artery, to deprive tumors of oxygen and essential nutrients, leading to growth arrest and/or necrosis; however, only a limited number of treated lesions demonstrate extensive or complete pathological necrosis. The mechanisms by which tumor cells survive are thought to be related to their ability to develop an adaptive response to nutrient deprivation. This adaptive response is reflected by the presence of viable tumor cells adjacent to necrotic regions on histopathology and is consistent with the clinical phenomenon of local recurrence observed on follow-up imaging after a brief latency period. These findings emphasize the importance of improving lipiodol TACE delivery to enhance induced ischemia to overcome cell survival mechanisms because poor delivery leads to therapeutic not reaching these areas.
Augmenting lipiodol deposition with hypervascular tumors requires overcoming the interstitial pressure within the tumors. One previously described method of overcoming the relatively high and often heterogenous pressures in the TME could be the PEDD using the 510(k) FDA-cleared TriNav device. TriNav alters downstream hepatic arterial blood pressure and may reduce resistance in tumor microvasculature. In clinical trials, the use of PEDD devices for radioembolization and embolization with drug-coated microspheres to treat HCC has demonstrated improved microsphere deposition, tumor necrosis, and imaging response compared to delivery with conventional end-hole catheters.
Our Platform Solution: Addressing the Limitations of Current Approaches in Cancer Immunotherapy
Our proprietary platform approach seeks to address immune dysfunction in liver and pancreatic tumors by combining our drug delivery technology with immunotherapeutics. In small prospective and retrospective studies, PEDD has shown the ability to overcome intra-tumoral pressure and enable delivery of therapeutics intravascularly into liver tumors relative to conventional regional delivery. By broadly stimulating the TME and making it susceptible to checkpoint inhibition, we aim to enable immunotherapy responsiveness and increase anti-tumor immune activity which may slow disease progression in liver and pancreatic cancer patients.
Platform Components
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PEDD Devices:   Launched in 2020, TriNav is a commercial-stage, FDA-cleared device that is designed to administer therapeutics. TriNav, using the PEDD method, delivers SD-101 to tumors in the liver, with the ability to deliver the therapeutic throughout the entire organ. The improvements in therapeutic delivery with TriNav relative to standard devices is supported by clinical data from multiple peer-reviewed studies conducted at various clinical sites and more than 17,000 PEDD device cases performed to-date for liver tumors. TriNav uses the proprietary PEDD method of administration of therapeutics to liver tumors. It is designed to overcome intra-tumoral pressure through modulation of pressure and flow to increase therapeutic agent delivery and improve patient outcomes. TriNav is currently reimbursed by CMS through TPT payments with TPT status extended by the Consolidated Appropriations Act of 2023 through December 31, 2023. TriSalus has applied for a Category III CPT code from the AMA and if granted, intends to work to transition this Category III CPT code to a Category I CPT code. A second FDA-cleared device, the PRVI device, is designed for therapeutic delivery into pancreatic tumors. The PRVI device has not yet been commercialized and commercial sale is not anticipated before 2025. PEDD devices have been demonstrated in multiple independent clinical studies to increase delivery of chemotherapy beads, enhance response rates to chemotherapy beads, improve tumor targeting with y90 products, and enhance cell therapy delivery to liver tumors.
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SD-101:   In July 2020, we acquired SD-101, a class C TLR9 agonist, from Dynavax and are investigating SD-101 as a therapeutic candidate delivered by PEDD to reactivate the immune system within the liver and pancreas with the goal of enabling deeper, more durable responses to other immunotherapeutics (e.g., CPIs) in a range of liver and pancreatic cancers for which limited therapeutic options currently exist. Broad immune suppression driven by MDSCs leads to failure of systemic immunotherapeutics in liver and pancreas tumors. It is believed that activating TLR9 primes immune cells to promote anti-tumor T-cell function, induces interferon pathways, reduces MDSCs and broadly activates the local tumor immune system to reverse immunosuppression in the liver and pancreas.

Market Opportunity for TriNav Delivery Technology and Investigational Therapeutic SD-101
TriNav Market Opportunity
The incidence of primary and metastatic liver tumors is steadily increasing, presenting a large opportunity for developing technologies and therapeutics. According to the American Cancer Society, primary liver tumors, including ICC and HCC, currently represent more than 41,000 cases annually in the U.S. The liver is also one of the most common sites for metastases, which is cancer that has spread from another site, and according to the National Cancer Institute, there are at least 96,000 individuals diagnosed annually with liver metastases, primarily from colorectal cancer or non-small cell lung cancer, for a total of more than 137,000 new liver cancer diagnoses per year. We estimate that approximately 40% of these patients are eligible for TACE or TARE procedures and that between 25% and 30% are appropriate candidates for our current TriNav device, representing a potential market opportunity of approximately 37,000 units, or approximately $286 million, based on our current TPT payment rate of $7,750 issued by CMS for hospital purchases of TriNav. If TriNav Large, a larger version of TriNav capable of being used in larger vessel size 3.0-5.0 mm, is successfully launched, we expect that our addressable market will increase by approximately 25%, resulting in an aggregate opportunity of 47,500 units or approximately $368 million, based on an assumption that TriNav will be assigned a permanent reimbursement rate at a comparable reimbursement price for periods beginning January 1, 2024. Currently, TriNav is used for either TACE or TARE, both of which entail localized delivery to HCC or metastatic liver tumors using standard interventional radiology techniques. We are also exploring additional indications for use, which fall within the present 510(k) clearance. Potential market impact of additional indications will be determined after clinical data become available.
SD-101 Market Opportunity
According to the American Cancer Society and National Cancer Institute, there are approximately 145,000 new cases of cancer diagnosed annually in the U.S. alone, of which more than 80,000 may be addressable through our SD-101/PEDD platform for liver and pancreas. Assuming an average cost per course of therapy of $200,000, we estimate that the total annual addressable market in the U.S. alone for SD-101 could be in excess of $15 billion. Additionally, there is a high global incidence in key targeted indications, such as HCC and ICC, providing an additional opportunity outside the U.S.

SD-101 Potential Indications: Uveal Melanoma
Melanoma is a malignant tumor derived from melanocytes. Despite similarities between cutaneous and uveal melanoma with respect to cell of origin, the genetic, molecular, and clinical features are entirely distinct. In particular, uveal melanoma has a unique metastatic pattern, with the liver being the dominant site of spread. Uveal melanoma is more aggressive and resistant to current therapies than cutaneous melanoma. Up to 50% of patients develop metastatic disease, with 90% of stage IV patients developing liver metastases. The highly suppressive immune environment in the liver may prevent immunotherapies such as CPIs from achieving success in this patient population.
Currently, there are limited treatments for uveal melanoma. Dual agent checkpoint inhibition can achieve an 18% ORR, providing indication that checkpoint therapy can be responsive. This ORR was reported in a September 2020 study published in the Journal of Clinical Oncology where MD Anderson reported via a Phase 2 trial of 35 patients a median PFS of 5.5 months and median OS of 19.1 months. The cold immune TME may limit the extent of activity of checkpoint therapy in this population. The recent regulatory approval of tebentafusp offers promise for patients with stage IV uveal melanoma and demonstrates that immunotherapy has potential application in addressing this disease. However, approximately 50% of patients are ineligible due to HLA type.
We are seeking to create a TME more amenable to checkpoint inhibition, which we believe may potentially be achievable due to direct delivery of SD-101 to the liver with PEDD, the dual mechanism effect of broad intratumoral immune stimulation coupled with elimination of MDSCs, and the absence of HLA restrictions.
SD-101 Potential Indications: Intrahepatic Cholangiocarcinoma
Cholangiocarcinoma (“CCA”) is a rare and aggressive form of primary bile duct cancer that may arise at any point in the biliary tree. ICC is located within the liver’s bile ducts and, therefore, can be targeted with TriNav in the same manner as liver metastases or HCC. ICC is the second most common primary intrahepatic malignancy after HCC comprising approximately 15% of all liver tumors. ICC has a poor prognosis since it is typically diagnosed when the disease is already in advanced stages. Despite growing awareness and education of the disease, outcomes have not improved substantially in the last decade, with a 5-year survival rate of 7-20% and tumor recurrence rates after resection.
Locoregional therapies are appropriate for selected ICC patients depending on the location of ICC within the liver. Like HCC, ICC tumors are supplied predominantly by the hepatic artery. In patients with localized, unresectable ICC, TACE is a treatment option and associated with median OS durations of 6-20 months. Radioembolization using yttrium-90 microspheres is an alternative treatment option for unresectable ICC (median OS duration of 11-22 months).
For patients with advanced or metastatic disease, systemic chemotherapy with gemcitabine + cisplatin (“gem/cis”) has been the standard-of-care with FOLFOX or FOLFIRI chemotherapy regimens for later line therapy. Recently, the FDA approved the PD-L1 inhibitor, durvalumab, in combination with gem/cis, for the treatment of first-line patients with advanced or metastatic biliary tract cancers, including ICC. In this trial of first-line patients, median OS for durvalumab + gem/cis was 12.8 months, as compared to 11.5 months for gem/cis alone. In 2021, the FDA approved fibroblast growth factor receptor 2 and isocitrate dehydrogenase-1 (“IDH1”) inhibitors for second line and third line treatment in CCA, but less than 15% of the patients are eligible. The results from CPI in microsatellite instability-high CCA (<10% of CCA patients) may suggest the potential for immunotherapy to work if the TME in microsatellite instability-stable patients can be reprogrammed effectively. Since ICC is typically a desmoplastic tumor with a “cold” TME, direct tumor administration of SD-101 via PEDD has the potential to enhance patient outcomes. We will initially seek a second-line and beyond indication for ICC for which the current standard of care is systemic chemotherapy.
SD-101 Potential Indications: Hepatocellular Carcinoma
HCC remains a significant health challenge and is among the most prevalent and deadly cancers. Unique features of HCC include the liver-only or liver-dominant disease location, in addition to the presence of underlying liver disease or cirrhosis in most patients. While HCC may be immunogenic in some cases as demonstrated by limited responsiveness to CPI, the pro-inflammatory conditions enhance the underlying immunosuppression in the liver which drives both disease progression and resistance to immunotherapy. The poor outcomes of HCC primarily stem from: (1) late-stage presentation, (2) liver fibrosis and dysfunction, (3) challenges with systemic drug delivery for a liver-centric disease, and (4) baseline immunosuppression in the liver exacerbated by chronic injury.
Despite effective management of early-stage disease through liver transplantation and surgical resection or ablation, most patients with HCC will recur and more than 50% present with advanced disease. For patients with recurrent or advanced disease, embolization and systemic therapies may offer disease control in subgroups. Stable disease control or cure remain out of reach for most HCC patients. While tyrosine kinase and CPIs have offered improvements relative to historical benchmarks in HCC patients with recurrent or advanced disease, response rates remain low. We will initially seek a second-line and beyond indication for HCC.
SD-101 Potential Indications: Pancreatic Cancer
Pancreatic ductal adenocarcinoma (“pancreatic cancer” or “PDAC”) is a prevalent, highly lethal cancer, with a five-year survival rate of 11%. Systemic first-line therapies for advanced pancreatic carcinoma currently provide short-term disease control. Both locally advanced and metastatic PDAC face similar challenges with respect to drug delivery and deep immunosuppression.
Despite advances in systemic therapy and surgical care, the outcomes for PDAC patients have remained poor highlighting the need for novel approaches. The National Comprehensive Cancer Network recommends consideration of clinical trials as the preferred option in the first-line setting for metastatic and locally advanced PDAC, emphasizing the broad recognition that current therapies are failing. First-line therapy for advanced or recurrent disease patients involves either FOLFIRINOX, a chemotherapy regimen that includes four drugs, or Gemcitabine-Abraxane. Immunotherapy and CPIs have minimally impacted PDAC. A hallmark of PDAC TME is the abundance of noncancer cell components, collectively designated as the stroma, including MDSCs, which can account for up to 90% of the tumor mass. The stroma has been shown to inhibit both spontaneous and therapeutically inducted antitumor immunity making it difficult to treat.
Higher CPI response rates in mismatch repair (“MMR”) deficient PDAC patients suggest promise for CPI in combination with immune reprograming agents, although fewer than 5% of PDAC patients are MMR deficient. The success of immunotherapy in PDAC may hinge on successful management of two critical barriers: (1) PDAC tumors are densely desmoplastic, with the stroma and high tumor pressures posing a major barrier to drug delivery and (2) PDAC tumors foster deep immunosuppression, which is driven in part by MDSCs.
We are initially focusing on locally advanced PDAC due to the potential of the PRVI device to deliver SD-101 into pancreatic tumors with the PRVI approach. Drug delivery to pancreatic tumors is more challenging than to the liver, given the more complicated arterial anatomy for the pancreas. We believe that the potential to administer an immunomodulatory drug, such as SD-101, into pancreatic tumors with PEDD creates a highly differentiated clinical approach and significant value creation opportunity. Following the initial safety trials in PERIO-03, we plan to move into the neoadjuvant setting for PDAC where patients are typically treated earlier in their disease course.
Our Approach
Two critical barriers, high intra-tumoral pressure and broad immune suppression driven by MDSCs, limit the delivery and efficacy of immunotherapies in tumors of the liver and pancreas. Notably, less than 1% of therapeutic may be delivered into a tumor with systemic infusion. We believe that comprehensively addressing these two barriers has the potential to enable patients with liver and pancreatic tumors to benefit more reliably from CPIs.
We believe that the strength of our therapeutic platform is the combination with, and potential to enable, systemic immunotherapies like CPIs and cell therapy. Our proprietary platform approach seeks to address immune dysfunction in liver and pancreatic tumors by combining its drug delivery technology with immunotherapeutics.
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Fast-Growing Device Business:   While we are pursuing commercialization of additional technologies leveraging the PEDD approach, such as the PRVI device, TriNav is already a commercial-stage, high margin, and FDA-cleared drug delivery device. The PEDD approach has undergone peer-reviewed studies at multiple clinical sites and been performed in more than 17,000 cases to date. Longer term, if our platform is validated and approved by the FDA, TriNav is expected to support the growth and effectiveness of SD-101 in addition to SD-101 utilization supporting increased TriNav demand. TriNav achieved $8.4 million in revenue in 2021.

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Significant Potential Upside From SD-101 Program in Development:   We are investigating SD-101 as a therapeutic candidate to re-activate the immune system within the liver and pancreas and to enable deeper and more durable responses to other immunotherapeutics (e.g., checkpoint inhibitors) with the goal of achieving better patient outcomes. We are initially evaluating SD-101 for the treatment of uveal melanoma with liver metastases, hepatocellular carcinoma and intrahepatic cholangiocarcinoma. We believe delivering SD-101 through our proprietary FDA cleared PEDD technology creates a potential opportunity to change the paradigm of how liver and pancreatic cancer is treated. We are currently enrolling uveal melanoma patients with liver metastases in the PERIO-01 clinical trial administering SD-101 via our PEDD technology in combination with systemic CPIs (“PERIO-01”) and ICC and HCC patients in a similarly designed trial, PERIO-02 (“PERIO-02”). Our current pipeline focuses on liver and pancreas cancer, which represents a market opportunity of more than $15 billion based on multiple indications in these organs, and multiple settings within these indications. Phase 1/1b early response data for the uveal melanoma and ICC indications was received in the first quarter of 2023. Durable response data for the uveal melanoma and ICC and HCC indications is expected in the second quarter of 2023, and we plan to initiate Phase 2 trials immediately thereafter with a potential New Drug Application (“NDA”) submission as early as 2025, depending on emerging data and feedback from the FDA.

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Unique Platform Approach Combining Drug Delivery Technology with Immunotherapeutic:   PEDD is designed to overcome infusion barriers of the TME and improve therapy penetration. In small prospective and retrospective studies, PEDD has shown the ability to overcome intra-tumoral pressure and enable higher intra-tumoral drug concentrations, with less therapy delivered to non-target tissue than standard microcatheters.

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Multi-Layered Intellectual Property Protection:   We aim to interweave patents and exclusivity to increase the long-term protection of our intellectual property. By layering multiple levels of intellectual property protection — from process to our platform intellectual property to methods of treatment, all of which surround TriNav and SD-101 product-specific intellectual property — we believe that, notwithstanding the expiration of certain of our patents in December 2023, we have effectively created long-term exclusivity for our most critical intellectual property.
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Successful Track Record of Value Creation:   Our team’s deep clinical expertise and strategic partnerships and collaborations with leading cancer centers, bolstered by the MTAC team’s strong track record of value creation across an array of medical device companies, provides us with the potential to successfully develop and bring to market life-saving cancer treatments.

Growth Strategies
Our goal is to target the significant unmet medical needs of patients with liver and pancreatic cancers by transforming immunotherapy treatment through using our PEDD method to administer our investigational class C TLR9 agonist, SD-101. We intend to achieve this goal by: (1) advancing our PEDD technology to additional liver and pancreatic indications as well as other organs in the body, (2) expanding the TriNav sales organization in the U.S., (3) expanding internationally through distributors and (4) completing development and obtaining approval of SD-101.
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Advance the Pipeline:   We believe there is a significant opportunity to continue to advance our PEDD technology to additional liver and pancreatic indications as well as other organs in the body. Additionally, we will continue to progress our clinical evidence of PEDD through TriSalus-sponsored and investigator-sponsored research.

TriNav
The next product that we plan to commercialize is TriNav Large, a larger version of TriNav capable of being used in larger vessel sizes, 3.0-5.0 mm, which was 510(k) cleared by the FDA in May 2023. We intend to launch the product commercially in 2024. Also in development is a smaller version of TriNav, designed to enable access to much smaller vessel sizes, 1.0-2.0 mm. We believe that by offering a full range of sizes to address vessels encountered on TACE and TARE procedures, there is a potential that TriNav and our next-generation of PEDD products could be positioned to be utilized across the wide range of procedural approaches, disease stages, and patient vasculatures that interventional radiologists encounter.
We also intend to embed advanced pressure sensing within our devices to aid in detecting vascular pressure at the site of disease. This information, in addition to tumor size and flow rate, is intended to provide the necessary components to optimize infusions and create clear endpoints for drug delivery.
PRVI
Additionally, we are advancing our PRVI device, which is currently 510(k) cleared by the FDA and in the safety run-in period of a Phase 1 clinical trial in locally advanced pancreatic cancer.
Our PRVI approach seeks to address many of the key challenges associated with delivering therapeutics to pancreas tumors. The pancreas’ arterial system is composed of numerous small, collateralized vessels that make targeted delivery challenging. Additionally, pancreatic tumors exhibit a dense, desmoplastic stroma that limits the delivery of therapeutics. Certain cell types within the stroma construct an immunologically suppressed microenvironment that prevents the local immune system from clearing the tumor. We believe our PRVI device may address these challenges by:
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Accessing the pancreatic vasculature via the venous system, which allows the clinician access to larger vessels and a greater ability to isolate the tumor region of the pancreas;

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Embedding real-time pressure sensing capability to optimize the pressure and flow to fully perfuse the tumor vasculature;

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Elevating venous pressure sufficiently during infusion to enable retrograde flow and thereby overcome intra-tumoral pressure and distribute therapy within the tumor;

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Delivering a 3.5 to a 7-fold higher dose of therapeutics to the pancreas tumor compared to systemic administration; and

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Enabling a therapeutic index that is efficacious while limiting toxicity compared to systemic dosing.

Our near-term pipeline focus is to improve outcomes with TARE and TACE for patients, while concurrently investigating how SD-101 may allow more patients with liver tumors to benefit from immunotherapy. Current evidence for the efficacy of specific locoregional therapies is primarily based on retrospective reports as there are few prospective clinical trials, some of which only have the best supportive therapy as the control arm. Given this landscape, along with our PERIO clinical program, we are supporting multiple investigator-initiated trials comparing PEDD with standard catheters for TACE and TARE procedures with respect to therapeutic delivery. Our goal for our PEDD technology is to create enhanced technologies that can assist the clinician in optimizing the pressure range needed to fully open collapsed vessels and to deliver the optimal flow rate to infuse the entire vasculature of the tumor and clear endpoints to reduce the impact of physician technique variability.
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Expand TriNav Sales Organization in the U.S.:   We sell TriNav through our direct sales organization in the U.S. Our sales team has in-depth knowledge of the markets in which we compete and in which we seek to compete. However, we currently can only adequately cover approximately 45% of the high procedure hospitals and high-procedure physicians due to our size and resources. Our intent is to expand our specialized sales organization across the U.S. to provide broader hospital coverage and increased time for the representative to expand utilization within hospital targets from which we expect to foster deep relationships with physicians and drive revenue growth.

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Expand Internationally Through Distributors:   In addition to growing our direct sales organization in the U.S., we intend to sell to distributors in Europe, where we believe that selling through third-party distributors is the best way to optimize our opportunities and resources. We plan to select distribution partners who have deep experience in our markets, have strong customer relationships, and have a demonstrated track record of launching innovative products. In addition, certain Asian markets have a very high incidence of both HCC and ICC, and TACE procedures are the standard of care for many patient types. We currently have a distribution relationship with Hangzhou Ruizhen Therapeutics Co., Ltd. (“Hangzhou”) in China. In collaboration with Hangzhou, TriNav has been submitted for National Medical Products Administration (“NMPA”) approval and we expect a final determination regarding such approval by the end of 2023. If approved, Hangzhou is expected to have the responsibility to launch in the Chinese market with support from us.

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Complete Development and Obtain Approval of SD-101:   Currently, our HCC and ICC clinical programs are studying the delivery of SD-101 deep into the vasculature of the liver tumors using our proprietary, FDA-cleared TriNav device. Phase 1/1b early response data for the uveal melanoma and ICC indications was received in the first quarter of 2023. Durable response data for the uveal melanoma and ICC and HCC indications is expected in the second half of 2023, and we plan to initiate Phase 2 trials immediately thereafter with a potential NDA submission as early as 2025, depending on emerging data and feedback from the FDA. Traditionally, TLR9 agonists like SD-101 have not been administered intravenously but by direct injection into superficial tumors, making treatment of large or multiple tumors, or tumors in deep locations, such as the liver and pancreas very difficult. Infusion by the TriNav device using the PEDD method improves targeted delivery of therapy into high-pressure tumors using a standard intraarterial procedure that allows us to distribute the drug to tumors within the organ, irrespective of size, number and location of tumors.

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Seek Potential Accelerated Approval Regulatory Pathway:   Our targeting of orphan indications and rare disease creates an opportunity for expedited development and the potential for an accelerated path to approval and commercialization. Our clinical development is designed to test the ability of SD-101 to enable CPI therapy in liver and pancreas tumors across a broad array of both orphan and ultra-orphan indications, providing potential to access expedited development and approval pathways. SD-101 is being studied for the treatment of ICC, uveal melanoma and HCC, diseases for which potential therapies have previously received orphan drug designations. However, TriSalus does not currently have orphan designation, nor has it discussed possible use of the accelerated approval pathway for any indication from the FDA or other comparable regulatory agencies and it is possible that TriSalus may never be granted orphan designation or pursue accelerated approval.
For approval of new medicines, the regulatory standard for proving “substantial evidence of efficacy” normally requires the execution of two randomized, well-controlled clinical trials. In orphan and ultra-orphan indications with unmet medical need, including many cancer indications, there is significant precedent for FDA approval based on a single pivotal clinical trial. Further, certain drugs in development that have received orphan drug designation have been approved via the accelerated approval regulatory pathway. It is also possible, however, that in the context of either orphan or non-orphan drug development, the FDA may require more than one clinical study and/or may not accept certain clinical data.
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Pursue Potential Relationships with Companies Advancing Checkpoint Inhibition:   The global current immunotherapy market represents the highest growth therapeutic sector in the pharmaceutical industry. This growth has been led, and we anticipate that this growth will continue to be led, by the continuing growth of CPIs, innovative new classes and an expanding patient pool. While immunotherapy targeting CTLA-4 and PD-1/PD-L1 in many cancer types has been introduced, response rates remain low in uveal melanoma, HCC, ICC and pancreatic cancer leaving significant unmet need in these patient groups.

According to a 2022 IQVIA publication, PD-(L)1 inhibitors represent one of the most dynamic segments of the current immunotherapy market with global sales of approximately $36 billion in 2021, which is expected to reach approximately $58 billion by 2025. PD-(L)1 therapy has been transformational for a number of cancer types but outcomes with respect to the liver and pancreas have lagged in comparison. ORR among leading PD-(L)1 therapies for liver indications have ranged from 17-35%. Despite this performance, we believe that PD-(L)1 companies remain focused on hepatobiliary cancers given the high unmet need and large global market size. PD-(L)1 companies have significant clinical programs studying various novel combinations of their PD-(L)1 inhibitors with both on-market and investigational drugs, including investigational immmunotherapeutics in hepatobiliary cancers.
CPI companies are open to a wide range of approaches to improve outcomes through novel combinatorial regimens. Based on a 2022 IQVIA publication, nearly 300 separate targets and pathways are being studied in combination with PD-(L)1s. In this competitive environment, we are focused on developing mutually beneficial collaborations with one or more PD-(L)1 companies. We believe collaborating with PD-(L)1 companies to enhance outcomes compared to the current standard of care in our key indications has the potential to provide such companies with significant growth opportunities and act as a differentiator from competitors. We intend to initiate discussions with pharmaceutical companies with CPIs to determine opportunities for collaboration, clinical development and licensing.
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Potential Partnerships with Companies Advancing Chimeric Antigen Receptor T Cells (“CAR-T”) and Other Cell Therapies:   Six FDA approved CAR-T cell therapies are currently commercially available, with none for solid tumors. We believe that these therapies are potentially attractive targets for collaboration, partnership and acquisition because of the promise of cell therapy has yet to be realized in the treatment of solid tumors.

As with CPIs, the immunosuppressive tumor environment in the liver and pancreas combined with high intratumoral pressure has been shown to limit performance of cell therapies in pre-clinical models. Regional delivery via PEDD has the potential to reduce systemic toxicity and has been proven to increase therapeutic delivery to tumor tissue. In clinical trials, PEDD has been reported to improve CAR-T delivery to liver tumors more than 5-fold across two single-arm studies and induced a durable complete positron emission tomography response in a patient with liver metastases. Pre-clinical animal model work has also shown improved cell therapy delivery to liver metastases using PEDD. Combining SD-101 and PEDD with cell therapy has the potential to facilitate the realization of the full potential of cell therapy in select solid tumors.

Clinical Development Program for SD-101
The following table sets forth information pertaining to the clinical trials for SD-101 with our initial focus on advancing PERIO-01, PERIO-02 and PERIO-03.
Clinical Progress to Date Using Our Therapeutic Platform
PEDD With Standard of Care Therapies:   In clinical and pre-clinical studies, improved therapy delivery has been demonstrated with PEDD across therapeutic classes. Clinical studies have directly compared standard catheters to PEDD devices. For instance, such studies have shown that:
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PEDD has improved tumor targeting in liver radioembolization with resin microspheres and significantly increased both T/N ratio and dose delivery compared to a standard endhole microcatheter in head-to-head comparisons between PEDD devices and standard catheters in two studies summarized below:

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A prospective company sponsored study included 9 patients with a variety of tumor types who were referred for Y90 radioembolization treatment of their liver tumors. Prior to treatment via PEDD, each patient received two same-day sequential lobar infusions of macroaggregated albumin (MAA) via endhole microcatheter and PEDD. Differences in MAA distribution within the tumors and non-target sites were evaluated and the results showed: a 33% to 90% (mean=68%; p<0.05) increase in tumor deposition; a 24% to 89% (mean=42%; p<0.05) decrease in nontarget embolization; and increased on-target deposition in 100% of the tumors.

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A retrospective independent study of 61 patients with liver cancer (190 lesions) treated with resin Y90 radioembolization. All patients in the study underwent an MAA planning procedure delivered via a standard endhole (EH) catheter. Resin Y90 was then delivered via either an EH catheter (control group) or via PEDD, followed by PET/CT imaging. Each patient’s post-Y90 PET/CT was co-registered to their post- MAA SPECT/CT to compare the tumor to normal liver ratio (T/N) and tumor dose (TD). The results showed that across all tumor types, PEDD increased the T/N by a median of 24%, and the TD by a median of 23%, (p<0.001) with no significant difference seen in the standard EH catheter (control) group. The results showed that PEDD significantly improved both tumor targeting and dose delivery across multiple tumor types.

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PEDD achieved greater on-target distribution of chemotherapy eluting beads, delivering a significantly higher concentration of therapy in the tumor as compared to standard endhole microcatheters in association with higher radiographic and pathologic response rates in a head-to-head comparison between the PEDD device and standard catheter in a study summarized below; and

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A retrospective, single-center study, included 88 treatment-naive patients with solitary HCC tumors <6.5cm who underwent treatment using either PEDD (n = 18) or a standard EH microcatheter (n = 70). PEDD patients exhibited lower aspartate aminotransferase (p = 0.003) and alanine aminotransferase (p = 0.044) at 6 months. Blinded radiological evaluation showed that PEDD achieved a significantly higher objective response rate, compared to the EH catheter (100% vs 76.5%; p=0.019). Following liver explant, a blinded review of the liver specimens found that PEDD achieved improved pathological response compared to the standard EH catheter (88.8% vs 33.8%; p=0.026) as well as a significantly higher concentration of therapy in tumor compared to the standard EH catheter (88.7 ± 10.6% vs 55.3 ± 32.7%; p=0.002).
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Pre-clinical pancreatic cancer model experiments indicated that using the PRVI method of PEDD improved drug delivery 3.6-7.0-fold.

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We studied PRVI in an orthotopic murine model of PDAC and demonstrated that PRVI delivery of gemcitabine increased intra-tumoral drug concentrations and enhanced the subsequent tumor responses to treatment. PRVI infusion of gemcitabine resulted in more than 100-fold greater tumor concentrations compared with systemic delivery (127 vs 19 ng/mg; P < .01) and lesser tumor volume compared with both systemic gemcitabine and saline via PRVI (274 vs 857 vs 629 mm3; P < .01). The same mouse model was employed to assess the impact of pancreatic retrograde venous infusion (PRVI) on tumor uptake and response to oxaliplatin. It was found that PRVI administration of a 2mg dose of oxaliplatin resulted in a significant decrease in tumor size while preserving nerve conduction velocity and nerve tissue morphology as compared to standard delivery methods under histopathological analysis.

PEDD with SD-101:   As of January 14, 2023, across three clinical trials, 138 infusions of SD-101 have been delivered at multiple dose levels as monotherapy and in combination with CPIs in 42 patients.
Clinical Sites and Partnerships
MD Anderson Cancer Center
We have been engaged with top academic sites and leading clinicians in the liver and pancreas cancer spaces. All three PERIO programs are centered on a 5-year Alliance Program with the University of Texas MD Anderson Cancer Center (“MDACC”) which we entered into in March 2021 (the “MDACC Agreement”). Pursuant to the MDACC Agreement, investigators at MDACC agreed to serve as the lead clinicians for the PERIO-01, PERIO-02, and PERIO-03 studies and we agreed to pay $10.0 million in collaboration funding to MDACC to conduct preclinical and clinical studies as mutually agreed by the parties. To date, we have paid an aggregate of $4.0 million towards these studies and will pay an additional $2.0 million following the consummation of the business combination and on each of the third and fourth anniversaries of the MDACC Agreement. The term of the agreement is for the later of (i) five years or (ii) until the applicable studies are completed. Prior to the expiration of the term of the MDACC Agreement, either party may terminate the MDACC Agreement if the other party commits a material breach of the agreement and fails to cure such breach within 30 days of receiving notice of such breach.
We have the right to terminate a study (and the corresponding study order) upon 30 days prior notice to MDACC, provided that the joint steering committee (which is composed of three representatives of each party and oversees the collaboration) has approved such termination and that all reasonable study costs and fees associated with wind-down activities and final monitoring visit shall be paid by us. Termination of one or more study orders will not automatically result in the termination of the MDACC Agreement or termination of any other study orders.
Under the terms of the MDACC Agreement, each party retains all right, title and interest in and to its own background intellectual property and no license to use such background intellectual property is granted to the other party except for MDACC’s use of the study drug and study devices, as applicable, in a study as set forth in the MDACC Agreement. Within fifteen days after our receipt of an invention disclosure covering any invention, representatives from each party shall meet to assess whether, taking into consideration the intellectual property limits outlined in the MDACC Agreement, the applicable invention in which MDACC has an ownership interest can be assigned to us in full and exclusive ownership. If such assignment would not violate the intellectual property limits agreed to, MDACC assigns to us the sole and exclusive ownership in and to the applicable invention and we shall reimburse MDACC for reasonable patent costs, if any, incurred by MDACC prior to the date of assignment. No intellectual property has been developed or transferred to date.

Other Clinic Sites
Other active clinical sites for the PERIO programs include: University of Colorado Anschutz Medical School, Columbia University, Massachusetts General Hospital, Thomas Jefferson University Hospitals, University of Pittsburgh Medical Center, Stanford University, University of California — Los Angeles, University of Miami and University of Washington Medical Center. We also recently entered into an agreement with Lifespan to open the TriSalus Translational Immunotherapy Lab, which is part of a comprehensive, integrated, academic health system with The Warren Alpert Medical School of Brown University.
Clinical Development Approach
SD-101 is currently in three Phase 1/1b PERIO studies for primary liver cancer (ICC and HCC), metastatic liver cancer (uveal melanoma), and locally advanced pancreatic cancer. TriSalus is testing the ability of the SD-101/PEDD platform to enable systemic CPIs in the following indications:
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Uveal melanoma with liver metastases (PERIO-01, NCT04935229),

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Intrahepatic cholangiocarcinoma and hepatocellular carcinoma (PERIO-02, NCT05220722), and

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Locally advanced pancreatic adenocarcinoma (PERIO-03, NCT05607953).

We expect to have Phase 1/1b durable response data for the PERIO-01 and PERIO-02 trials in the second half of 2023 and to promptly initiate Phase 2 trials thereafter. The initial SD-101 NDA submission may occur as early as 2025 depending on the data results and FDA feedback and alignment. We intend to continue to file for additional indications based on additional trial data readouts. We are also planning on testing the SD-101/PEDD therapeutic platform in patients with liver metastases from colorectal carcinoma, and possibly other indications as well. We are collaborating with leading cancer centers across the country, to help leverage our deep immuno-oncology expertise and inventive technology development, to improve patient response rates to checkpoint therapy and improve overall outcomes.
PERIO-01 and PERIO-02 — Primary and Metastatic Liver Tumors
In September 2021, we initiated our clinical development program by enrolling the first patients in the PERIO-01 clinical study evaluating the TriSalus platform in adults with uveal melanoma with liver metastases. PERIO-01 is an open-label first-in human Phase 1 trial of SD-101 given by hepatic arterial infusion (“HAI”) using PEDD in metastatic uveal melanoma (NCT04935229).
We followed with PERIO-02, which is studying SD-101 for the treatment of HCC and ICC. PERIO-02 is an open-label, Phase 1b/2 study of the pressure-enabled hepatic artery infusion of SD-101 alone or in combination with intravenous checkpoint blockade in adults with HCC and ICC.
As of January 14, 2023, 138 infusions of SD-101 have been administered to 42 patients in the PERIO trials, with no grade 3 or higher cytokine adverse events related to SD-101 or other serious adverse events related to TriNav or PEDD. Preliminary findings include the following:
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Pooled data from 27 patients in the PERIO-01 trial and 6 patients from the PERIO-02 trial that received SD-101 delivered via TriNav showed evidence of induction of immunostimulatory cytokines in the blood as determined by Luminex assays. These pooled data demonstrated a trend toward a dose-related increase in serum cytokines.

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SD-101 HAI via PEDD as a single agent has only resulted in one serious related adverse event at the 2 mg, 4 mg, and 8 mg dose levels, and at 2 mg and 4 mg in combination with nivolumab.

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There are no HLA-type restrictions for this treatment regimen.

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Concordant with the predicted mechanism of action, PEDD HAI administered SD-101 resulted in decreases in liver tumor monocytic MDSC levels in 4 of 4 patients as determined by multiplex immunofluorescence data.

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For patients who received 2 mg SD-101 + immune checkpoint inhibitors with available liquid biopsy data, four of seven demonstrated decreases in circulating tumor cells, and three of five showed circulating tumor DNA decreases after the first cycle.

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92% of procedures required a single TriNav device to infuse to all target locations. The average infusion time reported was 40 minutes.

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There were no procedure-related serious adverse events reported, and 15 procedure-related adverse events were reported, including minor adverse events such as puncture site pain, bruising, or hematoma.

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Thirteen immune-related adverse events were reported, including fever and chills during the infusion procedures which were all grade 1 or 2. There were no severe (CTCAE > 3) immune-related events in the procedure rooms or during follow-up, with 1 grade 2 cytokine related event. No other severe adverse events related to SD-101 were noted.

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Pharmacokinetic data from tissue and serum specimens is consistent with the hypothesis that TriNav can achieve high SD-101 levels in the liver (>2000 ng/gm at 8 mg SD-101) with limited systemic exposure (<4 hour detection in serum across all dose levels) using the PEDD method.

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We are hopeful that the TME reprogramming demonstrated thus far in the PERIO-01 and -02 trials, as assessed by NanoString, flow cytometry, and immunofluorescence analyses, including a reduction in MDSC and MDSC-associated genes, may support better immune checkpoint inhibitor performance in metastatic uveal melanoma and other intrahepatic indications presently under study.

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Early data from PERIO-01 subjects, based on liver tumor biopsies taken before SD-101 infusion and then again 57 days later, indicates that gene expression changes, as assessed by NanoString, are induced consistent with our hypothesis regarding liver TME stimulation and MDSC reduction. The Nanostring platform was used to measure changes in RNA levels before and after treatment, which indicates which genes are being activated or suppressed, as RNA is produced from the DNA in genes when a cell receives the appropriate signal. Specifically, in pooled analyses from subjects with available biopsy data (n=9) we have documented increased activation of genes associated with cytokine production, TLR signaling, and broad immune cell activation in liver tumors. Evidence of reduction in genes associated with MDSC in liver tumors was also shown. We have also examined gene expression changes in peripheral blood immune cells at multiple time points post SD-101 infusion, and have detected signals of immune cell activation outside of the liver as well.

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We received PERIO-01 and PERIO-02 Phase-1 response data in January 2023. The studies continue to enroll at higher SD-101 dose levels in combination with checkpoint inhibitors.

PERIO-03 — Locally Advanced Pancreatic Carcinoma
PERIO-03 is a study of the SD-101/PEDD therapeutic platform to enable systemic CPIs among locally advanced pancreatic carcinoma (NCT05607953) (“PERIO-03”) and is currently screening patients for enrollment in a three patient safety run-in. See “— Development Plan for SD-101 For Use in Locally Advanced Pancreatic Adenocarcinoma with the Pancreatic Retrograde Venous Infusion Approach — PERIO 03” for additional information.
Development Plan for Uveal Melanoma with Liver Metastases Following PERIO-01
A priority in our development strategy is to progress toward registration for the treatment of metastatic uveal melanoma with liver metastases. The PERIO clinical program is exploring SD-101, a class C TLR9 agonist delivered intrahepatically via PEDD in combination with systemic CPI therapy. Subject to upcoming interactions with FDA, we intend to initiate a multicenter, open-label, Phase 2 study in approximately 100 patients in combination with checkpoint inhibitor therapy in 2023. The study will be conducted at clinical sites in the U.S., Europe, and Canada, with the currently planned primary endpoint of ORR. Secondary endpoints may include the determination of the duration of response, safety, PFS, OS, pharmacokinetics, and pharmacodynamics.
Development Plan for Intrahepatic Cholangiocarcinoma Following PERIO-02
In parallel, we plan to progress toward registration for the treatment of ICC with SD-101 delivered via PEDD in combination with systemic CPI. While ICC and HCC have been combined for the safety and dose finding Phase 1b study (PERIO-2), we recognize the need for separate, later-stage efficacy trials. The design of the ICC study is predicated on the FDA accepting our proposal of an approximately 60-patient single-arm pivotal Phase 2 trial given the very high unmet need in this patient population, which includes second or later line patients. The study will be conducted at clinical sites in the U.S. with the currently planned primary endpoint of ORR. Secondary endpoints may include the determination of the duration of response, safety, PFS, OS, pharmacokinetics, and pharmacodynamics.
Development Plan for Hepatocellular Carcinoma Following PERIO-02
We also intend, subject to FDA feedback, to conduct a Phase 2 expansion single-arm study in the third quarter of 2023 in anticipation of a Phase 3 randomized, active-controlled, open-label study of PEDD administered SD-101 in combination with intravenous CPI therapy in the second quarter of 2024. The total number of Phase 2 patients would be approximately 50 patients, and the Phase 3 registrational study would be an appropriately sized, two-arm randomized controlled trial. We anticipate opening sites in Asia for the Phase 3 study.
Development Plan for SD-101 For Use in Locally Advanced Pancreatic Adenocarcinoma with the Pancreatic Retrograde Venous Infusion Approach — PERIO-03
Our priority for pancreatic carcinoma patients is to advance the use of our PRVI device in combination with SD-101 and CPI therapy for the treatment of locally advanced pancreatic cancer. The PRVI device is currently 510(k) cleared while also in use in a 3 patient safety run-in portion of a Phase 1 clinical trial open at MD Anderson Cancer Center to validate technical performance in locally advanced pancreatic cancer patients. Once completed, we plan to progress to a full Phase 1/1b clinical program trial in combination with SD-101 with the goal of evaluating the safety and preliminary efficacy and a further goal to initiate a Phase 2 study in the third quarter of 2023. The phase 1 program will focus on single-agent SD-101 safety (and optimal dose determination), while phase 1b will test safety (and optimal dose determination) for SD-101 in combination with pembrolizumab. Additional endpoints will include overall response rate and progression free survival. For phase 1, 9-18 patients are anticipated to enroll depending on dose-limiting events, and 6-12 subjects are expected for the phase 1b portion. Phase 2 design and endpoint will be determined following review of phase 1/1b data.
Development Plan for SD-101 For Use in Patients with Colorectal Cancer with Liver Metastases
Should data from PERIO-01 and PERIO-02 be supportive of further development of SD-101 with PEDD, we will pursue additional indications as we believe the platform has the potential to address immunosuppression and intratumoral pressure in multiple liver cancer types. We believe the TriSalus platform can play a meaningful role in the treatment of colorectal cancer with liver metastases (“CRCLM”) since the liver is the dominant site of failure in colorectal cancer. Overall, about 70% of colorectal cancer patients will develop liver metastases, and 30-40% of patients with advanced disease may have liver-only metastatic disease. Even though resection of CRCLM is potentially curative, a majority of patients develop recurrent disease, and for patients who are not eligible for resection, no therapy options that provide long-term survival exist.
Our intention is to initially use our platform in the 3L+ metastatic colorectal cancer setting for patients who are ineligible for targeted therapies and have liver metastases. Our anticipated approach is based on the low benchmarks and high unmet need in this setting. Additionally, there is potential for accelerated approval here if SD-101 can outperform the low benchmarks set by trifluridine-tipiracil or regorafenib. As a future development pathway, we also believe our platform has the potential to improve outcomes in the neoadjuvant setting for CRCLM patients undergoing surgical resection.
TriSalus’ Currently Marketed Products
TriNav Use
TACE and TARE are minimally invasive, image-guided procedures used to infuse a high dose of chemotherapy or radiation particles into liver tumors. They are an important treatment modality in the management of HCC and liver metastases. The procedures involve gaining catheter access into the arterial system of the hepatic arteries and delivering therapeutics directly to blood vessels supplying the tumor. By administering therapy directly to the tumor, physicians can minimize exposure to healthy parts of the liver while maximizing the dose directed at the tumor.
These outpatient procedures are performed by interventional radiologists in an interventional suite. During the procedures, the physician uses real-time fluoroscopic guidance to place TriNav into the blood vessels feeding the tumors in the liver, through a small incision in the groin or the wrist. The physician will then infuse the chemotherapy and embolic materials through TriNav. By using TriNav, the physician is able to optimize therapeutic delivery and tumor targeting.
TriNav Design
TriNav is a flexible microcatheter that can be used to deliver diagnostic and therapeutic agents into peripheral vasculature beds, with its main clinical use being TACE or TARE for liver tumors. It is equipped with a one-way microvalve (“SmartValve”) capable of generating infusion pressure greater than mean arterial pressure to help overcome intratumoral pressure and improve distribution of therapeutics. The SmartValve is designed to provide reflux protection and to maintain a centroluminal position during infusion.
The unique ability of TriNav in generating infusion pressure to drive therapy deeper into solid tumors is driven by the SmartValve at the distal end of the catheter. It is made of ultra-thin nitinol fibers laid out in a precise braid geometry, that is then overlaid with nanofilaments made of composite polymers — creating a filter valve that allows particles >10µm (for example, red blood cells) to pass through. The exact geometry of the braid and composition of the polymers have been calibrated to create a soft, pliable valve that can react dynamically to varying pressure and flow conditions in vasculatures, yet that is strong enough to prevent reflux of material and generate sufficient pressure without imposing too much radial force on the vessel walls. TriNav’s dimensional specifications are as follows:
Dimensional Specifications
Parameter	Specification (nominal)
Usable Length	120 cm, 150 cm
Outer Diameter (max)	0.038 in (0.97 mm)
Inner Diameter (Infusion Lumen)	0.021 in (0.53 mm)
Expandable Tip Outer Diameter	3.7 mm
The catheter shaft is made of composite polymer (Pebax) segments of varying softness and reinforced with stainless-steel braid. The design and material of the shaft have been optimized to provide strength, kink resistance, ease of tracking and flexibility — all of which are important to enable navigation of the catheter over microwires in tortuous vasculature. At the distal end of the catheter, there are two radiopaque marker bands to help physicians locate the distal end of the catheter as it is being threaded through the vasculature. The inner lumen of the catheter shaft is lined with polytetrafluoroethylene, a highly inert and lubricious polymer, to minimize friction and maximize compatibility with microwires, chemotherapy, cell therapy products, and other agents used during the procedure. Finally, the device is coated with a hydrophilic formulation that is thin yet durable, making it even more trackable and capable of accessing the most tortuous vasculature.

Infusion Hub
Peelable Introducer
Catheter Body
SmartValve™
SmartValve™

The TriNav™ Device and SmartValve™. A schematic of the TriNav device is shown in the top image, with a high-power view of the SmartValve below.

Our Customers
We aim to interact closely with all of our key stakeholders to ensure a patient’s experience with our platform is a success. We view our customers as including the interventional radiologists, oncology providers, nursing support, procedural staff, pharmacy staff, and value analysis committee staff, who use our products and recommend the purchase of such products to hospitals.
Our goal is to establish a high level of engagement and trust with the various clinicians and support individuals in the hospital. Additionally, we believe that many hospitals are under cost pressure and need education on, and assistance to support and embrace, the use of new technology. We have reimbursement, clinical and technical support to ensure each clinician and support individual feels confident in using our technology.
Equally important is educating the broader community including patients, oncologists and support organizations so they understand and appreciate the value and benefits of our platform approach.
Sales and Marketing
We have established a commercial infrastructure designed to drive the adoption of TriNav among interventional radiologists, oncologists and hospital clinicians. Our commercial strategy for TriNav targets hospitals through direct sales engagements with their clinicians and medical staff.
We market our products to U.S. hospitals whose interventional radiologists and oncologists treat patients with liver cancer. We have direct sales capability in the U.S. that targets hospitals with the highest number of TACE and TARE procedures. We plan to expand our sales organization to reach a broader array of hospitals and clinicians.
Our sales representatives and sales managers have substantial and applicable medical device experience, specifically in the interventional radiology space, and market our products directly to interventional radiologists who perform TACE and TARE procedures. We are focused on developing strong relationships with our physicians and hospital customers in order to educate them on the use and benefits of our products. Similarly, our marketing team has a significant amount of domain expertise and a strong track record of success. Our sales and marketing team totals 31 professionals as of June 7, 2023.
We believe that TriNav is simple, intuitive, and easy to use. This provides value to our customers and makes our sales model a source of competitive advantage. Lower service burden means we can develop a cost-efficient sales model by optimizing a mix of clinical specialists and salespeople. In the U.S., TriNav can be provided to hospitals on a consignment basis whereby title is transferred when the technology is used in clinical procedures. Other hospitals purchase TriNav directly, and TriNav is sold for a predetermined set fee for each catheter via a predetermined contract or purchase order.

Reimbursement
In the U.S., hospitals are the primary purchasers of our products. Hospitals bill various third-party payors, which include commercial payors, Medicare and Medicaid. Since there is not a uniform policy for coverage and reimbursement for medical procedures in the U.S., commercial payors may use Medicare coverage policy as key inputs to setting their own rates. However, their processes and methods are separate from Medicare and can differ significantly from payor to payor.
Both TARE and TACE procedures have coding, coverage and payment in all settings of care. TriNav, which is a novel drug delivery technology, uses current endovascular codes for billing. Reimbursement is determined by Medicare’s comprehensive Ambulatory Payment Classifications (“APC”), which is a smaller bundle than a Diagnosis Related Group, more specifically related to a single procedure. Hospitals receive a Medicare outpatient payment based on the APC group assigned to the physician service or procedure performed, which are described by Current Procedure Terminology (“CPT®”) codes. CPT® codes are specific to the approach, the technique used and the specific anatomy in which the procedure is performed. TriNav is generally billed under CPT® 37242 and CPT® 37243.
Transitional Pass-Through Payment Overview
Medicare operates the TPT payment program in order to facilitate patient access to new and innovative products that have shown substantial clinical improvement. TPT allows CMS to gather the necessary cost and utilization data for a product and assign appropriate codes and rates for long-term payment purposes. Medicare makes this special TPT payment while it is collecting data to foster use of new technologies in the outpatient setting amid facility cost concerns.
Criteria needed to receive TPT designation
Medicare applied its three-part test — (1) newness, (2) cost impact, and (3) substantial clinical improvement — and determined that TriNav qualified for pass-through payment in hospital outpatient and ASC settings starting January 1, 2020. In support of substantial clinical improvement, CMS considered a number of clinical studies that demonstrated increased intratumoral therapy uptake and improved tumor response in HCC and liver metastases.
Transitional Pass-Through Status
We received approval for TPT payments for TriNav beginning on January 1, 2020, based on CMS’s assessment of clinical evidence demonstrating improved therapeutic delivery and the highly differentiating, innovative nature of TriNav technology. On December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and includes an extension of TPT status for certain devices, including TriNav, through December 31, 2023. We intend to consult with CMS to obtain permanent reimbursement for the TriNav device at similar rates for the period beginning January 1, 2024, and we recently filed a Category III code with the AMA. The AMA routinely creates these codes for emerging technology, services and procedures; however, there can be no assurance that CMS will grant such permanent reimbursement at similar rates, or at all.
Industry and Competition
Our industry is highly competitive and subject to rapid and significant technological change as research provides a deeper understanding of the pathology of diseases and new technologies and treatments are developed. We believe our scientific knowledge, technology, and development capabilities provide us with substantial competitive advantages, but we face potential competition from multiple sources, including large pharmaceutical, biotechnology, specialty pharmaceutical and, to a lesser degree, medical device companies.
TriNav Competition
The primary competition for TriNav is the standard microcatheter, which is frequently used in minimally invasive procedures for delivering therapeutics or devices. However, standard microcatheters do not have the ability to modulate pressure and flow and do not have data on improving therapeutic delivery to tumors.

Microcatheters are manufactured by a wide range of medical device manufacturers. Besides the standard microcatheter, there are two other competitive products: Embolix’s Sniper and Guerbet’s SeQure.

COMPARISON – DIRECT COMPETITORS

	Liver			
	Standard Microcatheter	Embolx Sniper	Guerbet SeQure	PEDD™ – TriNav™ with SmartValve™
Stage	In-Market	In-Market	In-Market	In-Market
Description	Commoditized technology for basic infusion of fluid into a target vasculature.	Balloon occlusion device that stops all blood flow and does not leverage forward blood flow to generate pressure.	Standard microcatheter design modified with side slits to create a fluid barrier that limits reflux of embolics only (can not be used with Y-90).	SmartValve technology maintains forward flow and modulates pressure in the arterial system to increase delivery and penetration of therapy into tumors while minimizing non-target delivery to healthy tissue
Advantages	• Trackability and workflow • Comprehensive sizing options and compatibility • Low cost	• Small outer diameter enables trackability • Some ability to modulate pressure during infusion	• No vessel size limitations allowing distal and selective utilization • Maintains forward blood flow	• Maintains blood/therapy flow to target tissue • Therapy agnostic • Anti-reflux • 12,000 cases without documented aneurism
Disadvantages	• Very little ability to modulate pressure and increase tissue uptake • Cannot be used in venous system due to retrograde flow	• Binary mode of action: all blood flow/pressure is absent when deployed. • Ischema may result downstream if deployed too long • 100% of pressure must be generated by infusion • Published risk of over inflation, balloon rupture, aneurism	• Can only be used with embolics 70µm - 500µm • Flow-directed, not pressure-directed infusion • Not able to generate sufficient pressure to overcome intratumoral pressure barriers of the solid tumor	• Trackability vs. microcatheter (no trackability deficit vs. advanced delivery devices)

Some of our competitors are large, well-capitalized companies with significantly larger market shares and resources than we have. As a consequence, they are able to spend more money on product development, marketing, sales, and other products. We also compete with smaller, niche players that have less resources and more limited influence in the market.
SD-101 Competition
We expect SD-101 to compete primarily with a number of therapeutics that are now, or will soon be, approved for use in uveal melanoma with liver metastases, cholangiocarcinoma HCC, ICC, and locally advanced PDAC. These therapeutics include a range of immunotherapeutics (e.g., tebentafusp for HLA-A*02:01 positive metastatic uveal melanoma patients, atezolizumab in combination with bevacizumab for HCC patients), chemotherapeutics (e.g., gemcitabine combined with cisplatin for cholangiocarcinoma) and a limited number of targeted therapies (e.g., sorafenib or lenvatinib for HCC).
Uveal Melanoma
Uveal melanoma has only one FDA-approved therapy, tebentafusp (KIMMTRAK). Tebentafusp is a bispecific fusion protein that recognizes two targets, with one target present on melanoma cells, and the second target present on T cells. As with all T-cell receptor products, only patients with specific HLA types are eligible for treatment. As a result, only approximately 50% of stage IV uveal melanoma patients are eligible to receive tebentafusp, and a significant unmet need still remains. We believe that SD-101 delivered with PEDD to the site of disease with its believed dual mechanism effect of broad intratumoral immune stimulation coupled with elimination of MDSCs, has the potential to outperform the current treatment option. Moreover, SD-101, if approved, would address the entire stage IV uveal melanoma patient population, with no limitations based on HLA typing.
Intrahepatic Cholangiocarcinoma (ICC)
Most patients at initial presentation of ICC are poor candidates for surgical resection and, in those that undergo surgical resection, recurrence rates are high. Chemotherapy is the primary treatment approach, although the recent approval of the PD-L1 inhibitor durvalumab in combination with gemcitabine + cisplatin for first-line ICC is likely to lead to this regimen becoming the standard of care. FGFs and IDH1 inhibitors have been approved by the FDA, but fewer than 15% of ICC patients are eligible to receive such treatment based on mutation presence. Initially, we will seek approval in previously-treated patients.
Hepatocellular Carcinoma (HCC)
Although there are a number of therapeutics and therapeutic combinations approved by FDA, there is still a substantial unmet need for this disease due to poor clinical outcomes. Advanced stage HCC includes heterogeneous groups of patients with different clinical conditions and radiological features. Keytruda®, Opdivo + Yervoy and Tecentriq are FDA approved checkpoint therapy for use in HCC, although the combination of Tecentrq + bevacizumab is considered the preferred first-line therapy. Tyrosine kinase inhibitors sorafenib and lenvatinib are also regularly used to treat HCC.
We believe we have a unique value proposition in HCC due to the potential importance of MDSCs in driving HCC disease progressions, the detection of only one serious adverse event to date attributed to SD-101 delivered by PEDD, and previous confirmation of SD-101’s ability to augment checkpoint inhibitor responses. We believe key competitive factors affecting the commercial success of SD-101 and any other product candidates we may develop are likely to be efficacy, safety and tolerability profile, reliability, convenience of administration, price and reimbursement.
Dynavax Asset Purchase Agreement
On July 31, 2020, we entered into an Asset Purchase Agreement with Dynavax pursuant to which we purchased from Dynavax (i) SD-101 intellectual property and product know-how, together with any and all goodwill, rights to royalties, profits, compensation, license fees and all rights to obtain renewals, reissues and extensions of registrations, (ii) all permits related to SD-101, (iii) all regulatory documentation related to SD-101, (iv) the SD-101 investigational new drug and (v) all clinical trial data associated with SD-101 (the “Dynavax Agreement”).
Pursuant to the Dynavax Agreement, we made an upfront payment to Dynavax of $5 million, and on December 30, 2020 made an additional payment of $4 million to reimburse Dynavax for clinical trial expenses incurred. Dynavax may also receive certain development milestone consideration dependent on the results of (a) certain clinical studies, (b) the dosing of patients in clinical trials, (c) what phase of clinical trial SD-101 reaches, and (d) regulatory approval. The development milestones are valued up to $170 million. Dynavax may also receive certain commercial milestone payments based on (a) first commercial sale and (b) net sales in a fiscal year. Such commercial milestone payments are valued up to $80 million.
We also are obligated to pay Dynavax certain royalty payments equal to 10% of aggregate net sales of products containing the SD-101 compound acquired during each fiscal year up to and including $1 billion and 12% for the portion of aggregate net sales during a fiscal year greater than $1 billion, subject to certain adjustments. Our royalty payment obligations shall expire on the latest to occur of: (i) expiration of the last-to-expire claim of an issued and unexpired patent relating to SD-101 that claims such product (or compound contained therein) or the manufacture or use thereof in the applicable country of sale, or (ii) 10 years after the first commercial sale of such product in such country.
Manufacturing and Distribution
Manufacturing
We manufacture TriNav at our facility in Westminster, Colorado, and have adequate capacity to meet anticipated commercial and clinical demands through 2024. We additionally plan to expand the facility in 2025 to meet anticipated growth in demand. We are continually strengthening our supply chain and are currently qualifying additional third-party suppliers for select components of TriNav. These alternate third-party suppliers of TriNav components are subject to qualification and approval from the FDA.
We contract with third parties for the manufacture, testing, and storage of SD-101. In our experience, contract manufacturers (“CMOs”) are generally cost-efficient and reliable, and therefore, we currently have no plans to build our own manufacturing capabilities for SD-101. Because we rely on CMOs, we employ personnel with extensive technical, manufacturing, analytical, and quality experience to oversee contract manufacturing and testing activities and to compile manufacturing and quality information for our regulatory submissions. Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, and which govern record-keeping, manufacturing processes and controls, personnel, quality control, and quality assurance, among other activities. Our systems and our contractors are required to comply with these regulations, and we assess this compliance regularly through monitoring of performance and a formal audit program.
Distribution
Effective January 1, 2023, we are the exclusive distributor in the U.S. for TriNav, which we now distribute directly to our customers. Previously, we contracted with third party distributors for a significant portion of our commercial sales of TriNav. One of our former distributors, Advanced Critical Devices, Inc. (“ACD”), previously served as the third party intermediary between TriSalus and customers who accounted for approximately 20% of our sales for the year ended December 31, 2022 and approximately 25% for the year ended December 31, 2021. The year-over-year decrease in sales through ACD reflects the beginning of our transition to an internal distribution model. We do not anticipate a material loss of customers as a result of terminating our agreement with ACD because our internal distribution team is now working directly with the customers who previously purchased TriNav through ACD. As we continue to expand the commercialization of TriNav, we have expanded our direct distribution capabilities to work directly with hospitals across the U.S., including by further expanding our internal sales team to increase our overall sales output.
In May 2019, we entered into a Distribution and Collaboration Agreement with Hangzhou (the “Hangzhou Agreement”) pursuant to which Hangzhou was granted an exclusive, non-transferable and non-sublicensable right to distribute PEDD devices and to develop and commercialize PEDD combination products, if any, in China, Taiwan, Hong Kong and Macau (the “Territory”).
We shall collaborate with Hangzhou with the development, manufacture and commercialization of PEDD combination therapies. We must provide Hangzhou with sufficient quantities of PEDD devices to conduct clinical trials to obtain regulatory approval for each PEDD combination therapy in the Territory and use commercially reasonable best efforts to meet all supply needs to support the commercialization plan (if implemented). Hangzhou is responsible for (i) developing a commercialization plan, (ii) the cost of development activities to obtain regulatory approval for each PEDD combination therapy in the Territory, (iii) securing all rights to each of its drug candidates as necessary to execute the applicable plan and grant the corresponding U.S. option to TriSalus, and (iv) developing, commercializing and obtaining regulatory approvals for each PEDD combination therapy for the applicable indication in the Territory. To date, no clinical trials have commenced nor do we believe such commencement is imminent.
In connection with entering into the agreement, we issued a convertible promissory note (which has been subsequently fully converted to TriSalus common stock) to an affiliate of Hangzhou for gross proceeds of $10 million. No other amounts have been paid or received under the Hangzhou Agreement to date. In collaboration with Hangzhou, we submitted TriNav for NMPA approval and we expect a final determination by the end of 2023. The Hangzhou Agreement also requires Hangzhou to deliver to us a marketing plan no less than 12 months prior to the first distribution of any PEDD device. Such marketing plan has not been delivered to us as of the date of this proxy statement/prospectus and accordingly no PEDD devices have been sold pursuant to this agreement or are expected to be sold in the immediate future. The agreement further includes an obligation for Hangzhou to pay us a milestone payment in the amount of $2.5 million for each PEDD combination therapy that receives regulatory approval in the covered jurisdictions and low-single digit royalties for any subsequent sales of such PEDD combination therapy on a country-by-country basis for the later of (i) ten years after the first commercial sale of such therapy in such country or (b) the first commercial sale of a generic version of such therapy by a third party. No submission for regulatory approval has been made as of the date of this proxy statement/prospectus and none is expected to be made in the immediate future. Under the terms of the Hangzhou Agreement, we will own all intellectual property that is discovered or generated in the course of performance of the collaboration that relates primarily and directly to any PEDD device, including any method of making or using any of the foregoing. Hangzhou shall own all intellectual property generated in the course of performance of the collaboration that relates primarily and directly to a Hangzhou drug candidate, including the composition, salt, polymorph, formulation of or any method of making or using the foregoing; except that TriSalus has the option to obtain an exclusive, non-transferable license under the Hangzhou intellectual property to develop, manufacture and commercialize Hangzhou drug candidates as PEDD combination therapies in the United States. The exercise of such option, or lack thereof, will result in further payment obligations of ours, if exercised, ranging from $0 to $10.0 million dependent on the timing of the exercise, and of Hangzhou in the amount of up to $10.0 million if unexercised. In the event of a material breach, the Hangzhou Agreement can be terminated by the non-breaching party effective upon (i) 90 days written notice of the breach if uncured, (ii) 30 days written notice if the alleged breach related to failure to make payments under the Hangzhou Agreement and is uncured, or (iii) immediately if such notice pertains to the willful and intentional breach related to compliance with anti-corruption laws, confidentiality obligations, distribution of competing PEDD devices, or violation of material intellectual property rights of the non-breaching party.
Intellectual Property
We strive to protect our proprietary technology that we believe is important to our business, including seeking and maintaining patents intended to cover our product candidates and technologies that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, as well as know-how, trademarks, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position. We internally developed our intellectual property related to TriNav and related technologies. We have sought and intend to continue to seek appropriate patent protection for our product candidates, as well as other proprietary technologies and their uses by filing patent applications in the U.S. and other select countries.
Patents
As of June 7, 2023 we owned at least 122 registered patents expiring between 2023 and 2040, with at least an additional 61 pending patent applications and four provisional applications.
For our TriNav device, we are the sole owner of five (5) granted U.S. patents, seven (7) pending U.S. patent applications, one (1) granted patent in Japan and four (4)  pending foreign patent applications in Canada, China, Europe, and Hong Kong relating to a dynamic reconfigurable microvalve protection device and the PEDD method for infusing an immunotherapy agent to a solid tumor and method for selective pressure-controlled therapeutic delivery. The five (5) granted U.S. patents expire between 2031 and 2038. The one (1) granted patent in Japan expires in 2038. Any patents issuing from the pending patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2030 and 2041, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions.
For SD-101, we are the sole owner of five (5) granted U.S. patents, three (3) pending U.S. patent application, three (3) pending U.S. provisional patent applications, two (2) pending PCT patent applications, sixteen (16) pending foreign patent applications, and 61 granted foreign patents in Australia, Canada, China, Europe (counting national validations), Hong Kong, Japan, South Korea, New Zealand and Singapore relating to immunostimulatory sequence oligonucleotides and methods of using the oligonucleotides and specifically SD-101. All of the granted US and foreign patents that relate to composition of matter for SD-101 expire in December 2023. Currently, we do not solely own any granted US or foreign patents relating to SD-101 that expire past December 2023. However, we jointly own with Merck Sharp & Dohme LLC one (1) granted US, seven (7) granted foreign patents, and two (2) pending foreign applications that relate to SD-101, which is a CPG-C type oligonucleotide, as discussed further below. We also jointly own a pending U.S. patent application with the Regents of the University of California and H. Lee Moffitt Cancer Center and Research Institute, Inc. The jointly owned patents and applications are directed to combination of a PD-1 antagonist and CPG-C type oligonucleotide for treating cancer and are listed below.
Any patents issuing from the pending patent applications (if issued from future national phase applications that we file) are expected to expire between 2023 and 2043, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. The following pending patent applications relating to the composition of matter for SD-101 or methods of using SD-101, that if issued or if issued from future national phase applications that we file, are expected to expire between 2023 and 2043, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions:
Title/Subject Matter	Country	Application No.	Expected Expiration (if granted)
Immunostimulatory Sequence Oligonucleotides and Methods of Using the Same	US	17/713,718	2023
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2021/051378	N/A
	US	National Phase in US	2041
	AU	National Phase in AU	2041
	CA	National Phase in CA	2041
	CN	National Phase in CN	2041
	DE	National Phase in DE	2041
	EP	National Phase in EP	2041
	JP	National Phase in JP	2041
	KR	National Phase in KR	2041
	SG	National Phase in SG	2041
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2021/051384	N/A
	US	National Phase in US	2041
	AU	National Phase in AU	2041
	CA	National Phase in CA	2041
	CN	National Phase in CN	2041
	DE	National Phase in DE	2041
	EP	National Phase in EP	2041
	JP	National Phase in JP	2041
	KR	National Phase in KR	2041
	SG	National Phase in SG	2041
Cancer Therapy Using Toll-Like Receptor Agonists	WO	PCT/US2022/022801	2042 (if national phase application(s) are filed and granted)
Cancer Therapy Using Toll-Like Receptor Agonists	US	Unpublished U.S. Provisional Patent Application filed on 11/6/2022	N/A
Cancer Therapy Using Toll-Like Receptor Agonists	US	Unpublished U.S. Provisional Patent Application filed on 11/20/2022	N/A
Cancer Therapy Using Toll-Like Receptor Agonists	WO	Unpublished PCT Patent Application filed on 1/20/2023	2043 (if national phase application(s) are filed and granted)
Methods of Treating Uveal Melanoma Liver Metastases with a Therapeutically Effective Combination of One or More Checkpoint Inhibitors and a Toll-Like Receptor 9 Agonist	US	Unpublished U.S. Provisional Patent Application filed on 6/2/2023	N/A

We also jointly own with third parties one (1) granted U.S. patent, two (2)  pending U.S. patent applications, and seven (7) granted foreign patents in China, Europe (counting national validations), Hong Kong and Japan and two (2) pending foreign applications relating to combinations with CPG-C type oligonucleotides for treating cancer. The one (1) granted U.S. patent and seven (7)  granted foreign patents in China, Europe (counting national validations), Hong Kong and Japan all expire in 2036. Any patents issuing from the two (2) pending U.S. patent applications and the two (2)  pending foreign patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2036 and 2039, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. A listing of the jointly owned granted patents and pending applications relating to combinations with CPG-C type oligonucleotides for treating cancer, along with expiration dates for granted patents is provided below:
Title/Subject Matter	Country	Application No.	Patent No.	Expiration
Combination of a PD-1 Antagonist and CPG-C Type Oligonucleotide for Treating Cancer	US	15/577,369	10,751,412	11/8/2036
	US	17/000,149
	CN	201680043989.1	108025018	5/26/2036
	EP	16804054.1	3302501	5/26/2036
		Validated in:	DE	5/26/2036
			FR	5/26/2036
			GB	5/26/2036
	EP	21159163.1
	HK	18111959.6	1252652	5/26/2036
	HK	42022051138.0
	JP	2017561621	6893608	5/26/2036
	JP	2021041014	7236483	5/26/2036
Combination Including a CPG-C Type Oligonucleotide and a PD-1 Antagonist for Treating Breast Cancer	US	17/229,856
Upon regulatory approval of SD-101 in the U.S., we expect to be granted five (5) years of regulatory exclusivity in the U.S. We also intend to apply for orphan drug designation which, if granted, would extend the exclusivity period for an additional two (2) years. In addition, upon regulatory approval of SD-101 in the EU we expect to be granted eight (8) years of data exclusivity in the EU. We also intend to apply for orphan designation in the EU which, if granted, would provide ten (10) year of regulatory exclusivity starting from the date of approval.
SD-101 is currently undergoing clinical trials using pressure enabled drug delivery of SD-101 using TriNav and the TriSalus Infusion System in various cancers, and in combination with systemic checkpoint inhibitor therapy. Some of the patents and applications described with respect to TriNav and the TriSalus Infusion System are expected to be relevant to the manner SD-101 is administered in clinical development, and post-marketing if SD-101 is approved by regulatory authorities to be used in combination with TriNav and the TriSalus Infusion System.
For the TriSalus Infusion System, we are the sole owner of five (5)  granted U.S. patents, seven (7) pending U.S. patent applications, twelve (12) granted foreign patents (counting national validations in Europe) and four (4) pending foreign patent applications in China, Europe, Hong Kong, and India relating to closed tip dynamic microvalve protection device, atraumatic occlusive system with compartment for measurement of vascular pressure change, method for selective pressure-controlled therapeutic delivery and the PRVI method for pressure-controlled retrograde venous therapeutic delivery. The five (5)  granted U.S. patents expire between 2035 to 2038. The twelve (12) granted foreign patents expire between 2035 and 2040. Any patents issuing from the pending patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2035 and 2041, without accounting for potential terminal disclaimers or potentially available patent term adjustments or extensions. Some patents and applications relating to the TriSalus Infusion System overlap with those identified for the TriNav device.

TriSalus’ patent portfolio is a dynamic portfolio that continues to evolve. Currently, we believe the following listing of patents and applications, along with expiration dates for granted patents, comprises all of TriSalus’ patents and applications relating to TriNav, the TriSalus Infusion System, PEDD and PRVI:
Title/Subject Matter	Country	Application No.	Patent No. (if granted)	Expiration
Dynamic Microvalve Protection Device	US	15/804,839	10,813,739	3/26/2031
	US	17/356,270
Closed Tip Dynamic Microvalve Protection Device	US	14/259,293	9,770,319	10/7/2035
	US	14/330,456	9,968,740	10/7/2035
	US	15/970,797	11,135,361	2/17/2035
	US	16/874,144
	US	17/474,633
	AU	2015236464	2015236464	3/20/2035
	CA	2,941,706	2,941,706	3/20/2035
	CN	201580015967.X	106456868	3/20/2035
	EP	15768764.1	3122399	3/20/2035
		Validated in:	CH	3/20/2035
			DE	3/20/2035
			FR	3/20/2035
			GB	3/20/2035
			IE	3/20/2035
	IN	201647035398
	JP	2020-082002	6982811	3/20/2035
	SG	11201607272Q	11201607272Q	3/20/2035
Method for Infusing an Immunotherapy Agent to a Solid Tumor for Treatment	US	16/219,738	11,090,460	7/4/2036
	US	17/376,115
System and Method for Selective Pressure-Controlled Therapeutic Delivery	US	15/703,951	10,780,250	6/28/2038
	US	15/871,326	11,400,263	4/23/2038
	US	17/671,296
	US	17/886,350
Dynamic Reconfigurable Microvalve Protection Device	US	15/464,036	10,588,636	4/7/2038
	US	17/116,790
	CA	3056079
	CN	202111184263.9
	EP	18770345.9
	HK	42022053999.3
	JP	2019-551584	7234131	3/13/2038
Systems And Methods for Pressure-Facilitated Therapeutic Agent Delivery	US	16/408,266

Title/Subject Matter	Country	Application No.	Patent No. (if granted)	Expiration
Atraumatic Occlusive System With Compartment for Measurement of Vascular Pressure Change	US	16/431,547
	US	17/236,446
	CA	3,139,118	3,139,118	5/27/2040
	CN	202080041227.4
	EP	20819412.6
	HK	62022053890.9
	JP	2021-572025	7171951	5/27/2040
Related to Pressure Directed Therapy	US	Unpublished U.S. non-provisional application filed 6/14/2021
Related to Retrograde Venous Therapy	US	Unpublished U.S. non-provisional application filed 7/14/2021
Trade Secrets and Other Proprietary Information
We seek to protect our proprietary information, including our trade secrets and proprietary know-how, by requiring our employees, consultants and other advisors to execute confidentiality agreements upon the commencement of their employment or engagement. These agreements generally provide that all confidential information developed or made known during the course of the relationship with us be kept confidential and not be disclosed to third parties except in specific circumstances. In the case of our employees, the agreements also typically provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed during employment shall be our exclusive property to the extent permitted by law. Where appropriate, agreements we obtain with our consultants also typically contain similar assignment of invention provisions. Further, we generally require confidentiality agreements from business partners and other third parties that receive our confidential information.
Trademarks
We also rely on 16 registered trademarks and trade designs to develop and maintain our competitive position. TriNav, SmartValve, and TRISALUS LIFE SCIENCES are registered trademarks of ours in the U.S, and we have pending applications for U.S. trademarks for TRISALUS, SMARTSENSE, TRIGUIDE, TRISALUS CLINICAL ESSENTIALS.
Government Regulation
We are subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) and the FDA’s implementing regulations set forth, among other things, requirements for the testing, development, including clinical trials, manufacture, quality control, safety, effectiveness, approval/clearance, labeling, storage, record-keeping, reporting, distribution, import, export, sale, advertising and promotion of our products and product candidates. Although the discussion below focuses on regulation in the U.S. because that is currently our primary focus, we may seek approval/clearance for, and market, our products in other countries in the future. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences.
We expect the global regulatory environment will continue to evolve, which could impact the cost, the time needed to approve, and ultimately, our ability to maintain existing approvals or obtain future approvals for our products. Regulations of the FDA and other regulatory agencies in and outside the U.S. impose extensive compliance and monitoring obligations on our business. These agencies review our design and manufacturing practices, labeling, record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed products. We are also subject to periodic inspections for compliance with applicable manufacturing and quality system regulations, which govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, and servicing of finished drugs and medical devices intended for human use. In addition, the FDA and other regulatory bodies, both within and outside the U.S. (including the Federal Trade Commission, the Office of the Inspector General of the Department of Health and Human Services, the U.S. Department of Justice, and various state attorneys general), monitor the promotion and advertising of our products. Any adverse regulatory action, depending on its magnitude, may limit our ability to effectively market and sell our products, limit our ability to obtain future pre-market approvals or result in a substantial modification to our business practices and operations.
Medical Device Development and Approval
Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification submission, granting of a de novo request, or premarket application (“PMA”) approval. Under the FD&C Act, medical devices are classified into one of three classes, Class I, Class II, or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and includes those devices for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices may require premarket notification to the FDA.
Class II devices are moderate risk devices and are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FD&C Act requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) or de novo process.
Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. For a device that is Class III by default (because it is a novel device that was not previously classified and has no predicate), the device manufacturer may request that FDA reclassify the device into Class II or Class I via a de novo request.
510(k) Marketing Clearance.   To obtain 510(k) clearance by the FDA, a premarket notification submission must be submitted to the FDA demonstrating that the proposed device is “substantially equivalent” to a predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976, and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I (e.g., via the de novo classification process), or a device that was previously cleared through the 510(k) process. The FDA’s 510(k) review process usually takes from three to six months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant 510(k) clearance to market the device.
After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo request or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo or a PMA in the first instance, but the FDA can review that decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the

FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until FDA has cleared or approved a 510(k), de novo or PMA for the change. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
De Novo Process.   If a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. If the FDA agrees with the down-classification, the de novo applicant will then receive authorization to market the device, and a classification regulation will be established for the device type. The device can then be used as a predicate device for future 510(k) submissions by the manufacturer or a competitor.
Premarket Approval Process.   Class III devices require submission through the PMA process before they can be marketed. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain, among other things, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FD&C Act to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.
The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.
Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.
Clinical Trials.   Clinical trials are almost always required to support de novo or a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational Device Exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA notifies the manufacturer that the investigation may not begin or is subject to a clinical hold. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.
In addition, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE and may pose additional requirements for the conduct of the trial. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan.
During a clinical trial, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA, or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.
Drug Development and Approval
Under the FD&C Act, FDA approval of an NDA is required before any new drug can be marketed in the U.S. NDAs require extensive studies and submission of a large amount of data by the applicant.
Preclinical Testing.   Before testing any compound in human patients in the U.S., a company must generate extensive preclinical data. Preclinical testing generally includes laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological studies in several animal species to assess the toxicity and dosing of the product. Certain animal studies must be performed in compliance with the FDA’s Good Laboratory Practice (“GLP”) regulations and the U.S. Department of Agriculture’s Animal Welfare Act. Some nonclinical testing can happen during the clinical trials.
IND Application.   Human clinical trials in the U.S. cannot commence until an investigational new drug (“IND”) application is submitted and becomes effective. A company must submit preclinical testing results to the FDA as part of the IND, and the FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical studies in human volunteers. Unless the FDA raises concerns, the IND becomes effective 30 days following its receipt by the FDA, and the clinical trial proposed in the IND may begin. Either before or after human clinical trials commence, the FDA may stop a clinical trial by placing it on “clinical hold” because of concerns about the safety of the product being tested or for other reasons.
Clinical Trials.   Clinical trials involve the administration of a drug to healthy human volunteers or to patients, under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulations, including compliance with the FDA’s Good Clinical Practice (“GCP”) requirements, which establish standards for conducting, recording data from, and reporting the results of, clinical trials, and are intended to assure that the data and reported results are credible and accurate and that the rights, safety, and well-being of study participants are protected. The conduct of clinical trials is subject to the FDA’s Bioresearch Monitoring (“BIMO”) program, a comprehensive program of on-site inspections, data audits, and remote regulatory assessments. Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. Each protocol is reviewed by the FDA as part of the IND. In addition, each clinical trial must be reviewed and approved by, and conducted under the auspices of, an Institutional Review Board (“IRB”) for each clinical site. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with, as applicable, regulations and guidelines for obtaining informed consent from the study patients, following the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting of adverse events (“AEs”). Foreign studies conducted under an IND must meet the same or comparable requirements as those that apply to studies being conducted in the U.S. Data from a foreign study not conducted under an IND may be submitted in support of an NDA if the study was conducted in accordance with GCP and U.S. regulations and the FDA is able to validate the data.
A study sponsor is required to publicly post specified details about certain clinical trials and clinical trial results on government or independent websites (e.g., http://clinicaltrials.gov). Human clinical trials typically are conducted in three sequential phases, although the phases may overlap, be combined, or be subdivided. In some cases, particularly in the development of therapies to treat orphan or rare disease or diseases with unmet medical need, development is limited to one or two phases.
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Phase 1 clinical trials involve the initial administration of the investigational drug to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase 1 clinical trials generally are intended to evaluate the safety, metabolism and pharmacologic actions of the drug, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2 clinical trials generally are controlled studies that involve a relatively small sample of the intended patient population, and are designed to develop initial data regarding the product’s effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential AEs.

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Phase 3 clinical trials are conducted after preliminary evidence of effectiveness has been obtained and are intended to gather the additional information about safety and effectiveness necessary to evaluate the drug’s overall risk-benefit profile and to provide a basis for physician labeling. Generally, Phase 3 clinical development programs consist of expanded, multi-site, large-scale studies of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the drug at the proposed dosing regimen. Phase 3 data often form the core basis on which the FDA evaluates a drug’s safety and effectiveness when considering the product application.

The sponsoring company, the FDA or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent regulatory approval.
NDA Submission and Review.   The FD&C Act provides two pathways for the approval of new drugs through an NDA. An NDA under Section 505(b) of the FD&C Act is a comprehensive application to support approval of a product candidate that includes, among other things, data and information to demonstrate that the proposed drug is safe and effective for its proposed uses, that production methods are adequate to ensure its identity, strength, quality, and purity of the drug, and that proposed labeling is appropriate and contains all necessary information. A 505(b)(1) NDA contains results of the full set of preclinical studies and clinical trials conducted by or on behalf of the applicant to characterize and evaluate the product candidate.
Section 505(b)(2) of the FD&C Act provides an alternate regulatory pathway to obtain FDA approval that permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.
We plan to seek FDA approval of SD-101 through a 505(b)(1) regulatory approval pathway, as part of a combination regimen with checkpoint inhibitor(s). A combination regimen requires data demonstrating the contribution of each drug in the regimen to the treatment of the disease under study. For SD-101 to obtain approval, we will be required to produce data to confirm its contribution to the regimen improves the efficacy of the therapeutic regimen. There is FDA precedent for this data to be obtained from a number of sources, including, a comparator in a controlled trial, prior FDA approvals, historic data from other clinical trials or meta-analysis of clinical practice or “real world” data.
In addition to a combined therapy, the inclusion of a drug (SD-101) and a cleared device component (TriNav) in the platform may be considered a “combination product” under FDA regulations. The FDA exercises significant discretion over the regulation of combination products, including the discretion to require separate marketing applications for the drug and device components in a combination product. For SD-101, we expect that the FDA’s Center for Drug Evaluation and Research (“CDER”) will have primary jurisdiction for review of the NDA, and the drug and cleared device will be reviewed as a combination product under one marketing application. For a drug-device combination product, CDER typically consults with the FDA’s Center for Devices and Radiological Health in the NDA review process. For TriNav to become part of a combination product, we may be required to produce data supporting TriNav or PEDD’s contribution to the efficacy of SD-101 in the targeted indications beyond the original data used in support of 510(k) clearance of the TriNav device. In addition, our PRVI device is currently being studied in combination with SD-101 in the PERIO-03 trial. The PRVI device has received 510(k) clearance and may in the future also meet the definition of a “combination product” under FDA regulations. For the PRVI device to become part of a combination product, we may be required to produce data supporting PRVI or PEDD’s contribution to the efficacy of SD-101 in the targeted indications beyond the original data used in support of 510(k) clearance of the PRVI device.
The submission of an NDA generally requires payment of a substantial user fee to the FDA. The FDA reviews applications to determine, among other things, whether a product is safe and effective for its intended use and whether the manufacturing controls are adequate to assure and preserve the product’s identity, strength, quality, and purity. For some NDAs, the FDA may convene an advisory committee to seek insights and recommendations on issues relevant to approval of the application. Although the FDA is not bound by the recommendation of an advisory committee, the FDA considers such recommendations carefully when making decisions.
Additional regulatory requirements may be implicated. The FDA may determine that a Risk Evaluation and Mitigation Strategy (“REMS”) is necessary to ensure that the benefits of a new product outweigh its risks prior to approving a new product. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Under the Pediatric Research Equity Act, as amended by the FDA Reauthorization Act of 2017, certain molecularly targeted oncology drugs require early evaluation. Specifically, if an original NDA or Biologics License Application for a new active ingredient for adults is directed at a molecular target FDA determines to be substantially relevant to the growth or progression of a pediatric cancer, study of the molecularly targeted pediatric cancer must be submitted with the marketing application, unless FDA waives or defers the requirement. FDA also inspects the facility or facilities where the product is manufactured prior to approving an NDA. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with current Good Manufacturing Practice (“cGMP”) requirements and an adequate quality system to assure consistent production of the product within required specifications.

Once the FDA accepts an NDA submission — which occurs, if at all, within 60 days after submission of the NDA — the FDA’s goal for a non-priority review of an NDA is ten months. The review process can be and often is significantly extended, however, by FDA requests for additional information, studies, or clarification. After review of an NDA and the facilities where the product is manufactured, the FDA either issues an approval letter or a complete response letter (“CRL”) outlining the deficiencies in the submission. The CRL may require additional testing or information, including additional preclinical or clinical data. Even if such additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor. FDA’s goal for the review of an application granted priority review is six months after the 60-day acceptance period.
Developing a drug and obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials. Additionally, as a condition of approval, the FDA may impose restrictions that could affect the commercial success of a drug or require post-approval commitments, including the completion within a specified time period of additional clinical studies, which often are referred to as “Phase 4” or “post-marketing” studies.
Post-approval modifications to the drug or its use, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical studies or clinical trials, to be submitted in a new or supplemental NDA, which would require FDA approval.
Post-Approval Regulation
Once approved, drug and medical device products are subject to continuing regulation by the FDA. If ongoing regulatory requirements are not met, or if safety or manufacturing problems occur after the product reaches the market, the FDA may at any time withdraw product approval/clearance or take actions that would limit or suspend marketing. Additionally, the FDA may require post-marketing studies or clinical trials, changes to a product’s approved labeling, including the addition of new warnings and contraindications, or the implementation of other risk management measures, including distribution-related restrictions, if there are new safety information developments.
Good Manufacturing Practices.   Companies engaged in manufacturing drug products or their components must comply with applicable cGMP requirements and product-specific regulations enforced by the FDA and other regulatory agencies. Compliance with cGMP includes adhering to requirements relating to organization and training of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, quality control and quality assurance, packaging and labeling controls, holding and distribution, laboratory controls, and records and reports. The FDA regulates and inspects equipment, facilities, and processes used in manufacturing pharmaceutical products prior to approval. If, after receiving approval, a company makes a material change in manufacturing equipment, location, or process (all of which are, to some degree, incorporated in the NDA), additional regulatory review and approval may be required. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes following the initial approval of a product.
Failure to comply with applicable cGMP requirements and conditions of product approval may lead the FDA to take enforcement action or seek sanctions, including fines, issuance of warning letters, civil penalties, injunctions, suspension of manufacturing operations, operating restrictions, withdrawal of FDA approval, seizure or recall of products, and criminal prosecution. Although we periodically monitor the FDA compliance of our third-party manufacturers, we cannot be certain that our present or future third-party manufacturers will consistently comply with cGMP and other applicable FDA regulatory requirements.
We also need to comply with some of the FDA’s manufacturing and safety regulations for devices. In addition to cGMP, the FDA requires that devices or drug-device combination products comply with the QSR, which sets forth the FDA’s manufacturing quality standards for medical devices. The FDA also requires that we comply with certain device safety reporting requirements for device or a drug-device combination product.

Advertising and Promotion.   The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs and medical devices through, among other things, standards and regulations for direct-to-consumer advertising, advertising and promotion to healthcare professionals, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling approved by the FDA. Healthcare providers are permitted to prescribe drugs for “off-label” uses — that is, uses not approved by the FDA and not described in the product’s labeling — because the FDA does not regulate the practice of medicine. However, FDA regulations impose restrictions on manufacturers’ communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but under certain conditions may engage in non-promotional, balanced, scientific communication regarding off-label use. In addition to FDA restrictions on marketing of pharmaceutical products, state and federal fraud and abuse laws have been applied to restrict certain marketing practices in the pharmaceutical industry. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes a drug or medical device.
Other Requirements.   Drug and medical device market authorization holders must comply with other regulatory requirements, including submitting annual reports, reporting information about adverse experiences, and maintaining certain records.
RLD Patents.   In an NDA, a sponsor must identify patents that claim the drug substance or drug product or a method of using the drug. When the drug is approved, those patents are among the information about the product that is listed in the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations which is referred to as the Orange Book. Following a drug’s approval, a sponsor wishing to submit an Abbreviated New Drug Application (“ANDA” or “generic”) NDA or 505(b)(2) application seeking to rely on the originally approved product as the reference-listed drug (“RLD”) for its ANDA or 505(b)(2) must make one of several certifications regarding each listed patent. A “Paragraph I” certification is the sponsor’s statement that patent information has not been filed for the RLD. A “Paragraph II” certification is the sponsor’s statement that the RLD’s patents have expired. A “Paragraph III” certification is the sponsor’s statement that it will wait for the patent to expire before obtaining approval for its product. A “Paragraph IV” certification is an assertion that the patent does not block approval of the later product, either because the patent is invalid or unenforceable or because the patent, even if valid, is not infringed by the new product.
Regulatory Exclusivities.   The Hatch-Waxman Act provides periods of regulatory exclusivity for products that would serve as RLDs for an ANDA or 505(b)(2) application. If a product is a “new chemical entity”, commonly referred to as an “NCE”, which generally indicates that the active moiety has never before been approved in any drug, there is a period of five years from the product’s approval during which the FDA may not accept for filing any ANDA or 505(b)(2) application for a drug with the same active moiety. An ANDA or 505(b)(2) application may be submitted after four years, however, if the sponsor of the application makes a Paragraph IV certification.
A product that is not an NCE may qualify for a three-year period of exclusivity if the NDA contains new clinical data, other than bioavailability studies, derived from studies conducted by or for the sponsor, that were necessary for approval. In that instance, the exclusivity period does not preclude filing or review of an ANDA or 505(b)(2) application; rather, the FDA is precluded from granting final approval to the ANDA or 505(b)(2) application until three years after approval of the RLD. Additionally, the exclusivity applies only to the conditions of approval that required submission of the clinical data.
Once the FDA accepts for filing an ANDA or 505(b)(2) application containing a Paragraph IV certification, the applicant must within 20 days provide notice to the RLD or listed drug NDA holder and patent owner that the application has been submitted and provide the factual and legal basis for the applicant’s assertion that the patent is invalid or not infringed. If the NDA holder or patent owner files suit against the ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving the Paragraph IV notice, the FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months or the resolution of the underlying suit, whichever is earlier. If the RLD has NCE exclusivity and the notice is given and suit is filed during the fifth year of exclusivity, the regulatory stay extends until 7.5 years after the RLD approval. The FDA may approve the proposed product before the expiration of the regulatory stay if a court finds the patent invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.
Patent Term Restoration.   A portion of the patent term lost during product development and FDA review of an NDA may be restored if approval of the application is the first permitted commercial marketing of a drug containing the active ingredient. The patent term restoration period is generally one-half the time between the effective date of the IND or the date of patent grant (whichever is later) and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. The maximum period of restoration is five years, and the patent cannot be extended to more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The U.S. Patent and Trademark Office in consultation with the FDA reviews and approves the application for patent term restoration.
Other Exclusivities
Pediatric Exclusivity.   Section 505A of the FD&C Act provides for six months of additional exclusivity or patent protection if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show that the product is effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection that cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents. When any product is approved, we will evaluate seeking pediatric exclusivity as appropriate.
Orphan Drug Exclusivity.   The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals in the U.S. If a sponsor demonstrates that a drug product qualifies for orphan drug designation, the FDA grants orphan drug designation to the product for that use. The benefits of orphan drug designation include research and development tax credits and exemption from user fees. A drug that is approved for the orphan drug designated indication generally is granted seven years of orphan drug exclusivity (to run concurrently with any other granted exclusivities). During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. The FDA can revoke a product’s orphan drug exclusivity under certain circumstances, including when the product sponsor is unable to assure the availability of sufficient quantities of the product to meet patient needs. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.
Expedited Development and Review Programs.   The FDA has various programs, including Fast Track Designation, Priority Review Designation, Accelerated Approval Program and Breakthrough Therapy Designation, which are intended to expedite or simplify the process for reviewing product candidates. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, product candidates that are eligible for these programs are those for serious or life- threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track Designation is a process designed to facilitate the development and expedite the review of product candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority Review Designation is designed to give a product candidate that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness, an initial review within eight months as compared to a standard review time of within ten months of the date the FDA files the NDA. Although Fast Track Designation and

Priority Review Designation do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track Designation product candidate and expedite review of the application for a Priority Review Designation product candidate.
U.S. Healthcare Reform
In the U.S., there have been and continue to be a number of healthcare-related legislative initiatives that have significantly affected the pharmaceutical industry. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) was passed in March 2010, which substantially changed the way healthcare is financed by both governmental and private insurers and continues to significantly impact the pharmaceutical industry.
There have been judicial, congressional and executive branch challenges to certain aspects of the Affordable Care Act. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the individual mandate was repealed by Congress. In addition, there have been a number of health reform initiatives by the Biden administration that have impacted the Affordable Care Act. On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in Affordable Care Act marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is possible that the Affordable Care Act will be subject to legal challenges and additional health reform measures in the future.
Other legislative changes have been proposed and adopted in the U.S. since the Affordable Care Act was enacted. For example, in August 2011, the Budget Control Act of 2011 was signed into law which, among other things, led to aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect until 2031 unless additional congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester.
There has been increasing legislative and enforcement interest in the U.S. with respect to prescription-pricing practices. Specifically, there have been several recent U.S. congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”) released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. In addition, the IRA, among other things, (1) directs HHS to negotiate the price of certain single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions will take effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. Further, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries.
It is possible that other healthcare reform measures may be adopted in the future, which may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Coverage and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of our products and any product candidates for which we may obtain regulatory approval. Sales of any of our products and product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government healthcare programs such as Medicare and Medicaid, and private payors, such as commercial health insurers and managed care organizations. Third-party payors determine which drugs they will cover and the amount of reimbursement they will provide for a covered drug. In the U.S., there is no uniform system among payors for making coverage and reimbursement decisions. In addition, the process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication.
In order to secure coverage and reimbursement for our products we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costly studies required to obtain FDA or other comparable regulatory approvals. Even if we conduct pharmacoeconomic studies, our products and product candidates may not be considered medically necessary or cost-effective by payors. Further, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved.
Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures using our products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payors using a methodology that sets amounts based on the type of procedure performed, such as those utilized by government programs and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability. Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors in the future. For example, CMS awarded TPT payments for TriNav for the two-year period through December 31, 2022. On December 29, 2022, the Consolidated Appropriations Act of 2023 (H.R. 2617) was signed into law and includes an extension of TPT status for certain devices, including TriNav, through December 31, 2023. We intend to consult with CMS to obtain permanent reimbursement for the TriNav device at similar rates for the period beginning January 1, 2024, which may include requesting an HCPCS J-code; however, there can be no assurance that CMS will grant such permanent reimbursement at similar rates, or at all.
Additional legislative changes, regulatory changes and judicial challenges related to the Affordable Care Act remain possible, as discussed above under the subheading “U.S. Healthcare Reform.” In addition, there likely will continue to be proposals by legislators at both the federal and state levels, regulators, and third-party payors to contain healthcare costs. Thus, even if we obtain favorable coverage and reimbursement status for our products and any product candidates for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Healthcare Fraud and Abuse Laws
In addition to FDA restrictions on marketing of pharmaceutical products, our business is subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These laws include, but are not limited to, the following:
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The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Affordable Care Act, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate in order to commit a violation.
•
The federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by private individuals on behalf of the government through civil whistleblower or qui tam actions, and civil monetary penalty laws prohibit individuals or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the U.S. federal government.

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The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, “HIPAA”), prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, imposes obligations on “covered entities,” including certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” and their subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also increased the civil and criminal penalties that may be imposed under HIPAA and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA.

•
The majority of states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers. Other states have laws requiring pharmaceutical sales representatives to be registered or licensed, and still others impose limits on co-pay assistance that pharmaceutical companies can offer to patients. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.

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The Physician Payments Sunshine Act, implemented as the Open Payments program, and its implementing regulations, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held in the company by physicians and their immediate family members.

Compliance with such laws and regulations requires substantial resources. Because of the breadth of these laws and the narrowness of available statutory exceptions and regulatory safe harbors, it is possible that some of our business activities could be subject to legal challenge and enforcement actions. In the event governmental authorities conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, they may impose sanctions under these laws, which are potentially significant and may include civil monetary penalties, damages, exclusion of an entity or individual from participation in government health care programs, criminal fines and imprisonment, additional reporting requirements if we become subject to a corporate integrity agreement or other settlement to resolve allegations of violations of these laws, as well as the potential curtailment or restructuring of our operations. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity.
Foreign Corrupt Practices Act
In addition, the U.S. Foreign Corrupt Practices Act of 1997 prohibits corporations and their intermediaries from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any official of another country, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in that capacity.
Facilities
Our principal office is located in Westminster, Colorado, where we lease approximately 21,000 square feet of office, manufacturing, and warehouse space pursuant to a lease that expires on September 30, 2031. We also lease office facilities in Bannockburn, Illinois, and Cranston, Rhode Island. We also lease laboratory space at Brown University in Providence, Rhode Island. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space will be readily available on commercially reasonable terms.
Our Team
As of June 5, 2023, we had approximately [86] employees.
None of our employees is represented by a labor union or covered under collective bargaining agreement. We have not experienced any material work stoppages and we consider our relationship with our employees to be good, healthy and transparent. We actively engage with managers to collect feedback and ideas on how to improve our working environment.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining incentivizing and integrating our existing and new employees, advisors and consultants. The principal purpose of our equity and cash incentive plans is to attract, retain, and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of TriSalus by motivating such individuals to perform to the best of their abilities and achieve our objectives.
Legal Proceedings
From time to time, we may be subject to legal proceedings. We are not currently party to or aware of any active legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TRISALUS
The following discussion and analysis of the financial condition and results of operations of TriSalus Life Sciences, Inc. (for purposes of this section, the “Company,” “TriSalus” “we,” “us” and “our”) should be read together with TriSalus’ audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021, and TriSalus’ unaudited condensed consolidated financial statements as of March 31, 2023, and for the three months ended March 31, 2023 and 2022, in each case together with the related notes thereto, included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis includes forward-looking statements that involves risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
TriSalus is engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance response to checkpoint inhibitor therapy used to treat hepatocellular cancer, pancreatic cancer and other liver solid tumors.
In 2020, we also launched TriNav™, which is our newest liver therapy delivery device with SmartValve technology for our proprietary PEDD approach. In November 2019, we gained TPT payments approval from CMS, which allows hospitals to cover the cost of using TriNav. The approval began in January 2020 and is scheduled to expire at the end of 2023; however, we intend to consult with CMS to obtain permanent reimbursement for TriNav at similar rates for the period beginning January 1, 2024 that will allow hospitals to continue to be reimbursed for the cost of using TriNav after the current TPT payment approval expires. There can be no assurance that CMS will grant such permanent reimbursement at similar rates, or at all.
We are currently in our early stage of development and have yet to generate revenues sufficient to drive positive cash flows from operations. Beginning in 2020, we began a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutic company whereby our medical devices are marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation led us to acquire our first immune-oncology drug, SD-101, in July 2020, and to begin clinical development of SD-101 for the treatment of liver and pancreatic cancers. If our clinical trials are successful, we anticipate submitting a New Drug Approval (“NDA”) request to the FDA no sooner than 2025, and assuming we receive FDA approval, commercial sales would begin thereafter, possibly in 2026.
The Business Combination
On November 11, 2022, we entered into the Merger Agreement with MTAC and Merger Sub, pursuant to which, TriSalus will merge with and into Merger Sub, with TriSalus surviving the merger and becoming a wholly owned subsidiary of MTAC. The aggregate consideration payable to the stockholders of TriSalus is $220.0 million, payable solely in shares of Combined Company Common Stock. The closing of the Business Combination is subject to certain conditions including, among others, (i) the stockholders of TriSalus and the stockholders of MTAC approving of the Business Combination, (ii) the Nasdaq Stock Market approving for listing the Combined Company Common Stock to be issued in connection with the Business Combination, (iii) MTAC having at least $60.0 million in Available Closing MTAC Cash at closing, and (iv) MTAC has $5.0 million or more in net tangible assets at closing. In May 2023, the Business Combination Agreement was amended to change the Available Closing MTAC Cash at closing to $35.0 million.
Following the consummation of the Business Combination, we anticipate TriSalus will be deemed the accounting acquirer and expect that the Business Combination will be accounted for as a reverse recapitalization. See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the Business Combination and the expected financial impact.

As a result of the Business Combination, we expect to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.
Factors Affecting Our Performance
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.” In particular, our performance is affected by:
1)
The continued acceptance and growth of TriNav in the marketplace.   While we believe TriNav to be a superior technology for the delivery of therapies to tumors, particularly high-density tumors, there are other technologies with which we compete. Our ability to grow TriNav sales depends on the skills of our sales force and the willingness of the marketplace to use TriNav.

2)
Our ability to maintain our current TriNav pricing and gross margins to help fund the rest of our activities.   Our current pricing allows us to generate a substantial gross margin, which provides funds to support our growth and our research and development (“R&D”) for both TriNav and SD-101. TriNav sells at a significant premium to competitive products. Our higher price is currently supported by the TPT payment program from CMS; however, the current TPT authorization expires on December 31, 2023. We intend to consult with CMS to obtain permanent reimbursement for our TriNav device at similar rates for the period beginning January 1, 2024, which may include requesting an HCPCS J-code; however, there can be no assurance that CMS will grant such permanent reimbursement at similar rates, or at all. If we are unable to obtain such permanent reimbursement or continuing reimbursement is not available at similar reimbursement rates, we may be forced to reduce our price to compete, which would impact our margins.

3)
The success and cost of our clinical trials of SD-101.   SD-101 is in Phase 1 human trials to determine if, when delivered via TriNav, it is safe and effective in treating certain cancers. As with all drug candidates, the cost of operating clinical trials can be substantial, with no guarantee that the trials will result in favorable data.

4)
Obtaining FDA approval of SD-101 for sale.   Our clinical trials are still in early stages, and there is no certainty that we will generate favorable data or that, upon review, the FDA will approve SD-101 for sale.

Impact of COVID-19 Pandemic
The global COVID-19 pandemic continues to evolve. The extent of the ultimate impact of the COVID-19 pandemic on our business, operations and development timelines and plans remains uncertain and will depend on certain developments, including the duration and spread of the outbreak and its impact on our development activities, third-party manufacturers, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel, all of which cannot reasonably be predicated at this time.
Due to a broad decline in economic activity and restrictions on physical access to certain medical facilities and doctors, we experienced challenges in launching sales of TriNav. As for clinical trials, we did not cancel or postpone enrollment solely due to the risks of COVID-19. Enrollment has continued in the PERIO trials and remains ongoing.
While certain of these impacts have been resolved since the start of the COVID-19 pandemic, the extent to which COVID-19 or any other health epidemic may impact our future business, operations and development timelines and plans will depend on future developments, which are highly uncertain and cannot be predicted. Accordingly, a resurgence of COVID-19 or any other health epidemic could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Recent Developments
In October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share (raising approximately $9.8 million, net of issuance costs) (the “Initial Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock for no additional consideration (warrants to purchase an aggregate of 114,285,712 shares of Series B-3 preferred stock were issued in the Initial Preferred Stock Financing). The strike price of the warrants issued was $0.05 per share. The Initial Preferred Stock Financing included, at the unilateral option of the Company, a second tranche for to the sale of up to 20,990,498 shares of Series B-2 preferred stock for approximately $7.3 million (which could be increased up to an aggregate of 28,571,428 shares of Series B-2 preferred stock for approximately $10.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 preferred stock may be issued in closings of the second tranche of the Initial Preferred Stock Financing assuming the full $10.0 million is sold); and a third tranche, at the unilateral election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock, for approximately $4.3 million (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5.0 million), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 preferred stock may be issued in the third tranche closing assuming the full $5.0 million is sold). We made offers to participate in the Series B-2 preferred stock financing to all of our existing preferred stockholders (representing approximately 99.2% of our then outstanding shares on an as converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination, including our expenses in connection with the Business Combination and readying ourselves to be a public company.
In March 2023, we effectuated closings of a portion of the second tranche of the Initial Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $0.25 million. As a result of the closings of a portion of the second tranche of the Initial Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
In June 2023, we effectuated closings of a portion of the second tranche of the Initial Preferred Stock Financing whereby (i) 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.3 million. As a result of the closings of a portion of the second tranche of the Initial Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $0.96 for Series A-1 preferred stock, $0.30 for Series A-2 preferred stock, $0.33 for Series A-3 preferred stock, $0.31 for Series A-4 preferred stock, $0.33 for Series A-5 preferred stock, $0.37 for Series A-6 preferred stock, $0.24 for Series B preferred stock, and $0.27 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
Components of Results of Operations
The following discussion sets forth certain components of our consolidated statements of operations as well as factors that impact those items.
Revenue
We currently operate in one reportable segment and revenue is generated primarily from sales of PEDD infusion systems to our customers, principally related to TriNav. Revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those products or services.
The primary end-user customers for our products are hospitals, clinics and physicians. We had certain arrangements with our distributors under which they purchase our products and then resell them in geographic markets where we do not have a sales presence. These arrangements provided for a discount on the invoice when the distributor resold our units at our normal sales price. Such sales are recorded net of the discounts. All such arrangements were terminated on or before December 31, 2022.
Cost of Goods Sold
Cost of goods sold primarily consists of raw materials, direct labor and manufacturing overhead costs related to sales of TriNav.
Gross Profit and Gross Margin
Gross profit represents revenue less cost of goods sold. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin and overall profitability may in the future fluctuate from period to period based on a number of factors, such as the innovation initiatives we undertake, manufacturing costs and efficiencies, and obtaining a permanent reimbursement code for our product.
Operating Expenses
Our operating expenses consist of R&D, sales and marketing and general and administrative expenses.
Research and Development
R&D expenses include engineering, regulatory, pre-clinical and clinical activities. We expense R&D costs as incurred. We recognize expenses for certain development activities, such as preclinical studies and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Non-refundable advance payments for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.
R&D activities account for a significant portion of our operating expenses. We expect our R&D expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our manufacturing technologies into and through clinical development of SD-101, expanding our R&D efforts, including hiring additional personnel to support our R&D efforts, and seeking regulatory approvals for our drug candidates that successfully complete clinical trials. In addition, drug candidates in later stages of clinical development generally incur higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, although we expect our R&D expenses to increase as SD-101 advances into later stages of clinical development, we do not believe that it is possible at this time to accurately project total program-specific expenses through to commercialization.
Sales and Marketing
Sales and marketing expense consists primarily of salaries, commissions, travel and related business expenses, attendance at medical society meetings, product promotions and marketing activities.
General and Administrative
General and administrative expense includes executive management, finance, information technology, human resources, business development, legal, and the administrative and professional costs associated with those activities. General and administrative costs also include corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in production or R&D expenses, as well as regulatory and professional fees for legal, patent, accounting and other consulting services.
Interest Expense
Interest expense primarily consists of interest incurred under the term loan, convertible notes and amortization of debt issuance costs.
Loss on Conversion of Convertible Notes
Loss on conversion of convertible notes primarily consists of the remaining balance of unamortized debt discounts associated with the conversion of the convertible notes upon a qualified financing.
Loss on Equity Issuance
Loss on equity issuance represents the excess of the fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities over the proceeds received from the Initial Preferred Stock Financing and subsequent tranche closings.
Change in Fair Value of Tranche and Warrant Liabilities
Change in fair value of warrant and tranche liabilities represents the change in fair value of the warrants to purchase Series B-3 preferred stock and the Series B-2 tranche liabilities at each reporting period that were issued as part of the Initial Preferred Stock Financing.
Other Income and Expense, Net
Other income and expense primarily consists of gain on forgiveness of our Paycheck Protection Program (“PPP”) loan.
Deemed dividend related to Series B-2 preferred stock down round provision
The deemed dividend represents the value attributed to the increase in shares of common stock that preferred shareholders will receive as a result of the Series B-2 preferred stock financing rounds in October 2022 and March 2023, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and was recognized as a non-cash adjustment to additional paid-in-capital.
Income Tax Benefit (Expense)
Our income tax provision consists primarily of U.S. federal and state income taxes. We maintain a full valuation allowance for our federal and state deferred tax assets, including net operating loss carryforwards, as we have concluded that it is not more likely than not that the deferred tax assets will be realized.

Results of Operations:
The following table sets forth our consolidated statements of operations data for each of the periods indicated (in thousands):
	Years Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
Revenue	$12,398	$8,401	$2,984	$2,370
Cost of goods sold	2,258	1,193	662	376
Gross profit	10,140	7,208	2,322	1,994
Operating expenses:
Research and development	21,358	14,224	5,642	4,767
Sales and marketing	12,738	8,263	3,249	2,705
General and administrative	12,483	8,753	3,553	2,413
Loss from operations	(36,439)	(24,032)	(10,122)	(7,891)
Interest income	180	—	35	1
Interest expense	(1)	(1,761)	(4)	—
Loss on equity issuance	(8,312)	—	(584)	—
Change in fair value of tranche and warrant liabilities	(2,186)	(379)	2,421	19
Other income and expense, net	(420)	746	(19)	(2)
Loss before income taxes	(47,178)	(28,842)	(8,273)	(7,873)
Income tax benefit (expense)	(9)	(3)	5	—
Net loss available to common stockholders	$(47,187)	$(28,845)	$(8,268)	$(7,873)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,829)	$—	$(959)	$—
Net loss attributable to common stockholders	$(50,016)	$(28,845)	$(9,227)	$(7,873)
The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue:
	Years Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
Revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	18.2	14.2	22.2	15.9
Gross profit	81.8	85.8	77.8	84.1
Operating expenses:
Research and development	172.3	169.3	189.1	201.1
Sales and marketing	102.7	98.4	108.9	114.1
General and administrative	100.7	104.2	119.1	101.8
Loss from operations	(293.9)	(286.1)	(339.2)	(333.0)
Interest income	(21.0)	—	1.2	—
Interest expense	(0.0)	(21.0)	(0.1)	—
Loss on conversion of convertible notes	—	(40.7)	—	—
Loss on equity issuance	(67.0)	—	(19.6)	—
Change in fair value of tranche and warrant liabilities	(17.6)	(4.5)	81.1	0.8
Other income and expenses, net	(3.4)	8.9	(0.6)	(0.1)
Loss before income taxes	(380.5)	(343.3)	(277.2)	(332.2)
Income tax expense	(0.1)	(0.0)	(0.1)	(0.0)
Net loss available to common stockholders	(380.6)%	(343.3)%	(277.1)%	(332.2)%

	Years Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
Deemed dividend related to Series B-2 preferred stock down round provisions	(22.8)%	—%	(32.1)%	(0.0)%
Net loss attributable to common stockholders	(403.4)%	(343.3)%	(309.2)%	(332.2)%

Comparison of the Three Months Ended March 31, 2023, and 2022
Revenue
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Revenue	$2,984	$2,370	$614	25.9%
Revenue increased by $0.6 million or 25.9% for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase in revenue was primarily due to an increase of $0.5 million in sales of TriNav as our launch of the product, begun in 2020, recovered from the impact of the Covid-19 pandemic. In addition, we recorded a reduction in sales discounts of $0.1 million as we terminated the distributor agreements that required the discounts.
Cost of Goods Sold and Gross Profit
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Cost of goods sold	$662	$376	$286	76.1%
Gross profit	$2,322	$1,994	$328	16.4%
Cost of goods sold increased by $0.3 million, or 76.1%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase in cost of goods sold was primarily due to additional production of TriNav to support our sales growth.
Gross profit increased by $0.3 million or 16.4%, and gross margin decreased to 77.8% from 84.1% for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022, respectively. The reduction in gross margin was driven principally by higher labor costs, partially offset by lower material costs.
Operating Expenses
Research and Development
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Research and development	$5,642	$4,767	$875	18.4%
R&D expenses increased by $0.9 million, or 18.4%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily driven by increased activity in our two clinical trials of our candidate drug, SD-101, along with preparatory activity for our third clinical trial, which will begin before June 30, 2023.

Sales and Marketing
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Sales and marketing	$3,249	$2,705	$544	20.1%
Sales and marketing expenses increased by $0.5 million or 20.1%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily driven by a $0.5 million increase for payroll and travel expenses due to increased headcount of sales and marketing personnel to support our sales of TriNav.
General and Administrative
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
General and administrative	$3,553	$2,413	$1,140	47.2%
General and administrative expenses increased by $1.1 million, or 47.2%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily due to a $1.0 million increase for professional services, principally for consulting and auditing work in connection with our issuance of Series B-2 preferred stock and the Business Combination, and a $0.1 million increase in facilities expenses related to vendor services, telephone expenses, materials and supplies.
Interest Income
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Interest income	$35	$1	$34	N/A%
Interest income increased by $34 thousand for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was due to higher interest received from the investment of our excess cash in short-term money market funds in three months ended March 31, 2023.
Loss on Equity Issuance
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Loss on equity issuance	$584	$—	$584	N/A
A loss on equity issuance of $0.6 million was recorded in the three months ended March 31, 2023, attributable to the issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock, which were valued at $1.5 million in excess of the proceeds received as part of the partial closing of the second tranche. The fair value exceeded proceeds primarily due to the issuance of warrants to purchase four shares of Series B-3 preferred stock for every one share of Series B-2 preferred stock purchased. This was offset by $0.9 million related to the partial exercise of the second tranche liability.
Change in Fair Value of Tranche and Warrant Liabilities
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Change in fair value of tranche and warrant liabilities	$2,421	$19	$2,402	N/A%

The change in fair value of tranche and warrant liabilities resulted in a gain of $2.4 million in the three months ended March 31, 2023.
Deemed dividend related to Series B-2 preferred stock down round provision
	Three Months Ended March 31,		$ Change	% Change
	2023	2022
	(dollars in thousands)
Deemed dividend related to Series B-2 preferred stock down round provision	$(959)	$—	$(959)	N/A
The deemed dividend is related to the closings of a portion of the second tranche of the Initial Preferred Stock Financing in March 2023, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. As a result, the conversion prices of all prior series of preferred stock were adjusted such that the holders would receive more shares of common stock upon conversion than previously. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and we recognized a $1.0 million, non-cash adjustment to additional paid-in-capital for the three months ended March 31, 2023. There was no such adjustment recorded in the three months ended March 31, 2022.
Comparison of the Years Ended December 31, 2022, and 2021
Revenue
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Revenue	$12,398	$8,401	$3,997	47.6%
Revenue increased $4.0 million, or 47.6%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily due to higher sales volume of TriNav, amounting to $4.3 million, offset by a reduction in sales of products other than TriNav in the comparable period of $0.3 million as a result of the shift to TriNav.
Cost of Goods Sold and Gross Profit
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Cost of goods sold	$2,258	$1,193	$1,065	89.3%
Gross profit	$10,140	$7,208	$2,932	40.7%
Cost of goods sold increased by $1.1 million, or 89.3%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase in cost of goods sold was primarily due to the higher volume of TriNav produced in the period to support the increase in revenue.
Gross profit increased by $2.9 million, or 40.7%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021, and gross margin decreased from 85.8% to 81.8%. The increase in gross profit was driven primarily by higher sales volume. The decrease in gross margin was driven primarily by higher material costs.
Operating Expenses
Research and Development
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Research and development	$21,358	$14,224	$7,134	50.2%

R&D expenses increased by $7.1 million, or 50.2%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily due to a $4.3 million increase in spend on SD-101 research and development as we began clinical trials, an increase in headcount-related expenses of $2.1 million, and an increase of $0.7 million in spend on development to expand the use of TriNav into different anatomies.
Sales and Marketing
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Sales and marketing	$12,738	$8,263	$4,475	54.2%
Sales and marketing expenses increased by $4.5 million, or 54.2%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily driven by $3.1 million increase for additional payroll and personnel expenses related to TriNav due to an increase in headcount of sales and marketing personnel, $0.6 million of additional travel expense, and a $0.8 million increase in marketing expense since our marketing efforts increased due to new approaches in marketing and social media.
General and Administrative Expenses
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
General and administrative expenses	$12,483	$8,753	$3,730	42.6%
General and administrative expenses increased by $3.7 million, or 42.6%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily due to a $1.1 million increase for payroll and personnel expenses due to increased headcount of general and administrative personnel; a $1.7 million increase in professional services fees due to additional legal expenditures on financing rounds and the Business Combination, and additional audit fees related to the Business Combination; and a $0.2 million increase in facilities expenses related to the addition of the Bannockburn, Illinois, offices; and $0.5 million in one-time expenses, principally related to the dissolution of an agreement with a distributor.
Interest Expense
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Interest expense	$(1)	$(1,761)	$1,760	99.9%
Interest expense decreased by $1.8 million, or 99.9%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The decrease was primarily due to extinguishment of the convertible notes and term loan that occurred during the year ended December 31, 2021.
Loss on Conversion of Convertible Notes
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Loss on conversion of convertible notes	$—	$(3,416)	$3,416	(100)%
The loss on conversion of convertible notes was incurred in the year ended December 31, 2021, due to the automatic conversion of the outstanding convertible notes during the year.

Loss on Equity Issuance
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Loss on equity issuance	$(8,312)	$—	$(8,312)	N/A
A loss on equity issuance of $8.3 million was recorded in the year ended December 31, 2022, attributable to the issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock and related tranche obligations, which were valued in excess of the proceeds received as part of the transaction. The fair value exceeded proceeds primarily due to the issuance of warrants to purchase four shares of Series B-3 preferred stock for every one share of Series B-2 preferred stock purchased in the Initial Preferred Stock Financing.
Change in Fair Value of Tranche and Warrant Liabilities
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Change in fair value of tranche and warrant liabilities	$(2,186)	$(379)	$(1,807)	(476.8)%
The change in fair value of tranche and warrant liabilities resulted in a loss of $2.2 million in the year ended December 31, 2022, compared to a loss of $0.4 million in the year ended December 31, 2021, as a result of the new tranche and warrant liabilities.
Other Income and Expense, Net
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Other income and expense, net	$(420)	$746	$(1,166)	(156.3)%
Other income and expense, net, decreased by $1.2 million, or 156.3%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021, primarily due to forgiveness of our PPP loan by the SBA amounting to $0.8 million, in the year ended December 31, 2021, which did not repeat in the year ended December 31, 2022, the costs associated with the issuance of Series B-2 preferred stock in the fourth quarter of 2022 for $0.3 million, and the disposal of assets for $0.1 million during the year ended December 31, 2022.
Deemed dividend related to Series B-2 preferred stock down round provision
	Years Ended December 31,		$ Change	% Change
	2022	2021
	(dollars in thousands)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,829)	$—	$(2,829)	N/A
The deemed dividend is related to the Initial Preferred Stock Financing, which was deemed to be a down round and triggered the anti-dilution provisions associated with our preferred stock. As a result, the conversion prices of all prior series of preferred stock were adjusted such that the holders would receive more shares of common stock upon conversion than previously. The resulting increase in value of the preferred stock was deemed to be a dividend to the preferred stockholders and we recognized a $2.8 million, non-cash adjustment to additional paid-in-capital for the year ended December 31, 2022. There was no such adjustment recorded in the year ended December 31, 2021.

Liquidity and Capital Resources
Overview
Since inception, we have incurred significant net losses and expect to continue to incur net losses for the foreseeable future due to the investments we will continue to make in R&D and sales and marketing, and due to additional general and administrative costs we expect to incur as a public company. We incurred net losses of $8.3 million and $47.2 million for the three months ended March 31, 2023, and the year ended December 31, 2022, respectively. We had cash and cash equivalents of approximately $6.8 million and $9.4 million at March 31, 2023 and December 31, 2022, respectively. Since inception, we have financed operations primarily through the issuance of preferred stock, convertible notes, and term loans. We are still in our early stages of development and have yet to generate revenues sufficient to fund cash flows from operations. Our ability to fund future operations and execute our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or debt. There can be no assurance that we will be able to raise such additional financing on satisfactory terms. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected. As a result, we have concluded that there is substantial doubt of our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements.
Our ability to continue as a going concern is dependent upon obtaining additional capital and financing including through the consummation of the Business Combination. Our financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. We entered into the Merger Agreement with MTAC, and, upon consummation of the Business Combination, we expect to raise an additional $35.0 million of cash or committed funding, which, combined with the proceeds from the closing of a portion of the second tranche of the Initial Preferred Stock Financing described below, will be sufficient to fund our operations through key data read-outs expected in mid-2024. However, as of the date of this proxy statement/prospectus, these plans have not been finalized and there can be no assurance that we will be successful in raising any additional cash or committed funding in connection with the Business Combination. Unless we are able to raise additional capital, we do not currently expect that our existing cash and cash equivalents and additional cash or committed funding anticipated in connection with the Business Combination will be sufficient to fund our projected liquidity requirements for the next 12 months, creating substantial doubt about our ability to continue as a going concern. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”
In October 2022, we raised an additional $9.8 million, net of issuance costs, through the issuance of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock. This issuance also included, at our option, a second tranche of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) for up to approximately $7.4 million (which could be increased to $10 million) and a third tranche, at the election of investors in the second tranche, of up to $4.3 million (which could be increased to $5 million) of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock, subject, in all respects, to the covenants in the Merger Agreement prohibiting us from issuing additional securities during the Interim Period without MTAC’s prior consent. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the Initial Preferred Stock Financing (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis). See “Proposal 1 — The Business Combination Proposal — The Merger Agreement.”
In January through March 2023, holders of warrants to purchase 94,294,112 shares of Series B-3 preferred stock exercised their purchase right, for proceeds of approximately $4.7 million. In March 2023, we effectuated (i) a closing of a portion of the second tranche of the Initial Preferred Stock Financing whereby 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2.9 million, and (ii) an additional closing under the purchase agreement for the Initial Preferred Stock Financing whereby 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $0.2 million.
In June 2023, we effectuated (i) a closing of a portion of the second tranche of the Initial Preferred Stock Financing whereby 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of $3.7 million, and (ii) an additional closing under the purchase agreement for the Initial Preferred Stock Financing whereby 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $2.3 million.
Any Series B-3 Warrants that are not exercised for cash will automatically be net settled for shares of TriSalus Common Stock immediately prior to the closing of the Business Combination and exchanged into shares of Combined Company Common Stock at the Effective Time.
Cash Flows
Comparison of the Three Months Ended March 31, 2023 and March 31, 2022
The following table presents net cash from operating, investing, and financing activities (in thousands):
	Three Months Ended March 31,
	2023	2022
Net cash used in operating activities	$(10,615)	$(10,591)
Net cash used in investing activities	(74)	(399)
Net cash provided by financing activities	8,035	60
Net increase / (decrease) in cash, cash equivalents and restricted cash	$(2,654)	$(10,930)
Cash Used in Operating Activities
For the three months ended March 31, 2023, net cash used in operating activities was $10.6 million. The net cash used in operating activities consisted of net loss of $8.3 million adjusted for non-cash charges totaling $1.6 million, primary related to a gain on the adjustment of the fair value of warrants to purchase preferred stock of $2.5 million, partially offset by a loss on equity issuance of $0.6 million, and a net increase of $0.7 million in our net operating assets and liabilities. The increase in our net operating assets and liabilities was driven by increases in inventory of $0.3 million and other assets of $0.3 million.
For the three months ended March 31, 2022, net cash used in operating activities was $10.6 million. The net cash used in operating activities consisted of net loss of $7.9 million adjusted for non-cash charges totaling $0.4 million, primarily related to depreciation and amortization of $0.3 million and stock-based compensation expense of $0.1 million. In addition, there was a net increase of $3.1 million in our net operating assets and liabilities. The increase in our net operating assets and liabilities was driven by an increase in prepaid expenses of $2.0 million and a decrease in trade payable, accrued expenses and other current liabilities of $1.2 million. This was partially offset by reductions in accounts receivable of $0.1 million.
Cash Used in Investing Activities
Net cash used in investing activities of $0.1 million for the three months ended March 31, 2023, was primarily due to payments to acquire or maintain intellectual property.
Net cash used in investing activities of $0.4 million for the three months ended March 31, 2022, was primarily due to purchases of property and equipment of $0.3 million and cash paid to acquire intellectual property of $0.1 million.
Cash Used in Financing Activities
Net cash provided by financing activities of $8.0 million for the three months ended March 31, 2023, consisted principally of proceeds from the exercise of warrants to purchase Series B-3 preferred stock of $4.8 million and proceeds from the issuance of Series B-2 preferred stock of $3.2 million.

Net cash provided by financing activities of $60 thousand for the three months ended March 31, 2022, consisted of proceeds from the exercise of stock options.
Comparison of the Years Ended December 31, 2022, and December 31, 2021
The following table presents net cash from operating activities, investing activities and financing activities (in thousands):
	Years Ended December 31,
	2022	2021
Net cash used in operating activities	$(32,313)	$(22,697)
Net cash used in investing activities	(1,786)	(2,258)
Net cash provided by financing activities	13,462	50,768
Net increase / (decrease) in cash and cash equivalents	$(20,637)	$25,813
Cash Used in Operating Activities
For the year ended December 31, 2022, net cash used in operating activities was $32.3 million. The net cash used in operating activities consisted of net loss of $47.2 million adjusted for non-cash charges totaling $11.6 million, a $1.0 million adjustment related to a milestone payment to Dynavax that is included as an investing cash outflow, and a net decrease of $2.3 million in our net operating assets and liabilities. The decrease in our net operating assets and liabilities was driven by an increase of $5.2 million in trade payable, accrued expenses and other current liabilities, partially offset by increases in prepaid expenses of $2.6 million and inventory of $0.2 million. The increase in our prepaid expenses was due principally to the deferral of costs associated with the Business Combination.
For the year ended December 31, 2021, net cash used in operating activities was $22.7 million. The net cash used in operating activities consisted of net loss of $28.8 million adjusted for non-cash charges totaling $5.3 million, a $1.0 million adjustment related to a milestone payment to Dynavax that is included as an investing cash outflow, and a net increase of $0.1 million in our net operating assets and liabilities. The decrease in our net operating assets and liabilities was driven by increases in trade payables, accrued expenses and other current liabilities of $3.2 million. These increases were partially offset by an increase in other assets of $1.8 million for advance payments for clinical trials, an increase of inventories of $0.7 million, and an increase of $0.7 million of accounts receivable due to improved sales.
Cash Used in Investing Activities
Net cash used in investing activities of $1.8 million for the year ended December 31, 2022 was primarily due to purchases of property and equipment of $0.7 million, cash paid to Dynavax for a milestone payment in connection with the purchase of SD-101 of $1.0 million, and cash paid for purchase of other intellectual property and licenses of $0.1 million.
Net cash used in investing activities of $2.3 million for the year ended December 31, 2021 was primarily due to purchases of property and equipment of $1.1 million, cash paid to Dynavax for a milestone payment in connection with the purchase of SD-101 of $1.0 million, and cash paid for purchase of intellectual property and licenses of $0.2 million.
Cash Provided by Financing Activities
Net cash provided by financing activities of $13.5 million for the year ended December 31, 2022 consisted of proceeds from the issuance of preferred stock, net of issuance costs, of $13.5 million, proceeds from the exercise of stock options and warrants for common stock of $0.1 million, partially offset by payments on finance lease liabilities of $0.1 million.
Net cash provided by financing activities of $50.8 million for the year ended December 31, 2021 consisted of proceeds from the issuance of preferred stock of $51.9 million, proceeds from exercise of Series B preferred stock warrants of $0.1 million, proceeds from issuance of convertible notes of $45 thousand and proceeds from the exercise of stock options and warrants for common stock of $54 thousand, partially offset by repayments on term loan of $1.3 million.
Funding Requirements
Our primary use of cash is to fund operating expenses, which consist of research, development and clinical expenses related to our lead product candidate SD-101, and preclinical programs, sales and marketing expenses related to the growth of TriNav, as well as general and administrative expenses. We plan to advance the development of SD-101, initiate new research and pre-clinical development efforts and seek marketing approval for product candidates that we successfully develop. If we obtain approval for our product candidates, we expect to incur commercialization expenses, which may be significant, related to establishing sales, marketing, manufacturing capabilities, distribution and other commercial infrastructure to commercialize such products. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations. However, global economic conditions have been worsening, with disruptions to, and volatility in, the credit and financial markets in the U.S. as well as disruptions to the U.S. banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank. Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. If these conditions persist and deepen, we may be unable to access additional capital or our liquidity could otherwise be impacted. If we are unable to raise capital when needed or on attractive terms, we may be forced to delay, reduce or eliminate our research and development programs and/or future commercialization efforts.
We also expect to continue to incur significant expenses in connection with our ongoing activities related to TriNav, including sales and marketing expenses and expenditures to support expansion of our production capacity to support our expected sales growth. Our future capital requirements, both near and long-term, will depend on many factors, including but not limited to: the success of our commercialization of TriNav including, among other things, continued patient and physician adoption of TriNav and our ability to maintain adequate reimbursement for TriNav; the cost of commercialization activities for TriNav, including manufacturing, distribution, marketing and sales; net product revenues received from sales of TriNav; the outcome, timing and cost of the regulatory approval process for SD-101 by the FDA, including the potential for the FDA to require that we perform more studies and clinical trials than those that we currently expect; the costs involved in preparing, filing and prosecuting patent applications and annuity fees relating to issued patents; the cost of maintaining and enforcing our intellectual property rights, as well as the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us; the initiation, progress, timing, costs and results of clinical trials and other research and development related to our product candidates; and the extent to which we in-license, acquire or otherwise partner in development or commercialization of other products, product candidates or technologies; the achievement of milestones or occurrence of other developments that trigger payments under the Dynavax Agreement or any other collaboration or other agreements; the number of future product candidates that we may pursue and their development requirements; the costs of commercialization activities for any of our product candidates that may receive marketing approval to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities; the amount and timing of future revenue, if any, received from commercial sales of our current and future product candidates upon any marketing approvals; and the costs of operating as a public company.
Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of securities offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interest in our company may be materially diluted, and the terms of these securities may include liquidation or other preferences that adversely affect common stockholders’ rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
As of March 31, 2023, we had $6.8 million in cash and cash equivalents. We also had $250 thousand in restricted cash to support our corporate credit card program. We will likely require additional capital in the near term in order to continue to fund our operations through equity or debt financings, partnerships, collaborations, or other sources which may not be available on a timely basis, on favorable terms, or at all, and such capital, if obtained, may not be sufficient to enable us to continue to implement our long-term business strategy.
Additionally, we may never become profitable, or if we do, may not be able to sustain profitability on a recurring basis. If we cannot capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected and we may need to delay or curtail our operations until such funding is received.
Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and/or obtain additional capital through equity or debt financings, partnerships, collaborations, or other sources to carry out our long-term business strategy. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than fair value for such assets and less than the value at which such assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment. As discussed in Note 1 to our unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus, there is substantial doubt regarding our ability to continue as a going concern as of March 31, 2023.
Contractual Obligations and Commitments
Our contractual obligations as of March 31, 2023, include lease obligations of $1.9 million, reflecting the minimum commitments for our principal administrative and production facility and other office spaces. See Note 15 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information on our lease obligations, including the scheduled maturities and timing of cash payments related to these obligations.
Pursuant to the Asset Purchase Agreement, dated July 31, 2020, between TriSalus and Dynavax, we have paid Dynavax $11 million as of March 31, 2023, and may be required to pay Dynavax up to an additional $159 million upon the achievement of certain development and regulatory milestones with respect to SD-101. We will also be required to pay up to $80 million upon achieving certain commercial milestones once sales of SD-101 have begun. The Dynavax Agreement also obligates us to pay low double-digit royalties based on potential future net sales of product containing SD-101 compound on a product-by-product and country-by-country basis during the applicable royalty term. Such royalties are subject to reduction by up to 50% in certain circumstances.
In connection with the Extension Amendment, the Sponsor agreed to deposit, or cause the deposit of, the Extension Contributions into the Trust Account. Pursuant to the Merger Agreement, we have agreed to pay for, as a transaction expense and not as a loan, 50% of the Extension Contributions, provided that our obligation to pay our portion of the Extension Contributions will terminate immediately at the earliest to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement. Our portion of the Monthly Contribution payable to MTAC is approximately $39 thousand. For additional information, see “Certain Relationships and Related Party Transactions — MTAC Related Party Transactions — Promissory Note-Related Party Extension Loan.”
Convertible Notes
We issued convertible notes in August and September 2018 for aggregate cash proceeds of $5.0 million having an original maturity date of December 31, 2019, which was subsequently revised to be December 31,

2021. We issued additional convertible notes between May and September 2019, for aggregate cash proceeds of $15.0 million with an original maturity date of December 31, 2020, which was also modified to be December 31, 2021. Between March and October 2020, we issued convertible notes for aggregate cash proceeds of $9.1 million with a maturity date of December 31, 2021. The convertible notes accrued interest at 8% and could only be prepaid upon a vote of the majority holders. In March 2021, the issuance of Series B preferred stock was determined to be a qualified financing event under the convertible notes. Accordingly, all of the convertible notes, with a notional amount of $44.7 million and accumulated interest of $4.4 million, were converted into 163,726,121 shares of Series B preferred stock at a conversion price of $0.30 per share.
We do not have any outstanding debt or convertible notes as of March 31, 2023. A summary of our borrowings in the year ended December 31, 2021 under various financing arrangements is included in Note 10 — ‘Debt’ and Note 11 — ‘Convertible Notes’ of the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates:
Our significant accounting policies are summarized in Note 2 “Summary of Significant Accounting Policies” in the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. While all of these significant accounting policies affect the reporting of our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require us to use a greater degree of judgment and/or estimates. Actual results may differ from those estimates. Additionally, changes in accounting estimates could occur in the future from period to period.
Revenue Recognition
Our revenue is derived from shipments of our TriNav infusion devices to our customers which are generally comprised of hospitals, clinics and physicians, and is recognized in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) ASC 606, Revenue from Contracts with Customers, and all related applicable guidance.
Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract; (ii) identify the performance obligation; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue.
We contract with our customers based on customer purchase orders. For each contract, we consider the promise to transfer products, each of which is distinct, to be the identified performance obligation. As part of our performance obligation, products are delivered in accordance with the terms of the purchase order and we do not have any on-going service obligation after delivery.
We maintain a single, discrete transaction price for each of the products, with no adjustments since the price is approved by CMS. We do not have multiple performance obligations to complete when a purchase order is fulfilled, hence the transaction price is always allocated fully to the units being sold.
Revenue is recognized when the units for a purchase order have been shipped and control of the units has transferred to the customer. Ex-works shipment is followed, wherein we recognize revenue when the shipment leaves our premises. In certain cases where purchase orders specify alternate shipping terms, usually delivery at place, revenue recognition is deferred until we are assured the units are delivered.

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue. Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established for discounts, returns, rebates and allowances. We do not have a history of any refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. We do not offer discounts, except to distributors as discussed below. We had certain arrangements with distributors under which the distributors purchased and then resold our products in geographic markets where we did not have sales presence. These arrangements provided for a discount on the invoice. When the distributor resold our units at our normal sales price, the discount served to compensate the distributor for their efforts. We recorded these sales net of the discounts. One of our distributors, ACD, accounted for approximately 20% and 25% of our sales for the years ended December 31, 2022 and 2021, respectively. We discontinued the distributor agreement with ACD in December 2022.
We provide certain customers with rebates that are explicitly stated in our contracts and are recorded as a reduction of revenue in the period the conditions for the rebates are achieved. The rebates result from performance-based offers that are primarily based on attaining contractually specified sales volumes.
Research and Development
R&D costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred. Approximately 28% of our R&D costs are headcount-related; the balance is external services we purchase, such as pre-clinical supplies and materials, clinical study management and supplies, and consulting related to our R&D.
We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.
Warrant and Tranche Rights and Obligation Liabilities
We classified the Series B-2 tranche rights and obligations and Series B-3 Warrants as liabilities on the consolidated balance sheets. We measured the Series B-2 Tranche Rights and Series B-3 Warrants at fair value upon issuance in October 2022 and March 2023, and remeasured the liabilities to fair value at December 31, 2022, and March 31, 2023, with changes in the fair value at each measurement date recognized in Change in fair value of tranche and warrant liabilities in the consolidated statements of operations.
The fair value of the Series B-2 tranche liabilities was determined using a Binomial Tranche Model. The fair value of the Series B-3 Warrants was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model.
The fair value of the Series B-2 tranche liabilities and Series B-3 Warrants used various inputs and assumptions that required management to apply judgment and make estimates, including:
•
the equity value under the status quo scenario, which was determined using the Guideline Public Company method within the market approach to estimate the fair value of equity on a minority, marketable basis using selected publicly traded peer companies and valuation multiples based on size, growth, profitability, and other relevant factors;

•
the fair value of underlying Series B-2 preferred stock, which was determined using the Option Pricing Model to allocate the Company’s equity value among its various classes of equity securities under the status quo scenario;

•
issuance and exercise price, which was based on the terms of the purchase agreement;

•
expected term, which we based on the expiry periods as defined in the purchase agreement;

•
expected volatility, which was based on the historical equity volatility of publicly traded peer companies for a term equal to the expected term of the warrants and tranche liabilities;

•
risk-free interest rate, which was determined by reference to the U.S. Treasury yield curve for time periods commensurate with the expected terms of the warrants and tranche liabilities; and

•
expected dividend yield, which we estimate to be zero based on the fact that we have never paid or declared dividends.

These estimates may be subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with exact precision. The scenario probability is the most sensitive estimated input into the calculation of the fair value of the Series B-3 Warrants. The risk of exposure is estimated using a sensitivity analysis of potential changes in the significant unobservable inputs, primarily the scenario probability input that is the most susceptible to valuation risk. A 10% increase in the likelihood of the status quo scenario at March 31, 2023, would decrease the estimated fair value of the Series B-3 Warrants of $7.1 million by $0.9 million (resulting in a liability of $6.2 million), and would increase the estimated fair value of the Series B-2 Tranche liabilities of $3.2 million by $0.7 million (resulting in a liability of $3.9 million).
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. MTAC previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, the Combined Company will be an emerging growth company and will take advantage of the benefits of the extended transition period that the emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.
The Combined Company will remain an emerging growth company under the JOBS Act until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of MTAC’s initial public offering (i.e., December 31, 2025), (b) in which the Combined Company has total annual gross revenue of at least $1.235 billion, or (c) in which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of the Combined Company’s common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Recent Accounting Pronouncements
Note 2(q) to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus includes more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Risk
We are not exposed to material levels of risk from fluctuations in exchange rate between other currencies and the U.S. dollar, as our current contracts are denominated in U.S. Dollars.

Interest Rate Risk
As of March 31, 2023 and December 31, 2022, cash consisted primarily of checking and savings deposits. We invest our excess cash in low-risk, highly liquid money market funds with a major financial institution. Our investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy.
Concentration of Credit Risk
We deposit our cash with financial institutions, and, at times, such balances may exceed federally insured limits. Our management believes the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of MTAC and TriSalus adjusted to give effect to the Business Combination and related transactions. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, and should be read in conjunction with the accompanying notes. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined balance sheet as of March 31, 2023, gives pro forma effect to the Business Combination and Preferred Stock PIPE Investment as if it was completed on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022, give pro forma effect to the Business Combination and Preferred Stock PIPE Investment as if it had occurred on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
The historical unaudited condensed consolidated financial statements of TriSalus as of and for the three months ended March 31, 2023, and the historical audited consolidated financial statements of TriSalus as of and for the year ended December 31, 2022; and

•
The historical unaudited financial statements of MTAC as of and for the three months ended March 31, 2023, and the historical audited financial statements of MTAC as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination and Preferred Stock PIPE Investment, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination and Preferred Stock PIPE Investment been consummated on the dates assumed or to project consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
In connection with the Extension Meeting held on December 12, 2022, MTAC public stockholders elected to redeem 23,046,578 shares of Class A Common Stock for an aggregate redemption price of approximately $232.4 million. As a result, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement, as further described in the section titled “Proposal 1 — The Business Combination Proposal — Conditions to the Closing of the Business Combination”. The parties are actively seeking additional financing through a Future PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained through the Preferred Stock PIPE Investment as of the date of this proxy statement/prospectus) and other financings to meet the foregoing closing condition.
However, if such Future PIPE Investment and other financings are not sufficient to meet the foregoing closing condition, TriSalus can either waive or reduce the minimum available cash condition requirement under the Merger Agreement or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement. The unaudited pro forma condensed combined financial information presents the Business Combination as if the parties were to waive or reduce the minimum available cash condition.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTAC,” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
On November 11, 2022, TriSalus, MTAC and Merger Sub entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into TriSalus, with TriSalus surviving the merger as a wholly-owned subsidiary of MTAC. Upon filing of the Proposed Charter, each share of Class A Common Stock and each share of Class B Common Stock that is outstanding shall be reclassified into a single class of common stock.
Immediately prior to the Effective Time, shares of TriSalus Preferred Stock will be converted into shares of TriSalus Common Stock based on the then-applicable conversion ratios. In addition, each outstanding TriSalus Warrant to purchase shares of TriSalus Preferred Stock or TriSalus Common Stock that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, will be automatically exercised for shares of TriSalus Common Stock. TriSalus Warrants that are out-of-the-money and would automatically expire worthless in accordance with their terms will be cancelled for no consideration. Following the Preferred Stock Conversion and the exercise of the TriSalus Warrants, the TriSalus Common Stock will be converted into the right to receive such number of shares of Combined Company Common Stock as is equal to (i) the number of shares of TriSalus Common Stock multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement). The total shares of Combined Company Common Stock to be issued to holders of TriSalus Common Stock will be 22,000,000, which includes the issuance of Common Stock resulting from the Preferred Stock Conversion and exercise of TriSalus Warrants. At the Effective Time, each outstanding TriSalus Option, whether or not then vested and exercisable, will be assumed and converted into an option to purchase such number of shares of Combined Company Common Stock as is equal to (i) the number of shares of TriSalus Common Stock subject to such option prior to the Effective Time multiplied by (ii) the Exchange Ratio (subject to rounding mechanisms described in the Merger Agreement), with a per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
On June 7, 2023, MTAC entered into the Subscription Agreements with the Preferred Stock PIPE Investors, pursuant to which the Preferred Stock PIPE Investors have committed to make a private investment in public equity (“PIPE”) in the form of 1,785,502 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $17.9 million. In addition, on June 7, 2023, the Sponsor and MTAC entered into the Backstop Letter Agreement, whereby the Sponsor guaranteed, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, have not collectively subscribed to purchase an additional 200,000 shares of Series A Convertible Preferred Stock for $2.0 million (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount.
	Assuming No Additional Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming Maximum Redemptions(3)
Total Capitalization	Shares	%	Shares	%	Shares	%
TriSalus Stockholders	22,000,000	73.4	22,000,000	75.8	22,000,000	78.4
MTAC Public Stockholders	1,953,422	6.5	976,711	3.4	—	—
PIPE(4)	1,985,502	6.6	1,985,502	6.8	1,985,502	7.1
SPAC Sponsor(4)	4,062,500	13.5	4,062,500	14.0	4,062,500	14.5
Total Shares	30,001,424	100.0	29,024,713	100.0	28,048,002	100.0

(1)
At the Extension Meeting held on December 12, 2022, MTAC stockholders elected to redeem 23,046,578 shares of Class A Common Stock, and MTAC paid such redeeming stockholders an amount equal to the pro rata portion of the amount then on deposit in the Trust Account (including interest net of taxes payable), resulting in a redemption payment of $10.08 per share for an aggregate redemption price of $232.4 million. This assumes no additional shares of Class A Common Stock will be redeemed.

(2)
This scenario assumes that an additional 976,711 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of approximately $10.2 million from the Trust Account. This scenario reflects 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(3)
This scenario assumes that an additional 1,953,422 shares of Class A Common Stock are redeemed in connection with the Business Combination for an aggregate payment of approximately $20.5 million from the Trust Account. This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter.

(4)
Assumes the 1,985,502 shares of Series A Convertible Preferred Stock issued at $10.00 per share through the Preferred Stock PIPE Investment (inclusive of the up to 200,000 shares of Series A Convertible Preferred Stock that may be issuable as a result of any future subscription by the Sponsor pursuant to the Backstop Letter Agreement) are converted into shares of Combined Company Common Stock at the initial conversion price of $10.00 per share.

(5)
Includes 3,125,000 Sponsor Earnout Shares that are subject to vesting and forfeiture if the Combined Company Common Stock does not meet certain price thresholds following the Closing Date. While unvested, Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares. For additional information, see “Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, MTAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the TriSalus stockholders are expected to have a majority of the voting power of the Combined Company, TriSalus will comprise all of the ongoing operations of the Combined Company, TriSalus will appoint a majority of the governing body of the Combined Company, and TriSalus’ senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TriSalus issuing shares for the net assets of MTAC, accompanied by a recapitalization. The net assets of MTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The financial statements of the Combined Company will represent a continuation of the financial statements of TriSalus.
Accounting for the Sponsor Earnout Shares
The Combined Company shall restructure 6,250,000 shares of Class B Common Stock currently outstanding and held by the Sponsor (the “Sponsor Shares”), with such Sponsor Shares convertible into shares of the Combined Company Common Stock at the Effective Time. Thirty-five percent (35%), or 2,187,500 shares, of the Sponsor Shares will be forfeited and canceled contingent upon, and effective as of, the Effective Time; fifteen percent (15%), or 937,500 shares, of the Sponsor Shares will be fully vested and free from forfeiture; and fifty percent (50%), or 3,125,000 shares, of the Sponsor Shares will be subject to vesting and forfeiture if the Combined Company Common Stock does not meet certain price thresholds prior to the fifth anniversary of the Closing Date (“Sponsor Earnout Shares”). One-fourth of the Sponsor Earnout Shares will vest when the volume-weighted average price (“VWAP”) of the Combined Company Common Stock price equals or exceeds $15.00 per share for at least 20 trading days during any 30 trading-day period, one-fourth of the Sponsor Earnout Shares will vest when the VWAP of the Combined Company Common Stock price equals or exceeds $20.00 for at least 20 trading days during any 30 trading-day period, one-fourth of the Sponsor Earnout Shares will vest when the VWAP of the Combined Company Common Stock price equals or exceeds $25.00 for at least 20 trading days during any 30 trading-day period, and the remaining one-fourth will vest when the VWAP equals or exceeds $30.00 for at least 20 trading days during any 30 trading-day period. Additionally, the Sponsor Earnout Shares will vest if there is a change in control of the Combined Company on or before the 5th anniversary of the Closing Date that results in the holders of the Combined Company Common Stock receiving a price per share equal to or in excess of the applicable earnout targets.
The accounting for the Sponsor Earnout Shares was evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, and ASC Subtopic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, to determine if the Sponsor Earnout Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Sponsor Earnout Shares subject to vesting are freestanding from other shares of Common Stock held by the Sponsor and do not meet the criteria in ASC 815-40 to be considered indexed to the Combined Company Common Stock. As a result, the Sponsor Earnout Shares will be classified as a liability. Therefore, an adjustment to recognize a liability related to the Sponsor Earnout Shares has been applied to the unaudited pro forma combined financial information.
Accounting for the PIPE
The Company has obtained, through a private placement, commitments to purchase 1,985,502 shares of the Combined Company’s Series A Convertible Preferred Stock (inclusive of the up to 200,000 shares of Series A Convertible Preferred Stock that may be issuable as a result of any future subscription by the Sponsor pursuant to the Backstop Letter Agreement), with a par value of $0.0001 per share (the “Convertible Preferred Stock”), at a purchase price of $10.00 per share, for gross proceeds of $19.9 million. The Convertible Preferred Stock will initially be convertible into shares of the Combined Company Common Stock at $10.00 per share, subject to customary adjustments and a conversion price reset feature, at any time at the option of the holder. The Convertible Preferred Stock will also automatically convert into shares of the Combined Company Common Stock, at the then-applicable conversion price, upon the four-year anniversary of the Business Combination.
The Convertible Preferred Stock accrues cumulative dividends at 8.0% per annum, which will be paid upon declaration by the board of directors, upon liquidation, or upon conversion. It will also participate in any dividends or distributions (other than dividends paid in the form of Combined Company Common Stock, convertible securities, or options) made to the common stockholders on an as-converted basis. Dividends may be paid in cash or, at the election of the Combined Company, by delivery of shares of the Combined Company Common Stock.
The accounting for the Convertible Preferred Stock is currently under evaluation. A preliminary analysis was performed whereby ASC Topic 480, Distinguishing Liabilities from Equity, ASC Subtopic 815-15, Derivatives and Hedging — Embedded Derivatives and ASC Subtopic 815-40, Derivatives and Hedging —  Contracts in Entity’s Own Equity were considered in determining whether the Convertible Preferred Stock should be classified as a liability or within equity. As part of that analysis, it was preliminarily determined that the Convertible Preferred Stock does not meet the criteria in ASC 480 to be classified as a liability, rather, it meets the criteria in ASC 815-40 to be considered indexed to the Combined Company Common Stock and classified as equity. Further, as part of the preliminary analysis, it was determined that there aren’t any embedded features that require bifurcation or result in a classification outside of permanent equity. As a result, the Convertible Preferred Stock will be classified as equity for purposes of the pro forma financial information, and an adjustment to recognize the expected cash proceeds and issuance of Convertible Preferred Stock has been applied to the unaudited pro forma combined financial information.
Other Financing and Related Events
TriSalus Options and Restricted Stock Units
On May 19, 2023, TriSalus granted new hires and current executives of the company (i) 7,445,083 restricted stock units, which vest annually over four years from the vesting start date and (ii) 11,301,300 options, which vest annually over four years from the option vesting start date with a one-year cliff, in each case contingent on the consummation of the Business Combination prior to the termination of the Merger Agreement. As these awards have not vested as of the date of this proxy statement/prospectus, no pro forma affect has been applied to the unaudited pro forma condensed combined financial information.

B-2 Preferred Stock Financing
In early October 2022, TriSalus sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders (the “B-2 Preferred Stock Financing”). For each share sold, the Company also issued a warrant to purchase four shares of Series B-3 preferred stock (with total warrants issued being for 114,285,712 shares of Series B-3 preferred stock) with a strike price of $0.05 per share. The B-2 Preferred Stock Financing included, at the unilateral option of the Company’s audit committee, a second tranche for the sale of up to 20,990,498 shares of Series B-2 preferred stock for $7.3 million (which could be increased up to $10.0 million through the sale of additional shares), with each share of stock sold also to be accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05, for a total of 83,961,992 shares of Series B-3 preferred stock, and a third tranche, at the unilateral election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock for approximately $4.3 million (which could be increased up to approximately $5.0 million through the sale of additional shares) of Series B-2 preferred stock, with each share of Series B-2 preferred stock sold accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05, for a total of 99,052,352 shares of series B-3 preferred stock.
In March 2023, the Company effectuated (i) a closing of a portion of the second tranche whereby 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2.9 million, and (ii) an additional closing whereby 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $0.3 million.
On May 12, 2023, the Company amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from May 31, 2023 to July 31, 2023.
On June 1, 2023, the Company effectuated (i) a closing of a portion of the second tranche whereby 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of $3.7 million, and (ii) an additional closing whereby 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock were sold for an aggregate purchase price of $2.3 million (together, the “Second Tranche Closings”). As a result of the Second Tranche Closings, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices and exchange ratios of the Company’s preferred stock were adjusted, as outlined in Footnote 8 of the unaudited condensed consolidated financial statements of TriSalus as of and for the three months ended March 31, 2023. An adjustment to recognize the deemed dividend and issuance of Series B-2 preferred stock and the accompanying warrants to purchase Series B-3 preferred stock from the second tranche subsequent to March 31, 2023 has been applied to the unaudited pro forma condensed combined financial information.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination entity upon the Effective Time.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination entity will experience. TriSalus and MTAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information has been prepared assuming three redemption scenarios as follows:

•
Assuming No Additional Redemptions.   This scenario assumes that no additional shares of Class A Common Stock are redeemed. Under this scenario, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement. The parties are actively seeking additional financing through the Preferred Stock PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained as of the date of this proxy statement/prospectus) and other financings to meet the foregoing minimum available cash condition prior to the Effective Time. However, if such Future PIPE Investment and other financings are not sufficient to meet the minimum available cash condition under the Merger Agreement, TriSalus can either waive or reduce the foregoing minimum available cash condition requirement, or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement;

•
Assuming 50% of Maximum Redemptions.   This scenario assumes 976,711 additional shares of Class A Common Stock are redeemed for an aggregate payment of approximately $10.2 million from the Trust Account based on a pro rata portion of the remaining $20.5 million in the Trust Account as of June 5, 2023. This scenario reflects 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter. Under this scenario, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement. The parties are actively seeking additional financing through the Preferred Stock PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained as of the date of this proxy statement/prospectus) and other financings to meet the foregoing minimum available cash condition prior to the Effective Time. However, if such Future PIPE Investment and other financings are not sufficient to meet the foregoing minimum available cash condition, TriSalus can either waive or reduce the minimum available cash condition requirement, or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement; and

•
Assuming Maximum Redemptions.   This scenario assumes 1,953,422 additional shares of Class A Common Stock are redeemed for an aggregate payment of approximately $20.5 million from the Trust Account based on a pro rata portion of the remaining $20.5 million in the Trust Account as of June 5, 2023. This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter. Under this scenario, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement. The parties are actively seeking additional financing through the Preferred Stock PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained as of the date of this proxy statement/prospectus) and other financings to meet the foregoing minimum available cash condition prior to the Effective Time. However, if such Future PIPE Investment and other financings are not sufficient to meet the foregoing minimum available cash condition, TriSalus can either waive or reduce the minimum available cash condition requirement, or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.
Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of TriSalus’ and MTAC’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2023
(in thousands)
	TriSalus Historical	MTAC Historical	Subsequent Event Adjustments		Financing Adjustments		Transaction Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Adjustments (Assuming 50% of Maximum Redemptions)		Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Transaction Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$6,760	$137	$6,000	(A)	$19,855	(B)	$20,219	(C)	$46,911	$(10,243)	(M)	$36,668	$(10,244)	(N)	$26,424
							(60)	(E)
							(6,000)	(F)
Accounts receivable	1,592	—	—		—		—		1,592	—		1,592	—		1,592
Inventory, net	1,721	—	—		—		—		1,721	—		1,721	—		1,721
Prepaid expenses	5,121	164	—		—		(3,940)	(E)	1,345	—		1,345	—		1,345
Total current assets	15,194	301	6,000		19,855		10,219		51,569	(10,243)		41,326	(10,244)		31,082
Property and equipment, net	2,059	—	—		—		—		2,059	—		2,059	—		2,059
Right-of-use asset	1,375	—	—		—		—		1,375	—		1,375	—		1,375
Intangible assets, net	847	—	—		—		—		847	—		847	—		847
Other assets	367	—	—		—		—		367	—		367	—		367
Investments held in Trust Account	—	20,219	—		—		(20,219)	(C)	—	—		—	—		—
Total assets	$19,842	$20,520	$6,000		$19,855		$(10,000)		$56,217	$(10,243)		$45,974	$(10,244)		$35,730
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade payables	$4,459	$—	$—		$—		$—		$4,459	$—		$4,459	$—		$4,459
Accrued expenses	6,178	1,594	—		—		(1,264)	(F)	6,508	—		6,508	—		6,508
Series B-2 tranche liabilities	3,213	—	(906)	(A)	—		(2,307)	(G)	—	—		—	—		—
Series B-3 warrant liabilities	7,127	—	10,047	(A)	—		(17,174)	(G)	—	—		—	—		—
Short-term lease liabilities	373	—	—		—		—		373	—		373	—		373
Convertible note	—	1,500	—		—		(1,500)	(K)	—	—		—	—		—
Promissory note – related party	—	1,359	—		—		(1,359)	(F)	—	—		—	—		—
Other current liabilities	844	211	—		—		(156)	(F)	899	—		899	—		899
Total current liabilities	22,194	4,664	9,141		—		(23,760)		12,239	—		12,239	—		12,239
Long-term lease liabilities	1,501	—	—		—		—		1,501	—		1,501	—		1,501
Warrant liabilities	262	796	—		—		(262)	(H)	356	—		356	—		356
							60	(K)
							(500)	(L)
Deferred underwriting fee payable	—	8,750	—		—		(8,750)	(F)	—	—		—	—		—
Other long-term liabilities	—	—	—		—		19,190	(I)	19,190	—		19,190	—		19,190
Total liabilities	23,957	14,210	9,141		—		(14,022)		33,286	—		33,286	—		33,286
Commitments and contingencies
Class A common stock subject to possible redemption	—	20,164					(20,164)	(D)	—	—		—	—		—
Convertible preferred stock	180,358	—	—		—		17,174	(G)	0	—		0	—		0

	TriSalus Historical	MTAC Historical	Subsequent Event Adjustments		Financing Adjustments		Transaction Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Adjustments (Assuming 50% of Maximum Redemptions)		Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Transaction Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
							(197,532)	(H)
Shareholders’ equity (deficit)
Convertible preferred stock (permanent equity)	—	—	—		—		—		—	—		—	—		—
Common stock	18	—	—		—		(16)	(H)	2	—		2	—		2
Class B Common stock, $0.0001 par value	—	1	—		—		(1)	(I)	—	—		—	—		—
Additional paid-in capital	11,094	—	2,022	(A)	19,855	(B)	20,164	(D)	222,966	(10,243)	(M)	212,723	(10,244)	(N)	202,479
							(2,404)	(E)
							5,529	(F)
							197,810	(H)
							(19,189)	(I)
							(13,855)	(J)
							1,440	(K)
							500	(L)
Accumulated deficit	(195,585)	(13,855)	(5,163)	(A)	—	(B)	(1,596)	(E)	(200,037)	—		(200,037)	—		(200,037)
							2,307	(G)
							13,855	(J)
Total shareholders’ equity (deficit)	(184,473)	(13,854)	(3,141)		19,855		204,544		22,931	(10,243)		12,688	(10,244)		2,444
Total liabilities, temporary equity and shareholders’ equity (deficit)	$19,842	$20,520	$6,000		$19,855		$(10,000)		$56,217	$(10,243)		$45,974	$(10,244)		$35,730

Unaudited Pro Forma Condensed Combined Statement of Operations For the
Three Months Ended March 31, 2023
(in thousands, except share and per share data)
	TriSalus Historical	MTAC Historical	Transaction Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Adjustments (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Transaction Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$2,984	$—	$—		$2,984	$—	$2,984	$—	$2,984
Cost of goods sold	662	—	—		662	—	662	—	662
Gross profit	2,322	—	—		2,322	—	2,322	—	2,322
Operating expenses:
Research and development	5,642	—	—		5,642	—	5,642	—	5,642
Sales and marketing	3,249	—	—		3,249	—	3,249	—	3,249
General and administrative	3,552	843	—		4,395	—	4,395	—	4,395
Loss from operations	(10,121)	(843)	—		(10,964)	—	(10,964)	—	(10,964)
Interest income	35	157	(157)	(AA)	35	—	35	—	35
Interest expense	(5)	—	—		(5)	—	(5)	—	(5)
Loss on equity issuance	(584)	—	—		(584)	—	(584)	—	(584)
Change in fair value of warrant and tranche liabilities	2,421	265	(167)	(BB)	98	—	98	—	98
			(2,421)	(CC)
Other income and expense, net	(19)	—	—		(19)	—	(19)	—	(19)
(Loss) income before income taxes	(8,273)	(421)	(2,745)		(11,439)	—	(11,439)	—	(11,439)
Income tax expense	(5)	27	—		22	—	22	—	22
Net (loss) income	$(8,268)	$(448)	$(2,745)		$(11,461)	$—	$(11,461)	$—	$(11,461)
Net (loss) income per share:
Weighted average shares outstanding of Class A common stock, basic and diluted		1,953,422
Basic and diluted net income per share, Class A common stock		$(0.05)
Weighted average shares outstanding of Class B common stock, basic and diluted		6,250,000
Basic and diluted net income per share, Class B common stock		$(0.05)
Weighted average shares outstanding of common stock, basic and diluted	16,166,581				24,890,922		23,914,211		22,937,500
Basic and diluted net loss per share, common stock	$(0.57)				$(0.56)		$(0.58)		$(0.61)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share data)
	TriSalus Historical	MTAC Historical	Subsequent Event Adjustments		Transaction Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Adjustments (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Transaction Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$12,398	$—	$—		$—		$12,398	$—	$12,398	$—	$12,398
Cost of goods sold	2,258	—	—		—		2,258	—	2,258	—	2,258
Gross profit	10,140	—	—		—		10,140	—	10,140	—	10,140
Operating expenses:
Research and development	21,358	—	—		—		21,358	—	21,358	—	21,358
Sales and marketing	12,738	—	—		—		12,738	—	12,738	—	12,738
General and administrative	12,483	2,746	—		—		15,229	—	15,229	—	15,229
Loss from operations	(36,439)	(2,746)	—		—		(39,185)	—	(39,185)	—	(39,185)
Interest income	180	3,019	—		(3,019)	(EE)	180	—	180	—	180
Interest expense	(1)	—	—		—		(1)	—	(1)	—	(1)
Change in fair value of warrant and tranche liabilities	(2,186)	5,837	—		(3,667)	(FF)	2,192	—	2,192	—	2,192
					2,208	(GG)
Loss on equity issuance	(8,312)	—	(3,141)	(DD)	—		(11,453)	—	(11,453)	—	(11,453)
Other income and expense, net	(420)	—	—		(22)	(GG)	(3,109)	—	(3,109)	—	(3,109)
					(6,414)	(HH)
					1,440	(II)
					2,307	(JJ)
(Loss) income before income taxes	(47,178)	6,110	(3,141)		(7,167)		(51,376)	—	(51,376)	—	(51,376)
Income tax expense	9	571	—		—		580	—	580	—	580
Net (loss) income	$(47,187)	$5,539	$(3,141)		$(7,167)		$(51,956)	$—	$(51,956)	$—	$(51,956)
Net (loss) income per share:
Weighted average shares outstanding of Class A common stock, basic and diluted		23,358,326
Basic and diluted net income per share, Class A common stock		$0.19
Weighted average shares outstanding of Class B common stock, basic and diluted		6,250,000
Basic and diluted net income per share, Class B common stock		$0.19
Weighted average shares outstanding of common stock, basic and diluted	12,526,248						24,890,922		23,914,211		22,937,500
Basic and diluted net loss per share, common stock	$(3.99)						$(2.15)		$(2.24)		$(2.33)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2023, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TriSalus issuing stock for the net assets of MTAC, accompanied by a recapitalization. The net assets of MTAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The financial statements of the Combined Company will represent a continuation of the financial statements of TriSalus.
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination and related transactions (“Transaction Accounting Adjustments”). The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments as such pro forma adjustments result in the generation of additional net operating losses offset by a full valuation allowance recorded on such net operating losses as it is more likely than not that the net operating losses will not be utilized.
The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of TriSalus and MTAC.
2.
Transaction Accounting Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023, are as follows:

(A)
Represents an adjustment to record the cash inflow from the June 1, 2023 issuance of 17,142,867 shares of Series B-2 preferred stock and warrants to purchase 68,571,468 shares of Series B-3 preferred stock from the closing of a portion of the second tranche of the Series B-2 preferred stock financing. This resulted in $6.0 million of cash proceeds from investors and a $10.0 million increase in the Series B-3 warrant liabilities, based on the fair value of the Series B-3 Warrants at issuance. The excess of the Series B-3 Warrant’s fair value compared to the proceeds received resulted in no amounts being allocated to Convertible preferred stock. The Company recorded a charge to Accumulated deficit to reflect a loss on equity issuance of $4.0 million.
This adjustment also includes the partial exercise of the Series B-2 tranche liabilities for the respective portion of the second tranche issued, which resulted in a decrease to the Series B-2 tranche liabilities and a decrease in Accumulated deficit to reflect a gain on extinguishment of $0.9 million.
The Company also recorded a deemed dividend to preferred stockholders resulting from the triggering of a down round feature from the Second Tranche Closings, which increased Additional paid-in capital and increased Accumulated deficit by $2.0 million.

(B)
Represents the pro forma adjustment to record the expected gross proceeds of $19.9 million from the issuance of 1,985,502 shares of Series A Convertible Preferred Stock to the Preferred Stock PIPE Investors (inclusive of the expected gross proceeds of $2.0 million from the up to 200,000 shares of Series A Convertible Preferred Stock that may be issuable as a result of any future subscription by the Sponsor pursuant to the Backstop Letter Agreement). The gross proceeds were not reduced by PIPE related transaction costs, which were estimated at $1.1 million, as they are expected to be settled by the Sponsor on the Closing Date. Pursuant to the Sponsor Support Agreement, the Sponsor is solely responsible for the payment of MTAC transaction costs in excess of the MTAC Transaction Expenses Cap, which, for the purposes of this adjustment, was exceeded from transaction costs captured in Adjustment (F). As a result, Additional paid in capital was increased by a total of $19.9 million, resulting from the $18.8 million of additional paid in capital, net of transaction costs, from the issuance of the Series A Convertible Preferred Stock, in addition to the Sponsor’s $1.1 million noncash contribution for transaction costs related to the PIPE.

(C)
Represents the reclassification of cash and investments held in the Trust Account remaining as of March 31, 2023. The cash held in the Trust Account becomes available in conjunction with the closing of the Business Combination.

(D)
Reflects the reclassification of Combined Company Common Stock of the $20.2 million of Class A Common Stock, subject to possible redemption.

(E)
Represents the payment of estimated TriSalus transaction costs of $4.0 million in non-recurring costs incurred in connection with the Business Combination, which are primarily related to legal and accounting fees. Such transaction costs are allocated to additional paid-in capital of $2.4 million and accumulated deficit of $1.6 million based on the relative fair value of the acquired Sponsor Earnout Shares and the outstanding Combined Company Common Stock at the Effective Time in connection with the Business Combination.

(F)
Represents the adjustments associated with the estimated MTAC transaction costs and the MTAC related party promissory notes either settled by MTAC or settled by the Sponsor on the Closing Date. Pursuant to the Sponsor Support Agreement, the Sponsor is solely responsible for the payment of MTAC transaction costs in excess of the MTAC Transaction Expenses Cap, which for the purposes of this adjustment, would currently be $6.0 million as the Available Closing MTAC Cash, is less than $70 million. The MTAC Transaction Expenses Cap also includes the payment of any promissory notes and convertible notes, if not converted into warrants, in favor of the Sponsor as well as MTAC transaction costs incurred from transactions prior to the Business Combination and, to the extent not waived, the deferred underwriting fee that would otherwise be due on the Closing Date. On November 11, 2022 MTAC and Raymond James amended the underwriting agreement to provide for a waiver by Raymond James of the $8.8 million deferred underwriting fee in its entirety if the proposed Business Combination between MTAC and TriSalus is consummated. As a result, the deferred underwriting fee payable of $8.8 million as of March 31, 2023 was eliminated with an offsetting adjustment to additional paid-in-capital and is not included in the MTAC Transaction Expenses Cap. Further, as discussed in adjustment (K), the MTAC convertible notes are expected to be converted into MTAC Warrants at the Effective Time. As a result, the MTAC convertible notes are not included in the MTAC Transaction Expenses Cap.

This adjustment reflects $6.0 million of MTAC estimated transaction costs to be settled on the Closing Date, of which $5.6 million relates to the legal and financial advisory costs of the Business Combination and $0.4 million relates to transaction costs from a prior transaction. In addition, the adjustment reflects the settlement of the MTAC related promissory and extension notes outstanding of $1.4 million and $0.2 million, respectively, as of March 31, 2023.
The following table reconciles the cash outflow related to MTAC transaction costs and promissory and extension notes on the Closing Date (in thousands):
Amount
Total MTAC transaction costs and promissory and extension notes settled on the Closing Date	$7,597
Less: Portion settled by Sponsor	(1,597)
MTAC transaction costs and promissory notes paid via MTAC cash	$6,000
The following table reconciles total MTAC transaction costs and promissory and extension notes settled on the Closing Date to MTAC transaction costs expensed on the Closing Date (in thousands):
Amount
Total MTAC transaction costs and promissory notes settled on the Closing Date	$7,597
Less: MTAC promissory notes outstanding as of 3/31/23 and settled on the Closing Date	(1,359)
Less: MTAC extension note outstanding as of 3/31/23 and settled on the Closing Date	(156)
Less: MTAC transaction costs related to Business Combination accrued as of 3/31/23 and paid on the Closing Date	(905)
Less: MTAC transaction costs related to prior transaction accrued as of 3/31/23 and paid on the Closing Date	(359)
MTAC transaction costs expensed on the Closing Date	$4,818
As the MTAC transaction costs will be initially recognized on the MTAC pre-closing balance sheet immediately prior to the Effective Time and the accumulated deficit of MTAC will be reclassified to additional paid in capital at the Effective Time (see adjustment (J)), for purpose of this adjustment, the MTAC transaction expenses are recorded directly to additional paid-in capital. The following presents the adjustment to additional paid in capital as a result of the MTAC transaction costs (in thousands):
Amount
Sponsor non-cash contribution from payment of MTAC transaction costs on behalf of MTAC	$1,597
Plus: Waiver of deferred underwriting fee	8,750
Less: MTAC transaction costs expensed on the Closing Date	(4,818)
MTAC transaction costs – additional paid in capital adjustment	$5,529

(G)
Represents the gain on expiration of the Series B-2 tranche liabilities and the automatic conversion of unexercised Series B-3 Warrants into Series B-3 preferred stock on a cashless basis upon consummation of the Business Combination. The expiration of the Series B-2 tranche liabilities resulted in a decrease in the Series B-2 tranche liabilities and a decrease in Accumulated deficit, for a gain on expiration, of $2.3 million. The automatic conversion of unexercised Series B-3 Warrants into Series B-3 preferred stock resulted in a decrease in the Series B-3 warrant liabilities and increase in Convertible preferred stock of $17.2 million.

(H)
Represents the issuance of 22,000,000 shares of Combined Company Common Stock to TriSalus stockholders (including TriSalus common stockholders who received their shares upon conversion of the TriSalus Preferred Stock and automatic exercise of the TriSalus Warrants) as consideration for the reverse recapitalization.

(I)
Prior to the Effective Time, the Sponsor held 6,250,000 shares of Class B Common Stock. At the Effective Time, 2,187,500 of these shares will be forfeited and cancelled; 3,125,000 will become Sponsor Earnout Shares; and 937,500 will automatically convert into Class A Common Stock on a one-for-one basis. The Sponsor Earnout Shares will be accounted for as a liability. See section “Accounting for the Sponsor Earnout Shares” for further discussion.

The preliminary estimated fair value of the Sponsor Earnout Shares is $19.2 million. The pro forma value of the Sponsor Earnout Shares was estimated using a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Sponsor Earnout Shares include the following: (i) starting share value of $10.00; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 3.82%; and (iv) expected equity volatility of 45.0%. Estimates are subject to changes as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined on the Closing Date. Changes in these assumptions would be expected to impact the fair value of the Sponsor Earnout Shares.

(J)
Reflects the elimination of MTAC’s historical accumulated deficit.

(K)
Represents the expected conversion of MTAC’s related party convertible note into MTAC Warrants (which would have the same terms and conditions as the Private Placement Warrants) at the Effective Time, which is convertible at the option of the convertible note holder. Based on the outstanding balance as of March 31, 2023 of $1.5 million, the MTAC convertible note will be converted into 1,000,000 MTAC Warrants based on a $1.50 conversion price. The fair value of the 1,000,000 MTAC Warrants issued upon conversion is $0.1 million. A gain on conversion of $1.4 million of the MTAC convertible note is recorded to additional paid-in capital as a result of the elimination of MTAC’s historical accumulated deficit at the Effective Time (see adjustment (J)).

(L)
Reflects the reclassification of MTAC’s public warrants from liabilities to equity. Based on a preliminary analysis, the public warrants are expected to be equity classified post-closing as a result of being considered indexed to the Combined Company Common Stock in accordance with ASC 815-40.

(M)
Represents the additional pro forma adjustment under the 50% of maximum redemptions scenario to record the maximum redemption of 976,711 shares of Class A Common Stock subject to possible redemption, while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions, for an aggregate redemption price of approximately $10.2 million based on the pro rata portion of the remaining $20.5 million in the Trust Account as of June 5, 2023.

(N)
Represents the additional pro forma adjustment under the maximum redemptions scenario to record the incremental redemption of 976,711 shares, for a maximum redemption of 1,953,422 shares of Class A Common Stock subject to possible redemption, while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions, for an aggregate incremental redemption price of approximately $10.3 million based on the pro rata portion of the remaining $20.5 million in the Trust Account as of June 5, 2023.

3.
Transaction Accounting Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2023

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022, are as follows:
(AA)
Reflects the elimination of interest earned on investments held in the Trust Account.

(BB)
Reflects the elimination of the change in fair value of warrant liabilities related to the public warrants that are reclassified to equity upon the Effective Time.

(CC)
Reflects the elimination of the change in fair value of TriSalus Warrant liabilities as a result of the settlement of the TriSalus Warrants at or immediately prior to the Effective Time.

4.
Transaction Accounting Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are as follows:

(DD)
Represents the pro forma adjustment to record the nonrecurring expense related to the loss on issuance of the Series B-2 preferred stock and accompanying Series B-3 Warrants, which were valued at $4.0 million in excess of the proceeds received as part of the draw of a portion of the second tranche of the Series B-2 Preferred Stock Financing. This was offset by $0.9 million related to the partial exercise of the Series B-2 tranche liabilities, discussed further at adjustment (A).

(EE)
Reflects the elimination of interest earned on investments held in the Trust Account.

(FF)
Reflects the elimination of the change in fair value of warrant liabilities related to the public warrants that are reclassified to equity upon the Effective Time.

(GG)
Reflects the elimination of the change in fair value of TriSalus Warrant liabilities as a result of the settlement of the TriSalus Warrants at or immediately prior to the Effective Time.

(HH)
Represents the pro forma adjustment to record the nonrecurring expense related to $1.6 million of TriSalus transaction costs and $4.8 million of MTAC transaction costs, discussed further at adjustments (E) and (F).

(II)
Represents the gain on conversion upon the expected conversion of MTAC convertible notes into MTAC Warrants (which would have the same terms and conditions as the Private Placement Warrants) at the Effective Time, discussed further at adjustment (K).

(JJ)
Represents the pro forma adjustment to record the nonrecurring expense related to the gain on expiration of the Series B-2 tranche liabilities upon the Business Combination; as discussed further at adjustment (G).

5.
Net Loss per Share

The pro forma weighted average shares calculations have been calculated for the three months ended March 31, 2023 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the Business Combination occurred on January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for both basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. Holders of TriSalus Common Stock will receive shares of Combined Company Common Stock in an amount determined by application of the Exchange Ratio. In the maximum redemption scenario, this calculation eliminates 1,953,422 public shares for the entire period.
The 3,125,000 Sponsor Earnout Shares are not considered outstanding from an accounting perspective. Further, due to the fact that the Sponsor Earnout Shares are contingently issuable for accounting purposes based upon the Combined Company Common Stock share price reaching specified thresholds that have not yet been achieved, the Sponsor Earnout Shares have been excluded from basic and diluted pro forma net loss per share.
The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

Number of Shares
Sponsor Earnout Shares	3,125,000
Stock Options (formerly TriSalus Options)	1,532,530
Public Warrants	8,333,333
Private Placement Warrants	4,933,333
Convertible Preferred Stock	1,985,502
Additional MTAC Warrants (adjustment (K))	1,000,000
The unaudited pro forma condensed combined net loss per share has been prepared assuming no additional redemptions, assuming 50% of maximum redemptions, and assuming maximum redemptions, as described above, for the three months ended March 31, 2023 and the year ended December 31, 2022 (in thousands, except for share and per share data):
	For the Three Months Ended March 31, 2023			For the Year Ended December 31, 2021
	No Additional Redemption Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario	No Additional Redemption Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario
Numerator
Pro forma net loss – basic and diluted	$(11,461)	$(11,461)	$(11,461)	$(51,956)	$(51,956)	$(51,956)
Less: Annual 8% cumulative dividend for Convertible Preferred Shareholders	(397)	(397)	(397)	(1,588)	(1,588)	(1,588)
Less: Deemed dividend related to Series B-2 preferred stock down round provision (adjustment (A))	(2,022)	(2,022)	(2,022)	—	—	—
Net loss attributable to common Stockholder	(13,880)	(13,880)	(13,880)	(53,544)	(53,544)	(53,544)
Denominator
Pro forma weighted average shares of common stock outstanding – basic and diluted (1)	24,890,922	23,914,211	22,937,500	24,890,922	23,914,211	22,937,500
Pro forma basic and diluted net loss per share(1)	$(0.56)	(0.58)	$(0.61)	$(2.15)	(2.24)	$(2.33)

(1)
Excludes the effects of potentially dilutive shares from Sponsor Earnout Shares, Convertible Preferred Stock, stock options, public warrants, and Private Placement Warrants from the computation of diluted net loss per share because including them would have had an antidilutive effect.

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information for MTAC and TriSalus and unaudited pro forma combined per share information after giving effect to the Business Combination. The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2023. The weighted-average shares outstanding and net income (loss) per share information reflect the Business Combination as if it had occurred on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma combined income (loss) per share information should be read in conjunction with the historical financial statements and related notes of MTAC and the historical consolidated financial statements and related notes of TriSalus for the applicable periods included in this proxy statement/prospectus, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MTAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TriSalus,” the more detailed pro forma information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes, and the other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined income (loss) per share information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma combined net income (loss) per share information below does not purport to represent the net income (loss) per share which would have occurred had the companies been combined during the periods presented, nor the net income (loss) per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of MTAC and TriSalus would have been had the companies been combined during the periods presented.
The comparative share information has been prepared using the assumptions below with respect to the potential redemption of MTAC public shares into cash:

•
Assuming No Additional Redemptions.   This scenario assumes that no additional shares of Class A Common Stock are redeemed. Under this scenario, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement. The parties are actively seeking additional financing through the Preferred Stock PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained as of the date of this proxy statement/prospectus) and other financings to meet the foregoing minimum available cash condition prior to the Effective Time. However, if such Future PIPE Investments and other financings are not sufficient to meet the foregoing minimum available cash condition under the Merger Agreement, TriSalus can either waive or reduce the foregoing minimum available cash condition requirement, or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement;

•
Assuming 50% of Maximum Redemptions.   This scenario assumes 976,711 additional shares of Class A Common Stock are redeemed for an aggregate payment of approximately $10.2 million from the Trust Account based on a pro rata portion of the remaining $20.5 million in the Trust Account as of June 5, 2023. This scenario reflects 50% of the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter. Under this scenario, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement. The parties are actively seeking additional financing through the Preferred Stock PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained as of the date of this proxy statement/prospectus) and other financings to meet the foregoing minimum available cash condition prior to the Effective Time. However, if such Future PIPE Investment and other financings are not sufficient to meet the foregoing minimum available cash condition, TriSalus can either waive or reduce the minimum available cash condition requirement, or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement; and

•
Assuming Maximum Redemptions.   This scenario assumes 1,953,422 additional shares of MTAC Class A Common Stock are redeemed for an aggregate payment of approximately $20.5 million from the Trust Account based on a pro rata portion of the remaining $20.5 million in the Trust Account as of June 5, 2023. This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that MTAC have at least $5,000,001 in tangible net assets after redemptions pursuant to the Existing Charter. Under this scenario, the cash available at the Effective Time would be insufficient to meet the minimum available cash condition under the Merger Agreement. The parties are actively seeking additional financing through the Preferred Stock PIPE Investment (above the $19.9 million of commitments, inclusive of the up to $2.0 million committed pursuant to the Backstop Letter Agreement, obtained as of the date of this proxy statement/prospectus) and other financings to meet the foregoing minimum available cash condition prior to the Effective Time. However, if such Future PIPE Investment and other financings are not sufficient to meet the foregoing minimum available cash condition, TriSalus can either waive or reduce the foregoing minimum available cash condition requirement, or elect to terminate the Business Combination pursuant to the terms of the Merger Agreement.
The unaudited pro forma combined per share information has been presented under the two assumed redemption scenarios as follows:
As of and for the Three Months Ended March 31, 2023 (in thousands, except share and per share data)	MTAC (Historical)	TriSalus (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Book value per share(1)	$0.77	$(10.28)	$0.92	$0.53	$0.11
Net loss per share – basic and diluted	—	$(0.57)	$(0.56)	$(0.58)	$(0.61)
Weighted-average shares outstanding – basic and diluted	—	16,166,581	24,890,922	23,914,211	22,937,500
Net loss per redeemable Class A Common Stock – basic and diluted	$(0.05)
Weighted-average redeemable Class A Common Stock outstanding – basic and diluted	1,953,422
Net loss per Class B Common Stock – basic and diluted	$(0.05)
Weighted-average Class B Common Stock outstanding – basic and diluted	6,250,000

(1)
Book value per share is calculated as (a) total stockholders’ deficit divided by (b) the total number of shares of common stock outstanding, inclusive of shares subject to possible redemption. MTAC’s historical book value per share calculation is based on all shares issued and outstanding related to the Class A Common Stock subject to possible redemption and Class B Common Stock. TriSalus’ historical book value per share calculation is based on all shares of TriSalus Common Stock issued and outstanding. The Combined Company’s pro forma combined book value per share is based on all shares of Combined Company Common Stock to be issued and outstanding on a pro forma combined basis immediately after the Business Combination under the no additional redemptions, 50% of maximum redemptions and maximum redemptions scenarios, respectively.

As of and for the Year Ended December 31, 2022 (in thousands, except share and per share data)	MTAC (Historical)	TriSalus (Historical)	Pro Forma Combined (Assuming No Additional Redemptions)	Pro Forma Combined (Assuming 50% of Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net loss per share – basic and diluted	—	$(3.99)	$(2.15)	$(2.24)	$(2.33)
Weighted-average shares outstanding – basic and diluted	—	12,526,248	24,890,922	23,914,211	22,937,500
Net income per redeemable Class A Common Stock – basic and diluted	$0.19	—	—		—
Weighted-average redeemable Class A Common Stock outstanding – basic and diluted	23,358,326	—	—		—
Net income per Class B Common Stock – basic and diluted	$0.19	—	—		—
Weighted-average Class B Common Stock outstanding – basic and diluted	6,250,000	—	—		—

DESCRIPTION OF MTAC’S SECURITIES
General
We have the following three classes of securities registered under Section 12 of the Exchange Act: (i) MTAC Units, each consisting of one share of Class A Common Stock and one-third of one redeemable MTAC Warrant; (ii) Class A Common Stock; and (iii) redeemable MTAC Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share. In addition, we have shares of Class B Common Stock, which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Class A Common Stock. The description of the Class B Common Stock is included to assist in the description of the Class A Common Stock.
Authorized Shares of Capital Stock
Pursuant to our Existing Charter, our authorized capital stock consists of 100,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.
Units
Each MTAC Unit had an offering price of  $10.00 and consisted of one share of Class A Common Stock and one-third of one redeemable MTAC Warrant. The Class A Common Stock and MTAC Warrants comprising the MTAC Units began separate trading on February 8, 2021. Each whole MTAC Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of  $11.50 per share. Following the commencement of separate trading, holders now have the option to continue to hold MTAC Units or separate their MTAC Units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the MTAC Units into shares of Class A Common Stock and MTAC Warrants.
Common Stock
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of record of the Class A Common Stock and holders of record of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of Common Stock entitling the holder to one vote, except as required by law or as described in “Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws — Class B Common Stock Consent Right” below. Unless specified in the Existing Charter or Existing Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.
In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first full fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with the Existing Bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the Business Combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of the Business Combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL. On December 12, 2022, we held a special meeting in lieu of our 2022 annual meeting (which such meeting had been adjourned from its original proposed date of December 7, 2022), and at such meeting our stockholders re-elected each of Karim Karti, Martin Roche, M.D., Thierry Thaure and Manuel Aguero as Class I directors of the Board.

We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. As of June 5, 2023, there was approximately $20.5 million in the Trust Account. For illustrative purposes, as of June 5, 2023, this would amount to approximately $10.49 per outstanding public share that would be payable to investors exercising their redemption rights. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of the Business Combination. We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination, such as the Meeting or (ii) without a stockholder vote by means of a tender offer. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our Existing Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing the Business Combination. Our Existing Charter requires these tender offer documents to contain substantially the same financial and other information about the Business Combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. We will complete the Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Business Combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of MTAC representing a majority of the voting power of all outstanding shares of capital stock of MTAC entitled to vote at such meeting.
However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately negotiated transactions, if any, could result in the approval of the Business Combination even if a majority of our public stockholders vote, or indicate their intention to vote, against the Business Combination. For purposes of seeking approval of the majority of our outstanding shares of Common Stock voted, non-votes will have no effect on the approval of the Business Combination once a quorum is obtained. We intend to give approximately 30 days’ (but not less than 10 days’ nor more than 60 days’) prior written notice of any such meeting, if required, at which a vote shall be taken to approve the Business Combination. These quorum and voting thresholds, and the voting agreements of our Initial Stockholders, may make it more likely that we will consummate the Business Combination. The shares held by the Initial Stockholders and subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to approve the Business Combination Proposal.
If we do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Existing Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of Common Stock (the “Excess Shares”) in the absence of MTAC’s prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete the Business Combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And, as a result, such stockholders could be required to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

Pursuant to the Letter Agreement, the Initial Stockholders, who as of the date of this proxy statement/prospectus owned 6,250,000 shares of Class B Common Stock, or approximately 76% of the outstanding shares of Common Stock, have agreed to vote their respective shares of Common Stock in favor of the Business Combination. In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with MTAC and TriSalus pursuant to which it agreed, among other things, to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal.
As of the date of this proxy statement/prospectus, a total of 6,250,000 shares of Common Stock, or approximately 76% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, no shares of Common Stock held by the public stockholders are needed to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, the shares subject to the Letter Agreement or the Sponsor Support Agreement are sufficient to approve the Business Combination Proposal and no shares of Common Stock held by the public stockholders are required to vote in favor of the Business Combination Proposal for it to be approved. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction (subject to the limitation described above).
Pursuant to our Existing Charter, if we do not consummate the Business Combination and fail to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we do not consummate the Business Combination and fail to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal). However, if our Initial Stockholders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we do not consummate the Business Combination and fail to complete an initial business combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of MTAC after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest (which will be net of taxes paid by us) upon the completion of the Business Combination, subject to the limitations described herein.
Founder Shares
The founder shares are identical to the shares of Class A Common Stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of the Business Combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our Existing Charter (x) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with the Business Combination or to redeem 100% of our public shares if we do not consummate the Business Combination and fail to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) or (y) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we do not consummate the Business Combination and fail to complete an initial business combination by June 22, 2023, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we do not consummate the Business Combination and fail to complete an initial business combination within such time period, (iii) the founder shares are shares of our Class B Common Stock that will automatically convert into shares of our Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described herein and (iv) are entitled to registration rights. Our Sponsor, officers and directors have agreed (and its permitted transferees have agreed) pursuant to the Letter Agreement to vote any founder shares held by them and any public shares held by them in favor of the Business Combination.
In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of shares of Class A Common Stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Common Stock outstanding upon the completion of our IPO, plus the total number of shares of Class A Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by MTAC in connection with or in relation to the consummation of the Business Combination, excluding any shares of Class A Common Stock or equity-linked securities exercisable for or convertible into shares of Class A Common Stock issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to our Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of founder shares will never occur on a less than one for one basis.
A majority of the holders of our Class B Common Stock may waive such adjustment to the conversion ratio due to (but not limited to) the following: (i) closing conditions that are part of the Merger Agreement; (ii) negotiation with Class A stockholders on structuring the Business Combination; or (iii) negotiation with parties providing financing that would trigger the anti-dilution provisions of the Class B Common Stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Class B Common Stock, but would reduce the percentage ownership of holders of our Class A Common Stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our Common Stock. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with the Business Combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities. A majority of the holders of Class B Common Stock waived their anti-dilution rights in connection with the Business Combination.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of  (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date, following the completion of the Business Combination, on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of

Common Stock for cash, securities or other property. Under the Sponsor Support Agreement, our Sponsor also agreed not to sell or transfer any of its founder shares prior to the Effective Time, except to affiliates of our Sponsor who execute a joinder to the Sponsor Support Agreement or by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination.
Preferred Stock
Our Existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
While we have no current plans to issue preferred stock prior to the Effective Time, separate from the Preferred Stock PIPE Investment (the description of which is set forth on page 153), circumstances in which we might issue other series of preferred stock in the future could include, among others, offerings of preferred stock undertaken for capital raising purposes (whether before or in connection with the Business Combination or thereafter), issuances in connection with acquisitions we might make in the future, or issuances in connection with potential change of control or strategic transactions involving us. Any determination by us to issue shares of preferred stock in the future will be dependent on the facts and circumstances at the time.
Series A Convertible Preferred Stock
As of the date of this prospectus/proxy statement, no shares of Series A Convertible Preferred Stock are outstanding. After giving effect to the Business Combination, up to 1,985,502 shares of Series A Convertible Preferred Stock will be outstanding.
Pursuant to the Subscription Agreements, immediately following the filing of the Proposed Charter, the Combined Company will file the Certificate of Designations, in the form set forth in Annex G.
If the Business Combination Proposal and the Nasdaq Proposal are approved, the Certificate of Designations that will be filed on the Closing Date will establish the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of the Series A Convertible Preferred Stock, which are described in more detail below. The following description of our Series A Convertible Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Certificate of Designations, the form of which is set forth in Annex G to this proxy statement/prospectus, and to the applicable provisions of Delaware law. We urge you to read the Certificate of Designations because it, and not this description, defines the rights of holders of shares of Series A Convertible Preferred Stock.
Ranking
With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Combined Company, the Series A Convertible Preferred Stock ranks: (i) junior to any class or series of capital stock of the Combined Company hereafter created which expressly ranks senior to the Series A Convertible Preferred Stock; (ii) on parity with any class or series of capital stock of the Combined Company hereafter created that expressly ranks pari passu with the Series A Convertible Preferred Stock; and (iii) senior to the Combined Company Common Stock or any class or series of capital stock of the Combined Company hereafter created that expressly ranks junior to the Series A Convertible Preferred Stock.

Optional Conversion
The Series A Convertible Preferred Stock are convertible at any time at the option of the holder thereof into the number of shares of Combined Company Common Stock determined by the quotient of (i) the sum of $10.00 (as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Series A Convertible Preferred Stock) (the “Liquidation Preference”) and if the Combined Company has not elected to otherwise pay the accrued Annual Dividends (as defined below) in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price (as defined in the Certificate of Designations) of such shares in effect at the time of conversion. See “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Subscription Agreements” for a further description of the Conversion Price.
Automatic Conversion
On the four year anniversary of the Closing Date, all then outstanding shares of Series A Convertible Preferred Stock shall automatically convert into the number of shares of Combined Company Common Stock equal to the quotient of (i) the sum of the Liquidation Preference and if the Combined Company has not elected to otherwise pay the accrued Annual Dividends in cash to the holder, the accrued Annual Dividends on such shares as of the date of conversion, divided by (ii) the Conversion Price of such shares in effect at the time of conversion.
Dividends
Holders of the Series A Convertible Preferred Stock are entitled to participate equally in any dividends declared to holders of Combined Company Common Stock (the “Participating Dividends”). In addition, each holder of the Series A Convertible Preferred Stock is entitled to receive, when, as and if authorized and declared by the Combined Company Board, annual dividends that accrue and accumulate on a daily basis at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.0% of the Liquidation Preference, which will be either paid in cash, paid by issuing fully paid and nonassessable shares of Combined Company Common Stock, or a combination thereof (the “Annual Dividends”). So long as any shares of Series A Convertible Preferred Stock remain outstanding, unless all Annual Dividends on all outstanding shares of Series A Convertible Preferred Stock have been declared and paid in cash, the Combined Company will be prohibited from declaring any dividends on, or making any distributions relating to, other classes of preferred stock of the Combined Company ranking junior to the Series A Convertible Preferred Stock, subject to certain exceptions.
Anti-dilution Provisions
The Conversion Price is subject to customary adjustments in the case of certain distributions to holders of Combined Company Common Stock payable in shares of Combined Company Common Stock, subdivisions, splits or combinations of the shares of Combined Company Common Stock and distributions to all holders of shares of Combined Company Common Stock of any convertible securities or options or any other assets for which there is no corresponding distribution in respect of the Series A Convertible Preferred Stock.
The initial Conversion Price will automatically reset upon each of the eighteen (18) month and forty-seven (47) month anniversaries of the Closing Date to be equal to the lower of (i) the then-current Conversion Price and (ii) the VWAP of the Combined Company Common Stock for the ten trading days immediately prior to, but excluding, the applicable reset date, on the Nasdaq Stock Market LLC (subject to the Floor Price (as defined in the Certificate of Designations)). See “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Subscription Agreements” for a further description of the Floor Price.
Voting Rights
Holders of the Series A Convertible Preferred Stock are entitled to vote with the holders of the Combined Company Common Stock on all matters submitted to a vote of stockholders of the Combined Company, except as otherwise provided in the Certificate of Designations or as required by applicable law, voting together with the holders of Combined Company Common Stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Convertible Preferred Stock owned as of the record date by it, or if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, equal to the quotient of (i) $10.00 divided by (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the Common Stock as determined at the Effective Time.
As long as any shares of Series A Convertible Preferred Stock are outstanding, the Combined Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (i) amend, alter, repeal or otherwise modify any provision of the Combined Company’s certificate of incorporation or the Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Convertible Preferred Stock as to affect them adversely; (ii) authorize, create, increase the authorized amount of, or issue any class or series of senior to the Series A Convertible Preferred Stock; (iii) increase the authorized number of shares of Series A Convertible Preferred Stock or (iv) enter into any agreement with respect to the foregoing.
Liquidation
Upon any liquidation, dissolution or winding-up of the Combined Company, whether voluntary or involuntary (excluding any mergers, consolidations, reorganizations or other changes of control), after payment or provision for payment of the debts and other liabilities of the Combined Company, the holders of the Series A Convertible Preferred Stock are entitled to receive, before the holders of any of the Combined Company Common Stock or other classes of preferred stock of the Combined Company ranking junior thereto, out of the remaining net assets of the Combined Company, the amount equal to the greater of (i) the sum of (A) the Liquidation Preference, and (B) the aggregate accrued Annual Dividends of such shares as of the date of the liquidation, and (ii) the amount such holder would have received had such shares of Series A Convertible Preferred Stock, immediately prior to such liquidation, been converted into shares of Combined Company Common Stock.
In the event that the assets available for distribution to stockholders of the Combined Company upon a liquidation are insufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Convertible Preferred Stock, such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full respective liquidating distributions to which each holder would otherwise be entitled upon such liquidation.
Fundamental Transactions
Upon any sale of all or substantially all of the Combined Company’s assets, any merger, consolidation, reorganization, change of control or other similar transaction (each a “Fundamental Transaction”), holders of Series A Convertible Preferred Stock shall have the right to receive, for each share of Combined Company Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Combined Company Common Stock (if it is the surviving entity), or common stock of the successor or acquiring corporation (if it is the surviving entity), and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Combined Company Common Stock for which the Series A Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction.
Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion
If the Combined Company fails to timely deliver shares of Combined Company Common Stock upon conversion of the Series A Convertible Preferred Stock within the time period specified in the Certificate of Designations, then the Combined Company is obligated to (A) pay to the holder, in cash, the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the Combined Company Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Combined Company Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series A Convertible Preferred Stock equal to the number of shares of Series A

Convertible Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Combined Company Common Stock that would have been issued if the Combined Company had timely complied with its delivery requirements.
Warrants
Public Stockholders’ Warrants
Each whole MTAC Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO and 30 days after the completion of the Business Combination. The MTAC Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a MTAC Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No MTAC Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a MTAC Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any MTAC Warrant. In the event that a registration statement is not effective for the exercised MTAC Warrants, the purchaser of a MTAC Unit containing such warrant, if not cash settled, will have paid the full purchase price for the MTAC Unit solely for the share of Class A Common Stock underlying such MTAC Unit.
We are not registering the shares of Class A Common Stock issuable upon exercise of the MTAC Warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our reasonable best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A Common Stock issuable upon exercise of the MTAC Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the MTAC Warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the MTAC Warrants is not effective by the 60th business day after the Closing Date or within a specified period following the consummation of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their MTAC Warrants on a cashless basis.
Once the MTAC Warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

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at a price of  $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the MTAC Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our reasonable best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the MTAC Warrants were initially offered by us.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the MTAC Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the MTAC Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their MTAC Warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of MTAC Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the MTAC Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the MTAC Warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of MTAC Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the MTAC Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the MTAC Warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their MTAC Warrants on a cashless basis, as described in more detail below.
A holder of a MTAC Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each MTAC Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of  (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of  (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the

10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the MTAC Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Existing Charter (i) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with the Business Combination or to redeem 100% of our public shares if we do not consummate the Business Combination and fail to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal) or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares if we do not consummate the Business Combination and fail to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each MTAC Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the MTAC Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the MTAC Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their MTAC Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the MTAC Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the MTAC Warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the MTAC Warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The MTAC Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the MTAC Warrants set forth herein is a summary and does not purport to be complete. The warrant agreement provides that the terms of the MTAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments require the vote or written consent of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants.
The MTAC Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of MTAC Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their MTAC Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the MTAC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the MTAC Warrants. If, upon exercise of the MTAC Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder.
In addition, if  (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price (as defined in the warrant agreement) of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the Market Value (as defined in the warrant agreement) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. On May 24, 2022, MTAC issued the Convertible Sponsor Note for working capital requirements and payment of certain expenses in connection with the Business Combination. As of June 5, 2023, there was $1,500,000 outstanding under the Convertible Sponsor Note.
In addition, holders of our Private Placement Warrants are entitled to certain registration rights.
Our Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete the Business Combination, except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor. Under the Sponsor Support Agreement, our Sponsor also agreed not to sell or transfer any of its Private Placement Warrants prior to the Effective Time, except to affiliates of our Sponsor who execute a joinder to the Sponsor Support Agreement or by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination.
Dividends
We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our Board at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Our Existing Charter
Our Existing Charter contains certain requirements and restrictions that apply to us until the completion of the Business Combination. These provisions cannot be amended without the approval of the holders of 65% of our Common Stock. Our Initial Stockholders, who collectively beneficially own approximately 76% of our Common Stock, will participate in any vote to amend our Existing Charter and will have the discretion to vote in any manner they choose. Specifically, our Existing Charter provides, among other things, that:

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If we are unable to consummate the Business Combination and fail to complete an initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal), we will: (i) cease all operations, except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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Prior to the Business Combination, we may not issue additional shares of capital stock that would entitle the holders thereof to: (i) receive funds from the Trust Account; (ii) vote on the Business Combination; or (iii) vote on matters related to our pre-initial business combination activity;

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Although we do not intend to enter into an initial business combination with a target business that is affiliated with our Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent accounting entity that is fair to MTAC from a financial point of view;

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If a stockholder vote on the Business Combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing the Business Combination, which contain substantially the same financial and other information about the Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the our Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

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So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing the Merger Agreement;

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If our stockholders approve an amendment to our Existing Charter: (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not consummate the Business Combination and fail to complete our initial business combination by June 22, 2023 (or such later date as may be approved by MTAC’s stockholders in an amendment to the Existing Charter, such as the Second Extension Amendment Proposal); or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares; and

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We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our Existing Charter provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Business Combination and after payment of the underwriters’ fees and commissions. On May 24, 2023, MTAC filed a definitive proxy statement in efforts to solicit the stockholder approval of, among other proposals, a proposal to eliminate the foregoing limitation on MTAC’s ability to redeem public shares and consummate the Business Combination, which such proposal is to be presented at a special meeting of MTAC stockholders to be held on June 12, 2023.
Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Existing Charter provides that our Board is classified into two classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits
Our Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination); (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery; or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.
Our Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our Existing Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Special meeting of stockholders
Our Existing Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board, by our Chief Executive Officer or by our Chairman.
Advance notice requirements for stockholder proposals and director nominations
Our Existing Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by MTAC’s secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Existing Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Action by written consent
Subsequent to the consummation of the IPO, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock.
Classified Board of Directors
Our Board is divided into 2 classes, Class I and Class II, with members of each class serving staggered 2-year terms. Our Existing Charter provides that the authorized number of directors may be changed only by resolution of the Board. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.
Class B Common Stock Consent Right
For so long as any shares of Class B Common Stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision our Existing Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common

Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.
Registration Rights
At the Effective Time, MTAC, Sponsor and certain stockholders of TriSalus who will receive shares of Combined Company Common Stock pursuant to the Merger Agreement will enter into the Amended and Restated Registration Rights Agreement (which amends and restates the current Registration Rights Agreement between Sponsor and MTAC, dated as of December 17, 2020). Pursuant to the Amended and Restated Registration Rights Agreement, among other things, MTAC will be obligated to file, not later than 45 days after the Closing Date, a registration statement covering the re-sale of the Registrable Securities. Pursuant to the Amended and Restated Registration Rights Agreement, subject to certain requirements and customary conditions, MTAC will also grant piggyback registration rights and demand registration rights to the Sponsor and the TriSalus stockholders that are parties thereto, will pay certain expenses related to such registration and will indemnify the Sponsor and the TriSalus stockholders that are parties thereto against certain liabilities related to such registration. The Amended and Restated Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities.
Listing of Securities
The MTAC Units, Class A Common Stock and MTAC Warrants are listed on Nasdaq under the symbols “MTACU,” “MTAC” and “MTACW,” respectively.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS
Set forth below is a summary comparison of important similarities and differences in the corporate governance and stockholders’ rights associated with MTAC under the Existing Charter and the Existing Bylaws (left column) and the Combined Company under the forms of the Proposed Charter and the Combined Company Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the related governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.
	Existing Charter / Existing Bylaws	Proposed Charter / Combined Company Bylaws
Corporate Name	The name of the corporation is MedTech Acquisition Corporation	The name of the corporation is TriSalus Life Sciences, Inc.
Authorized Share Capital	The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, each with a par value of $0.0001, consisting of (a) 110,000,000 shares of Common Stock, including (i) 100,000,000 shares of Class A Common Stock, and (ii) 10,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Charter will authorize the issuance of up to (i) 400,000,000 shares of a single class of Combined Company Common Stock, par value $0.0001 per share, and (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share.
Class A Common Stock	The Existing Charter authorizes 110,000,000 shares of Class A Common Stock.	Upon the Proposed Charter becoming effective, each issued and outstanding share of Class A Common Stock and Class B Common Stock shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Combined Company Common Stock.
	Under the Existing Charter, holders of Class A Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Class A Common Stock redeemed in connection with an initial business combination.	Holders of Combined Company Common Stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Combined Company Common Stock.
Class B Common Stock	The Existing Charter authorizes 10,000,000 shares of Class B Common Stock. Under the Existing Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-to-one basis on the closing of an initial business combination.	None.

	Existing Charter / Existing Bylaws	Proposed Charter / Combined Company Bylaws
Voting Power	Except as otherwise required by law, the Existing Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock and Class B Common Stock possess all voting power for the election of our directors and any other matter properly submitted to a vote of the stockholders. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders of MTAC on which the holders of Class A and Class B Common Stock are entitled to vote.	Except as otherwise required by law, the Proposed Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company Common Stock will possess all voting power for the election of Combined Company directors and all other matters requiring stockholder action. Holders of Combined Company Common Stock will be entitled to one vote per share on matters to be voted on by stockholders.
	Currently, the Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected at each annual meeting.	Under the Proposed Charter, the Combined Company Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.
Removal of Directors	Under the Existing Charter any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of MTAC.	Under the Proposed Charter, any individual director or the entire board of directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then-outstanding shares of the capital stock of the Combined Company entitled to vote generally at an election of directors.
Amendment of Voting Threshold for Charter Amendment	Under the Existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX (Business Combination Requirements; Existence), require the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of capital stock of MTAC.	The Proposed Charter will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then-outstanding Combined Company Common Stock entitled to vote to alter, amend or appeal Articles V (Board of Directors), VI (Limited Liability; Indemnification), VII (Forum), VIII (Corporate Opportunity) and IX (Miscellaneous) of the Proposed Charter.
Amendment of Voting Threshold for Bylaws Amendment	Under the Existing Bylaws, any amendment to the Existing Bylaws requires the affirmative vote of either (a) a majority of the Board or (b) holders of at least a majority of	The Combined Company Bylaws will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then-outstanding shares of the capital stock of the

	Existing Charter / Existing Bylaws	Proposed Charter / Combined Company Bylaws
	the voting power (or 2/3 with respect to any amendments of Article VIII (Indemnification)) of all outstanding shares of capital stock entitled to vote.	Combined Company entitled to vote, voting together as a single class.
Liquidation, Dissolution and Winding Up	Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, in the event of MTAC’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of MTAC, the holders of shares of Common Stock shall be entitled to receive all the remaining assets available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.	None.
Duration of Existence	The Existing Charter provides that if MTAC does not consummate an initial business combination by June 22, 2023 (or such earlier date as determined by the Board), it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds to public stockholders.	The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company	Under the Existing Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, MTAC will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until an initial business combination or the liquidation of MTAC and the terms governing MTAC’s consummation of an initial business combination will be deleted because they will no longer be applicable following the Business Combination.

TRADING MARKET AND DIVIDENDS
MTAC
Common Stock
The MTAC Units, Class A Common Stock and MTAC Warrants are currently listed on the Nasdaq Capital Market under the symbols “MTACU,” “MTAC,” and “MTACW,” respectively.
On November 11, 2022, the trading date before the public announcement of the Business Combination, the MTAC Units, Class A Common Stock, and MTAC Warrants closed at $10.01, $10.02 and $0.05, respectively. On June 5, 2023, the MTAC Units, Class A Common Stock and MTAC Warrants closed at $10.29, $10.41 and $0.0686, respectively.
MTAC’s Dividend Policy
MTAC has not paid any cash dividends on its shares of Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon MTAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if MTAC incurs any indebtedness in connection with a business combination, MTAC’s ability to declare dividends may be limited by restrictive covenants that it may agree to in connection therewith.
TriSalus
Information regarding TriSalus is not provided because there is no public market for TriSalus’ common stock.
Combined Company
Dividend Policy
Following completion of the Business Combination, the Combined Company Board will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and, accordingly, we do not anticipate the Combined Company Board declaring any dividends in the foreseeable future.

MTAC’S DIRECTORS AND EXECUTIVE OFFICERS
Current Directors and Executive Officers
MTAC’s directors and executive officers are as follows:
Name	Age	Position
Karim Karti	54	Chairman
Christopher C. Dewey	78	Chief Executive Officer and Director
David J. Matlin	61	Chief Financial Officer and Director
Robert H. Weiss	64	Chief Administrative Officer and Secretary
Martin Roche, MD	56	Director
Thierry Thaure	60	Director
Manuel Aguero	61	Director
David L. Treadwell	68	Director
The experience of MTAC’s directors and executive officers is as follows:
Karim Karti has served as Chairman of our Board since December 2020. Mr. Karti has also been a director of Rockley Photonics (NYSE: RKLY) since August 2021. Mr. Karti is currently a director and the Chief Executive Officer of iSchemaView, Inc., which operates as RapidAI, an AI digital healthcare company, since January 2022. Mr. Karti is a highly experienced healthcare executive. He was the Chief Operating Officer of iRhythm Technologies, Inc. (Nasdaq: IRTC), a digital healthcare company, from July 2018 until March 2020, and was instrumental in launching new products and developing alliances with leading industry participants, including Verily Life Sciences, LLC, a subsidiary of Alphabet Inc. Mr. Karti previously was an officer of General Electric Company (NYSE: GE) (“GE”), where he worked for 22 years and most recently served as President and Chief Executive Officer of the GE Healthcare Imaging division from 2016 to 2018. He also served as Chief Marketing Officer for the GE Healthcare division from 2012 to 2015, as well as the President and Chief Executive Officer of GE Healthcare Emerging Markets and GE Healthcare Korea from 2009 to 2012. Mr. Karti initially was a member of the corporate audit and M&A teams at GE from 1996 to 2000, and started his career with The Procter & Gamble Company (NYSE: PG) in Brand Management in 1993. He received his undergraduate degree from Ecole Centrale de Lyon and completed the entrepreneurship program at Ecole Superieure de Commerce de Lyon in 1992. Our Board has determined that Mr. Karti’s significant experience as a public company healthcare executive qualifies him to serve as a member of our Board.
Christopher C. Dewey has served as our Chief Executive Officer and director since September 2020. He has significant experience with medical devices and has been a Managing Director of Ceros since 2019. Mr. Dewey was a founding board member of MAKO Surgical Corp. (“MAKO”), a transformational robotic surgical company, where he served on the board from its founding in 2004 until its $1.65 billion sale to Stryker Corporation in 2013 and held positions on the audit and compensation committees. He has been a founding investor and/or board member of many medical technology startups, including: Auris Surgical Robotics, Inc. (board member from 2012 to 2014), PROCEPT BioRobotics Corp., ShockWave Medical, Inc. (Nasdaq: SWAV) (board member from 2011 to 2014), OrthoSensor, Inc. (board member from 2009 to 2014 and 2019 until the sale of the company to Stryker Corporation in 2020), DermaSensor, Inc. (board member from 2011 to present), Heru, Inc. (board observer from 2019 to present), Cephea Valve Technologies, Inc. (board member from 2013 to 2019), GI Windows Corp., HistoSonics, Inc., Magic Leap, Inc., Memic Innovative Surgery, Inc. (advisor to the board from 2017 to 2021), MIVI Neuroscience, Inc. (board member from 2018 to present), Potrero Medical, Inc., Pristine Surgical, LLC, TriFlo Cardiovascular Inc. (board member from 2019 to present), and Obvius Robotics, Inc. since March 2021. From 1966 to 1979, Mr. Dewey was a Founder and President of The Cannon Group, Inc. (i.e., Cannon Films), which was the one of the first independent film companies to finance, produce and distribute motion pictures worldwide. He also has had a successful career on Wall Street serving as Executive Vice President and Head of High Yield Sales at Jefferies & Co. from 1994 until 2007, and subsequently was Vice Chairman of National Securities Corp. from 2007 until 2011. Mr. Dewey was a Partner and Institutional Sales Manager in High Yield

Fixed Income at Bear, Stearns & Co. from 1980 to 1990, and Managing Partner of Scully Brothers & Foss/The Marion Group, L.P. until 1994. He holds an MBA from The Wharton Graduate School of Business. Our Board has determined that Mr. Dewey’s experience as director of medical technology companies, including public company experience, qualifies him to serve as a member of our Board.
David J. Matlin has served as our Chief Financial Officer and director since September 2020. Mr. Matlin was also the co-founder and Chief Executive Officer of MatlinPatterson Global Advisers LLC (“MatlinPatterson”), a distressed securities investment manager, which he co-founded in July 2002, through 2021. Mr. Matlin was also Chief Executive Officer of MatlinPatterson Asset Management L.P. and its operating joint venture affiliates that managed non-distressed credit strategies, from 2015 to 2018. In 2017, MatlinPatterson began winding down its investment activities and its various funds began to return the investment proceeds to their respective investors. In conjunction with this wind-down process and to protect their investors from foreign litigation, two of the MatlinPatterson funds (Matlin Global Opportunities Partners II L.P. and Matlin Global Opportunities Partners (Cayman) II L.P.) that had been unable to settle foreign litigation, filed, along with MatlinPatterson, voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in July 2021. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse, and headed their Global Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., an investment advisory firm, from 1988 to 1994. He began his career as a securities analyst at Halcyon Investments from 1986 to 1988. Until its November 2022 sale, Mr. Matlin also served on the board of directors of US Well Services Inc. (Nasdaq: USWS) (formerly Matlin & Partners Acquisition Corporation) and was Chief Executive Officer and Chairman of the company prior to its business combination with US Well Services LLC. He also serves on the boards of directors of Dermasensor, Inc. and Pristine Surgical LLC, which are medical device manufacturers. Mr. Matlin has served on the board of directors of Clene, Inc. (Nasdaq: CLNN), a biopharmaceutical manufacturer, since December 2020, and has served as the Chairman of its Board of Directors since May 2021. Since 2020, he has served on the board of Traffk, LLC, an insurance-based data analytics company, and since July 2021, he has served on the board of Empyrean Neuroscience, a biotechnology company. Previously, he served on the board of directors of Flagstar Bank FSB, a federally charted savings bank, and Flagstar Bancorp, Inc. (NYSE: FBC), a savings and loan holding company from 2009 to May 2021, CalAtlantic Group, Inc. (NYSE: CAA), a U.S. homebuilder, from 2009 to 2018, Global Aviation Holdings, Inc., an air charter company, from 2006 to 2012, and Huntsman Corporation (NYSE: HUN), a U.S. chemicals manufacturer, between 2005 and 2007 and Orthosensor, Inc. until the sale of the company to Stryker Corporation in December 2020. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania. Our Board has determined that Mr. Matlin’s significant public company board experience qualifies him to serve as a member of our Board.
Robert H. Weiss has served as our Chief Administrative Officer and Secretary since September 2020. Mr. Weiss was General Counsel and a Partner of MatlinPatterson Global Advisers LLC and its affiliates from 2002 until 2020. In 2017, MatlinPatterson began winding down its investment activities and its various funds began to return the investment proceeds to their respective investors. In conjunction with this wind-down process and to protect their investors from foreign litigation, two of the MatlinPatterson funds (Matlin Global Opportunities Partners II L.P. and Matlin Global Opportunities Partners (Cayman) II L.P.) that had been unable to settle foreign litigation, filed, along with MatlinPatterson, voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in July 2021. Prior to joining MatlinPatterson in 2002, Mr. Weiss was a Managing Director at Deutsche Asset Management, where he was responsible for hedge fund and fund-of-funds administration, accounting, and product-related legal and compliance functions from 1996 to 2002. From 1991 to 1996, Mr. Weiss was General Counsel to Moore Capital Management, Inc. and Senior Vice President within the futures and managed futures business of Lehman Brothers from 1989 to 1991, as well as Associate General Counsel from 1986 to 1989. Mr. Weiss began his career in the legal department of futures commission merchant Johnson Matthey & Wallace, Inc. in 1983. Mr. Weiss holds a JD degree from Hofstra Law School and an AB cum laude in Political Science from Vassar College.
Martin W. Roche, MD has served as our director since December 2020. He is a practicing orthopedic surgeon specializing in robotic and sensor assisted knee surgery at Holy-Cross Hospital in Fort Lauderdale, Florida since 1996, and is Director of Arthroplasty for the Hospital for Special Surgery Florida. He serves as a member of the American and European Knee Society. Dr. Roche was the designing surgeon and performed the first robotic assisted Makoplasty partial and total knee arthroplasty. He has published and lectured extensively in the field of orthopedics and holds over 100 patents focused on medical technology. He was the founder of OrthoSensor, Inc. and served as its Chief Medical Officer and director from 2008 until the sale of the company to Stryker Corporation in December 2020. Since 2022, Dr. Roche has served as a director of Plasmapp America Inc., a subsidiary of Plasmapp Co. Ltd., a company specializing in plasma technologies that is publicly traded on the Korean KOSDAQ. He is a consultant to Stryker Orthopedics and Pristine Surgical, LLC. He received his MD in Biology from University College Cork in Ireland, and completed his Orthopedic Residency at Jackson Memorial Hospital in Miami, Florida. Our Board has determined that Dr. Roche’s expertise in the medical technology field and director experience qualifies him to serve as a member of our Board.
Thierry Thaure has served as our director since March 2021. Mr. Thaure has over 35 years of experience in medical device technology as an entrepreneur, senior executive and director. Since May 2020, Mr. Thaure has served on the board of GT Metabolic Solutions, Inc., a company that is developing a technology for bariatric surgery. Since October 2021, Mr. Thaure has also served as the Chief Executive Officer of GT Metabolic Solutions, Inc. Previously, Mr. Thaure was Chief Executive Officer and a Director of Triflo Cardiovascular, Inc., a company that is developing a technology for the treatment of tricuspid regurgitation from 2019 to October 2021. From 2012 to 2019, he was co-Founder and Chief Executive Officer of Cephea Valve Technologies, Inc., a company that developed a percutaneous mitral valve replacement technology and was purchased by Abbott Laboratories in 2019. Previously, he served as Chief Executive Officer from 2004 to 2011 of EndoGastric Solutions, Inc., a medical technology company that develops incisionless transoral procedures for the treatment of GERD, Senior Vice President and General Manager from 2001 to 2004 of Accuray, Inc. (Nasdaq: ARAY), a leader in radiosurgery which he helped take public, and was founding Vice President of Sales & Marketing from 1997 to 2001 at Intuitive Surgical, Inc. (Nasdaq: ISRG), a medical robotics company designing products to improve clinical outcomes of patients through minimally invasive surgery. Prior to that, Mr. Thaure held engineering, marketing and business development roles at Guidant Corp. and American Hospital Supply Corp. in their cardiovascular divisions. During his career, Mr. Thaure has served as board member for several public and private companies, including Pulse Biosciences, Inc. (Nasdaq: PLSE) from 2015 to 2017, where he served on its Compensation and Governance Committees, and was Chairman of its Audit Committee. He also served on the following private company boards: Mauna Kea Technologies Inc. from 2001 to 2012, Aquyre Bioscience Inc. since 2019, and FlexDex Inc from 2019 to 2020. Mr. Thaure holds a B.S. in Chemistry and Biomedical Engineering from Duke University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. Our Board has determined that Mr. Thaure’s experience as a director of medical technology companies, including public company experience, qualifies him to serve as a member of our Board.
Manuel Aguero has served as our director since April 2021. Mr. Aguero has over 38 years of experience in the healthcare industry, including seven years at Johnson & Johnson’s Surgikos division (1984 to 1990) where he held positions of increasing responsibility including sales, marketing, and management, rising from a territorial sales position to becoming Director of Sales Training. Mr. Aguero was President of QMed Corporation, a medical device distribution company from its inception in 1990 to 2021 and has served as Co-Founder since 2021. He also has served on the board of its affiliate, Phoenix Healthcare Solutions, a leading medical manufacturing company, since 2012. Mr. Aguero was an early stage investor and has served on the board of directors of Veterans Healthcare Supply Solutions since 2011. He also served on the board of Orthosensor Inc., a leader in orthopedic sensor technologies, from 2010 until its sale to Stryker in 2020. Mr. Aguero graduated with Honors from The University of Florida with a BSBA in Business Finance. Our Board has determined that Mr. Aguero’s experience as a director of medical technology companies qualifies him to serve as a member of our Board.
David L. Treadwell has served as our director since April 2021. Mr. Treadwell has been a director of Visteon, an automotive supplier focused on cockpit electronics, since August 2012. He has also served on the boards of Flagstar Bank, Inc. (NYSE: FBC), a $27 billion regional bank, since 2009. With the merger of Flagstar and New York Community Bank (NYSE: NYCB), he now serves on the board of NYCB. Until its sale in November 2022, Mr. Treadwell served on the board of U.S. Well Services, Inc. (Nasdaq: USWS) (formerly known as Matlin & Partners Acquisition Corporation prior to its merger with U.S. Well Services LLC), a high-pressure hydraulic fracturing supplier, since 2018. Until its sale in December 2021, Mr. Treadwell also served as Chairman of Tweddle Group, a provider of automotive owner manuals/

information, since September 2018; and served as Chairman of AGY, LLC, a producer of high-tech glass fiber for a variety of global applications, from July 2013 through December 2022. Mr. Treadwell has served on the boards of several other public and private companies. Mr. Treadwell served as President and Chief Executive Officer of EP Management Corporation, formerly known as EaglePicher Corporation, a diversified industrial group, from August 2006 to September 2011. Mr. Treadwell was EaglePicher’s Chief Operating Officer from June 2005 to July 2006. EaglePicher Corporation included EP Medical Batteries, which developed and supplied implantable medical batteries. Prior to that, he served as Oxford Automotive’s Chief Executive Officer from 2004 to 2005. Mr. Treadwell graduated from University of Michigan in 1976 with high honors, BBA in Business. Our Board has determined that Mr. Treadwell’s public company board experience qualifies him to serve as a member of our Board.
Number and Terms of Office of Officers and Directors
Our Board consists of seven members and is divided into two classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Karti, Roche, Thaure and Aguero will expire at the 2024 annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Matlin, Treadwell and Dewey, will expire at the 2023 annual meeting of stockholders.
Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint officers set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Board.
Committees of the Board of Directors
The Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company each be comprised solely of independent directors. Each committee operates under a charter that complies with Nasdaq rules, has been approved by the Board and has the composition and responsibilities described below.
Audit Committee
MTAC has established an audit committee of the Board. Messrs. Karti, Aguero, and Thaure serve as members of MTAC’s audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Karti, Aguero, and Thaure meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Each member of the audit committee is financially literate and the Board has determined that Mr. Thaure qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•
pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•
setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues; and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and MTAC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding MTAC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
MTAC has established a compensation committee of the Board. Mr. Roche and Mr. Aguero serve as members of MTAC’s compensation committee. Under Nasdaq listing standards and applicable SEC rules, MTAC is required to have at least two members of the compensation committee, all of whom must be independent. Mr. Aguero chairs the compensation committee.
MTAC has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to MTAC’s Chief Executive Officer’s compensation, if any is paid by us, evaluating MTAC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of MTAC’s Chief Executive Officer based on such evaluation;

•
reviewing and approving on an annual basis the compensation, if any is paid by us, of all of MTAC’s other officers;

•
reviewing on an annual basis MTAC’s executive compensation policies and plans;

•
implementing and administering MTAC’s incentive compensation equity-based remuneration plans;

•
assisting management in complying with MTAC’s proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for MTAC’s officers and employees;

•
if required, producing a report on executive compensation to be included in MTAC’s annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the amount payable to Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support, reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of MTAC’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee considers the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Karti, Roche and Aguero. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The Board also consider director candidates recommended for nomination by MTAC’s stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). MTAC’s stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in the Existing Bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
Mr. Roche and Mr. Aguero currently serve as members of the compensation committee of an entity that has one or more officers serving on the Board. None of our other officers or directors currently serve, or in the past year have served, as a member of the compensation committee of any entity that has one or more officers serving on the Board.
Code of Ethics
We have adopted a Code of Ethics applicable to MTAC’s directors, officers and employees. You are able to review this document by accessing MTAC’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from MTAC. We intend to disclose any amendments to or waivers of certain provisions of MTAC’s Code of Ethics in a Current Report on Form 8-K.
Employment Agreements
MTAC has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.
Executive Officers and Director Compensation
None of our officers has received any cash compensation for services rendered to us. We accrue $10,000 per month for office space, utilities and secretarial and administrative support payable to our Sponsor. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Other than as set forth in this proxy statement/prospectus, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our officers and directors or their respective affiliates prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to our initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating our initial business combination.
After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Company. All of these fees, to the extent currently known, are described in this proxy statement/prospectus. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of our management. The total amount of any such compensation is unknown at the time of this proxy statement/prospectus because the directors of the Combined Company will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our Board.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business, such as TriSalus, but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with the Business Combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE BUSINESS COMBINATION
Directors and Executive Officers
Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board, which is anticipated to have nine members. Pursuant to the Merger Agreement, seven of the members of the Combined Company Board will be designated by TriSalus and two non-executive members will be designated by MTAC. The following table sets forth the name, age and position of each of the expected directors and executive officers of the Combined Company upon consummation of the Business Combination, assuming the election of the nominees at the Meeting as set forth in Proposal 7 — The Director Nomination Proposal.
Name	Age*	Position
Executive Officers
Mary Szela	59	Chief Executive Officer, President; Director
Sean Murphy	70	Chief Financial Officer; Director
Steven Katz	48	Chief Medical Officer
Bryan Cox	61	Chief Scientific and Manufacturing Officer
Jennifer Stevens	62	Chief Regulatory Officer
Richard Marshak	63	Senior Vice President, Corporate Development & Strategy
James Alecxih	58	President, Device Technology
Non-Employee Directors
Mats Wahlström(1)(3)	67	Chairman of the Board
Andrew von Eschenbach(3)(4)	81	Director
George Kelly Martin(1)	64	Director
David J. Matlin(1)(3)	62	Director
Arjun Desai(2)(4)	42	Director
Kerry Hicks(2)(3)	63	Director
Anil Singhal(2)(4)	71	Director

*
As of June 5, 2023

(1)
Member of the Combined Company audit committee, effective upon the consummation of the Business Combination.

(2)
Member of the Combined Company compensation committee, effective upon the consummation of the Business Combination.

(3)
Member of the Combined Company nominating and corporate governance committee, effective upon the consummation of the Business Combination.

(4)
Member of the Combined Company science and technology committee, effective upon the consummation of the Business Combination.

Executive Officers
Mary Szela.   Upon consummation of the Business Combination, Ms. Szela will serve as the Combined Company’s Chief Executive Officer and President and as a member of the Combined Company Board. Ms. Szela has served as CEO of TriSalus since January 2018. Ms. Szela has also been a director of TriSalus since January 2018. Prior to joining TriSalus, Ms. Szela was CEO of Novelion Therapeutics, a biopharmaceutical company, from January 2016 through November 2017 where she led the company through regulatory compliance and legal difficulties to a successful merger and expansion. Prior to that, Ms. Szela served as CEO of Melinta Therapeutics, a biopharmaceutical company, from August 2013 through August 2015. From 1987-2012, Ms. Szela held progressive leadership roles with Abbott Laboratories, a multinational medical devices and health care company, including Vice President, U.S. Commercial Operations, President of U.S. Pharmaceuticals, and culminating as Senior Vice President of Global Strategic

Market and Services. In addition to her executive experience, Ms. Szela currently sits on the boards of directors of Prometheus Biosciences, a public company, Kura Oncology, a public company, Omega Therapeutics, a public company, and Senda BioSciences. Ms. Szela received both her B.S. in Nursing and her MBA from the University of Illinois at Chicago.
Ms. Szela is qualified to serve on the Combined Company Board based on her substantial business, leadership and management experience in the biotechnology sector.
Sean Murphy.   Upon consummation of the Business Combination, Mr. Murphy will serve as the Combined Company’s Chief Financial Officer and as a member of the Combined Company Board. Mr. Murphy has been CFO of TriSalus since June 2022. Mr. Murphy has also been a director of TriSalus since August 2020 and served as the chairman of the audit committee from August 2020 through June 2022. Prior to joining TriSalus, Mr. Murphy was Executive Vice President at Malin PLC, a publicly listed company investing in life sciences companies, from April 2016 through June 2021. Mr. Murphy was a senior advisor at Evercore, an independent investment banking advisory firm, from August 2011 to June 2018. Prior to that, he held numerous positions over a 30-year career with Abbott Laboratories, a multinational medical devices and health care company, culminating as Vice President of Business Development and Licensing. Mr. Murphy has had extensive Board experience as well. He currently serves on the boards of directors of Immucor, Xenex, and Prenosis. In addition, Mr. Murphy previously served on the public company board of directors of Radius Health, where he sat on the audit committee, and Poseida, where he was a member of the compensation and governance committee. Mr. Murphy received his BBA in Finance and Accounting from Western Illinois University and his M.S. in Finance from University of Illinois. He is a Certified Public Accountant, State of Illinois.
Mr. Murphy is qualified to serve on the Combined Company Board based on his corporate finance experience and his previous experience on boards of directors.
Steven Katz.   Dr. Steven Katz has been the Chief Medical Officer at TriSalus since September 2020 and is Chairman of the Scientific Advisory Board, which includes leadership of TriSalus’ Translational Immunotherapy Laboratory. Previously, Dr. Katz served as an advisor to TriSalus from June 2014 to August 2020, and Chief Medical Advisor from January 2019 to August 2020. Since 2016, Dr. Katz also has served as a consultant for several companies developing cell therapies for solid tumors. In Dr. Katz’s academic work, he is an Associate Professor of Surgery at Brown University and has been with Brown Surgical Associates in a part-time role since February 2022. From 2009-2021, Dr. Katz led the creation of a solid tumor immunotherapy program at CharterCare Health Partners, serving as the Director of the Office of Therapeutic Development and Complex Surgical Oncology Program Director during that time. While at CharterCare, he led a translational immunotherapy laboratory focused on immunosuppression and immunotherapy development, while serving as principal investigator for multiple immunotherapy trials which integrated novel delivery approaches. Dr. Katz received his B.A. in Government & Biochemistry from Wesleyan University and his M.D. from New York University, followed by completion of a general surgery residency at New York University. He completed Immunology Research and Surgical Oncology fellowships at the Memorial Sloan-Kettering Cancer Center.
Bryan Cox.   Bryan Cox has been the Chief Scientific and Manufacturing Officer at TriSalus since June 2020. Dr. Cox has also served as the Chief Executive Officer of Nephraegis Therapeutics, a biotechnology company, since November 2018. Prior to joining TriSalus, Dr. Cox served as a Consultant for CoPharm Global Consulting, a boutique consultancy focuses on providing guidance for biotechnology companies, from May 2013 to June 2020. Prior to that, Dr. Cox served as the Director of Integrative Pharmacology for Abbott Laboratories, a multinational medical devices and health care company, from 1996 to 2013. Dr. Cox has served on the board of directors for Nephraegis Therapeutics since November 2018. Dr. Cox received his B.S. in Biological Sciences from North Carolina University and his Ph.D. in Pharmacology from the University of Iowa.
Jennifer Stevens.   Jennifer Stevens has been the Chief Regulatory Officer at TriSalus since March 2022. Previously, Ms. Stevens served as TriSalus’ Senior Vice President of Regulatory Affairs from March 2021 to March 2022. Prior to joining TriSalus, Ms. Stevens held several progressive leadership roles with EMD Serono Inc., a division of Merck KGaA focused on biopharmaceuticals, from January 2016 through March 2021, including as Acting Head of US Oncology Hub — Regulatory Affairs. Previously, Ms. Stevens

was Regulatory Counsel for the U.S. Food and Drug Administration from July 2008 to December 2012. Earlier in her career, Ms. Stevens was a practicing attorney at several global law firms, achieving partnership at Kirkland & Ellis LLP. Ms. Stevens received her B.A. in Political Sciences from the University of Illinois and her J.D. from George Washington University.
Richard Marshak, VMD.   Dr. Richard Marshak has been the Senior Vice President, Corporate Development and Strategy at TriSalus since June 2022. Prior to joining TriSalus, Dr. Marshak was Managing Principal of LF Consulting, a consulting firm for biotechnology companies, from June 2013 to June 2022. Dr. Marshak also co-founded Nephraegis Therapeutics, a biotechnology company, in September 2018 and served as its Chief Business Officer. Previously, Dr. Marshak served as the Chief Executive Officer of Mount Tam Biotechnologies from May 2016 to October 2019. Prior to these roles, Dr. Marshak held several progressive leadership roles in Abbott Laboratories, a multinational medical devices and health care company, from 1999 to 2013, culminating as the Head of Global Strategic Pricing. Dr. Marshak has served on the board of directors of Nephraegis Therapeutics since August 2018 and previously served on the board of Mount Tam Biotechnologies from May 2016 to October 2019. Dr. Marshak received his B.A. in Psychology and VMD in Veterinary Medicine from the University of Pennsylvania, and his MBA from the University of Chicago.
James Alecxih.   James Alecxih has been the President, Device Technology at TriSalus since February 2023. Prior to joining TriSalus, from March 2020 to February 2023, Mr. Alecxih served as the President, Chief Executive Officer, and Board Chair at ViveBio Scientific, LLC, a biotechnology company. He served as Chief Commercial Officer of ViewRay, Inc.a radiation therapy and imaging technology company, from August 2018 to February 2020. Prior to that, he was the Vice President of Worldwide Sales at NEVRO Corp., which manufactures a spinal stimulation device to treat chronic pain, from December 2017 to August 2018. Previously, Mr. Alecxih served as President and Chief Executive Officer of Free Air Inc., an air filtration business, from February 2015 to May 2017. Previous roles also include over 14 years at Intuitive Surgical, Inc. where he served as Senior Vice President of Sales for North America, South America, Australia and New Zealand, along with a variety of sales management roles, including Regional Business Director at Johnson & Johnson’s Indigo urology division. Mr. Alecxih holds a B.S. in Business Administration from Le Tourneau University.
Non-Employee Directors
Upon the consummation of the Business Combination, the initial size of the Combined Company Board is expected to be nine directors, each of whom will be voted upon by MTAC’s stockholders at the Meeting. In addition to Ms. Szela and Mr. Murphy, the Combined Company’s director nominees are:
Mats Wahlström.   Mats Wahlström has served as Chairman of the board of directors of TriSalus since January 2017. He has also served as the Co-Chairman of HW Investment Partners, LLC since July 2016 and as Partner and Executive Chairman of KMG Capital Partners, LLC since April 2012, both investment funds focused on investments in the healthcare industry. In addition, Mr. Wahlström has served as the Chairman of the board of directors of Triomed AB since October 2016, as the lead independent director of Coherus Biosciences, Inc., a public biotech company, since January 2012 and as Chairman of Caduceus Medical Holdings, Inc. since August 2010. Mr. Wahlström has served on the boards of directors of Alteco Medical AB since October 2012, Circuit Clinical Solutions, Inc. since July 2016 and PCI | HealthDev since August 2010. He served as a director of Health Grades, Inc. a Nasdaq-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, as a director of Getinge AB, a Swedish Stock Exchange-listed medical device company, from March 2012 to March 2017, and as a director of Zynex Inc. an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGaA. From November 2002 to December 2009, Mr. Wahlström served as President and Chief Executive Officer of Fresenius Medical Services. Prior to that, Mr. Wahlström held various positions at Gambro AB in Sweden from January 1983 to February 2000, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from the University of Lund, Sweden.

Mr. Wahlström is qualified to serve on Combined Company Board based on his extensive management and director experience in the life sciences and healthcare sectors.
Andrew von Eschenbach.    Dr. Andrew von Eschenbach is the President and founder of Samaritan Health Initiatives, Inc., a health care policy consultancy, a role which he has held since 2010. He is also an Adjunct Professor at the University of Texas M.D. Anderson Cancer Center (“MDACC”), a position he has held since 2009. Dr. von Eschenbach holds advisory roles as the Senior Advisor at Target RWE, a biotechnology company, since September 2020, and Medical Advisor at Datavant, a health information technology company, since January 2020. From October 2017 to June 2019, Dr. von Eschenbach served as Chief Medical Advisor at Malin Corporation PLC, a life sciences company. From 2009 to 2021, he worked on the International Advisory Council of Chugai Pharmaceutical Co., Ltd., a Japanese drug manufacturer. From 2012 to 2016, Dr. von Eschenbach was a Senior Fellow and Director of the FDA Project at the Manhattan Institute, a think tank. From 2009 to 2018, he served on the GE Healthymagination Advisory Board, a GE Healthcare initiative to provide better healthcare for more people around the world. From 2012 to 2016, he served as a global council member of Eli Lilly and Company, PACE, a global collaboration that encourages public policies and healthcare decisions that speed the development of new medicines. From September 2005 to January 2009, Dr. von Eschenbach served as Commissioner of the FDA. Previously, Dr. von Eschenbach served as Director of the National Cancer Institute at the National Institutes of Health from January 2002 to June 2006. As a researcher, clinician and administrator, Dr. von Eschenbach served in a variety of roles at MDACC, including as Director, Genitourinary Cancer Center, Vice President for Academic Affairs, and Executive Vice President and Chief Academic Officer. Dr. von Eschenbach currently serves on the boards of directors of Bausch and Lomb Corporation and Celularity, Inc. In addition, Dr. von Eschenbach previously served on the boards of directors of Bausch Health Companies and Radius Health, Inc. Dr. von Eschenbach received his B.S. in biology from St. Joseph’s University and his M.D. in medicine from Georgetown University.
Dr. von Eschenbach is qualified to serve on the Combined Company Board based on his extensive experience in the pharmaceutical and healthcare industries as well as his service as Commissioner of the FDA.
George Kelly Martin.    George Kelly Martin currently serves as Chairman of Transition Bio, Inc., a molecular condensates discovery company, a role which he has held since 2020, and as Vice Chairman of Ride Therapeutics, Inc., a molecular logistics company, a role which he has held since 2022. He has also served as Chairman of WaveBreak (formerly Wren Therapeutics, Inc.), a company that utilizes physical science and kinetics to create therapeutic solutions for protein misfolding diseases, since 2018. Mr. Martin previously served as President and Chief Executive Officer of Radius Health, Inc., a bone and women’s health company, from 2020 to 2022. Prior to that, Mr. Martin served as Chief Executive Officer of Novan, Inc., a development-stage dermatology company, from 2018 to 2020. Prior to joining Novan, Inc., Mr. Martin was the Chief Executive Officer of Malin Corporation PLC, a life sciences investment company, from 2015 to 2017. Mr. Martin also served as Chief Executive Officer of Elan Corporation plc, an Ireland-based neurodegeneration research and development company, from 2003 to 2013. Mr. Martin’s business career started in finance and capital markets, having spent 21 years at Merrill Lynch & Co. Inc. At the time of his departure from Merrill Lynch in 2002, he was a member of the company’s Executive Operating Committee and his tenure included leadership oversight of four global divisions (debt markets, international equities, Information Technology, and International Private Banking). While at Merrill Lynch, Mr. Martin served multi-year assignments in both Tokyo and London. He previously served on the boards of directors of Questcor Pharmaceuticals, Immunocore Holdings, plc, and Kymab Ltd. Mr. Martin received his B.A. in Politics from Princeton University.
Mr. Martin is qualified to serve on the Combined Company Board based on his extensive executive experience in the biopharmaceutical industry.
David J. Matlin.   See the section entitled “MTAC’s Directors and Executive Officers” for a biography of David J. Matlin.
Arjun Desai.   Dr. Arjun Desai has served as the Chief Strategic Innovation Officer at Insightec, a medical device company, since 2018. From 2016 to 2018, he served as the Global Vice President and Chief Operating Officer of Johnson & Johnson Innovation, a company that collaborates with innovators to incorporate science into healthcare solutions. Additionally, Dr. Desai currently serves on the boards of directors of Obvius Robotics, Inc., Tympa Health TechnologiesLtd, Pathology Watch, Openwater Software, Inc., and Wesper. Dr. Desai received his B.S. degree in Economics from the University of Oklahoma and his M.D. from the University of Miami. He also completed his residency and advanced training in Anesthesiology at Stanford University.
Dr. Desai is qualified to serve on the Combined Company Board based on his extensive experience in the biotech industry.
Anil Singhal.   Dr. Singhal has served as the President and Chief Executive Officer of Trishula Therapeutics, a biotechnology company, since January 2021. From May 2019 to September 2020, he served as President and Chief Executive Officer of Adicet Bio, a publicly-traded biotechnology company, and from September 2020 to February 2021, he served as an advisor to Adicet. Dr. Singhal also served as Vice President, Early Oncology Development, of AbbVie Inc., a publicly-traded pharmaceutical company, from January 2013 to March 2018. Dr. Singal is a member of the American Association of Cancer Research, which he joined in 2005, and a member of the American Society of Clinical Oncology, which he joined in 2007. Dr. Singhal has been a member of the board of directors of TriSalus since 2018. Dr. Singhal received his B.Sc Honours degree in Biochemistry from Panjab University in India, his MBA in Business Administration from the University of Washington and his PhD in Biochemistry from Rutgers University.
Dr. Singhal is qualified to serve on the Combined Company Board based on his extensive experience cancer research and development and his extensive experience in the biotechnology and pharmaceutical industries.
Kerry Hicks.    Mr. Hicks has served as Partner, Chief Executive Officer, and President of KMG Capital Partners LLC, a boutique healthcare venture capital company, since April 2012. He also currently serves as Executive Chairman of Circuit Clinical, an integrated research organization, and Co-Chairman and Partner of HW Investment Partners, LLC, a venture capital firm that focuses on investing in healthcare companies, both positions which he has held since 2016. Prior to joining KMG Capital Partners, Mr. Hicks served as Chief Executive Officer of Healthgrades, a healthcare information and services company, from 2000 to 2012, Chairman of Healthgrades from 2000 to 2010 and 2012 to 2013, and as President, Chief Executive Officer and Chairman of Specialty Care Network, a predecessor company to Healthgrades, from 1995 to 2000. Mr. Hicks has been a member of the board of directors of TriSalus since April 2021. Mr. Hicks received his B.S. degree in Management and his MBA in Business Administration from Colorado State University.
Mr. Hicks is qualified to serve on the Combined Company Board based on his extensive experience in the healthcare industry and knowledge regarding TriSalus and its products and operations.
Family Relationships
There are no family relationships among any of the Combined Company’s directors or executive officers.
Board Composition
The Combined Company’s business and affairs will be organized under the direction of the Combined Company Board. We anticipate that the Combined Company Board will consist of nine members upon the consummation of the Business Combination. Mats Wahlström will serve as Chairman of the Combined Company Board. The primary responsibilities of the Combined Company Board will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. The Combined Company Board will meet on a regular basis and additionally as required.
In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the Combined Company Board will be divided into three classes, Class I, Class II and Class III, with, except with respect to the election of directors at the Meeting pursuant to Proposal 7 — The Director Nomination Proposal, only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The Combined Company Board will be divided into the following classes:
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Class I, which we anticipate will consist of Anil Singhal, Kerry Hicks, and Sean Murphy, whose terms will expire at the Combined Company’s first annual meeting of stockholders to be held after the closing of Business Combination;

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Class II, which we anticipate will consist of David Matlin, Mats Wahlström, and Andrew von Eschenbach, whose terms will expire at the Combined Company’s second annual meeting of stockholders to be held after the closing of Business Combination; and

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Class III, which we anticipate will consist of Mary Szela, Arjun “JJ” Desai, and George Kelly Martin, whose terms will expire at the Combined Company’s third annual meeting of stockholders to be held after the closing of Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the Combined Company Board may have the effect of delaying or preventing changes in the Combined Company’s control or management. The Combined Company’s directors may be removed for cause by the affirmative vote of the holders of at least 66 2∕3% of the Combined Company’s voting stock.
Director Independence
Based on information provided by each director concerning his background, employment and affiliations, upon the consummation of the Business Combination, we anticipate that each of the directors on the Combined Company Board, other than Mary Szela and Sean Murphy, will qualify as independent directors, as defined under the Nasdaq Stock Exchange (“Nasdaq”) listing rules (the “Nasdaq listing rules”), and the Combined Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Role of the Combined Company Board in Risk Oversight/Risk Committee
Upon the consummation of Business Combination, one of the key functions of the Combined Company Board will be informed oversight of the Combined Company’s risk management process. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. In particular, the Combined Company Board will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Effective upon the consummation of the Business Combination, we anticipate that the Combined Company Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Combined Company Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. In addition, from time to time, special committees may be established under the direction of the Combined Company Board when the board deems it necessary or advisable to address specific issues. The Combined Company intends to comply with future requirements to the extent they will be applicable to the Combined Company.

Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.
Audit Committee
The Combined Company’s audit committee will consist of David Matlin, Mats Wahlström, and George Kelly Martin. The Combined Company Board is expected to determine that each of the members of the audit committee will satisfy the independence requirements of Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the Combined Company Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Mr. Matlin will serve as the chair of the audit committee. The Combined Company Board is expected to determine that Mr. Matlin qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Combined Company Board considered Mr. Matlin’s formal education and previous experience in financial roles. Both the Combined Company’s independent registered public accounting firm and management periodically will meet privately with the Combined Company’s audit committee.
The functions of this committee will include, among other things:
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evaluating the performance, independence and qualifications of the Combined Company’s independent auditors and determining whether to retain the Combined Company’s existing independent auditors or engage new independent auditors;

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reviewing the Combined Company’s financial reporting processes and disclosure controls;

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reviewing and approving the engagement of the Combined Company’s independent auditors to perform audit services and any permissible non-audit services;

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reviewing the adequacy and effectiveness of the Combined Company’s internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of the Combined Company’s internal audit function, and reviewing and approving the Combined Company’s head of internal audit (if established);

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reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Combined Company;

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obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by the Combined Company’s independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

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monitoring the rotation of partners of the Combined Company’s independent auditors on the Combined Company’s engagement team as required by law;

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at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of the Combined Company’s independent auditor;

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reviewing the Combined Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with the Combined Company’s independent auditors and management;

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reviewing with the Combined Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of the Combined Company’s financial controls and critical accounting policies;

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reviewing with management and the Combined Company’s independent auditors any earnings announcements, disclosures and other financial information and guidance;

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establishing procedures for the review, retention and investigation of complaints received by the Combined Company regarding financial controls, accounting, auditing or other matters;

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preparing the report that the SEC requires in the Combined Company’s annual proxy statement;

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reviewing and providing oversight of any related party transactions in accordance with the Combined Company’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including the Combined Company’s code of business conduct and ethics;

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reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that the Combined Company has in place to monitor and control such exposures;

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reviewing the Combined Company’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

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reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

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reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to the Combined Company’s financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

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considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Combined Company’s financial statements or accounting policies;

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reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

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reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Compensation Committee
The Combined Company’s compensation committee will consist of George Kelly Martin, Kerry Hicks, Arjun “JJ” Desai, and Anil Singhal. Mr. Martin will serve as the chair of the compensation committee. The Combined Company Board is expected to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:
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reviewing and approving the corporate objectives that pertain to the Combined Company’s overall compensation strategy and policies;

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reviewing and approving annually the compensation and other terms of employment of the Combined Company’s executive officers and other members of senior management, in the compensation committee’s discretion;

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reviewing and approving the type and amount of compensation to be paid or awarded to the Combined Company’s non-employee board members;

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administering the Combined Company’s equity incentive plans and other benefit plans;

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reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with the Combined Company’s executive officers and other members of senior management, in the compensation committee’s discretion;

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reviewing and establishing appropriate insurance coverage for the Combined Company’s directors and officers;

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reviewing and discussing with management the Combined Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Combined Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

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preparing an annual report on executive compensation that the SEC requires in the Combined Company’s annual proxy statement;

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reviewing the Combined Company’s practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on the Combined Company;

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establishing and monitoring stock ownership guidelines for directors and executive officers of the Combined Company, if and as determined to be necessary or appropriate;

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providing recommendations to the Combined Company Board on compensation-related proposals to be considered at the Combined Company’s annual meeting of stockholders;

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reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;

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annually reviewing and discussing with management the Combined Company’s human capital management practices with respect to its employees and, where applicable, independent contractors;

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approving and modifying, as needed, clawback policies allowing the Combined Company to recoup improper compensation paid to employees; and

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reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Combined Company Board.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Nominating and Corporate Governance Committee
The Combined Company’s nominating and corporate governance committee will consist of Kerry Hicks, Mats Wahlström, Andrew von Eschenbach, and David Matlin. Mr. Hicks will serve as the chair of the nominating and corporate governance committee. The Combined Company Board is expected to determine that each of the members of the Combined Company’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:
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determining the qualifications, qualities, skills and other expertise required to be a director of the Combined Company, and developing and recommending to the Combined Company Board for approval criteria to be considered in selecting nominees for director;

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identifying, reviewing and making recommendations of candidates to serve on the Combined Company Board, including incumbent directors for reelection;

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evaluating the performance of the Combined Company Board, committees of the Combined Company Board and individual directors and determining whether continued service on the Combined Company Board is appropriate;

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periodically reviewing and making recommendations to the Combined Company Board regarding the Combined Company’s process for stockholder communications with the Combined Company Board, and making such recommendations to the Combined Company Board with respect thereto;

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evaluating nominations by stockholders of candidates for election to the Combined Company Board;

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evaluating the structure and organization of the Combined Company Board and its committees and making recommendations to the Combined Company Board for approvals;

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considering possible conflicts of interest of officers and directors as set forth in the Combined Company’s code of business conduct and ethics;

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reviewing and considering environmental, social responsibility and sustainability and governance matters as it determines appropriate and making recommendations to the Combined Company Board regarding, or taking action with respect to, such matters;

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periodically reviewing the Combined Company’s corporate governance guidelines and code of business conduct and ethics and recommending to the Combined Company Board any changes to such policies and principles;

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developing and periodically reviewing with the Combined Company’s Chief Executive Officer the plans for succession for the Combined Company’s Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

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considering the Combined Company Board’s leadership structure, including the separation of the roles of chairperson of the Combined Company Board and the Chief Executive Officer and/or the appointment of a lead independent director;

•
periodically reviewing the processes and procedures used by the Combined Company to provide information to the Combined Company Board and its committees and the scope of such information and making recommendations to the Combined Company Board and management for improvement as appropriate; and

•
reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the Combined Company Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.
Science and Technology Committee
The Combined Company’s science and technology committee will consist of Andrew Von Eschenbach, Anil Singhal and Arjun Desai. Mr. Von Eschenbach will serve as the chair of the science and technology committee. The functions of the committee will include, among other things:
1.   reviewing, evaluating and advising the Combined Company Board and management on matters relating to the overall strategy, direction, and effectiveness of the Combined Company’s research and development strategy and related investments and on the Combined Company’s progress in achieving its long-term strategic research and development goals and objectives;
2.   reviewing the Combined Company’s planned or ongoing research activities and plans;
3.   evaluating and monitoring, on its own or in conjunction with external experts engaged by the committee, plans as well as individual project progress and performance of the Combined Company’s research and development pipeline;

4.   evaluating and advising the Combined Company Board and management on the opportunities and risks associated with the products, programs and technologies in which the Combined Company is, or is considering, investing its research and development efforts;
5.   providing the Combined Company Board with strategic advice on emerging regulatory, clinical and scientific issues that are relevant to the Combined Company and in alignment with the Combined Company’s strategy and on areas that are important to the success of the Combined Company’s R&D activities;
6.   assess and advise the Combined Company Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in the Combined Company’s R&D organization; and
7.   assisting the Combined Company Board in understanding the Combined Company’s intellectual property position in connection with the foregoing and otherwise.
Compensation Committee Interlocks and Insider Participation
None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of the Combined Company. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates the liability of the Combined Company’s officer and directors for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:
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for any transaction from which the director or officer derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares by directors; or

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for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of the Combined Company’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Combined Company Bylaws require the Combined Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Combined Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increase the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, the Combined Company will enter into separate indemnification agreements with the Combined Company’s directors and executive officers. These agreements, among other things, require the Combined Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Combined Company’s directors or executive officers or any other company or enterprise to which the person provides services at the Combined Company’s request.

We believe these provisions in the Proposed Charter and Combined Company Bylaws are necessary to attract and retain qualified persons as directors and officers.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
The Combined Company Board will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of the Combined Company’s employees, executive officers and directors. The Code of Conduct will be available on the Combined Company’s website at www.trisaluslifesci.com. Information contained on or accessible through the Combined Company’s website is not a part of this proxy statement, and the inclusion of the Combined Company’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Combined Company Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Combined Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.
Non-Employee Director Compensation
The Combined Company Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Company intends to develop a board of directors’ compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.

EXECUTIVE COMPENSATION OF TRISALUS
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “TriSalus,” “we,” “us,” “our” or “the Company” refers to TriSalus and its consolidated subsidiaries prior to the consummation of the Business Combination and to the Combined Company and its consolidated subsidiaries following the Business Combination.
This discussion may contain forward-looking statements that are based on TriSalus’ current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All unit counts in this section are shown on a pre-Business Combination basis.
For the fiscal year ended December 31, 2022, TriSalus’ named executive officers were:
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Mary Szela, Chief Executive Officer and President;

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Jennifer Stevens, Chief Regulatory Officer; and

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Steven Katz, Chief Medical Officer.

Summary Compensation Table
The following table sets forth information concerning the compensation of TriSalus’ named executive officers for the fiscal year ended December 31, 2022:
Name, Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Mary Szela CEO and President	2022	463,630	—	—	52,841	—	3,612	520,083
Jennifer Stevens Chief Regulatory Officer	2022	398,670	—	—	22,032	—	40,920	461,622
Steven Katz Chief Medical Officer	2022	468,197	—	—	85,720	—	39,700	593,617

(1)
Salary amounts represent actual amounts earned during fiscal year 2022. See “— Narrative Disclosure to Summary Compensation Table — Base Salaries” below.

(2)
This column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2022 computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)
See “— Narrative Disclosure to Summary Compensation Table — Non-Equity Incentive Plan Compensation” below for a description of the material terms of the non-equity incentive plan for the fiscal year 2022.

(4)
This column reflects the aggregate value of other categories of payment, including (i) for Dr. Katz, $16,479 for 401(k) plan employer matching contributions and (ii) for Ms. Stevens, $13,486 for 401(k) plan employer matching contributions.

Narrative Disclosure to Summary Compensation Table
Base Salaries
Our named executive officers receive an annual base salary to compensate them for the services they provide to the Company. The annual base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
As of December 31, 2022, Ms. Szela, Ms. Stevens and Dr. Katz had annual base salaries of $466,875, $400,010 and $469,125, respectively.
Bonuses
TriSalus has at times provided, and may in the future provide, cash bonuses to certain members of its executive team on an ad hoc basis as deemed appropriate, in the form of spot bonuses or for achievement of certain milestones or as individually negotiated in a named executive officer’s employment agreement or offer letter.
Non-Equity Incentive Plan Compensation
We develop a performance-based cash bonus program annually. Under the 2022 program, each named executive officers was eligible to be considered for an annual performance bonus based on (1) the individual’s target bonus, as a percentage of base salary pursuant to their respective employment agreements, which are described in “— Employment Arrangements with Executive Officers” below and (2) the percentage attainment of 2022 corporate goals established by TriSalus’ board of directors in its sole discretion and communicated to each officer. Each named executive officer is assigned a maximum target performance bonus expressed as a percentage of their base salary, which for 2022 was 50% for each of Ms. Szela and Dr. Katz and 40% for Ms. Stevens. For the fiscal year ended December 31, 2022, the TriSalus board of directors determined that each of Ms. Szela and Dr. Katz was entitled to receive 150% of his or her target bonus and that Ms. Stevens was entitled to 120% of her target bonus. The bonuses are conditioned upon the consummation of the Business Combination and are expected to paid on or following the Closing Date.
Equity-Based Incentive Awards
TriSalus’ equity award program is the primary vehicle for offering long-term incentives to its executives. TriSalus believes that equity awards provide its executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of TriSalus’ executive officers with its stockholders. TriSalus has historically granted both incentive stock options and nonstatutory stock options to its executive officers. TriSalus believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. TriSalus grants equity awards broadly to its employees, including to its non-executive employees. The board of directors of TriSalus (the “TriSalus Board”) is responsible for approving equity grants.
Prior to the Business Combination, all of the equity awards that TriSalus granted were made pursuant to the 2009 Amended and Restated Equity Incentive Plan (the “2009 Plan”). The terms of the 2009 Plan are described under the section titled “— Equity Incentive Plans” below. All options were granted with an exercise price per share that was no less than the fair market value of TriSalus Common Stock on the date of grant of such award. Stock option awards generally vest over a four-year period with a one-year cliff and may be subject to acceleration of vesting and exercisability under certain termination of employment and change in control events. See “— Outstanding Equity Awards at December 31, 2022” below. Immediately prior to the Business Combination, the 2009 Plan will be amended such that no further grants will be made under the 2009 Plan. At the Effective Time, outstanding TriSalus Options under the 2009 Plan will be assumed by the Combined Company and converted into options to purchase Combined Company Common Stock, but will remain subject to the terms of the 2009 Plan and the applicable award agreement; provided that such assumed TriSalus Options will be exercised or settled only for shares of Combined Company Common Stock after the Effective Time. At the Effective Time, outstanding TriSalus RSUs under the 2009 Plan will be assumed by the Combined Company and converted into RSUs covering shares of Combined Company

Common Stock, but will remain subject to the terms of the 2009 Plan and the applicable award agreement; provided that such assumed TriSalus RSUs will be settled only for shares of Combined Company Common Stock after the Effective Time.
On April 20, 2022, Ms. Szela was granted an option to purchase 2,250,000 shares of TriSalus Common Stock at an exercise price of $0.06 per share, Mr. Katz was granted an option to purchase 3,650,000 shares of TriSalus Common Stock at an exercise price of $0.06 per share, and Ms. Stevens was granted an option to purchase 1,000,000 shares of TriSalus Common Stock at an exercise price of $0.06 per share. The options vest as described below in “— Outstanding Equity Awards as of December 31, 2022”.
On May 19, 2023, TriSalus granted 11,301,300 options to new hires and current executives of the company, including to Ms. Szela, Mr. Katz and Ms. Stevens in the amounts of 2,362,967, 1,255,750, and 339,500, respectively, at an exercise price of $0.2544681 per share, which is equal to $10.00 (the per share value of each share of Combined Company Common Stock as set forth in Merger Agreement) divided by the expected Exchange Ratio for the Business Combination at the time of such grants. The options must satisfy both time-based and performance-based requirements in order to vest. The time-based requirement is satisfied as follows: one fourth (1/4th) of the total number of options will satisfy time-based requirement on the vesting start date, which is May 19, 2023 for each of Ms. Szela, Mr. Katz and Ms. Stevens, and one forty-eighth (1/48th) of the total number of options will satisfy the time-based requirement each month thereafter over the following three years. The options satisfy the performance-based requirement upon TriSalus’ consummation of the Business Combination prior to the termination of the Merger Agreement. Certain of the options granted are only subject to completion of the Business Combination and will be fully vested upon completion of the Business Combination.
On May 19, 2023, TriSalus awarded RSUs to certain of its employees in the aggregate amount of 7,445,083, including to Ms. Szela, Mr. Katz and Ms. Stevens in the amounts of 1,487,750, 673,375 and 167,000, respectively. The RSUs must satisfy both time-based and performance-based requirements in order to vest. The time-based requirement is satisfied as follows: one fourth (1/4th) of the total number of RSUs will satisfy time-based requirement on each anniversary of the vesting start date, which is October 5, 2022 for each of Ms. Szela, Mr. Katz and Ms. Stevens. The RSUs satisfy the performance-based requirement upon TriSalus’ consummation of the Business Combination prior to the termination of the Merger Agreement. Certain of the RSUs granted are only subject to completion of the Business Combination and will be fully vested upon completion of the Business Combination.
Health and Welfare and Retirement Benefits
All of TriSalus’ named executive officers are eligible to participate in TriSalus’ employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of TriSalus’ other full-time employees. TriSalus pays approximately 80% of the premiums for medical, dental, vision, group term life, disability and accidental death and dismemberment insurance for all of its employees, including its named executive officers. TriSalus generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances.
401(k) Plan
TriSalus’ named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. In 2022, contributions made by participants, including the named executive officers, to the 401(k) plan were matched by the Company up to a specified percentage of the employees’ contribution. These matching contributions are fully vested when made.

Outstanding Equity Awards at December 31, 2022
The following table presents information regarding outstanding equity awards held by TriSalus’ named executive officers as of December 31, 2022. All awards were granted pursuant to the 2009 Plan. See the section titled “— Equity Incentive Plans — 2009 Plan” below for additional information.
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Mary Szela	01/30/18	7,200,000	—	$0.03	01/29/28
	10/06/20	379,166	320,834(1)	$0.01	10/05/30
	04/21/21	4,100,000	—	$0.01	04/20/31
	11/03/21	2,369,791	6,380,209(2)	$0.06	11/02/31
	04/20/22	—	2,250,000(3)	$0.06	04/19/32
Steven Katz	07/14/14	24,000	—	$0.04	07/13/24
	05/17/16	24,000	—	$0.09	05/16/26
	01/18/17	100,000	—	$0.09	01/17/27
	04/18/18	100,000	—	$0.03	04/17/28
	01/22/19	93,750	6,250(4)	$0.03	01/21/29
	10/06/20	2,632,500	2,047,500(5)	$0.01	10/05/30
	11/03/21	358,041	963,959(6)	$0.06	11/02/31
	04/20/22	—	3,650,000(7)	$0.06	04/19/32
Jennifer Stevens	04/21/21	93,750	843,750(8)	$0.01	04/20/31
	04/20/22	—	1,000,000(9)	$0.06	04/19/32

(1)
One forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date (October 1, 2020) on the same day of the month as the vesting commencement date, subject to Ms. Szela’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(2)
2,187,500 of the shares underlying this option were vested as of November 3, 2022, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (November 3, 2021), subject to Ms. Szela’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(3)
One twelfth (1/12) of the shares subject to this option will vest each month following the first anniversary of the vesting commencement date (April 20, 2022) on the same day of the month as the vesting commencement date, subject to Ms. Szela’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(4)
One forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date (January 22, 2019) on the same day of the month as the vesting commencement date, subject to Dr, Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(5)
1,170,000 of the shares underlying this option were vested as of September 21, 2021, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (September 21, 2020), subject to Dr. Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(6)
330,500 of the shares underlying this option were vested as November 3, 2022, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (November 3, 2021), subject to Dr. Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(7)
One twelfth (1/12) of the shares subject to this option will vest each month following the first anniversary of the vesting commencement date (April 20, 2022) on the same day of the month as the vesting commencement date, subject to Dr. Katz’s continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(8)
375,000 of the shares underlying this option were vested as March 22, 2022, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date (March 22, 2021), subject to Ms. Stevens’ continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(9)
Twenty-five percent (25%) shares underlying this option will vest on the first anniversary of the vesting commencement date (April 20, 2022) and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month on the same day of the month as the vesting commencement date subject to Ms. Stevens’ continuing to be a Service Provider (as defined in the 2009 Plan) through each such date, subject to continued service at each vesting date. Please see “— Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

Employment Arrangements with Executive Officers
Each of TriSalus’ named executive officers is an at-will employee. TriSalus entered into amended and restated executive employment agreements with each of its named executive officers in November 2022, which are summarized below.
Mary Szela
In November 2022, TriSalus entered into an amended and restated executive employment agreement with Ms. Szela. Pursuant to the amended and restated executive employment agreement, Ms. Szela receives an annual base salary of $466,875, and is eligible to receive an annual performance bonus of a target amount equal up to 50% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the TriSalus Board, with such bonus subject to review and adjustment by the TriSalus Board. Ms. Szela is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.
Ms. Szela is entitled to certain severance benefits as described below in “— Potential Payments Upon Termination or Change in Control.”
Jennifer Stevens
In November 2022, TriSalus entered into an executive employment agreement with Ms. Stevens. Pursuant to the executive employment agreement, Ms. Stevens receives an annual base salary of $400,010, and is eligible to receive an annual performance bonus of a target amount equal to up to 40% of her base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the TriSalus Board, with such bonus subject to review and adjustment by the TriSalus Board. Ms. Stevens is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.
Ms. Stevens is entitled to certain severance benefits as described below in “— Potential Payments Upon Termination or Change in Control.”
Steven Katz
In November 2022, TriSalus entered into an amended and restated executive employment agreement with Dr. Katz. Pursuant to the amended and restated executive employment agreement, Dr. Katz receives an annual base salary of $469,125, and is eligible to receive an annual performance bonus of a target amount equal to up to 50% of his base salary, based upon certain profitability or other financial objectives of the Company, business initiatives and other criteria to be determined by the TriSalus Board, with such bonus subject to review and adjustment by the TriSalus Board. Dr. Katz is also eligible to participate in TriSalus’ benefit plans generally available to similarly situated employees.
Dr. Katz’s executive employment agreement also provides that he is eligible for two cash payments of $500,000 each, which are payable upon achievement of certain corporate milestones (the “Milestone Payments”).
Dr. Katz is entitled to certain severance benefits as described below in “— Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Each of Ms. Szela, Ms. Stevens and Dr. Katz are entitled to the following severance benefits under their employment agreements if their employment is terminated by TriSalus pursuant to a “Discharge Without Cause” (as such term is defined in each of their respective employment agreements), and provided such executive officer timely executes and does not revoke a release of claims in TriSalus’ favor: (a) continuing payments of the executive’s then-current annual base salary for 12 months for both Ms. Szela and Dr. Katz and six months for Ms. Stevens, (b) any accrued obligations, which include accrued but unpaid salary through the date of termination, unreimbursed expenses, and benefits owed to such executive officer under retirement or health plans in which such executive officer was a participant (“Accrued Benefits”), and (c) if Ms. Szela’s, Ms. Stevens’s or Dr. Katz’s “Discharge Without Cause” occurs in the fourth calendar quarter of a year and the Company achieves it financial objectives on which such executive’s bonus for that year is based, such executive would also be entitled to a pro-rata annual bonus for such year.
If Ms. Szela, Ms. Stevens or Dr. Katz experiences a “Resignation For Good Reason” (as such term is defined in each of their respective employment agreements), and provided such executive officer timely executes and does not revoke a release of claims in TriSalus’ favor, the executive is entitled to: (a) continuing payments of the executive’s then-current annual base salary for 12 months for both Ms. Szela and Dr. Katz and six months for Ms. Stevens, (b) the Accrued Benefits, and (c) if such termination is in the fourth calendar quarter of a year and the Company achieves it financial objectives on which such executive’s bonus for that year is based, such executive would also be entitled to a pro-rata annual bonus for such year.
In addition to the foregoing, Dr. Katz is also entitled to receive an applicable Milestone Payment(s) if he experiences a “Discharge Without Cause” or a “Resignation For Good Reason” within 60 days of the achievement of the applicable qualifying milestone or milestones.
Alternatively, if Ms. Szela, Ms. Stevens or Dr. Katz experiences a “Discharge Without Cause” or a “Resignation For Good Reason” within the one-year period following a “Change in Control” (as such term is defined in each of their respective employment agreements) and provided each executive officer timely executes and does not revoke a release of claims in TriSalus’ favor, they will instead be entitled to a lump sum payment equal to: (a) 12 months of their annual base salary, (b) their annual bonus for the year of termination, assuming performance was met at the “target” level, and (c) the cost of one year of continued medical, dental and vision benefits. Additionally, if Ms. Szela’s, Ms. Stevens’s and Dr. Katz’s stock options and other non-performance based equity incentives remain unvested at the time of termination, they shall vest in full and become immediately exercisable when the release of claims is effective and becomes irrevocable.
Executive Officer Compensation Following the Business Combination
Following the Business Combination, it is expected that the Combined Company will establish an executive officer compensation program pursuant to which the compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the Combined Company will be intended to provide for compensation that is sufficient to attract, motivate and retain individuals who contribute to the success of the Combined Company and to establish an appropriate relationship between executive compensation and the Combined Company’s business objectives and stockholder value.
Director Compensation
The following table sets forth information concerning the compensation of TriSalus’ directors for fiscal year 2022. Ms. Szela, our Chief Executive Officer, did not receive additional compensation for her service as a director in fiscal year 2022, and therefore is not included in the Director Compensation table below. All compensation paid to Ms. Szela is reported above in the “Summary Compensation Table.”
Name	Cash	Option Awards ($)(1)	All Other Compensation	Total ($)
Simone Song	$40,000	$10,172	$—	$50,172
John L. Tullis	$50,000	$10,172	$—	$60,172
Gene McGrevin	$40,000	$10,172	$—	$50,172
Kerry Hicks	$42,500	$10,172	$—	$57,132
Diane Parks	$40,000	$8,137	$—	$48,137
Anil Singhal	$30,000	$10,172	$—	$40,172
Mats Wahlström	$150,000	$78,056	$—	$228,056
Sean Murphy	$47,500	$122,067 (2)	$207,462(3)	$377,029 (3)

(1)
This column reflects the aggregate grant date fair value of the stock options granted to the directors during fiscal year 2022. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included elsewhere in this proxy statement/prospectus. In accordance with ASC Topic 718, recognition of compensation expense is deferred until consummation of the Business Combination. This amount does not reflect the actual economic value that may be realized by the director.

(2)
Consists of option awards granted to Mr. Murphy for his service as (i) a director, with an aggregate grant date fair value $10,172 and (ii) as the Chief Financial Officer of TriSalus, with an aggregate grant date fair value of $111,895.

(3)
The amount shown reflects Mr. Murphy’s compensation for serving as the Chief Financial Officer of TriSalus since July 2022.

TriSalus’ policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending TriSalus Board and committee meetings or performing other services in their capacities as directors.
The table below shows shares underlying options that are vested and unvested for each director who was serving, and held outstanding equity awards, as of December 31, 2022. Ms. Szela, our Chief Executive Officer, did not receive equity awards for her service as a director in fiscal year 2022, and therefore is not included in the table below.

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End
Simone Song	259,165	520,835
John L. Tullis	259,165	520,835
Gene McGrevin	259,165	520,835
Kerry Hicks	248,749	731,251
Diane Parks	363,541	336,459
Anil Singhal	344,582	435,418
Mats Wahlström	1,407,897	4,092,103
Sean Murphy	172,916	5,527,084 (1)

(1)
Includes 5,000,000 shares granted in an incentive stock option when Mr. Murphy accepted the role of Chief Financial Officer in July 2022.

Historically, we have not had a formalized non-employee director compensation program; however, we have granted certain of our non-employee directors equity awards upon commencement of service and for fiscal years 2021 and 2022 we also compensated our non-employee directors in cash for their board service and service on committees. Our stock options awarded to directors generally have a percentage that vests upon grant, with the remaining shares vesting over four years, subject to continued service, and accelerated vesting upon a change of control (as defined in the grant agreement). Please see “— 2009 Plan — Merger or Change of Control,” below for information on how the options described below will be treated in the event of a change in control.
On January 19, 2022, TriSalus granted to each of Ms. Song, Mr. Tullis, Mr. McGrevin, Mr. Hicks, Mr. Singhal, and Mr. Murphy an option to purchase 500,000 shares of TriSalus Common Stock, and to Mr. Murphy option to purchase 400,000 shares of TriSalus Common Stock, each at an exercise price of $0.06 per share. One-forty eighth (1/48th) of the shares underlying their respective option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date. On July 13, 2022, TriSalus granted to Mr. Hicks an option to purchase 200,000 shares of TriSalus Common Stock, to Mr. Wahlström an option to purchase 3,500,000 shares of TriSalus Common Stock, and to Mr. Murphy an option to purchase 5,000,000 shares of TriSalus Common Stock, each at an exercise price of $0.06 per share. Twenty-five percent (25%) of the shares underlying their respective option vest one year following the vesting commencement date on the same day of the year, and one-thirty sixth (1/36th) of the remainder of the shares subject to this option vest each month following the vesting commencement date.
Director Compensation Following the Business Combination
Following the consummation of the Business Combination, it is expected that the Combined Company will establish a director compensation program designed to align compensation with its business objectives and stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the success of the Combined Company. The Combined Company’s board of directors is expected to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors.
Equity Incentive Plans
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as TriSalus believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. TriSalus believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2023 Plan described in the Stock Plan Proposal will be an important element of the Combined Company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in the ESPP Proposal. Below is a description of the 2009 Plan.
2009 Plan
The following summary describes the material terms of the 2009 Plan, an amendment of which was last adopted by the TriSalus Board on July 13, 2022 and last approved by the stockholders of TriSalus on July 19, 2022.
Awards.   The 2009 Plan provided for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, restricted stock units, and stock appreciation rights (collectively, “Awards”) to TriSalus’ employees, directors, and consultants who provide services to TriSalus.
Authorized Shares.   Subject to certain capitalization adjustments, as of December 31, 2022, the aggregate number of shares of TriSalus Common Stock that may be issued pursuant to non-qualified stock awards under the 2009 Plan was 12,020,875 shares. The maximum number of shares of TriSalus Common Stock that may be issued pursuant to the exercise of ISOs under the 2009 Plan was 55,936,615 shares.
Plan Administration.   The 2009 Plan is administered by the TriSalus Board, or a duly authorized committee of the TriSalus Board and is referred to as the “administrator” in the 2009 Plan. Subject to the provisions of the 2009 Plan, the administrator determines in its discretion the persons to whom Awards are granted, the sizes of such Awards and all of their terms and conditions. The administrator has the authority to construe and interpret the terms of the 2009 Plan and Awards granted under it.
Stock Options.   As of December 31, 2022, options to purchase 67,957,490 shares of TriSalus Common Stock were outstanding under the 2009 Plan. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2009 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of TriSalus Common Stock on the date of grant. Options granted under the 2009 Plan vest at the rate specified in the stock option agreement as determined by the administrator. The standard form of option award agreement under the 2009 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of TriSalus Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of TriSalus’ stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of TriSalus’ total combined voting power or that of any of its affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.
Changes to Capital Structure.   In the event there is a specified type of change in TriSalus’ capital structure, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares, appropriate adjustments will be made to the number and class of shares that may be delivered under the 2009 Plan and/or number, class, and the exercise price of shares covered by each outstanding Award.
Merger or Change in Control.   The 2009 Plan provides that in the event of a merger or change in control Awards will be treated as the administrator determines, and the administrator may take one or more of the following actions with respect to such Awards:
•
arrange for the assumption or substitution of an Award by a surviving or acquiring corporation;

•
terminate the Awards;

•
accelerate the vesting of the Award and, to the extent the administrator determines, provide for termination if not exercised (if applicable) at or before the effective time of the merger or change in control; or

•
terminate the Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction or the replacement of such Award with other rights or property selected by the administrator in its sole discretion.

The administrator is not obligated to treat all Awards or portions of Awards in the same manner and is not obligated to treat all participants in the same manner.
In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not have otherwise been vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
Under the 2009 Plan, a change in control means the occurrence of any of the following events: (i) a change in ownership of TriSalus, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of TriSalus that constitutes more than 50% of the total voting power of the stock of TriSalus, except that any changes in the ownership of the stock of TriSalus as a result of a private financing of TriSalus that is approved by the TriSalus Board will not be considered a change in control, (ii) a change in the effective control of TriSalus, which occurs on the date the majority of the members of the TriSalus Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the TriSalus Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of TriSalus’ assets, which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person) assets from TriSalus that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of TriSalus immediately prior to such acquisition.
Plan Amendment or Termination.   TriSalus’ Board has the authority to amend, alter, suspend, or terminate the 2009 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of TriSalus stockholders. No stock awards may be granted under the 2009 Plan while it is suspended or after it is terminated.
At the Effective Time, outstanding TriSalus Options under the 2009 Plan will be assumed by the Combined Company and converted into options to purchase Combined Company Common Stock. The stock options will continue to be governed by the terms of the 2009 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. At the Effective Time, outstanding TriSalus RSUs under the 2009 Plan will be assumed by the Combined Company and converted into restricted stock units covering shares of Combined Company Common Stock. The restricted stock units will continue to be governed by the terms of the 2009 Plan. No further awards shall be made under the 2009 Plan following the date that the 2023 Plan becomes effective in connection with the Business Combination. For a summary of the material terms of the 2023 Plan, see “Proposal 4 — The Stock Plan Proposal.”
Emerging Growth Company Status
As an emerging growth company, the Combined Company will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation or golden parachute payments, and to provide information relating to the ratio of total compensation of the Combined Company’s CEO to the median of the annual total compensation of all of the Combined Company’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the expected beneficial ownership of shares of our Common Stock and Combined Company Common Stock, as applicable, as of June 5, 2023 (the “Ownership Date”) pre-Business Combination and immediately following consummation of the Business Combination by:

•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by MTAC to be the beneficial owner of more than 5% of our Common Stock as of June 5, 2023 (pre-Business Combination) or of shares of the Combined Company Common Stock immediately following the Business Combination (post-Business Combination);

•
each of MTAC’s current executive officers and directors;

•
each person who will become an executive officer or a director of the Combined Company upon the consummation of the Business Combination;

•
all of MTAC’s current executive officers and directors as a group; and all of the Combined Company’s executive officers and directors as a group immediately following the Business Combination.

Beneficial ownership is determined in accordance with SEC rules, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power with respect to the security. Except as indicated by the footnotes below, MTAC believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Under SEC rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through exercise of stock options or warrants, within 60 days of the Ownership Date and are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
The beneficial ownership of shares of our Common Stock pre-Business Combination is based on 8,203,422 shares of Common Stock consisting of 1,953,422 shares of Class A Common Stock (public shares) and 6,250,000 shares of Class B Common Stock (founder shares) outstanding as of the Ownership Date. The amount of beneficial ownership does not reflect the shares of Common Stock issuable upon the exercise of MTAC Warrants.
The expected beneficial ownership of shares of Combined Company Common Stock immediately following the Business Combination is based on three scenarios:
•
a “no additional redemptions” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) TriSalus waives the minimum available cash condition in the Merger Agreement and (iii) 22,000,000 shares of Combined Company Common Stock are issued to existing stockholders of TriSalus pursuant to the Merger Agreement;

•
a “50% of maximum redemptions” scenario where (i) 976,711 shares of MTAC Class A Common Stock are redeemed in connection with the Business Combination (reflecting 50% of the maximum number of shares that could be redeemed by MTAC public stockholders while satisfying the requirement that MTAC have at least $5,000,001 in net tangible assets after redemptions pursuant to the Merger Agreement and the Existing Charter), (ii) TriSalus waives the minimum available cash condition in the Merger Agreement, (iii) 22,000,000 shares of Combined Company Common Stock are issued to existing stockholders of TriSalus pursuant to the Merger Agreement and (iv) 1,730,500 shares of Combined Company Common Stock are issued to the Preferred Stock PIPE Investors; and

•
a “ maximum redemptions” scenario where (i) 1,953,422 shares of MTAC’s Class A Common Stock are redeemed in connection with the Business Combination (reflecting the maximum number of shares that could be redeemed by MTAC public stockholders while satisfying the requirement that MTAC have at least $5,000,001 in net tangible assets after redemptions pursuant to the Merger Agreement and the Existing Charter), (ii) TriSalus waives the minimum available cash condition in the Merger Agreement, (iii) 22,000,000 shares of Combined Company Common Stock are issued to existing stockholders of TriSalus pursuant to the Merger Agreement and (iv) 1,730,500 shares of Combined Company Common Stock are issued to the Preferred Stock PIPE Investors.
Based on the foregoing assumptions, we estimate that there would be 30,001,424 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no additional redemptions” scenario, 29,024,713 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “50% of maximum redemptions” scenario, and 28,048,002 shares of Combined Company Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, the ownership of the Combined Company will be different than the figures presented in the table below.
Unless otherwise indicated, MTAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate % of Outstanding Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock
Pre-Business Combination Executive Officers and Directors
Christopher C. Dewey(2)	6,250,000	76.2%	9,095,833	30.3%	9,095,833	30.7%	9,095,833	31.1%
David J. Matlin(2)	6,250,000	76.2%	9,095,833	30.3%	9,095,833	30.7%	9,095,833	31.1%
Robert H. Weiss	—	—	—	—			—	—
Karim Karti	—	—	—	—			—	—
Martin W. Roche, MD	—	—	—	—			—	—
Thierry Thaure	—	—	—	—			—	—
Manny Aguero	—	—	—	—			—	—
David Treadwell	—	—	—	—			—	—
All executive officers and directors as a group (eight individuals)	6,250,000	76.2%	9,095,833	30.3%	9,095,833	30.7%	9,095,833	31.1%
Post-Business Combination Executive Officers and Directors
Mary Szela(3)	—	—	645,225	2.1%	645,225	2.2%	645,225	2.2%
Sean Murphy(4)	—	—	557,135	1.9%	557,135	1.9%	557,135	1.9%
Steven Katz, MD, FACS(5)	—	—	120,866	*	120,866	*	120,866	*
Bryan Cox, Ph.D.(6)	—	—	68,791	*	68,791	*	68,791	*
Richard Marshak, VMD(7)	—	—	39,565	*	39,565	*	39,565	*
Jennifer Stevens(8)	—	—	28,734	*	28,734	*	28,734	*
Mats Wahlström(9)	—	—	2,728,516	9.1%	2,728,516	9.2%	2,728,516	9.3%
Andrew von Eschenbach	—	—	—	—	—	—	—	—
George Kelly Martin	—	—	—	—	—	—	—	—
David J. Matlin(2)	6,250,000	76.2%	9,095,833	30.3%	9,095,833	30.7%	9,095,833	31.1%
Arjun “JJ” Desai	—	—	—	—	—	—	—	—
Anil Singhal	—	—	19,740	*	19,740	*	19,740	*
Kerry Hicks(13)	—	—	2,341,393	7.8%	2,341,393	7.9%	2,341,393	8.0%

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Additional Redemptions		Assuming 50% of Maximum Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate % of Outstanding Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock	Number of Share Beneficially Owned	Approximate % of Combined Company Common Stock
All executive officers and directors as a group (13 individuals)			15,645,798	52.0%	15,645,798	52.7%	15,645,798	53.4%
Five Percent or More Stockholders
MedTech Acquisition Sponsor LLC(2)	6,250,000	76.2%	8,995,833	30.0%	8,995,833	30.4%	8,995,833	30.8%
Frankenius Equity AB(10)	—	—	6,242,523	20.8%	6,242,523	21.0%	6,242,523	21.3%
Lord Alpha Investments Limited(11)	—	—	1,585,399	5.3%	1,585,399	5.3%	1,585,399	5.4%
Magnetar Financial LLC(12)	1,145,833	14.0%	1,145,833	3.8%	1,145,833	3.9%	1,145,833	3.9%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o TriSalus Life Sciences, Inc., 6272 W. 91st Avenue, Westminster, Colorado 80031.

(2)
Consists solely of founder shares, classified as shares of Class B Common Stock, directly held by the Sponsor prior to the Business Combination. Following the Business Combination, consists of 4,062,500 shares of Combined Company Common Stock following the automatic conversion of the 6,250,000 founder shares into Combined Company Common Stock on a one-for-one basis and forfeiture of 2,187,500 of such shares on the Closing Date. Of the 4,062,500 shares of Combined Company Common Stock expected to be held by the Sponsor on a post-Business Combination basis, 3,125,000 of such shares will be subject to vesting restrictions pursuant to the Sponsor Support Agreement. See “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Sponsor Support Agreement” for additional information. The post-Business Combination amounts also include 4,933,333 Private Placement Warrants directly held by the Sponsor, which are exercisable for shares of Combined Company Common Stock beginning 30 days after the Closing Date. Christopher C. Dewey and David J. Matlin are the managing members of the Sponsor, and as such, have voting and investment discretion with respect to the Common Stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the Common Stock held directly by the Sponsor. Each of MTAC’s officers and directors (or trusts for the benefit of their family members) holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor, Mr. Dewey, and Mr. Matlin is c/o MedTech Acquisition Corporation, 48 Maple Avenue, Greenwich, CT 06830.

(3)
Consists of (i) 249,273 shares held by Ms. Szela and (ii) 395,952 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date.

(4)
Consists of (i) 434,537 shares held by Murphy Family Trust 2012, (ii) 76,096 shares held by Sean E Murphy TTEE U/A 2/4/2004 (“Sean Murphy Trust”) and (iii) 46,502 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date. Lisa Murphy, Mr. Murphy’s spouse, has voting and investment discretion with respect to the shares held of record by Murphy Family Trust 2012 and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by Murphy Family Trust 2012. Mr. Murphy is the trustee of the Sean Murphy Trust and thus Mr. Murphy may be deemed to have beneficial ownership of the shares held directly by the Sean Murphy Trust.

(5)
Consists of (i) 16,693 shares held by Steven Katz and (ii) 104,173 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date.

(6)
Consists of (i) 66,722 shares held by Bryan Cox and (ii) 2,069 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date.

(7)
Consists of (i) 7,931 shares held by Richard Marshak and (ii) 31,634 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date.

(8)
Consists of (i) 14,235 shares held by Jennifer Stevens and (ii) 14,499 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date.

(9)
Consists of (i) 1,283,665 shares held by Leonard Capital LLC, (ii) 1,377,838 shares held by HW Investment Partners, LLC (“HW Investment”), and (iii) 67,013 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date. Mr. Wahlström has sole voting and investment discretion with respect to the shares held of record by Leonard Capital LLC and shared voting and investment discretion with respect to the shares held of record by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

(10)
Consists of 6,012,523 shares held by Frankenius Equity AB (“Frankenius Equity”). Frankenius Equity’s principal place of business is Box 984, 501 10 Boras, Sweden. Paul Frankenius has sole voting and investment discretion with respect to the shares held of record by Frankenius Equity and may be deemed to have beneficial ownership of the shares held by Frankenius Equity.

(11)
Consists of 1,583,399 shares held by Lord Alpha Investments Limited (“Lord Alpha”). Lord Alpha’s principal place of business is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. Simone Song has sole voting and investment discretion with respect to the shares held of record by Lord Alpha and may be deemed to have beneficial ownership of the shares held by Lord Alpha.

(12)
Based on Schedule 13D/A filed with the SEC on February 9, 2023 on behalf of Magnetar Financial LLC, a Delaware limited liability company (“Magnetar Financial”), Magnetar Capital Partners LP, a Delaware limited partnership (“Magnetar Capital Partners”), Supernova Management LLC, a Delaware limited liability company (“Supernova Management”), and David J. Snyderman (“Mr. Snyderman”), these securities are held for the accounts of each of: (a) Magnetar Constellation Fund II Ltd, Magnetar Constellation Master Fund, Ltd, Magnetar Healthcare Master Fund Ltd, Magnetar SC Fund Ltd, Magnetar Xing He Master Fund Ltd, and Purpose Alternative Credit Fund Ltd, all of which are Cayman Islands exempted companies; (b) Corbin Hedged Equity Fund, L.P. and Magnetar Structured Credit Fund, LP, which are both Delaware limited partnerships; (c) Magnetar Lake Credit Fund LLC and Purpose Alternative Credit Fund — T LLC, which are both Delaware limited liability companies; and (d) LMA SPC (Map 243 Segregated Portfolio) and NR 1 SP, a Segregated Portfolio of North Rock SPC, which are both Cayman Islands segregated portfolio companies (collectively, all entities in (a) to (d), the “Funds”). Magnetar Financial is a SEC registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended, and manager of investment funds and managed accounts. Magnetar Financial serves as investment adviser to each of the Funds. In such capacity, Magnetar Financial exercises voting and investment power over the shares of Class A Common Stock held for the accounts of each of the Funds. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Snyderman. The business address of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(13)
Consists of (i) 1,377,838 shares held by HW Investment, (ii) 528,229 shares held directly, (iii) 83,794 shares held by the Millennium Trust Company, LLC for which Mr. Hicks acts as custodian, (iv) 340,422 shares held by The Kerry Raymond Hicks Dynasty Trust, for which Mr. Hicks serves as trustee, and (v) 21,110 shares of Combined Company Common Stock issuable pursuant to TriSalus Options that will be assumed and converted into options to purchase Combined Company Common Stock at the Effective Time and that are exercisable within 60 days of the Ownership Date. Mr. Hicks has shared voting and investment discretion with respect to the shares held of record by HW Investment and may be deemed to have beneficial ownership of the shares held by each of them.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MTAC Related Party Transactions
Founder Shares
On September 11, 2020, the Sponsor purchased 5,750,000 shares of Class B Common Stock for an aggregate purchase price of $25,000 to cover certain MTAC offering and formation costs. In December 2020, MTAC effected a stock dividend of 0.1 shares for each share of Class B Common Stock outstanding, resulting in 6,325,000 founder shares outstanding. As a result of the partial over-allotment exercised by the underwriters in the IPO, 75,000 shares of Class B Common Stock were forfeited, and no shares of Class B Common Stock remain subject to forfeiture, except as provided in the Sponsor Support Agreement. As a result, the effective price per share for the founder shares purchased by Sponsor is $0.004 per share.
The Sponsor has agreed that, subject to certain limited exceptions, the founder shares will not be sold, pledged, or otherwise disposed until the earlier of (i) twelve months after the Closing Date or (ii) the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per whole warrant, for an aggregate purchase price of $7,400,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment. The Private Placement Warrants are identical to the MTAC Warrants underlying the MTAC Units sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor, the underwriters or their permitted transferees: (i) will not be redeemable by MTAC; (ii) may not (including the Combined Company Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders thereof until 30 days after the Closing Date; (iii) may be exercised by the holders thereof on a cashless basis; and (iv) will be entitled to registration rights.
Administrative Services Agreement
MTAC entered into an agreement, commencing on December 22, 2020, to pay the Sponsor an amount not to exceed $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of an initial business combination or MTAC’s liquidation, MTAC will cease paying these monthly fees. As of March 31, 2023, MTAC had accrued $270,000 of expenses for these services on its balance sheet.
Promissory Notes — Related Party
Prior to the closing of our IPO, MTAC issued an unsecured promissory note to the Sponsor, pursuant to which MTAC borrowed an aggregate principal amount of $178,080 to cover expenses related to IPO. This loan was repaid in full on December 22, 2020. The value of the Sponsor’s interest in this transaction corresponds to the principal amount outstanding under such loan.
On December 30, 2021, MTAC issued an unsecured promissory note to the Sponsor (as amended, the “2021 Promissory Note”), pursuant to which MTAC could borrow up to an aggregate principal amount of $544,000. The 2021 Promissory Note is non-interest bearing. On December 2, 2022, the 2021 Promissory Note was amended to clarify that no amount shall be due under the note if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter. As of March 31, 2023, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, MTAC issued an unsecured promissory note to the Sponsor (as amended, the “January 2022 Promissory Note”) in principal amount of up to $400,000. The January 2022 Promissory Note is non-interest bearing. On December 2, 2022, the January 2022 Promissory Note was amended to clarify that no amount shall be due under the note if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter. As of March 31, 2023, there was $400,000 outstanding under the January 2022 Promissory Note.
On May 24, 2022, MTAC issued a promissory note in the principal amount of up to $1,500,000 to the Sponsor for working capital requirements and payment of certain expenses in connection with a potential business combination transaction (the “Convertible Sponsor Note”). The Convertible Sponsor Note is non-interest bearing and payable on the earlier of (i) the date of the consummation of an initial business combination (including this Business Combination) or (ii) the winding up of MTAC. At any time prior to payment in full of the principal balance of the Convertible Sponsor Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants, each exercisable for one share of Class A Common Stock (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Convertible Sponsor Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants and their underlying securities are entitled to certain demand and piggyback registration rights as set forth in the Convertible Sponsor Note. As of June 5, 2023, there was $1,500,000 outstanding under the Convertible Sponsor Note.
On December 16, 2022, MTAC issued an unsecured promissory note to the Sponsor (the “December 2022 Promissory Note”) in principal amount of up to $1,000,000. The December 2022 Promissory Note is non-interest bearing and no amount shall be due under the note if a business combination is not consummated on or before the outside date to consummate a business combination pursuant to the Existing Charter. As of June 5, 2023, MTAC had $629,222 of borrowings under the December 2022 Promissory Note.
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with negotiating and consummating an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of MTAC’s officers and directors may, but are not obligated to, loan to MTAC additional funds as may be required (“Working Capital Loans”). If MTAC completes an initial business combination, MTAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to MTAC (subject to the MTAC Transaction Expenses Cap). Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that MTAC is unable to consummate an initial business combination, MTAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of its initial business combination, MTAC does not expect to seek loans from parties other than the Sponsor, its affiliates or any members of its management team as MTAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
Promissory Note — Related Party Extension Loan
Under the terms of the Existing Charter prior to the Extension Amendment, MTAC had until 24 months from the closing of the IPO (December 22, 2022) to consummate a business combination. At the Extension Meeting, the stockholders approved the Extension Amendment, which extended the date by which MTAC must either (i) consummate an initial business combination or (ii) dissolve and liquidate, from December 22, 2022 to June 22, 2023. In connection with the Extension Amendment, the Sponsor agreed to deposit, or cause the deposit of, the Extension Contributions into the Trust Account. Under the Extension Contributions, MTAC will receive (i) $0.04 for each of the 1,953,422 public shares that were not redeemed in the Extension Redemptions plus (ii) the Monthly Contribution. As part of the Extension Meeting and the approval of the Extension Amendment, 23,046,578 public shares were redeemed in the Extension Redemptions, and 1,953,422 public shares were not redeemed, and as a result, the aggregate Monthly Contribution payable to MTAC is $78,136.88.
Pursuant to the Merger Agreement, TriSalus has agreed to pay for, as a transaction expense and not as a loan, 50% of the Extension Contributions, provided that TriSalus’ obligation to pay its portion of the Monthly Contribution will terminate immediately at the earliest to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement. Upon such termination, MTAC will have no obligation to repay such amounts to TriSalus. The remaining 50% of the Extension Contributions is a loan from Sponsor as evidenced by the Sponsor Note (such that the Monthly Contribution from the Sponsor is $0.02 per public share that was not redeemed in the Extension Redemptions so long as TriSalus is paying its portion of the Monthly Contribution, or $39,068.44).
Based on the 1,953,442 public shares that were not redeemed in the Extension Redemptions, the maximum amount of Extension Contributions is $468,821.28, which assumes that MTAC does not consummate an initial business combination until after May 22, 2023. As of June 5, 2023, the current balance of the Sponsor Note was $234,410.64 and TriSalus has contributed $234,410.64 towards the Extension Contributions. The Sponsor Note is unsecured, does not bear interest, and is repayable by MTAC to the Sponsor and/or its designees upon consummation of the Business Combination. If MTAC completes an initial business combination, MTAC would repay the Sponsor Note out of the proceeds of the Trust Account released to MTAC (subject, in the case of the Business Combination, to the MTAC Transaction Expenses Cap). Under the Sponsor Note, the Sponsor has agreed to waive its right to be repaid for the Extension Loan out of the funds held in the Trust Account in the event that MTAC does not complete an initial business combination. Therefore, if MTAC does not complete an initial business combination, MTAC will not repay the Sponsor Note, except to the extent there are funds available to MTAC outside of the Trust Account.
Non-Binding PIPE Term Sheet
In connection with the entry into the Merger Agreement, on November 11, 2022, MTAC, TriSalus and Magnetar entered into the Magnetar Term Sheet providing for the sale and issuance of up to $50,000,000 of Magnetar Convertible Notes concurrent with the closing of the Business Combination. Based upon information set forth in a Schedule 13D/A filed on February 9, 2023, Magnetar Financial LLC, an affiliate of Magnetar, collectively owned with its affiliates an aggregate of 1,145,833 shares of Class A Common Stock, which represented 58.7% of the total number of shares of Class A Common Stock and 14.0% of the total number of shares of Common Stock as of June 5, 2023 after giving effect to the Extension Redemptions. For more information regarding the relevant provisions set forth in the non-binding term sheet, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, on November 11, 2022, the Sponsor, MTAC, and TriSalus entered into the Sponsor Support Agreement pursuant to which the Sponsor has agreed, among other things, to vote or cause to be voted (or express consent or dissent in writing, as applicable) all its shares of Common Stock that are entitled to vote to approve and adopt the Merger Agreement and the Business Combination. The Sponsor also agreed (i) not to sell or transfer any of its founder shares or Private Placement Warrants prior to the Effective Time, except to affiliates of the Sponsor who execute a joinder to the Sponsor Support Agreement or by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination, (ii) to assume certain transaction expenses of MTAC which exceed the MTAC Transaction Expenses Cap, and (iii) to forfeit 2,187,500 of its shares of Common Stock (which represented 35% of the shares of Common Stock held by Sponsor as of November 11, 2022) (it being understood that the undertakings in the foregoing clause (iii) shall be null and void in the event that the Sponsor Support Agreement or the Merger Agreement is terminated). The Sponsor Support Agreement also provides that 3,125,000 of the shares of Common Stock held by Sponsor immediately after the Effective Time shall be subject to vesting and potential forfeiture if certain share price based triggering events are not achieved prior to the fifth anniversary of the Closing Date. For more information regarding the relevant provisions set forth in the Sponsor Support Agreement, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”
Subscription Agreements
On June 7, 2023, MTAC and the Preferred Stock PIPE Investors entered into Subscription Agreements pursuant to, and on the terms and subject to the conditions of which, the Preferred Stock PIPE Investors have collectively subscribed for and agreed to purchase in private placements an aggregate of 1,785,502 shares of Series A Convertible Preferred Stock at a purchase price of $10.00 per share, resulting in an aggregate purchase price of $17,855,020. Upon issuance, each share of Series A Convertible Preferred Stock will be initially convertible into one share of Combined Company Common Stock. The closing of the purchase and sale of the Series A Convertible Preferred Stock will occur concurrently with the Effective Time and is subject to the conditions in the Subscription Agreements, including the filing of the Certificate of Designations, specifying the terms of the Series A Convertible Preferred Stock, with the Secretary of State of the State of Delaware. David Matlin, our Chief Financial Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Certain affiliates of Christopher Dewey, our Chief Executive Officer and a director of MTAC, as well as a Managing Member of our Sponsor, subscribed to purchase an aggregate of 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Michael Stansky, who is a member of our Sponsor and has served as a special advisor to MTAC, subscribed to purchase 100,000 shares of Series A Convertible Preferred Stock in the Preferred Stock PIPE Investment. Sponsor and MTAC also entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed to subscribe and purchase shares of Series A Convertible Preferred Stock to the extent the Sponsor’s members or their respective affiliates, related parties or designees did not subscribe to purchase additional shares beyond those subscribed for by Messrs. Matlin and Stansky and Mr. Dewey’s affiliates, as such agreement is further summarized below. The issuance and sale of Series A Convertible Preferred Stock to the Preferred Stock PIPE Investors is contingent upon the consummation of the Business Combination in accordance with the terms of the Subscription Agreements. For more information regarding the terms of the Subscription Agreements, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”
Backstop Letter Agreement
On June 7, 2023, Sponsor and MTAC entered into the Backstop Letter Agreement, pursuant to which the Sponsor agreed that, to the extent that the Sponsor’s members, or their respective affiliates, related parties or designees, have not collectively subscribed to purchase an aggregate of $2 million worth of Series A Convertible Preferred Stock (excluding for such purposes, the subscriptions to purchase $3 million of Series A Convertible Preferred Stock by certain members of the Sponsor pursuant to those Subscription Agreements executed on June 7, 2023 and described above) (any such shortfall, the “Sponsor Commitment Amount”), the Sponsor shall execute and deliver to MTAC a Subscription Agreement providing for a subscription by the Sponsor in an amount equal to the Sponsor Commitment Amount to purchase shares of Series A Convertible Preferred Stock on the same terms and conditions as the other Preferred Stock PIPE Investors who have executed Subscription Agreements as of such date. For more information regarding the terms of the Backstop Letter Agreement, please see “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”
Placement Agent Services from Ceros
MTAC engaged Ceros, an SEC registered broker dealer and FINRA member firm, to act as placement agent for the non-institutional equity financing component of the Future PIPE Investment that resulted in MTAC’s entry into the Subscription Agreements as part of the Preferred Stock PIPE Investment. Christopher Dewey, MTAC’s Chief Executive Officer and a director, as well as a Managing Member of the Sponsor, is a Managing Director of Ceros. In consideration for its services as placement agent, Ceros will be entitled to receive a fee from the Sponsor equal to 10% of the gross proceeds received by MTAC in the Preferred Stock PIPE Investment (excluding amounts raised from stockholders or members of MTAC, the Sponsor, TriSalus, or their affiliates) plus expense reimbursement. As part of the engagement, the Sponsor has agreed to pay the entirety of such placement agent fees and Ceros has agreed that MTAC shall not be responsible or liable for any portion of such payment. Ceros’ placement agent fees are contingent upon the completion of the Preferred Stock PIPE Investment (which itself is contingent upon the closing of the Business Combination). If MTAC is unable to consummate the Preferred Stock PIPE Investment or the Business Combination upon which the Preferred Stock PIPE Investment is conditioned, then Ceros will not receive any compensation for its placement agent services.
General
As a result of multiple business affiliations, MTAC’s officers and directors may have legal obligations relating to their present business opportunities to multiple entities. Furthermore, the Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of MTAC’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations that they may have. MTAC does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or the waiver of corporate opportunity materially affected its search for a business combination. MTAC’s management is not aware of any such corporate opportunities not being offered to MTAC and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.
Other than the foregoing, no compensation of any kind, including finder’s and consulting fees, have or will be paid by MTAC to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals have and will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors, or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
MTAC entered into a registration rights agreement with respect to founder shares, the Private Placement Warrants, the warrants issuable upon conversion of Working Capital Loans (if any), and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the founder shares.
In connection with the Merger Agreement, MTAC, Sponsor and certain stockholders of TriSalus who will receive shares of Combined Company Common Stock pursuant to the Merger Agreement, entered into an amended and restated registration rights agreement, which will become effective upon the consummation of the Business Combination.
MTAC Related Party Policy
We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.
Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with the Sponsor or any of our officers and directors unless we, or a committee of independent directors, obtain an opinion from an independent investment banking firm or independent accounting firm that the initial business combination is fair to our company from a financial point of view.
Furthermore, in no event will the Sponsor, any of our officers and directors, or our or their affiliates, be paid any finder’s fees, reimbursements, or cash payments for services rendered to us prior to or in connection with the completion of our initial business combination.

TriSalus Related Party Transactions
Other than the compensation arrangements for TriSalus’ directors and executive officers, which are described in the section entitled “Executive Compensation of TriSalus”, below is a description of transactions since January 1, 2020 to which TriSalus was a party or will be a party, in which:
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the amounts involved exceeded or will exceed $120,000; and

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any of TriSalus’ directors, executive officers or holders of more than 5% of TriSalus’ capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Note Financings
In multiple closings during March, May and June 2020, TriSalus sold $10 million in aggregate principal amount of its convertible promissory notes, increasing the aggregate principal amount of convertible notes to be issued and sold in the offering to $30 million from $20 million approved previously in 2018 and 2019. Purchasers of the notes included: Frankenius Equity AB, a principal stockholder of TriSalus (“Frankenius”), in the aggregate principal amount of $2.5 million; Gene McGrevin, a principal stockholder of TriSalus and a former member of the TriSalus board of directors, in the aggregate principal amount of $1.5 million; Leonard Capital, LLC, an affiliate of Mats Wahlström, the chairman of TriSalus’ board of directors (“Leonard Capital”), in the amount of $0.3 million; HW Investment Partners, LLC, a principal stockholder of TriSalus and an affiliate of (i) Mr. Wahlström and (ii) Kerry Hicks, a member of the TriSalus board of directors, in the aggregate principal amount of $1.4 million (“HW Investment”); KMG TriSalus Investments LLC, an affiliate of Mr. Wahlström, in the aggregate amount of $2.0 million; and Mr. Hicks, in the amount of $1.1 million. The convertible securities accrued interest at an annual rate of 8.0%. In March 2021, the principal amount of the convertible securities, including accrued interest, was exchanged for shares of TriSalus series B preferred stock at a purchase price of $0.30 per share in connection with the financings described below under “— Series B Preferred Stock Financing.”
In multiple closing during July and August 2020, pursuant to note subscription agreements, TriSalus issued and sold to certain investors convertible promissory notes having an aggregate principal amount of up to $15 million and warrants (collectively, the “Summer 2020 Notes”). Purchasers of the notes included: Frankenius, in the aggregate principal amount of $2.0 million; Messrs. McGrevin and Hicks in the aggregate principal amount of $1.0 million and $2.4 million, respectively; Mary Szela, TriSalus’ Chief Executive Officer and President, in the aggregate principal amount of $0.4 million; Leonard Capital in the aggregate principal amount of $2.2 million; and Lord Alpha Investments Limited (“Ori Capital”), a principal stockholder of TriSalus affiliated with Simone Song, a member of the TriSalus board of directors, in the aggregate principal amount of $5.0 million. The convertible securities accrued interest at an annual rate of 8.0%. In March 2021, the principal amount of the convertible securities, including accrued interest, was exchanged for shares of TriSalus series B preferred stock at a purchase price of $0.30 per share in connection with the financings described below under “— Series B Preferred Stock Financing.”
In October and December 2020, TriSalus amended the Summer 2020 Notes to increase the aggregate principal amount of convertible securities to up to $16 million. In multiple closings, TriSalus sold convertible promissory notes and warrants to certain purchasers, including: Bryan Cox, one of TriSalus’ executive officers, in the aggregate principal amount of $35,000; Ms. Szela in the aggregate principal amount of $146,000; and HW Investment in the aggregate principal amount of $0.5 million. The convertible securities accrued interest at an annual rate of 8.0%. In March 2021, the principal amount of the convertible securities, including accrued interest, was exchanged for shares of TriSalus series B preferred stock at a purchase price of $0.30 per share in connection with the financings described below under “— Series B Preferred Stock Financing.”
Series B Preferred Stock Financing
In March 2021, with subsequent closings through July 2021, TriSalus entered into a Stock Purchase Agreement, as amended, with a group of investors (the “Series B SPA”) pursuant to which it issued and sold an aggregate of 107,140,256 shares of its series B preferred stock (the “Series B Stock”) to such investors at a purchase price of $0.30 per share, for aggregate gross proceeds of approximately $32.1 million (the

“Series B Financing”). In connection with the Series B Financing, the aggregate value of principal and interest of all then outstanding notes were converted into shares of Series B Stock.
Pursuant to the Series B SPA, TriSalus issued and sold to Frankenius an aggregate of 28,333,332 shares of Series B Stock, resulting in aggregate gross proceeds of approximately $8.5 million to TriSalus.
Pursuant to the Series B SPA, TriSalus issued and sold shares to various entities associated with Mr. Wahlström, including 5,000,000 shares of Series B Stock to Leonard Capital and an aggregate of 16,833,432 shares of Series B Stock to HW Investment, a principal stockholder of TriSalus and an affiliate of (i) Mr. Wahlström and (ii) Mr. Hicks, resulting in aggregate gross proceeds of approximately $6.6 million to TriSalus.
Pursuant to the Series B SPA, TriSalus issued and sold shares to various entities associated with Mr. McGrevin, including 3,333,333 shares of Series B Stock to the Eugene R McGrevin Roth Contributory IRA, resulting in aggregate gross proceeds of approximately $1.0 million to TriSalus.
Pursuant to the Series B SPA, TriSalus issued and sold to Steven Katz, one of TriSalus’ executive officers, 166,666 shares of Series B Stock, resulting in aggregate gross proceeds of approximately $50,000 to TriSalus.
Pursuant to the Series B SPA, TriSalus issued and sold shares to various entities associated with Mr. Hicks, including an aggregate of 16,833,432 shares of Series B Stock to HW Investment, resulting in aggregate gross proceeds of approximately $5.1 million to TriSalus.
Series B-1 Preferred Stock Financing
In September 2021, with subsequent closings through July 2022, TriSalus entered into a Stock Purchase Agreement, as amended, with a group of investors (the “Series B-1 SPA”) pursuant to which it issued and sold an aggregate of 67,142,854 shares of its series B-1 preferred stock (“Series B-1 Stock”) to such investors at a purchase price of $0.35 per share, for aggregate gross proceeds of approximately $23.5 million.
Pursuant to the Series B-1 SPA, TriSalus issued and sold to Frankenius 42,857,142 shares of Series B-1 Stock, resulting in aggregate gross proceeds of approximately $15.0 million to TriSalus.
Series B-2/B-3 Preferred Stock Financing
In October 2022, TriSalus entered into a Preferred Stock and Warrant Purchase Agreement (the “Series B-2/B-3 Purchase Agreement”) pursuant to which it issued and sold an aggregate of 28,571,428 shares of its series B-2 preferred shares (“Series B-2 Stock”) to investors at a purchase price of $0.35 per share, for aggregate gross proceeds of approximately $10 million. For each such share of Series B-2 Stock sold under the Series B-2/B-3 Purchase Agreement, TriSalus also issued a warrant to purchase four shares of its series B-3 preferred stock (“Series B-3 Stock”) for no additional consideration (for an aggregate of 114,285,712 warrants issued in connection with the initial issuance of Series B-2 Stock). The strike price of the warrants issued in the financing was $0.05 per share. The Series B-2/B-3 Purchase Agreement included, at the option of TriSalus, a second tranche for the sale of up to 20,990,498 shares of Series B-2 Stock for approximately $7.3 million (which could be increased up to an aggregate of 28,571,428 shares of Series B-2 Stock for approximately $10.0 million), with each such share of Series B-2 Stock accompanied by a warrant to purchase four shares of Series B-3 Stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 Stock may be issued in second tranche closings assuming the full $10.0 million is sold); and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 Stock for approximately $4.3 million (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 Stock for approximately $5.0 million), with each such share of Series B-2 Stock accompanied by a warrant to purchase eight shares of Series B-3 Stock at a strike price of $0.05 per share (warrants to purchase up to an aggregate of 114,285,712 shares of Series B-3 Stock may be issued in the third tranche closing assuming the full $5.0 million is sold).
In March 2023, TriSalus effectuated two closings of the second tranche under the Series B-2/B-3 Purchase Agreement whereby (i) 8,396,207 shares of Series B-2 Stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 Stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.9 million, and (ii) 714,285 shares of Series B-2 Stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 Stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $0.2 million. The series B-2/B-3 preferred stock financing was deemed to be non-compensatory to the participating directors and officers because (i) the issuance was not associated to services, (ii) the participating directors and officers participated on the same terms as all parties, and (iii) the participating parties who were non-insiders (i.e., non-service providers) represented greater than 50% of the participation.
In June 2023, TriSalus effectuated two closings of the second tranche under the Series B-2/B-3 Purchase Agreement whereby (i) 10,428,583 shares of Series B-2 Stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 Stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3.7 million, and (ii) 6,714,284 shares of Series B-2 Stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 Stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2.3 million. The series B-2/B-3 preferred stock financing was deemed to be non-compensatory to the participating directors and officers because (i) the issuance was not associated to services, (ii) the participating directors and officers participated on the same terms as all parties, and (iii) the participating parties who were non- insiders (i.e., non-service providers) represented greater than 50% of the participation.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to Frankenius an aggregate of 26,535,124 shares of Series B-2 Stock and warrants purchase 106,140,496 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $9.3 million to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold shares to various entities associated with Mr. Wahlström, one of TriSalus’ directors, including (i) 4,237,410 shares of Series B-2 Stock and warrants to purchase 16,949,640 shares of Series B-3 Stock to Leonard Capital and (ii) 4,428,682 shares of Series B-2 Stock and warrants to purchase 17,714,728 shares of Series B-3 Stock to HW Investment, resulting in aggregate gross proceeds of approximately $3.1 million to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold shares to various entities associated with Mr. Hicks, including (i) 2,908,839 shares of Series B-2 Stock and warrants to purchase 11,635,356 shares of Series B-3 Stock to Mr. Hicks in his individual capacity and (ii) 4,428,682 shares of Series B-2 Stock and warrants to purchase 17,714,728 shares of Series B-3 Stock to HW Investment, resulting in aggregate gross proceeds of approximately $2.8 million to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to various entities associated with Sean Murphy, one of TriSalus’ executive officers, including (i) 3,535,714 shares of Series B-2 Stock and warrants to purchase 14,142,856 shares of Series B-3 Stock to the Murphy Family Trust 2012 and (ii) 714,285 shares of Series B-2 Stock and warrants to purchase 2,857,140 shares of Series B-3 Stock to the Sean E Murphy TTEE U/A 2/4/2004, resulting in aggregate gross proceeds of approximately $1.5 million to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to Ms. Szela, one of TriSalus’ executive officers, 1,299,296 shares of Series B-2 Stock and warrants to purchase 5,197,184 shares of Series B-3 Stock, resulting in aggregate gross proceeds of approximately $455,110 to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to Mr. McGrevin 1,354,873 shares of Series B-2 Stock and warrants to purchase 5,419,492 shares of Series B-3 Stock, resulting in aggregate gross proceeds of approximately $474,205 to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to Dr. Katz, one of TriSalus’ executive officers, 97,551 shares of Series B-2 Stock and warrants to purchase 390,204 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $34,143 to TriSalus.
Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to Dr. Cox, one of TriSalus’ executive officers, 67,744 shares of Series B-2 Stock and warrants to purchase 270,976 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $23,710 to TriSalus.

Pursuant to the Series B-2/B-3 Purchase Agreement, TriSalus issued and sold to Richard Marshak, one of TriSalus’ executive officers, 67,744 shares of Series B-2 Stock and warrants to purchase 270,976 shares of Series B-3 Stock, resulting in aggregate gross proceeds of $23,710 to TriSalus.
TriSalus Stockholder Support Agreements
In connection with the execution of the Merger Agreement, MTAC, TriSalus and certain stockholders of TriSalus, constituting each of TriSalus’ officers, directors (and their affiliates), and the holders of 5% or more of TriSalus’ capital stock, who collectively hold approximately 70% of TriSalus’ shares of capital stock outstanding as of the date of the Merger Agreement, entered into the Stockholder Support Agreements, pursuant to which, among other things and subject to the terms and conditions therein, such TriSalus stockholders agreed to, among other things, (a) vote or provide their written consent for the approval and adoption of the Merger Agreement and the Business Combination, subject to certain customary exceptions, (b) not to transfer any of their shares of TriSalus capital stock (or enter into any arrangement with respect thereto) prior to the Closing Date, subject to certain customary exceptions, and (c) waive any dissenters’ or approval rights under applicable law in connection with the Business Combination.
The Stockholder Support Agreements and all of their provisions will terminate and be of no further force or effect upon the termination of the Merger Agreement if the Business Combination does not occur.
Consulting Agreements
In January 2019, TriSalus entered into a consulting agreement with SCKMD Consulting, Inc. (the “Katz Consulting Agreement”) pursuant to which Dr. Katz, as President of SCKMD Consulting, Inc., was compensated for his consulting services as chair of the TriSalus Scientific Advisory Board. The Katz Consulting Agreement was terminated in November 2020 and is superseded by the employment agreement with Dr. Katz described in the section titled “Executive Compensation of TriSalus — Employment Arrangements with Executive Officers.”
Compensation Arrangements and Stock Option Grants for Executive Officers and Directors
TriSalus has employment arrangements with its named executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits. For a description of these agreements, see “Executive Compensation of TriSalus.”
TriSalus has granted stock options to its executive officers and certain of its directors. For a description of these equity awards, see “Executive Compensation of TriSalus — Employment Arrangements with Executive Officers” and “Executive Compensation of TriSalus — Outstanding Equity Awards as of December 31, 2022.”
Indemnification Agreements
TriSalus has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require TriSalus to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.
TriSalus has also entered into an indemnification agreement with Dr. Katz with respect to legal fees, judgments and awards in relation to third party claims arising out of the prior consulting services on behalf of TriSalus pursuant to the Katz Consulting Agreement.
Combined Company Related Person Transaction Policy
Upon the consummation of the Business Combination, the Combined Company’s board of directors will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” will be considered a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with an entity holding more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
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The risks, costs, and benefits to the Combined Company;

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The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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The terms of the transaction;

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The availability of other sources for comparable services or products; and

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The terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

LEGAL MATTERS
The validity of the shares of Common Stock to be issued in connection with the Business Combination will be passed upon by Foley & Lardner, LLP, Tampa, Florida.
EXPERTS
The financial statements of MedTech Acquisition Corporation as of December 31, 2022 and 2021, and for the years then ended, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which includes an explanatory paragraph relating to MedTech Acquisition Corporation’s ability to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of TriSalus Life Sciences, Inc. as of December 31, 2022 and 2021, and for the years then ended, have been included herein and in this proxy statement/prospectus of MedTech Acquisition Corporation in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that TriSalus Life Sciences, Inc.’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
APPRAISAL RIGHTS
Our stockholders and warrant holders do not have appraisal rights in connection with the Business Combination under Delaware law.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Morrow Sodali LLC, our proxy solicitor at:
Morrow Sodali LLC
Individuals Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: MTAC.info@investor.morrowsodali.com

TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
Our Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.
FUTURE STOCKHOLDER PROPOSALS
If MTAC holds a 2024 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2024 annual meeting must be received at our principal executive offices by not earlier than the close of business on the 120th day before the 2024 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2024 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2024 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our Existing Bylaws, to be considered for inclusion in our proxy materials relating to our 2024 annual meeting.
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
WHERE YOU CAN FIND MORE INFORMATION
We must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read MTAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
Individuals Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: MTAC.info@investor.morrowsodali.com
If you are a stockholder of MTAC and would like to request documents, please do so by [•], 2023, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MTAC has been supplied by MTAC, and all such information relating to TriSalus has been supplied by TriSalus. Information provided by either MTAC or TriSalus does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of MTAC for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or TriSalus that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
MEDTECH ACQUISITION CORPORATION
TRISALUS LIFE SCIENCES, INC.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$136,798	$153,563
Prepaid expenses	164,086	206,329
Total current assets	300,884	359,892
Cash and investments held in Trust Account	20,219,328	19,827,884
TOTAL ASSETS	$20,520,212	$20,187,776
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$1,593,764	$1,442,941
Due to stockholders	—	48,135
Income taxes payable	54,972	27,854
Extension Note	156,274	39,068
Convertible Promissory Note – related party	1,500,000	1,341,000
Promissory note – related party	1,359,222	944,000
Total current liabilities	4,664,232	3,842,998
Warrant liabilities	796,000	1,061,334
Deferred underwriting fee payable	8,750,000	8,750,000
TOTAL LIABILITIES	14,210,232	13,654,332
Commitments and Contingencies
Class A common stock subject to possible redemption, 1,953,422 shares at $10.32 and $10.14 per share redemption value as of March 31, 2023 and December 31, 2022, respectively	20,164,356	19,800,030
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.0001 per share; 1,000,000 shares authorized, none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A common stock, par value $0.0001 per share; 100,000,000 shares authorized, none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	625	625
Additional paid-in capital	—	—
Accumulated deficit	(13,855,001)	(13,267,211)
TOTAL STOCKHOLDERS’ DEFICIT	(13,854,376)	(13,266,586)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$20,520,212	$20,187,776
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended March 31,
	2023	2022
General and administrative expenses	$843,346	$669,807
Loss from operations	(843,346)	(669,807)
Other income:
Change in fair value of warrant liabilities	265,334	3,449,332
Interest earned on marketable securities held in Trust Account	157,033	57,200
Total other income	422,367	3,506,532
(Loss) Income before provision for income taxes	(420,979)	2,836,725
Provision for income taxes	(27,118)	—
Net (loss) income	$(448,097)	$2,836,725
Weighted average shares outstanding of Class A common stock	1,953,422	25,000,000
Basic and diluted net (loss) income per share, Class A common stock	$(0.05)	$0.09
Weighted average shares outstanding of Class B common stock	6,250,000	6,250,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.05)	$0.09
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	6,250,000	$625	$—	$(13,267,211)	$(13,266,586)
Investment pursuant to business combination agreement	—	—	199,633	—	199,633
Capital Contribution by Sponsor	—	—	25,000	—	25,000
Accretion of shares of Class A common stock to redemption amount	—	—	(224,633)	(139,693)	(364,326)
Net loss	—	—	—	(448,097)	(448,097)
Balance – March 31, 2023	6,250,000	$625	$—	$(13,855,001)	$(13,854,376)
FOR THE THREE MONTHS ENDED MARCH 31, 2022
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	6,250,000	$625	$—	$(16,717,728)	$(16,717,103)
Net income	—	—	—	2,836,725	2,836,725
Balance – March 31, 2022	6,250,000	$625	$—	$(13,881,003)	$(13,880,378)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(448,097)	$2,836,725
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Change in fair value of warrant liabilities	(265,334)	(3,449,332)
Interest earned on marketable securities held in Trust Account	(157,033)	(57,200)
Changes in operating assets and liabilities:
Prepaid expenses	42,243	29,125
Income taxes payable	27,118	—
Due to shareholders	(48,135)	—
Accounts payable and accrued expenses	150,823	214,728
Net cash used in operating activities	(698,415)	(425,954)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(234,411)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	—	11,000
Net cash (used in) provided by investing activities	(234,411)	11,000
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	415,222	265,000
Proceeds from convertible promissory note – related party	159,000	—
Proceeds from extension note	117,206	—
Capital Contribution by Sponsor	25,000
Investment from TriSalus	199,633	—
Net cash provided by financing activities	916,061	265,000
Net Change in Cash	(16,765)	(149,954)
Cash – Beginning of period	153,563	200,884
Cash – End of period	$136,798	$50,930
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MedTech Acquisition Corporation (the “Company”) was incorporated in Delaware on September 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one wholly-owned subsidiary, MTAC Merger Sub, Inc, a Delaware corporation (“MTAC Merger Sub”), which was incorporated on November 9, 2022.
As of March 31, 2023, the Company had not commenced any operations. All activity from inception through March 31, 2023, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, including the terminated Business Combination with Memic Innovative Surgery Ltd. and Maestro Merger Sub, Inc. (the “Memic Business Combination”) (as more fully described in Note 6) and TriSalus Business Combination (as defined and more fully described in Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, held in the Trust Account.
The registration statements for the Company’s Initial Public Offering were declared effective on December 17, 2020. On December 22, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to MedTech Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 4.
Following the closing of the Initial Public Offering on December 22, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below. In December 2022, the Company instructed the trustee, Continental Stock Transfer & Trust Company, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in a demand deposit account. Accordingly, The funds in the Trust Account no longer contain marketable securities.
Transaction costs amounted to $14,161,525, consisting of $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and net of taxes payable). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by June 22, 2023 (or such earlier date as determined by the board of directors of the Company (the “Board”)) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company will have until June 22, 2023 (or such earlier date as determined by the Board) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
On December 12, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders. At the meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). The Company filed the Extension Amendment with the Secretary of State of the State of Delaware on December 12, 2022.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2023, the Company had $136,798 in its operating bank account and working capital deficit of $4,308,376, which excludes $54,972 of income taxes payable.
On December 30, 2021, the Company issued an unsecured promissory note to the Sponsor in the principal amount of $544,000 (the “2021 Promissory Note “). The 2021 Promissory Note , as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of March 31, 2023 and December 31, 2022, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued an unsecured promissory note in the principal amount of up to $400,000 to the Sponsor (the “2022 Promissory Note I”). The 2022 Promissory Note I, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of March 31, 2023 and December 31, 2022, there was $400,000 outstanding under the 2022 Promissory Note I.
On December 16, 2022, the Company issued an unsecured promissory note in the principal amount of up to $1,000,000 to the Sponsor (the “2022 Promissory Note III”). The 2022 Promissory Note III, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of March 31, 2023 and December 31, 2022, there was $415,222 and $0 outstanding under the 2022 Promissory Note III, respectively.
On May 24, 2022, the Company issued the Convertible Promissory Note (as defined in Note 5) in the principal amount of up to $1,500,000 to the Sponsor. As of March 31, 2023 and December 31, 2022, there were $1,500,000 and $1,341,000 outstanding under the Convertible Promissory Note, respectively.
On December 16, 2022, the Company issued a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor (the “Extension Note”), pursuant to which the Sponsor agreed to loan to the Company up to $468,821 (the “Extension Funds”) to deposit into the Trust Account for the shares of Class A common stock of the Company (the “Public Shares”) that were not redeemed in connection with the extension of the Company’s termination date from December 22, 2022 to June 22, 2023 or such earlier date as determined by the Board (the “Extension”). The Extension Note, as described in Note 5, does not bear interest and is repayable in full upon the date of the consummation of an initial Business Combination. As of March 31, 2023 and December 31, 2022, there were $156,274 and $39,068 outstanding under Extension Note, respectively.
The Company will deposit $0.04 per share into the Trust Account for each month (commencing on December 23, 2022 and ending on the 22nd day of each subsequent month) (the “Extension Deposit”), or portion thereof, that is needed by the Company to complete an initial Business Combination until June 22, 2023 or such earlier date as determined by the Board.
Pursuant to the TriSalus Merger Agreement, TriSalus (as defined under Note 6) has agreed to pay, as a transactional expense and not as a loan, for 50% of the costs incurred by the Company in connection with the preparation and filing of applicable proxy materials and the holding of the Meeting (as defined below) (TriSalus’ portion of such fees, the “TriSalus Extension Fees”), in addition to 50% of the amounts deposited into the Trust Account in connection with the Extension, with the remainder to be funded by the Sponsor and/or its designee in the form of a loan to the Company; provided that TriSalus’ obligation to pay the TriSalus Extension Fees and its portion of the deposits for the Extension will terminate immediately at the earliest to occur of (i) the closing date of the TriSalus Business Combination (as defined under Note 6) and (ii) the valid termination of the TriSalus Merger Agreement. Upon such termination, the Company will have no obligation to repay the TriSalus Extension Fees or any portion of the Extension Funds paid by TriSalus.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 22, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 22, 2023.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by the stockholders to extend the period of time to complete the Company’s initial Business Combination (the “extension vote”) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 22, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, which was incorporated on November 9, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $136,798 and $153,563 of cash as of March 31, 2023 and December 31, 2022, respectively, and no cash equivalents.
Cash and Investments Held in Trust Account
At March 31, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in a demand deposit account held by Continental Stock Transfer & Trust Company. The demand deposit account that accrues interest monthly.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.
In connection with the special meeting in lieu of the 2022 annual meeting of stockholders held by the Company on December 12, 2022, stockholders holding 23,046,578 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $232.37 million (approximately $10.08 per Public Share) was removed from the Trust Account to pay such holders approximately $19.70 million remains in the Trust Account. Following redemptions, the Company has 1,953,422 Public Shares outstanding. In addition, a total of $78,137 was deposited into the Trust Account of which 50% was drawn down under the Extension Note and 50% was funded by TriSalus pursuant to the TriSalus Merger Agreement (as described in Note 6).
Accordingly, at March 31, 2023 and December 31, 2022, 1,953,422 and 1,953,422 shares of Class A common stock subject to possible redemption are presented at $10.32 and $10.14 redemption value, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
At March 31, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the condensed consolidated balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption, December 31, 2021	$250,000,000
Less:
Redemptions of Class A common stock	(232,371,273)
Plus:
Accretion of carrying value to redemption value	2,093,167
Extension Deposit	78,136
Class A common stock subject to possible redemption, December 31, 2022	19,800,030
Plus:
Accretion of carrying value to redemption value	364,326
Class A common stock subject to possible redemption, March 31, 2023	$20,164,356
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. A total of $14,161,525 in offering costs was incurred. Of these offering costs, $13,638,664 was related to the Initial Public Offering and charged to Class A common stock subject to possible redemption. Offering costs allocable to Public Warrants (as defined below) and Private Placement Warrants were $514,106 and $8,755, respectively, and expensed at the date of Initial Public Offering.
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company accounts for the Public Warrants and Private Placement Warrants (together with the

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model. The Public Warrants for periods where no observable traded price was available were also valued using a Monte Carlo simulation Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 6.44% and 0.00% for the three months ended March 31, 2023 and 2022. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 and 2022, due to changes in fair value in warrant liability, and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net (Loss) Income per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of common stock outstanding for the period. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted (loss) income per share does not consider the effect

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,266,666 shares of Class A common stock in the aggregate. As of March 31, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net (loss) income per common stock is the same as basic net (loss) income per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net (loss) income per common stock (in dollars, except per share amounts):
	For the Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per Share of common stock
Numerator:
Allocation of net (loss) income	$(106,702)	$(341,395)	$2,269,380	$567,345
Denominator:
Basic and diluted weighted average shares outstanding	1,953,422	6,250,000	25,000,000	6,250,000
Basic and diluted net (loss) income per Share of common stock	$(0.05)	$(0.05)	$0.09	$0.09
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation’s coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrant Liabilities.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of March 31, 2023.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   PUBLIC OFFERING
In connection with the Initial Public Offering, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,400,000) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On September 11, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In December 2020, the Company

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in 6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited, and no shares remain subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 22, 2020, to pay the Sponsor an amount not to exceed $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2023, the Company incurred $30,000, in fees for these services. For the three months ended March 31, 2022, the Company incurred $30,000, in fees for these services. There were $270,000 and $240,000 included in accrued expenses for these services in the accompanying consolidated balance sheets at March 31, 2023 and December 31, 2022, respectively.
Promissory Note — Related Party
On December 30, 2021, the Company issued the 2021 Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $544,000. The 2021 Promissory Note is non-interest bearing. No amount shall be due under the 2021 Promissory Note if the Business Combination is not consummated within the Combination Period. As of March 31, 2023 and December 31, 2022, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued the 2022 Promissory Note I in the principal amount of up to $400,000 to the Sponsor. The 2022 Promissory Note is non-interest bearing. No amount shall be due under 2022 Promissory Note if the Business Combination is not consummated within the Combination Period. As of March 31, 2023 and December 31, 2022, there were amounts of $400,000 outstanding under the 2022 Promissory Note I.
On December 16, 2022, the Company issued the 2022 Promissory Note III, an unsecured promissory note in the principal amount of up to $1,000,000 to the Sponsor for working capital purposes, which may be drawn down from time to time upon request by the Company. The 2022 Promissory Note III does not bear interest and the principal amount will not be payable if the Company fails to complete its initial Business Combination within the Combination Period. As of March 31, 2023 and December 31, 2022, there were amounts of $415,222 and $0 outstanding under the 2022 Promissory Note III, respectively.
Extension Note
On December 16, 2022, the Company issued the Extension Note, a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company the Extension Funds to deposit into the Trust Account for the Public Shares that were not redeemed in connection with the Extension. The Extension Note does not bear interest and is repayable in full upon the date of the consummation of an initial Business Combination. As of March 31, 2023 and December 31, 2022, there were amounts of $156,274 and $39,068 outstanding under Extension Note, respectively.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 24, 2022, the Company entered into the Working Capital Loans through the issuance of a promissory note in the principal amount of up to $1,500,000 to the Sponsor for working capital requirements and payment of certain expenses in connection the Company’s initial Business Combination (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of (i) the date of the initial Business Combination or (ii) the winding up of the Company. At any time prior to payment in full of the principal balance of the Convertible Promissory Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants, each exercisable for one share of Class A common stock of the Company (the “Conversion Warrants”), equal to (x) the portion of the principal amount of this Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants and their underlying securities are entitled to certain demand and piggyback registration rights as set forth in the Convertible Promissory Note. The Company determined that the fair value of the Convertible Promissory Note was par value.
As of March 31, 2023 and December 31, 2022, the Company had $1,500,000 and $1,341,000, respectively, borrowings under the Convertible Promissory Note.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Raymond James Agreements
Raymond James & Associates, Inc. (“Raymond James”) was originally engaged by the Company to act as sole manager for the Initial Public Offering and would be entitled to a deferred underwriting fee of $8,750,000 upon the consummation of a Business Combination. In connection with the entry into the TriSalus Merger Agreement, on November 11, 2022, the Company and Raymond James amended that certain Underwriting Agreement, dated December 17, 2020, pursuant to which, Raymond James agreed to waive

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
the foregoing deferred underwriting fee in its entirety if the proposed Business Combination between the Company and TriSalus is consummated. Raymond James was separately engaged by the Company to act as its investment banking advisor in connection with a Business Combination, and will receive customary fees for its services in that role if the Business Combination with TriSalus is consummated. The Company also engaged Raymond James to act as sole placement agent for an institutional debt financing that resulted in the Company’s entry into the non-binding term sheet with Magnetar Capital LLC (“Magnetar”). In consideration for its services as the Company’s investment banking advisor and its services as placement agent, Raymond James will be entitled to receive an aggregate fee ranging between $3 million to $4.5 million from the Company at the closing of the Business Combination with TriSalus plus expense reimbursements, depending on the amount raised in the institutional debt financing with Magnetar and/or other institutional investors, excluding any incremental fee consideration for exercise of the greenshoe. If the Company is unable to consummate the Business Combination with TriSalus or is unable to obtain private financing in connection with the Business Combination with TriSalus, then Raymond James will not receive any compensation for its investment banking advisory or placement agent services, respectively.
Contingent Professional Fees
The Company incurred legal fees of $508,525 and investment advisory fees of $400,000, which were contingent upon the consummation of the Memic Business Combination. On March 12, 2022, the Memic Business Combination was terminated, as such, the incurred contingent legal and investment advisory fees are no longer due. These fees were not recorded on the Company’s consolidated balance sheets, therefore no reversal was required.
The company incurred legal fees of $697,445, which are contingent on the consummation of the Merger with TriSalus. These fees were not recorded on the Company’s consolidated balance sheet.
Terminated Memic Business Combination
Memic Business Combination Agreement
On August 12, 2021, the Company entered into the Business Combination Agreement (the “ Memic Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Memic Merger Sub”).
Termination of Memic Business Combination Agreement
On March 10, 2022, the Company, Memic and Memic Merger Sub entered into a Termination of Memic Business Combination Agreement (the “Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Memic Business Combination Agreement. The termination of the Memic Business Combination Agreement was effective as of March 9, 2022.
As a result of the termination of the Memic Business Combination Agreement, the Memic Business Combination Agreement, along with any Transaction Agreement (as defined in the Memic Business Combination Agreement) entered into in connection therewith, are void and there is no liability under either of the Memic Business Combination Agreement or any Transaction Agreement on the part of any party thereto (including, without limitation, under the SPAC Sponsor Letter Agreement by and among Memic, the Sponsor, and the other parties signatory thereto dated August 12, 2021). Pursuant to the Termination Agreement, subject to certain exceptions, the Company, Memic and Memic Merger Sub have also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the Memic Business Combination.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
TriSalus Business Combination
TriSalus Merger Agreement
On November 11, 2022, the Company (herein referred to as “MTAC” in this Note 6), entered into an Agreement and Plan of Merger (the “TriSalus Merger Agreement”) with MTAC Merger Sub, and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into TriSalus (the “Merger”), with TriSalus surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of MTAC (the transactions contemplated by the TriSalus Merger Agreement and the related ancillary agreements, the “TriSalus Business Combination”). The TriSalus Business Combination is subject to certain closing conditions. Upon consummation of the TriSalus Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.”
Merger Consideration
The aggregate consideration payable to the stockholders of TriSalus at the closing of the TriSalus Business Combination (the “Closing”) is $220,000,000, payable solely in shares of MTAC common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share (the “Closing Merger Consideration”). Immediately prior to the Closing, the shares of Class A common stock of MTAC and the warrants to purchase shares of Class A common stock of MTAC issued to the public that comprise each issued and outstanding Unit will be automatically separated, if not already separated prior to such time, and the holder thereof shall be deemed to hold one share of Class A common stock of MTAC and one-third of one warrant to purchase Class A common stock; provided that any fractional warrants issuable to a holder upon the separation of the Units will be rounded down to the nearest whole number of warrants. Following the separation of the Units but prior to the Closing, the Class B common stock of MTAC will automatically convert into Class A common stock, and pursuant to the proposed amended and restated certificate of incorporation of MTAC to be effective immediately prior to the effective time of the Merger, if approved by MTAC’s stockholders, Class A common stock and Class B common stock will be reclassified into a single class of Common Stock.
Immediately prior to the Closing, each share of TriSalus’ issued and outstanding preferred stock will automatically convert into shares of TriSalus common stock (the “Preferred Conversion”), and all in-the-money TriSalus warrants that would be exercised or otherwise exchanged in full in accordance with their terms by virtue of the occurrence of the TriSalus Business Combination will be exercised for shares of TriSalus common stock, such that the holders thereof will receive Closing Merger Consideration as holders of TriSalus common stock. TriSalus warrants that are out-of-the-money will be cancelled for no consideration immediately prior to the Closing. At the time of the TriSalus Business Combination, the outstanding options for shares of TriSalus common stock under TriSalus’ equity plan will be assumed by MTAC and converted into options to purchase Common Stock (the “Assumed Equity”).
Representations, Warranties and Covenants
The TriSalus Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of MTAC and TriSalus during the period between execution of the TriSalus Merger Agreement and the Closing, including the parties’ agreement not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions. The representations, warranties and covenants made under the TriSalus Merger Agreement will not survive the Closing; provided, however, that any covenants that are to be performed at or after the Closing shall survive until such covenant has been performed or satisfied pursuant to their terms. Each of MTAC and TriSalus have agreed to use their commercially reasonable efforts to cause the TriSalus Business Combination to be consummated as soon as practicable.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Termination
The TriSalus Merger Agreement may be terminated prior to the Closing under certain circumstances, including, among others, (i) by written consent of TriSalus and MTAC, (ii) by written notice from either MTAC or TriSalus, if (A) the Closing has not occurred on or before December 22, 2022, as such date may be extended to match the extension of the last date for MTAC to consummate a Business Combination under its certificate of incorporation (currently June 22, 2023) obtained by MTAC stockholder approval (the “Outside Date”), unless the terminating party’s failure to comply in any material respect with its obligations under the TriSalus Merger Agreement shall have contributed to the failure of the Closing to have occurred on or prior to the Outside Date, (B) the consummation of the TriSalus Business Combination is permanently enjoined, (C) MTAC does not obtain stockholder approval of the TriSalus Business Combination at the special meeting at which such approval shall be voted upon, or (D) by March 31, 2023, MTAC shall not have obtained commitments for private financing of at least $40,000,000 in support of the TriSalus Business Combination, (iii) by written notice from either MTAC or TriSalus, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the TriSalus Merger Agreement that would result in the failure of the conditions to MTAC’s or TriSalus’ obligation to consummate the TriSalus Business Combination and such breach has not been cured by the breaching party within 30 days after receiving notice of such breach, (iv) by TriSalus at any time prior to the approval of the TriSalus Business Combination by MTAC’s public stockholders, if the board of directors of MTAC has made a change in recommendation to its stockholders regarding the TriSalus Business Combination, and (v) by written notice to TriSalus from MTAC, if TriSalus does not obtain stockholder approval within 25 days after delivering an information statement regarding the TriSalus Business Combination to its stockholders.
For additional information, refer to MTAC’s Current Report on Form 8-K, as filed with the SEC on November 14, 2022.
Advisory Agreement
In March 2023, the Company and the Sponsor engaged Ceros Financial Services, Inc. to render certain advisory and placement services to the Company. Pursuant to such engagement, the Sponsor (and not the Company) would be solely responsible for any and all fees and expenses payable to Ceros Financial Services, Inc., if any, that would arise or accrue prior to, or in connection with, the closing of an initial Business Combination.
NOTE 7.   STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2023 and December 31,2022, there were 1,953,422 and 1,953,422 shares of Class A common stock subject to possible redemption which are presented as temporary equity, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 6,250,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.
NOTE 8.   WARRANT LIABILITIES
As of March 31, 2023 and December 31, 2022, there were 8,333,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:
•
in whole and not in part;

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
As of March 31, 2023 and December 31, 2022, there were 4,933,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
NOTE 9.   FAIR VALUE MEASUREMENTS
At March 31, 2023, assets held in the Trust Account were comprised of $20,219,328 in cash. During the three months ended March 31, 2023, the Company did not withdraw any of interest income from the Trust Account.
At December 31, 2022, assets held in the Trust Account were comprised of $19,827,884 in cash. During the year ended December 31, 2022, the Company withdrew $905,000 of interest income from the Trust Account to pay for taxes and $232,371,273 in connection with redemptions of common stock.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of the Trust Account at March 31, 2023 and December 31, 2022, are as follows:
	Level	March 31, 2023	December 31, 2022
Assets:
Cash and investments held in Trust Account	1	$20,219,328	$19,827,884
Liabilities:
Warrant Liabilities – Public Warrants	2	$500,000	$666,667
Warrant Liabilities – Private Placement Warrants	3	$296,000	$394,667
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the statements of operations.
The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo Simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The expected volatility as of the Initial Public Offering date and subsequent was derived from observable Public Warrant pricing on comparable ‘blank-check’ companies without an identified target. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The key inputs into the Monte Carlo Simulation for the Private Placement Warrants as of March 31, 2023 and December 31, 2022, were as follows:
	March 31, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.20	$10.03
Volatility	5.10%	6.40%
Term	5.23	5.25
Risk-free rate	3.53%	3.91%
Dividend yield	0.00%	0.00%

MEDTECH ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
The following table presents the changes in the Level 3 fair value of warrant liabilities during the three months ended March 31, 2023 and December 31, 2022:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2022	$394,667	$—	$394,667
Change in fair value	(98,667)	—	(98,667)
Fair value as of March 31, 2023	$296,000	$—	$296,000
Private Placement
Fair value as of December 31, 2021	$2,565,333
Change in fair value	(1,282,666)
Fair value as of March 31, 2022	$1,282,667
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period ended March 31, 2023 and 2022.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
On April 4, 2023, the Company, MTAC Merger Sub, and TriSalus amended the TriSalus Merger Agreement (the “TriSalus Amendment”) to, among other matters, provide for the assumption by the Company of any restricted stock unit awards under TriSalus’ existing equity plan that are outstanding as of immediately prior to the closing of the TriSalus Business Combination, which will be converted into restricted stock unit awards covering shares of Common Stock. For additional information, refer to the Company’s Current Report on Form 8-K, as filed with the SEC on April 5, 2023.
On April 10, 2023, the Company drew an additional $60,000 on 2022 Promissory Note III as described in Note 5.
Subsequent to March 31, 2023, $39,068 was drawn on the Extension Note, as described in Note 5 and deposited into the Trust Account. In addition, TriSalus deposited $39,068 in the Trust Account pursuant to the Merger Agreement.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
Medtech Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Medtech Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 22, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 22, 2023
PCAOB Number 100

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2022	2021
ASSETS
Current assets
Cash	$153,563	$200,884
Prepaid expenses	206,329	325,000
Total current assets	359,892	525,884
Cash and investments held in Trust Account	19,827,884	250,007,295
TOTAL ASSETS	$20,187,776	$250,533,179
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$1,442,941	$1,057,616
Due to stockholders	48,135	—
Income taxes payable	27,854	—
Extension Note	39,068	—
Promissory note – related party	944,000	544,000
Total current liabilities	2,501,998	1,601,616
Warrant liabilities	1,061,334	6,898,666
Convertible Promissory Note – related party	1,341,000	—
Deferred underwriting fee payable	8,750,000	8,750,000
TOTAL LIABILITIES	13,654,332	17,250,282
Commitments and Contingencies
Class A common stock subject to possible redemption, 1,953,422 and 25,000,000 shares at $10.14 and $10.00 per share redemption value as of December 31, 2022 and 2021, respectively	19,800,030	250,000,000
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.0001 per share; 1,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A common stock, par value $0.0001 per share; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized; 6,250,000 shares issued and outstanding as of December 31, 2022 and 2021	625	625
Additional paid-in capital	—	—
Accumulated deficit	(13,267,211)	(16,717,728)
TOTAL STOCKHOLDERS’ DEFICIT	(13,266,586)	(16,717,103)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$20,187,776	$250,533,179
The accompanying notes are an integral part of these consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Year Ended December 31,
	2022	2021
General and administrative expenses	$2,746,125	$3,040,714
Loss from operations	(2,746,125)	(3,040,714)
Other income:
Change in fair value of warrant liabilities	5,837,332	7,744,000
Interest earned on cash and investments held in Trust Account	3,018,726	63,997
Total other income	8,856,058	7,807,997
Income before provision for income taxes	6,109,933	4,767,283
Provision for income taxes	(570,854)	—
Net income	$5,539,079	$4,767,283
Weighted average shares outstanding of Class A common stock	23,358,326	25,000,000
Basic and diluted net income per share, Class A common stock	$0.19	$0.15
Weighted average shares outstanding of Class B common stock	6,250,000	6,250,000
Basic and diluted net income per share, Class B common stock	$0.19	$0.15
The accompanying notes are an integral part of these consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2021	6,250,000	$625	$—	$(21,485,011)	$(21,484,386)
Net income	—	—	—	4,767,283	4,767,283
Balance – December 31, 2021	6,250,000	625	—	(16,717,728)	(16,717,103)
Investment pursuant to business combination agreement	—	—	82,741	—	82,741
Accretion for Class A common stock to redemption amount	—	—	(82,741)	(2,088,562)	(2,171,303)
Net income	—	—	—	5,539,079	5,539,079
Balance – December 31, 2022	6,250,000	$625	$—	$(13,267,211)	$(13,266,586)
The accompanying notes are an integral part of these consolidated financial statements.

MEDTECH ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$5,539,079	$4,767,283
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(5,837,332)	(7,744,000)
Interest earned on cash and investments held in Trust Account	(3,018,726)	(63,997)
Changes in operating assets and liabilities:
Prepaid expenses	118,671	348,200
Accounts payable and accrued expenses	385,325	954,400
Due to stockholders	48,135	—
Income taxes payable	27,854	—
Net cash used in operating activities	(2,736,994)	(1,738,114)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(78,136)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	905,000	60,000
Cash withdrawn from Trust Account in connection with redemptions	232,371,273	—
Net cash provided by investing activities	233,198,137	60,000
Cash Flows from Financing Activities:
Proceeds from promissory note	39,068	—
Proceeds from promissory note – related party	400,000	544,000
Proceeds from Convertible Promissory Note – related party	1,341,000	—
Extension capital contribution from TriSalus	82,741	—
Redemptions of Class A common stock	(232,371,273)	—
Net cash (used in) provided by financing activities	(230,508,464)	544,000
Net Change in Cash	(47,321)	(1,134,114)
Cash – Beginning of year	200,884	1,334,998
Cash – End of year	$153,563	$200,884
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$543,000	$—
The accompanying notes are an integral part of the financial statements.

MEDTECH ACQUISITION CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
MedTech Acquisition Corporation (the “Company”) was incorporated in Delaware on September 11, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company has one wholly-owned subsidiary that was created on November 9, 2022, MTAC Merger Sub, Inc, a Delaware corporation (“Merger Sub”).
As of December 31, 2022, the Company had not commenced any operations. All activity from inception through December 31, 2022, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination, including the terminated Memic Business Combination and the Merger Agreement with TriSalus (as defined and more fully described in Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering, held in the Trust Account.
The registration statements for the Company’s Initial Public Offering were declared effective on December 17, 2020. On December 22, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to MedTech Acquisition Sponsor LLC (the “Sponsor”), generating gross proceeds of $7,400,000, which is described in Note 4.
Following the closing of the Initial Public Offering on December 22, 2020, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
Transaction costs amounted to $14,161,525, consisting of $5,000,000 in cash underwriting fees, $8,750,000 of deferred underwriting fees and $411,525 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and net of taxes payable). The

Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by June 22, 2023 (or such earlier date as determined by the board of directors of the Company (the “Board”)) and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company will have until June 22, 2023 (or such earlier date as determined by the Board) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
On December 12, 2022, the Company held a special meeting in lieu of the 2022 annual meeting of stockholders. At the meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial business combination from December 22, 2022 to June 22, 2023 (or such earlier date as determined by the Board). The Company filed the Extension Amendment with the Secretary of State of the State of Delaware on December 12, 2022.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2022, the Company had $153,563 in its operating bank account and working capital deficit of $2,114,252, which excludes $27,854 of income taxes payable.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).
On December 30, 2021, the Company issued an unsecured promissory note to the Sponsor in the principal amount of $544,000 (the “2021 Promissory Note”). The 2021 Promissory Note, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of December 31, 2022 and 2021, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued an unsecured promissory note in the principal amount of up to $400,000 to the Sponsor (the “2022 Promissory Note”). The 2022 Promissory Note, as described in Note 5, does not bear interest and matures upon closing of the Company’s initial Business Combination. As of December 31, 2022 and 2021, there was $400,000 and $0 outstanding under the 2022 Promissory Note, respectively.

On May 24, 2022, the Company issued the Convertible Promissory Note (as defined in Note 5) in the principal amount of up to $1,500,000 to the Sponsor. As of December 31, 2022 and 2021, there were amounts of $1,341,000 and $0 outstanding under the Convertible Promissory Note, respectively.
On December 16, 2022, the Company issued a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor (the “Extension Note”), pursuant to which the Sponsor agreed to loan to the Company up to $468,821 (the “Extension Funds”) to deposit into the Company’s trust account (the “Trust Account”) for the shares of Class A common stock of the Company (the “Public Shares”) that were not redeemed in connection with the extension of the Company’s termination date from December 22, 2022 to June 22, 2023 or such earlier date as determined by the Board (the “Extension”). The Extension Note, as described in Note 5, does not bear interest and is repayable in full upon the date of the consummation of an initial business combination. As of December 31, 2022 and 2021, there were the amounts of $39,068 and $0 outstanding under Extension Note, respectively.
The Company will deposit $0.04 per share into the Trust Account for each month (commencing on December 23, 2022 and ending on the 22nd day of each subsequent month) (the “Extension Deposit”), or portion thereof, that is needed by the Company to complete an initial business combination until June 22, 2023 or such earlier date as determined by the Board (the “Extension”).
Pursuant to the Merger Agreement, TriSalus has agreed to pay, as a transactional expense and not as a loan, for 50% of the costs incurred by the Company in connection with the preparation and filing of applicable proxy materials and the holding of the Meeting (as defined below) (TriSalus’ portion of such fees, the “TriSalus Extension Fees”), in addition to 50% of the amounts deposited into the Trust Account in connection with the Extension, with the remainder to be funded by the Sponsor and/or its designee in the form of a loan to the Company; provided that TriSalus’ obligation to pay the TriSalus Extension Fees and its portion of the deposits for the Extension will terminate immediately at the earliest to occur of (i) the closing date of the TriSalus Business Combination and (ii) the valid termination of the Merger Agreement. Upon such termination, the Company will have no obligation to repay the TriSalus Extension Fees or any portion of the Extension Funds paid by TriSalus.
On December 16, 2022, the Company issued an unsecured promissory note in the principal amount of up to $1,000,000 (the “Working Capital Note”) to the Sponsor for working capital purposes, which may be drawn down from time to time upon request by the Company. The Working Capital Note does not bear interest and the principal amount will not be payable if the Company fails to complete its initial business combination within the required time period as set forth in its amendment and restated certificate of incorporation, as amended from time to time. As of December 31, 2022 and 2021, there was no outstanding amount under the Working Capital Note.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 22, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 22, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by the stockholders to extend the period of time to complete the Company’s initial Business Combination (the “extension vote”) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, which were formed on November 9, 2022. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $153,563 and $200,884 of cash as of December 31, 2022 and 2021, respectively, and no cash equivalents.
Cash and Investments Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held to maturity in accordance with FASB Accounting Standard Codification (“ASC”) Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2022, substantially all of the assets held in the Trust Account were held in a demand deposit account held by Continental Stock Transfer & Trust Company. At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest primarily in U.S. Treasury securities. The money market funds are presented at fair value within the accompanying consolidated balance sheets, and fair value of the investments in the Trust Account is equal to the amortized cost basis of the money market funds.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.
In connection with the special meeting in lieu of the 2022 annual meeting of stockholders held by the Company on December 12, 2022, stockholders holding 23,046,578 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $232.37 million (approximately $10.08 per Public Share) was removed from the Trust Account to pay such holders and approximately $19.70 million remains in the Trust Account. Following redemptions, the Company has 1,953,422 Public Shares outstanding. $78,137 was deposited into the Trust Account of which 50% was be drawn down under the Extension Note and 50% was funded by TriSalus.
Accordingly, at December 31, 2022 and 2021, 1,953,422 and 25,000,000 shares of Class A common stock subject to possible redemption are presented at $10.14 and $10.00 redemption value, respectively, as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
At December 31, 2022 and 2021, the Class A common stock subject to possible redemption reflected in the consolidated balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption, January 1, 2021	$250,000,000
Plus:
Accretion of carrying value to redemption value
Class A common stock subject to possible redemption, December 31, 2021	250,000,000
Less:
Redemptions of Class A common stock	(232,371,273)
Plus:
Accretion of carrying value to redemption value	2,093,167
Extension Deposit	78,136
Class A common stock subject to possible redemption, December 31, 2022	$19,800,030
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. A total of $14,161,525 in offering costs was incurred. Of these offering costs, $13,638,664 was related to the Initial Public Offering and charged to Class A Common Stock subject to possible redemption. Offering costs allocable to Public Warrants (as defined below) and Private Placement Warrants were $514,106 and $8,755, respectively, and expensed at the date of Initial Public Offering.

Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model. The Public Warrants for periods where no observable traded price was available were also valued using a Monte Carlo simulation Model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. As of December 31, 2022 and 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was 9.34% and 0% for the years ended December 31, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income per Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net income per share of common stock is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company has two classes of common stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of common stock, which assumes a business combination as to be the most likely outcome. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,266,666 shares of Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common stock is the same as basic net income per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except share and per share amounts):
	For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$4,369,839	$1,169,240	$3,813,826	$953,457
Denominator:
Basic and diluted weighted average shares outstanding	23,358,326	6,250,000	25,000,000	6,250,000
Basic and diluted net income per share of common stock	$0.19	$0.19	$0.15	$0.15
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the Warrant Liabilities (See Note 10).
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   PUBLIC OFFERING
In connection with the Initial Public Offering, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,400,000) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On September 11, 2020, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in 6,325,000 Founder Shares outstanding. As a result of the partial over-allotment exercised by the underwriters, 75,000 shares of Class B common stock were forfeited, and no shares remain subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and

(B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 22, 2020, to pay the Sponsor an amount not to exceed $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred $120,000, in fees for these services. For the year ended December 31, 2021, the Company incurred $120,000, in fees for these services. There were $240,000 and $120,000 included in accrued expenses for these services in the accompanying consolidated balance sheets at December 31, 2022 and 2021, respectively.
Promissory Note — Related Party
On December 30, 2021, the Company issued the 2021 Promissory Note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $544,000. The 2021 Promissory Note is non-interest bearing. No amount shall be due under the 2021 Promissory Note if the Business Combination is not consummated on or before June 22, 2023 (or such earlier date as determined by the Board). As of December 31, 2022 and 2021, there was $544,000 outstanding under the 2021 Promissory Note.
On January 28, 2022, the Company issued the 2022 Promissory Note I in the principal amount of up to $400,000 to the Sponsor. The 2022 Promissory Note is non-interest bearing. No amount shall be due under 2022 Promissory Note if the Business Combination is not consummated on or before June 22, 2023 (or such earlier date as determined by the Board). As of December 31, 2022 and 2021, there were amounts of $400,000 and $0 outstanding under the 2022 Promissory Note, respectively.
On December 16, 2022, the Company issued the Extension Note, a promissory note in the aggregate principal amount of up to $468,821 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company the Extension Funds to deposit into the Trust Account for the Public Shares that were not redeemed in connection with the Extension. The Extension Note does not bear interest and is repayable in full upon the date of the consummation of an initial business combination. As of December 31, 2022 and 2021, there was $39,068 and $0 outstanding under Extension Note, respectively.
On December 16, 2022, the Company issued the 2022 Promissory Note I, an unsecured promissory note in the principal amount of up to $1,000,000 to the Sponsor for working capital purposes, which may be drawn down from time to time upon request by the Company. The Working Capital Note does not bear interest and the principal amount will not be payable if the Company fails to complete its initial business combination within the Combination Period. As of December 31, 2022 and 2021, there was no outstanding under Working Capital Note, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to

$1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants as described in Note 8.
On May 24, 2022, the Company issued a promissory note in the principal amount of up to $1,500,000 to the Sponsor for working capital requirements and payment of certain expenses in connection the Company’s initial Business Combination (“Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of (i) the date of the initial Business Combination or (ii) the winding up of the Company. At any time prior to payment in full of the principal balance of the Convertible Promissory Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance into that number of warrants, each exercisable for one share of Class A common stock of the Company (the “Conversion Warrants”), equal to (x) the portion of the principal amount of this Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants and their underlying securities are entitled to certain demand and piggyback registration rights as set forth in the Convertible Promissory Note. The Company determined that the fair value of the Convertible Promissory Note was par value. As of December 31, 2022 and 2021, the Company had $1,341,000 and $0, respectively, borrowings under the Working Capital Loans.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Raymond James Agreements
Raymond James & Associates, Inc. (“Raymond James”) was originally engaged by the Company to act as sole manager for the Initial Public Offering and would be entitled to a deferred underwriting fee of $8,750,000 upon the consummation of a Business Combination. In connection with the entry into the Merger Agreement with TriSalus, on November 11, 2022, the Company and Raymond James amended that certain Underwriting Agreement, dated December 17, 2020, pursuant to which, Raymond James agreed to waive the foregoing deferred underwriting fee in its entirety if the proposed Business Combination between the Company and TriSalus is consummated. Raymond James was separately engaged by the Company to act as its investment banking advisor in connection with a Business Combination, and will receive customary fees for its services in that role if the Business Combination with TriSalus is consummated. The Company also engaged Raymond James to act as sole placement agent for an institutional debt financing that resulted in the Company’s entry into the non-binding term sheet with Magnetar Capital LLC (“Magnetar”). In consideration for its services as the Company’s investment banking advisor and its services as placement agent, Raymond James will be entitled to receive an aggregate fee ranging between $3 million to $4.5 million from the Company at the closing of the Business Combination with TriSalus plus expense reimbursements, depending on the amount raised in the institutional debt financing with Magnetar and/or other institutional investors, excluding any incremental fee consideration for exercise of the greenshoe. If the Company is unable to consummate the Business Combination with TriSalus or is unable to obtain private financing in connection with the Business Combination with TriSalus, then Raymond James will not receive any compensation for its investment banking advisory or placement agent services, respectively.

Contingent Professional Fees
The Company incurred legal fees of $508,525 and investment advisory fees of $400,000, which were contingent upon the consummation of the Memic Business Combination. On March 12, 2022, the Memic Business Combination was terminated, as such, the incurred contingent legal and investment advisory fees are no longer due. These fees were not recorded on the Company’s consolidated balance sheets, therefore no reversal was required.
The company incurred legal fees of $479,262, which are contingent on the consummation of the Merger with TriSalus. These fees were not recorded on the Company’s consolidated balance sheet.
Business Combination Agreement
On August 12, 2021, the Company entered into the Business Combination Agreement (the “Memic Business Combination Agreement”) with Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (“Memic”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Memic (“Merger Sub”).
Termination of Business Combination Agreement
On March 10, 2022, the Company, Memic and Merger Sub entered into a Termination of Business Combination Agreement (the “Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Business Combination Agreement. The termination of the Business Combination Agreement was effective as of March 9, 2022.
As a result of the termination of the Business Combination Agreement, the Business Combination Agreement, along with any Transaction Agreement (as defined in the Business Combination Agreement) entered into in connection therewith, are void and there is no liability under either of the Business Combination Agreement or any Transaction Agreement on the part of any party thereto (including, without limitation, under the SPAC Sponsor Letter Agreement by and among Memic, the Sponsor, and the other parties signatory thereto dated August 12, 2021). Pursuant to the Termination Agreement, subject to certain exceptions, the Company, Memic and Merger Sub have also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the business combination.
Merger Agreement
On November 11, 2022, the Company (herein referred to as “MTAC” in this Note 6), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (“TriSalus”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into TriSalus (the “Merger”), with TriSalus surviving the Merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of MTAC (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “TriSalus Business Combination”). The TriSalus Business Combination is subject to certain closing conditions. Upon consummation of the TriSalus Business Combination, MTAC will be renamed “TriSalus Life Sciences, Inc.”
Merger Consideration
The aggregate consideration payable to the stockholders of TriSalus at the closing of the TriSalus Business Combination (the “Closing”) is $220,000,000, payable solely in shares of MTAC common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share (the “Closing Merger Consideration”). Immediately prior to the Closing, the shares of Class A Common Stock of MTAC and the warrants to purchase shares of Class A Common Stock of MTAC issued to the public that comprise each issued and outstanding Unit will be automatically separated, if not already separated prior to such time, and the holder thereof shall be deemed to hold one share of Class A Common Stock of MTAC and one-third of one warrant to purchase Class A Common Stock; provided that any fractional warrants issuable to a holder upon the separation of the Units will be rounded down to the nearest whole number of warrants.

Following the separation of the Units but prior to the Closing, the Class B Common Stock of MTAC will automatically convert into Class A Common Stock, and pursuant to the proposed amended and restated certificate of incorporation of MTAC to be effective immediately prior to the effective time of the Merger, if approved by MTAC’s stockholders, Class A Common Stock and Class B Common Stock will be reclassified into a single class of Common Stock.
Immediately prior to the Closing, each share of TriSalus’ issued and outstanding preferred stock will automatically convert into shares of TriSalus common stock (the “Preferred Conversion”), and all in-the-money TriSalus warrants that would be exercised or otherwise exchanged in full in accordance with their terms by virtue of the occurrence of the TriSalus Business Combination will be exercised for shares of TriSalus common stock, such that the holders thereof will receive Closing Merger Consideration as holders of TriSalus common stock. TriSalus warrants that are out-of-the-money will be cancelled for no consideration immediately prior to the Closing. At the time of the TriSalus Business Combination, the outstanding options for shares of TriSalus common stock under TriSalus’ equity plan will be assumed by MTAC and converted into options to purchase Common Stock (the “Assumed Equity”).
Representations, Warranties and Covenants
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of MTAC and TriSalus during the period between execution of the Merger Agreement and the Closing, including the parties’ agreement not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions. The representations, warranties and covenants made under the Merger Agreement will not survive the Closing; provided, however, that any covenants that are to be performed at or after the Closing shall survive until such covenant has been performed or satisfied pursuant to their terms. Each of MTAC and TriSalus have agreed to use their commercially reasonable efforts to cause the TriSalus Business Combination to be consummated as soon as practicable.
Termination
The Merger Agreement may be terminated prior to the Closing under certain circumstances, including, among others, (i) by written consent of TriSalus and MTAC, (ii) by written notice from either MTAC or TriSalus, if (A) the Closing has not occurred on or before December 22, 2022, as such date may be extended to match the extension of the last date for MTAC to consummate a Business Combination under its certificate of incorporation (currently June 22, 2023) obtained by MTAC stockholder approval (the “Outside Date”), unless the terminating party’s failure to comply in any material respect with its obligations under the Merger Agreement shall have contributed to the failure of the Closing to have occurred on or prior to the Outside Date, (B) the consummation of the TriSalus Business Combination is permanently enjoined, (C) MTAC does not obtain stockholder approval of the TriSalus Business Combination at the special meeting at which such approval shall be voted upon, or (D) by March 31, 2023, MTAC shall not have obtained commitments for private financing of at least $40,000,000 in support of the TriSalus Business Combination, (iii) by written notice from either MTAC or TriSalus, in the event that the other party breaches any of its representations, warranties, covenants or other agreements under the Merger Agreement that would result in the failure of the conditions to MTAC’s or TriSalus’ obligation to consummate the TriSalus Business Combination and such breach has not been cured by the breaching party within 30 days after receiving notice of such breach, (iv) by TriSalus at any time prior to the approval of the TriSalus Business Combination by MTAC’s public stockholders, if the board of directors of MTAC has made a change in recommendation to its stockholders regarding the TriSalus Business Combination, and (v) by written notice to TriSalus from MTAC, if TriSalus does not obtain stockholder approval within 25 days after delivering an information statement regarding the TriSalus Business Combination to its stockholders.
For additional information, refer to MTAC’s Current Report on Form 8-K, as filed with the SEC on November 14, 2022.
NOTE 7.   STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 1,953,422 and 25,000,000 shares of Class A common stock subject to possible redemption which are presented as temporary equity, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,250,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.
NOTE 8.   WARRANT LIABILITIES
As of December 31, 2022 and 2021, there were 8,333,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if  (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
As of December 31, 2022 and 2021, there were 4,933,333 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement

Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   INCOME TAX
The Company’s net deferred tax assets for the year ended December 31, 2022 and 2021 are as follows:
	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforward	$—	$40,819
Organizational costs/start-up expenses	1,160,666	606,383
Total deferred tax assets	1,160,666	647,202
Valuation allowance	(1,160,666)	(647,202)
Deferred tax assets, net of allowance	$—	$—
The income tax provision for the years ended December 31, 2022 and 2021 consisted of the following:
	For the Year Ended December 31,
	2022	2021
Federal
Current	$570,854	$—
Deferred	(513,464)	(625,111)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	513,464	625,111
Income tax provision	$570,854	$—
As of December 31, 2022 and 2021, the Company had a U.S. federal net operating loss carryover of approximately $0 and $194,000 available to offset future taxable income, respectively.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $513,464 and $625,111, respectively.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrant liabilities	(20.1)%	(34.1)%
Change in valuation allowance	8.4%	13.1%
Income tax provision	9.3%	(0.0)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 10.   FAIR VALUE MEASUREMENTS
At December 31, 2022, assets held in the Trust Account were comprised of $19,827,884 in cash. During the year ended December 31, 2022, the Company withdrew $905,000 of interest income from the Trust Account to pay for taxes and $232,371,273 in connection with redemptions of common stock.
At December 31, 2021, assets held in the Trust Account were comprised of $250,007,295 in money market funds. During the year ended December 31, 2021, the Company withdrew $60,000 of interest income from the Trust Account to pay for taxes.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding loss and fair value of the Trust Account at December 31, 2022 and 2021, are as follows:
	Level	December 31, 2022	December 31, 2021
Assets:
Cash and investments held in Trust Account	1	$19,827,884	$250,007,295
Liabilities:
Warrant Liabilities – Public Warrants	1	$666,667	$4,333,333
Warrant Liabilities – Private Placement Warrants	3	$394,667	$2,565,333
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants in the statements of operations.
The Private Placement Warrants were initially and subsequently valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Monte Carlo Simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. Significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. The expected volatility as of the Initial Public Offering date and subsequent was derived from observable Public Warrant pricing on comparable ‘blank-check’ companies without an identified target. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The key inputs into the Monte Carlo Simulation for the Private Placement Warrants as of December 31, 2022 and 2021, were as follows:
	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.03	$9.88
Volatility	6.40%	9.60%
Term	5.25	5.16
Risk-free rate	3.91%	1.27%
Dividend yield	0.00%	0.00%

The following table presents the changes in the Level 3 fair value of warrant liabilities during the years ended December 31, 2022 and 2021:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2021	$2,565,333	$—	$2,565,333
Change in fair value	(2,170,666)	—	(2,170,666)
Fair value as of December 31, 2022	$394,667	$—	$394,667
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$5,476,000	$9,166,666	$14,642,666
Change in fair value	(2,910,667)	(4,833,333)	(7,744,000)
Transfer to level 1	—	(4,333,333)	(4,333,333)
Fair value as of December 31, 2021	$2,565,333	$—	$2,565,333
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $4,333,333, when the Public Warrants were separately listed and traded. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2022.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
Subsequent to December 31, 2022, $78,136 was drawn on the Extension Note, as described in Note 5 and deposited into the Trust Account. In addition, TriSalus deposited $78,136 in the Trust Account pursuant to the Merger Agreement.
On January 13, 2023, the Company drew an additional $159,000 on the Convertible Promissory Note as described in Note 5.
On January 13, 2023 and February 8, 2023, the Company drew an additional $215,222 and $200,000 on the 2022 Promissory Note III as described in Note 5, respectively.
In March 2023, the Company and the Sponsor engaged Ceros Financial Services, Inc. to render certain advisory and placement services to the Company. Pursuant to such engagement, the Sponsor (and not the Company) would be solely responsible for any and all fees and expenses payable to Ceros Financial Services, Inc., if any, that would arise or accrue prior to, or in connection with, the closing of an initial Business Combination.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands except share and per share data)
	March 31, 2023	December 31, 2022
Assets
Assets
Cash and cash equivalents	$6,760	$9,414
Accounts receivable	1,592	1,557
Inventory, net	1,721	1,471
Prepaid expenses	5,121	4,772
Total current assets	15,194	17,214
Property and equipment, net	2,059	2,231
Right-of-use assets	1,375	1,381
Intangible assets, net	847	802
Other assets	367	367
Total assets	$19,842	$21,995
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Trade payables	$4,459	$4,947
Accrued liabilities	6,178	6,377
Series B-2 tranche liabilities	3,213	4,702
Series B-3 warrant liabilities	7,127	15,819
Short-term lease liabilities	373	370
Other current liabilities	844	141
Total current liabilities	22,194	32,356
Long-term lease liabilities	1,501	1,593
Warrant liabilities and other long-term liabilities	262	369
Total liabilities	23,957	34,318
Commitments and contingencies
Convertible preferred stock	180,358	164,006
Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 1,250,000,000 shares at March 31, 2023, and December 31, 2022, respectively; issued and outstanding, 17,952,876 and 14,075,524 shares at March 31, 2023, and December 31, 2022, respectively	18	14
Additional paid-in capital	11,094	10,015
Accumulated deficit	(195,585)	(186,358)
Total stockholders’ deficit	(184,473)	(176,329)
Total liabilities, convertible preferred stock and stockholders’ deficit	$19,842	$21,995
See accompanying notes to condensed consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Operations
Three months ended March 31, 2023 and 2022
(unaudited, in thousands except share and per share data)
	2023	2022
Revenue	$2,984	$2,370
Cost of goods sold	662	376
Gross profit	2,322	1,994
Operating expenses:
Research and development	5,642	4,767
Sales and marketing	3,249	2,705
General and administrative	3,552	2,413
Loss from operations	(10,121)	(7,891)
Interest income	35	1
Interest expense	(5)	—
Gain on conversion	—	—
Loss on equity issuance	(584)	—
Change in fair value of tranche and warrant liabilities	2,421	19
Other income and expense, net	(19)	(2)
Loss before income taxes	(8,273)	(7,873)
Income tax benefit	5	—
Net loss available to common stockholders	$(8,268)	$(7,873)
Deemed dividend related to Series B-2 preferred stock down round provision	$(959)	$—
Net loss attributable to common stockholders	$(9,227)	$(7,873)
Net loss per share, basic and diluted	$(0.57)	$(0.68)
Weighted average common shares outstanding, basic and diluted	16,166,581	11,507,292
See accompanying notes to condensed consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Stockholders’ Deficit
Three months ended March 31, 2023 and 2022
(unaudited, in thousands except share data)
	Three months ended March 31, 2022
	Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount
At December 31, 2021	10,719,806	$11	$6,727	$(136,342)	$(129,604)
Exercise of options	1,401,250	1	61	—	62
Stock-based compensation	—	—	62	—	62
Net loss	—	—	—	(7,873)	(7,873)
At March 31, 2022	12,121,056	$12	$6,850	$(144,215)	$(137,353)
	Three months ended March 31, 2023
	Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount
At December 31, 2022	14,075,524	$14	$10,015	$(186,358)	$(176,329)
Exercise of options	3,877,352	4	46	—	50
Stock-based compensation	—	—	74	—	74
Deemed dividend	—	—	959	(959)	—
Net loss	—	—	—	(8,268)	(8,268)
At March 31, 2023	17,952,876	$18	$11,094	$(195,585)	$(184,473)
See accompanying notes to condensed consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2023 and 2022
(unaudited, in thousands)
	2023	2022
Cash flows from operating activities:
Net loss available to common stockholders	$(8,268)	$(7,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	184	275
Gain on fair value adjustment of warrants	(2,421)	(19)
Extinguishment of tranche liabilities	(881)	—
Loss on equity issuance	1,465	—
Stock-based compensation expense	74	62
Gain (loss) on disposal of fixed assets	16	2
Changes in operating assets and liabilities:
Accounts receivable	(35)	71
Inventory	(250)	8
Other assets	(348)	(1,957)
ROU assets	6	—
Trade payables, accrued expenses and other liabilities	(52)	(1,160)
Net cash used in operating activities	(10,510)	(10,591)
Cash flows from investing activities:
Purchases of property and equipment	(7)	(270)
Cash paid for intellectual property and licenses	(67)	(129)
Net cash used in investing activities	(74)	(399)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock	3,182	—
Proceeds from exercise of preferred stock warrants	4,720	—
Payments on finance lease liabilities	(22)	(1)
Cash proceeds from the exercise of stock options and warrants for common stock	50	61
Net cash provided by financing activities	7,930	60
Decrease in cash, cash equivalents and restricted cash	(2,654)	(10,930)
Cash, cash equivalents and restricted cash, beginning of period	9,664	30,301
Cash, cash equivalents and restricted cash, end of period	$7,010	$19,371
Supplemental disclosures of cash flow information:
Supplemental disclosure of noncash items:
Value of warrants issued with Series B-2 preferred stock	$4,647	$—
Transfer of warrant liability to preferred stock upon exercise of warrants	11,633	—
See accompanying notes to condensed consolidated financial statements.

TriSalus Life Sciences, Inc.
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)
(Unaudited)
(1)
Nature of Business

TriSalus Life Sciences, Inc. (the “Company,” “we,” “us”), a Delaware corporation, was incorporated in 2009 as Surefire Medical, Inc. The Company began doing business as TriSalus Life Sciences (“TriSalus”) in 2018, and changed its name to TriSalus Life Sciences, Inc., in August 2021. We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery (“PEDD™”) infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance immune system response in the treatment of hepatocellular cancer, pancreatic cancer and other liver solid tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed vessels in the tumor to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. PEDD with SmartValve has been shown in prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response.
TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav Infusion System, introduced in 2020, the Surefire Medical Infusion System and a family of related guiding catheters. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval is scheduled to expire at the end of 2023. TriSalus intends to apply for a Category III code with the American Medical Association (the “AMA”). The AMA routinely creates these codes for emerging technology, services and procedures. The Category III code will allow for continuing reimbursement for the TriNav device at similar reimbursement rates for the period beginning January 1, 2024 but there can be no assurance that such permanent code will be granted or that continuing reimbursement will be available at similar reimbursement rates.
We believe the full potential of our technology can be realized through the combination of our drug delivery technology with immune-oncology drugs, so, in July 2020, we acquired our first immune-oncology drug, SD-101, and began clinical development of SD-101 for treatment of liver and pancreatic cancers.
We have funded operations to date principally with proceeds from the sale of preferred stock and from the issuance of debt and convertible debt. Since inception of the Company in 2009 through March 31, 2023, we have issued for cash $116,572 of preferred stock, which, along with $507 from common stock and $57,466 from convertible notes and warrants, has funded our accumulated deficit of $195,454. During the three months ended March 31, 2023, we raised $3,189 in cash through the issuance of Series B-2 preferred stock, $4,818 in cash through the issuance of Series B-3 preferred stock, and $50 from the exercise of stock options.
As of March 31, 2023, we had cash and cash equivalents of $6,760. The Company is still in its early stage, has yet to generate revenues sufficient to create positive cash flow and has an accumulated deficit of $195,454 as of March 31, 2023. We are currently undergoing a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutics company whereby our medical devices will be marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation requires that we restructure our operating infrastructure, resulting in an increase in operating expenses — including the development of a candidate pharmaceutical — that, in the short term, will not be fully offset by increased revenues. We expect that, absent the plans described below, cash on hand will last into the second quarter of 2023.
In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated the conditions and events have raised substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements were issued. Management’s plans to address the conditions and events have considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.
Our ability to fund future operations and to continue the execution of our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or long-term debt. There can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.
Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, causes substantial doubt to exist about our ability to continue as a going concern and management’s plans do not alleviate the existence of substantial doubt. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.
We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market the candidate pharmaceutical, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop the candidate pharmaceutical, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will be successful in addressing such risks.
(2)
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The interim unaudited condensed consolidated financial statements are comprised of the financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles (“GAAP”) has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the three months ended March 31, 2023, are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2023. The accompanying Unaudited Condensed Financial Statements should be read in conjunction with the audited Consolidated Financial Statements included elsewhere in this registration statement/prospectus.
(a)
Cash, Cash Equivalents and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents. We invest excess cash primarily in money market funds.

(b)
Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of embedded derivatives related to the convertible notes, the valuation of warrant and tranche liabilities, and the valuation allowance on deferred tax assets.
(3)
Financial Instruments

Our financial instruments consist of cash, accounts receivable, accounts payable, and warrants to purchase preferred stock. The carrying values of these financial instruments (other than warrants and tranche liabilities, which are held at fair value) approximate fair value at March 31, 2023, and December 31, 2022. In general, asset and liability fair values are determined using the following categories:
Level 1 — Inputs utilize quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.
Level 3 — Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.
Our warrants and tranche liabilities are measured at fair value on a recurring basis. The carrying amount of outstanding warrant liabilities was $7,389 and $16,188 at March 31, 2023, and December 31, 2022, respectively. The carrying amount of outstanding tranche liabilities was $3,213 and $4,702 at March 31, 2023, and December 31, 2022, respectively. These carrying values represent the remeasurement to fair value each reporting period based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the probabilities assigned to the status quo scenario and the potential closing of the Business Combination (see Note 11) scenario, the value of the Series B-3 warrants upon closing of the Business Combination, the fair value of the Company, the fair value of the underlying preferred stock, the Company’s volatility, discount rate, and expected term of the related instrument. See Note 8 for further discussion. These assumptions require significant judgment on the part of management and actual outcomes may materially differ from those estimated by management.
In March 2023, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings (see Note 8). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $4,654 and have been classified as a liability. The issuance of the Series B-2 preferred stock and accompanying warrants to purchase Series B-3 preferred stock as part of the Second Tranche Closings resulted in a $584 loss on equity issuance.
The following tables summarize the changes in fair value of our outstanding warrant and tranche liabilities in the three months ended March 31, 2023 and 2022:
Level 3 Liabilities	Fair Value at December 31, 2021	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at March 31, 2022
Warrant liability	$391	$(19)	—	$—	$372
Level 3 Liabilities	Fair Value at December 31, 2022	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at March 31, 2023
Warrant liability	$369	$(1)	$(106)	$—	$262
Series B-2 tranche liabilities	$4,702	$(608)	$(881)	$—	$3,213
Series B-3 warrant liabilities	$15,819	$(1,812)	$(6,880)(1)	$—	$7,127

(1)
This amount includes settlements of $11,527, transferred to convertible preferred stock, offset by issuances of $4,647

(4)
Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash, as presented in the Condensed Consolidated Statements of Cash Flows, consisted of the following:
	March 31, 2023	December 31, 2022
Cash and cash equivalents	$6,760	$9,414
Restricted cash (included in Other assets)	250	250
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flow	$7,010	$9,664
Restricted cash is $250 held by our bank to support our corporate credit card program.
(5)
Inventory

The components of inventory are summarized as follows:
	March 31, 2023	December 31, 2022
Raw materials	$924	$753
Finished goods	797	718
Inventory, net	$1,721	$1,471
Finished goods amounts include a reserve for excess or obsolete inventory of $43 as of March 31, 2023 and December 31, 2022.
(6)
Accrued Liabilities

Accrued Liabilities consists of the following:
	March 31, 2023	December 31, 2022
Accrued liabilities	$2,252	$2,905
Accrued bonus	3,539	2,896
Accrued vacation	375	329
Accrued payroll	12	247
	$6,178	$6,377

(7)
Income Taxes

At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full calendar year and use that rate to provide for income taxes on a current year-to-date basis before discrete items. If a reliable estimate cannot be made, we may make a reasonable estimate of the annual effective tax rate, including use of the actual effective rate for the year-to-date. The impact of the discrete items is recorded in the quarter in which they occur.
We utilize the balance sheet method of accounting for income taxes and deferred taxes which are determined based on the differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized through the generation of future taxable income. In making this determination, we assessed all of the evidence available at the time including recent earnings, forecasted income projections, and historical financial performance. We have fully reserved deferred tax assets as a result of this assessment.
Based on our full valuation allowance against the net deferred tax assets, our effective federal tax rate for the calendar year is zero, and we recorded an immaterial income tax expense in the three months ended March 31, 2023 and 2022.
(8)
Convertible Preferred Stock

Since inception, we have issued various series of preferred stock as more fully described below. Prior to March 2021, the preferred stock was redeemable at any time after February 21, 2022, upon the affirmative vote of two thirds of the then outstanding shares of preferred stock. In March 2021, the redemption feature was eliminated, however, the in-substance redemption feature described below is still in place. Upon an acquisition of the Company, the proceeds will be used to first pay the liquidation preferences on the preferred stock, as defined below, prior to payment to common stockholders. We have determined this is an in-substance redemption feature since holders of preferred stock represent a majority of our board of directors and control a majority of the stockholder vote on an as-if-converted basis. Thus, a decision to pursue an acquisition or accept the terms of an acquisition — and thereby redeem the convertible preferred stock — is deemed to be outside of our control. As a result, our convertible preferred stock has been classified as temporary equity in the accompanying condensed consolidated balance sheets. We have not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable and we believe it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values of the respective liquidation preferences will be made if and when it becomes probable that an event will occur obligating us to pay such amounts.
Convertible preferred stock at March 31, 2023, and December 31, 2022, is as follows:
Series	March 31, 2023	December 31, 2022
Series A-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,331,943 shares at March 31, 2023, and December 31, 2022	$6,065	$6,065
Series A-2 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 23,307,464 shares at March 31, 2023, and December 31, 2022	8,976	8,976
Series A-3 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 24,792,020 shares at March 31, 2023, and December 31, 2022	10,611	10,611
Series A-4 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,169,690 shares at March 31, 2023, and December 31, 2022	1,993	1,993
Series A-5 preferred stock, $0.001 par value per share. Authorized 29,715,910 shares; issued and outstanding 29,545,455 shares at March 31, 2023, and December 31, 2022	12,858	12,858
Series A-6 preferred stock, $0.001 par value per share. Authorized 32,601,000 shares; issued and outstanding 32,391,000 shares at March 31, 2023, and December 31, 2022	15,476	15,476
Series B preferred stock, $0.001 par value per share. Authorized 284,065,377 shares; issued and outstanding 283,030,377 and 282,580,377 shares at March 31, 2023, and December 31, 2022, respectively	84,637	84,528
Series B-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 67,142,854 shares at March 31, 2023, and December 31, 2022	23,500	23,499
Series B-2 preferred stock, $0.001 par value per share. Authorized 71,428,570 shares; issued and outstanding 37,681,920 and 28,571,428 shares at March 31, 2023 and December 31, 2022, respectively	—	—
Series B-3 preferred stock, $0.001 par value per share. Authorized 342,857,136 shares; issued and outstanding 94,294,112 and 0 shares at March 31, 2023, and December 31, 2022, respectively	16,242	—
Total convertible preferred stock	$180,358	$164,006

The following table summarizes activity in convertible preferred stock in the three months ended March 31, 2023, and 2022.
Series	Balance at December 31, 2021	Issuances	Balance at March 31, 2022
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	—	84,528
Series B-1	20,000	—	20,000
Total convertible preferred stock	$160,507	$—	$160,507
Series	Balance at December 31, 2022	Issuances	Balance at March 31, 2023
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	109	84,637
Series B-1	23,499	1	23,500
Series B-2	—		—
Series B-3	—	16,242	16,242
Total convertible preferred stock	$164,006	$16,352	$180,358
Warrants to purchase convertible preferred stock at March 31, 2023, and December 31, 2022, are as follows:
Series	March 31, 2023	December 31, 2022
Series A-5 preferred stock, $0.44 exercise price	170,455	170,455
Series A-6 preferred stock, $0.50 exercise price	210,000	210,000
Series B preferred stock, $0.01 exercise price	1,035,000	1,485,000
Series B-3 preferred stock, $0.05 exercise price	56,433,568	114,285,712
Total warrants	57,849,023	116,151,167
The following table summarizes activity in warrants to purchase preferred stock in the three months ended March 31, 2023. There was no activity in the three months ended March 31, 2022.
Series	Balance at December 31, 2022	Exercises	Issuances	Balance at March 31, 2023
Series A-5	170,455	—	—	170,455
Series A-6	210,000	—	—	210,000
Series B	1,485,000	(450,000)	—	1,035,000
Series B-3	114,285,712	(94,294,112)	36,441,968	56,433,568

As of March 31, 2023, the Company is authorized to issue up to 886,411,964 shares of preferred stock, with 170,455 shares of Series A-5, 210,000 shares of Series A-6, 1,035,000 shares of Series B, 33,746,650 shares of Series B-2 and 248,563,024 shares of Series B-3 available for issuance. All other authorized shares have been issued. The original issue prices for the Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 Preferred Stock are $1.224, $0.387, $0.43, $0.396, $0.44, $0.50, $0.30, $0.35 $0.35, and $0.05, respectively. All shares of preferred stock had the following rights as of March 31, 2023:
(i)
Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder. The conversion rate is equal to the original issue price for each share of preferred stock plus any declared but unpaid dividends divided by the conversion price. The conversion ratio may be adjusted from time to time based upon the occurrence of certain events or circumstances, such as stock splits, dividends, recapitalizations, certain corporate transactions, and certain dilutive issuances. Each share of preferred stock will be automatically convertible into shares of the common stock at the then-prevailing conversion ratio if (i) approved by (a) the holders of a two-thirds of the outstanding shares of preferred stock (voting together as a single class on an as-converted basis), and (b) the majority of either the Series A-5 or Series A-6 preferred stock voting each individually as a separate class, or (ii) upon the closing of an underwritten initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (a) the per share price of the Common Stock is not less than $1.00 (adjusted for any stock dividends, combinations, splits, or recapitalizations) and (b) the aggregate net cash proceeds are at least $50,000.
(ii)
Voting Rights

Each holder of shares of preferred stock is entitled to the number of votes on an as-if converted basis to shares of common stock. Certain corporate actions require the approval of a majority of the holders of preferred stock, including but not limited to changes in the authorized shares of preferred stock, authorization of any new class or series of preferred stock, effecting a recapitalization, increasing or decreasing the authorized size of the Board of Directors, the payment of certain dividends and capital distributions, a sale, liquidation or dissolution of the Company, and certain incurrence of debt.
(iii)
Dividends

Dividends are payable on preferred stock in preference to common stock when and if declared by the board on a noncumulative, annual basis and are paid to the holders of preferred stock in proportion of their individual dividend amounts to the total dividend amount of all preferred holders. The per annum preferred dividend rates for each share of Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 preferred stock are $0.09792, $0.03096, $0.0344, $0.03168, $0.0352, $0.04, $0.024, $0.028, $0.028, and $0.0004, respectively. To date, the board has not declared any dividends on the preferred stock.
(iv)
Liquidation Preferences

The terms of the preferred stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a “Liquidation Event”), none of which were deemed probable of occurring at March 31, 2023. Preferences are payable in the following order of priority and in the following amounts as of March 31, 2023 (plus all declared but unpaid dividends);

Liquidation Preference	Series	Shares	Price	Aggregate Liquidation Preference
1	Series B-3 preferred stock	94,294,112	$0.050	$4,715
1	Series B-2 preferred stock	37,681,920	0.350	13,189
2	Series B-1 preferred stock	67,142,854	0.350	23,500
2	Series B preferred stock	283,030,377	0.300	84,909
3	Series A-6 preferred stock	32,391,000	0.500	16,196
4	Series A-5 preferred stock	29,545,455	0.440	13,000
4	Series A-4 preferred stock	5,169,690	0.396	2,047
5	Series A-3 preferred stock	24,792,020	0.430	10,661
6	Series A-2 preferred stock	23,307,464	0.387	9,020
7	Series A-1 preferred stock	5,331,943	1.224	6,526
	Total liquidation preference			$183,763
If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment in full to all holders of a particular series of preferred stock, then such assets will be distributed ratably to the holders of such series of preferred stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned liquidation preferences, any remaining proceeds from a Liquidation Event will be distributed to all preferred and common stockholders — except for stockholders holding Series A-1 or Series A-2 Preferred Stock — pro rata on an as-if converted basis.
October 2022 Financing
In early October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share, raising approximately $9,755 in net proceeds (the “B-2 Preferred Stock Financing”). For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock (with total warrants issued being for 114,285,712 shares of Series B-3 preferred stock) with a strike price of $0.05 per share. The B-2 Preferred Stock Financing included, at our audit committee’s option, a second tranche for the sale of up to 20,990,498 shares of Series B-2 preferred stock for $7,347 (which could be increased up to $10,000 through the sale of additional shares), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 83,961,992 shares of Series B-3 preferred stock, and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock for $4,334 (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5,000 through the sale of additional shares of Series B-2 preferred stock), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 99,052,352 shares of Series B-3 preferred stock. Investors can elect to not participate in the second tranche, and thereby give up their rights to participate in the third tranche, but such election would cause all of their shares of Series B-2 preferred stock and Series B-3 preferred stock to immediately convert to common stock and any warrants to purchase Series B-3 preferred stock to convert to warrants to purchase common stock.
As a result of the issuance of the Series B-2 preferred stock, accompanying warrants to purchase Series B-3 preferred stock, and the second and third tranche rights and obligations, the anti-dilution feature of all prior issued preferred stock series was triggered. In accordance with the anti-dilution rights in the Company’s certificate of incorporation, and in connection with the initial closing of the B-2 Preferred Stock Financing, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.06 for Series A-1 preferred stock, $0.33 for Series A-2 preferred stock, $0.37 for Series A-3 preferred stock, $0.34 for Series A-4 preferred stock, $0.37 for Series A-5 preferred stock, $0.42 for Series A-6 preferred stock, $0.26 for Series B preferred stock, and $0.30 for Series B-1 preferred stock and (ii) set to $0.35 for Series B-2 preferred stock and $0.05 for Series B-3 preferred stock, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.155 to 1 for Series A-1 preferred stock, 1.173 to 1 for Series A-2 preferred stock, 1.162 to 1 for Series A-3 preferred stock, 1.165 to 1 for Series A-4 preferred stock, 1.189 to 1 for Series A-5 preferred stock, 1.190 to 1 for Series A-6 preferred stock, 1.154 to 1 for Series B preferred stock, 1.167 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
We offered the Series B-2 preferred stock to all of our existing preferred stockholders (representing approximately 99.2% of our then-outstanding shares on an as-converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination (see Note 16), including expenses expected to be incurred in connection with the Business Combination and readying ourselves to be a public company. Board members, executives and other employees who participated in the B-2 Preferred Stock Financing did so under the same terms as other non-service provider holders. As such, the Company concluded the B-2 Preferred Stock Financing was not compensatory and is not within the scope of ASC Topic 718, Compensation — Stock Compensation.
The warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) represent freestanding financial instruments that should be recognized as a liability as the Company is required to deliver puttable shares upon exercise of the warrants, which may be ultimately settled for cash due to the in-substance redemption feature, as described above. Similarly, the combined rights and obligations for the second and third tranches for Series B-2 preferred stock (“Series B-2 Tranche Liability”) represents a freestanding financial instrument that should be classified as a liability under ASC 480 as, (i) the decision to exercise the tranche is outside of the control of the Company, as holders of Series B-2 preferred stock represent a majority of our Audit Committee (which, pursuant to the financing agreements for the B-2 Preferred Stock Financing determines whether to call the second tranche), and (ii) the Company is required to deliver puttable shares upon execution of the tranches rights and obligations, which may be ultimately settled in cash. Both the Series B-3 Warrants and the Series B-2 Tranche Liability are classified as liabilities and are presented on the balance sheet at their estimated fair values at each reporting date and immediately prior to settlement with the resulting change in fair value recognized in earnings.
2023 Financing
In January through March 2023, holders of warrants to purchase 94,294,112 shares of Series B-3 preferred stock exercised their purchase rights, for proceeds of approximately $4,715. In addition, $11,527 of warrant liabilities was transferred to Series B-3 preferred stock. Also, holders of warrants to purchase 450,000 shares of Series B preferred stock exercised their purchase rights, for proceeds of $4, plus the transfer of warrant liabilities of $106 to Series B preferred stock.
In February 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from February 28, 2023, to May 31, 2023.
In March 2023, we effectuated closings (“Second Tranche Closings”) of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $2,932, net of execution costs, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $250. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
On May 12, 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from May 31, 2023 to July 31, 2023.
In June 2023, we effectuated closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 10,428,583 shares of Series B-2 preferred stock and accompanying warrants to purchase 41,714,332 shares of Series B-3 preferred stock, representing approximately 49.7% of the shares committed in the second tranche, were sold for an aggregate purchase price of approximately $3,650, and (ii) 6,714,284 shares of Series B-2 preferred stock and accompanying warrants to purchase 26,857,136 shares of Series B-3 preferred stock, none of which were shares committed in the second tranche, were sold for an aggregate purchase price of $2,350. As a result of the closings of a portion of the second tranche of the B-2 Preferred Stock Financing described above, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $0.96 for Series A-1 preferred stock, $0.30 for Series A-2 preferred stock, $0.33 for Series A-3 preferred stock, $0.31 for Series A-4 preferred stock, $0.33 for Series A-5 preferred stock, $0.37 for Series A-6 preferred stock, $0.24 for Series B preferred stock, and $0.27 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.275 to 1 for Series A-1 preferred stock, 1.290 to 1 for Series A-2 preferred stock, 1.303 to 1 for Series A-3 preferred stock, 1.277 to 1 for Series A-4 preferred stock, 1.333 to 1 for Series A-5 preferred stock, 1.351 to 1 for Series A-6 preferred stock, 1.250 to 1 for Series B preferred stock, 1.296 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock. Any portion of the Series B-3 warrants that remain unexercised at the time the Business Combination is consummated will automatically be net settled for shares of TriSalus Common Stock immediately prior to the closing of the Business Combination (see Note 11) and exchanged into shares of Combined Company Common Stock at the Effective Time.
The fair value of the Series B-3 Warrants as of March 31, 2023 and December 31, 2022 was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model. The fair value of the Series B-2 Tranche Liability was determined using a Binomial Tranche Model. Both models incorporated the following significant assumptions for the respective valuation dates:
	March 31, 2023	December 31, 2022
Series B-2 preferred stock fair value per share	$0.36	$0.37
Series B-2 preferred stock exercise price per share	$0.35	$0.35
Series B-3 preferred stock fair value per share	$0.07	$0.08
Series B-3 Warrants exercise price per share	$0.05	$0.05
Volatility	50.0% – 65.0%	50.0% – 65.0%
Risk free rate	3.6% – 4.8%	4.0% – 4.7%
Series B-2 Tranche Liability expected term	0.2 – 0.4 years	0.2 – 0.4 years
Series B-3 Warrants expected term	5.5 – 6.0 years	5.8 – 6.0 years
Expected dividends	—	—
The fair value of the underlying shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock used in these models were derived from estimates of the Company’s equity fair value using the Guideline Public Company Method, specifically revenue multiples of comparable public companies were multiplied by the Company’s forecasted 2023 and 2024 revenue. The valuation of Series B-3 Warrants under the Business Combination scenario incorporates an estimate of the fair value of the underlying Series B-3 preferred stock upon the close of the Business Combination of $0.26 and $0.27 per share, at March 31, 2023 and December 31, 2022, respectively, which is based upon the enterprise value stated in the merger agreement of $200,000 allocated to all outstanding shares of preferred stock, warrants to purchase preferred stock, and common stock on an as-if converted basis, discounted at 30% from the expected Business Combination closing date. The Business Combination scenario as of March 31, 2023 and December 31, 2022, assumed there would be no additional exercises of the second and third tranches, and thus no value was assigned to the outstanding tranche rights and obligations, as the Company would not exercise its right to call the remaining second tranche.
The fair value of the Series B-3 Warrant Liability at issuance resulting from the completion of the Second Tranche Closings was estimated at $4,654. The excess of the warrant liability’s fair value compared to the proceeds received in the Second Tranche Closings resulted in a charge to loss on equity issuance in the condensed consolidated statements of operations of $584 for the three months ended March 31, 2023.
(9)
Net Loss per Share

Basic net loss attributable to common shareholders per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock participates in any dividends declared by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the three-month periods ended March 31, 2023 and 2022, diluted net loss per common share is the same as basic net loss per common share for those periods.
The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:
	March 31,
	2023	2022
Preferred stock	602,686,835	460,260,805
Preferred stock warrants	57,849,023	1,865,455
Common stock warrants	—	58,501
Options to purchase common stock	62,223,905	54,688,726
	722,759,763	516,873,487
As described in Note 8, the triggering of the anti-dilution feature resulting from the closing of the second tranche of the Initial Preferred Stock Financing decreased the conversion prices applicable to all outstanding shares for previously issued preferred stock. As a result, a deemed dividend to the preferred stockholders of $959 was recorded as an increase in the net loss attributable to common stockholders reflected in our unaudited consolidated statement of operations for the three months ended March 31, 2023. The deemed dividend increased the net loss per common share by $0.06 for the three months ended March 31, 2023.
(10)
Commitments and Contingencies

From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our consolidated financial position, results of operations, or cash flows.
Other than as described above, we are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.
(11)
Merger Agreement with MedTech Acquisition Corporation

On November 11, 2022, we entered into a Business Combination Agreement with MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), and MTAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MTAC (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into TriSalus (the “Business Combination”), with TriSalus surviving as a wholly owned subsidiary of MTAC (the “Surviving Corporation”). Following completion of the combination, MTAC will be renamed “TriSalus Life Sciences, Inc.” The aggregate consideration payable to our stockholders is $220,000, payable solely in shares of MTAC common stock.
Immediately prior to the effective time of the Business Combination, each issued and outstanding share of TriSalus’ Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, Series B-1, Series B-2, and Series B-3 preferred stock, par value $0.001 (collectively, the “TriSalus Preferred Stock”) shall be converted into shares of TriSalus Common Stock at the then-applicable conversion rates. In addition, each outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock (each, a “TriSalus Warrant”) that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, will automatically be exercised for shares of TriSalus Common Stock. TriSalus Warrants that are out-of-the-money will be canceled for no consideration.
At the effective time, each outstanding option to purchase shares of TriSalus Common Stock under TriSalus’ equity incentive plans (each, a “TriSalus Option”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of MTAC common stock.
On May 13, 2023, MTAC, Merger Sub, and TriSalus entered into the Second Amendment to make certain amendments to the Merger Agreement. These amendments included (i) extending the Final Outside Date to September 22, 2023 (based on a potential Extension of MTAC’s last date to consummate an initial business combination under its Existing Charter), (ii) clarifying that no greenshoe or other investor-held options to purchase MTAC’s securities that are exercisable at the investor’s sole discretion will count towards the Available Closing MTAC Cash, and (iii) reducing the minimum available cash condition from $60 million to $35 million.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
TriSalus Life Sciences, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of TriSalus Life Sciences, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2022.
Denver, Colorado
April 21, 2023

TRISALUS LIFE SCIENCES, INC.
Consolidated Balance Sheets
December 31, 2022 and 2021
(in thousands, except share and per share data)
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$9,414	$30,301
Accounts receivable	1,557	1,357
Inventory, net	1,471	1,292
Prepaid expenses	4,772	2,181
Total current assets	17,214	35,131
Property and equipment, net	2,231	1,797
Right-of-use assets	1,381	—
Intangible assets, net	802	794
Other assets	367	115
Total assets	$21,995	$37,837
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Trade payables	$4,947	$1,300
Accrued liabilities	6,377	4,969
Series B-2 tranche liabilities	4,702	—
Series B-3 warrant liabilities	15,819	—
Short-term lease liabilities	370	—
Other current liabilities	141	104
Total current liabilities	32,356	6,373
Long-term lease liabilities	1,593	—
Warrant liabilities and other long-term liabilities	369	561
Total liabilities	34,318	6,934
Commitments and contingencies
Convertible preferred stock	164,006	160,507
Stockholders’ deficit:
Common stock, $0.001 par value per share. Authorized 1,250,000,000 and 635,000,000 shares at December 31, 2022 and 2021, respectively; issued and outstanding 14,075,524 shares and 10,719,806 shares at December 31, 2022 and 2021, respectively	14	11
Additional paid-in capital	10,015	6,727
Accumulated deficit	(186,358)	(136,342)
Total stockholders’ deficit	(176,329)	(129,604)
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,995	$37,837
See accompanying notes to consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Consolidated Statements of Operations
Years ended December 31, 2022 and 2021
(in thousands, except share and per share data)
	2022	2021
Revenue	$12,398	$8,401
Cost of goods sold	2,258	1,193
Gross profit	10,140	7,208
Operating expenses:
Research and development	21,358	14,224
Sales and marketing	12,738	8,263
General and administrative	12,483	8,753
Loss from operations	(36,439)	(24,032)
Interest income	180	—
Interest expense	(1)	(1,761)
Loss on conversion of convertible notes	—	(3,416)
Loss on equity issuance	(8,312)	—
Change in fair value of tranche and warrant liabilities	(2,186)	(379)
Other income and expense, net	(420)	746
Loss before income taxes	(47,178)	(28,842)
Income tax expense	(9)	(3)
Net loss available to common stockholders	$(47,187)	$(28,845)
Deemed dividend related to Series B-2 preferred stock down round provision	$(2,829)	$—
Net loss attributable to common stockholders	$(50,016)	$(28,845)
Net loss per share, basic and diluted	$(3.99)	$(3.25)
Weighted average common shares outstanding, basic and diluted	12,526,248	8,864,082
See accompanying notes to consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Consolidated Statements of Stockholders’ Deficit
Years ended December 31, 2022 and 2021
(in thousands, except share data)
	Common stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
At December 31, 2020	7,820,080	$8	$1,357	$(107,497)	$(106,132)
Exercise of options	2,898,553	3	51	—	54
Modification of convertible debt to remove conversion discount	—	—	5,210	—	5,210
Exercise of common stock warrants	1,173	—	—	—	—
Share-based compensation	—	—	109	—	109
Net loss	—	—	—	(28,845)	(28,845)
At December 31, 2021	10,719,806	$11	$6,727	$(136,342)	$(129,604)
Exercise of options	3,352,916	3	91	—	94
Exercise of common stock warrants	2,802	—	—	—	—
Share-based compensation	—	—	368	—	368
Deemed dividend	—	—	2,829	(2,829)	—
Net loss	—	—	—	(47,187)	(47,187)
At December 31, 2022	14,075,524	$14	$10,015	$(186,358)	$(176,329)
See accompanying notes to consolidated financial statements.

TRISALUS LIFE SCIENCES, INC.
Consolidated Statements of Cash Flows
Years ended December 31, 2022 and 2021
(in thousands)
	2022	2021
Cash flows from operating activities:
Net loss	$(47,187)	$(28,845)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	398	464
Gain on PPP loan forgiveness	—	(828)
Loss on conversion of convertible notes	—	3,416
Loss on equity issuance	8,312	—
Change in fair value of tranche and warrant liabilities	2,186	379
Discount amortization and amortization of deferred financing costs	—	1,743
Share-based compensation expense	368	109
Gain (loss) on disposal of fixed assets	310	(4)
Milestone payment to Dynavax	1,000	1,000
Changes in operating assets and liabilities:
Accounts receivable	(200)	(741)
Inventory	(179)	(725)
Prepaid expenses	(2,592)	(1,840)
Operating lease right-of-use assets	112	—
Operating lease liabilities	(87)	—
Trade payables, accrued expenses and other liabilities	5,246	3,175
Net cash used in operating activities	(32,313)	(22,697)
Cash flows from investing activities:
Purchases of property and equipment	(655)	(1,097)
Milestone payment to Dynavax	(1,000)	(1,000)
Cash paid for intellectual property and licenses	(131)	(161)
Net cash used in investing activities	(1,786)	(2,258)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock, net of costs of $0 and $242, in the years ended December 31, 2022 and 2021, respectively	13,499	51,900
Proceeds from exercise of Series B preferred stock warrants	—	117
Payments on finance lease liabilities	(131)	—
Repayments on term loan (including $254 balloon payment)	—	(1,348)
Net proceeds from issuance of convertible notes	—	45
Cash proceeds from the exercise of stock options and warrants for common stock	94	54
Net cash provided by financing activities	13,462	50,768
Increase (decrease) in cash, cash equivalents and restricted cash	(20,637)	25,813
Cash, cash equivalents and restricted cash, beginning of period	30,301	4,488
Cash, cash equivalents and restricted cash, end of period	$9,664	$30,301
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$—	$18
Income taxes	9	3
Supplemental disclosure of noncash items:
Value of warrants issued with convertible notes	$—	$10
Transfer of warrant liability to preferred stock upon exercise of warrants	—	3,397
Fixed asset purchases included in trade payables and accrued expenses	12	—
Put option liability transferred to Additional paid-In capital	—	5,210
Carrying value of convertible notes and accumulated interest transferred to preferred stock	—	49,118
See accompanying notes to consolidated financial statements.

TriSalus Life Sciences, Inc.
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
(1)
Nature of Business

TriSalus Life Sciences, Inc. (the “Company,” “we,” “us”), a Delaware corporation, was incorporated in 2009 as Surefire Medical, Inc. The Company began doing business as TriSalus Life Sciences (“TriSalus”) in 2018, and changed its name to TriSalus Life Sciences, Inc, in August 2021. We are engaged in the research, development, and sales of innovative drug delivery technology and immune-oncology therapeutics to improve outcomes in difficult to treat liver and pancreatic cancer. Our technology is utilized in the delivery of our therapeutics and administered by interventional radiologists. We are developing and marketing two product lines — Pressure Enabled Drug Delivery (“PEDD™”) infusion systems, in use today, and an investigational agent, SD-101, which shows potential to enhance immune system response in the treatment of hepatocellular cancer, pancreatic cancer and other liver solid tumors. Our PEDD with SmartValve™ is the only technology designed to work in synchrony with the cardiac cycle to open collapsed vessels in the tumor to enable deeper perfusion and improve therapeutic drug delivery in tumors with high intratumoral pressure. PEDD with SmartValve has been shown in prospective and retrospective clinical studies and in multiple pre-clinical models to improve therapy uptake and tumor response.
TriNav™ is the newest therapy delivery device with SmartValve technology for the proprietary PEDD approach. Current sales consist of the TriNav infusion System, introduced in 2020, the Surefire Medical infusion System and a family of related guiding catheters. In 2020, we gained transitional pass-through payments (“TPT”) approval from the Centers for Medicare & Medicaid Services (“CMS”), which allows hospitals to cover the cost of using TriNav. The approval is scheduled to expire at the end of 2023; we are actively seeking an extension of the approval.
We believe the full potential of our technology can be realized through the combination of our drug delivery technology with immune-oncology drugs, so, in July 2020, we acquired our first immune-oncology drug, SD-101, and began clinical development of SD-101 for treatment of liver and pancreatic cancers.
We have funded operations to date principally with proceeds from the sale of preferred stock and from the issuance of debt and convertible debt. Since inception of the Company in 2009 through December 31, 2022, we have issued for cash $108,664 of preferred stock, $458 of common stock and $57,466 of convertible notes and warrants, which has funded the cumulative net losses of $186,358. During the year ended December 31, 2022, we raised $13,499 in cash through the issuance of Series B-1 and Series B-2 preferred stock and $94 from the exercise of stock options. In March 2021, all of the then outstanding principle amount of convertible notes, with accumulated interest, converted to shares of Series B preferred stock in accordance with the terms contained in the note agreements; the note conversion did not raise any cash. See notes 10 and 11 for further discussion of the convertible debt, warrants and the 2022 financing rounds.
As of December 31, 2022, we had cash, cash equivalents and restricted cash of $9,664. The Company is still in its early stage, has yet to generate revenues sufficient to create positive cash flow and has accumulated deficit of $186,358 as of December 31, 2022. We are currently undergoing a strategic transformation from a company focused solely on the sale of our infusion systems to a therapeutic company whereby our medical devices will be marketed alongside the pharmaceutical drugs and other treatments that the devices deliver to patients. This transformation requires that we restructure our operating infrastructure, resulting in an increase in operating expenses — including the development of a candidate pharmaceutical — that, in the short term, will not be fully offset by increased revenues.
In accordance with ASC Topic 205-40, Presentation of Financial Statements, Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we are required to evaluate whether there is substantial doubt about our ability to continue as a going concern each reporting period. In evaluating our ability to continue as a going concern, management projected our cash flow sources and needs and evaluated the conditions and events that could raise substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements were issued.

Management considered our current projections of future cash flows, current financial condition, sources of liquidity and debt obligations for at least one year from the date of issuance of these consolidated financial statements in considering whether we have the ability to fund future operations and meet our obligations as they become due in the normal course of business.
Our ability to fund future operations and to continue the execution of our long-term business plan and strategy, including our transformation into a therapeutics company, will require that we raise additional capital through the issuance of additional equity and/or long-term debt. There can be no assurance that we will be able to raise such additional financing or, if available, that such financing can be obtained on satisfactory terms. If adequate capital resources are not available on a timely basis, we intend to consider limiting our operations substantially. This limitation of operations could include a hiring freeze, reductions in our workforce, reduction in cash compensation, deferring clinical trials and capital expenditures, and reducing other operating costs.
Our current operating plan, which is in part determined based on our most recent results and trends, along with the items noted above, raises substantial doubt about the Company’s ability to continue as a going concern. Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the continuity of normal business activities and realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments that might be necessary should we be unable to continue as a going concern.
We are subject to various risks and uncertainties frequently encountered by companies in the early stages of growth, particularly companies in the rapidly evolving market for medical technology-based and pharmaceutical products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, need for additional capital, a volatile business and technological environment, the process to test and obtain approval to market the candidate pharmaceutical, an evolving business model, and demand for our products. To address these risks, we must, among other things, gain access to capital in amounts and on acceptable terms, maintain and increase our customer base, implement and successfully execute our business strategy, develop the candidate pharmaceutical, continue to enhance our technology, provide superior customer service, and attract, retain, and motivate qualified personnel. There can be no guarantee that we will be successful in addressing such risks.
(2)
Summary of Significant Accounting Policies

(a)
Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as of December 31, 2022 and 2021, respectively: TriSalus Medical LLC and TriSalus Therapeutics LLC. Unless otherwise specified, references to the Company are references to TriSalus Life Sciences Inc. and its consolidated subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation. The presentation of change in fair value of warrants for 2021 on the consolidated statement of operations has been reclassified to conform to current year presentation.
(b)
Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. We invest excess cash primarily in money market funds.
(c)
Concentrations of Credit Risk and Other Risks and Uncertainties

Our cash is deposited primarily with one financial institution. At times, the deposits in this institution may exceed the amount of insurance provided on such deposits. We have not experienced any losses in such accounts and believe that we are not exposed to any significant risk on these balances.
(d)
Accounts Receivable and Customer Concentrations

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We review our allowance for doubtful accounts periodically and establish reserves based on management’s expectations of realization based on historical write-off experience, as well as current general economic conditions and expectations regarding collection. Account balances are charged against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.
As of December 31, 2022, one distributor customer constituted 19% of our accounts receivable balance. As of December 31, 2021, one distributor customer constituted 34% of our accounts receivable balance.
We had one distributor customer which constituted 20% and 25% of our revenue for the years ended December 31, 2022 and 2021, respectively. The arrangement with this distributor terminated on December 31, 2022.
(e)
Leases

We account for leases in accordance with Accounting Standards Codification (“ASC”) Topic 842, Leases. We determine if an arrangement is or contains a lease at contract inception, and, if it does, we recognize a right-of-use (ROU) asset and a lease liability at the lease commencement date.
For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.
The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.
For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability.
(f)
Inventory

Inventory is carried at the lower of cost or net realizable value. The balance includes the cost of raw materials, and finished goods — including direct labor and manufacturing overhead — and is recorded on the first-in first-out method. Write-downs for excess and obsolete inventory are charged to cost of goods sold in the period when conditions giving rise to the write-downs are first recognized. Valuation reserves are recorded when, in our best judgment, we determine the carrying value of the affected inventory may be impaired or its net realizable value exceeds its cost.
(g)
Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates relate to the valuation of warrant liabilities and tranche liabilities, and the valuation allowance on deferred tax assets.

(h)
Property and Equipment

Property and equipment are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of estimated useful lives or the lease term.
(i)
Impairment and Disposal of Long-Lived Assets

We review long-lived assets and intangible assets (principally patents) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the estimated fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
(j)
Share-Based Compensation

We account for all employee share-based compensation awards by recording expense based on the estimated fair value of the awards at the time of grant using the Black-Scholes-Merton option valuation model (“Black-Scholes”). The determination of fair value using an option-pricing model is affected by the estimated fair value of the Company’s stock, as well as assumptions regarding a number of variables including, but not limited to, the fair value of underlying stock at the grant date, expected volatility of the underlying stock over the term of the awards, projected employee stock option exercise behaviors, and risk-free interest rates. We have elected to not include an estimated forfeiture rate in our share-based compensation expense recognition, in accordance with ASC Topic 718, Compensation — Stock Compensation, and we account for forfeitures in the period in which they occur. The estimated fair value of options granted is recognized as compensation expense on a straight-line basis over the expected life for each separately vesting portion of the awards.
(k)
Segment Reporting

We have determined, in accordance with ASC Topic 280, Segment Reporting, that we operate under one operating segment, and therefore one reportable segment, TriSalus. Our Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of assessing performance and allocation resources. All of our long-lived assets, and all of our customers, are located in the United States.
(l)
Revenue Recognition

Our revenue is derived from the shipments of our PEDD infusion systems to our customers. Our customers are generally comprised of hospital, clinics and physicians. Under ASC Topic 606, Revenue Recognition, we evaluate five steps to determine the appropriate timing and amount to recognize revenue. The five steps are:
1.
Identify the contract — We do not maintain long-term contracts with our customers. Typically, customers will submit a purchase order to us for delivery of a quantity of our products, which incorporate enforceable rights and obligations constituting the contract with the customer.

2.
Identify the performance obligation — Our performance obligation is to deliver the ordered products in accordance with the terms of the purchase order, which constitutes a single performance obligation. We do not have any on-going service obligation after delivery.

3.
Determine the transaction price — We maintain a single sales price for each of our products, which is generally fixed. We do not have a history of any significant refunds, allowances or other concessions provided to our customers from the agreed-upon sales price after delivery of the product. We do not offer discounts, except to distributors as discussed below.

We have certain arrangements with distributors under which the distributors purchase our products and then resell them in geographic markets where we do not have a sales presence. Those arrangements provide for a discount on the invoice; when the distributor resells our units at our normal sales price, the discount serves to compensate the distributor for their efforts. We record these sales net of the discounts.
4.
Allocate the transaction price — We do not have multiple performance obligations to complete when we fulfill a purchase order, as such, the transaction price is allocated fully to the units being sold.

5.
Recognize revenue — We recognize revenue at the point-in-time when the units for a purchase order have been shipped and control of the units has transferred to the customer, as evidenced by the delivery terms on the shipping documents. Typically, we ship Ex Works, so we recognize revenue when the shipment leaves our premises. In certain cases, the purchase order specifies alternate shipping terms, usually DAP (delivery at place). In those cases, we defer revenue recognition until we are assured the units have been delivered and control has transferred to the customer.

(m)
Research and Development

Research and development (“R&D”) costs include our engineering, regulatory, pre-clinical and clinical activities. R&D costs are expensed as incurred and included milestone payments of $1,000 to Dynavax for SD-101 in each of the years ended December 31, 2022 and 2021, respectively. See Note 9 for further discussion of Dynavax.
We are required to estimate our expenses resulting from our obligations under agreements with vendors, consultants, and contract research organizations, in connection with conducting R&D activities. The financial terms of these contracts are subject to negotiations, which vary from agreement to agreement and may result in payment flows that do not match the periods over which goods or services are provided. We reflect R&D expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the agreements, along with preparation of financial models, taking into account discussions with research and other key personnel as to the progress of studies or other services being performed. To date, we have had no material differences between our estimates of such expenses and the amounts actually incurred. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.
(n)
Advertising

Advertising expense, which is included in sales and marketing costs, is expensed as incurred, and expense for the years ended December 31, 2022 and 2021, was $2,201 and $1,400, respectively.
(o)
Income Taxes

We account for income taxes pursuant to ASC Topic 740, Income Taxes, which requires the use of the asset-and-liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.
The Company recognizes the effect of income tax positions when it is more likely than not, based on technical merits, that the position will be sustained upon examination. Through 2022, management determined that no uncertain tax positions have been taken or are expected to be taken that could have a material effect on the Company’s income tax liabilities.

(p)
Warrant and Tranche Rights and Obligation Liabilities

Freestanding financial instruments that permit the holder to acquire shares that are either puttable by the holder, redeemable or contingently redeemable are required to be reported as liabilities in the financial statements. We present such liabilities on the balance sheets at their estimated fair values. Changes in fair value of the liability are calculated each reporting period, and any change in value are recognized in the consolidated statements of operations. We have determined that the warrants issued to investors and lenders, which are exercisable for shares of our convertible preferred stock, should be classified as liabilities due to contingent redemption features of the underlying convertible preferred stock.
The B-2 Preferred Stock Financing (as described in Note 12) included second and third tranche rights and obligations to investors who participated in the initial B-2 Preferred Stock Financing round. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the initial B-2 Preferred Stock Financing round (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis). The second and third tranche rights and obligations are exercisable into shares of our convertible preferred stock at a specified future date. The second and third tranche rights and obligations are considered freestanding financial instruments, and are classified as liabilities under ASC 480. See Note 12 for further discussion.
(q)
Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC Topic 842”), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on the balance sheet via a right of use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 was effective for us, as a private company, for fiscal years beginning after December 15, 2021, permits early adoption, and mandates a modified retrospective transition method. We adopted this guidance as of January 1, 2022. The adoption resulted in an increase in assets of $1,512 (net of $320 of accrued rent and unamortized tenant improvement allowances), current liabilities of $236, and long-term liabilities of $1,596.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU removes certain exceptions to the general principles in ASC Topic 740 and clarifies the existing guidance to improve consistent application. ASU 2019-12 was effective for us, as a private company, beginning on January 1, 2022, with early adoption permitted. The transition method (retrospective, modified retrospective, or prospective basis) for adopting the guidance depends on the specific facts and circumstances addressed in the guidance. We adopted this guidance with no material impact on our consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Specifically, the ASU “simplifies accounting for convertible instruments by removing major separation models required under current GAAP, including the concept of beneficial conversion features.” In addition, the ASU “removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it” and “simplifies the diluted earnings per share (EPS) calculation in certain areas.” ASU 2020-06 is effective for private and emerging growth companies for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted in years beginning after December 15, 2020. ASU 2020-06 permits adoption on a retrospective basis to financial instruments outstanding as of the beginning of the first comparative reporting period presented. We elected to adopt ASU 2020-06 on January 1, 2022, on a retrospective basis. The adoption of ASU 2020-06 did not have a material impact on our consolidated financial statements.
In October 2021, the FASB issued ASU 2021-07, Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards, which allows nonpublic entities to use, as a practical expedient, the application of a reasonable valuation method to determine the current price input of equity-classified share-based payment awards issued in exchange for goods or services. The ASU notes that a valuation performed in accordance with specified U.S. Treasury regulations related to internal Revenue Code Section 409A is an example of a reasonable valuation method. The guidance is effective for fiscal years beginning on or after December 15, 2021. We adopted this guidance on January 1, 2022. The adoption did not have a material impact on our consolidated financial statements.
(3)
Financial Instruments

Our financial instruments consist of cash, accounts receivable, trade accounts payable, tranche and warrant liabilities to purchase preferred stock, long-term debt and convertible notes. The carrying values of these financial instruments (other than tranche liabilities and warrant liabilities, which are held at fair value) approximate fair value for the years ended December 31, 2022 and 2021. In general, asset and liability fair values are determined using the following categories:
Level 1 — Inputs utilize quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.
Level 3 — Inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period end. Pricing inputs are unobservable for the terms and are based on the Company’s own assumptions about the assumptions that a market participant would use.
Our financial instruments, including tranche liabilities and warrant liabilities, are measured at fair value on a recurring basis, including immediately prior to exercise. The carrying amount of outstanding warrant liabilities was $16,188 and $391 at December 31, 2022 and 2021, respectively, and the carrying amount of outstanding tranche liabilities was $4,702 and $0 at December 31, 2022 and 2021, respectively. These carrying values approximate fair value based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the fair value of the underlying preferred stock, volatility, discount rate, and expected term. The put option liability was retired in March 2021 in conjunction with the conversion of all convertible notes to Series B preferred stock; see note 11 for further discussion. There were no transfers between levels for the years ended December 31, 2022 and 2021.
In October 2022, we sold shares of Series B-2 preferred stock with accompanying warrants to purchase Series B-3 preferred stock (see Note 12). This also included rights and obligations exercisable for additional Series B-2 preferred stock and Series B-3 warrants through a second and third tranche. We offered the Series B-2 preferred stock to all of our preferred stockholders at the time of the initial B-2 Preferred Stock Financing round (representing approximately 99.2% of our then outstanding shares on an as-converted to common stock basis). At issuance, the warrants issued to purchase Series B-3 preferred stock had a fair value of $11,966 (remeasured to $15,819 at December 31, 2022), the tranche rights and obligations associated with the second tranche had a fair value of $3,109 (remeasured to $2,250 at December 31, 2022), and the tranche rights and obligations associated with the third tranche had a fair value of $3,238 (remeasured to $2,452 at December 31, 2022), all of which have been classified as liabilities. The fair value is determined based on unobservable inputs, or Level 3 inputs, using assumptions made by us, including the probabilities assigned to both a status quo scenario and the potential closing of the Business Combination (see Note 16), the value of the Series B-3 warrants upon closing of the Business Combination, the fair value of the Company and resulting fair value of the underlying preferred stock, volatility, and expected term; see note 12 for further discussion. These assumptions require significant judgment on the part of management and actual outcomes may materially differ from those estimated by management.
The following tables summarize the changes in fair value of our outstanding warrant and tranche liabilities for the years ended December 31, 2022 and 2021:
Level 3 Liabilities	Fair Value at December 31, 2020	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2021
Warrant liability	$3,399	$379	$(3,387)(1)	$—	$391
Put option liability	$5,140	$70	$(5,210)	$—	$—

Level 3 Liabilities	Fair Value at December 31, 2021	Change in Unrealized (Gains) Losses	Issuances (Settlements)	Net Transfer In (Out) of Level 3	Fair Value at December 31, 2022
Warrant liability	$391	$(22)	$—	$—	$369
Series B-2 tranche liabilities	$—	$(1,645)	$6,347	$—	$4,702
Series B-3 warrant liabilities	$—	$3,853	$11,966	$—	$15,819

(1)
This amount includes settlements of $3,397, reduced by issuances of $10.

(4)
Cash, cash equivalents and restricted cash

Cash, cash equivalents and restricted cash, as presented in the Condensed Consolidated Statements of Cash Flows, consisted of the following:
	December 31, 2022	December 31, 2021
Cash and cash equivalents	$9,414	$30,301
Restricted cash (included in Other assets)	250	—
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$9,664	$30,301
Restricted cash is $250 held by our bank to support our corporate credit card program.
(5)
Inventory

The components of inventory at December 31 are summarized as follows:
	2022	2021
Raw materials	$753	$646
Finished goods	718	646
Inventory, net	$1,471	$1,292
The finished goods amounts in the table above include a reserve for excess inventory of $43 and $97 as of December 31, 2022 and 2021, respectively.
(6)
Long-Lived Assets

Property and Equipment
Property and equipment as of December 31 consists of the following:
	Useful Life (Years)	2022	2021
Machinery and equipment	5 – 7	$2,795	$2,031
Computers and software	2	602	672
Furniture	5	475	448
Leasehold improvements	5	772	783
Other property	7	12	12
		4,656	3,946
Less accumulated depreciation		(2,425)	(2,149)
		$2,231	$1,797
Depreciation expense for property and equipment for the years ended December 31, 2022 and 2021, was $276 and $361, respectively. The Company did not recognize any impairment losses for the years ended December 31, 2022 and 2021, other than a loss on disposal of $310 in 2022.

Intangible Assets
Intangible assets consist entirely of patent costs that provide the Company with rights, titles, and interests in the development of certain processes, discoveries, and inventions with the right to commercialize that are probable of future economic benefits. Patent costs associated with pharmaceutical intellectual property are expensed as incurred as future economic benefits are not deemed to be probable. Intangible assets are recorded at cost and are amortized over the estimated life of the patents, based on the approval and expiration dates applicable to each patent — typically 20 years — on a straight-line basis. Amortization expense related to intellectual property for 2022 and 2021 was $122 and $103, respectively. We did not record any impairment losses in 2022 or 2021. The estimated aggregate amortization expense for intangible assets subject to amortization for each of the five succeeding fiscal years is as follows:
2023	65
2024	65
2025	65
2026	65
2027	65
Thereafter	477
$802

(7)
Accrued Liabilities

Accrued liabilities consists of the following:
	December 31,
	2022	2021
Accrued liabilities	$2,905	$2,910
Accrued incentives	2,896	1,562
Accrued vacation	329	271
Accrued payroll	247	226
	$6,377	$4,969

(8)
Income Taxes

The income tax expenses (benefits) from continuing operations for the years ended December 31, 2022 and 2021, are summarized as follows:
	2022	2021
Federal:
Current	$—	$—
Deferred	—	—
	—	—
State:
Current	9	3
Deferred	—	—
	9	3
Total	$9	$3

The provision for income taxes differs from income taxes computed at the federal statutory tax rates for the years ended December 31, 2022 and 2021, due to the following items:
	2022	2021
Statutory rate	21.0%	21.0%
State and local taxes	2.0	2.5
Change in valuation allowance	(19.0)	(20.0)
Other	1.0	(0.1)
Permanent differences	(5.0)	(3.4)
	—%	—%
The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities at December 31, 2022 and 2021, are presented below:
	2022	2021
Deferred tax assets:
NOL carryforwards	$30,421	$27,002
Fixed assets and intangibles	2,371	2,306
Accruals	815	108
Inventory	76	229
Other	87	—
Capitalized R&D expenses	4,613	—
Stock-based compensation expense	76	63
Total deferred income tax assets	38,459	29,708
Deferred tax liabilities:
Prepaid expenses	(101)	(78)
Total deferred income tax assets and liabilities	38,358	29,630
Less: valuation allowance	(38,358)	(29,630)
Net deferred income tax assets and liabilities	$—	$—
In assessing the realizability of our deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As we do not have any historical taxable income, projections of future taxable income over the periods in which the deferred tax assets are deductible, and after consideration of the history of operating losses, we do not believe it is more likely than not that we will realize the benefits of the net deferred tax assets and, accordingly, have established a valuation allowance equal to 100% of net deferred tax assets. The change in the valuation allowance for the years ended December 31, 2022 and 2021 was $8,728 and $5,779, respectively.
As of December 31, 2022, we had net operating losses (“NOLs”) as follows (the NOLs which do not expire are subject to an annual utilization limitation of 80% of taxable income):
	December 31, 2022
	Federal	State
NOLs expiring between 2029 and 2037	$43,912	$67,380
NOLs which do not expire	82,009	18,398
Total NOLs	$125,921	$85,778
The Internal Revenue Code contains provisions that may further limit the net operating loss carryovers available to be used in any one year if certain events occur, including significant changes in ownership interests. Utilization of net operating loss and tax credit carryforwards are subject to a substantial annual limitation due to the ownership change limitations set forth in Section 382 of the Code and similar state provisions. We prepared an Internal Revenue Code 382 analysis to determine the annual limitations on our consolidated net operating loss carryforwards. All of our tax attributes are subject to an annual limitation. Such annual limitations could result in the expiration of the net operating loss and tax credit carryforwards before utilization.
As of December 31, 2022 and 2021, we did not have any unrecognized tax benefits and does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. Our accounting policy is to accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense.
Our federal and state returns for all years remain open to examination by tax authorities.
(9)
Dynavax Purchase

In July 2020, we purchased all of the intellectual property and trial drug substance for SD-101 from Dynavax Technologies (“Dynavax”). We did not acquire any equity in Dynavax, nor any production facilities or personnel; this was a purchase of in-process research and development (“IPR&D”). SD-101, an investigational agent in development, is a toll-like receptor 9 (“TLR9”) agonist which is believed to bind to the TLR9 receptors found on suppressive immune cells including myeloid-derived suppressor cells (“MDSCs”) and antigen-presenting immune cells. Toll-like receptors play a key role in the innate immune system and create a bridge to adaptive immunity. It is believed that activating TLR9 primes immune cells to promote anti-tumor T cell function. We believe that SD-101, when delivered using our PEDD devices, can improve therapeutic distribution to solid tumors and improve outcomes for liver metastases and pancreatic cancer. We initiated a clinical study to evaluate SD-101 for the treatment of uveal melanoma liver metastases in September 2021, and initiated an additional study, for primary liver tumors, in March 2022.
Payments under the Dynavax purchase agreement consist of: (a) one upfront payment of $9,000 that was split into two payments ($5,000 and $4,000, paid in July and December 2020, respectively), (b) milestone payments upon the achievement of certain development and commercial milestones, and (c) royalty payments based on aggregate annual net sales after SD-101 receives FDA approval to be sold.
The milestone payments range from $1,000 to $10,000, triggered by development achievements for each of up to four indications. The development milestone payments cannot exceed $170,000. We made a milestone payment of $1,000 in September 2021 after initiating our clinical study of uveal melanoma liver metastases. We made an additional $1,000 milestone payment in June 2022 after initiating our clinical study for primary liver tumors.
In addition, we will have to pay up to four commercial milestones, $10,000 upon first commercial sale of the product; $20,000 upon the first occurrence of $250,000 in annual net sales; $20,000 upon the first occurrence of $500,000 in annual net sales; and $30,000 upon the first occurrence of $1,000,000 in annual net sales. In aggregate, the commercial milestones shall not exceed $80,000.
We will also pay annual royalties at the rate of 10% for aggregate annual net sales less than or equal to $1,000,000 and 12% for aggregate annual net sales above that amount.
We recorded the first and second development milestone payments of $1,000 in R&D in 2022 and 2021. We have reflected these milestone payments in the Consolidated Statements of Cash Flows as investing activities to reflect the contractual investment in the IPR&D. The milestone payments and royalty payments are contingent upon future events and therefore will also be recorded as expense when it is probable that a milestone has been achieved or when royalties are due.
(10)
Debt

PPP Loan
In April 2020, we applied for, and received, a loan of $828 under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) program. Under the terms of the program, the loan was used to fund retention of employees and facility expenses. The program provides for forgiveness of the loan after a period of time if the loan was used for approved expenditures. On April 19, 2021, we received notice that the SBA had forgiven the loan. We recorded the forgiveness as a $828 gain included in other income and expense, net, in 2021 in the accompanying consolidated statements of operations.
Term Loan
The term loan and supplemental term loan matured on November 30, 2021, and were paid in full, with a final payment of $1,348.
In conjunction with the term loan, we issued the following warrants. All the warrants expire 10 years after the issuance date. The warrant liabilities are carried at fair value; the initial fair values listed below were recorded as debt discount at the time of issuance and amortized as additional interest expense.
Issue Date	Equity Class	Quantity	Exercise Price	Initial Fair Value
08-26-2015	Series A-5 Preferred Stock	136,364	$0.44	$54
10-27-2016	Series A-5 Preferred Stock	34,091	$0.44	$10
06-30-2017	Series A-6 Preferred Stock	180,000	$0.50	$102
11-20-2018	Series A-6 Preferred Stock	30,000	$0.50	$12

(11)
Convertible Notes

In August and September 2018, we issued convertible notes for aggregate cash proceeds of $5,000, which had an original maturity date of December 31, 2019. The maturity date for the convertible notes was revised in 2019 to be December 31, 2020, and in 2020 to be December 31, 2021. The extension of maturity dates in each case were determined to be modifications to the debt instruments. Between May and September 2019, we issued additional convertible notes for aggregate cash proceeds of $15,000, with a maturity date of December 31, 2020, which was also modified to December 31, 2021. Between March and October 2020, we issued convertible notes for aggregate cash proceeds of $9,102, with a maturity date of December 31, 2021.
The convertible notes accrued interest at 8% and could only be prepaid upon the favorable vote of the majority holders. When and if we complete a “qualified financing” on or prior to the maturity date, the unpaid principal and accrued interest on the convertible notes are automatically convertible into the same class of preferred stock offered in the qualified financing at the lesser of $0.50 per share or 85% of the price per share paid by cash purchasers for the preferred stock issued in the qualified financing. (This discount on the price per share paid by cash purchasers was subsequently modified in 2021, see below.) A “qualified financing” is a preferred stock financing transaction for the purpose of raising capital with gross proceeds of at least $5,000, excluding all proceeds from convertible notes that convert into preferred stock in connection with the financing. This conversion upon a qualified financing feature essentially provides the holder with a fixed return that is settled in a variable number of shares. As such, it qualified to be accounted for as an embedded derivative, a put option liability, at fair value. The put option liability was initially recorded as a debt discount and subsequently remeasured at its fair value each period end. We estimated the fair value of the put option liability based upon the 90% probability of a qualified financing occurring multiplied by the value to be received by the holder (Level 3 inputs). (We estimated a 10% probability that the convertible notes would convert at maturity.) The put option liabilities associated with the 2018, 2019 and 2020 convertible notes were initially measured at $794, $2,382 and $1,446, respectively. The fair value of the put liabilities did not change at December 31, 2019, 2020 or 2021, as management’s estimate of the probability of a qualified financing did not change. Through December 31, 2021, additional put option liability was recorded for the conversion feature applied to the accumulating accrued interest balance of $303, which was recorded as additional put option liability and debt discount. The discounts on the debt as a result of recording the initial put liabilities was amortized to interest expense over the term of the loans using the effective interest method.
Between March 2020 and December 2020, we also issued convertible notes for aggregate cash proceeds of $15,545. An additional convertible note for $45 was issued in January 2021. These notes differed from the other notes issued during 2018 through 2020 in that they did not contain the conversion discount of 15%.

Instead, they were accompanied by warrants to purchase 15,590,000 Series A-6 preferred shares at $0.01 per share initially, which upon issuance of the Series B Preferred Stock in 2021, were automatically converted into warrants to purchase Series B Preferred Stock. The warrants expire on the fifth anniversary of the issue date. All other terms of the notes were the same. Since the warrants are for preferred stock that were initially redeemable, they were recorded as a liability in the accompanying balance sheet at December 31, 2020. The initial value of the warrant liability of $3,887 ($3,877 for the warrants issued in 2020; $10 for the warrant issued in 2021) was determined using the Black-Scholes method and resulted in an additional debt discount that was being amortized to interest expense using the effective interest method.
The convertible notes also included a provision whereby upon a change in control prior to the conversion or repayment in full of the principal amount of the convertible notes, the Company would be obligated, at each holder’s option, to either (A) pay such holder in cash an amount equal to (is) the outstanding principal and interest accrued to that date, plus (ii) a premium equal to 100% of the unpaid principal and accrued interest, or (B) convert the outstanding principal and interest accrued to date into Series A-6 preferred stock at a conversion price of $0.50 per share. This change in control prepayment and conversion provision qualifies as an embedded derivative and has been included in the fair value of the embedded derivative noted above.
Finally, the convertible notes also included a provision whereby the unpaid principal and accrued interest would convert at maturity, at the option of the holders of at least 2/3 of the outstanding principal amount of the outstanding convertible notes, into shares of the Company’s Series A-6 preferred stock at a conversion price of $0.25 per share.
Interest expense related to convertible notes was $1,773 for the year ended December 31, 2021, which included the 8% stated interest and amortization of the debt discounts associated with the embedded put liabilities and attached warrants.
In March 2021, the Company’s board and note holders (many of whom are also stockholders) agreed to eliminate the 15% discount in the next qualified round of financing attached to the 2018, 2019 and 2020 issuances of convertible notes. We determined the elimination of the 15% discount was a modification of the convertible notes with related parties and, as a result, we recorded the impact of removing the put option liability associated with the convertible notes of $5,210 to Additional Paid-in Capital in the accompanying consolidated balance sheet for the year ended December 31, 2021. Also in March 2021, the issuance of Series B preferred stock was determined to be a qualified financing event. Accordingly, all of the convertible notes, with a notional amount of $44,692, were converted, with accumulated interest of $4,426, into 163,726,121 shares of Series B preferred stock at a conversion price of $0.30 per share. Upon the conversion of the convertible notes to Series B preferred stock, we also recognized the remaining unamortized debt discounts associated with the conversion features and warrants in the aggregate of $3,416 as a loss on conversion of convertible notes in the accompanying consolidated statements of operations.
(12)
Convertible Preferred Stock

Since inception, we have issued various series of preferred stock as more fully described below. Prior to March 2021, the preferred stock was redeemable at any time after February 21, 2022, upon the affirmative vote of two thirds of the then outstanding shares of preferred stock. In March 2021, the redemption feature was eliminated, however, the in-substance redemption feature described below is still in place. Upon an acquisition of the Company, the proceeds will be used to first pay the liquidation preferences on the preferred stock, as defined below, prior to payment to common stockholders. We have determined this is an in-substance redemption feature since holders of preferred stock represent a majority of our board of directors and control a majority of the stockholder vote on an as-if-converted basis. Thus, a decision to pursue an acquisition or accept the terms of an acquisition — and thereby redeem the convertible preferred stock — is deemed to be outside of our control. As a result, our convertible preferred stock has been classified as temporary equity in the accompanying consolidated balance sheets. We have not adjusted the carrying values of the convertible preferred stock to the respective liquidation preferences of such shares as the instruments are currently not redeemable and we believe it is not probable that the instruments will become redeemable at this point in time. Adjustments to increase the carrying values of the respective liquidation preferences will be made if and when it becomes probable that an event would occur obligating us to pay such amounts.

Convertible preferred stock, net of issuance costs, at December 31, 2022 and 2021, is as follows:
	December 31,
Series	2022	2021
Series A-1 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,331,943 shares at December 31, 2022 and 2021	$6,065	$6,065
Series A-2 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 23,307,464 shares at December 31, 2022 and 2021	8,976	8,976
Series A-3 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 24,792,020 shares at December 31, 2022 and 2021	10,611	10,611
Series A-4 preferred stock, $0.001 par value per share. Authorized, issued, and outstanding 5,169,690 shares at December 31, 2022 and 2021	1,993	1,993
Series A-5 preferred stock, $0.001 par value per share. Authorized 29,715,910 shares; issued and outstanding 29,545,455 shares at December 31, 2022 and 2021	12,858	12,858
Series A-6 preferred stock, $0.001 par value per share. Authorized 32,601,000 shares; issued and outstanding 32,391,000 shares at December 31, 2022 and 2021	15,476	15,476
Series B preferred stock, $0.001 par value per share. Authorized 284,065,377 shares; issued and outstanding 282,580,377 and 282,580,377 shares at December 31, 2022 and 2021, respectively	84,528	84,528
Series B-1 preferred stock, $0.001 par value per share. Authorized 67,142,854 shares; issued and outstanding 67,142,854 and 57,142,856 shares at December 31, 2022 and 2021, respectively	23,499	20,000
Series B-2 preferred stock, $0.001 par value per share. Authorized 71,428,570 shares; issued and outstanding 28,571,428 and 0 shares at December 31, 2022 and 2021, respectively	—	—
Series B-3 preferred stock, $0.001 par value per share. Authorized 342,857,136 shares; issued and outstanding 0 at shares at December 31, 2022 and 2021	—	—
Total convertible preferred stock	$164,006	$160,507
The following table summarizes activity in convertible preferred stock for the years ended December 31, 2022 and 2021.
Series	Balance at January 1, 2021	Issuances	Balance at December 31, 2021
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,472	4	15,476
Series B	—	84,528	84,528
Series B-1	—	20,000	20,000
Total convertible preferred stock	$55,975	$104,532	$160,507

Series	Balance at December 31, 2021	Issuances	Balance at December 31, 2022
Series A-1	$6,065	$—	$6,065
Series A-2	8,976	—	8,976
Series A-3	10,611	—	10,611
Series A-4	1,993	—	1,993
Series A-5	12,858	—	12,858
Series A-6	15,476	—	15,476
Series B	84,528	—	84,528
Series B-1	20,000	3,499	23,499
Series B-2	—	—	—
Total convertible preferred stock	$160,507	$3,499	$164,006
As of December 31, 2022, the Company was authorized to issue up to 886,411,964 shares of preferred stock, with 170,455 shares of Series A-5, 210,000 shares of Series A-6, 1,485,000 shares of Series B, 42,857,142 shares of Series B-2, and 342,857,136 shares of Series B-3 available for issuance. All other authorized shares have been issued. The original issue prices for the Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2 and B-3 preferred stock are $1.224, $0.387, $0.43, $0.396, $0.44, $0.50, $0.30, $0.35, $0.35 and $0.05, respectively. All shares of preferred stock had the following rights as of December 31, 2022:
(i)
Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder. The conversion rate is equal to the original issue price for each share of preferred stock plus any declared but unpaid dividends divided by the conversion price. The conversion ratio may be adjusted from time to time based upon the occurrence of certain events or circumstances, such as stock splits, dividends, recapitalizations, certain corporate transactions, and certain dilutive issuances, including the issuance of shares of Series B-2 preferred stock and the B-3 Warrants (as defined below). Each share of preferred stock will be automatically convertible into shares of the common stock at the then-prevailing conversion ratio (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended in which (a) the per share price of the common stock is not less than $0.35 (adjusted for any stock dividends, combinations, splits, or recapitalizations) and (b) the aggregate net cash proceeds are at least $50,000, (ii) the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise with a publicly traded “special purpose acquisition corporation” or its subsidiary in which the common stock or share capital of such entity or its successor entity remains listed, in which the aggregate proceeds resulting from such transaction or series of related transactions, including any private placement or other financing transaction and proceeds received from the “special purpose acquisition corporation” trust account are equal to or in excess of $30 million or (iii) upon the consent or vote of the holders of a majority of the outstanding shares of preferred stock (voting together as a single class on an as converted basis).
(ii)
Voting Rights

Each holder of shares of preferred stock is entitled to the number of votes on an as-if converted basis to shares of common stock. Certain corporate actions require the approval of a majority of the holders of preferred stock, including but not limited to changes in the authorized shares of preferred stock, authorization of any new class or series of preferred stock, effecting a recapitalization, increasing the authorized size of the Board of Directors to a number greater than 11, the payment of certain dividends and capital distributions, the sale, liquidation or dissolution of the Company, and certain incurrence of debt.
(iii)
Anti-dilution Rights

The conversion price of each series of preferred stock is subject to in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments, including adjustment if common stock is issued for less than the Original Issue Price of each series of preferred stock.

(iv)
Dividends

Dividends are payable on (i) the Series B-2 and Series B-3 preferred stock in preference to all other series of preferred stock and the common stock and (ii) all such other series of preferred stock in preference to the common stock, in each case, when and if declared by the Board of Directors on a noncumulative, annual basis and are paid to the holders of Series B-2 preferred stock and Series B-3 preferred stock, and all other series of preferred stock, on a pro rata, pari passu basis (based on the series or preferred stock participating) preferred stock in proportion of their individual dividend amounts to the total dividend amount of all preferred holders. The per annum preferred dividend rates for each share of Series A-1, A-2, A-3, A-4, A-5, A-6, B, B-1, B-2, and B-3 preferred stock are $0.09792, $0.03096, $0.0344, $0.03168, $0.0352, $0.04, $0.024, $0.028, $0.028, and $0.004, respectively. To date, the Board of Directors has not declared any dividends on the preferred stock.
(v)
Liquidation Preferences

The terms of the preferred stock provide for liquidation preferences in the event of a change in control, liquidation, dissolution, or certain other fundamental transactions of the Company (a Liquidation Event), none of which were deemed probable of occurring at December 31, 2022. Preferences are payable in the following order of priority and in the following amounts as of December 31, 2022 (plus all declared but unpaid dividends);
Liquidation Preference	Series	Shares	Price	Aggregate Liquidation Preference
1	Series B-3 preferred stock	—	$0.050	$—
1	Series B-2 preferred stock	28,571,428	0.350	10,000
2	Series B-1 preferred stock	67,142,854	0.350	23,500
2	Series B preferred stock	282,580,377	0.300	84,774
3	Series A-6 preferred stock	32,391,000	0.500	16,196
4	Series A-5 preferred stock	29,545,455	0.440	13,000
4	Series A-4 preferred stock	5,169,690	0.396	2,047
5	Series A-3 preferred stock	24,792,020	0.430	10,661
6	Series A-2 preferred stock	23,307,464	0.387	9,020
7	Series A-1 preferred stock	5,331,943	1.224	6,526
	Total liquidation preference			$175,724
If the assets of the Company or the consideration received in such Liquidation Event are insufficient to make payment in full to all holders of a particular series of preferred stock, then such assets will be distributed ratably to the holders of such series of preferred stock in proportion to the full amounts to which they would otherwise have been entitled. After payment of the aforementioned liquidation preferences, any remaining proceeds from a Liquidation Event will be distributed to all preferred and common stockholders — except for stockholders holding Series A-1 or Series A-2 Preferred Stock — pro rata on an as-if converted basis.
March 2021 Financing
In March 2021, we executed a financing round in which we raised $10,907 net of issuance costs, through the sale of 36,666,673 shares of Series B preferred stock at an original issue price of $0.30 per share. At that time, in accordance with their terms, as amended, all convertible notes, with a value of $49,118 (including accumulated interest) were converted into 163,726,121 shares of Series B preferred stock.
Spring 2021 Financing
In May, June and July 2021, we raised an additional $20,989, net of issuance costs, through the sale of an additional 70,473,583 shares of Series B preferred stock at a price per share of $0.30.

Fall 2021 Financing
In August and December 2021, we raised $20,000, net of issuance costs, through the sale of 57,142,856 shares of Series B-1 preferred stock at a price of $0.35 per share.
Warrant Exercises
In November 2020, we raised $19 through the exercise of warrants to purchase 2,391,000 shares of Series A-6 preferred stock. Between March and July 2021, we raised an additional $117 through the exercise of warrants to purchase 11,714,000 shares of Series B preferred stock.
2022 Financing
In May and June 2022, we sold 9,999,998 shares of Series B-1 preferred stock in a private financing, to existing stockholders, at a price of $0.35 per share, raising approximately $3,499 in net proceeds. This financing was an extension of the Series B-1 financing round begun in the fall of 2021.
In early October 2022, we sold 28,571,428 shares of Series B-2 preferred stock in a private financing, primarily to existing stockholders, at a price of $0.35 per share, raising approximately $9,755 in net proceeds. For each share sold, we also issued a warrant to purchase four shares of Series B-3 preferred stock (with total warrants issued being for 114,285,712 shares of Series B-3 preferred stock) with a strike price of $0.05 per share. The B-2 Preferred Stock Financing included, at our audit committee’s option, a second tranche for the sale of up to 20,990,498 shares of Series B-2 preferred stock for $7,347 (which could be increased up to $10,000 through the sale of additional shares), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase four shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 83,961,992 shares of Series B-3 preferred stock, and a third tranche, at the election of investors who participated in the second tranche, for the sale of up to 12,381,544 shares of Series B-2 preferred stock for $4,334 (which could be increased up to an aggregate of 14,285,714 shares of Series B-2 preferred stock for approximately $5,000 through the sale of additional shares of Series B-2 preferred stock), with each such share of Series B-2 preferred stock accompanied by a warrant to purchase eight shares of Series B-3 preferred stock at a strike price of $0.05 per share, for a total of 99,052,352 shares of Series B-3 preferred stock. Investors can elect to not participate in the second tranche, and thereby give up their rights to participate in the third tranche, but such election would cause all of their shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock to immediately convert to common stock and the warrants to purchase Series B-3 preferred stock to convert to warrants to purchase common stock.
As a result of the issuance of the Series B-2 preferred stock, accompanying warrants to purchase Series B-3 preferred stock, and the second and third tranche rights and obligations, the anti-dilution feature of all prior issued preferred stock series was triggered. In accordance with the anti-dilution rights in the Company’s certificate of incorporation, and in connection with the initial closing of the B-2 Preferred Stock Financing, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.06 for Series A-1 preferred stock, $0.33 for Series A-2 preferred stock, $0.37 for Series A-3 preferred stock, $0.34 for Series A-4 preferred stock, $0.37 for Series A-5 preferred stock, $0.42 for Series A-6 preferred stock, $0.26 for Series B preferred stock, and $0.30 for Series B-1 preferred stock and (ii) set to $0.35 for Series B-2 preferred stock and $0.05 for Series B-3 preferred stock, which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.155 to 1 for Series A-1 preferred stock, 1.173 to 1 for Series A-2 preferred stock, 1.162 to 1 for Series A-3 preferred stock, 1.165 to 1 for Series A-4 preferred stock, 1.189 to 1 for Series A-5 preferred stock, 1.190 to 1 for Series A-6 preferred stock, 1.154 to 1 for Series B preferred stock, 1.167 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
We offered the Series B-2 preferred stock to all of our existing preferred stockholders (representing approximately 99.2% of our then-outstanding shares on an as-converted to common stock basis) to continue to fund our operations through the expected period for completing the Business Combination (see Note 16), including expenses expected to be incurred in connection with the Business Combination and readying ourselves to be a public company. Board members, executives and other employees who participated in the B-2 Preferred Stock Financing did so under the same terms as other non-service provider holders. As such, the

Company concluded the B-2 Preferred Stock Financing was not compensatory and is not within the scope of ASC Topic 718, Compensation — Stock Compensation.
The warrants to purchase Series B-3 preferred stock (“Series B-3 Warrants”) represent freestanding financial instruments that should be recognized as a liability as the Company is required to deliver puttable shares upon exercise of the warrants, which may be ultimately settled for cash due to the in-substance redemption feature, as described above. Similarly, the combined rights and obligations for the second and third tranches for Series B-2 preferred stock (“Series B-2 Tranche Liability”) represents a freestanding financial instrument that should be classified as a liability under ASC 480 as, (i) the decision to exercise the tranche is outside of the control of the Company, as holders of Series B-2 preferred stock represent a majority of our Audit Committee (which, pursuant to the financing agreements for the B-2 Preferred Stock Financing determines whether to call the second tranche), and (ii) the Company is required to deliver puttable shares upon execution of the tranches rights and obligations, which may be ultimately settled in cash. Both the Series B-3 Warrants and the Series B-2 Tranche Liability are classified as liabilities and are presented on the balance sheet at their estimated fair values at each reporting date and immediately prior to settlement with the resulting change in fair value recognized in earnings.
The fair value of the Series B-3 Warrants as of December 31, 2022, was determined using a probability-weighted expected outcome model whereby the following two scenarios were probability-weighted based on the Company’s expectation of each occurring: (1) a status quo scenario whereby the Company would continue as a private company and (2) a scenario where the Business Combination would close. Under the status quo scenario, the Series B-3 Warrants, including warrants to be issued under the second and third tranches, were valued using the Black-Scholes model. The fair value of the Series B-2 Tranche Liability was determined using a Binomial Tranche Model. Both models incorporated the following significant assumptions: the fair value of underlying Series B-2 preferred stock of $0.37 per share, a price for Series B-2 preferred stock of $0.35 per share, the fair value of underlying Series B-3 preferred stock of $0.08 per share, an exercise price for the warrants to purchase Series B-3 preferred stock of $0.05 per share, an expected volatility of 50.0%-65.0%, a risk free interest rate of 4.0%-4.7%, an expected term of 0.2-0.4 years for the Series B-2 Tranche Liability and 5.8-6.0 years for the Series B-3 Warrants and no dividends. The fair value of the underlying shares of Series B-2 preferred stock and warrants to purchase Series B-3 preferred stock used in these models were derived from estimates of the Company’s equity fair value using the Guideline Public Company Method, specifically revenue multiples of comparable public companies were multiplied by the Company’s forecasted 2023 and 2024 revenue. The valuation of Series B-3 Warrants under the Business Combination scenario incorporates an estimate of the fair value of the underlying Series B-3 preferred stock upon the close of the Business Combination of $0.27 per share, which is based upon the enterprise value stated in the merger agreement of $220 million allocated to all outstanding shares of preferred stock, warrants to purchase preferred stock, and common stock on an as-if converted basis, discounted at 30% from the expected Business Combination closing date. The Business Combination scenario as of December 31, 2022, assumed the second and third tranches will not be exercised, and thus no value is assigned to the tranche rights and obligations, as the Company would not exercise its right to call the second tranche.
The fair value of the Series B-3 Warrant Liability and the Series B-2 Tranche Liability were estimated at $11,966 and $6,347, respectively, upon completion of the financing. The excess of the liabilities’ fair values compared to the proceeds received in the transaction resulted in a charge to loss on equity issuance in the consolidated statements of operations of $8,312. The warrant liability associated with the Series B-3 Warrants was remeasured to its fair value of $15,819 at December 31, 2022, and the Series B-2 Tranche Liability were remeasured to their fair value of $4,702 at December 31, 2022, resulting in an additional loss recorded as change in fair value of warrant and tranche liabilities of $2,208 in the consolidated statements of operations for the year ended December 31, 2022.
In December 2022, the warrants issued and issuable under the second and third tranches to purchase Series B-3 preferred stock were amended to provide that, in connection with the Business Combination, any portion of the warrants that remain unexercised at the time the Business Combination is consummated will automatically be net settled for shares of TriSalus Common Stock immediately prior to the closing of the Business Combination and exchanged into shares of Combined Company Common Stock at the Effective Time The warrant amendment did not change the liability classification of these warrants and the warrant liabilities will continue to be measured at fair value.

2023 Financing
In January through March 2023, holders of warrants to purchase 94,294,112 shares Series B-3 preferred stock exercised their purchase rights, for proceeds of approximately $4,715.
In February 2023, we amended the Series B-2 preferred stock agreement and warrant agreement to purchase Series B-3 preferred stock to extend the expiration date for the second tranche from February 28, 2023, to May 31, 2023.
In March 2023, we effectuated two closings of a portion of the second tranche of the B-2 Preferred Stock Financing whereby (i) 8,396,207 shares of Series B-2 preferred stock and accompanying warrants to purchase 33,584,828 shares of Series B-3 preferred stock, representing approximately 40% of the shares committed in the second tranche, were sold for an aggregate purchase price of $2,939, and (ii) 714,285 shares of Series B-2 preferred stock and accompanying warrants to purchase 2,857,140 shares of Series B-3 preferred stock, representing approximately 3% of the shares committed in the second tranche, were sold for an aggregate purchase price of $250. As a result of the foregoing closings of a portion of the second tranche of the B-2 Preferred Stock Financing, in accordance with the anti-dilution rights in the Company’s certificate of incorporation, the conversion prices of the Company’s preferred stock (i) were adjusted to $1.02 for Series A-1 preferred stock, $0.32 for Series A-2 preferred stock, $0.35 for Series A-3 preferred stock, $0.33 for Series A-4 preferred stock, $0.35 for Series A-5 preferred stock, $0.40 for Series A-6 preferred stock, $0.25 for Series B preferred stock, and $0.29 for Series B-1 preferred stock and (ii) remained the same for Series B-2 preferred stock ($0.35) and Series B-3 preferred stock ($0.05), which correlate to approximate (in each case rounded to three decimals) exchange ratios of 1.200 to 1 for Series A-1 preferred stock, 1.209 to 1 for Series A-2 preferred stock, 1.229 to 1 for Series A-3 preferred stock, 1.200 to 1 for Series A-4 preferred stock, 1.257 to 1 for Series A-5 preferred stock, 1.250 to 1 for Series A-6 preferred stock, 1.200 to 1 for Series B preferred stock, 1.207 to 1 for Series B-1 preferred stock, 1 to 1 for Series B-2 preferred stock and 1 to 1 for Series B-3 preferred stock.
(13)
Stockholders’ Equity

(a)
Common Stock

As of December 31, 2022 and 2021, the Company’s authorized shares of common stock were 1,250,000,000 and 635,000,000, respectively. As of December 31, 2022, the Company had reserved the following shares of common stock for future issuance in connection with the conversion of shares of Preferred Stock, at the applicable conversion rates (see Note 12) and upon the exercise of certain options and warrants:
Preferred stock:
Series A-1	6,156,860
Series A-2	27,333,280
Series A-3	28,812,316
Series A-4	6,021,159
Series A-5	35,135,097
Series A-6	38,560,680
Series B	326,054,236
Series B-1	78,333,328
Series B-2	28,571,428
574,978,384

Warrants:
Warrants to purchase Series A-5 preferred stock	202,702
Warrants to purchase Series A-6 preferred stock	249,999
Warrants to purchase Series B preferred stock	1,713,459
Warrants to purchase Series B-3 preferred stock	114,285,712
116,451,872
Stock options:
Stock options outstanding	67,604,157
Stock options available for future grant	17,493,484
85,097,641
776,527,897

(b)
Stock Options

Under the 2009 Equity Incentive Plan As Amended (the “Plan”), the Company’s board of directors may grant incentive stock options and/or nonstatutory stock options to employees, directors, and consultants of the Company and its affiliates within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. As of December 31, 2022 and 2021, there were in total 67,604,157 and 52,878,539, respectively, stock options issued and outstanding. The Plan was originally set to expire on July 28, 2019, the ten-year anniversary of its establishment, however, the ten-year life automatically renews each time the plan is amended to increase the authorized shares. The most recent amendment was on September 15, 2022, so the revised expiration date of the Plan is September 15, 2032.
Incentive stock options may be granted only to employees. Nonstatutory stock options may be granted to employees and nonemployees. On March 2, 2021, in conjunction with the Series B financing, our board of directors authorized an increase in the number of shares under the Plan to 50,000,000. On September 23, 2021, our board of directors authorized an increase in the number of shares under the Plan to 65,000,000, and, on December 20, 2021, to 73,000,000. On July 13, 2022, our board of directors authorized an increase in the number of shares under the Plan to 85,000,000 and, on September 15, 2022, to 95,000,000. At December 31, 2022, options to purchase 17,493,484 shares of common stock were available for grant.
The plan is administered by our chief executive officer and chief financial officer, who act on the recommendation of managers of the Company to select the individuals to whom the awards will be granted and to determine the amount and vesting period for the grants. All grants are subject to approval by the board of directors.
Stock options are granted with an exercise price equal to the estimated fair value of the stock at the date of grant. The fair value is determined by a third-party valuation performed in accordance with IRS Section 409A. Options generally have a ten-year contractual term and typically have graded vesting over one to four years.

The following tables summarize activity for options issued to employees, consultants, and directors:
	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
Options outstanding at January 1, 2021	29,767,283	$0.03	8.2
Granted	28,325,726	0.04	—
Exercised	(2,898,553)	0.02	—
Forfeiture	(2,315,917)	0.06	—
Options outstanding at December 31, 2021	52,878,539	0.03	8.4
Granted	22,252,500	0.06	—
Exercised	(3,352,916)	0.02	—
Forfeiture	(4,173,966)	0.03	—
Options outstanding at December 31, 2022	67,604,157	0.04	8.2
We granted 7,200,000 and 2,237,414 options to members of the Board of Directors and other non-employees during the years ended December 31, 2022 and 2021, respectively.
The following table summarizes certain information about all options outstanding as of December 31, 2022.
	Options outstanding		Options Exercisable
Exercise Price	Number outstanding at December 31, 2022	Weighted average remaining contractual life	Number exercisable at December 31, 2022
$0.01	21,880,874	8.00	15,399,054
$0.03	8,552,500	5.20	8,541,562
$0.04	165,875	1.10	165,875
$0.05	300,000	4.60	300,000
$0.06	36,421,707	9.20	8,238,837
$0.07	57,201	2.80	57,201
$0.09 – $0.46	226,000	3.32	226,000
	67,604,157		32,928,529
The grant date per share fair value of options was determined using the Black-Scholes-Merton option valuation model, and was computed to be approximately $0.02 and $0.01 for grants in the years ended December 31, 2022 and 2021, respectively, using the following assumptions:
	2022	2021
Valuation assumptions:
Expected dividend yield	—%	—%
Expected volatility	32%	32%
Expected term (years)(1)	5.6 – 6.2	5.0 – 6.1
Risk-free interest rate	2.76%	1.14%

(1)
Our historical exercise behavior for previous grants does not provide a reasonable estimate for future exercise activity for employees who have been awarded stock options in the past three years. Therefore, the average expected term was calculated using the simplified method, as defined by GAAP, for estimating the expected term.

Recognized compensation expense for employees and nonemployees in 2022 and 2021 was $368 and $109, respectively, which was predominately included in general and administrative expense in the accompanying consolidated statements of operations. As of December 31, 2022 and 2021, there was $433 and $24, respectively, of unrecognized compensation expense related to unvested share-based compensation arrangements granted under the equity incentive plan. The December 31, 2022, balance will be recognized over a weighted average period of 2.9 years.
(14)
Net Loss per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where we might earn net income, we would allocate to participating securities a proportional share of net income determined by dividing total weighted-average participating securities by the sum of the total weighted-average common shares and participating securities (the “two-class method”). Our preferred stock, if any, participates in any dividends declared by us and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where we incurred net losses, we allocate no loss to participating securities because they have no contractual obligation to share in our losses. We computed diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive. Because we have reported net losses for the years ended December 31, 2022 and 2021, diluted net loss per common share is the same as basic net loss per common share for those periods.
The following potentially dilutive securities (in common stock equivalent shares) have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:
	December 31,
	2022	2021
Preferred stock	498,832,231	460,260,805
Preferred stock warrants	116,451,872	1,865,455
Common stock warrants	—	58,501
Options to purchase common stock	67,604,157	52,878,539
	682,888,260	515,063,300
As described in Note 12, the triggering of the anti-dilution feature resulting from the B-2 Preferred Stock Financing decreased the conversion prices applicable to all outstanding shares for previously issued preferred stock. As a result, a deemed dividend to the preferred stockholders of $2,829 was recorded as an increase in the net loss attributable to common shareholders reflected in our consolidated statement of operations for the year ended December 31, 2022. This deemed dividend increased the net loss per common share by $0.23 for the year ended December 31, 2022.
(15)
Leases

We have four property leases in effect as of December 31, 2022, which we account for as operating leases:
•
A lease for our principal administrative and production facility at West 91st Avenue, Westminster, Colorado, which expires in December 2026. This lease includes two options to extend the lease by five years each at the end of the current term.

•
A lease for office space at 2275 Half Day Road, Bannockburn, Illinois, which expires in November 2024. This lease includes an option to extend the lease by three years at the end of the current term.

•
A lease for office space at 1000 Chapel View Blvd, Cranston, Rhode Island, which expires in October 2024. This lease includes an option to extend the lease by two years at the end of the current term.

•
A lease for laboratory and research space at 1 Hoppin Street, Providence, Rhode Island, which expires on February 1, 2024.

We also have four finance leases, three for copier equipment in our Westminster, Bannockburn and Cranston facilities, and one for laboratory equipment in our research space in Providence.
The components of right-of-use assets, short-term lease liabilities and long-term lease liabilities at December 31, 2022, is as follows:
	Operating Leases	Finance Leases
Right-of-use assets	$1,381	$349(1)
Short-term lease liabilities	$300	$70
Long-term lease liabilities	$1,429	$164

(1)
Net of accumulated depreciation, included in fixed assets

The components of lease expense for the year ended December 31, 2022, were as follows:
Operating lease expense	$443
Finance lease expense:
Amortization of ROU assets	16
Interest on lease liabilities	4
Total finance lease expense	20
Total lease expense	$463
Maturities of lease liabilities under noncancellable leases as of December 31, 2022, are as follows:
	Operating Leases	Finance Leases
2023	$429	$87
2024	378	87
2025	205	77
2026	213	9
2027	219	7
Thereafter	884	—
Total undiscounted lease payments	2,328	267
Less imputed interest	(600)	(33)
Total lease liabilities	$1,728	$234
In October 2022, we recorded $38 in fixed assets for a finance lease for a copier in our Westminster facility, and $6 and $32 in current liabilities and long-term liabilities, respectively, for the related lease liabilities.
In December 2022, we recorded $310 in fixed assets for a finance lease for analytical equipment in our laboratory facility in Providence, and $178 and $132 in current liabilities and long-term liabilities, respectively, for the related lease liabilities.
As of December 31, 2022, the weighted average life of our operating and finance leases is eight and three years, respectively. The weighted average discount rate for both operating and finance leases is 8.1%, which is based on interest rates we paid for our most recent term loan and convertible notes.
Total lease expense for the years ended December 31, 2021, was $385.

We record rent expense on a straight-line basis — the terms of all leases provide for increases in rental payments over time.
Future minimum lease payments for each of the five years ending December 31, 2021, were as follows:
2022	$188
2023	194
2024	199
2025	205
2026	213
Thereafter	1,102
$2,101

(16)
Commitments and Contingencies

401(k) Plan
The Company maintains a salary reduction savings plan under Section 401(k) of the Internal Revenue Code, which we administer for participating employees’ contributions. All full-time employees are covered under the plan after meeting minimum service requirements. We paid matching contributions of $431 and $287 to the plan for the years ended December 31, 2022 and 2021, respectively. Our contributions were based on compensation at the rate of 3%, 3.5%, and 4% for an employee’s contribution of up to 3%, between 3% and 4%, and between 4% and 5%, respectively, with the match-eligible contribution being limited to 4% of the employee’s eligible compensation.
Legal Matters
From time to time, we may have certain contingent liabilities, including litigation, which arise in the ordinary course of its business activities. We accrue contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on our consolidated financial position, results of operations, or cash flows.
In October 2017, an individual filed a suit against the Company in the District of Colorado asserting joint inventorship of six patents assigned to the Company. The individual sought to be added as a co-inventor and co-owner of the patents in question. In a series of rulings, the Court struck monetary damages and jury trial demand, limited the individual’s expert testimony to one patent, and barred rebuttal testimony to defendant’s expert or testimony related to prior art, severely limiting the scope of this case. Following a notice that we would be seeking sanctions against the plaintiff and his attorney, it was agreed that the plaintiff would dismiss his case with prejudice and no sanctions or attorney fees’ request would be filed. A stipulated Dismissal Order was entered June 23, 2021.
In February 2021, TriSalus exercised its right to terminate, for cause, an agreement with a distributor, pursuant to which the distributor was acting as exclusive distributor of the TriNav Infusion System in several Western states. We determined that the distributor had failed to perform many aspects of the contract resulting in poor sales. The distributor was put on notice in September of 2020 that performance must improve, or we would terminate the contract. Despite being allowed a 60-day cure period, the distributor’s performance did not improve and in February 2021 we exercised our right to terminate. On March 11, 2021, the distributor filed a lawsuit against us in the Utah state court, asserting a claim for wrongful termination of the contract by us and several other related, common-law claims. The distributor sought monetary damages in an amount of $750, plus attorneys’ fees and other relief. On November 15, 2021, we agreed to settle the case for $425, which was recorded as expense in general and administrative expense in the accompanying consolidated statements of operations. The settlement was paid in two installments of $200 and $225, on November 18, 2021, and January 3, 2022, respectively. The settlement amounted to the contractual fee if we were to terminate the contract.

Other than as described above, we are not a party to any legal proceedings and we are not aware of any claims or actions pending or threatened against us. In the future, we might from time to time become involved in litigation relating to claims arising from our ordinary course of business.
(17)
Merger Agreement with MedTech Acquisition Corporation

On November 11, 2022, we entered into a Business Combination Agreement with MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), and MTAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MTAC (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into TriSalus (the “Business Combination”), with TriSalus surviving as a wholly owned subsidiary of MTAC (the “Surviving Corporation”). Following completion of the combination, MTAC will be renamed “TriSalus Life Sciences, Inc.” The aggregate consideration payable to our stockholders is $220,000, payable solely in shares of MTAC common stock.
Immediately prior to the effective time of the Business Combination, each outstanding warrant to purchase Series B-3 preferred stock must be exercised pursuant to the net-exercise provisions of the warrants, and then each issued and outstanding share of TriSalus’ Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6, Series B, Series B-1, Series B-2, and Series B-3 preferred stock, par value $0.001 (collectively, the “TriSalus Preferred Stock”) will be converted into shares of TriSalus Common Stock at the then-applicable conversion rates. In addition, each remaining outstanding warrant to purchase shares of TriSalus Common Stock or TriSalus Preferred Stock (each, a “TriSalus Warrant”) that is in-the-money and would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Business Combination, will automatically be exercised for shares of TriSalus Common Stock. TriSalus Warrants that are out-of-the-money will be canceled for no consideration. Upon closing of the Business Combination, all shares of TriSalus Common Stock, including all shares of preferred stock converted as described above, will convert into shares of MTAC common stock at a conversion ratio equal to the $220,000 consideration stipulated in the Business Combination Agreement divided by the total shares of TriSalus Common Stock outstanding.
At the effective time, each outstanding option to purchase shares of TriSalus Common Stock under TriSalus’ equity incentive plans (each, a “TriSalus Option”), whether or not then vested and exercisable, will be assumed and converted into an option to purchase shares of MTAC common stock under similar terms and conditions.
As of December 31, 2022, we have deferred $2,719 of eligible expenses related to the registration and issuance of MTAC common stock in conjunction with the Business Combination. The deferral is recorded in other current assets in the accompanying consolidated balance sheet as of December 31, 2022.

Annex A-1
AGREEMENT AND PLAN OF MERGER
by and among
MEDTECH ACQUISITION CORPORATION,
MTAC MERGER SUB, INC.,
and
TRISALUS LIFE SCIENCES, INC.,
dated as of
November 11, 2022

A-1-i

A-1-ii

A-1-iii

EXHIBITS
Exhibit A – Form of Sponsor Support Agreement
Exhibit B – Form of Support Agreement
Exhibit C – Form of Acquiror Charter*
Exhibit D – Form of Acquiror Bylaws
Exhibit E – Form of Registration Rights Agreement
Exhibit F – Form of Lock-Up Agreement
Exhibit G – Form of Certificate of Merger
Exhibit H – Form of Acquiror LTIP
Exhibit I – Form of Acquiror ESPP
Exhibit J – Form of Extension Note

*
Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. MedTech Acquisition Corporation agrees to furnish a copy of the omitted exhibit to the Securities and Exchange Commission or its staff upon request.

A-1-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2022, (the “Agreement Date”) by and among MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated in Delaware to acquire one or more operating businesses through a Business Combination;
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);
WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder (the “Intended Tax Treatment”);
WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement, the other Transaction Agreements and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the Company Stockholders;
WHEREAS, the board of directors of Acquiror has (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending to its stockholders that they approve the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);
WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Acquiror, Sponsor and the Company are entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things: (i) Sponsor agreed to waive its anti-dilution rights in the Acquiror Certificate of Incorporation with respect to the automatic conversion of Founder Shares into shares of Acquiror Class A Common Stock as of immediately prior to Closing; and (ii) certain Founder Shares held by the Sponsor at the Closing will be subject to certain vesting and forfeiture provisions as set forth in the Sponsor Support Agreement, including for purposes of satisfying Acquiror Transaction Expenses incurred in excess of the Acquiror Transaction Expenses Cap;
WHEREAS, as a material inducement to Acquiror Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Requisite Stockholders shall have each executed support agreements (collectively, the “Support Agreements”) substantially in the form attached hereto as Exhibit B, pursuant to which the Company Requisite Stockholders have agreed to, among other things, provide their written consent, within twenty (20) days following the receipt by such Company Requisite Stockholder of the Information Statement delivered after the effectiveness of the Registration Statement in accordance with Section 7.07, to (a) adopt and approve this Agreement and the Merger, and the other documents contemplated hereby and the Transactions contemplated hereby and thereby,

A-1-1

(b) adopt and approve, in accordance with the terms and subject to the conditions of the Company Certificate of Incorporation, the Preferred Conversion and (c) effect the Preferred Conversion;
WHEREAS, as a condition to the consummation of the Transactions, Acquiror shall provide an opportunity to the stockholders of Acquiror to exercise their rights to participate in the Acquiror Stockholder Redemption in conjunction with, inter alia, obtaining approval from the stockholders of the Acquiror for (i) the Extension or (ii) the Transactions;
WHEREAS, pursuant to the Acquiror Organizational Documents, shares of Acquiror Class B Common Stock shall automatically convert into shares of Acquiror Class A Common Stock in connection with the Transactions;
WHEREAS, immediately prior to the Effective Time and subject to obtaining approval of the Acquiror Stockholder Matters, Acquiror shall (i) amend and restate the Acquiror Certificate of Incorporation to be substantially in the form attached hereto as Exhibit C (the “Acquiror Charter”) and effective immediately upon the filing and effectiveness of the Acquiror Charter, each one share of Acquiror Class A Common Stock and each one share of Acquiror Class B Common Stock that were issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share of Acquiror (as defined in the Acquiror Charter, the “Common Stock”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit D attached hereto (the “Acquiror Bylaws”);
WHEREAS, in connection with the Closing, the Company Requisite Stockholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E;
WHEREAS, as a material inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the effectiveness of this Agreement, and each effective as of the Closing, the Company Requisite Stockholders shall enter into a Lock-Up Agreement (“Lock-Up Agreement”), substantially in the forms attached hereto as Exhibit F.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.
“Acquiror Bylaws” has the meaning specified in the Recitals hereto.
“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on December 17, 2020, as amended and in effect on the date hereof.
“Acquiror Charter” has the meaning specified in the Recitals hereto.
“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.
“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

A-1-2

“Acquiror Cure Period” has the meaning specified in Section 11.01(d).
“Acquiror D&O Tail” has the meaning specified in Section 9.06(b).
“Acquiror ESPP” has the meaning specified in Section 8.05.
“Acquiror Fully Diluted Shares” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
“Acquiror LTIP” has the meaning specified in Section 8.05.
“Acquiror Material Adverse Effect” means any change, event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of Acquiror or (b) the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (i) the Acquiror Stockholder Redemption made in accordance with the Acquiror Certificate of Incorporation, (ii) any change in applicable Laws or GAAP or any interpretation thereof, or (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (provided that the exceptions in this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the announcement, execution, performance or existence of this Agreement, and, to the extent related thereto, the condition in Section 10.03(a)); provided, further that in the case of clauses (ii) and (iii) such changes may be taken into account to the extent that such changes have had or would reasonably be expected to have a disproportionate impact Acquiror as compared to other SPACs.
“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.
“Acquiror Parties” means Acquiror and Merger Sub.
“Acquiror Party Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror and Merger Sub.
“Acquiror Preferred Stock” has the meaning specified in Section 6.11(a)
“Acquiror Share Value” means $10.00.
“Acquiror Stockholder Approval” means the affirmative vote of the requisite holders of Acquiror Common Stock required under the DGCL, Nasdaq listing rules and the Acquiror Certificate of Incorporation to approve each of (A) the entry into this Agreement by Acquiror, and the consummation of the Transactions, (B) the issuance of more than 20% of Acquiror’s outstanding shares of Common Stock, in connection with the Merger, pursuant to the rules of the stock exchange on which Acquiror’s shares are listed, (C) the approval of the Acquiror LTIP and the Acquiror ESPP, (D) the election of members of the board of directors of Acquiror in accordance with Section 2.05, (E) the issuance of the Common Stock pursuant to the instruments entered into in connection with the Future PIPE Investment, (F) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate as necessary in its comments to the Registration Statements or correspondence related thereto, (G) any other proposals the Parties agree are necessary or desirable to consummate the Transactions, (H) the amendment and restatement of the Acquiror Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit C hereto, and (I) any amendment to the Acquiror Certificate of Incorporation in connection with the Extension.
“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a).
“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a).

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“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date, including, but not limited to, in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing, whether or not described on Schedule 6.07 and whether related to the Transactions or a prior potential Business Combination, including, without limitation, (i) fifty percent (50%) of the Antitrust Expenses incurred in accordance with Section 12.05(c)(i) that have not been paid prior to Closing, (ii) fees, costs and expenses required to repay the principal and accrued interest of any promissory notes in favor of the Sponsor, including those entered into during the Interim Period pursuant to Section 8.01(a)(vii) (excluding, from such calculation, to the extent it is converted into Acquiror Warrants in accordance with its terms and conditions prior to the Closing, the Convertible Sponsor Note), (iii) all placement agent fees and other fees relating to the Future PIPE Investment (other than PIPE Investor Reimbursable Expenses), (iv) fifty percent (50%) of the Extension Costs incurred in connection with soliciting stockholder approval of the Extension in accordance with Section 12.05(c)(ii); (v) fifty percent (50%) of any Taxes required to be paid by Acquiror in respect of the Acquiror Stockholder Redemptions pursuant to Section 4501 of the Code (taking into account any offsetting issuances of Common Stock, including pursuant to the Transactions); (vi) all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Transactions; and (vii) to the extent such amounts remain unsatisfied as of immediately prior to the Closing, any deferred underwriting commissions, including the Deferred Discount (as defined in the Raymond James Underwriting Agreement).
“Acquiror Transaction Expenses Cap” means $6,000,000; provided, however, that (i) the Acquiror Transaction Expenses Cap shall be increased to $7,000,000 if the Available Closing Acquiror Cash at Closing equals or exceeds $70,000,000, and (ii) the Acquiror Transaction Expenses Cap shall be increased by additional $1,000,000 for each $5,000,000 of Available Closing Acquiror Cash at Closing in excess of $70,000,000. By way of example, the Acquiror Transaction Expenses Cap shall be $8,000,000 in the event the Available Closing Acquiror Cash at Closing is equal to or exceeds $75,000,000 but is less than $80,000,000.
“Acquiror Units” means equity securities of Acquiror each consisting of one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant.
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.
“Acquisition Transaction” has the meaning specified in Section 9.04(a).
“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Company stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company).
“Aggregate Company Common Stock” means, without duplication, and in each case after giving effect to the Preferred Conversion, the exercise of all of the outstanding Series B-3 Warrants prior to the Effective Time in accordance with Section 3.06(b), and the exercise of any other Company Warrants in accordance with Section 3.06(a), the sum of the aggregate number of Company Common Shares that are issued and outstanding immediately prior to the Effective Time.
“Agreement” has the meaning specified in the preamble hereto.
“Agreement Date” has the meaning specified in the preamble hereto.
“Ancillary Related Party Arrangements” has the meaning specified in Section 5.25.

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“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended. For the avoidance of doubt. Anti-Corruption Laws do not include Healthcare Laws.
“Antitrust Law” means any antitrust, competition or trade regulation Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Clayton Act, the Federal Trade Commission Act, the Sherman Act and similar domestic, foreign and multilateral competition laws.
“Assumed Warrant” has the meaning specified in Section 3.06(c).
“Audited Financial Statements” has the meaning specified in Section 5.07(a).
“Available Closing Acquiror Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the amount funded at or prior to the Closing in the Future PIPE Investment (after reduction for the aggregate amount of payments required to be made in connection with the payment of PIPE Investor Reimbursable Expenses, if any), plus (iii) the aggregate amounts contractually committed to be funded following the Closing pursuant to the terms and conditions of Future PIPE Investment (subject to, and assuming for these purposes, the satisfaction or waiver of the conditions to the investor’s obligation to fund such amounts as set forth in the definitive agreements entered into in connection with the applicable Future PIPE Investment), minus (iv) the Acquiror Transaction Expenses (which such amount shall not exceed the Acquiror Transaction Expenses Cap).
“Business Combination” has the meaning specified in the Acquiror Certificate of Incorporation.
“Business Combination Proposal” has the meaning set forth in Section 9.04(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.
“Certificates” has the meaning specified in Section 3.02(b)(i).
“Certificate of Merger” has the meaning specified in Section 2.02.
“Change in Recommendation” has the meaning specified in Section 9.03.
“Closing” has the meaning specified in Section 4.01.
“Closing Date” has the meaning specified in Section 4.01.
“Closing Equity Value” means $220,000,000.
“Closing Merger Consideration” has the meaning specified in Section 3.01(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.12(a).
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on September 29, 2022, as amended and in effect on the date hereof.

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“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.
“Company Cure Period” has the meaning specified in Section 11.01(b).
“Company Dissenting Shares” means any Company Common Shares or Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.
“Company Employees” has the meaning specified in Section 5.12(a).
“Company Equity Plan” means the Surefire Medical, Inc. (also known as TriSalus Life Sciences, Inc.) 2009 Amended and Restated Equity Incentive Plan, as amended from time to time.
“Company Intellectual Property” means the Owned Intellectual Property, Jointly-Owned Intellectual Property and Licensed Intellectual Property.
“Company Options” means options to purchase Company Common Shares granted by the Company pursuant to the Company Equity Plan or otherwise.
“Company Preferred Shares” means, collectively, the Company Series A-1 Preferred Shares, Company Series A-2 Preferred Shares, Company Series A-3 Preferred Shares, Company Series A-4 Preferred Shares, Company Series A-5 Preferred Shares, Company Series A-6 Preferred Shares, the Company Series B Preferred Shares, the Company Series B-1 Preferred Shares, the Company Series B-2 Preferred Shares and the Company Series B-3 Preferred Shares.
“Company Product” has the meaning specified in Section 5.28(b).
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Requisite Stockholders” means those holders of Company Shares identified on Schedule 1.01(a), which holders shall represent at least (i) a majority of the holders of the Company Preferred Shares voting as a single class and (ii) a majority of the holders of (a) Company Common Shares and (b) Company Preferred Shares (on an as-converted to Company Common Shares basis based on the conversion rate on the date for such determination of such vote), voting together as a single class.
“Company Series A-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series A-2 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series A-3 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-3 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series A-4 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-4 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series A-5 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-5 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series A-6 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-6 Preferred Stock” pursuant to the Company Certificate of Incorporation.

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“Company Series B Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series B-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series B-2 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Series B-3 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-3 Preferred Stock” pursuant to the Company Certificate of Incorporation.
“Company Service Provider” means any employee, officer, director or individual independent contractor of the Company.
“Company Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares, the Company Series A-3 Preferred Shares, the Company Series A-4 Preferred Shares, the Company Series A-5 Preferred Shares, the Company Series A-6 Preferred Shares, the Company Series B Preferred Shares, the Company Series B-1 Preferred Shares, the Company Series B-2 Preferred Shares, the Company Series B-3 Preferred Shares and the Company Common Shares.
“Company Stockholder Approval” means an executed written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement and the consummation of the Transactions, including the Merger, by the Company Requisite Stockholders.
“Company Stockholders” means the holders of Company Shares.
“Company Transaction Expenses” means all fees, costs and expenses payable by the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (relating thereto) (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company, (ii) fifty percent (50%) of the Antitrust Expenses in accordance with Section 12.05(c)(i) that have not been paid prior to Closing, (iii) all fees, costs and expenses related to the Company D&O Tail, (iv) all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable by the Company in connection with the consummation of the Transactions, (v) the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (iv) (which shall include all such Taxes and other similar assessments that have been deferred under any COVID-19 Measure), in each case, whether paid or unpaid prior to the Closing, (vi) to the extent not duplicative with the amounts describes in clauses (iv) and (v), “single trigger” sale, success, stay, transaction, change in control, severance, termination or other compensatory payments or benefits payable to current or former Company Service Providers, and all obligations of the Company that would become due and owing under employment, severance or similar agreements or arrangements, in each case, in whole or in part in connection with the consummation of the transactions contemplated hereunder, together with the employer portion of any payroll or similar Taxes related thereto, and determined assuming such amounts are payable as of the Closing, (vii) fifty percent (50%) of the Extension Costs arising in connection with soliciting stockholder approval of the Extension, (viii) fifty percent (50%) of the Extension Expenses in accordance with Section 12.05(c)(iii), and (ix) all fees, costs and expenses related to the Acquiror D&O Tail (provided, for clarity, that all fees, costs and expenses related to the Acquiror D&O Tail shall be paid on the Closing Date).
“Company Transaction Expenses Amount” means an amount equal to all Company Transaction Expenses incurred by the Company that have not been paid prior to the Effective Time.

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“Company Warrant” means any warrant to purchase any Company Common Shares or Company Preferred Shares, as applicable.
“Confidentiality Agreement” has the meaning specified in Section 12.09.
“Contemplated Interim Financing” means any issuances by the Company of promissory notes convertible into Company Common Shares no later than immediately prior the Effective Time, in an aggregate amount of up to $15,000,000 and subject in all respects to the covenants and provisions set forth in Section 7.11.
“Contracts” means any agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Convertible Sponsor Note” means that certain promissory note, dated as of May 24, 2022, issued by Acquiror in favor of Sponsor, in the principal amount of up to $1,500,000, the principal balance of which may be converted into additional Acquiror Warrants at the election of Sponsor.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.
“DGCL” has the meaning specified in the Recitals hereto.
“DPA” has the meaning specified in Section 6.11(c).
“Effective Time” has the meaning specified in Section 2.02.
“Enforceability Exceptions” has the meaning specified in Section 5.03.
“Environmental Laws” means any and all Laws or Contracts relating to pollution or protection of the environment (including natural resources), human or worker health and safety, or the design, production, sale, distribution, labeling, marketing, handling, treatment, manufacture, use, storage, emission, disposal or release of, or exposure of any Person to, Hazardous Materials or products containing Hazardous Materials.
“ERISA” has the meaning specified in Section 5.12(a).
“ERISA Affiliate” has the meaning specified in Section 5.12(g).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means Continental Stock Transfer & Trust Company or another exchange agent appointed by Acquiror prior to Closing that is reasonably acceptable to the Company to act as the agent for the purpose of paying the Closing Merger Consideration to the Company Stockholders in accordance with Section 3.01.
“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Merger Consideration Amount by (ii) the Acquiror Share Value.
“Excluded Share” has the meaning specified in Section 3.02(b)(v).
“Extension” has the meaning specified in Section 9.10.
“Extension Costs” has the meaning specified in Section 12.05(c).

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“Extension Note” has the meaning specified in Section 12.05(c).
“FDA” has the meaning specified in Section 5.28(a).
“FDCA” has the meaning specified in Section 5.28(a).
“Final Outside Date” has the meaning specified in Section 9.10.
“Financial Statements” has the meaning specified in Section 5.07(a).
“Founder Shares” means the 6,250,000 shares of Acquiror Class B Common Stock that were issued to the Sponsor prior to the Acquiror’s initial public offering and which are described as “founder shares” in the Acquiror Final Prospectus.
“Future PIPE Investment” shall mean any subscription or investment agreement with respect to the securities of Acquiror entered into by Acquiror following the date hereof and prior to the Closing for the purpose of raising funds in connection with the Transactions, in accordance with the terms of Section 8.02.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, arbiter or arbitral body (public or private), regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any non-governmental regulatory authority or entity or quasi-governmental authority or entity of competent jurisdiction or any similar body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any contractors of a Governmental Authority, department or agency as authorized by Law (including any Healthcare Law), and acting pursuant to the terms and conditions of any such contract.
“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would result in a Government Contract.
“Government Contract” means any Contract for the delivery of supplies or provision of services between the Company on one hand and any (i) Governmental Authority on the other hand or (ii) between the Company as a subcontractor at any tier on one hand and any other Person, including resellers and distributors on the other hand, in connection with any contract with a Governmental Authority.
“Government Official” means any (i) employee or official of (A) a Governmental Authority, (B) instrumentality of a Governmental Authority, including any state-owned enterprise, government agency or government advisor or (C) public international organization, (ii) political party or party official, (iii) candidate for political office or (iv) any other Person acting in an official capacity on behalf of any of the foregoing.
“Government Program” means any “federal healthcare program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, TRICARE, the Medicare Advantage Program, Medicare Prescription Drug Benefit Programs, Maternal and Child Health Service Block Grant, Social Services Block Grant and any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Authority.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” “infectious,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, silica, lead, mold, radiation, noise, odor, radon, medical waste, flammable or explosive substances, or pesticides.
“Healthcare Laws” means (a) all Laws to the extent applicable to the business of the Company relating to healthcare, including, without limitation: (i) Laws relating to the licensure, certification, qualification or

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authority to transact business in connection with the payment for, or arrangement of, healthcare benefits, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of healthcare services; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) healthcare or insurance fraud or abuse Laws, including, but not limited to, the following Laws: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the Exclusion Laws, 42 U.S.C. § 1320a-7; (iv) Laws relating to billings to insurance companies, health maintenance organizations and other managed care plans; (v) any state Law concerning the splitting of healthcare professional fees; (vi) Laws relating to informed consent, Healthcare Permits, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Government Programs, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of healthcare services; (vii) the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (viii) the Deficit Reduction Act of 2005; (ix) HIPAA (as defined below); (x) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xi) the Travel Act, 18 U.S.C. § 1952; (xii) the Physician Payments Sunshine Act (42 U.S.C. § 1320(7h); and (xiii) any similar state and local Laws that address the subject matter of the foregoing and (b) any and all amendments or modifications made from time to time to the items referenced in subsection (a) above.
“Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, registrations, accreditations, consents, qualifications, and/or any other permit or permission which are material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.
“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all Laws promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person as of any time, without duplication, all obligations (including all obligations in respect of principal, interest, penalties, breakage costs, fees and premiums) of such Person for or in respect of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business); (iv) any lease obligations that are capitalized or are required to be capitalized in accordance with GAAP; (v) the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against; (vi) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made, whether periodically or upon the happening of a contingency; (vii) all obligations secured by a Lien (other than a Permitted Lien) on any property of such Person; (viii) unfunded pension or retirement agreements, programs, policies, or other similar arrangements, including any employer portion of Taxes due in respect thereof; (ix) all unpaid obligations of the Company for any accrued bonuses or other incentive compensation or accrued or not accrued deferred compensation, in each case, together with the employer portion of any payroll or similar Taxes related thereto and determined assuming such amounts are payable as of the Closing, (x) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act, (xi) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including,

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without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (xii) dividends declared but not yet paid or other distributions payable; (xiii) any obligation of the type referred to in clauses (i)  — (xii) of this definition of any other Person, for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.
“Information Statement” has the meaning specified in Section 7.07.
“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings; (e) rights in or to Software or other technology; (f) Internet domain names, social media accounts, social media handles or social media identifiers; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning specified in the recitals.
“Interim Financial Statements” has the meaning specified in Section 5.07(a).
“Interim Period” has the meaning specified in Section 7.01.
“IT Systems” means any and all of the following owned, leased, licensed or used by or for, or otherwise relied on by, the Company: information technology and computers systems, networks and infrastructure (including Software, databases, facilities and equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format.
“Jointly-Owned Intellectual Property” means all Intellectual Property that is jointly owned or purported to be jointly owned by and between the Company and a third party.
“Law” means any statute, law (including common law), code, act, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all Contracts related to leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures or other interest in real property held by the Company.
“Leases” has the meaning specified in Section 5.18(b).
“Letter of Transmittal” has the meaning specified in Section 3.03(a).
“Licensed Intellectual Property” has the meaning specified in Section 5.19(b).
“Licensed Personnel” means any Person employed as an employee, agent, independent contractor or otherwise engaged by or otherwise providing licensed services for or on behalf of the Company that is required to hold a Healthcare Permit.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

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“Listing Application” has the meaning specified in Section 8.06.
“Listing Event” means any of (a) the Acquiror Common Stock being delisted from Nasdaq, (b) Acquiror receiving a notice from Nasdaq to the effect that the Acquiror Common Stock no longer meets the Nasdaq listing requirements, without regard to any cure period that may be available under Nasdaq’s listing rules; or (c) any event whereby Acquiror no longer meets the requirements of Nasdaq Rule 5550 for continued listing on Nasdaq; provided, that with respect to subclauses (a), (b) and (c), such events shall not be deemed Listing Events in the event Acquiror relists the Acquiror Common Stock on the NYSE.
“Material Adverse Effect” means, with respect to the Company, any state of facts, change, event, effect or occurrence that, individually or in the aggregate with any other state of facts, change, event, effect or occurrence, has had or would reasonably be expected to have (a) a material adverse effect on the operations or financial condition of the Company or (b) a material adverse effect on the ability of the Company to consummate the Transactions; provided, that with respect to clause (a) of this definition, in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (provided that the exceptions in this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty relates to the consequences resulting from the announcement, execution, performance or existence of this Agreement, and, to the extent related thereto, the condition in Section 10.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates (including increases in the costs of products, supplies, materials or other goods purchased from third party suppliers) or the economy as a whole, (v) the taking of any action by the Company expressly required by this Agreement, with the prior written consent of Acquiror or at the direction of Acquiror, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company to meet any projections, forecasts or budgets (provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or would reasonably be expected to result in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) and (ix) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith; provided, that in the case of clauses (i), (ii), (iv), (vi), (vii) and (ix) such changes may be taken into account to the extent that such changes have had or would reasonably be expected to have a disproportionate impact on the Company as compared to other industry participants.
“Material Contracts” has the meaning specified in Section 5.11(a).
“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal and state statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

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“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) or elsewhere) affecting such program; (b) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.
“Merger” has the meaning specified in the Recitals hereto.
“Merger Sub” has the meaning specified in the preamble hereto.
“Monthly Extension Amount” means, if the Extension is approved in accordance with Section 9.10, the aggregate amount of dollars equal to the product of (a) 0.04 multiplied by (b) the aggregate number of shares of Acquiror Class A Common Stock that were not redeemed by the record holders of Acquiror Class A Common Stock in connection with the Extension, as adjusted for any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event; provided, for clarity, that any shares of Acquiror Common Stock held by Sponsor shall in no event be included in the calculation of the aggregate number of shares of Acquiror Class A Common Stock pursuant to this clause (b).
“Most Recent Balance Sheet” has the meaning specified in Section 5.07(a).
“Multiemployer Plan” has the meaning specified in Section 5.12(g).
“Nasdaq” means the Nasdaq Stock Market LLC.
“Note Conversion” has the meaning specified in Section 3.02(a).
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.
“Parachute Payment Waiver” has the meaning specified in Section 7.05.
“Party” has the meaning specified in the preamble hereto.
“Payor” means any and all Government Programs and all other healthcare service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Audited Financials” has the meaning specified in Section 7.04(a).
“Per Share Merger Consideration Amount” means the amount determined by dividing (i) the Closing Equity Value by (ii) the Aggregate Company Common Stock.
“Permits” has the meaning specified in Section 5.10(a).
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens for labor, materials or supplies arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient accruals or reserves have been established in accordance with GAAP, consistently applied, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which adequate accruals or reserves have been established in accordance with GAAP, consistently applied, (iv) restrictions, easements, covenants, conditions, rights of way and other similar matters of record affecting title to any Leased Real Property that that do not prohibit, materially interfere with or impair any of the Company’s present use or occupancy of any such Leased Real Property in the operation of the business conducted thereon, (v) non-exclusive licenses of Owned Intellectual Property granted by the Company to vendors, distributors and customers in the ordinary

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course of business, (vi) with respect to Leased Real Property, the interests and rights of the respective lessors thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, (vii) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of the Leased Real Property, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements not yet due or payable, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security and otherwise not material to the Company, and (x) prior to Closing, the Liens described on Schedule 1.01(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means, in addition to any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, all information in Company’s possession or control that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual.
“PIPE Investor Reimbursable Expenses” means those out-of-pocket expenses of investors participating in the Future PIPE Investment to the extent Acquiror is required to reimburse such amounts pursuant to the terms of any instrument entered into in connection with such Future PIPE Investment and the terms of such instrument are reasonably acceptable to the Company.
“Policies” has the meaning specified in Section 5.15.
“Preferred Conversion” has the meaning specified in Section 3.02(a).
“Raymond James” means Raymond James & Associates, Inc.
“Raymond James Amendment” has the meaning set forth in Section 8.10.
“Raymond James Underwriting Agreement” means that certain Underwriting Agreement, dated as of December 17, 2020, by and between the Company and Raymond James.
“Registered Intellectual Property” has the meaning specified in Section 5.19(a).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” has the meaning specified in Section 9.02(a).
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Reviewed Financials” has the meaning specified in Section 7.04(a).
“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (as of the Agreement Date, this includes the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.
“SEC” means the United States Securities and Exchange Commission.

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“SEC Reports” has the meaning specified in Section 6.08(a).
“SEC SPAC Accounting Changes” has the meaning specified in Section 6.08(a).
“Second Merger” has the meaning specified in Section 9.05(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Series B-3 Warrants” means those warrants for Company Series B-3 Preferred Shares issued pursuant to that certain Series B-2/B-3 Preferred Stock and Warrant Purchase Agreement, dated October 5, 2022, by and among the Company and the investors named therein.
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iii) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” has the meaning specified in Section 9.03.
“Sponsor” means MedTech Acquisition Sponsor LLC, a Delaware limited liability company.
“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.
“Standard Contracts” means (i) “shrink wrap” or other licenses for generally commercially available Software (including open source Software) or hosted services, (ii) non-exclusive licenses or licenses to intellectual property granted to customers, vendors, distributors, or suppliers of the Company entered into in the ordinary course of business or to Company service providers, employees, consultants, and independent contractors for the purposes of the performance of services for the Company by such Persons, (iii) nondisclosure agreements entered into (a) in the ordinary course of business or (b) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, (iv) incidental trademark licenses and (v) any Contract that is terminable without penalty by any other party thereto on ninety (90) days’ or less notice; provided that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Support Agreements” has the meaning specified in the Recitals hereto.
“Surviving Corporation” has the meaning specified in the Recitals hereto.
“Surviving Provisions” has the meaning specified in Section 11.02.
“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other taxes, charges, fees duties, levies, tariffs, imposts, tolls, customs or other assessments, including all net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, registration, license, excise, severance, environmental, stamp, occupation, premium, personal property, real property, windfall profits, wealth, net wealth, net worth, capital stock, profits, profits share, lease, service, service use, disability, registration, value added, estimated, customs duties, production, and sales or use taxes, or other tax or like assessment or charge of any kind whatsoever imposed by a Governmental Authority, together with any

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interest, penalty, addition to tax or additional amount imposed with respect thereto; (b) any liability for an amount described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) as a result of any tax sharing, allocation, indemnification or other agreement, arrangement or understanding or as a result of being a successor or transferee, pursuant to any contract, or otherwise under applicable Law.
“Tax Return” means any return, report, statement, refund, claim, declaration, information report (including FinCEN Form 114 and any analogous or similar report under applicable Law), information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule, exhibit, supplement or attachment thereto or any related or supporting information, and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 11.01(d).
“Terminating Company Breach” has the meaning specified in Section 11.01(b).
“Trade Controls” means all U.S. and applicable non-U.S. Laws relating to (i) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State and the United Nations; (ii) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection and the United Nations; (iii) anti-boycott requirements; and (iv) the prevention of money laundering.
“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Lock-Up Agreements, any instrument or agreement entered into in connection with the Future PIPE Investment, the Sponsor Support Agreement, the Support Agreements, the Letters of Transmittal, the Acquiror Charter, the Acquiror Bylaws, the Certificate of Merger, the Acquiror LTIP and the Acquiror ESPP, and all other agreements, and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Expenses” means Acquiror Transaction Expenses plus Company Transaction Expenses.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Treasury Regulations” means the regulations promulgated under the Code.
“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS (Civilian Health and Medical Program of the Uniformed Services), and all Laws, rules, regulations, manuals, orders and administrative, reimbursement or other guidelines of all Governmental Entities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Trust Account” has the meaning specified in Section 6.06(a).
“Trust Agreement” has the meaning specified in Section 6.06(a).
“Trustee” has the meaning specified in Section 6.06(a).
“Unit Separation” has the meaning specified in Section 8.07.
“Waived 280G Benefits” has the meaning specified in Section 7.05.
“Warrant Agreement” means that certain Warrant Agreement, dated as of December 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

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“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (i.e., shall mean “and/or”), and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business, consistent with past custom and practice.
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one (1) Business Day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case with delivery confirmation.
Section 1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge, assuming reasonable inquiry of, in the case of the Company, Mary Szela, Steven Katz, MD and Sean Murphy, and, in the case of the Acquiror Parties, Christopher Dewey, David Matlin and Robert Weiss; provided, that with respect to matters involving Intellectual Property, “knowledge” does not require that such individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches.
Section 1.04   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding Company Shares or Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Common Stock or rights to acquire Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Shares or shares of Common Stock, as applicable, will be

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appropriately adjusted to provide to the Company Stockholders or the holders of Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, that this Section 1.04 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
ARTICLE II
THE MERGER
Section 2.01   The Merger.   At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Acquiror.
Section 2.02   Effective Time.   On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “Effective Time”).
Section 2.03   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.
Section 2.04   Governing Documents.   Immediately prior to the Effective Time and subject to obtaining approval of the Acquiror Stockholder Matters, (a) the Acquiror Certificate of Incorporation shall be amended and restated to read the same as the Acquiror Charter attached hereto as Exhibit C and (b) the bylaws of Acquiror shall be amended and restated to read the same as the Acquiror Bylaws attached hereto as Exhibit D. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “TriSalus Operating Life Sciences, Inc.” simultaneously upon the Acquiror’s filing of an amendment to its amended and restated certificate of incorporation to change its name to “TriSalus Life Sciences, Inc.”.
Section 2.05   Directors and Officers.   The Parties shall take all actions necessary to ensure that immediately after the Effective Time: (a) the directors and executive officers of Acquiror shall be comprised of the Persons whose names are set forth in the Registration Statement and (b) the directors and executive officers of the Surviving Company shall be the directors and executive officers set forth on Schedule 2.05.
Section 2.06   Further Assurances.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors and officers of the Company and Merger Sub (or their designees) are fully authorized for, on behalf and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES
Section 3.01   Merger Consideration.
(a)   The total consideration to be deposited with the Exchange Agent, in trust and for the benefit of the Company Stockholders, in respect of the Merger shall consist of the number of shares (rounded to the nearest whole share) of Common Stock determined by dividing (a) the Closing Equity Value by (b) $10.00 (such aggregate consideration to be paid to the Company Stockholders, the “Closing Merger Consideration”).
(b)   At or immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent, or shall cause to be deposited with the Exchange Agent, to be held in trust for the benefit of the Company Stockholders and for the purpose of exchanging certificates for Company Shares (collectively, the “Certificates”), if any, representing such Company Share or, if held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, by evidence of book-entry shares, an aggregate number of shares of Common Stock equal to the Closing Merger Consideration. All shares of Common Stock in book-entry form deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”. Subject to Section 3.03, Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to issue the Closing Merger Consideration to Company Stockholders that hold Company Common Shares immediately prior to the Effective Time (including holders of shares of Company Common Shares resulting from (i) the exercise of any Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) and (ii) the Preferred Conversion, but excluding, for the avoidance of doubt, holders of (A) Excluded Shares or (B) Company Dissenting Shares) who has delivered to the Exchange Agent, a completed and duly executed Letter of Transmittal, along with all Certificates (if any) representing the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, the Closing Merger Consideration paid or payable in respect of the Company Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time, no holder of Company Shares shall have any ownership right in the Company, other than such holder’s right to receive such holder’s applicable portion of the Closing Merger Consideration, and there shall be no further restriction of transfers of Company Shares on the register of stockholders of the Surviving Corporation. In furtherance of the foregoing, the Parties hereby affirm, agree and acknowledge that under no circumstances shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding Company Shares exceed a number of shares of Common Stock equal to the Closing Merger Consideration.
(c)   Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued (whether in book-entry form or otherwise) in exchange for Company Common Shares. The aggregate Per Share Closing Merger Consideration Amount in respect of such Company Common Shares held by such Company Stockholder shall be determined by rounding down any fractional amount of shares of Common Stock to be issued to such Company Stockholder in accordance with Section 3.02(b)(iii).
Section 3.02   Effect on Capital Stock.
(a)   Immediately prior to the Effective Time, each share of Company Preferred Share that is issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of Company Common Shares in accordance with the Company Certificate of Incorporation (the “Preferred Conversion”). All of the shares of Company Preferred Shares converted into Company Common Shares shall no longer be outstanding and shall cease to exist, and each former holder of a Company Preferred Share shall thereafter cease to have any rights with respect to such Company Preferred Share, except for such holder’s right to receive their applicable portion of the Closing Merger Consideration in accordance with Section 3.02(b)(i). Immediately prior to the Effective Time, each convertible note of the Company issued in the Contemplated Interim Financing that is issued and

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outstanding immediately prior to the Effective Time shall automatically convert into a number of Company Common Shares in accordance with the terms of the applicable convertible note (the “Note Conversion”).
(b)   On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:
(i)   Each Company Common Share issued and outstanding immediately following (i) the Preferred Conversion and (ii) the exercise of any Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) (other than Excluded Shares and Company Dissenting Shares) will be, at the Effective Time, cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of Common Stock equal to the Exchange Ratio; provided, however, any shares of Common Stock issued in exchange for Company Common Shares which were subject to vesting restrictions prior to the Effective Time shall continue to be subject to the same vesting restrictions following the Effective Time.
(ii)   From and after the Effective Time, the Company Stockholders shall cease to have any other rights in and to the Company or the Surviving Corporation and each Certificate relating to the ownership of shares of Company Shares (other than Excluded Shares and Company Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration as calculated pursuant to Section 3.02(b)(i). At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Shares shall be made thereafter.
(iii)   Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued (whether in book-entry form or otherwise) by virtue of the Merger, and any such fractional share (after aggregating all shares of Common Stock to be issued to such Company Stockholder) shall be rounded down to the nearest whole share.
(iv)   Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(v)   Each Company Share held in the Company’s treasury or owned by Acquiror or Merger Sub immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.
(vi)   The effect of the Merger on Company Dissenting Shares, if any, is addressed in Section 3.05.
Section 3.03   Exchange Procedures; Stockholder Deliverables.
(a)   As promptly as practicable after the Effective Time, Acquiror shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.02(b), a letter of transmittal and instructions for use in exchanging such Company Stockholder’s Company Shares for such Company Stockholder’s applicable portion of the Closing Merger Consideration from the Exchange Fund, and which shall be in customary form and contain provisions which Acquiror may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL. In the event that a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal (along with all Certificates representing Company Shares, to the extent such Company Shares are certificated, and such other documents as may reasonably be requested by the Exchange Agent), such Company Stockholder shall not be entitled to receive its portion of the Closing Merger Consideration until such Person

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delivers a duly executed and completed Letter of Transmittal and its Certificates to the Exchange Agent. Upon delivery of such duly executed Letter of Transmittal, such other documents as may be reasonably requested by the Exchange Agent and its Certificates (if such shares are certificated) to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the applicable portion of the Closing Merger Consideration in respect of his, her or its Company Shares referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 3.03, each Company Share (including (i) Company Common Shares issued pursuant to the exercise of any Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) and (ii) Company Preferred Stock converted into Company Common Shares pursuant to the Preferred Conversion, but excluding any Excluded Shares and Company Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder to which such Company Stockholder is entitled pursuant to this Article III. No dividends or other distributions declared with respect to shares of Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Letter of Transmittal and its Certificates to the Exchange Agent. After the delivery of such materials, a Company Stockholder shall be entitled to receive such Company Stockholder’s share of any such dividend(s) or other distribution(s), without any interest thereon, which had become payable in respect of shares of Common Stock issuable to such Company Stockholder.
(b)   No interest will be paid or accrued on the Closing Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each Company Share (excluding any Excluded Shares or Company Dissenting Shares) shall solely represent the right to receive a portion of the Closing Merger Consideration to which each such Company Share is entitled to receive pursuant to Section 3.03(a).
(c)   Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Closing Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Closing Merger Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Closing Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Acquiror free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.04   Lost Certificate.   In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the provision by such Person of a customary indemnity against any claim that may be made against the Company or Acquiror with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder deliverable in respect of any Company Shares outstanding immediately prior to the Effective Time evidenced thereby (including Company Common Shares resulting from the exercise of Company Warrants in accordance with Section 3.06(a) and Section 3.06(b) and the Preferred Conversion, but excluding any Company Dissenting Shares) as determined in accordance with this Article III and subject to the other deliveries required by Section 3.01, Section 3.02 and Section 3.03.
Section 3.05   Company Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Closing Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant

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to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Closing Merger Consideration as if such share never had been a Company Dissenting Share, and the Exchange Agent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 3.01, Section 3.02, Section 3.03 and this Section 3.05, its applicable portion of the Closing Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Acquiror as promptly as practicable, (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall, or shall cause its Affiliates to, enforce any contractual waivers that the Company Stockholders have granted regarding appraisal rights that would apply to the Merger.
Section 3.06   Treatment of Company Warrants.
(a)   Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would either automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically expire worthless or be exercised or exchanged in full for the applicable Company Shares, as applicable, each in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, and to the extent applicable, any Company Share issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 3.02 (and without duplication) shall be canceled and converted into the right to receive the applicable portion of the Closing Merger Consideration in respect of such Company Shares held by such Company Stockholder.
(b)   Each Series B-3 Warrant that is outstanding and unexercised immediately prior to the Effective Time, without any election or action by the Company or the holder thereof, shall automatically be exercised in full for the applicable Company Shares immediately prior to the Effective Time, and to the extent applicable, any Company Share issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 3.02 (and without duplication) shall be canceled and converted into the right to receive the applicable portion of the Closing Merger Consideration in respect of such Company Shares held by such Company Stockholder.
(c)   Each Company Warrant (other than Series B-3 Warrants) that is outstanding and unexercised immediately prior to the Effective Time and did not expire worthless or automatically exercised in full prior to the Effective Terms in accordance with its terms (pursuant to Section 3.06(a) or Section 3.06(b)) shall be converted into a warrant to purchase shares of Common Stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, an “Assumed Warrant”), except that (i), such Assumed Warrant shall entitle the holder thereof to purchase such whole number of shares of Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Shares (as calculated on as converted to Company Common Share basis) subject to such Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (1) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (2) the Exchange Ratio.

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Section 3.07   Treatment of Company Options.
(a)   As of the Effective Time, each Company Option that is then outstanding shall be assumed and converted into an option to purchase a number of shares of Common Stock on the terms and conditions in this Section 3.07(a) (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Section 3.07(a)). As of the Effective Time, each such Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Shares subject to such Company Option multiplied by (ii) the Exchange Ratio, at an exercise price per share of Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.07(a) to the contrary, the exercise price and the number of shares of Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion will not constitute a “modification” of such Company Options for purposes of Sections 409A or Section 424 of the Code.
(b)   The Company shall take all necessary actions to effect the treatment of the Company Options pursuant to Section 3.07(a) in accordance with the Company Equity Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Company board of directors shall amend, to the extent it deems necessary, the Company Equity Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company equity awards (including, but not limited to, any Company Options) will be granted under the Company Equity Plan. Notwithstanding the foregoing, from and after the Effective Time, each Acquiror Option that is issued in exchange for a Company Option that immediately prior to the Effective Time was subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the Effective Time.
Section 3.08   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV
CLOSING TRANSACTIONS
Section 4.01   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.pdf)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the second (2nd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are actually satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

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Section 4.02   Closing Statement.
(a)   No fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Date Capitalization Statement”), signed by the Chief Executive Officer of the Company (in her capacity as such), which sets forth, as of the record date, the (i) (1) name of each Company Stockholder of record on the books and records of the Company, (2) number of shares of Company Common Shares (after giving effect to (a) the exercise of any Company Warrants pursuant to Section 3.06(a) and Section 3.06(b) and (b) the Preferred Conversion) owned by each such Company Stockholder, and (3) the allocation of the Closing Merger Consideration payable to each Company Stockholder; (ii) on a holder-by-holder and warrant-by-warrant basis, each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant and (iii) on a holder-by-holder and option-by-option basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option. The Company shall consider in good faith Acquiror’s comments to the Closing Date Capitalization Statement, which comments Acquiror shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Closing Date Capitalization Statement to incorporate any changes the Company, acting in good faith, determines are appropriate. In connection with preparation and delivery of the Closing Date Capitalization Statement, the Company shall provide all reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any additional documentation or information as may reasonably be requested by Acquiror. The Company shall deliver to the Exchange Agent and Acquiror the Closing Date Capitalization Statement as finalized pursuant to this Section 4.02(a) at least one (1) Business Day prior to the Closing Date. Acquiror and the Exchange Agent shall be entitled to rely absolutely, and shall have no liability to any Company Stockholder or any other Person for relying on or paying the Closing Merger Consideration in accordance with, such Closing Date Capitalization Statement.
(b)   No fewer than three (3) Business Days prior to the Closing Date, the Company shall provide to Acquiror, a written statement setting forth the Company’s good faith estimates of the Company Transaction Expenses Amount as of 12:01 a.m. (Eastern time) on the Closing Date.
(c)   No fewer than three (3) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written statement setting forth the Acquiror’s good faith estimates of the Acquiror Transaction Expenses as of 12:01 a.m. on the Closing Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which, subject to Section 12.08, qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows:
Section 5.01   Corporate Organization of the Company.   The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Company Certificate of Incorporation certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or

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qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in material violation of any of the provisions of its Company Certificate of Incorporation or bylaws.
Section 5.02   Subsidiaries.   The Company’s Subsidiaries are set forth on Schedule 5.02. All of the Company’s Subsidiaries are either dormant (and in the process of being dissolved) or have been dissolved. The Subsidiaries have no assets and no liabilities. Without limiting the generality of the foregoing, the Company does not control, own or possess, directly or indirectly, or have any equity interest in, any other Person (other than passive investments).
Section 5.03   Due Authorization.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors of the Company, and, other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of equity securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.
Section 5.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, and except as set forth on Schedule 5.04, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation, bylaws or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law or Data Security Requirement, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, including but not limited to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties, rights or assets of the Company, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (other than a Permitted Lien) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority.
Section 5.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the

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part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions, except for (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, (c) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and (d) as otherwise disclosed on Schedule 5.05.
Section 5.06   Current Capitalization.
(a)   The authorized capital stock of the Company consists of 2,136,411,964 shares of capital stock, including (i) 5,331,943 shares of Company Series A-1 Preferred Shares, 5,331,943 of which are issued and outstanding as of the date hereof, (ii) 23,307,464 shares of Company Series A-2 Preferred Shares, 23,307,464 of which are issued and outstanding as of the date hereof (iii) 24,792,020 shares of Company Series A-3 Preferred Shares, 24,792,020 of which are issued and outstanding as of the date hereof, (iv) 5,169,690 shares of Company Series A-4 Preferred Shares, 5,169,690 of which are issued and outstanding as of the date hereof, (v) 29,715,910 shares of Company Series A-5 Preferred Shares, 29,545,455 of which are issued and outstanding as of the date hereof, (vi) 32,601,000 shares of Company Series A-6 Preferred Shares, 32,391,000 of which are issued and outstanding as of the date hereof, (vii) 284,065,377 shares of Company Series B Preferred Shares, 282,580,377 of which are issued and outstanding as of the date hereof, (viii) 67,142,854 shares of Company Series B-1 Preferred Shares, 67,142,854 of which are issued and outstanding as of the date hereof, (ix) 71,428,570 shares of Company Series B-2 Preferred Shares, 28,571,428 of which are issued and outstanding as of the date hereof, (x) 342,857,136 shares of Company Series B-3 Preferred Shares, none of which are issued and outstanding as of the date hereof, and (xi) 1,250,000,000 shares of common stock (the “Company Common Shares”), 13,743,505 of which are issued and outstanding as of the date hereof. The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.
(b)   Schedule 5.06(b)(i) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Option: (i) the name of the holder of such Company Option; (ii) the number of Company Common Shares subject to such Company Option; (iii) the per share exercise price of such Company Option; (iv) the date on which such Company Option was granted and the expiration date of the Company Option, (v) the vesting commencement date and the vesting schedule or vesting requirements of such Company Option, (vi) the number of Company Options that are vested and exercisable, (vii) whether any such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is subject to Section 409A of the Code and (viii) whether and under which equity plan such Company Option was granted. Schedule 5.06(b)(ii) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Warrant: (1) the name of the holder of such Company Warrant; (2) the number and type of Company Shares subject to such Company Warrant; (3) the per share exercise price of such Company Warrant; (4) the date on which such Company Warrant was granted, and (5) the vesting schedule of such Company Warrant. Assuming the Company satisfies its obligations under Section 7.12, all of the Company Warrants that are outstanding and unexercised immediately prior to the Effective Time shall either (i) automatically expire worthless, or (ii) be exercised or otherwise exchanged in full for the applicable Company Shares, as applicable, each in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, all in accordance with Section 3.06(a) or Section 3.06(b), as applicable.
(c)   Except as provided in subsection (b), as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for either Company Shares or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock or equity appreciation rights, profit participation

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rights, phantom stock or equity ownership interests or other equity, equity-based or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. Except as set forth on Schedule 5.06(c), the Company is not party to any shareholders agreement, voting agreement, proxies registration rights agreement or other agreements or understandings relating to its equity interests.
(d)   (i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of the underlying Company Common Share as of the date of grant of such Company Option; (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; and (iii) all Company Options have been issued in compliance with the Company Equity Plan (if granted thereunder) and all applicable Laws and properly accounted for in all respects in accordance with GAAP.
Section 5.07   Financial Statements.
(a)   Attached as Schedule 5.07 hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company as at December 31, 2021 and December 31, 2020, and the related audited consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company as at June 30, 2022 and the related unaudited statement of income and comprehensive income, shareholders’ equity (deficit) and cash flows for the 6-month period then ended (such June 30, 2022 balance sheet, the “Most Recent Balance Sheet” or the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)   The Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements, which omit footnotes and other presentation items and normal and recurring year-end adjustments, in each case, the impact of which is not material, individually or in the aggregate) and were derived from, and accurately reflect in all material respects, the books and records of the Company.
(c)   The books of account and other financial records of the Company have been kept accurately in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. There has been no change in the accounting methods or practices of the Company since the date of the Most Recent Balance Sheet. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that the Company or any of its officers, directors or employees has engaged in questionable accounting or auditing practices.

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(d)   All accounts payable of the Company, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Company. Since the date of the Most Recent Balance Sheet, the Company has paid its accounts payable in the ordinary course of business.
(e)   Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Most Recent Balance Sheet and except for inventory that has become obsolete or unmarketable in the ordinary course of business since the date of the Most Recent Balance Sheet: (i) all inventory of the Company is saleable, usable and merchantable in all material respects and conforms in all material respects with any applicable contractual commitments and requirements of any Governmental Authority and (ii) all such inventory has been accumulated for use or sale and is of quality adequate to satisfy existing Contracts, purchase orders and sales of the Company.
(f)   Schedule 5.07(f) sets forth a list of all Indebtedness for borrowed money of the Company outstanding as of the date of this Agreement, including the principal amount of such Indebtedness for borrowed money, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
Section 5.08   Undisclosed Liabilities.   As of the date of this Agreement, the Company has no liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on the liability column of a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with the past practice of the Company, including arising under performance of obligations of the Company under Contracts binding upon the Company (none of which is a liability for breach of contract, breach of warranty, tort, infringement, or violation of Law or a claim or lawsuit or an environmental liability), (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) that will be discharged or paid off prior to Closing or (e) disclosed in the Schedules (including an express reference to this Section 5.08).
Section 5.09   Litigation and Proceedings.   Except as set forth on Schedule 5.09, since January 1, 2019, there has been no, pending or, to the knowledge of the Company, threatened Action by, against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not a party to a settlement, conciliation or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company.
Section 5.10   Compliance with Laws.
(a)   Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company, the Company is, and since January 1, 2019 has been, in compliance with all applicable Laws and Governmental Orders. The Company holds, and since January 1, 2019 has held, all licenses issued by a Governmental Authority, approvals, clearances, concessions, exemptions, qualifications, accreditations, consents, registrations, franchises, certificates and permits, including but not limited to Healthcare Permits (“Permits”) necessary for the lawful conduct of the business of the Company, except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company. Except as set forth on Schedule 5.10, from January 1, 2019, to the knowledge of the Company, the Company has not received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company is currently threatened, against the Company (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). To the knowledge of the Company, no material investigation or

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review by any Governmental Authority with respect to the Company is pending, or threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company.
(b)   Neither the Company nor any of its respective representatives, has in violation of Anti-Corruption Laws offered, provided, promised, or authorized the provision of any contribution, gift, entertainment, expense relating to political activity, or any other money, property, or thing of value, directly or indirectly, to any Government Official to influence official action or to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer.
(c)   Neither the Company nor any of its representatives acting on behalf of the Company, is currently, or has been in the past five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country while acting on behalf of the Company, or (iv) otherwise in violation of Trade Controls or Anti-Corruption Laws. In the past five years, the Company has not received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, or conducted any internal investigation or audit, in each case concerning any actual violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.
Section 5.11   Contracts; No Defaults.
(a)   Schedule 5.11(a) contains a correct and complete listing of all Contracts (other than purchase orders, Company Benefit Plans and Standard Contracts) described in clauses (i) through (xvii) of this Section 5.11(a) to which, as of the date of this Agreement, the Company is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.
(i)   Each Contract that involved, or which the Company reasonably anticipates will involve, aggregate payments or consideration furnished (x) by the Company of more than $250,000, or (y) to the Company of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year (excluding Contracts with Company Service Providers);
(ii)   Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or the disposition of any material assets of the Company since January 1, 2019 (other than sales of assets or inventory of the Company in the ordinary course of business), in each case, involving payments in excess of $250,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing (other than indemnification obligations under which there are no pending claims or other provisions that customarily survive such performance);
(iii)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property and (y) involves aggregate payments in excess of $250,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(iv)   Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the Company;
(v)   Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $250,000, individually or in the aggregate;
(vi)   Each Contract that (A) limits or purports to limit, in any respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any geographical area or that would so limit or purport to limit, in any respect, the operations of Acquiror or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar

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provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any customer in any material respect or that would so limit or purports to limit, in any material respect, Acquiror or any of its Affiliates after the Closing;
(vii)   Each (A) license agreement relating to the use of any (y) third party Intellectual Property by the Company in excess of $150,000, except for licenses for generally available, unmodified, off-the-shelf software for an aggregate fee, royalty or other consideration not in excess of $150,000 or (z) Owned Intellectual Property or Jointly-Owned Intellectual Property by a third party, except for non-exclusive licenses granted to customers in the ordinary course of business, (B) Contract relating to the acquisition, divestiture, or development of Owned Intellectual Property or Jointly-Owned Intellectual Property (other than (i) Contracts with employees and contractors on the Company’s standard forms provided to Acquiror under which such Intellectual Property is assigned to the Company and (ii) such Contracts that have been consummated with no material obligations remaining to be performed or material liabilities continuing after the Agreement Date, including indemnification obligations under which there are no pending claims or other provisions that customarily survive such performance), or (C) Contracts entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements that are currently in effect and have ongoing material obligations;
(viii)   Each employee collective bargaining agreement or other Contract with any labor union, works council or other labor organization;
(ix)   Each sales commission or brokerage Contract that involves annual payments in excess of $150,000 in the fiscal year ended December 31, 2022 or is not cancellable on 30 calendar days’ notice without payment or penalty;
(x)   Each Government Contract;
(xi)   Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer or director of the Company;
(xii)   Each Contract that includes any Affiliate of the Company (as a counterparty (excluding Ancillary Related Party Arrangements);
(xiii)   Each Contract that is a currency or interest hedging arrangement;
(xiv)   Each Contract with any Person (A) pursuant to which the Company (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Intellectual Property;
(xv)   Each Contract (A) for the employment, engagement or services of any director, manager, officer, employee or individual independent contractor of the Company whose annual base compensation is in excess of $250,000 in the fiscal year ending December 31, 2022, or (B) providing for any change of control or severance payment;
(xvi)   Each settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on the Company (or Acquiror or any of its Affiliates after the Closing); and

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(xvii)   Any commitment to enter into an agreement of the type described in clauses (i) through (xvi) of this Section 5.11(a).
(b)   All of the Contracts listed pursuant to Section 5.11(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions, and (w) neither the Company, nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) to the knowledge of the Company, the Company has not received any written claim or notice of material breach of or material default under any such Contract, (y) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) to the knowledge of the Company, no party to any such Contract that is a material customer of or material supplier to the Company has, within the past 12 months, canceled or terminated its business with (other than such termination due to fulfillment of its or the Company’s obligations under such Contract), or threatened in writing to cancel or terminate its business with, the Company.
Section 5.12   Company Benefit Plans.
(a)   Schedule 5.12(a) sets forth a true and complete list of each material Company Benefit Plan as of the Agreement Date. For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any other stock purchase, stock option or other equity or equity based, termination, severance, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, welfare benefit, employee loan and all other benefit or compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by the Company for the benefit of any current or former employee, officer, director, owner, service provider or consultant of the Company (the “Company Employees”) (or any current or former dependent or beneficiary of a Company Employee), or under or with respect to which the Company has any current or contingent liability or obligation; provided, that, “Company Benefit Plan” does not include form option notices and notices made on such form, grants made on form option agreements, and at-will employment offer letters or agreements that do not include bonus, severance, equity compensation, change of control, retention and similar pay and benefit arrangements. As of the date hereof, the Company has no ERISA Affiliates (as defined below).
(b)   With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror true and correct copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, or if the plan is unwritten, a written summary thereof, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, and any summaries of material modifications, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, (vi) the coverage and nondiscrimination testing results (if applicable) for the three most recently completed plan years, and (vii) all non-ordinary course communications with any Governmental Authority.
(c)   Each Company Benefit Plan has been established, funded, maintained and administered, in form and operation, in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions and premium payments required to have been made with respect to any Company Benefit Plan have been timely made. There are no audits, investigations or Actions (other than routine claims for benefits) pending or threatened in writing with respect to any Company Benefit Plan. There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Code Section 4975) or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

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(d)   Each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and (A) has received a current favorable determination letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.
(e)   No event has occurred and no condition exists that would subject the Company, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any Tax, fine, lien, penalty, assessment or other liability imposed by ERISA, the Code or other applicable Law, including under Code Sections 4980B, 4980D, 4980H, 6721 and 6722.
(f)   None of the Company or any ERISA Affiliate (as defined below) has incurred any current or potential liability in respect of, or is obligated to provide any, post-employment, post-retirement or post-ownership health, medical or life insurance benefits for any current, former or retired employee, officer, director, owner or service provider of the Company or any ERISA Affiliate (or any current or former dependent or beneficiary thereof), except as required to avoid an excise tax under Code Section 4980B and for which the covered individual pays the full premium cost.
(g)   None of the Company or any ERISA Affiliate sponsored or was required to contribute to, at any point during the six-year period prior to the date hereof, and the Company has no current or contingent liability or obligation under or with respect to, any: (i) multiemployer pension plan (as defined in Section 3(37) of ERISA or Code Section 4001(a)(3)) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Code Section 412 or Code Section 4971; (ii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iii) multiple employer plan subject to Code Section 413(c). No circumstance or condition exists that would result in any obligation of the Company to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that was contributed to or required to be contributed to by an ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, is or at any relevant time was considered under common control and treated as one employer under Code Sections 414(b), (c), (m) or (o).
(h)   Except as set forth on Schedule 5.12(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger could reasonably be expected to, directly or indirectly (whether alone or in connection with any subsequent event(s)) (i) result in any compensation or benefit (including the forgiveness of any indebtedness) becoming due to any current or former Company Service Provider, (ii) result in the acceleration, vesting or creation of any rights of any current or former Company Service Provider to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise, (iii) result in severance pay or any increase in severance pay upon any termination of employment or engagement, (iv) cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing.
(i)   No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee or Company Service Provider could reasonably be expected to, alone or in combination with any other amount or benefit, constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)) as a result of, either alone or together with any other event, the consummation of the transactions contemplated by this Agreement.
(j)   Each Company Benefit Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) has been documented and operated in all material respects in compliance with Code Section 409A since January 1, 2019 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit

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Plan or award thereunder provides to any “service provider” (within the meaning of Code Section 409A) of the Company any compensation or benefits which has subjected or would subject such service provider to gross income inclusion or additional Tax pursuant to Code Section 409A(a)(1). The Company has no current or contingent obligation to indemnify, gross up or otherwise reimburse or make whole any Person for any penalty, interest and/or Tax incurred by such Person, pursuant to Code Sections 409A or 4999.
(k)   No Company Benefit Plan is and the Company does not currently have any obligation to maintain, sponsor, establish, participate in or contribute to any Company Benefit Plan (or similar arrangement) that is subject to any Law, custom or rule of any jurisdiction outside of the United States.
Section 5.13   Labor Matters.
(a)   The Company is not a party to or bound by any collective bargaining agreement or other Contract or arrangement with any labor union, works council, or other labor organization. None of the Company’s employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Company. To the knowledge of the Company there are, and since January 1, 2019 through the Agreement Date there have been, no pending or threatened written activities or proceedings to organize any of the Company’s employees. No labor union, works council, or other labor organization, or group of employees of the Company, has made a demand for recognition, and there are no representation proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.
(b)   Since January 1, 2019, the Company has not implemented any plant closings or employee layoffs that would require advance notification under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages has occurred since December 31, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.
(c)   The Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, leave, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), disability rights or benefits, disability accommodation, equal opportunity, employment harassment, discrimination or retaliation, whistleblowing, equal employment opportunity, employee trainings and notices, COVID-19, affirmative action and unemployment insurance, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and independent contractors, worker’s compensation, withholding, unemployment insurance and employment record retention, (ii) has not been determined to have committed any unfair labor practice as defined by the National Labor Relations Board or received notice of any unfair labor practice charge or Action against it before the National Labor Relations Board or any other Governmental Authority, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, handbilling, slowdowns or work stoppages.
(d)   The Company has no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to any current or former employees or independent contractors under applicable Law, Contract or policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Except as would not result in material liability for the Company, each individual who is providing or since January 1, 2019 has provided services to the Company and is or was classified and treated as an (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employees, in each case, is and has been properly classified and treated as such for all applicable purposes.

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(e)   To the knowledge of the Company, no current employee or independent contractor of the Company is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee or independent contractor of the Company, to any third party with respect to such Person’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.
(f)   The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan, or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates or benefits to workers.
(g)   The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy allegations of which it has been aware. With respect to each such allegation determined to have potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.
(h)   To the knowledge of the Company, no employee of the Company with an annualized compensation at or above the level of $250,000 for the fiscal year ended December 31, 2022, as of the date of the Agreement, intends to terminate his or her employment prior to the one year anniversary of the Closing.
(i)   All employees of the Company have provided legally required documentation establishing their authorization to work in jurisdictions in which they are working. Schedule 5.13(i) sets forth an accurate and complete list of all employees who are working under an immigration visa.
(j)   As of the date of this Agreement, there are no outstanding, pending or, to the Company’s knowledge, threatened Actions, causes of action, complaints, grievances, demands, or orders against the Company (or its respective directors, officers, agents, or employees) claiming that the Company has violated any Laws related to employment before any Governmental Authority, including but not limited to, the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission regarding any current or former employees.
(k)   The Company has not received any written assertion of any claim of any violation of any applicable Law or contractual obligation to any employee, former employee, independent contractor or consultant during the period from January 1, 2019 through the date of this Agreement.
Section 5.14   Taxes.
(a)   All income and other material Tax Returns required by Law to be filed by the Company have been filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely paid to the appropriate Governmental Authority. As of the date of the Most Recent Balance Sheet, the Company has no material liabilities for unpaid Taxes which have not been accrued or reserved on the Most Recent Balance Sheet, and since the date of the Most Recent Balance Sheet, the Company has not incurred or accrued any material Tax liability (or recognized any material taxable income or extraordinary gain) outside the ordinary course of business.
(b)   The Company has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

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(c)   The Company is not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes and the Company has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the knowledge of the Company, made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction.
(d)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company and no written request for any such waiver or extension is currently pending. There are no requests for rulings or determinations in respect of any tax pending between the Company and any Governmental Authority. No power of attorney with respect to Taxes has been granted with respect to the Company.
(e)   The Company has never had a permanent establishment (as defined in any applicable Tax treaty or convention) or an office or fixed place of business in a jurisdiction outside the country of its organization.
(f)   The Company (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income Tax-deferral treatment under Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).
(g)   The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2)(or any similar or corresponding provision of state, local or non-U.S. Law).
(h)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); or (E) deferred revenue or prepaid amount received on or prior to the Closing. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.
(i)   There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.
(j)   The Company (i) has no liability for the Taxes of any Person (other than the Company) (i) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) other than a group of which the Company is the common parent, as a transferee or successor, Contract (other than liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes), assumption or by operation of Law; and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes other than a group of which the Company is the common parent.
(k)   The Company is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification agreement or similar agreement or arrangement (except, in each case, pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(l)   The Company has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers; and (ii) received and retained, for all sales or services claimed as exempt from sales, use, value added and similar Taxes and that

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were made without charging or remitting such Taxes, any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(m)   To the extent applicable, a valid election under Section 83(b) of the Code has been timely made with respect to any Company Shares issued in connection with the performance of services and subject to vesting at issuance or that otherwise were subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. The Company has delivered or made available to Acquiror correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center, in either case, to the extent such documentation was received by the Company.
(n)   The Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes. The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).
(o)   The Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Code Section 172, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.
(p)   The Company has not applied for or received any relief from Taxes under any COVID-19 Measure, including but not limited to by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(q)   To the knowledge of the Company, the Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 5.15   Insurance.   Schedule 5.15 contains a list of all material insurance policies carried by, or for the benefit of, the Company (collectively, the “Policies”). The Policies provide coverage reasonably sufficient for a business of the size and type operated by the Company. With respect to each Policy required to be listed on Schedule 5.15, (i) all such policies are in full force and effect, (ii) all premiums with respect thereto have been paid, (iii) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all material respects, (iv) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (v) no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received in writing by the Company with respect to any Policy. There is currently no pending material claim by the Company against any insurance carrier under any Policy for which coverage has been denied or disputed by the applicable insurance carrier.
Section 5.16   Permits.   As of the date of this Agreement, the Company has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. The Company has obtained all of the material Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company as currently conducted. The operation of the business of the Company as currently conducted is not in material violation of, nor is the Company in material default or material violation under, any material Permit. As of the Agreement Date, the Company has not received any written notice nor has any knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Permit.
Section 5.17   Machinery, Equipment and Other Tangible Property.   Other than Intellectual Property, which is covered in Section 5.19, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company, free and clear of any and all Liens (other than Permitted Liens). All such items of tangible personal property that are material to the operation of the business of the Company

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are in reasonably good operating condition and in a state of reasonably good maintenance and repair and are suitable for the purposes presently used (ordinary wear and tear expected). The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the continued conduct of the business of the Company as of the date hereof and immediately after the Closing (as currently contemplated) in the ordinary course of business.
Section 5.18   Real Property.
(a)   The Company owns no real property. The Company is not a party to any agreement or option to purchase any real property or interest therein.
(b)   Schedule 5.18(b) contains a true, correct and complete list, as of the date of this Agreement, of all Leases including, the date and name of the parties to each such Lease document and the address of each applicable Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of all Contracts (including all modifications, amendments, extensions, supplements, renewals, rent commencement notices, guarantees, waivers, side letters and other agreements with respect thereto) pursuant to which the Company use, hold or occupy (or have been granted an option to use, hold or occupy) any Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) as of the Agreement Date, the Company has not received or given any written notice of material default or breach under any of the Leases and to the knowledge of the Company, the Company has not received written notice of any default or breach that has not been cured; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or, to the Company’s knowledge, the other party thereto.
(c)   The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has not collaterally assigned or granted any other security interest in any Lease or any interest therein which is still in effect other than Permitted Liens. The Company is not in default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2021 at any of the Leased Real Properties.
(d)   Each Lease, except as would not, individually or in the aggregate, be material to the Company, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under such Lease to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions, upon the consummation of the Transactions, will entitle the Surviving Corporation or Acquiror to the exclusive use (subject to the terms of the respective Leases in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Leases for the purpose specified in the Leases and in the same manner as currently occupied, used and possessed by the Company.
(e)   The Leased Real Property identified in Schedule 5.18(b) comprise all of the real property used by the Company.
Section 5.19   Intellectual Property, Information Technology and Data Matters.
(a)   Schedule 5.19(a) sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property and Jointly-Owned Intellectual Property: (i) issued Patents and pending applications for Patents, (ii) registered Marks, pending applications for registration of Marks and material unregistered Marks, (iii) registered Copyrights and pending applications for Copyright registration and (iv) internet domain names and social media accounts (collectively, the “Registered Intellectual Property”), including, for each item listed, the applicable jurisdiction, title,

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application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. Each item of Registered Intellectual Property is subsisting, valid, and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect, except, in each case, where the failure to timely pay or file such fees, documents and certificates would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Except as set forth on Schedule 5.19(b), the Company (i) solely and exclusively owns all Owned Intellectual Property, (ii) jointly owns with third parties all Jointly-Owned Intellectual Property, and (iii) has the right, pursuant to a valid written license, sublicense, agreement or permission, to all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company (“Licensed Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. Immediately after the Closing, all Company Intellectual Property will be owned or available for use by the Surviving Corporation on the same terms and conditions under which the Company owned or used such Intellectual Property as of the Closing, without the payment of any additional amounts or consideration. The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the businesses of the Company as currently conducted.
(c)   Except as set forth on Schedule 5.19(c), the conduct and operation of the business of the Company does not, as of the Agreement Date, infringe, misappropriate, or violate, and in the past six-years has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any third party, and no Action is pending or has been asserted or, to the knowledge of the Company, threatened in writing (i) that the conduct or operation of the business of the Company or that the use or exploitation by the Company of any Owned Intellectual Property infringes the Intellectual Property of any third party, or (ii) challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, or has since January 1, 2019 infringed, misappropriated, or otherwise violated, any Owned Intellectual Property or Jointly-Owned Intellectual Property, and no Action is pending or has been asserted or threatened in writing by the Company against any Person relating to any of the foregoing or challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property or Jointly-Owned Intellectual Property.
(d)   The Company has taken commercially reasonable security measures designed to protect the confidentiality and value of all trade secrets and other material confidential information included in the Company Intellectual Property. No present or former employee, contractor, officer or director of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property. Except as set forth on Schedule 5.19(d), the Company’s current and former directors, managers, officers, employees, independent contractors and agents who have contributed to or participated in the discovery, creation or development of any Intellectual Property within the scope of their employment or engagement with the Company have entered into a valid and enforceable written Contract providing for (i) the assignment (via a present grant of assignment) to the Company of any and all of such Peron’s right, title, and interest in such Intellectual Property, and (ii) the non-disclosure by such Person of all confidential information of the Company. To the knowledge of the Company, no Person has breached in any material respect any such agreement.
(e)   The Company is not in material breach of or default under any license to or for Intellectual Property to which the Company is a party or by which it is bound.
(f)   No funds or facilities or other resources of any Governmental Authority were used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or resources that does not result (or could not reasonably result) in such Governmental Authority, or employee or staff member thereof, obtaining any rights in any Owned Intellectual Property.
(g)   No source code constituting Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or

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would reasonably be expected to, result in a requirement that any such source code be) delivered, released, licensed, or made available or otherwise disclosed by the Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company subject to written agreements appropriately restricting the disclosure and use of such source code, and no Person other than the Company is in possession of, or has been granted any license or other right to, any such source code.
(h)   No Open Source Software is or has been included, incorporated or embedded in, or linked to, combined, made available or distributed with, any Software included in the Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software included in the Owned Intellectual Property; (ii) license any Software included in the Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) create any obligation for the Company to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or (iv) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or exploit any Owned Intellectual Property. The Company is in compliance in all material respects with the terms and conditions of all licenses for Open Source Software used in the business of the Company.
(i)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property; or (ii) the requirement of any payment of any additional consideration for the Surviving Corporation’s right to own or use any of the Company Intellectual Property.
(j)   The Company uses commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the IT Systems under the Company’s control and to prevent any unauthorized use, access, interruption, or modification of such IT Systems. Such IT Systems are, to the Company’s knowledge, (i) sufficient for the immediate and currently anticipated future needs of the Company, and (ii) in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company as currently conducted.
(k)   Since January 1, 2019 through the Agreement Date, the Company has not, to its knowledge, been subject to any or received any written notices of any or provided any notice to any Person in connection with any, (i) material breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents affecting (A) the IT Systems, or (B) any data or other information about an individual, including any Personal Information, stored or maintained by the Company (or any third party on its behalf), or (ii) failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems that have caused any material disruption of or interruption in or to the use of the IT Systems.
(l)   Since January 1, 2019, the Company is and has been in material compliance in all material respects with all of the following to the extent relating to confidential or sensitive information or Personal Information (including the collection, processing, use, security, transfer, or disposition thereof), or otherwise relating to privacy, security, or security breach notification requirements and applicable to the business of the Company: (i) all applicable Laws; (ii) the Company’s internal and external privacy policies; (iii) all legally-binding industry standards; and (iv) applicable provisions of all Contracts relating to the foregoing (collectively, “Data Security Requirements”). As of the Agreement Date, the Company has not received any written notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements.
Section 5.20   Environmental Matters.
(a)   The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has included obtaining and complying in all material respects with all Permits required under applicable Environmental Laws;

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(b)   There are no Actions pending against or, to the knowledge of the Company, threatened against the Company, and the Company has not received any written notice, report or other information in each case regarding any material violation of or liability (contingent or otherwise) under any Environmental Law or concerning any Hazardous Materials;
(c)   the Company (or any other Person to the extent acting on behalf of the Company and thereby giving rise to liability for the Company) has not manufactured, designed, produced, sold, marketed, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility (including the Leased Real Property) contaminated by, any Hazardous Materials, in each case so as to give rise to any material liability (contingent or otherwise) pursuant to any Environmental Laws, and the Company has no material liability (contingent or otherwise) with respect to the presence of Hazardous Materials in any product or item; and
(d)   the Company has furnished to Acquiror all environmental reports and documents materially bearing on any environmental, health or safety liabilities relating to the businesses, properties or facilities of the Company in its possession or under its reasonable control.
Section 5.21   Absence of Changes.   Since the date of the Most Recent Balance Sheet through the date of the Agreement:
(a)   there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect;
(b)   except (i) as set forth on Schedule 5.21(b), (ii) for any actions taken in response to COVID-19 Measures, and (iii) in connection with the Transactions, through and including the date of this Agreement, the Company has carried on its businesses and operated its properties in all material respects in the ordinary course of business; and
(c)   except (i) as set forth on Schedule 5.21(c), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the Transactions, the Company has not taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.
Section 5.22   Brokers’ Fees.   Except for the fees described on Schedule 5.22 (including the amounts owed with respect thereto), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates for which the Company has any obligation.
Section 5.23   Healthcare Matters.   Without limiting the generality of Section 5.10 or Section 5.19:
(a)   Since January 1, 2019, the Company is, and at all times has been, in material compliance in all material respects with all applicable Healthcare Laws.
(b)   There are no, and since January 1, 2019 through the Agreement Date, there have not been any Actions pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of Healthcare Law.
(c)   As of the Agreement Date, neither the Company nor to the knowledge of the Company, any of its directors, managing employees or executive officers, is currently, or has ever been suspended, terminated, excluded or debarred from any Government Program or to the knowledge of the Company, threatened in writing with or currently subject to an investigation or proceeding that could result in suspension, exclusion, termination or debarment from any Government Program or any other debarment, exclusion or sanction list or database.
(d)   Since January 1, 2019, the Company has not made an untrue statement of fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that,

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at the time such disclosure was made, would reasonably be expected to be in material violation of any Healthcare Law. The Company does not bill nor is the Company reimbursed by any Payor.
(e)   The Company (i) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) does not have any reporting obligation pursuant to any settlement agreement entered into with any governmental entity, (iii) to the knowledge of the Company, is not the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) is not a defendant in any qui tam/False Claims Act litigation, and (v) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any federal or state enforcement agency, in each case other than routine contacts and notifications not relating to an investigation or an actual or potential violation of any applicable Healthcare Law, in each case (i) though (v) which remains unresolved.
(f)   The Company has established a compliance training program, the purpose of which is to reasonably assure that the Company, its assets, and the business of the Company, respectively are in compliance in all material respects with all Healthcare Laws. There are no material compliance-related complaints or material outstanding corrective actions.
(g)   All products or services marketed by or on behalf of the Company that are subject to the jurisdiction of Healthcare Laws are marketed in compliance in all material respects, with all applicable Healthcare Laws. The Company has a system in place for monitoring and recording all payments or other transfers of value to physicians and teaching hospitals and is, and has at all times since January 1, 2019, been in material compliance with all reporting and disclosure requirements under the Physician Payments Sunshine Act (42 U.S.C. Section 1320a-7h.
Section 5.24   Insurance Regulatory Matters.
(a)   The Company is, and at all times since January 1, 2019, has been, in compliance with all applicable insurance Laws (other than Healthcare Laws), except for such non-compliance which would not constitute a Material Adverse Effect.
(b)   Without limiting the generality of Section 5.24(a), there is no Action, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of insurance Laws (other than Healthcare Laws), that would reasonably be expected to result in suspension or revocation of any Permit.
Section 5.25   Related Party Transactions.   Except for the Contracts set forth on Schedule 5.25, there are no Contracts between the Company, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans set forth on Schedule 5.12(a) (clauses (a) through (c) collectively, the “Ancillary Related Party Arrangements”).
Section 5.26   Information Supplied.   None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first filed with the SEC or when first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.27   Government Contracts.
(a)   The Company has not materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract nor received notice that the Company (i) has materially breached or violated any Law, certification, representation, clause or

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provision, (ii) is in material breach of any Government Contract or Government Bid, or (iii) is subject to any material cost disallowance, withhold, offset, overpayment or credit requested by or on behalf of a Governmental Authority.
(b)   Since January 1, 2019, the Company has not received written notice of termination, cure notice, show cause notice or other indication of termination pertaining to any Government Contract.
(c)   With respect to each Government Contract and Government Bid: (i) all pricing discounts have been properly reported to and credited to the customer; (ii) the Company has not received any notice of any interruption or material decrease in the purchasing of products or services; (iii) the Company fully expects and intends to perform all material obligations thereunder and the Company has or will obtain all Governmental Authority authorizations and all third-party certifications and approvals required for such performance; (iv) neither the Company, nor to the knowledge of the Company, any of its officers, or employees have had access to confidential or non-public information to which they were not lawfully entitled; and (v) neither the Company nor to the knowledge of the Company, any of its employees, consultants or independent contractors has violated any requirements associated with offers of employment or the employment of current or former officials or employees of a Governmental Authority.
(d)   Since January 1, 2019, the Company has not submitted certified cost or pricing data.
(e)   All invoices and claims submitted for payment, reimbursement or adjustment submitted by Company were current, accurate and complete in all material respects as of their respective submission dates.
(f)   Neither the Company, nor any of its officers, senior management or employees acting on its behalf, have been debarred, suspended or excluded from participation in the award or performance of any Government Contract for any reason nor has any debarment, suspension or exclusion, investigation or audit, been threatened or initiated against the Company or, to the knowledge of the Company, any of their officers, senior management, or employees.
(g)   Neither the Company, nor any of its officers, senior management, or employees is or since January 1, 2019 has been under or subject to any administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, or audit pertaining to an alleged or potential violation of any requirement, regulation or Law applicable to any Government Contract.
(h)   Since January 1, 2019, other than in the ordinary course of business, the Company has not conducted or initiated any internal investigation, made a voluntary disclosure or been under any obligation to disclose to any Governmental Authority, or any other Person, any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.
(i)   The Company maintains adequate systems of internal controls appropriate for its operations that are in material compliance with all relevant and applicable requirements of the Company’s Government Contracts.
(j)   To the knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to the Company’s Government Contracts.
(k)   The Company has complied in all material respects with the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting.
(l)   All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract, since January 1, 2019 are and have always been current, accurate and complete in all material respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements.

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(m)   Neither the Company, nor, to the knowledge of the Company, any of its officers, directors, members, senior management, or employees acting on its behalf have (i) used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (ii) to the knowledge of the Company, made any unlawful expenditures relating to political activity (in each case (i) or (ii), an “Unlawful Payment”). The Company has not received notice of any Unlawful Payment and the Company has controls to detect and prevent, if possible, any such Unlawful Payments.
(n)   There are no outstanding material claims or disputes with the Company arising under or relating to any Government Contract.
(o)   The Company has taken all necessary steps to preserve and protect, in all material respects, their rights in and title to all Intellectual Property delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract, including (i) providing all notices required in connection with the development of any patentable invention and (ii) properly asserted any restricted, limited or government purpose rights in connection with the delivery of any data.
Section 5.28   FDA Matters.   Without limiting the generality of Section 5.10 or Section 5.23:
(a)   The Company is, and since January 1, 2019 at all times has been, in compliance in all material respects with the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and applicable regulations, as amended (collectively, the “FDCA”), including the rules and regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and similar applicable Laws in any State, municipality, or non-U.S. jurisdiction where the Company is doing business.
(b)   As to each product subject to the FDCA or similar Law in any State, municipality, or non-U.S. jurisdiction that is developed, manufactured, manufactured for, tested, distributed, and/or marketed by the Company (a “Company Product”), each such Company Product is being, and since January 1, 2019 has been, developed, manufactured, manufactured for, labeled, tested, distributed, and/or marketed in material compliance with all applicable requirements under the FDCA and similar laws, including those relating to investigational use, approval, or premarket clearance, current good manufacturing practices, labeling, and Quality System Regulation, as defined in 21 C.F.R. Parts 4, 211, and 820 (as applicable), advertising, promotion, continuing medical education, recordkeeping, training, medical device reporting, adverse event reporting, and filing of other reports and security.
(c)   Except as set forth on Schedule 5.28(c), the Company has not received any written communication (including emails) from FDA or any other Governmental Authority as of the Agreement Date (i) contesting the investigational use of, premarket clearance or approval of, uses of, or the labeling and promotion of any Company Product, or (ii) otherwise alleging any violation of the FDCA or any similar Law as applicable to any Company Product.
(d)   No Company Product (i) is currently under consideration by the Company for recall, withdrawal, suspension, seizure, or discontinuance, or (ii) has been recalled, subjected to a product advisory notice, withdrawn, suspended, seized, or discontinued (other than for commercial or other business reasons) by the Company, whether voluntarily or otherwise.
(e)   The Company has not received any written communication (including emails) that the FDA or any similar Governmental Authority (i) intends to withhold or materially condition its approval or clearance of any Company Product; (ii) has commenced, or has threatened to initiate, any action to withdraw its approval or clearance of any Company Product; (iii) has requested the recall, withdrawal, suspension, seizure, or discontinuance of any Company Product; (iv) has commenced, or has threatened to initiate, any action to enjoin the manufacture, sale, or distribution of any Company Product or the operations of the Company; or (v) has commenced, or has threatened to initiate, any civil or criminal action or proceeding against the Company or any of its respective officers, employees, or agents.
(f)   As to each medical device (as that term is defined under the FDCA) for which a premarket approval application, premarket notification, investigational device exemption has been submitted, approved, or cleared for sale and distribution in the United States, the Company is in material compliance

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with 21 U.S.C. §§ 360, 360c, 360d, 360e, 360e-1, 360g, 360h, 360i and 360j and 21 C.F.R. Parts 803, 807, 812, 814, 820, 821, and 822, respectively, or similar state law, as applicable to the Company’s medical devices.
(g)   No medical device or component of a medical device that is material to the Company’s ability to carry out its business or operations as currently conducted is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) in violation of 21 U.S.C. §§ 360 or 360e (or similar Law).
(h)   The Company has not made an untrue, materially misleading, or fraudulent statement of material fact to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or required to be made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud — Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500, or any similar policies.
(i)   To the knowledge of the Company, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, or proceeding against or affecting the current business or operations of the Company and relating to or arising under the FDCA.
(j)   No officer or director of the Company, and to the knowledge of the Company, no Company employee, has ever been convicted of any felony under any Law for conduct relating to the development, testing, or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.
(k)   To the knowledge of the Company, none of the FDA, Drug Enforcement Administration, or other Governmental Authority has issued any Warning Letter, Untitled Letter, Notice of Violation, enforcement proceeding, or other correspondence stating or indicating that the Company has violated any Laws in any material respect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Except (i) as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which, subject to Section 12.08, qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or (ii) in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.05, Section 6.06, Section 6.10, Section 6.11 or Section 6.19), each Acquiror Party represents and warrants to the Company as follows:
Section 6.01   Corporate Organization.   Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Other than Merger Sub, Acquiror has no Subsidiaries. Merger Sub has no Subsidiaries. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror

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Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or consummate the Transactions. The Acquiror Parties are currently not in material violation of any of the provisions of its governing documents.
Section 6.02   Due Authorization.
(a)   Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.
(b)   At a meeting duly called and held, the board of directors of Acquiror has: (i) determined that this Agreement and the Transaction are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account and net of taxes payable) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions, subject to a Change in Recommendation as set forth in Section 9.03.
Section 6.03   No Conflict.   Except as set forth on Schedule 6.03, the execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, including Acquiror Material Contracts, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror.
Section 6.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened in writing, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or

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any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable. There is no outstanding Governmental Order imposed upon the Acquiror Parties, nor are any assets of the Acquiror Parties’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Except as set forth on Schedule 6.04, since its inception, the Acquiror Parties have not received any written notice of or have been charged with violation of any Laws.
Section 6.05   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and other applicable requirements of Securities Laws and Nasdaq.
Section 6.06   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $250,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated December 17, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is a valid and binding obligation of Acquiror and is in full force and effect and is enforceable in accordance with its terms. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus filed with the SEC (File No. 001-39813) on December 21, 2020 (the “Acquiror Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since December 21, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption (or pursuant to any redemption required in accordance with the extension of the Acquiror’s deadline to consummate its Business Combination). As of the date hereof, there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than (i) pursuant to the Acquiror Stockholder Redemption, or (ii) for the payment of Acquiror Transaction Expenses) to any portion of the proceeds in the Trust Account following the Effective Time.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
Section 6.07   Brokers’ Fees.   Except for the fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage

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fee, finders’ fee, underwriting fee, deferred underwriting fee commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.
Section 6.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   Except as set forth on Schedule 6.08(a), Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements, prospectuses and other documents required to be filed by it with the SEC since December 17, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). Each of the SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Reports. Except for any changes (including any required revisions to or restatements of the Acquiror’s financial statements or the SEC Reports) to (i) the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that was or may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (ii) the Acquiror’s accounting or classification of Acquiror’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Acquiror’s auditors (clauses (i) and (ii), collectively, “SEC SPAC Accounting Changes”), none of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as a result of the SEC SPAC Accounting Changes or as otherwise set forth on Schedule 6.08(a), the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Parties acknowledge and agree that any restatement, revision or other modification of the Acquiror’s financial statements or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. The Public Certifications are each true as of their respective dates of filing.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls financial reporting (as defined in Rule 13a-15 under the Exchange Act). To the knowledge of Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror except as otherwise disclosed in the SEC Reports or

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(ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.
(e)   Except as set forth on Schedule 6.08(e), to the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. Except as set forth on Schedule 6.08(e), to the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(f)   Except for any SEC SPAC Accounting Changes, and except as and to the extent reflected or reserved against in the Acquiror’s financial statements included in the SEC Reports, no Acquiror Party has incurred any liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Acquiror’s financial statements included in the SEC Reports, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business since Acquiror’s last annual report on Form 10-K.
(g)   Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
Section 6.09   Business Activities.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   There is no liability, debt or obligation of or claim or judgment against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the period ended June 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the period ended June 30, 2022 in the ordinary course of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed on Schedule 6.09(c), or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.
Section 6.10   Tax Matters.
(a)   All income and other material Tax Returns required by Law to be filed by the Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Acquiror (whether or not reflected on any Tax Return) have been timely paid to the appropriate Governmental Authority.
(b)   Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent

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contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(c)   Acquiror has not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction.
(d)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror and no written request for any such waiver or extension is currently pending. No power of attorney with respect to Taxes has been granted with respect to the Company.
(e)   Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or non-U.S. Law).
(f)   There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.
(g)   Acquiror (i) has no liability for the Taxes of any Person (other than the Company) (i) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, Contract (other than liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes), assumption or by operation of Law; and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.
(h)   Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement or similar agreement or arrangement (except, in each case, pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(i)   To the knowledge of Acquiror, Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 6.11   Capitalization.
(a)   As of the date hereof, the authorized capital stock of Acquiror consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 10,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 25,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 6,250,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with (1) applicable Law, including federal and state securities Laws and (2) Acquiror’s Organizational Documents, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor. As of the date hereof, Acquiror has issued 13,266,666 Acquiror

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Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.
(b)   Except for this Agreement, the Acquiror Warrants, the Convertible Sponsor Note (and the Acquiror Warrants issuable thereunder) and the Acquiror Class B Common Stock, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except for obligations related to the Acquiror Stockholder Redemptions disclosed in the SEC Reports or the Acquiror Organizational Documents, as of the date hereof, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, as of the date hereof, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. As of the date hereof, there are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that would be triggered as a result of the issuance of securities under this Agreement that have not been, or will not be, waived on or prior to the Closing Date.
(c)   Acquiror is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Acquiror is not controlled by a “foreign person,” as defined in the DPA. No national or subnational governments of a single foreign state has a “substantial interest” in Acquiror within the meaning of the DPA.
Section 6.12   Nasdaq Stock Market Listing.   The issued and outstanding Acquiror Units, Acquiror Class A Common Stock and Acquiror Warrants are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, Acquiror is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the units of Acquiror, Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of the units of Acquiror, Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act.
Section 6.13   [Reserved.]
Section 6.14   Related Party Transactions.   Except (a) as set forth on Schedule 6.14, or (b) agreements relating to equity ownership, including in connection with the Future PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of such Acquiror Party on the other hand.
Section 6.15   Investment Company Act.   Neither Acquiror nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 6.16   Absence of Changes.   Since June 30, 2022 through the Agreement Date, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (c) Acquiror has not taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of the Company pursuant to Section 8.01.

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Section 6.17   Registration Statement; Proxy Statement.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, (or any amendment or supplement thereto), shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the information contained in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first filed with the SEC or when first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon a writing to Acquiror by or on behalf of the Company specifically for its inclusion or omission in the Registration Statement.
Section 6.18   Code Section 280G.   Acquiror does not (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any benefit plans. Neither the execution and delivery of this Agreement or any of the Transaction Agreements nor the consummation of the Transactions contemplated hereby will: (x) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by the Acquiror or its Subsidiaries to any director, officer, manager or employee of Acquiror; or (y) result in the acceleration of the time of payment or vesting of any such benefits payable by Acquiror or its Subsidiaries. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Acquiror or any of its Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code. There are no other outstanding loans, convertible notes, or extensions of credit made by Acquiror in favor of any of its executive officers (as defined in Rule 3b-7 under the Exchange Act), directors or employees or to Sponsor.
Section 6.19   Acquiror Material Contracts.
(a)   Schedule 6.19(a) contains a listing of all Contracts described in clauses (i) and (ii) of this Section 6.19(a) to which, as of the date of this Agreement, Acquiror is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to Company or its agents or Representatives.
(i)   other than (i) Contracts filed as exhibits to the SEC Reports, (ii) confidentiality and non-disclosure agreements, and (iii) this Agreement, all Contracts with continuing post-Closing obligations to which Acquiror or its Subsidiaries is a party or by which any of their respective assets are bound; and
(ii)   all Contracts entered into between Acquiror and holders of Acquiror Transaction Expenses that provide for the satisfaction of such Acquiror Transaction Expenses with Common Stock to be held by the Sponsor pursuant to this Agreement or other forms of non-cash consideration.
(b)   All of the Acquiror Material Contracts listed pursuant to Section 6.19(a) are, as of the Agreement Date (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Acquiror and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the Agreement Date, (w) neither Acquiror, nor, to the knowledge of Acquiror, any other party thereto is or is alleged to be in material breach of or material default under any such Acquiror Material Contract, (A) to the knowledge of Acquiror, Acquiror has not received any written claim or notice of material breach of or material default under any such Acquiror Material Contract, and (B) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Acquiror Material Contract (in each case, with or without notice or lapse of time or both). Each Acquiror Material Contract of a type required to be listed on Schedule 6.19(a), whether or not set forth on Schedule 6.19(a), was entered into at arm’s length in all material respects.
ARTICLE VII
COVENANTS OF THE COMPANY
Section 7.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article XI (the “Interim Period”), the Company

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shall, except (a) as contemplated by this Agreement, the Transaction Agreements or any Material Contract disclosed on Schedule 5.11(a), (b) as set forth on Schedule 7.01, (c) as required by Law or to comply with or implement COVID-19 Measures or (d) consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, delayed, withheld or denied) (i) (A) use its commercially reasonable efforts to operate its business only in the ordinary course of business in all material respects and (B) use its commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company and (ii), not do any of the following (other than to the extent necessary to comply with Section 3.06(b) or in connection with any Future Pipe Investment):
(a)   change or amend the Company Certificate of Incorporation, bylaws or other organizational documents of the Company, except in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11);
(b)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;
(c)   except in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.19(a) or Schedule 5.11(a), or any lease, sublease or license related to the Leased Real Property, in each case, other than entry into such agreements in the ordinary course of business;
(d)   (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of the Company, in each case other than (A) in the ordinary course of business pursuant to the Company Equity Plan, (B) in connection with the Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), (C) upon the exercise or settlement of Company Options under the Company Equity Plan and applicable award agreement and as required to comply with any Company Benefit Plan or (D) upon the exercise of any Company Warrants pursuant to its terms;
(e)   sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company (other than Owned Intellectual Property), other than (i) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Company or (ii) in the ordinary course of business;
(f)   (i) cancel or compromise any claim or Indebtedness for borrowed money owed to the Company, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $150,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company any confidentiality Contract to which the Company is a party;
(g)   transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest in any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business;
(h)   disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any Person;
(i)   except as required by the existing terms of any Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof or otherwise permitted by Section 5.12, (i) increase the

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compensation or benefits of any Company employee except for increases in salary, hourly wage rates, declaration of bonuses or benefits (other than severance or retention) made in the ordinary course of business, (ii) make any grant of any severance, retention or termination payment to any Person, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business or as required by Contracts in effect as of the date hereof, (iii) make any change in the key management structure of the Company, including the hiring of additional officers or the termination of existing officers with “Chief” in his, her or their title, (iv) except to replace an employee or other service provider who voluntarily terminates his or her service after the date hereof, hire any employee of the Company or any other individual who is providing or will provide services to the Company, other than any Person with an annual cash compensation of less than $250,000, (v) accelerate or commit to accelerate the funding, payment or vesting of any benefit or compensation to any current or former employee, director, officer or other service provider, or (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;
(j)   directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;
(k)   make any loans or advance any money or other property to any Person, except for (A) prepayments and deposits paid to suppliers of the Company in the ordinary course of business and (B) trade credit extended to customers of the Company in the ordinary course of business;
(l)   except in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), enter into, assume, assign, partially or completely amend any material term of, modify, any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.11(a), any lease, sublease or license related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;
(m)   redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company, except for (i) the acquisition by the Company of Company Shares in connection with the surrender of such Company Shares by holders of Company Options in order to pay the exercise price of Company Options, (ii) withholding of Company Shares to satisfy Tax obligations with respect to Company Options and (iii) acquisition by the Company of any Company Shares or other equity interests of the Company in connection with forfeiture or cancellation of such Company Shares and equity interests;
(n)   adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;
(o)   make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be recommended by the Company’s auditors or as may be required by GAAP or regulatory guidelines;
(p)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);
(q)   make, revoke or change any material Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than routinely granted extensions or waivers resulting from extensions of time to

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file Tax Returns), incur any material Taxes outside of the ordinary course of business, or take any actions with respect to Taxes (including deductions or credits) pursuant to any COVID-19 Measure;
(r)   directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness for borrowed money other than the Contemplated Interim Financing (and subject to the restrictions set forth in Section 7.11) or in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money other than in the ordinary course of business or pursuant to the Contemplated Interim Financing (and subject to the restrictions set forth in Section 7.11);
(s)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business;
(t)   fail to maintain in full force and effect material insurance policies covering the Company and its properties, assets and businesses in a form and amount consistent with past practices;
(u)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;
(v)   enter into any material transaction or materially amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company and other than in connection with a Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11));
(w)   enter into any agreement that materially restricts the ability of the Company to (i) engage or compete in any line of business, or (ii) enter into any new line of business;
(x)   terminate, amend, fail to review or preserve or otherwise fail to maintain in full force and effect any material Permit, except for amendments contemplated in the ordinary course of business;
(y)   make individual commitments for capital expenditures or construction of fixed assets in excess of $150,000; or
(z)   enter into any agreement, or otherwise become obligated, to do or take any action prohibited under this Section 7.01.
Notwithstanding the foregoing, nothing contained in this Section 7.01 shall give to Acquiror, directly or indirectly, the right to control or direct the operations of the Company during the Interim Period, including in a manner which may violate the HSR Act or other Antitrust Law.
Section 7.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company, to all of its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall furnish Acquiror and such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case, as Acquiror or its Representatives may reasonably request to facilitate the Transactions; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence

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apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 7.03   No Claim Against the Trust Account.   The Company acknowledges that it has read the Acquiror Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by December 22, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account (or distributions therefrom pursuant to the Acquiror Stockholder Redemption or as set forth in the prior sentence), Trustee and Acquiror or to collect from the Trust Account (or distributions therefrom pursuant to the Acquiror Stockholder Redemption or as set forth in the prior sentence) any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account (including any distributions therefrom pursuant to the Acquiror Stockholder Redemption or as set forth in the prior sentence) at any time for any reason whatsoever; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Stockholder Redemption. This Section 7.03 shall survive the termination of this Agreement for any reason.
Section 7.04   Proxy Solicitation; Other Actions.
(a)   The Company shall provide Acquiror, (i) as promptly as reasonably practicable following the execution of this Agreement, but in no event later than November 30, 2022, the Financial Statements and consolidated statements of income and comprehensive income, stockholder’s equity and cash flows, of the Company for the years ended December 31, 2021 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “PCAOB Audited Financials”), and (ii) no later than November 30, 2022, reviewed financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, stockholder’s equity and cash flows, of the Company as at and for the nine months ended September 30, 2022, prepared in accordance with GAAP and Regulation S-X (the “Reviewed Financials”), and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Registration Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement (w) will fairly present in all material respects the consolidated financial position of the Company as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (x) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (y) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (z) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the

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respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and the Company shall use its commercially reasonably efforts to make their officers, managers, representatives and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b)   From and after the date on which the proxy statement contained in the Registration Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which becomes known by the Company that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, upon becoming aware of such untrue statement of a material fact or omission to state a material fact necessary in order to make statements not misleading, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains such untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; and, provided further, that no information received by Acquiror pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
Section 7.05   Code Section 280G.   Prior to the Closing Date, if required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under 280G with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, the Company shall use commercially reasonable efforts to (a) obtain from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Code Section 280G(c) and any regulations promulgated thereunder) who could otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Code Section 280G(b)(2)(A) and any regulations promulgated thereunder) as a result of or in connection with the consummation of the transactions contemplated hereby, a waiver (a “Parachute Payment Waiver”) of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Code Section 280G and any regulations promulgated thereunder) and (b) submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Code Section 280G(b)(5)(B)(ii) and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Acquiror for its review and comment no later than five Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any comments provided by Acquiror in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Code Section 280G(b)(5)(B) as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.05 and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided. Notwithstanding the foregoing, with respect to any Acquiror Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Acquiror and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date), Acquiror shall provide a copy of such Acquiror Arrangement to the Company at least five days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Code Section 280G) of any payments or benefits granted or contemplated therein that could reasonably be

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expected to constitute a “parachute payment” under Code Section 280G, and the Company shall incorporate such Acquiror Arrangements into its calculations and 280G shareholder approval process described herein.
Section 7.06   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Acquiror (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) stating that it is not, and has not been during the period specified in Code Section 897(c)(1)(A)(ii), a United States real property holding corporation, in each case, in a form and substance reasonably acceptable to Acquiror and (b) an IRS Form W-9 duly executed by the Company.
Section 7.07   Company Stockholder Approval; Support Agreements.   As promptly as reasonably practicable (and in any event, within five (5) Business Days) after the Registration Statement is declared effective under the Securities Act, the Company shall prepare (with the cooperation of Acquiror) and deliver to each Company Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Acquiror (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the Company Stockholders with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger; and (b) such other information as Acquiror and the Company reasonably agree is required or advisable under applicable Law to be included therein. The Company shall, with the cooperation of Acquiror (to the extent reasonably required), prepare any other necessary documentation required or advisable to be provided to the Company Stockholders pursuant to the DGCL. None of the information supplied or to be supplied by Acquiror or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As promptly as reasonably practicable (and in any event, within twenty (20) days after the Information Statement is delivered to the Company Stockholders), the Company shall obtain and deliver to Acquiror evidence of the Company Stockholder Approval in the form of a written consent executed by each of the Company Requisite Stockholders, and the Company shall take all other action necessary or advisable to secure the Company Stockholder Approval, and if applicable, any additional consents or approvals of its stockholders related thereto.
Section 7.08   Financial Information Prior to Closing.   No later than (i) 30 days following the last day of each fiscal month of the Company that occurs between the date hereof and the Closing Date, the Company shall deliver to the Acquiror unaudited combined financial statements (including a balance sheet, income statement and statement of cash flows) for such fiscal month then ended and (ii) 30 days following the last day of each fiscal quarter of the Company that occurs between the date hereof and the Closing Date, the Company shall deliver to the Acquiror unaudited consolidated financial statements (including a balance sheet, income statement and statement of cash flows) for such fiscal quarter then ended.
Section 7.09   Employment Agreements.   During the Interim Period, notwithstanding anything to the contrary contained in this Agreement, the Company may enter into employment agreements with such officers of the Company employed by the Company as of the Agreement Date (which agreements shall be in a form reasonably acceptable to Acquiror); provided, for the avoidance of doubt, that failure to enter into any such employment agreements shall not be a breach of this Agreement; and provided further, however, that the Company shall solicit feedback and give good faith consideration to comments from Acquiror prior to executing such documents.
Section 7.10   Assignment of Inventions Agreements.   During the Interim Period, the Company shall use commercially reasonable efforts to obtain confidentiality and assignment of inventions agreements, in a form reasonably acceptable to Acquiror from any current or former employee, consultant or member of the board of directors of the Company who has contributed to the creation or development of Owned Intellectual Property and has not signed such an agreement as of the date hereof (or an agreement containing substantially equivalent terms).

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Section 7.11   Contemplated Interim Financing.   During the Interim Period, the Company may conduct one or several Contemplated Interim Financings, provided, however, that the material terms of any Contemplated Interim Financing shall be submitted to, and approved in writing by, Acquiror at least ten (10) days prior to the consummation of such Contemplated Interim Financing (such consent to not be unreasonably conditioned, withheld or delayed to the extent the entry into such Contemplated Interim Financing on such terms would not otherwise impair the parties’ ability to negotiate, obtain or secure a Future PIPE Investment).
Section 7.12   Company Warrants.   If and to the extent any Series B-3 Warrants are then outstanding, the Company shall have obtained, prior to the initial filing of the Registration Statement, the consent of the holders of at least a majority of the Series B-3 Warrants to amend such Series B-3 Warrants in a manner reasonably satisfactory to Acquiror to cause the Series B-3 Warrants’ automatic exercise immediately prior to the Effective Time in accordance with Sections 3.06(b).
ARTICLE VIII
COVENANTS OF ACQUIROR
Section 8.01   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, the Acquiror shall, except (a) as set forth on Schedule 8.01, (b) as contemplated by this Agreement or the Transaction Agreements, (c) as required by Law or to comply with or implement COVID-19 Measures or (d) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (i) (A) use its commercially reasonable efforts to operate its business only in the ordinary course of business in all material respects and (B) use its commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Acquiror and (ii), not, and shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub except as approved by the Acquiror’s stockholders in accordance with the Acquiror Organizational Documents; provided, however, that Acquiror may be entitled to amend the Acquiror Certificate of Incorporation as necessary to effect, or to give effect to, the Extension;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;
(iii)   make, revoke or change any material Tax election, adopt or change any accounting method with respect to Taxes (other than in the ordinary course for a newly formed entity), file any amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than routinely granted extensions or waivers resulting from extensions of time to file Tax Returns);
(iv)   except for the transactions contemplated by any Future PIPE Investment or in connection with the incurrence of Indebtedness in favor of Sponsor in accordance with Section 8.01(a)(vii), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)   waive, release, compromise, settle or satisfy any pending or threatened Action, (A) if such settlement would require payment by Acquiror in an amount greater than $250,000, (B) to

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the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;
(vi)   enter into, or amend or modify any material term of, terminate or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.14 or Schedule 6.19(a) to which the Acquiror or its Subsidiaries is a party or by which it is bound;
(vii)   except for any transactions contemplated by a Future PIPE Investment (of which the Company is aware), incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than (A) any instrument entered into by Acquiror pursuant to the Future PIPE Investment or (B) any Indebtedness incurred by Acquiror from the Sponsor in order to (1) fund the payment of Acquiror Transaction Expenses, (2) satisfy the Acquiror Parties’ obligations under this Agreement or in connection with the Transactions or (3) fund the Acquiror’s operating expenses incurred during the Interim Period in the ordinary course of business consistent with past practice;
(viii)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(ix)   fail to maintain its existence, adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or its Subsidiaries (other than the Merger);
(x)   amend, waive or otherwise change the Trust Agreement in any manner adverse to the Acquiror;
(xi)   terminate, waive or assign any material right under any Acquiror Material Contract;
(xii)   hire any employees;
(xiii)   establish any Subsidiary or enter into any new line of business;
(xiv)   make any capital expenditures;
(xv)   make any loans, advances or capital contributions to, or investments in, any other Person (including to Sponsor, or any of Acquiror’s officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xvi)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other applicable Laws;
(xvii)   terminate without replacement or amend in a manner detrimental to Acquiror and Merger Sub, taken as a whole, any material insurance policy insuring the business of Acquiror and Merger Sub;
(xviii)   knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(xix)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) the issuance of Acquiror Warrants in connection with a conversion of the Convertible Sponsor Note; (y) the issuance of (or agreement to issue) shares of Acquiror Class A Common Stock pursuant to the Future PIPE Investment or other financing agreements entered into in accordance with Section 8.02, as applicable; (z) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants, or (B) amend,

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modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein except as may be required pursuant to the terms and conditions of such Acquiror Warrants; or
(xx)   Enter into any agreement to do any action prohibited under this Section 8.01.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 8.02   Future PIPE Investment.   During the Interim Period, the Parties shall use their commercially reasonable efforts to enter into and consummate Future PIPE Investments on terms mutually agreeable to the Parties, and, if the Parties mutually agree to seek a Future PIPE Investment, the Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Future PIPE Investment. Once Acquiror shall have entered into such Future PIPE Investments described in this Section 8.02, Acquiror shall use commercially reasonable efforts to comply with the terms of its obligations and satisfy, in all material respects, all conditions and covenants applicable to Acquiror, and Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify or terminate any provision or remedy under, or any replacements of, any of the instruments without the Company’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice during the Interim Period of any breach or default claimed in writing by any party to any instrument or agreement related to a Future PIPE Investment. For the avoidance of doubt, during the Interim Period, in no event shall Acquiror enter into any Future PIPE Investment without first seeking the consent of the Company.
Section 8.03   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
Section 8.04   Section 16 Matters.   Prior to the Effective Time, Acquiror shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 8.05   LTIP; ESPP.   Acquiror shall, prior to the Closing, obtain the approval of the Acquiror LTIP and Acquiror ESPP from the stockholders of Acquiror, in each case to become effective as of the Closing Date. Effective as of (and contingent on) the Closing, Acquiror shall adopt (a) a long-term incentive plan, in substantially the form attached hereto as Exhibit H, which shall (i) initially reserve a number of shares of Common Stock equal to twelve percent (12%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal of up to five percent (5%) of the Acquiror Fully Diluted Shares as of December 31 of

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the preceding year (the “Acquiror LTIP”), and (b) an employee stock purchase plan, in substantially the form attached hereto as Exhibit I, which shall (i) initially reserve a number of shares of Common Stock equal to three percent (3%) of the Acquiror Fully Diluted Shares as of immediately after the Effective Time (with the resulting number rounded up to the nearest whole share) and (ii) include an “evergreen” provision pursuant to which such reserve will automatically increase for a period of ten (10) years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by an amount equal up to two percent (2%) of the Acquiror Fully Diluted Shares as of December 31 of the preceding year (the “Acquiror ESPP”).
Section 8.06   Nasdaq Listing.   From the date hereof through the Effective Time, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on Nasdaq, and in the event a Listing Event occurs, Acquiror shall use reasonable best efforts to cure such Listing Event. Acquiror shall prepare and submit to Nasdaq a listing application covering all shares of Common Stock issuable in accordance with this Agreement (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use commercially reasonable efforts to: (a) cause the Listing Application to have been approved by Nasdaq; (b) satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) cause all shares of Common Stock issuable in accordance with this Agreement to be approved for listing on Nasdaq, with the trading ticker “TLSI”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately prior to the Effective Time, and in each of case (a), (b) and (c), the Company shall reasonably cooperate with Acquiror with respect thereto.
Section 8.07   Separation of Units.   Immediately prior to the Effective Time, Acquiror shall instruct its Transfer Agent to separate, if not already separated prior to such time each share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant comprising each issued and outstanding Acquiror Unit (the “Unit Separation”), and the holder thereof shall be deemed to hold one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant as of such time; provided, that no fractional Acquiror Warrants shall be issued in connection with the Unit Separation such that if a holder of an Acquiror Unit would be entitled to receive a fractional Acquiror Warrant upon the Unit Separation, then the number of Acquiror Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Acquiror Warrants.
Section 8.08   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 8.09   Stockholder Litigation.   In the event that any Action related to this Agreement, any Transaction Agreement or the Transactions is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall (a) promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof; (b) shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action; (c) shall give due consideration to the Company’s advice with respect to such Action; and (d) not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
Section 8.10   Amendment to Underwriting Agreement.   During the Interim Period, Acquiror shall use its commercially reasonable efforts to enter into an amendment to the Raymond James Underwriting Agreement, in a form and with terms as reasonably acceptable by the Company, whereby Raymond James agrees to waive its rights to the Deferred Discount (as defined in the Raymond James Underwriting Agreement) and any other deferred underwriting fees payable by Acquiror (the “Raymond James Amendment”).
ARTICLE IX
JOINT COVENANTS
Section 9.01   [Reserved]
Section 9.02   Registration Statement.

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(a)   As promptly as practicable following the execution and delivery of this Agreement and receipt of the PCAOB Audited Financials, Acquiror shall, in accordance with this Section 9.02(a), prepare with the reasonable assistance of the Company, and file with the SEC, a preliminary registration statement containing a prospectus/proxy statement on Form S-4 concerning the Transactions (as amended or supplemented, the “Registration Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting to be held for the purpose of, among other things: (1) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock in accordance with the Acquiror Organizational Documents by delivering such shares for redemption not later than two Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (2) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (I) the adoption of this Agreement and approval of the Transactions; (II) the issuance of shares of Common Stock in connection with the Merger (including as may be required under Nasdaq); (III) the amendment and restatement of the Acquiror Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit C hereto; (IV) the election of members of the board of directors of Acquiror in accordance with Section 2.05; (V) the approval of the Acquiror LTIP and the Acquiror ESPP; (VI) the approval of the issuance of the Common Stock pursuant to instruments entered into in connection with the Future PIPE Investment, (VII) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (VIII) any other proposals the Parties agree are necessary or desirable to consummate the Transactions and (IX) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Registration Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Acquiror and the Company each shall use their reasonable best efforts to (a) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) to be declared effective under the Securities Act as promptly as practicable and (d) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror shall cause the proxy statement contained in the Registration Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 9.03, as promptly as practicable following the date that the Registration Statement is declared effective.
(b)   Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the filing of any supplement or amendment to the Registration Statement; (C) any request by the SEC for amendment of the Registration Statement; (D) any comments from the SEC relating to the Registration Statement and responses thereto; and (E) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable and shall use its commercially reasonable efforts to have the registration statement containing the Registration Statement declared effective under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to participate in any discussions or meetings with the SEC and comment on such drafts and obtain the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to providing a written response to any comments or inquiries by the SEC.

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(c)   If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance and Acquiror shall file, as soon as reasonably practicable thereafter, an amendment or supplement to the Registration Statement containing such information.
Section 9.03   Acquiror Special Meeting.   Acquiror shall, as promptly as practicable following the date that the Registration Statement is declared effective, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting in accordance with the DGCL. Acquiror shall convene and hold a special meeting of Acquiror’s stockholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 30 days after the date on which Acquiror commences the mailing of the proxy statement contained in the Registration Statement to its stockholders. Acquiror shall use its commercially reasonable efforts to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including any adjourned or postponed special meeting in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Registration Statement; provided, that, notwithstanding the foregoing, subject to compliance by Acquiror, its Affiliates and their Representatives with Section 9.04(b), at any time prior to obtaining approval of the Acquiror Stockholder Matters, the board of directors of Acquiror may amend, change, withdraw, modify, withhold, qualify or otherwise fail to make the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the board of directors of Acquiror shall have unanimously determined in good faith, after consultation with its outside legal counsel and financial advisors, and without any violation by Acquiror, its Affiliates or any of their respective Representatives of Section 9.04(b), Section 9.02 and this Section 9.03, that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, a failure to make a Change in Recommendation would constitute a breach of its fiduciary duties to its stockholders under applicable Law; provided, however, that the board of directors of Acquiror may not make such Change in Recommendation unless (a) the board of directors of Acquiror has provided prior written notice to the Company (a “Acquiror Recommendation Change Notice”) that it is prepared to effect a Change in Recommendation at least ten (10) Business Days prior to taking such action, which notice shall specify (i) the Material Adverse Effect that has occurred on or after the date of this Agreement and (ii) the basis for why a failure to make a Change in Recommendation would constitute a breach of its fiduciary duties to its stockholders under applicable Law, (b) during the ten (10) Business Day period after delivery of the Acquiror Recommendation Change Notice, Acquiror shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of Acquiror to reaffirm its Acquiror Board Recommendation and not make such Change in Recommendation and (c) at the end of such ten (10) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the board or directors of Acquiror determines in good faith (after consultation with its outside legal counsel and financial advisors) that a Material Adverse Effect has occurred on or after the date of this Agreement and as a result, the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to Acquiror’s stockholders under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 9.03 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 30 days after the date for which the Special Meeting was originally scheduled: (i) to ensure that

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any supplement or amendment to the Registration Statement that, subject to the Company’s and its outside legal counsel’s reasonable review and comment, the board of directors of Acquiror has determined in good faith, after consultation with its outside legal counsel that it is required by applicable Law is disclosed to Acquiror’s stockholders and for such supplement or amendment to be promptly disseminated to Acquiror’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
Section 9.04   Exclusivity.
(a)   During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or knowingly engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in (i) any issuance, sale, pledge, disposal of, grant or transfer of twenty percent (20%) or more of the Company’s equity securities; provided, that the Company shall be entitled to take all actions necessary to effect, or give effect to, the Contemplated Interim Financing (subject to the restrictions set forth in Section 7.11), or (ii) any merger, sale of substantially all of the assets of the Company, liquidation, dissolution, reorganization, financing, refinancing, recapitalization, or similar transaction involving the Company, or any other transaction that would impede, delay, interfere with or prevent the consummation of the Transactions, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions and the Contemplated Interim Financing, an “Acquisition Transaction”); provided further, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing. The Company represents and warrants to Acquiror that this Section 9.04(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or any of its Affiliates are currently bound.
(b)   During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or knowingly engage in discussions or negotiations with, or enter into any agreement or letter of intent with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, binding or non-binding, relating to any Business Combination (a “Business Combination Proposal”) other than with the Company and its Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, and request the prompt return or destruction of all confidential information previously

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furnished, in each case with respect to any of the foregoing. Acquiror represents and warrants to the Company that this Section 9.04(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which Acquiror or any of its Affiliates are currently bound. Solely for purposes of this Section 9.04(b), the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of Acquiror.
Section 9.05   Tax Matters.
(a)   For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger constitute a transaction that qualifies as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder and will otherwise qualify for the Intended Tax Treatment. The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Code Section 1313(a). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(b)   No Party (i) knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party); (ii) shall take or cause to be taken any action, or fail to take or cause to be taken any action, which such fact, circumstance, action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Tax Treatment.
(c)   The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3(a).
(d)   Without limiting the generality of the foregoing, if following the date of this Agreement, the Company or Acquiror reasonably determines on advice of their counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the parties shall notify each other of such risk and, after reaching mutual agreement upon reasonable, good faith consultation with each other and their respective counsel, consummate the Second Merger; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes, (ii) references to the Company or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination; and (iii) references to the “Merger” in the third Recital, Section 5.14(q), Section 6.10(i), Section 8.01(a)(xviii), Section 9.05(a) and Section 9.05(b) shall be deemed to be references to the Merger and the Second Merger, taken together as one integrated transaction for U.S. federal income tax purposes. For the avoidance of doubt, the implementation of the Second Merger shall not be a condition to Closing under this Agreement.
(e)   Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax audit or other similar proceeding, relating to the matters contemplated by this Section 9.05. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax audit or other similar proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(f)   Notwithstanding the foregoing, except as provided in Section 6.10(i) of this Agreement, Acquiror makes no representations or warranties to the Company or to any Stockholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

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Section 9.06   Indemnification and Insurance.
(a)   Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents of the Company as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   Acquiror shall use commercially reasonable efforts to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (a “Acquiror D&O Tail”); provided, however, that if Acquiror is unable to obtain such Acquiror D&O Tail, then for a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage. Notwithstanding the foregoing, in no event shall Acquiror or the Company be required to expend an annual premium for such Acquiror D&O Tail in excess of 300% of the last annual payment made by Acquiror for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 9.06 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 9.06.
Section 9.07   Confidentiality; Publicity
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby prior to the Effective Time (at which time the Confidentiality Agreement shall terminate and be of no further force or effect).
(b)   None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent from the other Party with respect to such announcement or communication, prior to its announcement or issuance; provided, that, subject to this Section 9.07, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; provided further, that subject to Section 7.02 and this Section 9.07, the

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foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; and, provided further, that notwithstanding anything to the contrary in this Section 9.07(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.
Section 9.08   Cooperation; Further Assurances.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article X to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Authorities, if any, and the taking of all commercially reasonable steps as may be necessary to avoid any Actions, including making all necessary filings pursuant to the HSR Act; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions set forth on Schedule 9.08(c); provided, that in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise required in connection with the consummation of the Transactions; (d) the termination of each agreement set forth on Schedule 9.08(d); (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require a Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions. Except as required by this Agreement, no Party shall knowingly engage in any action or enter into any transaction that would reasonably be expected to materially impair or delay a Party’s ability to consummate the Transactions or perform their respective obligations hereunder.
(b)   Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any material communication between the Acquiror, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any material communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or pull and refile or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party. The Company and Acquiror will share equally all filing fees in connection with the HSR Act when due. During the Interim Period, the Acquiror, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of the Acquiror) or Company (in the case of Acquiror), a reasonable opportunity to review in advance, and consider in good faith the views of the other or

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others (as applicable) in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by video conference or telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, the Company, or, in the case the Company, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.
(c)   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Sponsor’s or any of its Affiliates’ investment in the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided (i) to a Governmental Authority on a confidential basis or (ii) in connection with the Registration Statement to the extent requested by the SEC).
Section 9.09   Board of Directors.   Acquiror will use commercially reasonable efforts to take all actions reasonably necessary to, and the Company shall reasonably cooperate with Acquiror to, cause the board of directors of the Acquiror, immediately after the Effective Time (the “Closing Acquiror Board”) to consist of nine (9) directors, which shall include (a) seven (7) directors designated by the Company, (the “Company Directors”) (provided, that at least a majority of the authorized number of Company Directors on the Closing Acquiror Board shall qualify as “independent directors” pursuant to Nasdaq listing standards), and (b) two (2) directors as non-executive directors designated solely by Acquiror (the “Acquiror Directors”). The Parties acknowledge and agree that the Closing Acquiror Board will be a classified board with three (3) classes of directors, with:
(a)   a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the Acquiror’s stockholders held following the Closing, consisting of three (3) Company Directors; provided, for clarity, that any subsequent Class I Director shall serve a term for a period of three (3)-years in accordance with the Acquiror Charter and Acquiror Bylaws;
(b)   a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of the Acquiror’s stockholders held following the Closing, consisting of two (2) Company Directors and one (1) Acquiror Director; provided, for clarity, that any subsequent Class II Director shall serve a term for a period of three (3)-years in accordance with the Acquiror Charter and Acquiror Bylaws; and
(c)   a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of the Acquiror’s stockholders held following the Closing, consisting of two (2) Company Directors and one (1) Acquiror Director.
Section 9.10   Extensions.   Acquiror may seek an extension during the Interim Period (an “Extension”) of its last date under the Acquiror Certificate of Incorporation to consummate a Business Combination by seeking Acquiror Stockholder Approval necessary to file an amendment to the Acquiror Certificate of Incorporation in accordance with its terms (which date, for the avoidance of doubt, is the same date as the Initial Outside Date as of the date of execution of this Agreement) and by providing written notice thereof to the Company, for additional periods equal to the shortest of (i) six (6) additional months in the aggregate

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and (ii) the period ending on the last date for Acquiror to consummate its Business Combination pursuant to the last day of the Extension (such date, the “Final Outside Date”).
ARTICLE X
CONDITIONS TO OBLIGATIONS
Section 10.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:
(a)   HSR Act.   All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)   No Prohibition.   No Governmental Authority shall have issued any Governmental Order or other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law or regulation has been adopted that makes consummation of the Transactions illegal or otherwise prohibited.
(c)   Acquiror Stockholder Redemption.   The Acquiror Stockholder Redemption shall have been completed.
(d)   Stockholder Approval.   The Acquiror Stockholder Approval shall have been obtained.
(e)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(f)   Net Tangible Assets.   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.
(g)   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(h)   Nasdaq.   The Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq.
Section 10.02   Additional Conditions to Obligations of Acquiror Parties.   The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.   Each of the representations and warranties of the Company contained in Article V, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Agreement Date and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the Agreement Date or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants, agreements, and obligations of the Company in this Agreement to be performed or complied with as of or prior to the Closing shall have been performed in all material respects.
(c)   No Material Adverse Effect.   Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

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(e)   Transaction Agreements.   The Company shall have delivered to Acquiror executed counterparts of the following Transaction Agreements to which the Company is a party: (i) the Sponsor Support Agreements, (ii) the Support Agreements, (iii) the Certificate of Merger, and (iv) any instrument entered into in connection with the Future PIPE Investment.
(f)   Termination of Certain Agreements.   The Company shall have delivered to Acquiror evidence as to the termination of each agreement set forth on Schedule 10.02(f).
(g)   Reimbursement Approval.   For the calendar year ending December 31, 2023, either (i) in the OPPS/ASC Final Rule, or following legislative action, the Centers for Medicare & Medicaid Services shall have (A) used its equitable adjustment authority to extend the Transitional Pass Through Payment (“TPT”) provision applicable for the Company’s TriNav™ Infusion System through December 31, 2023, or (B) assigned the clinical Ambulatory Payment Classification C-APC 5194 (Level 4 Cardiovascular Procedures) to the Company’s TriNav™ Infusion System, or (ii) use of the existing clinical Ambulatory Payment Classification C-APC 5193 (Level 3 Cardiovascular Procedures) with respect to the Company’s TriNav™ Infusion System provides adequate profitability for the Company.
Section 10.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.   Each of the representations and warranties of the Acquiror contained in Article VI, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Agreement Date and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the Agreement Date or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants, agreements, and obligations of the Acquiror Parties in this Agreement to be performed or compiled with as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.
(d)   D&O Resignations.   Those directors and officers listed on Schedule 10.03(d) shall have resigned, effective as of the Closing.
(e)   Transaction Agreements.   Acquiror shall have delivered to the Company executed counterparts of the following Transaction Agreements to which Acquiror or Merger Sub is a party: (i) the Registration Rights Agreements, (ii) the Lock-Up Agreements, (iii) the Sponsor Support Agreement, (iv) the Support Agreements, (v) the Certificate of Merger, and (vi) any agreement entered into in connection with the Future PIPE Investment.
(f)   Available Closing Acquiror Cash.   The Available Closing Acquiror Cash shall not be less than $60,000,000.
(g)   No Acquiror Material Adverse Effect.   Since the Agreement Date, no Acquiror Material Adverse Effect shall have occurred and be continuing.
(h)   Acquiror Transaction Expense Amount.   (i) The total amount of the Acquiror Transaction Expenses to be paid out of the Trust Account as of immediately after the Effective Time shall be no greater than the Acquiror Transaction Expenses Cap, and (ii) other than as paid in accordance with the immediately foregoing prong (i), there shall be no other Acquiror Transaction Expenses for which any of the Acquiror Parties, the Company or the Surviving Corporation shall have continuing obligations to pay for such Transaction Expenses in cash.

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(i)   Acquiror Charter.   The Acquiror Certificate of Incorporation shall be amended and restated in the form of the Acquiror Charter attached as Exhibit C.
(j)   Raymond James Amendment.   Acquiror shall have delivered to the Company a fully-executed copy of the Raymond James Amendment, which shall be in full force and effect.
Section 10.04   Frustration of Conditions.   None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.08.
ARTICLE XI
TERMINATION/EFFECTIVENESS
Section 11.01   Termination.   This Agreement may be terminated and the Transactions abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   by either Acquiror or the Company, by giving notice of such termination to the other Party, if:
(i)   the Closing has not occurred on or before December 22, 2022 (the “Initial Outside Date”), as such date shall be extended to match the Final Outside Date following Acquiror stockholder approval of the Extension in accordance with the Acquiror Certificate of Incorporation pursuant to Section 9.10; provided, however, the right to terminate this Agreement under this Section 11.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of its obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(ii)   the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation;
(iii)   the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); or
(iv)   on and after March 31, 2023, the Acquiror has not yet received commitments for Future PIPE Investments of at least $40,000,0000 in the aggregate;
(c)   prior to the Closing, by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that, the right to terminate this Agreement under this Section 11.01(c) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(d)   prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to

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cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(e)   by the Company if Acquiror has made a Change in Recommendation; or
(f)   by written notice to the Company from Acquiror if the Company does not deliver the Company Stockholder Approval to Acquiror within twenty-five days after the Information Statement is delivered to the Company Stockholders in accordance with Section 7.07.
The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall deliver a written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the factual basis therefor in reasonable detail.
Section 11.02   Effect of Termination.   Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders. The provisions of Section 7.03 (‘No Claim Against the Trust Account’), Section 9.07 (‘Confidentiality; Publicity’), this Section 11.02 (‘Effect of Termination’), Article XII (collectively, with Section 7.03, Section 9.07 and Section 11.02, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 11.01 shall not affect any liability on the part of any Party for its Willful Breach of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.01   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner as this Agreement.
Section 12.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to Acquiror or Merger Sub, to:

MedTech Acquisition Corporation
48 Maple Avenue
Greenwich, Connecticut 06830
Attention: Christopher C. Dewey
Email: ccdewey@gmail.com
with copies (which shall not constitute notice) to:
Foley & Lardner LLP
100 N. Tampa Street, Suite 2700

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Tampa, FL 33602
Attn: Kevin Shuler
Email: kshuler@foley.com
(b)
If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

TriSalus Life Sciences, Inc.
6272 W. 91st Avenue
Westminster, CO 80031
Attn: Sean Murphy
Email: sean.murphy@trisaluslifesci.com
with copies (which shall not constitute notice) to:
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attn: Rama Padmanabhan; Matt Browne
Email: rama@cooley.com; mbrowne@cooley.com
or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 12.03   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.
Section 12.04   Rights of Third Parties.   Except as otherwise provided in Section 9.06 and Section 12.14, this Agreement is exclusively for the benefit of the Company, and its successors and permitted assigns, with respect to the obligations of Acquiror and the Merger Sub under this Agreement, and for the benefit of Acquiror and the Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.
Section 12.05   Expenses.
(a)   If the Closing does not occur, (i) the Company shall be responsible for the Company Transaction Expenses (other than fees and costs associated with the Acquiror D&O Tail, which, for clarity, shall be paid on the Closing Date) and any other fees and expenses of the Company and its Affiliates incurred in connection with the Agreement and the Transactions and (ii) Acquiror shall be responsible for the Acquiror Transaction Expenses and any other fees and expenses of the Acquiror and its Affiliates (including, solely for purposes of this Section 12.05(a), any PIPE Investor Reimbursable Expenses) incurred in connection with this Agreement and the Transactions.
(b)   Upon and subject to the Closing, the Company Transaction Expenses, any PIPE Investor Reimbursable Expenses and the Acquiror Transaction Expenses up to, but not exceeding, the Acquiror Transaction Expenses Cap, shall be paid from the proceeds remaining in the Trust Account by Acquiror at Closing. Any Acquiror Transaction Expenses in excess of the Acquiror Transaction Expenses Cap shall be paid in accordance with the provisions of the Sponsor Support Agreement.
(c)   Notwithstanding the foregoing, the Acquiror and the Company each agree that (i) Acquiror and the Company will split evenly, and each shall be responsible for fifty percent (50%) of, all filing fees

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and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the HSR Act (“Antitrust Expenses”), (ii) Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the preparation and filing of the applicable proxy materials and the holding of the stockholder meeting to approve the Extension as contemplated by Section 9.10 (such amounts described in foregoing clause (ii), the “Extension Costs”), and (iii) to the extent the Acquiror’s stockholders approve the Extension, Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the Monthly Extension Amount to be placed each month into the Trust Account with Continental Stock Transfer & Trust Company (the aggregate of such amounts described in foregoing clause (iii), the “Extension Expenses”), with such amounts to be for the benefit of the holders of unredeemed shares of Acquiror Class A Common Stock upon redemption or liquidation of the Acquiror in accordance with the Acquiror’s Amended and Restated Certificate of Incorporation, and shall be payable by the Sponsor and the Company between the 22nd and 29th of each month (or a portion thereof) from December 2022 through June 2023 (provided, however, that the Company’s first payment pursuant to this clause (iii) shall be made on or about December 7, 2022, concurrently with the Sponsor’s execution of the Extension Note and promptly following the Acquiror’s written notice to the Company thereof), up until the earlier of (A) the date on which this Agreement is validly terminated in accordance with its terms and (B) the Effective Date. The Sponsor’s payment referenced in clause (iii) shall be in the form of a loan to the Acquiror, and shall be made pursuant to the terms of a promissory note in substantially the form attached hereto as Exhibit J (the “Extension Note”). For the avoidance of doubt, any Extension Note so issued to Sponsor shall constitute an Acquiror Transaction Expense. Notwithstanding anything to the contrary set forth herein, (x) the Company’s obligation to pay its portion of the Extension Expenses shall terminate immediately at the earliest to occur of (I) the Effective Time, and (II) the valid termination of this Agreement in accordance with its terms, and (y) the Company agrees and acknowledges that Acquiror shall have no obligation to repay any portion of the Extension Expenses paid by the Company hereunder, and the Company hereby further expressly waives any rights to such repayment or recoupment.
Section 12.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.08   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and that certain Confidentiality Agreement, dated as of June 17, 2022, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the

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Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the Transaction Agreements and the Confidentiality Agreement.
Section 12.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.
Section 12.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 12.13   Enforcement.   The Parties agree that irreparable damage would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.
Section 12.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 12.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any

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certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability to any Party or its respective Affiliates, officers, directors, employees or stockholders after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.
Section 12.16   Acknowledgements.   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except solely the Company Representations made by the Company and solely the Acquiror Party Representations made by the Acquiror Parties.
Section 12.17   Conflicts and Privilege.
(a)   Each of the Parties hereby irrevocably acknowledge and agree that: (i) Cooley LLP (the “Designated Firm”) has acted as counsel to the Company prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) in connection with any dispute arising under or in connection with this Agreement, any agreement, instrument or document entered into pursuant to this Agreement or the Transaction or other transactions contemplated by this Agreement (a “Dispute”), Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with the Designated Firm’s representation of the Company prior to and after the Closing; (iii) all communications between or among any of the Company, its Representatives, any of the Company Stockholders or any of the Company’s directors, officers, managers, employees, agents, advisors (including the Designated Firm) or their representatives made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or otherwise relating to any potential sale or acquisition of the Company, and all related documents and files (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and shall be excluded from the assets to be transferred to Acquiror pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; (iv) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto shall be vested exclusively in the Surviving Company on behalf of the Company and shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation on behalf of the Company; (v) neither Acquiror nor Merger Sub shall have any right, directly or indirectly, to assert or waive any privilege or protection against disclosure, or

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discover, use or disclose any Protected Seller Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or the Transaction or other transactions contemplated by this Agreement; and (vi) the Designated Firm shall have no duty to disclose any Protected Seller Communications to Acquiror or Merger Sub or otherwise. This Section 12.17(a) is irrevocable, and no term may be amended, waived or modified without the prior written consent of the Company Stockholders owning a majority of the issued and outstanding Company Shares immediately prior to the Effective Time and the Designated Firm.
(b)   The Company hereby irrevocably acknowledges and agrees, on behalf of itself and its directors, stockholders, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Foley & Lardner LLP (the “Prior Acquiror Firm”)) that represented Acquiror, the Sponsor and/or any director nominee designated by the Sponsor (the “MTAC Designee”) prior to the Closing, including in connection with the Transactions contemplated hereby, (ii) the Prior Acquiror Firm may represent the MTAC Designee, the Sponsor or any of the Sponsor’s Affiliates (excluding, for the avoidance of doubt, Acquiror) or its Affiliates’ respective directors, members, managers, officers or employees, in each case, after the Closing in connection with any Dispute, notwithstanding such counsel’s representation of Acquiror prior to the Closing, and each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby further agrees that, all legally privileged communications prior to the Closing between or among any legal counsel (including the Prior Acquiror Firm) and the Acquiror, the MTAC Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence (i) belongs to the MTAC Designee and the Sponsor, (ii) may be controlled by the MTAC Designee and the Sponsor, and (iii) shall not pass to or be claimed or controlled by Acquiror, the Surviving Corporation or any other Company Waiving Party; provided, that (y) the MTAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and (z) the applicable legal counsel (including the Prior Acquiror Firm) that represented the Acquiror, the MTAC Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing shall have no duty to disclose any such communications or information to Acquiror or the Surviving Company, or otherwise.
[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
MEDTECH ACQUISITION CORPORATION
By:
/s/ Christopher Dewey

Name: Christopher Dewey
Title:  Chief Executive Officer
MTAC MERGER SUB, INC.
By:
/s/ Christopher Dewey

Name: Christopher Dewey
Title:  Chief Executive Officer
Signature Page to Merger Agreement

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
TRISALUS LIFE SCIENCES INC.
By:
/s/ Mary Szela

Name: Mary Szela
Title:   CEO and President, TriSalus Life Sciences
Signature Page to Merger Agreement

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Exhibit A
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 11, 2022, is entered into by and among MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company” and, together with Acquiror and the Sponsor, each a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Company, Acquiror and MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of November 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror;
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement;
WHEREAS, as of the date of this Agreement, the Sponsor is the record holder and the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 6,250,000 shares of Acquiror Class B Common Stock (the “Sponsor Shares”) and (ii) 4,933,333 warrants issued in a private placement simultaneously with the closing of the Acquiror’s initial public offering (the “Warrants”);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
VOTING; TRANSFER OF SHARES; OTHER COVENANTS
Section 1.01.   Binding Effect of Merger Agreement.   The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 9.04 (‘Exclusivity’), 9.07 (‘Confidentiality; Publicity’) and 9.08 (‘Cooperation; Further Assurances’) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.02.   Voting; Waiver of Anti-Dilution Protection.
(a)   The Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Section 5.01 (the “Applicable Period”), at each meeting of the stockholders of Acquiror (whether annual or special, however called, a “Meeting”) and at each adjournment or postponement thereof, and in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable) all of its Sponsor Shares and any New Securities that are owned as of the applicable record date by the Sponsor (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable), in each case as follows:
(i)   in favor of each of the Acquiror Stockholder Matters and any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

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(ii)   against any proposal (i) providing for a Business Combination Proposal, (ii) any action that is likely to result in a breach of Section 9.04(b) of the Merger Agreement or (iii) the adoption of any agreement to enter into a Business Combination Proposal, in each case, other than with the Company pursuant to the Merger Agreement;
(iii)   against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, issuance of Acquiror Common Stock (other than pursuant to the PIPE Investment), dissolution, liquidation or winding up of or by Acquiror;
(iv)   against any action that would result in the change in the business, management or board of directors of Acquiror (other than in connection with the Acquiror Stockholder Matters); and
(v)   against any action, transaction or agreement that would reasonably be expected to (A) result in a breach of any representation or warranty or covenant of Acquiror or the Merger Sub under the Merger Agreement or this Agreement; (B) prevent, delay or impair (i) any of the Acquiror Stockholder Matters or (ii) consummation of the Transactions in any material respect; (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.
(b)   Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Acquiror Common Stock.
(c)   The obligations of Sponsor specified in this Section 1.02 will apply whether or not any of the Acquiror Stockholder Matters is recommended by the board of directors of Acquiror and whether or not the board of directors of Acquiror previously recommended any of the Acquiror Stockholder Matters but later changed such recommendation.
(d)   The Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person (i) to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02 or (ii) that would make any representation or warranty or obligation of Sponsor contained herein untrue or incorrect in any respect or have the effect of preventing Sponsor from performing its obligations hereunder.
(d)   The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2020, by and among the Sponsor, Acquiror and other parties thereto (the “Letter Agreement”), including (but not limited to): (i) the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by the Sponsor, including its Sponsor Shares and any New Securities owned by it at any time, including in connection with (A) the transactions contemplated by the Merger Agreement or (B) any Extension and (ii) the obligations of Sponsor pursuant to Section 7 therein to not Transfer (as defined therein), except as otherwise permitted therein, (A) any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (1) one year after the Closing or (2) the early-release provisions described in Section 7(a) therein and (B) any Private Placement Warrants until 30 days after the Closing.
(e)   Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor (i) hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, those certain anti-dilution protection provisions contained in Section 4.3(b)(ii) of the Acquiror Certificate of Incorporation, (ii) agrees to provide its consent, as the sole holder of Acquiror Class B Common Stock, to amend, alter or repeal Section 4.3(b)(ii) of the Acquiror Certificate of Incorporation to waive

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such anti-dilution protection provisions in accordance with Section 4.3(b)(iii) of the Acquiror Certificate of Incorporation, (iii) agrees not to assert or perfect, any other right to adjustment or other anti-dilution protections with respect to the conversion of its Sponsor Shares into shares of Class A Common Stock in connection with the transactions contemplated by the Merger Agreement and (iv) immediately prior to Closing, agrees to convert its Sponsor Shares into shares of Acquiror Class A Common Stock on a one-for-one basis. Sponsor acknowledges and agrees that in no event shall Sponsor convert its Sponsor Shares into shares of Class A Common Stock at a ratio of greater than one-for-one and agrees to take any and all actions necessary to carry out the intent of this Section 1.02(f). The waiver specified in this Section 1.02(f) shall be effective contingent upon the Closing and shall be void and of no further force and effect if this Agreement is validly terminated in accordance with Section 5.01.
Section 1.03.   No Transfers.   During the Applicable Period and, in the case of Sponsor Earnout Shares, for so long as such Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12, the Sponsor shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), file or participate in the filing of a registration statement with the SEC, exchange, pledge, hypothecate or otherwise encumber or dispose of any of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (b) deposit any shares of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants or any rights to acquire any securities or equity interests of Acquiror into a voting trust or enter into a voting agreement or any other arrangement with respect to such securities or any rights to acquire any securities or equity interests of Acquiror or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any shares of its Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate, publicly announce or make an offer to enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit (i) Transfers between the Sponsor and any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, (A) Sponsor provides Acquiror and the Company with written notice prior to such Transfer and (B) such Affiliate or transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A, or (ii) any Transfer by Sponsor in connection with any arrangement in connection with any forward purchase agreement, backstop agreement or similar arrangement in connection with the consummation of the Merger (as well as any commitment, agreement or understanding to Transfer such shares or Warrants (and the Transfer of such shares or Warrants) at the Closing in satisfaction of any Transaction Expenses of the Company that are to be paid by Sponsor pursuant to Section 1.10 of this Agreement), so long as, prior to and as a condition to the effectiveness of any such Transfer or commitment, agreement or understanding to Transfer, such transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any shares of Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of such Sponsor Shares, Sponsor Earnout Shares, New Securities or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period or in the case of Sponsor Earnout Shares, for so long as Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12.
Section 1.04.   Stop Transfer.   The Sponsor shall not request that Acquiror register any transfer of any Certificate or other uncertificated interest representing any shares of its Sponsor Shares, Sponsor Earnout Shares, New Shares or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period or in the case of Sponsor Earnout Shares, during the period which such Sponsor Earnout Shares are subject to vesting in accordance with Section 1.12.

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Section 1.05.   Waiver of Appraisal Rights.   The Sponsor hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against Acquiror, the board of directors of Acquiror or Acquiror’s management, the Company, the Board of Directors of the Company or the Company’s management, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or challenging the validity of, or seeking to enjoin any of the Transactions, or (ii) alleging a breach of any fiduciary duty or any self-dealing of the board of directors of Acquiror in connection with this Agreement, the Merger Agreement or the Transactions.
Section 1.06.   No Agreement as Director or Officer.   The Sponsor is entering into this Agreement solely in the Sponsor’s capacity as record or beneficial owner of shares of Acquiror Common Stock and Warrants, and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of the Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror).
Section 1.07.   New Securities.   In the event that (a) any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Warrants of, on or affecting the shares of Acquiror Common Stock or Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror after the date of this Agreement, including warrants exercisable for shares of Acquiror Class A Common Stock that the Sponsor may receive upon conversion of the Convertible Sponsor Note, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Preferred Stock, Acquiror Common Stock or other equity securities of Acquiror after the date of this Agreement (such shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror, described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Warrants owned by the Sponsor as of the date hereof.
Section 1.08.   No Litigation.   The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority against the Company, the Company’s Affiliates, Acquiror or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including (i) challenging the Closing Equity Value of the Company and resulting shares of Common Stock issued as Closing Merger Consideration or (ii) any claim seeking to enjoin or delay the consummation of the Merger in any respect), (b) alleging a breach of any fiduciary duty or self-dealing of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement.
Section 1.09.   Further Assurances.   The Sponsor shall, without further consideration, execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement.
Section 1.10.   Assumption of Acquiror Transaction Expenses.   The Sponsor shall be solely responsible for the payment of (and neither the Acquiror, the Company, Merger Sub nor the Surviving Company shall have any obligation or liability with respect to) and pay or cause to be paid at Closing any Acquiror Transaction Expenses in excess of the applicable Acquiror Transaction Expenses Cap, either (a) in cash held outside of the Trust Account or (b) via the Transfer of (i) Sponsor Shares held by Sponsor immediately

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prior to Closing, (ii) shares of Common Stock held by Sponsor immediately after Closing (which equals the number of shares of Sponsor Shares converted into shares of Acquiror Class A Common Stock on a one-for-one basis immediately prior to Closing and upon the filing of the Acquiror Charter, redesignated as Common Stock), in each case of clause (i) or (ii), excluding Forfeited Sponsor Shares and Sponsor Earnout Shares, or (iii) Warrants, to the applicable party to whom such Acquiror Transaction Expenses are payable; provided that, in lieu of direct Transfer of such securities by Sponsor, at the mutual agreement of the Sponsor and the Company, the Sponsor may instead, forfeit such number of shares of Sponsor Shares (if prior to Closing) or shares of Common Stock (if after Closing), in each case, excluding Forfeited Sponsor Shares and Sponsor Earnout Shares, or Warrants held by Sponsor for no consideration and the Acquiror, subject to compliance with applicable securities laws, shall issue, upon the forfeiture of such Sponsor Shares, shares of Common Stock or Warrants previously held by Sponsor, the corresponding number of shares of Acquiror Class A Common Stock (if prior to Closing), shares of Common Stock (if after Closing) or Warrants to the party to whom such Acquiror Transaction Expenses are payable; provided further, that, prior to the payment of such Acquiror Transaction Expenses pursuant to clause (b) of this Section 1.10, Sponsor shall (i) provide Company with advanced written notice describing the terms of such arrangement, including amounts to be satisfied, the name of the proposed transferor and the number of shares of Common Stock or Warrants to be transferred in satisfaction of such Acquiror Transaction Expense and (ii) such holder of Acquiror Transaction Expenses shall enter into a customary release agreement with Sponsor and the Acquiror.
Section 1.11.   Founder Share Forfeiture.
(a)   In connection with the consummation of the Merger, the Sponsor agrees that, upon and subject to the occurrence of the Closing, (i) the Sponsor shall automatically forfeit and cancel, without any further action by the Sponsor or any other Person or any further consideration therefor, 2,187,500 shares of Common Stock held by Sponsor as of immediately after Closing (which such shares represents thirty-five percent (35%) of the total Sponsor Shares held by the Sponsor as of the date of this Agreement to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (the “Forfeited Sponsor Shares”) and (ii) Acquiror shall direct its Transfer Agent to take any and all such actions necessary to retire and cancel such Forfeited Sponsor Shares.
(b)   This Section 1.11 shall be void and of no force and effect if this Agreement is validly terminated in accordance with Section 5.01.
Section 1.12.   Sponsor Earnout
(a)   At the Closing, 3,125,000 of the shares of Common Stock held by Sponsor as of immediately after Closing (which such shares represents fifty percent (50%) of the total Sponsor Shares held by the Sponsor as of the date of this Agreement to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (the “Sponsor Earnout Shares”) shall be unvested and subject to the vesting and forfeiture provisions set forth in this Section 1.12. For the avoidance of doubt, immediately after Closing, all of the remaining shares of Common Stock held by Sponsor (as to which there are 937,500 of such shares as of the date of this Agreement and which such shares, as of the date of this Agreement, represent fifteen percent (15%) of the total Sponsor Shares held by the Sponsor to be converted into shares of Class A Common Stock on a one-for-one basis immediately prior to Closing, and upon the filing of the Acquiror Charter, redesignated as Common Stock) (other than such Sponsor Earnout Shares, Forfeited Shares and Sponsor Shares transferred to satisfy Acquiror Transaction Expenses in accordance with Section 1.10) shall be fully vested and free from forfeiture. The Sponsor shall not (and will cause its Affiliates not to) Transfer any unvested Sponsor Earnout Shares prior to the later of (i) the expiration of the Earnout Period and (ii) the date such Sponsor Earnout Shares become vested pursuant to this Section 1.12, provided that the foregoing restriction on Transfers shall not restrict any Transfers of Sponsor Earnout Shares by Sponsor prior to the expiration of the Earnout Period to any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A. Sponsor acknowledges and agrees that during the Earnout Period, until such Sponsor Earnout Shares become fully vested in accordance with Section 1.12(b), (c)

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or (e), Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Sponsor Earnout Shares and Acquiror shall not be required to (a) transfer on its books any Sponsor Earnout Shares that have been sold or otherwise transferred in violation of this Section 1.12, including a transfer prior to an applicable Earnout Target is achieved or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.
(b)   Following the Closing, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “Earnout Period”), (i) the VWAP of the shares of Common Stock equals or exceeds $15 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “First Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “First Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, (ii) the VWAP of the shares of Common Stock equals or exceeds $20 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Second Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Second Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, (iii) the VWAP of the shares of Common Stock equals or exceeds $25 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Third Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Third Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12, and (iv) the VWAP of the shares of Common Stock equals or exceeds $30 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days (the “Fourth Level Earnout Target”), 25% of the Sponsor Earnout Shares (the “Fourth Level Sponsor Earnout Shares”) shall no longer be subject to forfeiture pursuant to this Section 1.12. Each of the First Level Earnout Target, Second Level Earnout Target, Third Level Earnout Target and Fourth Level Earnout Target shall be referred to herein as an “Earnout Target.”
(c)   If any one or more of the Earnout Targets in clause (b) above is, or if all Earnout Targets are, achieved on or prior to the last day of the Earnout Period, then, following the achievement of the applicable Earnout Target, the First Level Sponsor Earnout Shares, Second Level Sponsor Earnout Shares, Third Level Sponsor Earnout Shares or Fourth Level Sponsor Earnout Shares, as applicable, for the particular Earnout Targets or Earnout Targets that are so achieved, shall become fully vested and shall no longer be subject to forfeiture or the transfer restrictions set forth in Section 1.12(a).
(d)   If any of the Sponsor Earnout Shares remain unvested on the first Business Day after the expiration of the Earnout Period, (i) such unvested Sponsor Earnout Shares shall be forfeited immediately and shall be cancelled for no consideration and (ii) Acquiror shall direct its Transfer Agent to take any and all such actions necessary to retire and cancel such unvested Sponsor Earnout Shares.
(e)   Notwithstanding anything in this Agreement to the contrary, if an Acquiror Change of Control occurs during the Earnout Period which results in the holders of Common Stock receiving a Company Sale Price equal to or in excess of the applicable Earnout Target, then immediately prior to the consummation of such Acquiror Change of Control any such Earnout Target that has not previously been satisfied shall be deemed to be satisfied and the related vesting conditions shall also be deemed to have occurred such that the holders of the Sponsor Earnout Shares corresponding to such previously unsatisfied Earnout Targets shall be eligible to participate in such Acquiror Change of Control. For avoidance of doubt, assuming no prior Earnout Targets have been achieved as of the date of the Acquiror Change of Control: (i) if the Company Sale Price is greater than or equal to the First Level Earnout Target, but less than the Second Level Earnout Target, the First Level Sponsor Earnout Shares shall be deemed to have fully vested; (ii) if the Company Sale Price is greater than or equal to the Second Level Earnout Target, but less than the Third Level Earnout Target, the First Level Sponsor Earnout Shares and Second Level Sponsor Earnout Shares shall be deemed to have fully vested; (iii) if the Company Sale Price is greater than or equal to the Third Earnout Target, but less than the Fourth Level Earnout Target, the First Level Sponsor Earnout Shares, the Second Level Sponsor Earnout Shares and the Third Level Sponsor Earnout Shares shall be deemed to have fully vested and (iv) if the

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Company Sale Price is greater than or equal to the Fourth Earnout Target, then all of the Sponsor Earnout Shares shall be deemed to have fully vested.
(f)   For the purposes of this Agreement, an “Acquiror Change of Control” means (i) a merger, consolidation or other business combination of Acquiror in which any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquires more than fifty percent (50%) of the voting power of the then outstanding capital stock of the Acquiror entitled to vote for the election of directors of Acquiror or the surviving person outstanding immediately after such merger, consolidation or other business combination; (ii) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Acquiror representing more than fifty percent (50%) of the voting power of the capital stock of the Acquiror entitled to vote for the election of directors of the Acquiror; or (iii) any sale, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of Acquiror and its subsidiaries, taken as a whole.
(g)   For purposes of this Agreement, “Company Sale Price” means the price per share payable per share of Common Stock in an Acquiror Change of Control. If the consideration to be paid for Common Stock in an Acquiror Change of Control includes the issuance of securities to the Acquiror’s stockholders, for purposes of valuing such securities the value shall be computed based on the value of such Common Stock provided in the definitive acquisition agreement and to the extent such price per share is not included in the definitive acquisition agreement then, (i) if the securities are then traded on a national securities exchange or The Nasdaq Stock Market (or a similar national quotation system), then the value shall be computed based on the volume-weighted average dollar price of the securities on such exchange or system over the twenty-day period ending three days prior to the date of such Acquiror Change of Control, (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the twenty-day period ending three days prior to the date of such Acquiror Change of Control and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof as determined by a third party valuation firm that is mutually agreeable to the Acquiror and Sponsor.
(h)   For purposes of this Section 1.12, (i) “VWAP” means, for shares of Common Stock as of any Trading Day, the volume-weighted average dollar price for such shares traded on Nasdaq or another national securities exchange during the period beginning at 9:30:01 a.m. Eastern Time on each Trading Day during the applicable period and ending at 4:00:00 p.m. Eastern Time on each Trading Day during the applicable period and (ii) “Trading Day” means any day on which the shares of Common Stock are actually traded on Nasdaq or another national securities exchange.
(i)   Until and unless the Sponsor Earnout Shares are forfeited, subject to the provisions of this Agreement, Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.
(j)   This Section 1.12 shall be void and of no force and effect if the Merger Agreement shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
Section 1.13.   Public Announcements; Filings; Disclosures.
(a)   Sponsor (and its Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of the Company (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case Sponsor shall use its reasonable best efforts to provide Company, Company’s outside legal counsel, Acquiror and Acquiror’s outside legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures made by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by Sponsor to a Governmental Authority so long as such disclosure is consistent with the terms of this

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Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement.
(b)   Sponsor hereby consents to and authorizes Acquiror to (i) publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Sponsor’s identity and ownership of Subject Shares and Sponsor’s obligations under this Agreement (the “Sponsor Information”) and (ii) the filing of the form of this Agreement as attached as Exhibit A to the Merger Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger; provided that, with respect to the foregoing clause (i), Acquiror shall use its commercially reasonable efforts to provide Sponsor with a reasonable opportunity to review and comment on any Sponsor Information included in such disclosure in advance of its filing and as promptly as practicable thereafter, Sponsor shall notify Acquiror of any required corrections with respect to any Sponsor Information supplied by Sponsor, if and to the extent Sponsor becomes aware that any such Sponsor Information shall have become false or misleading in any material respect.
Section 1.14.   Non-Solicitation.   Sponsor acknowledges that Sponsor has read Section 9.04(b) (‘Exclusivity’) of the Merger Agreement. In addition, Sponsor, solely in its capacity as a stockholder of Acquiror, agrees not to, directly or indirectly, take any action that would violate Section 9.04(b) of the Merger Agreement if Sponsor were deemed a “Representative” of Acquiror for purposes of Section 9.04(b) of the Merger Agreement.
Section 1.15.   No Adverse Act.   Sponsor hereby agrees that, except as expressly provided or permitted by this Agreement, Sponsor shall not knowingly, and shall cause its Affiliates not to knowingly, without the prior written consent of Company (in the Company’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of Sponsor’s obligations contained under Section 1.01, (b) make any representation or warranty of Sponsor herein materially untrue or inaccurate or (c) otherwise restrict, limit or interfere with Sponsor’s obligations contained under this Agreement.
Section 1.16.   Satisfaction of Sponsor Notes.   Sponsor acknowledges and agrees that, Annex B attached hereto is a complete and accurate list of all outstanding loans, notes and any other amounts for borrowed money owed to it by Acquiror or which Acquiror may be liable as of the date hereof (the “Sponsor Notes”).
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SPONSOR
The Sponsor hereby represents and warrants to Acquiror and the Company as follows:
Section 2.01.   Organization; Authorization.   The Sponsor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Sponsor and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions.
Section 2.02.   Governmental Filings; No Violations; Certain Contracts.
(a)   Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Sponsor with, nor are any required to be made or obtained by the Sponsor with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or

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impair the ability of the Sponsor to perform the Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
(b)   The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated by this Agreement by the Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Sponsor or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Sponsor pursuant to, any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Sponsor is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 2.03.   Litigation.   As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor or any of its Affiliates or to which Sponsor or any of its Affiliates is otherwise a party, and (b) neither the Sponsor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority that challenges any part of this Agreement or the transactions contemplated hereby.
Section 2.04.   Ownership of Acquiror Common Stock and Warrants; Voting Power.   As of the date of this Agreement the Sponsor is the record and beneficial owner of (i) 6,250,000 Acquiror Class B Common Stock, (ii) 4,933,333 Warrants and (iii) a Convertible Sponsor Note in the amount of $1,500,000 that may be converted into additional warrants exercisable for shares of Acquiror Class A Common Stock (if exercised prior to Closing) at a price of $1.50 per warrant, and other than the Acquiror securities described in the immediately foregoing clauses (i) through (iii), as of the date of this Agreement, there are no other Acquiror securities (or any other securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Acquiror securities of any kind) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has any voting power over. There are no other shares of Acquiror Class B Common Stock outstanding (other than the 6,250,000 shares of Acquiror Class B Common Stock held by Sponsor) and no other Person, other than the Sponsor, has any record or beneficial ownership or title to any shares of Acquiror Class B Common Stock outstanding. The Sponsor is the record holder and beneficial owner of all of its shares of Acquiror Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all of its Sponsor Shares and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of its Sponsor Shares and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Acquiror Organizational Documents. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor Shares, Convertible Sponsor Note or Warrants other than pursuant to the Merger Agreement.
Section 2.05.   Reliance.   The Sponsor understands and acknowledges that Acquiror and the Company are relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsor contained in this Agreement.
Section 2.06.   Finder’s Fees.   As of the date of this Agreement, no agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement, the Merger Agreement or the Transaction Agreements based upon any arrangement or agreement made by or on behalf of the Sponsor, except as set forth in Schedule 6.07 to the Merger Agreement.

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Section 2.07.   Affiliate Arrangements.   As of the date of this Agreement, neither the Sponsor nor any of its Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any Acquiror Material Contract, except as listed on Annex C attached hereto or (ii) other than the Sponsor Notes, is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or other consideration, in each case, regardless whether in the form of equity or cash or in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of the Merger.
Section 2.08.   No Other Representations or Warranties.   Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person on behalf of the Sponsor makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Acquiror represents and warrants to the Sponsor and the Company as follows:
Section 3.01.   Organization.   Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
Section 3.02.   Corporate Authority.   Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.03.   No Other Representations or Warranties.   Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person on behalf of Acquiror makes any express or implied representation or warranty to the Sponsor or the Company in connection with this Agreement, and Acquiror expressly disclaims any such other representations or warranties.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Sponsor and the Acquiror as follows:
Section 4.01.   Organization.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
Section 4.02.   Corporate Authority.   The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of the Company’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03.   No Other Representations or Warranties.   Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty to the Sponsor or Acquiror in connection with this Agreement, and the Company expressly disclaims any such other representations or warranties.
ARTICLE 5
GENERAL PROVISIONS
Section 5.01.   Termination.   This Agreement shall automatically be terminated at the earliest to occur of: (a) the termination of the Merger Agreement pursuant to Article XI thereof and (b) the effective

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date of a mutual written agreement duly executed and delivered by Acquiror, the Company and the Sponsor terminating this Agreement in accordance with Section 5.03; provided, however, that in the case of any termination pursuant to clause (b) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.08 (‘No Litigation’), Section 1.09 (‘Further Assurances’), and this Article 5 shall survive such termination. Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.
Section 5.02.   Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Sponsor’s obligations to vote its Sponsor Shares and/or New Securities as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
Section 5.03.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to the Acquiror or the Sponsor:
MedTech Acquisition Sponsor LLC
48 Maple Avenue
Greenwich, Connecticut 06830
Attention: Christopher C. Dewey
Email: ccdewey@gmail.com
with a copy to (which shall not constitute notice):
Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, FL 33602
Attn:    Kevin Shuler
Email:   kshuler@foley.com
If to the Company:
TriSalus Life Sciences Inc.
6272 W. 91st Avenue
Westminster, CO 80031
Attn:    Sean Murphy
Email:   sean.murphy@trisaluslifesci.com
with copies (which shall not constitute notice) to:
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121 Attn:   Rama Padmanabhan; Matt Browne
Email:   rama@cooley.com; mbrowne@cooley.com
Section 5.04.   Miscellaneous.   Article XII and Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

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Section 5.05.   No Third Party Beneficiaries.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.
Section 5.06.   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
MedTech Acquisition Sponsor LLC
By:

Name:
Title:
[Signature Page to Support Agreement]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
TriSalus Life Sciences, Inc.
By:

Name:
Title:
[Signature Page to Support Agreement]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
MedTech Acquisition Corporation
By:

Name:
Title:
[Signature Page to Support Agreement]

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Annex A
FORM OF JOINDER
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of November 11, 2022 (the “Sponsor Support Agreement”) by and among Acquiror, the Company and the Sponsor that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a “Sponsor” under, this Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement as “Sponsor”. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement applicable to “Sponsor.”
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•] [•], 20[•]
By:

Name:
Title:
Address for Notices:
Email Address:
With copies to:

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Annex B
Sponsor Notes

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Annex C
Acquiror Material Contracts

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Exhibit B
STOCKHOLDER SUPPORT AGREEMENT
This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of November 11, 2022, is entered into by and between MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder” and, together with Acquiror and the Company, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of November 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
RECITALS
WHEREAS, as of the date of this Agreement, the Stockholder is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), of, and has full voting power over, (a) the number of Company Common Shares and (b) the number of Company Preferred Shares (collectively, the “Shares”) set forth on the Stockholder’s signature page hereto;
WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, pursuant to the provisions of the DGCL;
WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Acquiror and Merger Sub’s willingness to enter into the Merger Agreement, Acquiror has required that certain Company Stockholders constituting the Company Requisite Stockholders, concurrently with the execution of the Merger Agreement, execute and deliver Support Agreements, and, in order to induce Acquiror and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;
WHEREAS, Acquiror desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, to vote its Shares in favor of the Merger (either at a duly called meeting of the Company or by a written consent action) and to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement; and
WHEREAS, Acquiror and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE 1
VOTING AND TRANSFER OF SHARES
Section 1.01.   Voting.
(a)   The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with Section 4.01 (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or validly execute and deliver and take all other action necessary to grant legally effective express consent or dissent in writing, as applicable) that number of Shares set forth on the

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Stockholder’s signature page hereto and any New Securities (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:
(i)   in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Preferred Conversion;
(ii)   in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;
(iii)   against any proposal providing for an Acquisition Transaction (other than matters related to the Contemplated Interim Financing) or the adoption of an agreement to enter into an Acquisition Transaction;
(iv)   against any proposal for any amendment or modification of the Company’s organizational documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement (other than in connection with the Contemplated Interim Financing); and
(v)   against any action, transaction or agreement that would, or would reasonably be expected to, (A) result in a breach of any representation or warranty or covenant of the Stockholder under this Agreement or (B) prevent, delay or impair consummation of the Transactions in any material respect, except, for the avoidance of doubt, any Contemplated Interim Financing.
(b)   Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires the Stockholder (or entitles any proxy of the Stockholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Shares.
(c)   The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of Section 1.01(a).
Section 1.02.   Proxy.
(a)   The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing the Company and any designee of the Company, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing to be delivered in accordance with Section 7.07 of the Merger Agreement and with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) during the Applicable Period solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set

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forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate upon the last day of the Applicable Period. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and, subject to its automatic termination at the end of the Applicable Period, shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Acquiror a proxy to the same effect as that described in this Section 1.02. Acquiror may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.
(b)   Nothing contained in this Agreement, including Section 1.02(a), shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Subject Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Subject Shares, except as otherwise provided in Section 1.02(a).
Section 1.03.   No Transfers.   During the Applicable Period, the Stockholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or grant or purport to grant any proxy or power of attorney with respect thereto (except as otherwise expressly provided in Section 1.02), in each case that is inconsistent with this Agreement; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance (other than Permitted Encumbrances) or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein); (d) otherwise grant, permit or suffer the creation of any Encumbrances on any Subject Shares (other than Permitted Encumbrances, applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) if the stockholder is an entity, between the Stockholder and any Affiliate of the Stockholder, including any of its partners or members or (ii) if the Stockholder is an individual, (A) between the Stockholder and any of its immediately family members, (B) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; provided, further, that a Transfer referred to in subsections (i) or (ii) of the immediately preceding proviso shall be permitted only if, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any of the Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Amended and Restated Registration Rights Agreement.
Section 1.04.   Stop Transfer.   The Stockholder shall not request that the Company register any transfer of any Certificate or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

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Section 1.05.   Waiver of Appraisal Rights.   The Stockholder hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) that the Stockholder may have by virtue of ownership of the Subject Shares with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against the Company, the Board of Directors of the Company or the Company’s management, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or challenging the validity of, or seeking to enjoin any of the Transactions, or (ii) alleging a breach of any fiduciary duty or any self-dealing of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.
Section 1.06.   Public Announcements; Filings; Disclosures.
(a)   The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Company, Company’s outside legal counsel, Acquiror and Acquiror’s outside legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures made by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.06(a), (i) if the Stockholder is a director or officer of the Company, in his, her or their capacity as a director or officer of the Company, he, she or they may make public statements in such capacity to the extent permitted under the Merger Agreement and (ii) if the Stockholder is an entity, the Stockholder may make announcements and provide information regarding this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby to its owners, Affiliates and its and their respective directors, officers, managers, advisors and investors without the consent of any party hereto.
(b)   The Stockholder hereby consents to and authorizes the Company and Acquiror to (i) publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”) and (ii) the filing of the form of this Agreement as attached as Exhibit B to the Merger Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger; provided that, with respect to the foregoing clause (i), Acquiror shall use its commercially reasonable efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing and as promptly as practicable thereafter, the Stockholder shall notify Acquiror of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.
Section 1.07.   Release of Claims.
(a)   Subject to and contingent upon the Effective Time, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Acquiror, Merger Sub, the Company, the Surviving Company, each of their Subsidiaries and Affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and the Company Stockholders prior to Closing (such persons, the “Releasees”), from and against any and all liabilities,

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actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder expressly set forth in this Agreement, any Transaction Document to which such Stockholder is a party and the Merger Agreement, including the right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any claims that are not permitted to be released under applicable Law or applicable public policy and (c) any employment compensation, benefits matter or right to indemnification affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries (collectively, the “Retained Claims”).
(b)   The Stockholder acknowledges and agrees that it, he or she is familiar with Section 1542 of the Civil Code of California, as set forth below, and having so reviewed, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California, if and to the extent applicable, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts (other than the Retained Claims).
Section 1.08.   Non-Solicitation.   The Stockholder acknowledges that the Stockholder has read Section 9.04(a) (‘Exclusivity’) of the Merger Agreement. During the Applicable Period, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 9.04(a) of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 9.04(a) of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 9.04(a) of the Merger Agreement.
Section 1.09.   No Agreement as Director or Officer.   The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.
Section 1.10.   New Securities.   In the event that (a) any shares of Company Common Shares or Company Preferred Shares are issued to the Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Company Common Shares or Company Preferred Shares, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Shares or Company Preferred Shares after the date of this Agreement or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Common Shares or Company Preferred Shares after the date of this Agreement (such shares of Company Common Shares or Company Preferred Shares described collectively in the foregoing

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clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, the Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Company Common Shares or Company Preferred Shares owned by the Stockholder as of the date hereof.
Section 1.11.   No Adverse Act.   The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not knowingly, and shall cause its Affiliates not to knowingly, without the prior written consent of Acquiror (in Acquiror’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations contained under Section 1.01, (b) make any representation or warranty of the Stockholder herein materially untrue or inaccurate or (c) otherwise restrict, limit or interfere with the Stockholder’s obligations contained under this Agreement.
Section 1.12.   No Litigation.   The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority against the Company, the Company’s Affiliates, the Acquiror, the Acquiror’s Affiliates or any of their respective successors and assigns (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including (i) challenging the Closing Equity Value and resulting shares of Common Stock issued as Closing Merger Consideration or (ii) any claim seeking to enjoin or delay the consummation of the Merger in any respect), (b) alleging a breach of any fiduciary duty or self-dealing of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement or the Merger or other transactions contemplated by the Merger Agreement (other than the Stockholder’s right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement (including, for the avoidance of doubt, pursuant to Section 1.07).
Section 1.13.   Termination of Investment Agreements.   Stockholder hereby acknowledges and agrees that, with effect from the Effective Time, the following agreements shall automatically terminate without any action on the part of the parties thereto pursuant to their respective terms and will be of no further force or effect: (i) Series B-2 and B-3 Amended and Restated Investor Rights Agreement, dated October 5, 2022, by and between Company and the investors named therein, (ii) Series B-2 and B-3 Amended and Restated Right of First Refusal and Co-Sale Agreement, dated October 5, 2022, by and between Company and the investors named therein and (iii) Series B-2 and B-3 Amended and Restated Voting Agreement, dated October 5, 2022, by and between Company and the investors named therein (clause (i) through (iii) collectively, the “Investor Agreements”), in each case, other than the provisions of such Investor Agreements that are intended to survive its termination in accordance with its terms.
Section 1.14.   Further Assurances.   The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
The Stockholder hereby represents and warrants to Acquiror and the Company as follows:
Section 2.01.   Organization; Authorization.   In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02 and to perform his or her obligations hereunder. In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized and validly existing under the Laws of the Stockholder’s jurisdiction of organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this

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Agreement and to consummate the transactions contemplated by this Agreement and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 2.02.   Governmental Filings; No Violations; Certain Contracts.
(a)   Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
(b)   The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Stockholder, if applicable or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
Section 2.03.   Litigation.   As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder in writing and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, in each case of clause (a) or (b) that challenges any part of this Agreement or the transactions contemplated hereby.
Section 2.04.   Ownership of Company Stock; Voting Power.   The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock or Company Preferred Stock held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power. The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances (other than Permitted Encumbrances) or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) may be included in the Company’s organizational documents, the financing agreements pursuant to any Contemplated Interim Financing, or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or

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in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s organizational documents.
Section 2.05.   Reliance.   The Stockholder understands and acknowledges that the Company, Acquiror and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.
Section 2.06.   Finder’s Fees.   No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement, the Merger Agreement or the Transaction Agreements based upon any arrangement or agreement made by or on behalf of such Stockholder.
Section 2.07.   Stockholder Has Adequate Information.   The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.
Section 2.08.   No Other Representations or Warranties.   Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person on behalf of the Stockholder makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Acquiror represents and warrants to the Stockholder and the Company as follows:
Section 3.01.   Organization.   Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
Section 3.02.   Corporate Authority.   Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.03.   No Other Representations or Warranties.   Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person on behalf of Acquiror makes any express or implied representation or warranty to the Stockholder or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

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ARTICLE 4
GENERAL PROVISIONS
Section 4.01.   Termination.   This Agreement shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof and (c) the effective date of a written agreement duly executed and delivered by Acquiror and the Stockholder terminating this Agreement in accordance with Section 4.03; provided, however, that in the case of any termination pursuant to clauses (a) or (c) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.06 (‘Public Announcements; Filings; Disclosures’), Section 1.07 (‘Release of Claims’), Section 1.12 (‘No Litigation’) and Section 1.13 (‘Further Assurances’) and this Article 4 shall survive such termination.
Section 4.02.   Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
Section 4.03.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
MedTech Acquisition Corporation
48 Maple Avenue
Greenwich, Connecticut 06830
Attn:   Christopher C. Dewey
Email:   ccdewey@gmail.com
with a copy to (which shall not constitute notice):
Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, FL 33602
Attn:   Kevin Shuler
Email:   kshuler@foley.com
If to the Company:
TriSalus Life Sciences, Inc.
6272 W. 91st Avenue
Westminster, CO 80031
Attn:   Sean Murphy
Email:   sean.murphy@trisaluslifesci.com

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with a copy to (which shall not constitute notice):
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attn:   Rama Padmanabhan; Matt Browne
Email:   rama@cooley.com; mbrowne@cooley.com
If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.
Section 4.04.   Miscellaneous.   Article XII and Section 1.02 of the Merger Agreement shall apply to this Agreement mutatis mutandis.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
MedTech Acquisition Corporation
By:

Name:
Title:
TriSalus Life Sciences, Inc.
By:

Name:
Title:
[Signature Page to Stockholder Support Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
STOCKHOLDER
Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)
Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)
[Signature of Stockholder’s Spouse (if spousal approval is required)]	[Printed Name of Stockholder’s Spouse (if spousal approval is required)]
Address:

Email Address:
Number of Shares
Company Common Stock:	[•]
Company Preferred Shares:	[•]
[Signature Page to Stockholder Support Agreement]

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Annex A
FORM OF JOINDER
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement dated as of November 11, 2022 (the “Support Agreement”) by and between Acquiror and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.
Date: [•] [•], 20[•]
By:

Name:
Title:
Address for Notices:
Email Address:
With copies to:

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Exhibit D
AMENDED AND RESTATED BYLAWS
OF
TRISALUS LIFE SCIENCES, INC.

(A DELAWARE CORPORATION)
[•], 2023
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.
Section 5.   Annual Meetings.
(a)    The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date, time and place, if any, as may be designated from time to time by the Board of Directors. For purposes of this Section 5, the corporation’s annual meeting of stockholders for the 2022 calendar year shall be deemed to have been held on [•], 2022. Subject to applicable law, the Board of Directors, or any director or officer of the corporation to whom the Board of Directors delegated such authority, may postpone, reschedule or cancel any meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; (iii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iv) by any stockholder of the corporation who

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was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Amended and Restated Bylaws (“Bylaws”), and as shall have been properly brought before the meeting in accordance with the procedures below.
(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the Proposing Person must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iv) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such Proposing Person’s notice shall set forth: (A) as to each nominee such Proposing Person proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to applicable requirements of state and federal law, including Section 14 of the 1934 Act and the rules and regulations promulgated thereunder, the Certificate of Incorporation, and these Bylaws (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv) and shall be accompanied by a completed and signed written questionnaire (in the form provided by the Secretary upon written request) with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting of stockholders (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting of stockholders on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(ii)    For business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the Proposing Person must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). The Proposing Person’s

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notice shall set forth: (A) as to each matter the Proposing Person proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proposing Person (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proposing Person individually, or to the Proposing Persons in the aggregate) in such business of any Proposing Person; and (B) the information required by Section 5(b)(iv).
(iii)    To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the Proposing Person to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a Proposing Person’s notice as described above.
(iv)    The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the Proposing Person: (A) the name and address of each Proposing Person, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proposing Person (provided, that for purposes of this Section 5(b)(iv), such Proposing Person shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proposing Person and any of its affiliates or associates, and any others, including any nominee (including their names), acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, including any agreement or arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominee or nominees; (D) a representation that the Proposing Persons are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proposing Persons (x) intend to solicit proxies from the required number of the corporation’s voting shares in support of any proposed nominee, as promulgated under Rule 14a-19 of the 1934 Act (with respect to a notice under Section 5(b)(i)) or (y) intend to deliver, or make available, a proxy statement and form of proxy to such number of the corporation’s voting shares that would be sufficient to carry such proposal or otherwise solicit proxies or votes from stockholders in support of such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proposing Person, the name and address of any other stockholder supporting the proposal on the date of

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such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proposing Person during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)    A Proposing Person providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the public announcement of the record date for the determination of stockholders entitled to notice of the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.
(d)    Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming all of the nominees for the new positions created by such increase at least 100 days before the first anniversary of the preceding year’s annual meeting, a Proposing Person’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.
(e)    A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii), (iii) or (iv) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), (iii) or (iv) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proposing Person shall deliver to the corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proposing Person does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing

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provisions of this Section 5(e), unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5(e), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(f)   For purposes of Sections 5 and 6,
(i)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(ii)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(iii)    “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;
(iv)    “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Person or any of its affiliates or associates, whether record or beneficial:
(A)   the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;
(B)   that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;
(C)   the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or
(D)   that provides the right to vote or increase or decrease the voting power of, such Proposing Person, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Person in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proposing Person is, directly or indirectly, a general partner or managing member; and
(v)    “Proposing Person” includes each of the stockholders giving the notice, the beneficial owner or beneficial owners, if different, on whose behalf the nomination or proposal for other business subject to Section 5 of Article III is made, any of their respective affiliates or associates (including, if such stockholder or beneficial owner is an entity, each director, executive, managing member or control person of such entity), and any others acting in concert.
(vi)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.

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Section 6.   Special Meetings.
(a)    Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
(b)    The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.
(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)    A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or if the Proposing Person does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6(d), unless otherwise required by applicable law, if the stockholder or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e)) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(e)    Notwithstanding the foregoing provisions of Sections 5 and 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to matters set forth in Sections 5 and 6, provided, however, that to the fullest extent not prohibited by applicable law, any references in these Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations for the election to the Board of Directors to be considered pursuant

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to Sections 5 or 6. Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.
Section 7.   Notice of Meetings.   Except as otherwise provided by applicable law or the Certificate of Incorporation, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall be given in the manner provided in Section 232 of the DGCL and shall specify the date, time, place, if any, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum and Vote Required.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, with or without notice, other than announcement at the meeting or in a manner otherwise permitted by DGCL, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

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Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 7. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. Every proxy must be authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the 1934 Act, filed in accordance with the procedure established for the meeting and signed by the stockholder or by such stockholder’s attorney-in-fact. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network,

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provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.
Section 13.   Action without Meeting.
No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
Section 14.   Remote Communication.   For the purposes of the Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:
(a)    participate in a meeting of stockholders; and
(b)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
Section 15.   Organization.
(a)    At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)    The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

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(c)    The corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE IV
DIRECTORS
Section 16.   Number and Term of Office.   The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation.
Section 17.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.
Section 18.   Classes of Directors.   The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 19.   Vacancies.   Vacancies or newly created directorships on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 20.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
Section 21.   Removal.
(a)    Subject to any rights of any series of preferred stock to remove directors elected by such series of preferred stock, neither the Board of Directors nor any individual director may be removed from office without cause.

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(b)   Subject to any limitation imposed by applicable law and any rights of any series of preferred stock to remove directors elected by such series of preferred stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of 66 2∕3% of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.
Section 22.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.
(e)   Waiver of Notice.   Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 23.   Quorum and Voting.
(a)    Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 for which a quorum shall be one-third of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

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Section 24.   Action without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. After an action is taken, such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 25.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 26.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in the Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at

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such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 27.   Duties of Chairperson of the Board of Directors and Lead Independent Director.
(a)    The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(b)    The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors.
Section 28.   Interested Directors.   No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of the corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
Section 29.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if a Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 30.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the

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Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.
Section 31.   Tenure and Duties of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, subject to the officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless a Chairperson of the Board of Directors or Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   The President shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless a Chairperson of the Board of Directors , Lead Independent Director, or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or

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if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in the Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.
(g)   Duties of Treasurer and Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation, shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
Section 32.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 33.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 34.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 35.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute,

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sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.
Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 36.   Voting of Securities Owned by the Corporation.   All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 37.   Form and Execution of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation, certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 38.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 39.   Transfers.
(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)    The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

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Section 40.   Fixing Record Dates.
(a)    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 40(a).
(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 41.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 42.   Additional Powers of the Board.   In addition to, and without limiting, the powers set forth in the Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 43.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile

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signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 44.   Declaration of Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, or other securities of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 45.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 46.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 47.   Indemnification of Directors, Executive Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who was or is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole

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discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 47.
(b)   Other Officers, Employees and Other Agents.   The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 47 or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 47, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 47 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 47 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, or (ii) no disposition of a claim for indemnification is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have

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made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Section 47 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Section 47 shall continue as to a person who has ceased to be a director, executive officer, other officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 47.
(h)   Amendments.   Any repeal or modification of this Section 47 shall only be prospective and shall not affect the rights under this Section 47 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the corporation shall indemnify and advance expenses to each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions and Construction of Terms.   For the purposes of Article XI of the Bylaws, the following definitions and rules of construction shall apply:
(i)    The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.
(iii)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same

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position under the provisions of this Section 47 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iv)    References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)    References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 47.
ARTICLE XII
NOTICES
Section 48.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means in accordance with Section 232 of the DGCL.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in the Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall

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state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 49.   Amendments.   Subject to the limitations set forth in Section 47(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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Exhibit E
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among (i) TriSalus Life Sciences Inc., a Delaware corporation (the “Company”) (formerly known as MedTech Acquisition Corp. (“MedTech”), a Delaware corporation), (ii) MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and (iii) certain former stockholders of TriSalus Operating Company, a Delaware corporation (formerly known as TriSalus Life Sciences, Inc. (“Legacy TriSalus”)) set forth on Schedule I hereto (the “TriSalus Holders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company and Legacy TriSalus were party to that certain Agreement and Plan of Merger, dated as of November 11, 2022 (the “Merger Agreement”), by and among the Company, MTAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Legacy TriSalus;
WHEREAS, pursuant to the Merger Agreement, at the Closing (as defined in the Merger Agreement), Merger Sub will merge with and into Legacy TriSalus, with Legacy TriSalus continuing as the surviving company and, after giving effect to the merger, the separate existence of Merger Sub will cease to exist and Legacy TriSalus shall become a wholly owned subsidiary of the Company, which shall survive as the surviving corporation (the “Business Combination”);
WHEREAS, MedTech, the Sponsor and certain of the Holders entered into that certain Registration Rights Agreement, dated as of December 17, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Business Combination, the “Existing Agreement”);
WHEREAS, upon the consummation of the Business Combination, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein and the Company, the Sponsor and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or chief financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed or was effective, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.

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“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).
“Block Trade” has the meaning given in subsection 2.6.1.
“Board” shall mean the board of directors of the Company.
“Business Combination” shall have the meaning given in the Recitals hereto.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.
“Closing” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall mean the Company’s Common Stock, with a par value of $0.0001 per share.
“Company” shall have the meaning given in the Recitals hereto.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall mean either (i) any Holder or Holders who, in the aggregate, hold at least a majority of the Registrable Securities issued to the Sponsor or (ii) one or more TriSalus Holders holding at least a majority-in-interest of Registrable Securities held by TriSalus Holders.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Agreement” shall have the meaning given in the Recitals hereto.
“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-3” shall have the meaning given in subsection 2.3.2.
“Form S-1 Shelf” shall have the meaning given in subsection 2.3.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.3.1.
“Founder Shares” shall mean the 4,062,500 shares of MedTech’s Class B common stock, par value $0.0001 per share, issued to the Sponsor in a private placement pursuant to the Subscription Agreement that are not forfeited at Closing and not subsequently forfeited by the Sponsor as described in the Sponsor Support Agreement.
“Holder Information” shall have the meaning given in subsection 4.1.2.
“Holders” shall have the meaning given in the Preamble.
“Lock-up” shall have the meaning given in Section 2.5.
“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between a Holder and the Company or any of the Company’s subsidiaries.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” has the meaning set forth in subsection 2.3.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

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“Opt-Out Requests” has the meaning set forth in Section 5.12.
“Other Coordinated Offering” has the meaning set forth in subsection 2.6.1.
“Other Holders” has the meaning set forth in subsection 2.2.1.
“Permitted Transferees” means, in the case of any Holder, a person to whom, or entity to which, a Holder may transfer Registrable Securities; provided that (a) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries, or this Agreement, and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Qualified Additional Holder” shall mean any stockholder of the Company that is a director or officer of the Company or any other stockholder of the Company that is approved to become a “Holder” under this Agreement by the Holders holding a majority of Registrable Securities then outstanding (such approval not to be unreasonably withheld, conditioned or delayed).
“Registrable Security” shall mean (i) any outstanding shares of Common Stock or any warrants to purchase shares of Common Stock and (ii) shares of Common Stock issued or issuable upon the exercise or conversion of any warrants or equity awards of the Company, in each case held by a Holder immediately following the Closing (including any warrants or equity awards distributable pursuant to the Merger Agreement, any Founder Shares, any warrants issued or issuable in connection with MedTech’s initial public offering or concurrent private placement and any Working Capital Warrants) and (iii) any other equity security of the Company issued or issuable with respect to any such securities by way of a stock dividend, share capitalization or share sub-division or in connection with a reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book entry provisions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without limitation as to volume and manner of sale or public information requirements; or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including an Underwritten Shelf Takedown, effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

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(C)   reasonable printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;
(F)   the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and
(G)   reasonable fees and expenses up to $35,000 of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration or majority-in-interest of the Takedown Demanding Holders initiating an Underwritten Shelf Takedown.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a Registration of Registrable Securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of November 11, 2022, by and among the Sponsor, MedTech and the Company.
“Subscription Agreement” shall mean that certain Securities Subscription Agreement, dated as of September 11, 2020, between the Sponsor and MedTech.
“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.3.3.
“Takedown Demanding Holder” shall have the meaning given in subsection 2.3.4.
“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.4.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.4.
“Working Capital Warrants” shall mean warrants to purchase Common Stock issuable upon the conversion of loans made to the Company by the Sponsor, an affiliate of the Sponsor, or an officer or director of the Company.
1.2   Interpretive Provisions.   For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:
1.2.1   the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

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1.2.2   the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.2.3   references in this Agreement to any law shall be deemed also to refer to such law, and all rules and regulations promulgated thereunder.
1.2.4   whenever the words “include,” “includes” or “including” are used in this Agreement, they shall mean “without limitation.”
1.2.5   the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
1.2.6   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.
1.2.7   the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.
ARTICLE II
REGISTRATIONS
2.1   Demand Registration.
2.1.1   Request for Registration.   Subject to the provisions of subsections 2.1.4 and 2.3.1 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, any Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof separate from a Shelf Registration or Underwritten Shelf Takedown (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use commercially reasonable efforts to file, as soon thereafter as reasonably practicable, but not more than forty-five (45) days after the Company’s receipt of the Demand Registration, a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) for the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration, and use commercially reasonable efforts to cause such Form S-1 to be declared effective as soon as reasonably practicable after its initial filing. Under no circumstances shall the Company be obligated to effect more than an aggregate of one (1) Registration per Demanding Holder pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 Shelf covering a Holder’s or Holders’ Registrable Securities, this subsection 2.1.1 shall be inapplicable and any request by such Holder or Holders to conduct an Underwritten Offering shall follow the procedures of subsection 2.3.4 herein and shall be counted as an Underwritten Shelf Takedown.
2.1.2   Effective Registration.   Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered

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with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, then the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, recission or other termination of such stop order or injunction, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3   Underwritten Offering.   Subject to the provisions of subsections 2.1.4 and 2.3.1 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, if a majority in interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holders and Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority in interest of the Demanding Holders initiating the Demand Registration and shall execute a customary lock-up agreement in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders participating in such Underwritten Offering).
2.1.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5   Demand Registration Withdrawal.   A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in a Demand Registration pursuant to

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subsection 2.1.1 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission pursuant to such Demand Registration; provided, however, that such withdrawn amount shall still be considered a Demand Registration pursuant to subsection 2.1.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If, at any time on or after the date the Company consummates the Business Combination, the Company proposes to file a Registration Statement on Form S-3 under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including pursuant to Section 2.1 or subsection 2.3.4 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan on Form S-8 (or other successor registration statement form thereof), (ii) pursuant to a Registration Statement on Form S-4 (or other successor registration statement form thereof or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (v) for a dividend reinvestment plan, (vi) for a rights offering, (vii) for the exercise of any warrants, (viii) for a Block Trade, (ix) for an equity line of credit, or (x) for an at-the-market offering of securities, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities and the holders of other equity securities that the Company is obligated to register in a Registration (collectively, the “Other Holders”) pursuant to separate written contractual piggy-back registration rights, as soon as reasonably practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the anticipated filing of the applicable “red herring” prospectus or prospectus supplement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”); provided, that each such Holder agrees that the fact that such a notice has been delivered shall constitute material non-public confidential information. Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities and the securities of any Other Holders, to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders or Other Holders, as applicable, pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by the Company and shall execute a customary lock-up agreement in favor of the Underwriter or Underwriters (in each case on substantially the same terms and conditions as all such Holders participating in such Underwritten Offering).
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with any Other Holders,

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(ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Other Holders, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is initiated and undertaken for the Company’s account, the Company shall include in any such Registration (i) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock, if any, as to which Registration has been requested by any Other Holders pursuant to separate written contractual piggy-back registration rights (pro rata based on the respective number of Registrable Securities or shares of Common Stock that such Holder or Other Holder, as applicable, has requested be included in such Piggyback Registration relative to the total number of Registrable Securities and shares of Common Stock that all Holders and Other Holders have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is not initiated and undertaken for the Company’s account and is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (i) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Piggyback Registration relative to the total number of Registrable Securities that all Holders have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities for the account of any other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such other person or entity (pro rata based on the shares of Common Stock that such other person or entity, as applicable, has requested be included in such Piggyback Registration relative to the total number of shares of Common Stock that such other persons or entities have requested be included in such Piggyback Registration), which can be sold without exceeding the Maximum Number of Securities.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand

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Registration effected under Section 2.1 hereof or Underwritten Shelf Takedown effected under subsection 2.3.4 hereof.
2.3   Shelf Registrations.
2.3.1   Initial Shelf Registration.   The Company shall file with the Commission within forty-five (45) days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms of this Agreement, and shall use its commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities, subject to Section 3.4 hereof. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3, or any similar short form registration. Notwithstanding anything to the contrary herein, to the extent there is an active Form S-3 Shelf under this subsection 2.3.1, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering, such Underwritten Offering shall follow the procedures of subsection 2.3.4. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.
2.3.2   Registrations on Form S-3.   The Holders of Registrable Securities may, at any time and from time to time on or after the expiration of the Lock-up Period applicable to the Registrable Securities of a Holder, to the extent that its Registrable Securities are not covered by an effective Shelf, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”), or if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) on an automatic shelf registration statement; provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. As soon as reasonably practicable thereafter, but not more than fifteen (15) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall use commercially reasonable efforts to file a Form S-3 to register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders, and shall use commercially reasonable efforts to cause such Form S-3 to be declared effective as soon as reasonably practicable after its initial filing; provided, that, the Company shall be obligated to effect a Registration pursuant to this subsection 2.3.2 hereof only if (i) Form S-3 is available for such Registration; and (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell Registrable Securities and such other equity securities (if any) with a total offering price to the public reasonably expected to exceed, in the aggregate, $20 million.

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2.3.3   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3, or any similar short form registration, to the extent that the Company is eligible to use such form. Without limiting the foregoing provisions of this Section 2.3.3, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to be declared effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered twice annually after inquiry of the Holders.
2.3.4   Underwritten Shelf Takedown.   At any time and from time to time after a Form S-3 Shelf has been declared effective by the Commission, any Demanding Holder (the “Takedown Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Form S-3 Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) Business Days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least two (2) Business Days prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in Section 2.2 herein. The Takedown Demanding Holders holding a majority-in-interest of the Registrable Securities proposed to be sold in the underwritten offering shall have the right to select the underwriter(s) for such offering, subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Demanding Holders may demand an aggregate of not more than four (4) Underwritten Shelf Takedowns pursuant to this Agreement (of which the Sponsor may demand not more than two (2)), and the Company is not obligated to effect (x) more than two (2) Underwritten Shelf Takedowns per year (provided, that, the Sponsor may demand not more than one (1) Underwritten Shelf Takedowns per year) or (y) an Underwritten Shelf Takedown within sixty (60) days after the closing of a prior Underwritten Shelf Takedown. The Company shall use its commercially reasonable efforts to effect such Underwritten Shelf Takedowns, including the filing of any prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Underwritten Shelf Takedown. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.4 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or Block Trade or Other Coordinated Offering effected under Section 2.6 hereof.

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2.3.5   Reduction of Underwritten Shelf Takedown.   If the managing Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities determined pro rata based on the respective number of shares of Common Stock or other equity securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.3.6   Underwritten Shelf Takedown Withdrawal.   A Takedown Demanding Holder shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown; provided that if any Takedown Demanding Holder delivers a written notification to the Company and the Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown, the Company shall not be required to continue such Underwritten Shelf Takedown unless the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.6.
2.4   Restrictions on Registration Rights.   If (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all commercially reasonable efforts to cause the applicable Registration Statement to be declared effective; (ii) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (iii) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than two (2) times in any 12-month period.
2.5   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company in which a Holder participates, if requested by the managing Underwriters, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent and further agrees to execute a

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customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders) (a “Lock-Up”). Notwithstanding the foregoing, any release of a Lock-Up by Underwriters shall only be effective if made on a pro rata basis, including with respect to management and employees, and any Lock-Up with Underwriters shall contain a clause to this effect. Each of the Holders that is a director or officer of the Company shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Offering, but only to the extent as is required generally of any executive officers or directors by such managing underwriter.
2.6   Block Trades; Other Coordinated Offerings.
2.6.1   Notwithstanding any other provision of Article II, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective S-3 Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $20 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.6.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.6.2.
2.6.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.6.4   The Demanding Holders in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering.
2.6.5   A Demanding Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.6 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.6 shall not be counted as a demand for a Demand Registration pursuant to Section 2.1 hereof or an Underwritten Shelf Takedown pursuant to subsection 2.3.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If at any time on or after the date of this Agreement the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable

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efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to be declared effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be (i) requested by a Holder if additional selling securityholders that are such Holder’s pledgee, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of Holder’s interest in the Registrable Securities other than through a public sale are required to be included in a supplement to the Prospectus or (ii) any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to any public offering of Registrable Securities, use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.4   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.5   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.6   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.9   permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, other than as set forth in the definition of “Registration Expenses,” at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such

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information; and, provided further that such Holders, Underwriters, and their legal counsel must provide any comments promptly (and in any event with five (5) Business Days) after receipt of such Registration Statement;
3.1.10   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the managing Underwriter;
3.1.11   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Company;
3.1.12   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.13   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.14   if the Registration involves the Registration of Registrable Securities involving gross proceeds reasonably expected to be in excess of $25 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.15   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2    Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines in good faith that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the Registration of the other Registrable Securities to be included in such Registration. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Holders holding Registrable Securities included in such Registration Statement. No Holder holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such

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Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.
3.4   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) consecutive days or ninety (90) days in any rolling 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 and (ii) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any reasonably requested legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning

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of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.4 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1 and 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.4 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.4. No person guilty of fraudulent misrepresentation

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(within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.4 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, email or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, email, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: TriSalus Life Sciences Inc. c/o Chief Financial Officer, 6272 W 91st Ave, Westminster, Colorado, with a copy to Cooley LLP, c/o Matthew Browne, 10265 Science Center Drive, San Diego, California 92121-1117, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee upon receipt by the Company of (a) written notice from such Holder stating the name and address of the transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (b) a written agreement from such Permitted Transferee agreeing to become bound by the transfer restrictions set forth in this Agreement. A Permitted Transferee of Registrable Securities who satisfies the conditions set forth in this subsection 5.2.2. shall henceforth be a “Holder” for purposes of this Agreement.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile, PDF, DocuSign or similarly executed counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law.   The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the

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performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
5.5   Venue.   Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
5.6   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided further, that a provision that has terminated with respect to a party shall not require any consent of such party (and such party’s Registrable Securities shall not be considered in computing any percentages) with respect to amending or modifying such provision. Each Holder agrees that any waiver, amendment or modification effected in accordance with this Section 5.6 shall be binding on all Holders and their successors and assigns. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.7   Term.   This Agreement shall terminate upon the earlier of (a) with respect to any Holder on the date that such Holder no longer holds any Registrable Securities; (b) with respect to any Holder (other than any Holder who is a member of the Sponsor and at the Closing was issued Registrable Securities subject to price-based vesting, a “Vesting Sponsor Holder”) on the date that is three (3) years after the Closing; and (c) with respect to a Vesting Sponsor Holder that at the time of vesting continues to hold at least 1% of the aggregate amount of shares of Common Stock that constitute Registrable Securities (including shares underlying equity awards, warrants or other equity instruments convertible or exercisable into shares of Common Stock) immediately following the Closing, the earlier of (A) one (1) year after the price-based vesting condition is met (but in no event less than three (3) years after the Closing) and (B) six (6) years after the Closing; provided that, in all respects, the provisions of Article IV shall survive any termination with respect to any such Holder.
5.8   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
5.9   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

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5.10   Qualified Additional Holders.   In the event that after the date of this Agreement, the Company wishes to provide any Qualified Additional Holders registration rights as contemplated by this Agreement, then the Company shall cause such Qualified Additional Holder to become a party to this Agreement by executing a joinder agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Holder and thereafter such Qualified Additional Holder shall be deemed a Holder for all purposes under this Agreement.
5.11   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.12   Opt-Out Requests.   Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
TRISALUS LIFE SCIENCES INC.,
   a Delaware corporation
By:

Name:
Title:
HOLDERS:
MEDTECH ACQUISITION SPONSOR LLC,
   a Delaware limited liability company
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]
IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDER:
By:

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit A
Form of Joinder
FORM OF JOINDER TO AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
[           ], 20[•]
Reference is made to that certain Amended and Restated Registration Rights Agreement (as may be amended and/or restated from time to time, the “Registration Rights Agreement”), dated as of [•], 2023, by and among TriSalus Life Sciences Inc., a Delaware corporation (the “Company”), MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), former stockholders of the entity formerly known as TriSalus Life Sciences, Inc., a Delaware corporation (“Legacy TriSalus”) and the undersigned parties listed under Holder on the signature page thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.
The undersigned hereby agrees to and does become party to the Registration Rights Agreement as a Holder thereunder. This Joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below the undersigned is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto.
This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
[Remainder of Page Intentionally Left Blank.]

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Exhibit F
LOCK-UP AGREEMENT
TriSalus Life Sciences Inc.
6272 W 91st Ave.
Westminster, CO 80031
Re:
Lock-Up Agreement

Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of November 11, 2022 (the “Merger Agreement”), entered into by and among MedTech Acquisition Corporation, a Delaware corporation (“Parent”), MTAC Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and TriSalus Life Sciences, Inc. (the “Company”), pursuant to which, at the Closing, Parent will acquire 100% of the outstanding equity and equity equivalents of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.
In order to induce Parent to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (each, a “Restricted Securityholder”, and collectively, the “Restricted Securityholders”) hereby agrees with Parent as follows:
1.   Subject to the exceptions set forth herein, the Restricted Securityholder agrees not to, without the prior written consent of the board of directors of the Parent, on and following the Closing: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of the Parent’s common stock, par value $0.0001 per share (“Parent Common Stock”), held by it as of the Closing, any shares of Parent Common Stock issuable upon the exercise of options or warrants to purchase shares of Parent Common Stock held by it as of the Closing, or any securities convertible into or exercisable or exchangeable for Parent Common Stock held by it as of the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earliest of 11:59 p.m. (Eastern Time) on (x) the date that is three hundred and sixty five (365) days after the Closing, (y) such date following the Closing that the closing price of Parent Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred and fifty (150) days following the Closing Date and (z) the date following the Closing on which Parent consummates a liquidation, merger, tender offer, capital stock exchange or other similar transaction that results in all of the stockholders of Parent having the right to exchange their shares of Parent Common Stock for cash, securities or other property (the period between the Closing Date and such earliest date, the “Lock-up Period”).
2.   The restrictions set forth in paragraph 1 shall not apply to:
(i)
in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

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(ii)
in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)
in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)
in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)
in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)
in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)
in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)
transfers of any shares of the Parent Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment;

(ix)
transactions relating to Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)
the exercise of any options or warrants to purchase Parent Common Stock or the vesting of stock awards of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to Parent’s or Parent’s subsidiaries’ equity incentive plans or arrangements due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of Parent Common Stock subject to such options, warrants or stock awards, it being understood that all shares of Parent Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)
Transfers to Parent pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Parent or forfeiture of the Restricted Securityholder’s Parent Common Stock or other securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with the termination of the Restricted Securityholder’s service to Parent;

(xii)
the entry, by the Restricted Securityholder, at any time after the Closing, of any trading plan providing for the sale of Parent Common Stock by the Restricted Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that (a) such plan does not provide for, or permit, the sale of any Parent Common Stock during the Lock-Up Period and (b)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the Restricted Securityholder or the Company regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; and

(xiii)
Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Restricted Securityholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the

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Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the Transactions.
provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement with Parent, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Restricted Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Restricted Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
3.   The Restricted Securityholder hereby represents and warrants that such Restricted Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Restricted Securityholder, enforceable in accordance with its terms. Upon request, the Restricted Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Restricted Securityholder shall be binding upon the successors and assigns of the Restricted Securityholder from and after the date hereof. The Restricted Securityholder has independently evaluated the merits of its decision to enter into and deliver this Letter Agreement, and such Restricted Securityholder confirms that it has not relied on the advice of Parent, Parent’s legal counsel, or the Company or its legal counsel.
4.   For the avoidance of doubt, each Restricted Securityholder shall retain all of its rights as a stockholder of the Parent with respect to the Parent Common Stock during the Lock-Up Period, including the right to vote any Parent Common Stock that are entitled to vote.
5.   In furtherance of the foregoing, Parent, and any duly appointed transfer agent for the registration or Transfer of the securities described herein, are hereby authorized to decline to make any Transfer if such Transfer would constitute a violation or breach of this Letter Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-Up Period, each certificate or book-entry position evidencing the Parent Common Stock held by a Restricted Securityholder shall be marked with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
6.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
7.   No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Restricted Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
8.   The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Letter Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Letter Agreement, and the performance of the

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obligations imposed by this Letter Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
9.   Each party hereto submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Letter Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Letter Agreement in any other courts. Nothing in this paragraph 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LETTER AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
10.   The parties hereto agree that irreparable damage would occur in the event any provision of this Letter Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Letter Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in the Court of Chancery or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
11.   This Letter Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement, (ii) the expiration of the Lock-Up Period and (iii) the liquidation of the Parent.
[remainder of page intentionally left blank]

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Very truly yours,

(Name of Restricted Securityholder — Please Print)

(Signature)

(Name of Signatory if Restricted Securityholder is an entity — Please Print)

(Title of Signatory if Restricted Securityholder is an entity — Please Print)
Address:

[Signature Page to Lock-Up Agreement]

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Acknowledged and Accepted by:
MEDTECH ACQUISITION CORPORATION
By:

Name:
Title:
TRISALUS LIFE SCIENCES INC.
By:
By:

Name:
Title:
MTAC MERGER SUB, INC.
By:

Name:
Title:
[Signature Page to Lock-Up Agreement]

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Exhibit G
CERTIFICATE OF MERGER
OF
MTAC MERGER SUB, INC.
WITH AND INTO
[TRISALUS OPERATING LIFE SCIENCES, INC.]
[•], 2023
Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), the undersigned, [TriSalus Operating Life Sciences, Inc.], a Delaware corporation (the “Company”), in connection with the merger of MTAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:
FIRST:   The name and state of incorporation of each of the constituent corporations in the Merger (each, a “Constituent Corporation”) are as follows:
Name	State of Incorporation
[TriSalus Operating Life Sciences, Inc.]	Delaware
MTAC Merger Sub, Inc.	Delaware
SECOND:   The Agreement and Plan of Merger, dated as of November 11, 2022, by and among, the Company, TriSalus Life Sciences, Inc. (formerly known as MedTech Acquisition Corporation), a Delaware corporation (“Parent”), and Merger Sub, a wholly-owned subsidiary of Parent (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.
THIRD:   At the effective time of the Merger, the Company shall be the surviving entity of the Merger (the “Surviving Company”) and the name of the Surviving Company shall be [“TriSalus Operating Life Sciences, Inc.”]
FOURTH:   The amended and restated certificate of incorporation of the Company shall be amended and restated in its entirety at the effective time of the Merger to read as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.
FIFTH:   The executed Merger Agreement is on file at an office of the Surviving Company, the address of which is 6272 W. 91st Avenue, Westminster, CO 80031.
SIXTH:   A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of either Constituent Corporation.
SEVENTH:   The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
* * * *

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed by an authorized officer on the date first written above.
TRISALUS OPERATING LIFE SCIENCES, INC.
By:

Name:
Mary Szela

Title:
Chief Executive Officer and President

[Signature Page to Certificate of Merger]

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Annex A
CERTIFICATE OF INCORPORATION

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Exhibit H
TRISALUS LIFE SCIENCES, INC.
2023 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: [DATE]
APPROVED BY THE STOCKHOLDERS: [DATE]
1.
GENERAL.

(a)   Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)   Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)   Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
SHARES SUBJECT TO THE PLAN.

(a)   Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)   Aggregate Incentive Stock Option Limit.   Subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares (equal to three hundred percent (300%) of the total number of shares of Common Stock initially reserved for issuance under Section 2(a)), or if lesser, the aggregate number of shares of Common Stock reserved under Section 2(a).
(c)   Share Reserve Operation.
(i)   Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)   Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.   The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would

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otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve.   The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.
ELIGIBILITY AND LIMITATIONS.

(a)   Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)   Specific Award Limitations.
(i)   Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)   Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value of a share of Common Stock on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)   Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards qualifies as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)   Aggregate Incentive Stock Option Limit.   The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)   Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

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4.
OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)   Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)   Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)   Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)   by cash or check, bank draft or money order payable to the Company;
(ii)   pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

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(v)   in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)   Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)   Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)   Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)   Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)   Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)   Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)   Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)   three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

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(ii)   12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)   Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty (30) days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)   Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)   Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)   Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)   Form of Award.
(1)   Restricted Stock Awards:   To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in

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book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)   RSU Awards:   An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)   Consideration.
(1)   Restricted Stock Awards:   A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and as is permissible under Applicable Law.
(2)   RSU Awards:   Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)   Vesting.   The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)   Termination of Continuous Service.   Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)   Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement. Except as provided in an Award Agreement, any dividends or dividend equivalents will only be paid to the Participant at the same time and pursuant to the same conditions as the underlying shares of Restricted Stock or RSUs vest or settle, as applicable.

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(vi)   Settlement of RSU Awards.   An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)   Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the amount, timing and form of payment of amounts earned under the Award, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)   Other Awards.   Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.
ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)   Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards; and (iv) any Performance Goals affected by the Capitalization Adjustment. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)   Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)   Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant.
(i)   Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or

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acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)   Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)   Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)   Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise; provided that the Board may also determine that the payment to be made to the Participant with respect to such Award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to the Company shareholders in connection with the Corporate Transaction to the exempt permitted by Code Section 409A. If the amount so determined for any Award is $0, then such Award automatically shall be cancelled at the effective time for no consideration.
(d)   Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)   No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization,

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reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
ADMINISTRATION.

(a)   Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)   Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)   To settle all controversies regarding the Plan and Awards granted under it.
(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)   To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to thirty (30) days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)   To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)   To submit any amendment to the Plan for stockholder approval.
(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any

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Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c)   Delegation to Committee.
(i)   General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)   Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d)   Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)   Delegation to an Officer.   The Board or any Committee may delegate to one or more Officers the authority to take any action hereunder that could be taken by the Board or Committee with respect to Employees who are not Officers to the extent permitted by Applicable Law; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

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8.
TAX WITHHOLDING

(a)   Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)   Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c)   No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)   Withholding Indemnification.   As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.
MISCELLANEOUS.

(a)   Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)   Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate

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action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)   Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)   No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)   Execution of Additional Documents.   As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)   Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)   Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or

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as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)   Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)   Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)   Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)   Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)   Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)   CHOICE OF LAW.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

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10.
COVENANTS OF THE COMPANY.

(a)   Compliance with Law.   The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)   Application.   Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b)   Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.   To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i)   If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii)   If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants.   The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection

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with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i)   Vested Non-Exempt Awards.   The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)   Unvested Non-Exempt Awards.   The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)   In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)   If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3)   The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.   The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may

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be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e)   If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i)   Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)   The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.
SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award

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Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.
TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.
DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)   “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b)   “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c)   “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)   “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f)   “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)   “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

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(i)   “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or material violation of any provision of Company policy. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)   “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions

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as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k)   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)   “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)   “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(n)   “Company” means TriSalus Life Sciences, Inc., a Delaware corporation.
(o)   “Compensation Committee” means the Compensation Committee of the Board.
(p)   “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy,

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in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)   a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)   “Director” means a member of the Board.
(t)   “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)   “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)   “Effective Time” has the meaning set forth in the Merger Agreement.
(x)   “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y)   “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(z)   “Entity” means a corporation, partnership, limited liability company or other entity.
(aa)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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(bb)   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(cc)   “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)   If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(dd)   “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(ee)   “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ff)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(gg)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(hh)   “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock

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Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.
(ii)   “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC, and TriSalus Life Sciences, Inc., a Delaware corporation.
(jj)   “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(kk)   “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.
(ll)   “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(mm)   “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(nn)   “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(oo)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(pp)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(qq)   “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(rr)   “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ss)   “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(tt)   “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

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(uu)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(vv)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(ww)   “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(xx)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(yy)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar

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corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period for any reason. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(zz)   “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(aaa)   “Plan” means this TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan, as amended from time to time.
(bbb)   “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(ccc)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(ddd)   “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(fff)   “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ggg)   “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(hhh)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(iii)   “Rule 405” means Rule 405 promulgated under the Securities Act.
(jjj)   “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(kkk)   “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in

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Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(lll)   “Securities Act” means the Securities Act of 1933, as amended.
(mmm)   “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(nnn)   “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(ooo)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(ppp)   “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(qqq)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(rrr)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(sss)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(ttt)   “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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Exhibit I
TRISALUS LIFE SCIENCES, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: [DATE]
APPROVED BY THE STOCKHOLDERS: [DATE]
1.
GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as a Qualified Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of a Qualified Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of a Qualified Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.
(c)    The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.
ADMINISTRATION.

(a)    The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)    To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)    To suspend or terminate the Plan at any time as provided in Section 11.
(vi)    To amend the Plan at any time as provided in Section 11.

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(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as a Qualified Employee Stock Purchase Plan with respect to the 423 Component.
(viii)   To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.
(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)   Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [         ] shares of Common Stock (equal to three percent (3%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time) (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase, and (y) [         ] shares of Common Stock (equal to two hundred percent (200%) of the Initial Share Reserve). Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

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(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.
GRANT OF PURCHASE RIGHTS; OFFERING.

(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges (except as permitted by any regulations issued thereunder). The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.
ELIGIBILITY.

(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

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(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)   No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Qualified Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees (or a subset thereof) within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that such individuals shall be excluded.
6.
PURCHASE RIGHTS; PURCHASE PRICE.

(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a maximum percentage of eligible compensation or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

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(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.
PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions (and if applicable, accumulated interest).
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 9.

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(f)   Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.
EXERCISE OF PURCHASE RIGHTS.

(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.
DESIGNATION OF BENEFICIARY.

(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
10.
ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each

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year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
11.
AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 10(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)   Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Qualified Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
12.
TAX QUALIFICATION; TAX WITHHOLDING.

(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

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(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)   The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
13.
EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 11(a) above, materially amended) by the Board.
14.
MISCELLANEOUS PROVISIONS.

(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

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15.
DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for a Qualified Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)   “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).
(d)   “Board” means the Board of Directors of the Company.
(e)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)   “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(i)   “Company” means TriSalus Life Sciences, Inc., a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.
(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

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(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)   “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.
(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n)   “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(o)   “Director” means a member of the Board.
(p)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.
(q)   “Effective Time” shall have the meaning set forth in the Merger Agreement.
(r)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(s)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.
(v)   “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(w)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal,

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foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).
(x)   “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC, and TriSalus Life Sciences, Inc., a Delaware corporation.
(y)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for a Qualified Employee Stock Purchase Plan may be granted to Eligible Employees.
(z)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(aa)   “Offering Date” means a date selected by the Board for an Offering to commence.
(bb)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(cc)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(dd)   “Plan” means this TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(ee)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh)   “Qualified Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(ii)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(jj)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(kk)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ll)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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Exhibit J
THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
PROMISSORY NOTE
Principal Amount: Up to $[•]	Dated as of November [•], 2022 New York, New York
MedTech Acquisition Corporation, a special purpose acquisition company incorporated as a Delaware corporation (the “Maker”), promises to pay to the order of [•], or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to $[•] in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.
1.   Principal.   The principal balance of this Note shall be due and payable by the Maker (such date, the “Maturity Date”), subject to Section 12 below, (a) upon the consummation of the Maker’s proposed initial business combination and (b) the date of the liquidation of the Maker.
2.   Interest.   No interest shall accrue on the unpaid principal balance of this Note.
3.   Drawdown Requests.   The Payee will fund up to $[•] into the trust account of the Maker established in connection with its initial public offering and currently maintained by Continental Stock Transfer & Trust Company, a New York corporation (the “Trust Account”), such amounts to be for the benefit of the holders of the Maker’s unredeemed shares of Class A common stock upon redemption or liquidation of the Maker in accordance with the Maker’s amended and restated certificate of incorporation, as amended. The principal of this Note may be drawn down in six equal amounts of $[•] per withdraw, between the 22nd and 29th of each month (or portion thereof) from December 2022 through June 2023 (provided that the first withdrawal hereunder may be made concurrently with the execution hereof), up until the date on which the Maker consummates its initial business combination, upon written request from the Maker to the Payee (each, a “Drawdown Request”). Each Drawdown Request must be made before the 7th of each applicable monthly period (provided that, with respect to the first Drawdown Request hereunder, such Drawdown Request may be made concurrently with the execution hereof), and state the amount to be drawn down. The Payee, in its sole discretion, shall fund each Drawdown Request via a wire transfer directly to the Trust Account no later than the 29th of each appliable monthly period; provided, however, that the maximum amount of drawdowns collectively under this Note shall not exceed $[•]. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests. Except as set forth herein, no fees, payments or other amounts shall be due to the Payee in connection with, or as a result of, any Drawdown Request by the Maker.
4.   Application of Payments.   All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including, without limitation, reasonable attorneys’ fees, and then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.
5.   Events of Default.   The following shall constitute an event of default (“Event of Default”):
(a)   Failure to Make Required Payments.   Failure by the Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.
(b)   Voluntary Bankruptcy, Etc.   The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian,

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sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.
(c)   Involuntary Bankruptcy, Etc.   The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.
6.   Remedies.
(a)   Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.
(b)   Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.
7.   Waivers.   The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.
8.   Unconditional Liability.   The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.
9.   Notices.   All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (a) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (b) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (c) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.
10.   Construction.   THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

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11.   Severability.   Any provision contained in this Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.   Trust Waiver.   Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the Trust Account in which the proceeds of the initial public offering (“the “IPO”) conducted by the Maker (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the units issued in a private placement that occurred prior to the closing of the IPO were deposited, as described in greater detail in the Maker’s Registration Statement on Form S-1 (File No. 333-251037) filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.
13.   Amendment; Waiver.   Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.
14.   Assignment.   Maker may not assign or transfer this Note or any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of Payee and any attempted assignment without the required consent shall be void.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.
MedTech Acquisition Corporation
By:

Name:
Christopher C. Dewey

Title:
Chief Executive Officer

[•]
By:

Name:
[•]

Title:
[•]

[Signature Page — Promissory Note]

A-1-200

ANNEX A-2
Execution Version
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 4, 2023, is made and entered into by and among MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.   WHEREAS, Acquiror, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of November 11, 2022 (the “Merger Agreement”);
B.   WHEREAS, Section 12.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and
C.   WHEREAS, Acquiror, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 12.10 thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and the Company hereby agree as follows:
1.   AMENDMENT TO SECTION 1.01 OF THE MERGER AGREEMENT.   Section 1.01 of the Merger Agreement is hereby amended as follows:
a.
the definition of “Acquiror Restricted Stock Unit Award” is added to read as follows:

““Acquiror Restricted Stock Unit Award” has the meaning specified in Section 3.07(c).”
b.
clause (iii) of the definition of “Acquiror Transaction Expenses” shall be deleted and revised to read as follows:

“all placement agent fees and other fees relating to the Future PIPE Investment (other than (1) PIPE Investor Reimbursable Expenses and (2) any fees arising from the exercise of any post-Closing greenshoe or other investor-held option to purchase securities of the Acquiror that were granted to such investor in the definitive agreements entered into in connection with such Future PIPE Investment)”
c.
the definition of “Company Restricted Stock Unit Award” is added to read as follows:

““Company Restricted Stock Unit Award” means an award of restricted stock units covering Company Common Shares granted pursuant to the Company Equity Plan, as issued under an award in a form reasonably acceptable to Acquiror.”
2.   AMENDMENT TO SECTION 3.07 OF THE MERGER AGREEMENT.   Section 3.07 of the Merger Agreement is hereby amended as follows:
a.
by deleting the title “Section 3.07 Treatment of Company Options” and replacing it with “Section 3.07 Treatment of Company Options and Company Restricted Stock Unit Awards.”

b.
by adding clause (c), which shall read in its entirety as follows:

“(c)   As of the Effective Time, each Company Restricted Stock Unit Award that is then outstanding shall be assumed and converted into a restricted stock unit award covering shares of Common Stock (each, an “Acquiror Restricted Stock Unit Award”). Each such Acquiror Restricted Stock Unit Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Unit Award immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Section 3.07(c)). As of the Effective Time, each such Acquiror Restricted Stock Unit Award as so assumed and converted shall be a restricted stock unit award covering a number of shares of Common Stock that is equal to the product of (i) the number of shares of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. The Company shall take all necessary actions to effect the treatment of Company Restricted Stock Unit Awards pursuant to this Section 3.07(c) in accordance with the Company Equity Plan and the applicable award agreements.”
3.   AMENDMENT TO SECTION 4.02(a) OF THE MERGER AGREEMENT.   The first sentence of Section 4.02(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“(a)   No fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Date Capitalization Statement”), signed by the Chief Executive Officer of the Company (in her capacity as such), which sets forth, as of the record date, the (i) (1) name of each Company Stockholder of record on the books and records of the Company, (2) number of shares of Company Common Shares (after giving effect to (a) the exercise of any Company Warrants pursuant to Section 3.06(a) and Section 3.06(b) and (b) the Preferred Conversion) owned by each such Company Stockholder, and (3) the allocation of the Closing Merger Consideration payable to each Company Stockholder; (ii) on a holder-by-holder and warrant-by-warrant basis, each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant, (iii) on a holder-by-holder and option-by-option basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option and (iv) on a holder-by-holder and award-by-award basis, each Acquiror Restricted Stock Unit Award that will be outstanding as of the Closing, and, with respect to such Acquiror Restricted Stock Unit Award, the number of shares of Common Stock issuable upon settlement of such Acquiror Restricted Stock Unit Award.”
4.   AMENDMENTS TO SECTION 5.06 OF THE MERGER AGREEMENT.
a.   The last sentence of Section 5.06(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“Other than the stock and equity interests set forth in the first sentence of 5.06(a), and the issuance of the Company Restricted Stock Unit Awards, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.”
b.   Clause (iii) of Section 5.06(d) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“all Company Options and Company Restricted Stock Unit Awards have been issued in compliance with the Company Equity Plan (if granted thereunder) and all applicable Laws and properly accounted for in all respects in accordance with GAAP.”
5.   AMENDMENT TO SECTION 11.01(b)(iv) OF THE MERGER AGREEMENT.    Section 11.01(b)(iv) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“(iv)   [Intentionally Omitted]”

A-2-2

6.   NO FURTHER AMENDMENT; EFFECT OF AMENDMENT.   This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.
7.   REFERENCES TO THE MERGER AGREEMENT.   Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean November 11, 2022).
8.   ACQUIROR ACKNOWLEDGMENT.   Acquiror and Merger Sub acknowledge and agree that the grant of the Company Restricted Stock Unit Awards shall not constitute an inaccuracy in any of the representations and warranties made by the Company pursuant to Article V of the Agreement and by executing below, Acquiror consents to the grant of the Company Restricted Stock Unit Awards pursuant to Section 7.01 of the Agreement.
9.   COUNTERPARTS.   This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.
10.   HEADINGS.   The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.
11.   GOVERNING LAW.   This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
[Signature page follows]

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IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
MEDTECH ACQUISITION CORPORATION
By:
/s/ Christopher Dewey

Name:
Christopher Dewey

Title:
Chief Executive Officer

MTAC MERGER SUB, INC.
By:
/s/ Christopher Dewey

Name:
Christopher Dewey

Title:
Chief Executive Officer

TRISALUS LIFE SCIENCES, INC.
By:
/s/ Mary Szela

Name:
Mary Szela

Title:
CEO and President

(Signature Page to First Amendment to Agreement and Plan of Merger)

A-2-4

ANNEX A-3
SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 13, 2023, is made and entered into by and among MedTech Acquisition Corporation, a Delaware corporation (“Acquiror”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and TriSalus Life Sciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.   WHEREAS, Acquiror, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023 (as amended, the “Merger Agreement”);
B.   WHEREAS, Section 12.10 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and
C.   WHEREAS, Acquiror, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 12.10 thereof as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Acquiror, Merger Sub and the Company hereby agree as follows:
1.   AMENDMENT TO SECTION 1.01 OF THE MERGER AGREEMENT.   The definition of “Available Closing Acquiror Cash” shall be amended and restated to read as follows:
“Available Closing Acquiror Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the amount funded at or prior to the Closing in the Future PIPE Investment (after reduction for the aggregate amount of payments required to be made in connection with the payment of PIPE Investor Reimbursable Expenses, if any), plus (iii) the aggregate amounts contractually committed to be funded following the Closing pursuant to the terms and conditions of Future PIPE Investment (subject to, and assuming for these purposes, the satisfaction or waiver of the conditions to the investor’s obligation to fund such amounts as set forth in the definitive agreements entered into in connection with the applicable Future PIPE Investment); provided that for purposes of this clause (iii), “Available Closing Acquiror Cash” shall not include amounts that may be receivable following the Closing pursuant to the exercise of any post-Closing greenshoe or other investor-held option to purchase securities of the Acquiror to the extent that the exercise of such greenshoe or option is in the investor’s sole discretion and such right was granted to such investor in the definitive agreements entered into in connection with such Future PIPE Investment, minus (iv) the Acquiror Transaction Expenses (which such amount shall not exceed the Acquiror Transaction Expenses Cap).
2.   AMENDMENT TO SECTION 9.10 OF THE MERGER AGREEMENT.   Section 9.10 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“Section 9.10   Extensions.   Acquiror may seek an additional extension during the Interim Period (the “Extension”) of its last date under the Acquiror Certificate of Incorporation to consummate a Business Combination by seeking Acquiror Stockholder Approval necessary to file an amendment to the Acquiror Certificate of Incorporation in accordance with its terms and by providing written notice thereof to the Company, for an additional period to consummate a Business Combination ending no later than September 22, 2023 (the “Final Outside Date”).”
3.   AMENDMENT TO SECTION 10.03(f) OF THE MERGER AGREEMENT.   Section 10.03(f) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“(f)   Available Closing Acquiror Cash.   The Available Closing Acquiror Cash shall not be less than $35,000,000.”
4.   AMENDMENT TO SECTION 12.05(c) OF THE MERGER AGREEMENT.   The first sentence of Section 12.05(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“(c)   Notwithstanding the foregoing, the Acquiror and the Company each agree that (i) Acquiror and the Company will split evenly, and each shall be responsible for fifty percent (50%) of, all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the HSR Act (“Antitrust Expenses”), (ii) Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the preparation and filing of the applicable proxy materials and the holding of the stockholder meeting to approve the Extension as contemplated by Section 9.10 (such amounts described in foregoing clause (ii), the “Extension Costs”), and (iii) to the extent the Acquiror’s stockholders approve the Extension, Acquiror and the Company will split evenly, and each shall be responsible for, fifty percent (50%) of the Monthly Extension Amount to be placed each month into the Trust Account with Continental Stock Transfer & Trust Company (the aggregate of such amounts described in foregoing clause (iii), the “Extension Expenses”), with such amounts to be for the benefit of the holders of unredeemed shares of Acquiror Class A Common Stock upon redemption or liquidation of the Acquiror in accordance with the Acquiror’s Amended and Restated Certificate of Incorporation, and shall be payable by the Sponsor and the Company between the 22nd and 29th of each month (or a portion thereof) from December 2022 through September 2023 (provided, however, that the Company’s first payment pursuant to this clause (iii) shall be made on or about December 7, 2022, concurrently with the Sponsor’s execution of the Extension Note and promptly following the Acquiror’s written notice to the Company thereof), up until the earlier of (A) the date on which this Agreement is validly terminated in accordance with its terms and (B) the Effective Date.”
5.   NO FURTHER AMENDMENT; EFFECT OF AMENDMENT.   This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.
6.   REFERENCES TO THE MERGER AGREEMENT.   Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean November 11, 2022).
7.   COMPANY ACKNOWLEDGMENT.   The Company acknowledges and agrees that (a) neither the amendment to the Acquiror Certificate of Incorporation, in substantially the form attached as Exhibit A to this Amendment, nor (b) any redemption of Acquiror Class A Common Stock in connection with the Acquiror stockholder meeting to approve the Extension in accordance with Section 9.10 and the Acquiror Organizational Documents, nor (c) any issuance of shares of Acquiror Class A Common Stock upon conversion of a commensurate number of shares of Acquiror Class B Common Stock in accordance with the Acquiror Certificate of Incorporation, as so amended, shall constitute an inaccuracy in any of the representations and warranties made by Acquiror Parties pursuant to Article VI of the Agreement, and by executing below, the Company consents to (x) the amendment to the Acquiror Certificate of Incorporation, in substantially the form attached as Exhibit A to this Amendment, (y) to the redemption of shares of

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Acquiror Class A Common Stock in connection with the Acquiror Stockholder meeting to approve the Extension pursuant to Section 8.01 of the Agreement and (z) any issuance of shares of Acquiror Class A Common Stock upon conversion of a commensurate number of shares of Acquiror Class B Common Stock in accordance with the Acquiror Certificate of Incorporation, as so amended. In furtherance of the foregoing, each of the parties hereby affirms, agrees and acknowledges that the redemption of Acquiror Class A Common Stock made in connection with the Acquiror stockholder meeting to approve the Extension in accordance with Section 9.10 and the Acquiror Organizational Documents shall neither be deemed to constitute, nor be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect” for purposes of the Merger Agreement, as amended hereby.
8.   OTHER CHANGES.   The Merger Agreement is hereby amended, mutatis mutandis, in any additional way as may be necessary to further the intent set forth in this Amendment.
9.   COUNTERPARTS.   This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.
10.   HEADINGS.   The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.
11.   GOVERNING LAW.   This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
[Signature page follows]

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IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
MEDTECH ACQUISITION CORPORATION
By:
/s/ Christopher Dewey

Name:
Christopher Dewey

Title:
Chief Executive Officer

MTAC MERGER SUB, INC.
By:
/s/ Christopher Dewey

Name:
Christopher Dewey

Title:
Chief Executive Officer

TRISALUS LIFE SCIENCES, INC.
By:
/s/ Mary Szela

Name:
Mary Szela

Title:
CEO and President

(Signature Page to Second Amendment to Agreement and Plan of Merger)

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Exhibit A
PROPOSED AMENDMENTS
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MEDTECH ACQUISITION CORPORATION
Pursuant to Section 242 of the
Delaware General Corporation Law
MedTech Acquisition Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
1.
The name of the Corporation is MedTech Acquisition Corporation. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 11, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 17, 2020 and was subsequently amended by the filing of the Amendment to the Amended and Restated Certificate of Incorporation filed on December 12, 2022 (as amended, the “Amended and Restated Certificate of Incorporation”).

2.
This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.
This Second Amendment to the Amended and Restated Certificate of Incorporation was (i) duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in regards to amendments to Sections 4.3(b)(i), 9.1(b), 9.2(a), 9.2(e), 9.2(f), 9.4, and 9.7, and (ii) duly adopted by the affirmative vote of (x) a majority of the holders of the outstanding common stock voting together as a single class, (y) a majority of the outstanding Class B common stock voting as a separate class and (z) a majority of the holders of the outstanding Class A common stock voting as a separate class, in regards to the amendment to Section 4.1 at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.
The text of Section 4.1 of Article IV is hereby amended and restated to read in full as follows:

4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Class A Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of Class A Common Stock or Preferred Stock or such series, as applicable, reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and without a separate vote of the holders of the Class A Common Stock or the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). The holders of Class B Common Stock are entitled to vote as a separate class to increase the authorized number of shares of Class B Common Stock.
5.
The text of Section 4.3(b)(i) of Article IV is hereby amended and restated to read in full as follows:

Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically upon the closing of the Business

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Combination or at any time prior to the closing of the Business Combination at the option of the holder of such shares of Class B Common Stock.
6.
The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b)   Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 30, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 22, 2023 (or, if the Office of the Delaware Division of Corporations shall not be open for a full business day (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open for a full business day (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are either MedTech Acquisition Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
7.
The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

(a)   Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
8.
The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.
9.
The following text of Section 9.2(f) of Article IX is hereby deleted in its entirety:

If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

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10.
The text of Section 9.4 of Article IX is hereby amended and restated to read in full as follows:

Share Issuances.   Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX, provided that the issuance of any shares of Class A common stock upon conversion of shares of Class B common stock shall not be subject to the foregoing limitation.
11.
The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Additional Redemption Rights.   If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) (i) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.
IN WITNESS WHEREOF, MedTech Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this    day of        , 2023.
MEDTECH ACQUISITION CORPORATION
By:
/s/ Christopher Dewey

Name:
Christopher Dewey

Title:
Chief Executive Officer

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Annex B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MEDTECH ACQUISITION CORPORATION

MedTech Acquisition Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “MedTech Acquisition Corporation” (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 11, 2020, and was most recently amended and restated on December 17, 2020 (the “Existing Certificate”).
2.   This Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, as amended from time to time.
3.   This Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.
4.   Pursuant to Sections 242 and 245 of the DGCL, the text of the Existing Certificate is hereby restated and amended in its entirety to read as follows:
Article I
Name
The name of this Corporation is TriSalus Life Sciences, Inc.
Article II
Registered Agent
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
Article III
Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
Article IV
Capitalization
A.   The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 410,000,000 shares. 400,000,000 shares shall be common stock of the Corporation, par value $0.0001 per share (the “Common Stock”). 15,000,000 shares shall be preferred stock of the Corporation, par value $0.0001 (the “Preferred Stock”).
B.   Effective immediately upon the filing and effectiveness of this Restated Certificate with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and each one share of the Corporation’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any stockholder thereof. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock (each, a “Prior Certificate”) shall, until surrendered to the Corporation in exchange for a certificate representing the same number of shares of Common Stock, automatically represent that number of shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock represented by the Prior Certificate shall have been reclassified and redesignated.
C.   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors and filed in accordance with the DGCL.
D.   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law or as otherwise provided herein, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to law or this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).
E.   The number of authorized shares of Common Stock and/or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of Common Stock or Preferred Stock or such series, as applicable, reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) and without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
Article V
Board of Directors
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:
A.   MANAGEMENT OF THE BUSINESS.
Except as otherwise provided by the DGCL or this Restated Certificate, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
B.   BOARD OF DIRECTORS
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders held after the effectiveness of this Restated Certificate, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter. At the second annual meeting of stockholders held after the effectiveness of this Restated Certificate, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter. At the third annual meeting of stockholders held after the effectiveness of this Restated Certificate, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter. At each succeeding annual meeting of stockholders, directors shall be elected for a full term expiring at the third annual meeting of stockholders held thereafter, to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C.   REMOVAL OF DIRECTORS
1.   Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, neither the entire Board of Directors nor any individual director may be removed from office without cause.
2.   Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors.
D.   VACANCIES.
Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.
E.   PREFERRED STOCKHOLDERS ELECTION RIGHTS
Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Article V hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   BYLAW AMENDMENTS.
The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
G.   STOCKHOLDER ACTIONS.
1.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
2.   No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.
Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
Article VI
Limited Liability; Indemnification
A.   The liability of the directors and officers for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
B.   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.
C.   Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article VII
Forum
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint.
Article VIII
Corporate Opportunity
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal obligation. Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director of the Corporation existing at the time of such amendment, repeal or modification.
Article IX
Miscellaneous
A.   Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Restated Certificate.
B.   Subject to Sections A and C of Article VI and the last sentence of Article VIII, the Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article IX, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended herein are granted subject to this reservation.
C.   Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by this Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) or adopt any provision inconsistent with, Articles V, VI, VII, VIII and IX.
IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of this Corporation on [•], 2023.
By:	Name: Title:

ANNEX C
AMENDED AND RESTATED BYLAWS
OF
TRISALUS LIFE SCIENCES, INC.

(A DELAWARE CORPORATION)
[•], 2023
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.
Section 5.   Annual Meetings.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date, time and place, if any, as may be designated from time to time by the Board of Directors. For purposes of this Section 5, the corporation’s annual meeting of stockholders for the 2023 calendar year shall be deemed to have been held on [•], 2023. Subject to applicable law, the Board of Directors, or any director or officer of the corporation to whom the Board of Directors delegated such authority, may postpone, reschedule or cancel any meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; (iii) as may be provided in the certificate of designation for any class or series of preferred stock; or (iv) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Amended and Restated Bylaws (“Bylaws”), and as shall have been properly brought before the meeting in accordance with the procedures below.
(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the Proposing Person must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iv) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such Proposing Person’s notice shall set forth: (A) as to each nominee such Proposing Person proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to applicable requirements of state and federal law, including Section 14 of the 1934 Act and the rules and regulations promulgated thereunder, the Certificate of Incorporation, and these Bylaws (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv) and shall be accompanied by a completed and signed written questionnaire (in the form provided by the Secretary upon written request) with respect to the background and qualification of such nominee and the background of any other person or entity on whose behalf the nomination is being made. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting of stockholders (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting of stockholders on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(ii)   For business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the Proposing Person must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). The Proposing Person’s notice shall set forth: (A) as to each matter the Proposing Person proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proposing Person (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proposing Person individually, or to the Proposing Persons in the aggregate) in such business of any Proposing Person; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the date (as stated in the corporation’s proxy materials) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the Proposing Person to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a Proposing Person’s notice as described above.
(iv)   The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the Proposing Person: (A) the name and address of each Proposing Person, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proposing Person (provided, that for purposes of this Section 5(b)(iv), such Proposing Person shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proposing Person and any of its affiliates or associates, and any others, including any nominee (including their names), acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing, including any agreement or arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominee or nominees; (D) a representation that the Proposing Persons are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proposing Persons (x) intend to solicit proxies from the required number of the corporation’s voting shares in support of any proposed nominee, as promulgated under Rule 14a-19 of the 1934 Act (with respect to a notice under Section 5(b)(i)) or (y) intend to deliver, or make available, a proxy statement and form of proxy to such number of the corporation’s voting shares that would be sufficient to carry such proposal or otherwise solicit proxies or votes from stockholders in support of such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proposing Person, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proposing Person during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)   A Proposing Person providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the public announcement of the record date for the determination of stockholders entitled to notice of the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming all of the nominees for the new positions created by such increase at least 100 days before the first anniversary of the preceding year’s annual meeting, a Proposing Person’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.
(e)   A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii), (iii) or (iv) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), (iii) or (iv) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proposing Person shall deliver to the corporation, no later than five Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proposing Person does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5(e), unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5(e), to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(f)   For purposes of Sections 5 and 6,
(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(iii) “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;
(iv) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Person or any of its affiliates or associates, whether record or beneficial:
(A)   the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;
(B)   that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;
(C)   the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or
(D)   that provides the right to vote or increase or decrease the voting power of, such Proposing Person, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Person in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proposing Person is, directly or indirectly, a general partner or managing member; and
(v) “Proposing Person” includes each of the stockholders giving the notice, the beneficial owner or beneficial owners, if different, on whose behalf the nomination or proposal for other business subject to Section 5 of Article III is made, any of their respective affiliates or associates (including, if such stockholder or beneficial owner is an entity, each director, executive, managing member or control person of such entity), and any others acting in concert.
(vi) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or

15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
(b)   The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.
(c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)   A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or if the Proposing Person does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6(d), unless otherwise required by applicable law, if the stockholder or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e)) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(e)   Notwithstanding the foregoing provisions of Sections 5 and 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to matters set forth in Sections 5 and 6, provided, however, that to the fullest extent not prohibited by applicable law, any references in these Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations for the election to the Board of Directors to be considered pursuant to Sections 5 or 6. Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.
Section 7.   Notice of Meetings.   Except as otherwise provided by applicable law or the Certificate of Incorporation, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall be given in the manner provided in Section 232 of the DGCL and shall specify the date, time, place, if any, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum and Vote Required.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, with or without notice, other than announcement at the meeting or in a manner otherwise permitted by DGCL, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Unless a different or minimum vote is required by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is required by statute or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.
Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. or are (i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (ii) set forth in the notice of meeting given in accordance with Section 7. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. Every proxy must be authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the 1934 Act, filed in accordance with the procedure established for the meeting and signed by the stockholder or by such stockholder’s attorney-in-fact. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.
Section 13.   Action without Meeting.
No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
Section 14.   Remote Communication.   For the purposes of the Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:
(a)   participate in a meeting of stockholders; and
(b)   be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
Section 15.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
(c)   The corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE IV
DIRECTORS
Section 16.   Number and Term of Office.   The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation.
Section 17.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.
Section 18.   Classes of Directors.   The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 19.   Vacancies.   Vacancies or newly created directorships on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 20.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
Section 21.   Removal.
(a)   Subject to any rights of any series of preferred stock to remove directors elected by such series of preferred stock, neither the Board of Directors nor any individual director may be removed from office without cause.
(b)   Subject to any limitation imposed by applicable law and any rights of any series of preferred stock to remove directors elected by such series of preferred stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of 66 2∕3% of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.
Section 22.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.
(e)   Waiver of Notice.   Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 23.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 for which a quorum shall be one-third of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.
Section 24.   Action without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. After an action is taken, such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 25.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 26.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in the Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.    Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 27.   Duties of Chairperson of the Board of Directors and Lead Independent Director.
(a)   The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(b)   The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors.
Section 28.   Interested Directors.    No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of the corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
Section 29.   Organization.    At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if a Lead Independent Director has not been appointed or is absent,    the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 30.   Officers Designated.    The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.
Section 31.   Tenure and Duties of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, subject to the officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless a Chairperson of the Board of Directors or Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   The President shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless a Chairperson of the Board of Directors , Lead Independent Director, or Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in the Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.
(g)   Duties of Treasurer and Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation, shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer or the President. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
Section 32.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 33.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 34.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 35.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.
Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 36.   Voting of Securities Owned by the Corporation.   All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 37.   Form and Execution of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation, certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 38.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 39.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.
Section 40.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 40(a).
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 41.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 42.   Additional Powers of the Board.   In addition to, and without limiting, the powers set forth in the Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 43.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 37), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 44.   Declaration of Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, or other securities of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 45.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 46.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 47.   Indemnification of Directors, Executive Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who was or is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 47.
(b)   Other Officers, Employees and Other Agents.   The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 47 or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 47, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 47 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 47 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advancement of expenses is denied, in whole or in part, or (ii) no disposition of a claim for indemnification is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Section 47 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Section 47 shall continue as to a person who has ceased to be a director, executive officer, other officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 47.
(h)   Amendments.   Any repeal or modification of this Section 47 shall only be prospective and shall not affect the rights under this Section 47 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the corporation shall indemnify and advance expenses to each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions and Construction of Terms.   For the purposes of Article XI of the Bylaws, the following definitions and rules of construction shall apply:

(i)   The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.
(iii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 47 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 47.
ARTICLE XII
NOTICES
Section 48.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means in accordance with Section 232 of the DGCL.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in the Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 49.   Amendments.   Subject to the limitations set forth in Section 47(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Annex D
TRISALUS LIFE SCIENCES, INC.
2023 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: [DATE]
APPROVED BY THE STOCKHOLDERS: [DATE]
1.
GENERAL.

(a)   Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)   Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)   Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
SHARES SUBJECT TO THE PLAN.

(a)   Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)   Aggregate Incentive Stock Option Limit.   Subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares (equal to three hundred percent (300%) of the total number of shares of Common Stock initially reserved for issuance under Section 2(a)), or if lesser, the aggregate number of shares of Common Stock reserved under Section 2(a).
(c)   Share Reserve Operation.
(i)   Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)   Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.   The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve.   The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.
ELIGIBILITY AND LIMITATIONS.

(a)   Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)   Specific Award Limitations.
(i)   Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)   Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value of a share of Common Stock on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)   Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards qualifies as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)   Aggregate Incentive Stock Option Limit.   The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d)   Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $[•] in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[•] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4.
OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)   Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)   Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)   Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)   by cash or check, bank draft or money order payable to the Company;
(ii)   pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)   in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)   Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)   Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)   Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)   Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)   Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)   Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)   Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)   three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)   12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)   Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty (30) days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)   Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)   Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)   Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)   Form of Award.
(1)   Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)   RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)   Consideration.
(1)   Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and as is permissible under Applicable Law.
(2)   RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)   Vesting.   The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)   Termination of Continuous Service.   Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)   Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement. Except as provided in an Award Agreement, any dividends or dividend equivalents will only be paid to the Participant at the same time and pursuant to the same conditions as the underlying shares of Restricted Stock or RSUs vest or settle, as applicable.
(vi)   Settlement of RSU Awards.   An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)   Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the amount, timing and form of payment of amounts earned under the Award, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)   Other Awards.   Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.
ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)   Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards; and (iv) any Performance Goals affected by the Capitalization Adjustment. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)   Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)   Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant.
(i)   Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)   Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)   Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)   Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise; provided that the Board may also determine that the payment to be made to the Participant with respect to such Award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to the Company shareholders in connection with the Corporate Transaction to the exempt permitted by Code Section 409A. If the amount so determined for any Award is $0, then such Award automatically shall be cancelled at the effective time for no consideration.
(d)   Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)   No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
ADMINISTRATION.

(a)   Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)   Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)   To settle all controversies regarding the Plan and Awards granted under it.
(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)   To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to thirty (30) days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)   To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)   To submit any amendment to the Plan for stockholder approval.
(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c)   Delegation to Committee.
(i)   General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)   Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d)   Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)   Delegation to an Officer.   The Board or any Committee may delegate to one or more Officers the authority to take any action hereunder that could be taken by the Board or Committee with respect to Employees who are not Officers to the extent permitted by Applicable Law; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.
TAX WITHHOLDING

(a)   Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)   Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c)   No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)   Withholding Indemnification.   As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.
MISCELLANEOUS.

(a)   Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)   Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)   Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)   No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)   Execution of Additional Documents.   As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)   Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)   Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)   Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)   Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)   Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)   Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)   Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)   CHOICE OF LAW.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.
COVENANTS OF THE COMPANY.

(a)   Compliance with Law.   The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)   Application.   Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b)   Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.   To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i)   If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii)   If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i)   Vested Non-Exempt Awards.   The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)   Unvested Non-Exempt Awards.   The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)   In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)   If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)   The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.   The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e)   If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i)   Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)   The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.
SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.
TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.
DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)   “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b)   “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c)   “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)   “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f)   “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)   “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i)   “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or material violation of any provision of Company policy. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)   “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k)   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)   “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)   “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(n)   “Company” means TriSalus Life Sciences, Inc., a Delaware corporation.
(o)   “Compensation Committee” means the Compensation Committee of the Board.
(p)   “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)   a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)   “Director” means a member of the Board.
(t)   “determine”or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)   “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)   “Effective Time” has the meaning set forth in the Merger Agreement.

(x)   “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y)   “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(z)   “Entity” means a corporation, partnership, limited liability company or other entity.
(aa)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(bb)   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(cc)   “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)      If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)      If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(dd)   “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(ee)   “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ff)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(hh)   “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.
(ii)   “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC, and TriSalus Life Sciences, Inc., a Delaware corporation.
(jj)   “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(kk)   “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.
(ll)   “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(mm)   “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(nn)   “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(oo)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(pp)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(qq)   “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(rr)   “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ss)   “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(tt)   “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(uu)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(vv)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(ww)   “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(xx)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period for any reason. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(zz)   “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(aaa)   “Plan” means this TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan, as amended from time to time.
(bbb)   “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(ccc)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(ddd)   “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(fff)   “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ggg)   “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(hhh)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(iii)   “Rule 405” means Rule 405 promulgated under the Securities Act.
(jjj)   “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(kkk)   “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(lll)   “Securities Act” means the Securities Act of 1933, as amended.
(mmm)   “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(nnn)   “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(ooo)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(ppp)   “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(qqq)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(rrr)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(sss)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(ttt)   “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex E
TRISALUS LIFE SCIENCES, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: [DATE]
APPROVED BY THE STOCKHOLDERS: [DATE]
1.
GENERAL; PURPOSE.

(a)   The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as a Qualified Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of a Qualified Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of a Qualified Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.
(c)   The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.
ADMINISTRATION.

(a)   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)   To suspend or terminate the Plan at any time as provided in Section 11.
(vi)   To amend the Plan at any time as provided in Section 11.

(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as a Qualified Employee Stock Purchase Plan with respect to the 423 Component.
(viii)   To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)   Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [         ] shares of Common Stock (equal to three percent (3%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time) (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (x) two percent (2%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase, and (y) [         ] shares of Common Stock (equal to two hundred percent (200%) of the Initial Share Reserve). Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.
GRANT OF PURCHASE RIGHTS; OFFERING.

(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges (except as permitted by any regulations issued thereunder). The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.
ELIGIBILITY.

(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)   No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Qualified Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees (or a subset thereof) within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that such individuals shall be excluded.
6.
PURCHASE RIGHTS; PURCHASE PRICE.

(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a maximum percentage of eligible compensation or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.
PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions (and if applicable, accumulated interest).
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 9.

(f)   Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.
EXERCISE OF PURCHASE RIGHTS.

(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.
DESIGNATION OF BENEFICIARY.

(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
10.
ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
11.
AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 10(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)   Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Qualified Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
12.
TAX QUALIFICATION; TAX WITHHOLDING.

(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)   The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
13.
EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 11(a) above, materially amended) by the Board.
14.
MISCELLANEOUS PROVISIONS.

(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

15.
DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for a Qualified Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)   “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).
(d)    “Board” means the Board of Directors of the Company.
(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)    “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(i)    “Company” means TriSalus Life Sciences, Inc., a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.
(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger,

consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)   “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.
(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n)   “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(o)   “Director” means a member of the Board.
(p)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.
(q)   “Effective Time” shall have the meaning set forth in the Merger Agreement.
(r)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(s)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.
(v)   “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).
(w)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

(x)   “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), MTAC Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of MTAC, and TriSalus Life Sciences, Inc., a Delaware corporation.
(y)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for a Qualified Employee Stock Purchase Plan may be granted to Eligible Employees.
(z)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(aa)   “Offering Date” means a date selected by the Board for an Offering to commence.
(bb)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(cc)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(dd)   “Plan” means this TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(ee)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(ff)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(gg)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(hh)   “Qualified Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(ii)
“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(kk)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ll)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex F
SUBSCRIPTION AGREEMENT
MedTech Acquisition Corporation
48 Maple Avenue
Greenwich, CT 06830
Ladies and Gentlemen:
In connection with the proposed business combination (the “Transaction”) between MedTech Acquisition Corporation, a Delaware corporation (the “Company”) and TriSalus Life Sciences, Inc., a Delaware corporation (the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of November 11, 2022, as amended by that certain First Amendment to Agreement and Plan of Merger, dated April 4, 2023 and as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated May 13, 2023 (as amended thereto and from time to time, the “Merger Agreement”), by and among, the Company, Target, MTAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), the Company is seeking commitments to purchase shares of the Company’s to-be-authorized class of preferred stock, par value $0.0001 per share (the “Preferred Stock”) that will be designated as “Series A Preferred Stock”, for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Preferred Shares (as defined below) being referred to herein as the “Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).
The Company is entering into this subscription agreement (this “Subscription Agreement”) effective as of the date it executes a counterpart signature hereto. The Company is also entering into separate subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) in the Offering with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase shares of Preferred Stock (the “Preferred Shares”) on the closing date of the Transaction. In connection therewith, the undersigned subscriber (the “Subscriber”) and the Company agree as follows:
1.   Subscription.   The Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, upon payment of the Purchase Price, such number of Preferred Shares as is set forth on the signature page of this Subscription Agreement and at the Per Share Price and on the terms provided for herein (the “Subscription”). Upon issuance, each Preferred Share will be initially convertible into one (1) share (a “Conversion Share”, and together with the Preferred Shares, the “Company Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Certificate of Designations (the “Certificate of Designations”) substantially in the form attached hereto as Exhibit A.
2.   Closing; Delivery of Shares.   The closing of the sale of Preferred Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and immediately prior to and conditioned upon the effectiveness of the Transaction Closing. At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (a) the anticipated Closing Date and (b) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the anticipated Closing Date as set forth in the Closing Notice, the Subscriber shall deliver the Purchase Price for the Preferred Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in the Closing Notice (which account shall be segregated from other accounts maintained by the Company), such funds to be held by the Company in escrow until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 3, the Company shall deliver to the Subscriber (i) at the Closing, the Preferred Shares in book entry form, free and clear of any restrictions (other than those arising under this Subscription Agreement or applicable securities laws) in the name of the Subscriber (or its nominee or custodian in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to the Subscriber of the Preferred Shares on and as of the Closing Date. Promptly upon request and in any event

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no later than two (2) Business Days prior to the Closing, the Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Preferred Shares to the Subscriber, including, without limitation, the legal name of the person in whose name the Preferred Shares are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable. In the event that the consummation of the Transaction does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than seven (7) Business Days after the anticipated Closing Date specified in the Closing Notice) return the entire Purchase Price so delivered by the Subscriber to the Company by wire transfer in immediately available funds to the account specified by the Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Section 3 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 8 herein, the Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to the Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 3. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.
3.   Closing Conditions.   In addition to the conditions set forth in Section 2:
(a)   General Conditions.   The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:
(i)   no suspension of the qualification of the Company’s Common Stock for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;
(iii)   the Common Stock to be issued in the Transaction shall have been approved for listing on the Nasdaq Capital Market (the “Trading Market”), subject to official notice of issuance, and a Listing of Additional Shares notification form shall have been filed for the Conversion Shares with the Trading Market; and
(iv)   all conditions precedent to the Transaction Closing set forth in the Merger Agreement, as it may be amended from time to time, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing), with the closing of the Transaction scheduled to occur substantially concurrently with the Closing.
(b)   Company Conditions.   The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date;

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(ii)   the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware; and
(iii)   the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.
(c)   Subscriber Conditions.   The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing;
(iii)   the Company shall have filed the Certificate of Designations, substantially in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware; and
(iv)   no amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement.
4.   Company Representations and Warranties.   The Company represents and warrants to the Subscriber that:
(a)   Organization and Qualification.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)   Authorization; Enforcement.   This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   Issuance.   The Preferred Shares will, upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, be duly authorized, and when issued, sold and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, such Preferred Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s certificate of incorporation, as amended to date, the Acquiror Charter (as such term is defined in the Merger Agreement), the Certificate of Designations, the Company’s bylaws, or similar organization documents, as applicable and in each case as amended (together, the “Organizational Documents”). The Conversion Shares underlying the Preferred Shares will, upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, be duly authorized and, when issued and delivered to the Subscriber upon conversion pursuant to the Certificate of Designations, such

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Conversion Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Organizational Documents.
(d)   No Conflicts.   The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Preferred Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq marketplace rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the Organizational Documents; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Preferred Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.
(e)   Filings, Consents and Approvals.   Assuming the accuracy of the representations and warranties of the Subscriber in Section 5, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Preferred Shares), other than (i) any required filing of a Notice of Exempt Offering of Securities on Form D with U.S. Securities and Exchange Commission (the “Commission”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the registration statement pursuant to Section 7 below, (iii) the filings required by applicable state or federal securities laws, (iv) any filings or notices required by Nasdaq, including with respect to obtaining stockholder approval, if applicable, (v) filings required to consummate the Transaction as contemplated by the Merger Agreement, (vi) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, and (vii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)   Capitalization.   As of the date of this Subscription Agreement, the authorized share capital of the Company consists of (i) 100,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date of this Subscription Agreement (iv) 1,953,442 shares of Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 6,250,000 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and (vi) 13,266,666 warrants, each exercisable to purchase one share of Class A Common Stock, are issued and outstanding. As of the date of this Subscription Agreement, there are no Preferred Shares issued and outstanding. In addition to the warrants that are currently outstanding, on May 24, 2022 the Company issued a convertible promissory note to Sponsor (as such term is defined in Section 3(j) below) in the principal amount of up to $1,500,000, all or a portion of which can be converted by Sponsor into additional warrants at a conversion price of $1.50 per warrant, with each such warrant entitling the holder thereof to purchase one share of Class A Common Stock. Upon the filing of the Acquiror Charter (as such term is defined in the Merger Agreement) with the Secretary of State of the State of Delaware, each share of Class A Common Stock and each share of

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Class B Common Stock shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock in accordance with such Acquiror Charter, and upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Company shall have authorized the Preferred Stock issuable hereunder. Except as set forth above and pursuant to the Other Subscription Agreements, or as otherwise set forth or otherwise described in the Merger Agreement (as may be amended from time to time) and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), and except as described below with respect to the Company’s arrangements with Magnetar Capital LLC (“Magnetar”) as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As set forth in the SEC Reports, the Company is also a party to that certain non-binding term sheet by and among Magnetar, the Company and Target, for the sale and issuance by the Company of up to $50,000,000 of 8.0% senior secured convertible notes to Magnetar concurrently with the closing of the Transaction (the “Magnetar Convertible Notes”), a copy of which was filed as an exhibit to the Current Report on Form 8-K that was filed by the Company on November 14, 2022. Such term sheet further provides that the Magnetar Convertible Notes would have a three-year maturity and would be convertible into shares of Common Stock at an initial conversion price of $10.00 per share, with conversion price resets and certain anti-dilution rights. Such term sheet further contemplates the grant to Magnetar of the option to purchase up to an additional $50,000,000 Magnetar Convertible Notes during the two-year period following the Closing Date (resulting in the potential issuance of up to $100,000,000 of such Magnetar Convertible Notes). There is no assurance, however, that the Company will issue and sell the Magnetar Convertible Notes on the terms set forth in the non-binding term sheet or at all, and neither the Closing nor the Transaction Closing is conditioned upon the consummation of the sale of Magnetar Convertible Notes or similar securities. The Company makes no representations or warranties as to the timing or likelihood that it will consummate the transactions contemplated by its term sheet with Magnetar. Except for Merger Sub, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. As of the date of this Subscription Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the company, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement (as it may be amended from time to time).
(g)   Registration of Common Stock.   The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Trading Market under the symbol “MTAC.” The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.
(h)   Regulatory Actions.   Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.
(i)   Compliance.   The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(j)   Broker Fees.   The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation

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payable to Ceros Financial Service, Inc., as placement agent (the “Placement Agent”) (consisting of a cash fee of 10% of the gross proceeds raised from Subscribers (subject to certain exceptions) and an expense reimbursement), which such compensation is to be paid by MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) on behalf of the Company, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Subscriber in connection with the sale of any shares of Preferred Stock in the Offering.
(k)   Private Placement.   Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Preferred Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Preferred Shares under the Securities Act. Neither the Company nor anyone acting on its behalf has, directly or indirectly, offered the Preferred Shares or any similar securities for sale to, or solicited any offer to buy the Preferred Shares or any similar securities from, or otherwise approached or negotiated in respect thereof with, any person other than the Subscriber, the Other Subscribers, and a limited number of other accredited investors, each of which has been offered the Preferred Shares at a private sale for investment. The Preferred Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(l)   SEC Reports; Financial Statements.   The Company has filed all forms, reports, statements, schedules, proxies, registration statements and other documents required to be filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”). As of their respective dates, all SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates to (i) the topics referenced in the Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 or (ii) the classification of the Company’s common stock as permanent or temporary equity, or any subsequent guidance, statements or interpretations issued by the Commission or the staff of the Commission, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Company’s SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the Company.
(m)   No Side Letters.   Other than the Other Subscription Agreements, the Merger Agreement (as it may be amended from time to time), the Magnetar Convertible Notes as well as any definitive documents related to or entered into in connection with the convertible note financing contemplated by the Company’s term sheet with Magnetar, the Company has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company through the Offering. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement. All Other Subscribers are purchasing the Preferred Shares for the same Per Share Price.
(n)   No Disqualification Events.   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company

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or, to the knowledge of the Company, any Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii — iv) or (d)(3), is applicable. “Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).
The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.
5.   Subscriber Representations, Warranties and Covenants.   The Subscriber represents and warrants to the Company that:
(a)   Subscriber Status.   At the time the Subscriber was offered the Preferred Shares, it was, and as of the date hereof, the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) or an “Institutional Account” (within the meaning of FINRA Rule 4512(c)) (an “Institutional Account”), as indicated in the questionnaire attached as Exhibit B hereto (an “Investor Questionnaire”), and (ii) is acquiring the Preferred Shares and the Conversion Shares underlying the Preferred Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber, if not an individual, is not an entity formed for the specific purpose of acquiring the Preferred Shares or the Conversion Shares.
(b)   Nature of Investment.   The Subscriber understands that the Preferred Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the Preferred Shares deliverable at the Closing, nor the Conversion Shares underlying the Preferred Shares deliverable at the Closing, have been registered under the Securities Act. The Subscriber understands that neither the Preferred Shares, nor the Conversion Shares underlying the Preferred Shares, may be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Preferred Shares delivered at the Closing and the Conversion Shares underlying such Preferred Shares shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Preferred Shares or the Conversion Shares underlying the Preferred Shares, and may be required to bear the financial risk of an investment in the Preferred Shares or the Conversion Shares underlying the Preferred Shares for an indefinite period of time. The Subscriber acknowledges and agrees that neither the Preferred Shares nor the Conversion Shares underlying the Preferred Shares will be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), until at least one year following the Company’s filing of certain required information with the Commission after the Closing Date. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Preferred Shares or the Conversion Shares underlying the Preferred Shares. The Subscriber acknowledges and agrees that the effectiveness of the registration statement registering the resale of the Conversion Shares underlying the Preferred Shares pursuant to Section 7 is not a condition to the Closing of this Offering.
(c)   Reliance on Exemptions.   The Subscriber understands that the Preferred Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Subscriber’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Subscriber set forth herein in order to determine the availability of such exemptions and the eligibility of such Subscriber to acquire the Preferred Shares as well as the Conversion Shares underlying the Preferred Shares.

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(d)   Authorization and Enforcement.   The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. At the Closing, the Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(e)   Other Representations.   The Subscriber understands and agrees that the Subscriber is purchasing the Preferred Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.
(f)   Tax Treatment.   The Subscriber’s acquisition and holding of the Preferred Shares, as well as any Conversion Shares underlying the Preferred Shares, will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
(g)   Receipt of Disclosure.   The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Preferred Shares and the Conversion Shares underlying the Preferred Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has had the opportunity to review the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Offering and the merits and risks of investing in the Preferred Shares and the Conversion Shares underlying the Preferred Shares; (ii) access to information about the Company and the Target and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, including without limitation, risk factors relating to the Offering, the Company and the Target delivered by the Company to the Subscriber (the “Risk Factors”); and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, the Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Preferred Shares, the Conversion Shares underlying the Preferred Shares, and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
(h)   No General Solicitation.   The Subscriber became aware of this Offering of the Preferred Shares solely by means of direct contact between the Subscriber and the Company, the Placement Agent or a representative of the Company or the Placement Agent, and the Preferred Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, the Placement Agent or a representative of the Company or the Placement Agent. If the Subscriber is a client of the

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Placement Agent, the Subscriber affirms and acknowledges that the Subscriber has had a pre-existing, substantive relationship with the Placement Agent since on or before November 13, 2022; if the Subscriber is not a client of the Placement Agent, the Subscriber affirms and acknowledges that the Subscriber has had, since on or before November 13, 2022, a pre-existing, substantive relationship with the Company, the Sponsor and/or the individual members of the Sponsor. The Subscriber acknowledges that the Preferred Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   Investment Risks.   The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Preferred Shares and the Conversion Shares underlying such Preferred Shares, including those set forth in the SEC Reports and in the Risk Factors. The Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Preferred Shares and the Conversion Shares underlying such Preferred Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Preferred Shares and the Conversion Shares underlying such Preferred Shares and determined that the Preferred Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.
(j)   Compliance.   The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Preferred Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.
(k)   OFAC/Patriot Act.   The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.
(l)   No Reliance on Placement Agent; Acknowledgment of Conflicts.   In making its decision to purchase the Preferred Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agent or anyone other than the Company concerning the Company, Target or the Preferred Shares or the offer and sale of the Preferred Shares. The Subscriber acknowledges and agrees that no disclosure or offering document has been prepared by the Placement Agent specifically for the offer and sale of the Preferred Shares. The Placement Agent and its members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Preferred Shares and the Conversion Shares underlying such Preferred Shares or the accuracy, completeness or adequacy of any information supplied to the

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Subscriber by the Company. In connection with the issue and purchase of the Preferred Shares, the Placement Agent has not made any recommendations regarding an investment in the Company or the Preferred Shares or acted as the Subscriber’s financial advisor or fiduciary. The Subscriber hereby further acknowledges and affirms his, her or its understanding that Christopher Dewey, the Chief Executive Officer of the Company and a Managing Member of the Sponsor, is also a managing director and indirect minority owner of the Placement Agent, and that the matters described in any Subscription Agreement and the fees in connection therewith may give rise to potential conflicts of interest or the appearance thereof. The Subscriber consents to (and agrees, to the extent applicable and permitted by applicable law, on behalf of itself and its equity holders, to waive any claims the Subscriber or its equity holders may have based on any actual or potential conflicts of interest that may arise or result from) the Placement Agent acting as placement agent to the Company and receiving any compensation in connection with, any of the activities described in any Subscription Agreement. The Subscriber acknowledges that the Placement Agent does not assume any responsibility for independent verification of, or the accuracy or completeness of, any information or projections provided to the Subscriber hereunder.
(m)   No Broker.   No broker or finder has acted on behalf of the Subscriber in connection with the sale of the Preferred Shares pursuant to this Subscription Agreement in such a way as to create any liability on the Company.
(n)   No Short Sales.   The Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms (other than pledges in the ordinary course of business as part of prime brokerage arrangements). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
(o)   No Status as a Group Member.   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by the Subscriber with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, the Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(p)   Future Information.   The Subscriber acknowledges that (i) the Company and Target and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company and Target that is not known to the Subscriber and that may be material to a decision to purchase the Preferred Shares, (ii) the Subscriber has determined to purchase the Preferred Shares notwithstanding its lack of knowledge of such information, and (iii) none of the Company or Target or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Subscriber, and the Subscriber hereby, to the extent permitted by law, on behalf of itself and its equity holders, waives and releases any claims it may have against the Company, Target and their respective affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.
(q)   Diligence Disclaimer.   Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Preferred Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

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(r)   Residency.   Such Subscriber’s residence (if an individual) or offices in which its investment decision with respect to the Preferred Shares was made (if an entity) are located at the address immediately below such Subscriber’s name on its signature page hereto.
6.   Additional Covenants.
(a)   Transfer Restrictions.
(i)   The Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws. In connection with any transfer of the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations), other than a transfer pursuant to (A) an effective registration statement, (B) Rule 144 under the Securities Act or (C) any transfer for which the Company’s transfer agent will not require an opinion, the Company shall require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred shares under the Securities Act and any other documentation reasonably requested by the Company or the Company’s transfer agent; provided that as a condition of any such transfer other than (A), (B) or (C) above, such transferee shall agree in writing to be bound by the terms of this Subscription Agreement (including a representation pursuant to Exhibit B of this Subscription Agreement that such transferee is an “accredited investor” (as defined in Rule 501(a) under the Securities Act)); provided, further, that any transfer pursuant to (A), (B) or (C) above is subject to receipt by the Company of a representation letter or other documentation reasonably requested by the Company or the Company’s transfer agent. The Subscriber shall be permitted to transfer the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) to the Company.
(ii)   The Company acknowledges and agrees that the Subscriber may from time to time pledge pursuant to a bona fide margin agreement with a broker-dealer registered under the Exchange Act, or grant a security interest in some or all of the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Subscriber may transfer such pledged or secured shares to the pledgees or secured parties; provided that, any such Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) to be transferred shall be required to include any applicable legends, including the legend contemplated by Section 6(a)(iii) herein, and if required by its Transfer Agent, be in physical certificated form; provided, further, that in no event shall the Company be required to, or be required to instruct the Transfer Agent to, deliver Company Shares (or any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) to such pledgee or secured parties without legends if such legends are required as determined by the Company in consultation with its counsel. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith; further, no notice shall be required of such pledge; provided that the Subscriber and its pledgee shall be required to comply with other provisions of Section 6 hereof in order to effect a sale, transfer or assignment of the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) to such pledgee. In addition, the Subscriber shall be permitted to transfer the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) to one or more affiliates of the Subscriber, provided that, any such affiliate transferee of such Subscriber shall agree in writing to be bound by the terms of this Subscription Agreement (including a representation

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pursuant to Exhibit B of this Subscription Agreement that such transferee is an “accredited investor” (as defined in Rule 501(a) under the Securities Act); provided, that, any such transfer is conditioned upon the receipt from the Subscriber or such affiliate transferee of any documentation reasonably requested by the Company or the Company’s transfer agent.
(iii)   The Subscriber agrees to the imprinting, so long as is required by this Subscription Agreement, of a legend on any of the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations), and after the consummation of the Transaction, the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations), in the following form:
THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS.
(iv)   The Subscriber agrees with the Company that the Subscriber will sell any Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Company Shares (or any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations) are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations), and after the consummation of the Transaction, the Company Shares (as well as any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations), as set forth in this Section 6 is predicated upon the Company’s reliance upon this understanding.
(v)   Subscriber acknowledges and agrees that it does not currently have, and it will not before Closing enter into, any binding commitment to transfer any of the Company Shares or any of its rights or obligations under this Subscription Agreement.
(b)   Public Disclosure.   The Company shall by 5:30pm ET on the fourth (4th) Business Day following the date on which the Company accepts and countersigns this Subscription Agreement (the “Disclosure Time”), file a Current Report on Form 8-K with the Commission (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the transactions contemplated hereby, and any other material, nonpublic information that the Company has provided to the Subscriber or any of the Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement (in each case, without redaction). Upon the issuance of such Disclosure Document, to the Company’s knowledge, the Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its respective affiliates. Notwithstanding the foregoing, no party shall publicly disclose the name of any other party, or include the name of any other party in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the party being disclosed, except (a) as required by federal securities law in connection with any registration statement contemplated by Section 7 and (b) to the extent such

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disclosure is required by law or Trading Market regulations, in which case prior notice of such disclosure permitted under this clause (b) shall be made to the other party. The Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).
(c)   Certain Transactions and Confidentiality.   The Subscriber covenants that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it will (i) execute any purchases or sales of any of the Company’s securities or (ii) will engage in any Short Sales with respect to securities of the Company; in each instance during the period commencing at the time that the Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the Disclosure Document as described in Section 6(b). The Subscriber covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the Disclosure Document as described in Section 6(b), the Subscriber will maintain the confidentiality of the existence and terms of this transaction.
(d)   Subscriber Undertaking.   The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Preferred Shares, and the Subscriber shall provide such information to the Company upon such request to the extent readily available and to the extent consistent with the Subscriber’s internal policies and procedures, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.
7.   Registration of Shares.
(a)   The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will submit to or file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Conversion Shares underlying the Preferred Shares and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (1) ninety (90) calendar days following the Closing Date (or one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided by, the Commission) and (2) the tenth (10th) calendar day after the date the Company is notified orally or in writing by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of clauses (1) or (2), the “Effectiveness Deadline”); provided, however, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the filing of the Registration Statement. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the Commission or another regulatory agency; provided, however, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Conversion Shares underlying the Preferred Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Conversion Shares underlying the Preferred Shares which is equal to the maximum number of Conversion Shares underlying the Preferred Shares as is permitted by the Commission. In such event, the number of Conversion Shares underlying the Preferred Shares, or other shares to be registered for each selling stockholder named in the Registration Statement, shall be reduced pro rata among all such selling stockholders. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the

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prospectus forming part of the Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to each Subscriber until the earliest to occur of (i) two (2) years from the effective date of such Registration Statement, (ii) the date on which Subscriber ceases to hold any Company Shares issued pursuant to this Subscription Agreement and covered by such Registration Statement and (iii) the first date on which such Subscriber can sell all of its Conversion Shares underlying the Preferred Shares issued pursuant to this Subscription Agreement (or securities received in exchange therefor) and covered by such Registration Statement under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (the earliest of clauses (i), (ii) and (iii), the “End Date”). Prior to the End Date, the Company will use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. The Company will use its commercially reasonable efforts to (x) deliver all the necessary documentation to cause the Company’s transfer agent to remove all restrictive legends from any Registrable Securities (as defined below) being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Registrable Securities, and (y) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (x) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, reasonably necessary to enable Holder to resell Registrable Securities pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to the Subscribers), as applicable, and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Conversion Shares underlying the Preferred Shares, any shares of Common Stock that may be issued as a dividend on the Holder’s Preferred Shares in accordance with the Certificate of Designations, and any other equity security issued or issuable with respect to the Conversion Shares underlying the Preferred Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) three (3) years from the date of original issuance, (B) the date all Conversion Shares underlying the Preferred Shares held by a Holder may be sold by such Holder without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (B) the date on which such securities have actually been sold by a Holder or such Holder otherwise ceases to hold such securities, or (C) when such securities shall have ceased to be outstanding. “Holder” shall mean the Subscriber or any affiliate of the Subscriber to which the rights under this Section 7 shall have been assigned in accordance with the terms and conditions of this Agreement (and any such affiliates, also a “Subscriber” hereunder). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the securities of the Company held by the Subscriber to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above. The Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations provided that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Conversion Shares underlying the Preferred Shares. The Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Registrable Securities. Notwithstanding anything to the contrary in this Subscription Agreement, the Company may delay filing, postpone effectiveness or suspend the use of the Registration Statement if (A) it determines that, in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, (B) such filing, effectiveness or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that would

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reasonably be expected to materially adversely affect or be seriously detrimental the Company or require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or any other material non-public information, (C) it so determines during any customary blackout or similar period or as permitted hereunder, (D) the majority of the board determines to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Guidance or future Commission guidance directed at special purpose acquisition companies, or any related disclosure or related matters, or (E) necessary in connection with the preparation and filing of a post-effective amendment to such Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of such Registration Statement (each such circumstance, a “Suspension Event”); provided, that, (i) the Company shall not so delay filing, postpone effectiveness, or suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (ii) the Company shall use commercially reasonable efforts to make the Registration Statement available for the sale by the Subscriber of its Registrable Securities as soon as practicable thereafter. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose, (ii) any Suspension Event during the period that the Registration Statement is effective or (iii) if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (I) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales (the “Subscriber Suspension Obligations”), and (II) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering such Registrable Securities shall not apply (X) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (Y) to copies stored electronically on archival servers as a result of automatic data back-up. For as long as the Subscriber holds Registrable Securities, the Company shall use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied. At its expense, the Company shall advise the Subscriber within two (2) business days: (i) when the Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information relating to the Registration Statement or the prospectus; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening in writing of any proceeding for such purpose.
(b)   The Company shall indemnify and hold harmless the Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents and employees of the Subscriber, each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of

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a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus included in the Registration Statement, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are (1) based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein or that the Subscriber has omitted a material fact from such information or (2) result from or in connection with any offers or sales effected by the Subscriber in violation of the Subscriber Suspension Obligations. The Company shall notify the Subscriber promptly of the institution, threat in writing or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Company Shares by the Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).
(c)   The Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld or delayed).
(d)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term

F-16

thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(e)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(f)   If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses with respect to which such indemnified party is entitled to indemnification hereunder, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in this Section 7, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, with the prior written consent of the Target not to be unreasonably withheld, delayed or conditioned (which the parties hereto expressly acknowledge and agree, is an express third-party beneficiary of this Section 8(a)); (b) such date and time as the Merger Agreement is terminated in accordance with its terms; or (c) September 22, 2023 (other than as a result of a breach by the Subscriber of its obligations hereunder); provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement and (ii) the provisions of Sections 9 through 11 will survive any termination of this Subscription Agreement and continue indefinitely.
9.   Trust Account Waiver.   The Subscriber hereby represents and warrants that it has read the SEC Reports, including the final prospectus of the Company, dated as of December 17, 2020 and filed with the Commission (File Nos. 333-251037 and 333-251451), and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, the Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or

F-17

arising out of, this Subscription Agreement, the transactions contemplated hereby or the Company Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Company Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Company Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 9 to the contrary, nothing herein shall be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.
10.   Miscellaneous.
(a)   Transferability.   Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Company Shares acquired hereunder, if any, subject to applicable securities laws and the rights set forth in Section 7) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as the Subscriber, that is an Accredited Investor or an Institutional Account, so long as the Subscriber provides the Company with at least five (5) Business Days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.
(b)   Company Reliance.   The Subscriber acknowledges that the Company, the Placement Agent, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect.
(c)   Survival.   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(d)   Amendments and Waivers.   This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 10(d), Section 10(n) and Section 11 of this Subscription Agreement may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.
(e)   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

F-18

(f)   Successors and Assigns.   This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto, the Target, solely as an express third-party beneficiary of Section 8(a) and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(g)   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(h)   Counterparts.   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(i)   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (ii) not to assert that a remedy of specific enforcement pursuant to this Section 10(i) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(j)   JURY TRIAL.   THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
(k)   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by email, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.
(l)   Headings and Certain Defined Terms.   The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association,

F-19

including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (z) “representative” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.
(m)   Further Assurances.   At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.
(n)   Third-Party Beneficiary.   The parties hereto agree that the Placement Agent is an express third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and convents of the Subscriber contained in Section 5, and its express rights set forth in Section 10(f) and this Section 10(n). The parties further agree that the Target is an express third-party beneficiary of the provisions of Section 8(a).
(o)   Share Adjustment.   If any change in the number, type or classes of authorized shares of the Company (including the Company Shares), other than as contemplated by the Merger Agreement (as may be amended from time to time) or any agreement contemplated by the Transaction, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Preferred Shares issued to the Subscriber shall be appropriately adjusted to reflect such change.
11.   Non-Reliance and Exculpation.   The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agent, its affiliates or any of its affiliates’ control persons, officers, directors, employees or other representatives, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Preferred Shares. The Subscriber acknowledges that neither the Placement Agent nor its representatives: (a) shall be liable to the Subscriber for any improper payment made in accordance with the information provided by the Company; (b) make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or the Merger Agreement (together with any related documents, the “Transaction Documents”); or (c) shall be liable to the Subscriber (whether in tort, contract or otherwise) (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement or any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement or any Transaction Document, except for their gross negligence, willful misconduct or bad faith.
[SIGNATURE PAGES FOLLOW]

F-20

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed as of the below date on which the Subscription is accepted by the Company:
MEDTECH ACQUISITION CORPORATION

By:

Name:
David Matlin

Title:
Chief Financial Officer

Date:
Address for Notice:
48 Maple Avenue
Greenwich, CT 06830
Attn: David Matlin
Email: matlin@mpasset.com
with a copy (which will not constitute notice) to:
Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, FL 33602
Attn: Kevin M. Shuler
Email: kshuler@foley.com
Cooley LLP
10265 Science Center Dr.
San Diego, California 92121
Attn: Matthew Browne
Email: mbrowne@cooley.com

F-21

[SUBSCRIBER SIGNATURE PAGE TO THE MTAC SUBSCRIPTION AGREEMENT]
IN WITNESS WHEREOF, the undersigned has personally executed this Subscription Agreement, or otherwise caused this Subscription Agreement to be duly executed by its authorized signatory, as of the date forth below.
Name(s) of Subscriber:
Signature of Subscriber or Authorized Signatory of Subscriber:
Name of Authorized Signatory:
Title of Authorized Signatory:
Address for Notice to Subscriber:
Address for Delivery of Preferred Shares to Subscriber (if not same as address for notice):
Subscription Amount: $
Number of Preferred Shares:
Date:
EIN Number:

F-22

Exhibit A
Certificate of Designations

F-23

Exhibit B
Accredited Investor Questionnaire
Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.
        The undersigned represents and warrants that the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c).
The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):
        (i)   A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;
        (ii)   A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
        (iii)   An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the Commission under the section 203(l) or (m) of the Investment Advisers Act;
        (iv)   An insurance company as defined in section 2(13) of the Exchange Act;
        (v)   An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;
        (vi)   A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
        (vii)   A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
        (viii)   An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
        (ix)   A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
        (x)   An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000; and/or
        (xi)   A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company.
        (xii)   A “family office,” as defined in Rule 202(a)(11)(G)-1 under the Advisers Act: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the Shares, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

F-24

        (xiii)   A “family client,” as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements of the category immediately above and whose prospective investment in the Company is directed by such family office pursuant to clause (iii) in the category immediately above.
        (xiv)   An individual whose individual net worth, or whose joint net worth with such individual’s spouse or spousal equivalent, is in excess of $1,000,000.
        (xv)   An individual whose individual net income (exclusive of any income attributable to such individual’s spouse or spousal equivalent) is more than $200,000 in each of the past two years, or whose joint income with such individual’s spouse or spousal equivalent is more than $300,000 in each of those years, and such individual reasonably expect to reach the same income level in the current year.
        (xvi)   An individual who holds in good standing one or more of the following professional certifications and designations administered by the Financial Industry Regulatory Authority: Licensed General Securities Representative (Series 7), Licensed Investment Adviser Representative (Series 65), and Licensed Private Securities Offerings Representative (Series 82).
        (xvii)   The Subscriber does not qualify under any of the investor categories set forth in (i) through (xvi) above.

F-25

2.1
Type of the Subscriber.   Indicate the form of entity of the Subscriber:

☐
Limited Partnership

☐
Corporation

☐
Individual

☐
General Partnership

☐
Limited Liability Company

☐
Revocable Trust

☐
Other Type of Trust (indicate type):
☐
Other (indicate form of organization):
Subscriber:
Subscriber Name:

By:

Signatory Name:
Signatory Title:

F-26

Annex G
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF TRISALUS LIFE SCIENCES, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of TriSalus Life Sciences, Inc., a Delaware corporation (the “Corporation”), by the Second Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $0.0001 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of such series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (this “Certificate of Designations”). This Certificate of Designations will be effective as of [•], 2023.
Section 1.   Number of Shares and Designation.   [•] shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”). The number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.
Section 2.   Rank.   Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior to the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and any other class or series of equity securities of the Corporation, hereafter created, that by its terms does not expressly rank senior to, or on parity with, the Preferred Stock as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as “Junior Securities”), (ii) rank junior to any class or series of equity securities of the Corporation, hereafter created without violation of this Certificate of Designations, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as “Senior Securities”), and (iii) rank on parity with any class or series of equity securities of the Corporation, hereafter created without violation of this Certificate of Designations, that expressly provides that it ranks pari passu with the Preferred Stock as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.
Section 3.   Definitions.
(a)   As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:
“10-Day VWAP” means the average of the daily VWAP of the Common Stock for each Trading Day in the ten (10)-Trading Day period immediately prior to, but excluding, the applicable determination date.
“Accrued Dividend Fundamental Transaction Shares” has the meaning set forth in Section 7(g)(i).

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii) but that have not been paid as of such date.
“Actual Dividend PIK Payment Shares” has the meaning set forth in Section 4(a)(iii).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.
“Alternate Consideration” has the meaning set forth in Section 7(g).
“Annual Dividend Payment Date” means [•]1 of each year (each, an “Anniversary Date”), commencing on the first Anniversary Date immediately following the Original Issuance Date; provided, that if any such Anniversary Date is not a Business Day then the “Annual Dividend Payment Date” shall be the next Business Day immediately following such Anniversary Date.
“Annual Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).
“Annual Dividends” has the meaning set forth in Section 4(a)(ii).
“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Capital Stock shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.
“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by law to be closed in New York City, New York.
“Buy-In” has the meaning set forth in Section 6(b)(vi).
“By-laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.
“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.
“Certificate of Designations” has the meaning set forth in the preamble.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.
“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” has the meaning set forth in Section 2.
“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).
“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Conversion Date” has the meaning set forth in Section 6(b)(iii).

1
NTD: To include anniversary of closing date (MM/DD).

2“Conversion Notice” has the meaning set forth in Section 6(b)(i).
“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 7.
“Conversion Right” has the meaning set forth in Section 6(a)(i).
“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.
“Corporation” has the meaning set forth in the preamble.
“DGCL” has the meaning set forth in the preamble.
“Dividend PIK Amount” has the meaning set forth in Section 4(a)(iii).
“Dividend Rate” has the meaning set forth in Section 4(a)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Stock or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Conversion Price.
“Floor Price” means an amount equal to [•]2.
“Fundamental Transaction” means, at any time while the Preferred Stock is outstanding, any transaction whereby:
(i)   the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;
(ii)   the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition (including in connection with any Liquidation) of all or substantially all of its assets in one or a series of related transactions;
(iii)   any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock;
(iv)   the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or
(v)   the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

2
NTD: This will be equal to the greater of (i) $2.00 or (ii) twenty percent (20%) of the highest Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) calculation made with respect to MTAC’s Class A Common Stock, as determined based on the respective dates that Subscription Agreement(s) are executedand delivered by MTAC (if such agreements are executed on different dates).

“Fundamental Transaction Date” has the meaning set forth in Section 7(g).
“Holder” means, at any time, any Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
“Initial Conversion Price” means with respect to each share of Preferred Stock, $10.00 per share.
“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.
“Junior Securities” has the meaning set forth in Section 2.
“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Liquidation Preference” means, with respect to each share of Preferred Stock, $10.00 per share, as adjusted for any stock dividend, stock split, reverse stock split, combination or similar event affecting the Preferred Stock.
“NASDAQ” means The Nasdaq Stock Market LLC (or its successor).
“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
“Original Issuance Date” means [•], 2023.
“Parity Securities” has the meaning set forth in Section 2.
“Participating Dividends” has the meaning set forth in Section 4(a)(i).
“Payment Period” means, with respect to a share of Preferred Stock, the period beginning on the day after the preceding Annual Dividend Payment Date (or if no Annual Dividend Payment Date has occurred since the Issuance Date of such share of Preferred Stock, the Issuance Date) to and including the next Annual Dividend Payment Date; provided that, for the purpose of determining the amount of Accrued Dividends for any Payment Period, the Payment Period shall be calculated based on the actual number of days elapsed during such Payment Period on either an actual 365-or 366-day year, as applicable.
“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Preferred Stock” has the meaning set forth in Section 1.
“Register” means the securities register maintained in respect of the Preferred Stock by the Transfer Agent.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Securities” has the meaning set forth in Section 2.
“Share Delivery Date” has the meaning set forth in Section 6(b)(ii).
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Threshold Amount” means 19.90% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to an applicable Conversion Notice.
“Trading Day” means a day on which the NASDAQ is open for the transaction of business.
“Transfer Agent” means, Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, with a mailing address of 1 State Street 30th Floor, New York, NY 10004 and an email address of cstmail@continentalstock.com and any successor transfer agent of the Corporation.
“VWAP” means, for any date, if the Common Stock is then listed or quoted on the NASDAQ (or its successor) or another U.S. national securities exchange, the per share daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the NASDAQ (or its successor) or another U.S. national securities exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or if such volume weighted average price is unavailable, the market price of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Corporation).
(b)   In addition to the above definitions, unless the context requires otherwise:
(i)   any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;
(ii)   the word “including” shall be deemed to be followed by the words “without limitation”;
(iii)   references to “$” or “dollars” means the lawful coin or currency the United States of America; and
(iv)   references to “Section” are references to Sections of this Certificate of Designations.
Section 4.   Dividends.
(a)   Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for the payment of dividends, dividends on the terms described below:
(i)   Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock (other than dividends paid in the form of Common Stock, Convertible Securities or Options) as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock. Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock.
(ii)   In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, subject to Section 4(c), if, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor, on each Annual Dividend Payment Date for the applicable Payment Period or Payment Periods dividends on each outstanding share of Preferred Stock (the “Annual Dividends”) at a rate per annum (calculated on the basis of an actual 365- or 366-day year, as applicable) equal to 8.00% of the Liquidation Preference per share of Preferred Stock (the “Dividend Rate”), payable in accordance with Section 4(a)(iii) below. Subject to Section 4(c), Annual Dividends shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends and shall be payable annually in arrears, if, as and when so authorized and declared by the Board of Directors, on each Annual Dividend Payment Date, commencing on the first Annual Dividend Payment Date following the Issuance Date of such share. Accrued Dividends, to the extent unpaid, shall in all cases be payable upon a Liquidation pursuant to Section 5, upon a conversion of the Preferred Stock following a Fundamental Transaction pursuant to Section 7(g)(i), or upon any conversion of the Preferred Stock pursuant to Section 6(a)(i) or Section 6(a)(ii). Annual Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward).
(iii)   The Annual Dividends may, at the option of the Corporation in its sole discretion, be paid (A) in cash, (B) by delivery of shares of Common Stock, or (C) by delivery of any combination of cash and shares of Common Stock; provided that, if the Corporation elects to pay all or any part of the total amount of an Annual Dividend in shares of Common Stock (such amount with respect to any Annual Dividend Payment Date, the “Dividend PIK Amount”), the number of shares of Common Stock to be delivered shall be determined by dividing the Dividend PIK Amount by the 10-Day VWAP with respect to such Annual Dividend Payment Date; provided that, where the Corporation has determined in its sole discretion to pay a Dividend PIK Amount, if the 10-Day VWAP with respect to such Annual Dividend Payment Date is less than the Floor Price, (A) the number of shares of Common Stock that are permitted to be delivered in partial payment of the Dividend PIK Amount (the “Actual Dividend PIK Payment Shares”) shall be calculated by dividing (v) the Dividend PIK Amount by (w) the Floor Price and (B) the portion of the Annual Dividend that is not paid by delivery of the Actual Dividend PIK Payment Shares shall be payable in cash, which amount shall be calculated as (x) the total Dividend PIK Amount less (y)(i) the product of the Actual Dividend PIK Payment Shares multiplied by (ii) the 10-Day VWAP.
(iv)   Each Participating Dividend or Annual Dividend shall be paid pro rata to the Holders of shares of Preferred Stock entitled thereto. Each Participating Dividend or Annual Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the Close of Business on the record date designated by the Board of Directors for such dividends, which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Annual Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Annual Dividend Payment Date (such date, an “Annual Dividend Payment Record Date”).
(b)   Without the consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities (other than repurchases, redemptions or acquisitions of shares of Junior Securities with respect to equity awards (including in connection with “cashless” or “net” exercises of Options, payment of the exercise or purchase price of Options, or to satisfy tax withholding obligations due as a result of the exercise of Options or delivery of equity awards) under any equity incentive plan or similar arrangements of the Corporation or its Subsidiaries) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including for this purpose the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Preferred Stock), (B) immediately after the taking of such action, the Corporation, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Preferred Stock) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable law.
(c)   If the Fundamental Transaction Date or Conversion Date of any share of Preferred Stock is after an Annual Dividend Payment Record Date for a declared Annual Dividend on the Preferred Stock but occurs on or prior to the next Annual Dividend Payment Date, then the Holder of such share at the Close of Business on such Annual Dividend Payment Record Date will be entitled, notwithstanding the related Fundamental Transaction or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Annual Dividend Payment Date, such declared Annual Dividend on such share. Except as provided in this Section 4(c), Annual Dividends on any share of Preferred Stock will cease to accumulate from and after the Fundamental Transaction Date or Conversion Date, as applicable.
Section 5.   Liquidation Rights.
(a)   In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to stockholders of the Corporation, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of the date of the Liquidation, and (ii) the amount such Holder would have received had such shares of Preferred Stock, immediately prior to such Liquidation, been converted into shares of Common Stock pursuant to Section 6, without regard to any of the limitations on conversion or convertibility contained therein.
(b)   In the event the assets of the Corporation available for distribution to stockholders of the Corporation upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.
(c)   Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of the Corporation) nor the merger, consolidation, share exchange, statutory exchange or any other business combination transaction of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.
Section 6.   Conversion.
(a)   Conversion of Preferred Stock.
(i)   Optional Conversion.   Subject to and in accordance with the provisions of this Section 6, each Holder of shares of Preferred Stock shall have the right, at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock (the “Conversion Right” and such shares of Common Stock are sometimes referred to hereinafter as, the “Conversion Shares”) by providing the Corporation, with the Conversion Notice (as defined in Section 6(b)(i) below). Upon a Holder’s election to exercise its Conversion Right pursuant to the Conversion Notice, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of Conversion Shares equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) if the Corporation has not otherwise paid the Accrued Dividends to the Holder, the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.
(ii)   Automatic Conversion.   On the four year anniversary of the Original Issuance Date, all then outstanding shares of Preferred Stock shall automatically convert into fully paid and non-assessable shares of Common Stock, with each share of Preferred Stock automatically converted into such number of shares of Common Stock equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) if the Corporation has not otherwise paid the Accrued Dividends to the Holder, the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.
(iii)   Fractional Shares.   No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock subject to conversion is held by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so subject for which the Corporation has not otherwise paid such Accrued Dividends. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the 10-Day VWAP of a share of Common Stock determined on the Conversion Date.
(iv)   Reservation of Shares.   The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 100% of the number of shares of Common Stock then issuable upon conversion of all then outstanding shares of Preferred Stock. The Corporation shall take all action permitted by applicable law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that the Corporation shall, if permitted by the rules of the NASDAQ, at its sole expense, cause to be authorized for listing or quotation on the NASDAQ, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its reasonable best efforts to ensure that such Common Stock may be issued without violation of any applicable law or regulation.
(b)   Mechanics of Conversion.
(i)   The Conversion Right of a Holder of Preferred Stock shall be exercised by the Holder by delivering written notice to the Corporation, substantially in the form attached hereto as Annex A, that the Holder elects to convert all or a portion of the shares of Preferred Stock held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent, duly executed by the Holder or its legal representative.
(ii)   As promptly as practicable after the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 10(a), if applicable, and in no event later than three (3) Trading Days thereafter (the “Share Delivery Date”), the Corporation shall instruct the Transfer Agent to update the Register to reflect the shares of Common Stock held by such Holder as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(iii).
(iii)   The conversion of any share of Preferred Stock shall be deemed to have been made in connection with any exercise of the Conversion Right at the Close of Business on the date of giving the Conversion Notice (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Annual Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 10.
(iv)   Corporation’s Obligations to Issue Common Stock.   Subject to Section 6(c), the Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of shares of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.
(v)   Failure to Deliver Shares of Common Stock upon Conversion of Shares of Preferred Stock.   If, in the case of any Conversion Notice, the Conversion Shares to be issued in connection with the Conversion Right are not delivered to the applicable Holder by the Share Delivery Date, in addition to any other rights herein, the Holder shall be entitled to elect by written notice to the Transfer Agent, on behalf of the Corporation, at any time on or before its receipt of such Conversion Shares, to rescind such Conversion Notice, in which event the Corporation shall promptly return to the Holder any certificated Preferred Stock delivered to the Corporation and the Holder shall promptly return to the Corporation any Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.
(vi)   Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion.   In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(b)(ii) (other than a failure caused by incorrect or incomplete information provided by the Holder to the Corporation and which the Corporation promptly provides written notice to the Holder of), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.
(c)   NASDAQ Conversion Limits; Solicitation of Stockholder Approval.   Notwithstanding Section 6(a) of this Certificate of Designations, the Corporation shall not be required to issue any shares of Common Stock to a given Holder upon conversion by such Holder (or its assigns) of any shares of Preferred Stock to the extent (and only to the extent) that such conversion would result in a given Holder (including its predecessors-in-interest) beneficially owning a number of shares of Common Stock in excess of the applicable Threshold Amount that has not been approved by the Corporation’s stockholders (including at any special meeting of the Corporation’s stockholders) in accordance with the stockholder approval requirements of NASDAQ Marketplace Rule 5635 (or any equivalent rule or requirement of the applicable exchange or automated quotation system on which the Common Stock is then listed or quoted). In the event that any proposed conversion would be restricted by the foregoing limitation, the Corporation shall use reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals, in order that the Corporation may thereafter validly and legally issue such shares of Common Stock to the given Holder or Holder(s) in compliance with the applicable listing standards of NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed).
Section 7.   Adjustments to Conversion Price.
(a)   Adjustments to Conversion Price.   Except as provided in Section 7(d), the Conversion Price shall be subject to the following adjustments:
(i)   Stock Dividends and Distributions.   If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:
OS0
OS1
Where,
OS0 = the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.
OS1 = the sum of the number of shares of Common Stock outstanding at the Close of Business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.
If any dividend or distribution described in this Section 7(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.
(ii)   Subdivisions, Splits and Combination of the Common Stock.   If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:
OS0
OS1
Where,
OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.
If any subdivision, split or combination described in this Section 7(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.
(iii)   Other Distributions.   If the Corporation distributes to all holders of shares of Common Stock, any Convertible Securities or Options or any other assets for which there is no corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i) (which excludes, for the avoidance of doubt, any distribution of cash or non-cash property for which there is a corresponding distribution in respect of the Preferred Stock pursuant to Section 4(a)(i)), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:
SP0 – FMV
SP0
Where,
SP0 = the 10-Day VWAP of a share of Common Stock determined on the Ex-Date for such distribution.
FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined (i) by the good faith determination of the Board of Directors or (ii) if, within five (5) Business Days following notice from the Corporation of the value determined by the Board of Directors pursuant to clause (i), the Holders of a majority of the outstanding shares of Preferred Stock object in good faith to such determination, then the fair market value will be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) is reasonably acceptable to Holders of a majority of the outstanding shares of Preferred Stock; provided, that such value, whether determined pursuant to the foregoing clause (i) or (ii), shall not for the purposes hereof in any event be equal to or greater than the 10-Day VWAP of a share of Common Stock determined on such date.
In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the fifteenth (15th) Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth (15th) Trading Day by the following fraction:
MP0
MP0 + MPs
Where,
MP0 = (i) if the Common Stock is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the 10-Day VWAP of a share of Common Stock determined on the eleventh (11th) Trading Day following the effective date of such distribution, or (ii) if the Common Stock is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the 10-Day VWAP of a share of Common Stock on the effective date of such distribution.
MPs = (i) if the capital stock or equity interests distributed to the holders of shares of Common Stock are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock and (y) the 10-Day VWAP of such capital stock or equity interests on the eleventh (11th) Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the 10-Day VWAP of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on the effective date of such distribution (after giving effect to such distribution).
In the event that such distribution described in this Section 7(a)(iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such distribution, to the Conversion Price that would then be in effect if such distribution had not been declared.
(iv)   Automatic Adjustment Upon Reset Dates.   The Conversion Price will automatically reset upon each of the eighteen (18) month and forty-seven (47) month anniversaries of the Original Issuance Date to be equal to the lower of (x) the then-current Conversion Price and (y) the higher of (A) the

Floor Price or (B) the 10-Day VWAP of the Common Stock determined as of the date of such reset. Notwithstanding the foregoing, there shall be no automatic resets of the Conversion Price pursuant to this Section 7(a)(iv) following a Fundamental Transaction Date.
(b)   Other Adjustments.
(i)   The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 7, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.
(ii)   If the Corporation takes any action affecting the Common Stock, other than an action described in Section 7(a), which upon a determination by the Board of Directors, in its good faith discretion (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by applicable law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.
(c)   Successive Adjustments.   Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 7(a) or Section 7(b) shall occur.
(d)   Rounding of Calculations; Minimum Adjustments.   All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 7(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(e)   Statement Regarding Adjustments; Notices.   Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 7(a) or Section 7(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 7(a) or Section 7(b), taking into account the one cent threshold set forth in Section 7(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 7(a) (but only if the action of the type described in Section 7(a) would result in an adjustment to the Conversion Price), or Section 7(g) (but only if the action of the type described in Section 7(g) would result in a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 7(a) or Section 7(b), taking into account the one cent threshold set forth in Section 7(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 7(a) or Section 7(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f)   Certain Adjustment Rules.   If an adjustment in the Conversion Price made pursuant to Section 7(a)(iv) would reduce the Conversion Price to an amount below the Floor Price, then such adjustment in Conversion Price shall only reduce the Conversion Price to the Floor Price. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 7, the Corporation shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock in compliance with the applicable listing standards of NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed).
(g)   Fundamental Transactions.
(i)   Subject to applicable law and the last sentence of this Section 7(g)(i), upon the occurrence of any Fundamental Transaction (the date of such occurrence, a “Fundamental Transaction Date”), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, (i) the number of shares of Common Stock of the Corporation (if it is the surviving entity), or (ii) common stock of the successor or acquiring corporation (if it is the surviving entity), as well as any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock (including, for avoidance of doubt, the number of shares of Common Stock in respect of any Accrued Dividends to the extent unpaid as of the Fundamental Transaction Date, calculated as the quotient of (A) such Accrued Dividends divided by (B) the Conversion Price in effect immediately prior to such Fundamental Transaction, the “Accrued Dividend Fundamental Transaction Shares”) for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, if holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the securities, cash or property it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. Notwithstanding the foregoing and for the avoidance of doubt, for any transaction that constitutes a Fundamental Transaction under clauses (iii) or (v) of the definition of Fundamental Transaction where the Corporation is the surviving entity, upon any conversion of the Preferred Stock subsequent to such Fundamental Transaction, the Holder shall be entitled to receive only (y) the number of shares of Common Stock of the Corporation for which the Preferred Stock is convertible immediately prior to such Fundamental Transaction, plus (z) the Accrued Dividend Fundamental Transaction Shares.
(ii)   if the Corporation is not the surviving company in any Fundamental Transaction or will be dissolved in connection with a Fundamental Transaction, the Corporation shall cause, as a condition to the closing of such transaction, any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations in accordance with the provisions of this Section 7(g) prior to the consummation of such Fundamental Transaction and shall deliver to the Holders in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) and any Alternate Consideration equivalent to the shares of Common Stock (including any Accrued Dividend Fundamental Transaction Shares) receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to the consummation of such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock and any Alternate Consideration (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock and any Alternate Consideration, such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, to the extent necessary to effectuate the foregoing provisions, the Successor Entity shall file a new Certificate of Designations with the same terms and conditions or, if applicable, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Corporation herein.
Section 8.   Voting Rights.
(a)   General.   The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder, for each share of Preferred Stock held by such Holder as of the record date for the determination of stockholders entitled to vote on such matters, shall be entitled to a number of votes equal to the quotient of (i) $10.00 divided by (ii) [the Minimum Price of the Common Stock as of the Original Issuance Date (as determined by reference to the Nasdaq Official Closing Price)]3, or, if no such record date is established, each Holder, for each share of Preferred Stock held by such Holder as of the date such vote is taken or any written consent of stockholders is solicited, shall be entitled to a number of votes equal to the quotient of (i) $10.00 divided by (ii) [the Minimum Price of the Common Stock as of the Original Issuance Date (as determined by reference to the Nasdaq Official Closing Price)]. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.
(b)   Class Voting Rights.   So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class:
(i)   amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation or this Certificate of Designations in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock as to affect them adversely;
(ii)   authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities;
(iii)   increase the authorized number of shares of Preferred Stock; or
(iv)   enter into any agreement with respect to the foregoing.
(c)   The consent or votes required in Section 8(b) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Certificate of Incorporation or the By-laws. Each Holder of shares of Preferred Stock will have one vote per share on any matter on which Holders of shares of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
Section 9.   Transfer Agent.
The Corporation shall appoint a Transfer Agent and remove its Transfer Agent in accordance with the agreement between the Corporation and such Transfer Agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders. When a Holder requests to register the transfer of shares of Preferred Stock, the Corporation or the Transfer Agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met.

(3)
NTD:   Actual amount to be inserted into Certificate of Designation filed with Delaware, with such amount determined based on the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of MTAC’s Class A Common Stock.

Section 10.   Miscellaneous.
(a)   Taxes.   The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued or delivered are registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b)   Good Faith.   The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock against impairment as set forth in this Certificate of Designations.
(c)   Status of Shares.   Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 8, designated as part of a particular series of Preferred Stock by the Board of Directors.
(d)   Notices.   All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 6272 W. 91st Avenue, Westminster, CO 80031, Attention: Chief Financial Officer, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.
(e)   Severability.   If any right, preference or limitation of the Preferred Stock set forth in this Certificate of Designations (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
(f)   Other Rights.   Except as expressly provided in any agreement between a Holder and the Corporation, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.
(g)   Headings.   The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(h)   Effectiveness.   This Certificate of Designations shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this [   ] day of [           ], 2023.
TRISALUS LIFE SCIENCES, INC.
By:

Name:
Title:
[Signature Page to the Certificate of Designations]

ANNEX A
CONVERSION NOTICE
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES A PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of TRISALUS LIFE SCIENCES, INC., a Delaware corporation, according to the conditions hereof, as of the date written below.
Conversion calculations:
Date to Effect Conversion:
Number of shares of Series A Preferred Stock owned prior to Conversion:
Number of shares of Series A Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Series A Preferred Stock subsequent to Conversion:
[Holder]
By:
Name:
Title:

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) against a director under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) in any action by or in right of the corporation against an officer.
Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our Existing Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Item 21.
Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Agreement and Plan of Merger, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc. (included as Annex A-1 to this proxy statement/prospectus).	Form 8-K	001-39813	2.1	November 14, 2022
2.2	First Amendment to Agreement and Plan of Merger, dated as of April 4, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc. (included as Annex A-2 to this proxy statement/prospectus).	Form 8-K	001-39813	10.1	April 5, 2023
2.3	Second Amendment to Agreement and Plan of Merger, dated as of May 13, 2023, by and among MedTech Acquisition Corporation, MTAC Merger Sub, Inc., and TriSalus Life Sciences, Inc. (included as Annex A-3 to this proxy statement/prospectus).	Form 8-K	001-39813	10.1	May 13, 2023
3.1	Amended and Restated Certificate of Incorporation of MTAC.	Form 8-K	001-39813	3.1	December 23, 2020
3.2	Bylaws of MTAC.	Form S-1	333-251037	3.3	November 30, 2020
3.3	Second Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).
3.4	Amended and Restated Bylaws of Combined Company (included as Annex C to this proxy statement/prospectus).
3.5	Amendment to Amended and Restated Certificate of Incorporation of MTAC.	Form 8-K	001-39813	3.1	December 19, 2022
3.6	Form of Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of TriSalus Life Sciences, Inc. (included as Annex G to this proxy statement/prospectus).
4.1	Specimen Unit Certificate of MTAC.	Form S-1/A	333-251037	4.1	December 9, 2020
4.2	Specimen Class A Common Stock Certificate of MTAC.	Form S-1/A	333-251037	4.2	December 9, 2020
4.3	Specimen Warrant Certificate of MTAC (included in Exhibit 4.4).	Form S-1/A	333-251037	4.3	December 9, 2020
4.4	Warrant Agreement, dated December 17, 2020, by and between MTAC and Continental Stock Transfer & Trust Company.	Form 8-K	001-39813	4.1	December 23, 2020
5.1	Opinion of Foley & Lardner LLP regarding the validity of the securities.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.1	Form of Amended and Restated Registration Rights Agreement, by and among TriSalus Life Sciences, Inc., MedTech Acquisition Sponsor LLC, and certain former stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.1	November 14, 2022
10.2	Form of Lock-up Agreement, by and among certain stockholders of TriSalus Life Sciences, Inc. and MedTech Acquisition Corporation.	Form 8-K	001-39813	10.2	November 14, 2022
10.3#	Sponsor Support Agreement, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, TriSalus Life Sciences, Inc., and MedTech Acquisition Sponsor LLC.	Form 8-K	001-39813	10.3	November 14, 2022
10.4	Form of Stockholder Support Agreement, by and among MedTech Acquisition Corporation, TriSalus Life Sciences, Inc. and certain stockholders of TriSalus Life Sciences, Inc.	Form 8-K	001-39813	10.4	November 14, 2022
10.5	Amendment to Underwriting Agreement, dated as of November 11, 2022, by and between MedTech Acquisition Corporation and Raymond James & Associates, Inc.	Form 8-K	001-39813	10.5	November 14, 2022
10.6	Term Sheet, dated as of November 11, 2022, by and among MedTech Acquisition Corporation, TriSalus Life Science, Inc. and Magnetar Capital LLC.	Form 8-K	001-39813	10.6	November 14, 2022
10.7*	TriSalus Life Sciences, Inc. 2023 Equity Incentive Plan (included as Annex D to this proxy statement/prospectus).
10.8*	TriSalus Life Sciences, Inc. 2023 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).
10.9	Letter Agreement, dated December 17, 2020, by and among MedTech Acquisition Corporation, its officers and directors and MedTech Acquisition Sponsor LLC.	Form 8-K	001-39813	10.1	December 23, 2020
10.10	Investment Management Trust Agreement, dated December 17, 2020, by and between MedTech Acquisition Corporation and Continental Stock Transfer & Trust Company, as trustee.	Form 8-K	001-39813	10.2	December 23, 2020
10.11	Promissory Note issued to MedTech Acquisition Sponsor LLC, dated December 16, 2022.	Form 8-K	001-39813	10.1	December 19, 2022
10.12	Promissory Note issued to MedTech Acquisition Sponsor LLC, dated December 16, 2022.	Form 8-K	001-39813	10.2	December 19, 2022
10.13##	Asset Purchase Agreement, dated as of July 31, 2020, by and between Dynavax Technologies Corporation and Surefire Medical Inc. d/b/a TriSalus Life Sciences.	Form S-4/A	333-269138	10.13	April 21, 2023
10.14*##	Amended and Restated Employment Agreement, dated November 11, 2022, by and between TriSalus Life Sciences, Inc. and Mary Szela.	Form S-4/A	333-269138	10.14	April 21, 2023
10.15*##	Amended and Restated Employment Agreement, dated November 12, 2022, by and between TriSalus Life Sciences, Inc. and Steven C. Katz, MD.	Form S-4/A	333-269138	10.15	April 21, 2023
10.16*##	Executive Employment Agreement, dated July 9, 2022, by and between TriSalus Life Sciences, Inc. and Sean Murphy.	Form S-4/A	333-269138	10.16	April 21, 2023

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.17*##	Amended and Restated Executive Employment Agreement, dated October 11, 2022, by and between TriSalus Life Sciences, Inc. and Richard Marshak.	Form S-4/A	333-269138	10.17	April 21, 2023
10.18*##	Executive Employment Agreement, dated November 11, 2022, by and between TriSalus Life Sciences, Inc. and Jennifer L. Stevens.	Form S-4/A	333-269138	10.18	April 21, 2023
10.19*##	Executive Employment Agreement, dated November 4, 2022, by and between TriSalus Life Sciences, Inc. and Bryan F. Cox, Ph.D.	Form S-4/A	333-269138	10.19	April 21, 2023
10.20##	Strategic Collaboration Agreement, dated March 2, 2021, by and between Surefire Medical Inc. d/b/a TriSalus Life Sciences and The University of Texas M.D. Anderson Cancer Center.	Form S-4/A	333-269138	10.20	April 21, 2023
10.21	Amendment No. 1 to Term Sheet, dated as of March 4, 2023, by and among MedTech Acquisition Corporation, TriSalus Life Sciences, Inc. and Magnetar Capital LLC.	Form 8-K	001-39813	10.1	March 8, 2023
10.22	Form of Subscription Agreement (included as Annex F to this proxy statement/ prospectus).	Form 8-K	001-39813	10.1	June 8, 2023
10.23	Backstop Letter Agreement, dated as of June 7, 2023, by and between MedTech Acquisition Corporation and MedTech Acquisition Sponsor LLC.	Form 8-K	001-39813	10.2	June 8, 2023
10.24##	Distribution and Collaboration Agreement, dated May 7, 2019, between Hangzhou Ruizhen Therapeutics Co., Ltd. and Surefire Medical, Inc. d/b/a TriSalus Life Sciences.
21.1	List of Subsidiaries.	Form S-4	333-269138	21.1	January 6, 2023
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of MTAC.
23.2	Consent of KPMG LLP, independent registered public accounting firm of TriSalus.
23.3	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).	Form S-4	333-269138	24.1	January 6, 2023
99.1	Consent of Mary Szela to be named as a director.	Form S-4	333-269138	99.1	January 6, 2023
99.2	Consent of Sean Murphy to be named as a director.	Form S-4	333-269138	99.2	January 6, 2023
99.3	Consent of Mats Wahlström to be named as a director.	Form S-4	333-269138	99.3	January 6, 2023
99.4	Consent of Andrew von Eschenbach to be named as a director.	Form S-4/A	333-269138	99.4	May 23, 2023
99.5	Consent of George Kelly Martin to be named as a director.	Form S-4/A	333-269138	99.5	May 23, 2023
99.6	Consent of David J. Matlin to be named as a director.	Form S-4/A	333-269138	99.6	May 23, 2023
99.7	Consent of Arjun Desai to be named as a director.	Form S-4/A	333-269138	99.7	May 23, 2023
99.8	Consent of Anil Singhal to be named as a director.	Form S-4/A	333-269138	99.8	May 23, 2023
99.9	Consent of Kerry Hicks to be named as a director.	Form S-4/A	333-269138	99.9	May 23, 2023
99.10	Preliminary Proxy Card.

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table.	Form S-4/A	333-269138	107	May 23, 2023

*
Indicates management contract or compensatory plan or arrangement.

#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that MTAC may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

##
Certain portions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because they are not material and are the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally an unredacted copy of the Exhibit, or any section thereof, to the SEC upon request.

Item 22.
Undertakings

a.
The undersigned registrant hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.
That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 8th day of June, 2023.
MedTech Acquisition Corporation
By:
/s/ Christopher C. Dewey

Name:
Christopher C. Dewey

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Christopher C. Dewey Christopher C. Dewey	Chief Executive Officer and Director	June 8, 2023
/s/ David J. Matlin David J. Matlin	Chief Financial Officer and Director	June 8, 2023
/s/ * Karim Karti	Chairman	June 8, 2023
/s/ * Martin Roche, MD	Director	June 8, 2023
/s/ * Thierry Thaure	Director	June 8, 2023
/s/ * Manuel Aguero	Director	June 8, 2023
/s/ * David L. Treadwell	Director	June 8, 2023
*By /s/ Christopher C. Dewey Christopher C. Dewey Attorney-in-fact